Helping
Britain
Prosper
Lloyds Banking Group plc
Annual Report and Accounts 2025
We’re delivering
sustainable profit
and returns
With a clear strategic plan...

Grow	Focus	Change

Drive revenue growth and diversification	Strengthen cost and capital efficiency	Maximise the potential of people, technology and data
...reinforcing competitive advantage...

Market leader	Cost and capital leader	Digital and AI leader
#1 in key markets, enhancing growth as an integrated financial services provider.	Efficient scale model, building operating leverage. De-risked and optimised balance sheet.	Largest UK digital bank, leading across emerging technologies, reinforcing revenue and cost opportunity.
...delivering strong shareholder outcomes...

Strengthening income	Growing balance sheet	Stronger, sustainable returns	Increasing shareholder distributions
7% Year-on-year net income growth	5% Year-on-year loan growth	12.9% Return on tangible equity	£3.9bn Dividend and share buyback

...and well positioned for 2026 and beyond.

Strategic report
Sustainability review
Financial results
Governance
Risk management
Financial statements
Other information

Lloyds Banking Group plc Annual Report and Accounts 2025
01
In this report
Our purpose of Helping Britain Prosper
has long guided how we support
customers to invest, grow and thrive.
Strategic report
01 to 34
Sustainability review
36 to 49

Sustainability review introduction	36
Our value chain	38
Sustainability risks and opportunities	39
Supporting the transition to net zero	42
Financial results
51 to 64

Results for the full year	51
Divisional results	61
Governance
66 to 136

Directors’ report	66
Committee reports	85
Directors’ remuneration report	98
Other statutory and regulatory information	134
Risk management
138 to 197

The Group’s approach to risk	138
Risk governance structure	140
Stress testing	142
Full analysis of principal risk categories	144
Financial statements
199 to 304

Independent auditors’ report	199
Consolidated financial statements	211
Parent company financial statements	297
Other information
306 to 324

Shareholder information	306
Alternative performance measures	308
Subsidiaries and related undertakings	313
Forward-looking statements	324
The 2025 annual report and accounts
incorporates the strategic report, the
directors’ report and the consolidated
financial statements, all of which have
been approved by the Board of directors.
On behalf of the Board

Sir Robin Budenberg Chair, Lloyds Banking Group plc 13 February 2026

Register here to go paperless for 2026

Going paperless Help reduce our environmental impact by viewing shareholder documents, including the annual report, on our website .

Our reporting
Our reporting suite helps us communicate clearly with a
wide range of stakeholders. The annual report and accounts
outlines our strategic direction, financial and operational
performance, and environmental and social impact. It
includes forward-looking statements on the Group’s future
financial position, results and objectives. We use alternative performance measures to complement statutory results,
with strategic report commentary on an underlying basis
unless stated. Additional disclosures, including our
sustainability report, are available online.

See our full reporting suite including our sustainability report on the Investors page of our website.
Lloyds Banking Group plc Annual Report and Accounts 2025
02
Chair’s statement
Driving growth through
purpose and innovation
Sir Robin
Budenberg
Chair

Read full biography
Delivering on our purpose-driven strategy
Reflecting on 2025, it has been another year of significant progress for the Group, delivering for customers, colleagues, communities and shareholders. We have continued to invest and transform the business, delivering strong progress against our strategic objectives and further enhancing the customer proposition and our platform for growth.
At the heart of our transformation is digital innovation, bringing together transformative technologies and skilled people to
meet customer needs effectively. We are a digital and AI leader with distinct competitive advantages and have taken action to enhance our infrastructure and capabilities to create a platform for innovation and business growth. This is enabling us to deliver leading and innovative customer propositions and experiences across
the Group and we are now extending this to new and emerging
technologies such as digital assets. These steps will open up new opportunities for our customers and maintain our commercial
leadership. Read more on pages 14 to 17.
At the same time, we are delivering on our purpose of Helping
Britain Prosper and creating a more sustainable and inclusive future for people and businesses across the UK whilst accessing new commercial growth opportunities. Embedding a positive,
values based performance culture remains important. The Board places great emphasis on shaping and fostering this culture and, throughout 2025, engaged with colleagues better to understand their experiences. These insights informed Board discussions and decision making, ensuring that we continue to build the culture of the organisation. Read more on page 79.
The UK economy proved resilient to a volatile and uncertain global economic and political environment in 2025, with growth similar to its recent long-term trend rate. Regulatory developments have been constructive from a prudential perspective where we now have more clarity on capital requirements. We have taken an additional provision of £800 million for Motor Finance as a result of our assessment of the impact of the FCA's proposed redress scheme and we await further clarity on the final rules. We welcome the
FCA's broader strategic focus on growth and simplifying regulation.
Generating value for shareholders
I was pleased to see our market value strengthen considerably during the course of 2025, with the share price up more than 79%.
I believe this improvement reflects the Group’s strategic progress, consistent financial performance and the growing confidence
in our ability to deliver higher, more sustainable returns.
Following the financial progress made during the year, the Board has recommended a final ordinary dividend of 2.43 pence per
share, bringing the total proposed ordinary dividend for 2025 to 3.65 pence per share, an increase of 15% compared with the prior year. In addition, on 30 January 2026 the Group announced the launch of a share buyback programme to repurchase up to
£1.75 billion of ordinary shares.

Shareholder returns

3.65p total ordinary dividend per share, up 15%	£3.9bn returned to shareholders for 2025

Directors
We regularly review the Board’s composition and diversity to ensure we maintain the right balance of skills, experience and perspectives at the highest level. In June 2025, Chris Vogelzang was appointed as a non-executive director and joined the Responsible Business
Committee. Scott Wheway stepped down from the Board in
October 2025. For more insight into our Board structure and
changes, refer to page 68.
Remuneration
As we advance our strategy, attracting and retaining talent across the business remains essential. The Board’s Remuneration Committee carefully determines all awards, ensuring that they align with market conditions, regulatory developments, Group performance and
shareholder expectations. The Group intends to implement a new remuneration policy in 2026, designed to incentivise the leadership team to deliver continued strategic and financial progress and guide the Group into its next strategic cycle. The policy places greater emphasis on sustainable high performance and shareholder value creation. More information on our approach to remuneration can be found on page 98.
Summary
I’m proud of what Lloyds Banking Group continues to deliver for customers, colleagues and shareholders and of how we’re doing it.
Through long-term investment in our business and communities, we’re driving sustainable growth and building resilience. I’d specifically like to thank our colleagues for their continued dedication and focus on meeting the evolving needs of our customers.

Sir Robin Budenberg Chair
Lloyds Banking Group plc Annual Report and Accounts 2025
03
Group Chief Executive’s review
Purpose-driven strategy
delivering enhanced results
Charlie Nunn
Group Chief
Executive

Read full biography
2025 was a key year for the Group, entering the second phase of our strategy, investing for the benefit of our customers and wider stakeholders and guided by our purpose of Helping Britain Prosper.
As we enter 2026, our transformation is accelerating, supported by strong business momentum as well as enhanced digital capabilities and innovative propositions that are driving growth and efficiency across the franchise.
The Group demonstrated sustained strength in financial
performance in 2025, with franchise, balance sheet and income growth. Strong business performance drove capital generation across the year of 147 basis points allowing total shareholder distributions of £3.9 billion, even after an additional £800 million charge for motor finance in the third quarter.
Given our continued strategic execution and sustained strength in financial performance, we remain confident in meeting our 2026 commitments (including our upgraded target for return on tangible equity) and the Group’s outlook beyond 2026. We look forward to setting out the next phase of the Group’s strategy, beyond the current plan, in July.
Sustained strength in financial performance
Statutory profit before tax was £6.7 billion, up 12% year-on-year, with higher underlying profit of £6.8 billion, driven by 7% growth in net income, partially offset by higher operating costs and a higher underlying impairment charge. Net income of £18.3 billion
benefitted from a higher banking net interest margin of 3.06% and continued broad-based growth in underlying other income of 9%.
Operating costs of £9.8 billion increased by 3%, reflecting strategic investment (including an increased severance charge), business growth costs and inflationary pressures, partially offset by increasing cost savings from investment and business-as-usual cost discipline.
The impairment charge remained low at £795 million, with strong and stable credit performance across our portfolios. Overall, this resulted in a return on tangible equity of 12.9%, or 14.8% excluding the motor finance charge.
The Group’s franchise and balance sheet grew during 2025.
Underlying loans and advances to customers of £481.1 billion were up £22.0 billion (5%), reflecting growth across all Retail areas including UK mortgages and the European business, alongside growth in Corporate and Institutional Banking. Customer deposits of £496.5 billion increased by £13.8 billion (3%) across the year.
This included growth in Retail of £5.5 billion, driven by strength in current accounts and savings, and Commercial Banking
of £8.5 billion, including growth in targeted sectors.
The Group delivered strong capital generation of 147 basis points in
2025 (178 basis points excluding the motor finance charge), and has a pro forma CET1 ratio of 13.2%. Given the capital generation and strength of the CET1 position, the Board has recommended an
increased final ordinary dividend of 2.43 pence per share, resulting in a total dividend for the year of 3.65 pence per share, up 15% on the prior year. In addition, the Group has announced its intention to implement an ordinary share buyback of up to £1.75 billion, as we continue to distribute excess capital to shareholders. Together this represents distributions of £3.9 billion in respect of 2025. Going forward, reflecting increasing confidence in our capital generation, the Group will now review excess capital distributions in addition to the ordinary dividend every half year.
Guiding purpose of Helping Britain Prosper
The fundamentals of the UK economy are constructive. Our purpose allows us to play a key role in promoting UK prosperity, aligning our strategy to support UK economic growth sectors. As part of this, we recently committed to providing a further £35 billion of new finance to companies investing and operating in the UK in 2026. Alongside, we remain focused on improving access to quality and affordable housing, lending £17 billion to first time buyers, as well as supporting
£3.2 billion of new finance to the social housing sector in 2025.
We continue to financially empower our customers. For example, our Ready-Made Pensions product is a simple, long-term financial planning solution benefitting customers including those who do not participate in auto-enrolment. Of the over 7,000 accounts opened since launch, c.40% are self-employed customers.
Supporting the net zero transition remains a significant strategic and commercial opportunity. The Group has cumulatively delivered over £70 billion of sustainable financing since 2022, including over
£21 billion in 2025.
Second phase of purpose-driven strategy,
continued strong momentum, on track for 2026
In 2025, we entered the second phase of our five year strategic plan, continuing to scale the core business, driving growth in high value areas, deepening customer relationships and strengthening cross-
Group collaboration. Strong strategic momentum means we now
expect to generate c.£2 billion of additional revenues from strategic initiatives by the end of 2026, exceeding our initial £1.5 billion target.
In 2025 we continued to grow our Retail franchise through
innovative new propositions and enhanced capabilities. We
maintained our focus on high-value segments, building our Mass
Affluent current account offering with the launch of our Lloyds
Premier product.
Lloyds Banking Group plc Annual Report and Accounts 2025
04
Group Chief Executive’s review continued
As the UK’s largest digital bank, we continued to accelerate the shift to mobile-first. We now have c.21.5 million customers using our app, an increase of c.45% since 2021. Alongside, we recently announced the acquisition of Curve (subject to regulatory approval) which will reinforce our leading digital experiences, including enhanced digital wallet capabilities.
In Insurance, Pensions and Investments (IP&I), we are reinforcing our competitive position in areas of strategic focus. We now have over
750,000 customers using our core app for workplace pension
customers, helping to drive regular workplace pension contributions up 5% year-on-year. With the intention of capitalising on our position as the UK’s only scale integrated financial services provider, we continue to embed IP&I products across banking journeys. The protection take-up rate for mortgage customers is now at 20% in
2025, up from 15% in 2024. Alongside, the recent full acquisition of
Schroders Personal Wealth accelerates delivery of our Wealth strategy and will deepen relationships in a high value segment.
In Commercial Banking, we are building a digitally-led relationship bank and driving income diversification through capital efficient growth. In Business and Commercial Banking, we have strengthened deposit and lending growth capabilities through enhanced digital propositions. This includes our new Gen AI powered application which simplifies the Commercial Real Estate lending journey by expediting the tenancy schedule process. In Corporate and
Institutional Banking, we are delivering on our ambition to become a broader scale solution provider, meeting more of our customer needs. For example, in 2025 we launched a market-leading FX
solution, supporting a c.21% increase in foreign exchange volumes year-on-year.
Finally, within Equity Investments, alongside strong LDC
performance in 2025, our Lloyds Living business continues to be a significant growth driver, with a portfolio of close to 8,000 homes, up from c.5,500 this time last year.
As we deliver growth we are focused on improving operating
leverage through cost and capital efficiency. Since 2021 we have delivered £1.9 billion of gross cost savings through both business-as-
usual management as well as more transformational initiatives enabled by strategic investment. Alongside, we have driven
£24 billion of risk-weighted asset optimisation, primarily through enhanced capabilities, data improvements and risk reduction
transactions.
Leveraging our enablers to drive long-term competitive strength
As highlighted in our recent Digital and AI seminar, our investment in technology, data and people underpins our ambitions to grow the business with innovation and improved operating leverage.
Advances in our infrastructure and capabilities allow us to deliver on our strategic priorities, such as enabling a seven minute mobile current account opening process, in line with the sector best, driving
c.85% of our current account openings in 2025. Digital investments have also supported simplification of our technology estate and helped improve productivity, with an increase of c.45% in active customers served per distribution FTE since 2021. Finally, we are extending our leadership across new and emerging technologies, including Gen AI and digital assets, and are well-placed to succeed in a period of potentially transformational change for the industry.
Our c.50 major live Gen AI use cases delivered c.£50 million of value in 2025, as we built the foundations of our capabilities. We are now targeting over £100 million of incremental P&L benefit from Gen AI in 2026, as we start to scale the foundations.
Together, these developments drive improved operating leverage, helping towards our target cost:income ratio of less than 50% in
2026. As we enter the final year of our current strategy, we remain confident in our 2026 ambitions to generate higher, more
sustainable returns for our shareholders. Beyond 2026, we are committed to continuing income growth, improving operating
leverage and stronger, sustainable returns.
2026 guidance
Based on our sustained strength in financial performance and our current macroeconomic assumptions, for 2026 the Group expects:
•Underlying net interest income of c.£14.9 billion
•Cost:income ratio of less than 50% (including operating costs of less than £9.9 billion)
•Asset quality ratio of c.25 basis points
•Return on tangible equity now of greater than 16%
•Capital generation of greater than 200 basis points1
•To pay down to a CET1 ratio of c.13.0%
1Excludes capital distributions.

Charlie Nunn Group Chief Executive

Purpose in action

Empowering customers
for digital success
The Consumer Digital Index is a comprehensive study
of digital and financial lives. As the nation’s largest
digital bank, we use our unique data and expertise
to deliver powerful insights through this report.
Our 2025 findings reveal a major shift, with more than
28 million adults now using AI tools to manage their
money, from everyday budgeting and savings goals to
financial education. Further information can be found
on page 33 of our sustainability report .
We’re committed to ensuring everyone has the tools,
confidence and access to thrive in a digital-first economy.
Through Lloyds Bank Academy, c.428,000 individuals have
benefitted from our digital and financial skills programmes
in 2025, empowering our customers with knowledge
and building a more resilient, inclusive financial future.

Read our 2025 UK Consumer Digital Index
Lloyds Banking Group plc Annual Report and Accounts 2025
05

Customers	Colleagues	Communities	Shareholders

c.28m customers with 23.6 million digitally active	>60,000 colleagues who take pride in working for an inclusive and diverse Group	>325 years of supporting individuals and communities throughout the UK	2.1m shareholders, one of the UK’s most widely held companies
We’re Helping Britain Prosper whilst successfully delivering for all stakeholders in 2025
£17bn of lending to first time buyers, supporting greater access to home ownership	40.4% of our executive senior roles were held by women	£1bn commitment to finance opportunities aligned to our Regional Impact Fund
£35bn committed in new finance to support companies investing and operating in the UK during 2026	>30,000 customer facing colleagues actively using AI to enhance customer experiences	c.£36m donated to our Charitable Foundations, and more than £800 million donated over the last 40 years	Many UK pension funds hold Group shares, benefitting UK pensioners
£9.1bn interest paid to customers, of which around £8.2 billion was paid to savers	c.£31m invested in upskilling and training our colleagues for the future	£2.8bn cash taxes paid, one of the UK's largest corporate taxpayers	147bps of capital generation, reinforcing stability and long-term returns
	£5.4bn paid in salaries, investing in talent and driving performance	£4.4bn paid to suppliers and regulatory bodies, supporting our ability to serve customers effectively	£3.9bn in dividends and share buybacks to shareholders

See our key performance indicators on pages 18 to 21
Lloyds Banking Group plc Annual Report and Accounts 2025
06
Our business model
What we do
Our business model
is focused on Helping
Britain Prosper in
a way that delivers
sustainable profit
and returns
Our competitive
advantages
Leading UK customer franchise
with deep customer insight
c.28 million customers with unequalled
reach across the UK. Extensive customer
data and analysis ensures we can anticipate
and meet the needs of these customers
more effectively.
All-channel distribution
with digital leadership
and trusted brands
Operating through a range of brands
and distribution channels, including
the UK’s largest digital bank.
Unique customer proposition
Serving all our customers’ banking,
investment and insurance needs
through a comprehensive product range.
Innovation through modern
and transformative technology
Continued investment in our technology
platform, apps and change function enables
us to innovate in order to anticipate
and meet customers’ needs.
Operating at scale
with cost discipline
Our scale and efficiency enable us
to operate and invest more effectively.
Focused and capital
generative business model
Allowing significant investment
while generating attractive returns
for shareholders.
Our vision
To be the UK customer-
focused digital leader and
integrated financial services
provider, capitalising on new
opportunities, at scale.
Our purpose
Helping Britain Prosper.
We do this by creating a more
sustainable and inclusive
future for people and
businesses, shaping finance
as a force for good.
Financial strength and
robust risk management
Strong capital position. Robust approach
to risk, as reflected in the quality of
our portfolio and underwriting criteria.
Dedicated colleagues
with strong values
Highly engaged, skilled, customer
focused, diverse workforce with
significant expertise and experience.

See how our purpose is driving performance on page 14 to 17

Strategic report
Sustainability review
Financial results
Governance
Risk management
Financial statements
Other information

Lloyds Banking Group plc Annual Report and Accounts 2025
07

Our structure
We have three core divisions that have been structured to serve our customers’ needs effectively.

Retail
Consumer relationships Current accounts Savings accounts Mass affluent proposition UK private bank

Consumer lending Mortgages Credit cards Personal loans Motor finance
Read more on page 61

Insurance, Pensions and Investments
Insurance Home, Motor, Health, Pet Protection
Pensions and retirement Workplace pensions Direct to customer pensions Retirement
Investments Ready-Made Investments Share dealing
Read more on page 63

Commercial Banking
Business and commercial banking Business loans Transactional banking Working capital Merchant services

Corporate and institutional banking Lending and debt capital markets Cash liquidity Risk management
Read more on page 62

In addition, Equity Investments and Central Items includes the Group’s direct investments businesses. Read more on page 64

Our trusted brands
With over 325 years’ heritage across our family of brands, we serve and support the evolving needs of our customers and clients across the UK.

Our values
These values are at the heart of everything we do – guiding our decisions, shaping our culture, and driving our purpose of Helping Britain Prosper.

People-first We listen and care for people as individuals.	Bold We innovate and do things differently to better serve our customers and grow with purpose.	Inclusive We learn about and embrace our differences, and seek out diverse perspectives.	Sustainable We take responsibility for the impact of our actions on nature and Britain’s transition to net zero.	Trust We give each other the space and support to take things on and see them through.
Lloyds Banking Group plc Annual Report and Accounts 2025
08
Our business model continued
How we do it

We deliver for
our customers by
focusing on their needs,
continually innovating
the products and services
we offer, developing and
investing in new solutions,
and using our expertise
and influence to create
positive change.

Innovation, development and influence

Driving innovation through effective
use of customer feedback, data and
technology ensures we remain relevant
to the customer whilst enhancing industry
standards. Our commitment to digital
transformation is critical for future growth
and sustainability.

Products, services and solutions

Offering a comprehensive range of financial
products and services, increasingly through
digital channels. We tailor these offerings
to meet individual and business needs,
ensuring customers can access the right
financial solutions.

How we serve our customers	Successful business performance

Delivering sustainable profit and growth based on financial strength ensures we can invest for the future, both in the business and customer propositions, whilst returning capital to our owners.

Funding, investment and expertise

Ongoing investment in the business
ensures we can meet the evolving needs
of our customers in a commercial way.
Our significant funding helps people
and businesses invest and grow whilst
our expertise and tailored solutions
help clients navigate financial challenges,
fostering success and sustainable returns.

Lloyds Banking Group plc Annual Report and Accounts 2025
09

Sustainable and inclusive growth

Customers We provide financial services to over half of the UK adult population and more than one million businesses. By meeting our customers’ needs we’re unlocking sustainable growth.
Colleagues
We are committed to building
an inclusive and sustainable
organisation that is truly
representative of our customers.
We recognise that colleagues
who can be their authentic selves
at work are central to our success.
Communities Our success is intrinsically linked with the success of all regions across the whole of the UK. When local people, local businesses and their communities prosper, so do we.
c.£14bn of sustainable finance provided for Commercial Banking customers in 2025 £7.5bn of new tax-free savings supported through ISA propositions in 2025	19.0% of our senior roles were held by colleagues with disabilities in 2025 17.5% of our executive roles held by Black, Asian or Minority Ethnic colleagues in 2025	£3.2bn of new finance supported in the social housing sector in 2025 >£1.8m raised by our colleagues and customers to support Crisis and Simon Community in 2025

Sustainable profit and returns

Shareholders
Our strategic progress, coupled
with our financial results and
continued investment, reinforces
our confidence in achieving our
2026 guidance.
The Group’s sustained strength in
financial performance has delivered
strong capital generation, enabling
an increased dividend and a share
buyback of up to £1.75 billion.
3.65p total proposed ordinary dividend per share for 2025, up 15% £3.9bn returned to shareholders for 2025
Lloyds Banking Group plc Annual Report and Accounts 2025

Our external environment
External
context,
opportunities
and risks
We’ve adapted our business and
strategy in response to the fast
pace of change in our external
environment and to address
ever-evolving stakeholder
needs. This helps ensure
the Group can capitalise
on opportunities and manage
risks as they emerge, and is
resilient over the longer term.

Economy

Overview
The UK economy proved resilient to global challenges in 2025.
Although elevated inflation and pay growth resulted in slower interest rate cuts than in the US and Eurozone, real-wages
grew and households’ spending growth rose. Lower inflation in
2026 is expected to allow further interest rate cuts to support the economy while the government continues to address its
deficit. Low private sector indebtedness and high household
savings provide resilience and capacity for improving growth.

Link to strategy

Market context
•The UK economy is estimated to have grown by 1.4% in 2025,
proving resilient to rising taxes, uncertainty from the shift in the global trade environment as the US introduced significant import tariffs, and to continued conflict in Ukraine and the Middle East
•The economy has not settled back to pre-pandemic norms,
however. Inflation remained elevated above its 2% target,
increasing from 2.5% in 2024 to 3.4% in 2025, partly a result of government policy impacts – a large rise in water bills, VAT on private school fees, Vehicle Excise Duty changes, a 6.7% rise in the National Living Wage and an increase in employer National
Insurance. Consequently, households’ high inflation expectations kept pay growth strong through much of the year
•As a result, the Bank of England reduced interest rates only slowly. Bank Rate was cut by 100 basis points through 2025 to end the year at 3.75%, 150 basis points lower than its 2023 to
2024 peak – a smaller reduction than the 175 basis points in the
US and 200 basis points in the Eurozone. The unemployment rate rose by 0.7 percentage points in the year to November, to 5.1%
•With this backdrop, UK households raised their spending growth, but cautiously, saving a high proportion of disposable income.
House prices rose by less than 1%, reflecting affordability
of mortgage payments being still more of a constraint than
pre-pandemic
•Nevertheless, growth in 2025 in the markets we operate in
returned to rates similar to, or better than, pre-pandemic.
Both households’ and corporates’ leverage had fallen to low
levels, creating space for a pick-up in borrowing. Mortgages and household deposits benefitted from the high level of housing transactions early in the year in advance of the stamp-duty
increase in April. The drag on SMEs’ borrowing balances from pay-down of government-guaranteed COVID-scheme lending
is now abating
Lloyds Banking Group plc Annual Report and Accounts 2025

Our response
•In a world of heightened economic uncertainty, our purpose of
Helping Britain Prosper is ever more important. Our strategy and business model position us well in both constructive and more challenging economic environments
•Our strategy is focused on faster growing, high potential sectors such as housing, pensions, investments, and infrastructure.
We are already driving growth in these areas, leveraging our competitive advantage as the UK’s only integrated financial
services provider. As a result, we expect the Group to continue to grow faster than the wider economy over the coming years
•Our transformation allied to our strong customer franchise
captures opportunity by effectively meeting evolving
customer needs and demands, diversifying income streams,
and also with efficiency. Our large scale and strong balance sheet, with a prudent approach to risk, provides both access to growth opportunities and resilience at times of challenging economic conditions
2026 outlook
•We forecast GDP growth of 1.2% in 2026, a little below 2025’s estimated 1.4%. Although the government will continue to shrink its budget deficit via rising taxes, the resulting drag on the economy is expected to be offset by lower rates and reduced
policy uncertainty, allowing the economy to grow closer to its
‘potential’ or ‘trend’ rate through the year
•Some uncertainties are expected to reduce now that the scale and impact of US tariffs has become clearer, notwithstanding likely readjustment in response to legal challenges
•More importantly, interest rates are switching from being a drag on the economy to a marginal support, as many customers
refinancing mortgages will begin to obtain lower rates than
their existing deals. Mortgage rates fell in late 2025 as markets priced earlier Bank Rate cuts, in response to Budget measures subtracting c.50 basis points from mid-2026 inflation forecasts
•The reduced near-term inflation outlook should lessen concern of a self-perpetuating cycle between elevated inflation and
elevated pay growth that some members of the Bank of
England’s Monetary Policy Committee had cited as a key reason for reticence to cut rates more swiftly through 2025. We expect
CPI inflation to decline to 2.6% in 2026 from 3.4% in 2025, and assume two further Bank Rate cuts to 3.25% by the third quarter of 2026
•Growth closer to the economy’s ‘potential’ or ‘trend’ rate
through 2026 should mean that unemployment drifts up only
a little further from its level of 5.1% at November 2025
•However, we expect the lagged impact of rising unemployment to mean that pay growth falls by more than the reduction in
inflation during 2026
•Households are therefore likely to maintain a cautious approach towards spending. Alongside, we expect house prices to rise by only 2%, close to the average of the past three years, lacking the benefit from elevated housing transactions early in 2025
•Growth in the markets we operate in is expected to slow slightly in comparison to 2025, for these reasons

Customers

Overview
Most customers continue to prefer digital engagement
channels which offer convenient and personalised financial
solutions with frictionless journeys, to proactively manage their finances. AI is accelerating this shift by enabling customers to rapidly evaluate the market and seek advice on the best
products to meet their needs. Alongside, financial health across most households and businesses is strengthening, supported
by improving confidence and falling rates.

Link to strategy

Market context
•Reducing rates have increased consumer confidence and
improved the outlook for mortgage holders, as the majority
of the market is currently financed on higher rates
•With one in three customers now using AI weekly to manage
their finances (UK Consumer Digital Index 2025, based on survey of 5,000 customers, results may not be representative of all customers), expectations for seamless and personalised digital journeys continue to grow
•Customers are seeking to access financial solutions at their point of need, supported by growth in embedded finance
•Corporates and SMEs are confident about future prospects
for their businesses, despite wider economic uncertainty
Our response
•Redesigned app with improved onboarding and servicing
journeys, empowering customers to achieve financial goals
•Integration of AI into servicing journeys, such as underwriting for SME CRE lending, driving better and faster decisioning
•Branch co-servicing enabling Halifax, Bank of Scotland or Lloyds customers to use any of our branches to manage their accounts
•Enhancements across our product suite, including launch of
Lloyds Premier, meeting more needs for Mass Affluent customers
•Improved mobile PCA onboarding journey. Launch of mobile
Business Banking loans journey
2026 outlook
•Launch of AI financial assistant bringing personalised,
round-the-clock financial guidance to mobile app customers
•Integration of digital wallet capabilities following our proposed acquisition of the fintech Curve to provide greater payment
flexibility and access to advanced digital wallet features
•Scale digital journeys across Business Banking with extended digital onboarding and origination and greater personalisation capacity

UK economic growth % GDP growth			1.4%

			1.1	1.4
8.5	5.1	0.3

2021	2022	2023	2024	2025

Digitally active users m			23.6m

18.3	19.8	21.5	22.7	23.6

2021	2022	2023	2024	2025
Lloyds Banking Group plc Annual Report and Accounts 2025

Our external environment continued

Competitors

Overview
Competition remains intense with high street banks and
building societies maintaining their focus on share growth,
and building scale by consolidating smaller players. Alongside, neobanks and fintechs continue to gain momentum by
leveraging their strong digital experiences and broadening their customer offering across Retail and Commercial segments.

Link to strategy

Market context
•Ongoing new business margin pressure across deposit and
mortgage markets, driven by intense competition
•Continued disruption to the single-provider banking model, with digital onboarding and engagement channels making it easier for customers to manage relationships across multiple providers
•New, smaller entrants reshaping financial services through tightly targeted propositions supported by strong digital experiences
•Opportunity for providers with breadth of offering and
personalised journeys to deepen their customer relationships
Our response
•Market-leading direct and intermediary journeys reaching
customers in their preferred channel
•Relevant and differentiated cross-Group propositions meeting a wider set of financial needs
•Tailored solutions designed to simplify complex financial
decisions, offer expert guidance, and provide exclusive rewards
•Empowered customers financially with up-to-date credit report insights enabling over 500,000 customers to improve their credit score each quarter
•Focus on high value areas, including our Home ecosystem which is increasing engagement and helping retain customer balances
•Successful pilot of embedded finance offering through
BlackHorse Flexpay with growth in merchant sign-ups in 2025
2026 outlook
•Enhance access to relevant and tailored propositions across customer life stages, leveraging our proposition breadth
•Integrate Schroders Personal Wealth, to be rebranded as Lloyds
Wealth, combining expert face to face advice with powerful
digital tools to deepen our relationships in high value segments
•Leverage technology and data to deliver more compelling,
personalised digital propositions to support customer goals

Technology and data

Overview
Rapidly evolving technology landscape, accelerated
by developments in artificial intelligence and digital
transformation. These shifts are enabling new engagement
models, innovative propositions and greater cost efficiency.
Gen AI is enhancing customer interactions through more
personalised engagement, with digital asset innovation
creating opportunities for greater customer control
and faster, more efficient transactions.

Link to strategy

Market context
•Digital banking with AI-powered functionality continues to lower cost to serve, whilst increasing innovation and speed to market, driving accelerated customer adoption and greater competition
•Incumbents are moving to modern and efficient platforms, which unlock richer personalisation and proposition development
capabilities, enabling accelerated revenue growth through more targeted and differentiated offerings
•Sophistication of cyber threats requires banks to continually enhance security measures to protect customers
Our response
•Launched the UK’s first in-app financial assistant
•Agile Platform operating model, increasing efficiency and speed of change by combining our business and technology teams
•Increasing our technology hires, including the launch of Lloyds
Technology centre to bring talent in-house
•Continued enhancement of legacy infrastructure with more than
20% reduction in technology applications and c.50% reduction in data centres since 2021
•Extending our capabilities in new and emerging technologies through investment in Gen AI and digital assets, with 50 live Gen
AI use cases in 2025 generating c.£50 million incremental value
•UK first digital assets use-case with Aberdeen Investments
and Archax, using tokenised units as collateral for FX trades
2026 outlook
•Actively scaling Gen AI deployment, targeting over £100 million in incremental P&L benefit in 2026 as we build seamless digital journeys and personalised customer interactions
•Building capability to be at the forefront of agentic AI,
bridging the advice gap through in-app agents
•Position as the UK leader in digital assets, developing GB
Tokenised Deposits pilot use cases to build value add in
customer journeys

Mortgage market share total gross lending – flow			18.9%

18.5	17.2	16.9	19.9	18.9

2021	2022	2023	2024	2025

IT applications on cloud %			>50%

1	2	7	c.50	>50

2021	2022	2023	2024	2025
Lloyds Banking Group plc Annual Report and Accounts 2025

Society and environment

Overview
Evolving environmental and societal issues, along with new
regulations, require companies to clearly understand the
related risks and opportunities. This includes recognising
the role the Group can play through its products and
services in helping customers and their communities
respond to these developments.

Link to strategy

Market context
•Organisations must have a clear understanding of environmental and sustainability issues and integrate them in their strategies and decision making, understanding their impacts,
dependencies, risks and opportunities
•Organisations need to respond to the evolving regulatory
and geopolitical landscape including evolving stakeholder
expectations, uncertainty and the acceleration of sustainability-
related financial risks and opportunities
Our response
•Since 2022, the Bank has financed £70.9 billion of sustainable lending, with £21.9 billion of sustainable finance supported in 2025
•Scottish Widows have achieved discretionary investments
of £81.3 billion in climate-aware strategies, with the
increase primarily driven by the launch of Scottish Widows
Lifetime Investment
•Issuance of the first sterling corporate blue bond by a UK
corporate for Thames Tideway
•Delivered £340 million of lending against our £500 million
financing commitment with the National Wealth Fund
•Empowered over 7,000 customers through our Ready-Made
Pensions since launch
•Over £800 million donated to our four charitable
Foundations across the UK since 1985
2026 outlook
•Integration of sustainability approach into the next stage of our Group strategy, identifying risks and opportunities
•Continue to evolve our sustainable finance framework and
related financing activities and propositions, remaining aligned to our sustainability pillars, whilst shaping finance as a force for good
•Enhance our disclosures through the use of data, to support meeting evolving regulatory expectations

Regulation

Overview
The regulatory landscape continues to evolve rapidly
to support growth of the UK economy and innovation.
The Government’s Leeds Reforms, announced in July 2025,
contained a number of proposals seeking to position the UK
as the number one destination for financial services companies by 2035. The proposals announced by the Government and
regulators span a range of areas directly relevant to the Group.

Link to strategy

Market context
•The Economic Secretary is reviewing the ring-fencing regime to support growth and stability, while the Financial Policy
Committee has reviewed bank capital requirements
•The FCA will introduce a new regulated activity, ‘targeted support’
in spring 2026. It will complement existing advice by letting firms offer tailored suggestions to customer groups, aiming to broaden access and help consumers manage their finances
•The Government, FCA and Financial Ombudsman Service consulted on reforms to modernise the UK’s redress system. In 2025, the FOS introduced a case fee for professional representatives and announced plans to change the interest rate on compensation awards
•The Government is reforming the Consumer Credit Act to create a simpler, more agile regime that allows firms to deliver innovative new products and services, and good consumer outcomes
•The Government has published the Strategy for Future Retail
Payments Infrastructure, and is progressing plans to abolish the Payment Systems Regulator and consolidate its functions
primarily within the FCA
•The UK is rapidly developing a regulatory regime for digital assets;
crypto, stablecoins and tokenised assets, set for implementation by late 2026
•The FCA launched a consultation process on a scheme
for motor finance compensation
Our response
•We will continue to engage constructively with the authorities on the wide range of regulatory reforms currently being progressed to ensure that tangible changes are delivered which will promote better outcomes for consumers and the wider economy
•We’re monitoring developments and contributing to consultations to support innovation while ensuring market integrity and stability
•We responded to the FCA’s consultation on a proposed motor
finance compensation scheme emphasising that a strong and
stable motor finance market is critical to ensuring that customers have access to competitive finance to support their needs

Sustainable lending (active targets) and climate-aware investments

Timeline of key regulatory changes

●	Progress	|	Target

Early 2026	HM Treasury’s ring-fencing review, conducted with the Bank of England and reporting into the Economic Secretary to the Treasury

Spring 2026	Expected FCA Enhanced Accountability Rules

Q2 2026	Ongoing consultation on ring-fencing rules

Q1 2027	Basel 3.1 implementation

Commercial Banking

Mortgages

2024/ 2025	£24.5bn

2025	£5.3bn

£30bn by 2026

£11bn by 2027

Motor

Scottish Widows

2025	£2.8bn

£81.3bn invested in climate-aware strategies

£10bn by 2027

For further details on our sustainable finance progress see page 45.
Lloyds Banking Group plc Annual Report and Accounts 2025

Our strategy

Our purpose-driven strategy is focused on
supporting the needs of our customers, colleagues and
communities, whilst delivering long-term, sustainable
returns and thereby creating value for our shareholders.

Our strategic priorities

Grow
Growth is a core focus of our
strategy. Around two-thirds
of our c.£3 billion strategic
investment over 2022 to
2025 was aligned to growing
and diversifying revenue.
There are four primary pillars
for growth.
Read more on page 16
Focus We are investing to grow and diversify our revenue, alongside maintaining our disciplined approach to efficient cost and capital management. Read more on page 17
Change
Delivering our strategy
requires the Group to
accelerate the intensity
with which we use digital
technologies and data to
support customers. Our
colleagues’ expertise and
skills are instrumental
to our success.
Read more on page 17

Our purpose pillars
Our strategy is driven by our purpose, with each of the five pillars below woven into our core strategic priorities and helping deliver shareholder value.

Access to quality and affordable housing To help all UK households regardless of income or tenure	Empowering a prosperous future For our customers and businesses	Supporting regional development and communities As our success is intrinsically linked with their success	Building an inclusive organisation To better support our customers and communities	Supporting the UK transition By providing financial solutions and building resilience
Read more on page 36

Increased confidence in delivering our 2026 strategic commitments
c.£2bn additional revenues from strategic initiatives	<50% cost:income ratio	>16% RoTE	>200bps capital generation
Lloyds Banking Group plc Annual Report and Accounts 2025

Supporting
first time buyers
As the UK’s largest mortgage lender we support
first time buyers to get on the housing ladder,
providing £17 billion of funding in 2025 to them.
Our ‘First Time Buyer Boost’ proposition
launched in August 2024, is helping more
customers by enhancing the amount they can
safely borrow by up to 22%. In 2025 we have
made available £5 billion of lending through this
proposition, helping 14,000 first time buyers
borrow more than 4.5 times their income.
In addition, our ‘Your Credit Score’ tool helped
over 500,000 customers improve their credit
score every quarter during 2025. We are
equipping our customers with the tools to
improve their financial wellbeing while gaining
insights to generate sustainable growth.
£17bn of funding to first time buyers

Read more on how we're supporting the UK housing market

Financing the transition
in the North West
In 2025 we acted as Mandated Lead Arranger in the provision of a
£154 million debt commitment as part of a wider £2.5 billion financing package to support the HyNet CO₂ Transport and Storage Project in the North West of England and North Wales.
Eni’s Liverpool Bay Carbon Capture and Storage project is the backbone of HyNet which will be critical in reducing emissions from essential but hard-to-abate sectors such as energy-from-waste, cement manufacturing, and low-carbon hydrogen production. Once operational, HyNet will play a significant role in the UK government’s net zero strategy.
The project also expects to create over 2,000 jobs during its initial construction phase and thousands more through wider investment across the North West, demonstrating how finance can drive
commercial growth and supporting regional development,
aligned to our purpose of Helping Britain Prosper.

Deepening our commitment
to social housing
We’ve supported over £22 billion of financing for social housing since 2018 – including £3.2 billion this year alone.
In 2025, the Group announced a £100 million loan agreement
to fund the sustainable retrofit of thousands of social homes across the South, West and East of England, with Sovereign
Network Group (SNG), one of the UK’s leading housing
associations. This lending formed part of our £500 million
commitment to finance the retrofit of social housing in the UK.
Social housing continues to be a source of lending growth
for the Group.
£100m
loan agreement to fund sustainable
retrofit of social homes with SNG

Helping more people
plan for the future
The UK has the largest pension market in Europe,
worth over £2 trillion, however our latest Scottish
Widows retirement report shows that 39% of
people will fail to meet basic living standards in
retirement, notably those who are self-employed
and younger workers.
In 2024 we launched our Ready-Made Pension
offering to help customers manage their pension
savings and plan for retirement, with this offering
now available to those who are not an existing
customer through our Scottish Widows website.
At the end of 2025 we now have over 7,000
accounts opened, with 27% of our customers aged
35 and under and approximately 41% self-employed.
We are committed to designing products that
directly address our customers’ needs and bridge
gaps in the market, ensuring we play a vital role
in supporting the prosperity and resilience of
communities across the UK while growing our
assets under management.

Read more on how we're supporting the UK transition to net zero

Read more in our Women and Retirement Report
Lloyds Banking Group plc Annual Report and Accounts 2025

Our strategy continued

	2025 progress	2026 priorities	2026 outcomes

Deepen and innovate in Consumer
•Completed a full redesign of the
app experience across Lloyds,
Bank of Scotland and Halifax
with improved onboarding
and servicing
•Expanded lending through
our new Ultra and Advance
credit cards and tailored
mortgage propositions for
limited companies
•Announced third-party
Motor and Health insurance
partnerships with Axa
and Vitality

•Continue to build personalised,
seamless experiences across
all channels, driving customer
value and simplifying
interactions
•Broaden and innovate across
our product range to meet
evolving customer needs and
the competitive challenge
•Accelerate our mobile-first
approach while reimagining
physical spaces to enhance
efficiency and deepen
engagement
3% further increase in-depth of relationship (versus 2024) c.50% increase in active customers served per distribution FTE (versus 2021)

Create a new Mass Affluent offering
•Strengthened and grew
relationships with Mass Affluent
customers through Lloyds
Premier, supporting customers
who have a c.2 times greater
depth of relationship with
exclusive benefits, offers and
optimised digital experiences
•Strong uptake across our
Direct-to-Consumer investment
products with 84,000 accounts
opened to-date

•Continue to enhance our
Mass Affluent proposition, with
improved digital experiences,
supporting customers to achieve
their financial goals
•Integration of Schroders
Personal Wealth, offering full
advice propositions to Mass
Affluent customers across
Lloyds, Halifax, Bank of
Scotland and Scottish Widows
>10% increase in Mass Affluent total relationship balances, including assets under administration

Digitise and diversify our BCB business
•Strong progress towards
becoming a digital-first
relationship bank, with over
50% of products originated and
fulfilled digitally, and over 50%
of key servicing interactions
digitised, achieving our 2026
target a year early
•Diversified our business, shifting
sector mix and enhancing
propositions across Merchant
Services, Cards, Trade and FX
to meet more client needs

•Deliver more personalised
and engaging digital solutions
through automating lending
decisions, expanding our
multi-currency capabilities,
and introducing tailored nudges
to support client goals
•Provide greater client flexibility
with enhanced data ingestion
capabilities and connecting the
Group to over 70 accounting
software packages
Maintain small business deposit market share >50% of key servicing interactions digitised

Develop our Corporate and Institutional business (CIB)
•Awarded a landmark cash
management and payments
contract with the government
to serve over 30 central
departments and public
sector bodies
•Delivered c.21% year-on-year
growth in foreign exchange
volumes
•Launched a market-leading
foreign exchange algorithmic
proposition

•Position ourselves as a broader
CIB partner, providing an
integrated Cash-Debt-Risk
offering to meet all client needs
•Disciplined expansion across
key client markets in the US
and Europe
•Connect CIB clients to wider
Group propositions to unlock
greater value
c.45% increase in CIB other operating income (versus 2021) >5.25% income / average risk-weighted assets

Lloyds Banking Group plc Annual Report and Accounts 2025

	2025 progress	2026 priorities	2026 outcomes

Strengthen cost and capital efficiency
•Disciplined cost management
with a further c.£700 million
gross cost savings delivered in
2025, contributing towards
a total gross cost saving of
£1.9 billion since 2021
•Investment in digital journeys
continued to lower our cost
to serve with a c.45% increase
in customers served per
distribution FTE compared
to 2021
•Strong balance sheet
management with risk-weighted
assets optimisation of £24 billion
since 2021, including over
£5 billion in 2025
•Maintained strong capital
generation of 147 basis points
in 2025

•Continued commitment to
enhance productivity and
cost saves through strategic
investment in simplification
and digitisation, driving an
improved cost:income ratio
of less than 50% in 2026
•Ongoing focus on growth
of capital-lite revenue and
other operating income from
strategic initiatives
•Maintain focus on risk-weighted
asset optimisation supported
by value-add securitisation
opportunities
<50% cost:income ratio >200bps capital generation

	2025 progress	2026 priorities	2026 outcomes

Maximise the potential of people, technology and data
People
•c.9,000 technology and data
hires since 2021, supporting our
growth and change delivery
•Deployed Gen AI colleague tools
at scale with over 30,000
Copilot licences distributed
•Modernised our property estate,
supporting improved ways
of working

•Support strategic delivery by
increasing the number of new
hires in key skill areas
•Continue to scale enterprise
Gen AI support tools to enhance
productivity of our colleagues
•Ongoing commitments to
building a more inclusive
organisation
Maintain strong employee engagement index (versus 2024)

Technology and data
•Continued mobile app and
digital journey investment,
enabling more than 95% of
Retail sales via digital channels
•Greater change efficiency;
c.30% gross reduction in run and
change tech costs since 2021
•Developed Gen AI foundations

•Continue to accelerate legacy
app decommissioning and
cloud migration
•Actively scale Gen AI in use
cases to support customers
and colleagues, including the
deployment of the UK’s first
large-scale, multi-feature
agentic AI powered
financial assistant
>30% applications on modern technology 35% gross reduction in run and change technology costs (versus 2021)
Lloyds Banking Group plc Annual Report and Accounts 2025

Our key performance indicators

Strategic progress and sustained strength in financial performance
Financial

Our key performance indicators
highlight our progress in relation to
the Group’s most important priorities.
These encompass a range of measures designed to assess both
financial and non-financial performance, ensuring a balanced consideration of the interests of all stakeholders.
The majority of these key performance indicators also inform remuneration across the Group to ensure that our colleagues
are rewarded for delivering for both customers and shareholders.
This alignment considers the Group’s financial performance as well as specific conduct and risk management controls.
This year we have refined our financial key performance indicators to ensure they more clearly reflect progress against our strategic priorities and our approach to creating long‑term shareholder value. The former ordinary dividend chart has been replaced
with a broader shareholder distributions measure, which captures both ordinary dividends and share buybacks, providing a more comprehensive view of total capital returned to shareholders.
In addition, we have introduced capital generation, recognising its importance as a key outcome of our strategy and a fundamental driver of our ability to maintain sustainable distributions.
During 2025, the Group continued to perform well, demonstrating strategic progress and sustained strength in financial performance.
Strong capital generation was delivered by income growth, cost discipline and strong credit performance in 2025, despite the impact of the additional motor finance charge in the third quarter.
Our strategic progress combined with this financial performance gives us confidence in our 2026 guidance.

Key performance indicators that are directly linked to our remuneration are marked with this symbol. More information can be found within our directors’ remuneration report from page 98.

We use a number of alternative performance measures in
the description of our business performance and financial
position. These measures are labelled with this symbol.
See page 308 for our alternative performance measures.

1Expectation based on the Group’s current macroeconomic assumptions.
2Reported on a pro forma basis, reflecting declared share buybacks and any dividends received from the Insurance business in the subsequent quarter prior to the publication of the financial results. Excludes phased unwind of IFRS 9 relief.
3Capital generation excludes capital distributions and variable pension contributions but includes dividends received from the Insurance business in the subsequent quarter prior to the publication of the financial results.
4Excludes a decrease of 230 basis points related to regulatory changes that came into effect on 1 January 2022.
5Excludes a decrease of 21 basis points related to the acquisition of Tusker.

Statutory profit after tax £m

4,757

5,885	3,923	5,518	4,477	4,757

2021	2022	2023	2024	2025

Link to strategy
Statutory profit after tax of £4,757 million is
6% higher than 2024 with higher total income
partially offset by higher operating expenses,
a higher impairment charge and a higher tax
expense. 2025 was impacted by a charge
relating to motor finance commission
arrangements of £800 million. Excluding the
motor finance charge, statutory profit after tax
was £5,428 million (2024: £5,035 million).

Net income £m

18,301

15,763	17,465	17,932	17,117	18,301

2021	2022	2023	2024	2025

Link to strategy
Net income of £18,301 million is 7% higher
than 2024, with higher underlying net interest
income, in line with guidance, and higher
underlying other income, partially offset
by increased operating lease depreciation.

Return on tangible equity %

12.9

13.8	9.8	15.8	12.3	12.9

2021	2022	2023	2024	2025

Link to strategy
Return on tangible equity of 12.9%. Excluding
the charge for motor finance commission
arrangements, return on tangible equity was
14.8%, above guidance. This reflects the Group’s
sustained strength in financial performance.
2026 guidance[1]: Return on tangible equity
of greater than 16%.

Lloyds Banking Group plc Annual Report and Accounts 2025

Operating costs £m

9,761

8,312	8,672	9,140	9,442	9,761

2021	2022	2023	2024	2025

Link to strategy
Operating costs of £9,761 million rose 3% versus
2024, reflecting strategic investment, business
growth and inflationary pressures, partially
offset by cost savings from investment and
continued cost discipline. Delivery was in line
with guidance excluding the full acquisition of
Schroders Personal Wealth.
2026 guidance[1]: Cost:income ratio of less than
50% (including operating costs of less than
£9.9 billion).

Common equity tier 1 ratio (CET1) %

13.2

16.3	14.1	13.7	13.5	13.2

2021[2]	2022[2]	2023[2]	2024[2]	2025[2]

Link to strategy
The pro forma CET1 ratio remains strong
at 13.2%, after an increased recommended
ordinary dividend and the announced share
buyback of up to £1.75 billion.
2026 guidance[1]: Expect to pay down to a CET1
ratio of c.13.0% by end of 2026.

Total shareholder return %

87.9

35	0	10.9	21.2	87.9

2021	2022	2023	2024	2025

Link to strategy	Total in-year shareholder return was 87.9%. The share price was 79.3% higher than one year earlier, with the remaining return being attributed to the ordinary dividend.

Underlying profit £m

6,777

7,536	7,028	7,809	6,343	6,777

2021	2022	2023	2024	2025

Link to strategy
Underlying profit of £6,777 million in 2025
was 7% higher than in 2024 due to higher net
income partially offset by higher operating costs
and a higher underlying impairment charge.
Excluding the motor finance charge, underlying
profit was £7,577 million (2024: £7,043 million).

Capital generation[3] bps

147

210	245	173	148	147

2021	2022[4]	2023[5]	2024	2025

Link to strategy
The Group delivered strong capital generation
of 147 basis points in 2025, in line with updated
guidance (178 basis points excluding the motor
finance provision).
2026 guidance[1]: Capital generation of greater
than 200 basis points.

Shareholder distributions £bn

3.9

2021	2022[4]	2023[5]	2024	2025

0.5	0.6	0.6	0.7	0.7

Link to strategy	●	Interim dividend	●	Final dividend	●	Buyback

For 2025, total distributions amounted to
£3.9 billion. This includes a total recommended
ordinary dividend of 3.65 pence per share,
up 15% versus last year and reflecting our
progressive and sustainable ordinary dividend
policy; this covers both interim and final
dividends. The Group has also announced
a share buyback of up to £1.75 billion.

Lloyds Banking Group plc Annual Report and Accounts 2025

Our key performance indicators continued

Non-financial

Customer

Digitally active users m

23.6

18.3	19.8	21.5	22.7	23.6

2021	2022	2023	2024	2025

Link to strategy
The Group operates the largest digital bank
in the UK and reflecting the pace of digital
adoption, the number of active digital users
increased in the year to 23.6 million, up 4%
year-on-year. Within this we had c.21.5 million
app users, which represents a 6% increase from
last year.

Customer satisfaction Relationship net promoter score

16.1

		17.2	19.7	16.1

2021[1]	2022[1]	2023	2024	2025

Link to strategy
In 2025, we transitioned from an all-channel net
promoter score to a relationship net promoter
score, which measures the customer likelihood
of recommending us based on their overall
experience. We believe the year-on-year decline
is largely driven by changes to the mobile
banking app, with customers telling us that
there is more we can do to improve journeys
and experience. Actions are in place to support
improvement in 2026.

Customer complaints FCA reportable complaints per 1,000 accounts

4.84

2.60	2.57	3.33	5.10	4.84

H1 2023	H2 2023	H1 2024	H2 2024	H1 2025

Link to strategy
We remain committed to delivering the highest
level of service to our customers, with our
colleagues working diligently to understand
and address the concerns raised. Despite
the ongoing impact of Motor commission
complaints, overall volumes fell from the second
half of 2024. Data for the second half of 2025 is
not available at time of publishing.

Group customer dashboard (GCD) (November YTD) Pts – 2024 to 2025% – 2021 to 2023
65

79	80	86	83	65

2021	2022	2023	2024[2]	2025[2]

Link to strategy
In 2025, the Group customer dashboard (GCD)
score declined to 65. This was down year-on-
year, in part due to a decline in our net promoter
score and elevated customer complaints, as
outlined on this page. While we improved or
maintained performance on 64% of our GCD
measures, we continue to strive to achieve more
of our customer ambitions in 2026.

Climate

Operational carbon emissions tCO2e

103,148

112,067	117,671	122,616	123,449	103,148

20/21	21/22	22/23[3]	23/24[3]	24/25[4]

Link to strategy
In 2024/25, our market-based carbon emissions
that form part of the balanced scorecard
were amended to exclude international travel.
Compared to previously reported numbers
there has been a 42% decrease since baseline
year 2018/19 when market-based carbon
emissions were 176,993 tCO2e and 16% decrease
since 2023/24. Restating prior year
comparatives to exclude international travel
gives a reduction of 39% from baseline year and
10% from 2023/24. With the decrease from the
prior period mainly driven by a reduction in
domestic employee commuting. Further details
of our market-based overall emissions including
international travel can be found in the
sustainability metrics datasheet .

Lloyds Banking Group plc Annual Report and Accounts 2025

Colleague

Employee engagement index % favourable

75

Link to strategy
Our annual colleague survey, MyVoice, achieved
a record participation rate of 85%[5], indicating
positive colleague sentiment. The employee
engagement index of 75% improved by
4 percentage points. This increase was driven by
career development opportunities, a supportive
and inclusive culture and reward, putting us in a
strong position to continue our transformation.

72	78	66	71	75

2021[3]	2022	2023	2024	2025

Inclusion

Link to strategy
In 2025 we launched a suite of inclusion ambitions which include one gender and two UK ethnicity ambitions for our executive colleagues. We believe that setting ambitions for our leadership team is important to provide role modelling and inspiration for our colleagues and ensures more inclusive and better strategic decision making. The focus will continue to 2030. Read more on pages 22 to 23. To understand the Group’s approach on inclusion, please see our sustainability report .

Gender balance in executive roles[6] %	40.4
45% to 55%

2025	40.4%

●	Progress
|	2030 ambition range

Black heritage colleagues in executive roles[6] %	4.3
3.5% to 4%

2025	4.3%

●	Progress
|	2030 ambition range

Black, Asian and Minority Ethnic colleagues in executive roles[6] %	17.5
19% to 22%

2025	17.5%

●	Progress
|	2030 ambition range

Disability representation in senior roles by 2025[7] %	19.0
12%

2025	19.0%

●	Progress
|	2025 ambition

Key performance indicators that are directly linked to our remuneration are marked with this symbol. More information can be found within our directors’ remuneration report from page 98.

We use a number of alternative performance measures in
the description of our business performance and financial
position. These measures are labelled with this symbol.
See page 308 for our alternative performance measures.

1Data for 2021 and 2022 is not available and has been excluded from the chart.
2Change in measurement approach from 2024, so comparison of 2024-2025 to prior years is not like-for-like.
3Restated data to improve the accuracy of reporting, using actual data to replace estimates and updates to historical emissions.
4Excludes international travel.
5Our annual survey (MyVoice) is sent to both UK and international colleagues.
6Executive roles include Grade X colleagues only. For gender, it includes UK and international based colleagues, excluding US and subject to local laws and regulations. For ethnicity it includes UK based colleagues only.
7Senior manager roles include grades F, G and X.

Lloyds Banking Group plc Annual Report and Accounts 2025

Our colleagues
Being inclusive allows us to be the best business
for colleagues and customers
Our colleague engagement
In 2025, we extended how we listen to colleagues to create a more regular and complete picture of sentiment across the year.
We ran six surveys at key points during the year and reintroduced our joiners and leavers survey, giving us a continuous view across the colleague lifecycle – from onboarding through to exit. With more than 64,000 colleagues working across the Group, this cadence ensures we hear from a broad cross‑section of roles, locations and tenure, and can take timely action where it matters most.
MyVoice, our annual colleague survey, achieved a record 85%
completion rate, delivering the widest view of sentiment so far.
Colleagues also shared over 200,000 comments, providing a rich, nuanced evidence base to understand what is working well and where we can strengthen our approach. Results this year show robust improvements across themes, including our employee
engagement index (up four percentage points to 75%) and
employee net promoter score (up 15 points to +23). Taken together, these outcomes indicate we are in a strong position to continue to progress our transformation.
During the year the Group communicated directly with colleagues detailing Group performance, changes in the economic and financial environment, and updates on key strategic initiatives. Meetings were held throughout the year between the Group and our
recognised unions. Please see page 77 for further examples of how the Board engages with the Group’s workforce and why the Board considers those arrangements to be effective.
For 2025, the Remuneration Committee approved Group
Performance Share awards for colleagues, and colleagues are
eligible to participate in HMRC-approved share plans which
promote share ownership by giving employees an opportunity to invest in Group shares. The vast majority of our colleagues hold shares in the Group.
Our 2025 inclusion performance
We aspire to be the UK’s leading business for inclusion by
supporting our customers, colleagues and communities. In 2025, we strengthened our commitment by laying strong foundations that will enable long-term progress. We placed inclusion at the centre of how we work, embedding it into our purpose, performance and
culture. This meant integrating inclusive governance principles into organisational design, pay and recruitment processes to support fair, transparent and consistent decision making.
Our progress was further supported by our inclusion plans which we have developed with our Group Executive Allies and our
employee networks.
Social mobility
We remain committed to removing barriers and providing
opportunities for people from all socio-economic backgrounds to reach their potential.
According to MyVoice, 65% of UK colleagues have shared their socio-economic background with us. Notably, 22% of colleagues overall and 21% of our senior colleagues come from low socio-
economic backgrounds, which compares favourably against other organisations as per the Progress Together annual benchmarking.
We’re proud to be named finalists in four categories at the 2025 UK
Social Mobility Awards, and one of our senior leaders was a finalist of the Champion of the Year. In 2025, we supported young people in education from primary to further and higher education. Our
Youth outreach helped over 100,000 young people across all
education levels (including school, college and university students).
They were supported with developing essential skills and
experiences to realise their potential.
Outreach extended to five UK regions, inclusive of regions where opportunities for social mobility are significantly lower relative to the UK as a whole.
Gender
We are dedicated to advancing gender equality by strengthening the talent pipeline and driving balanced representation.
In 2025 we set a new ambition to reach and maintain a gender balance of between 45 to 55% in executive roles by the end of
20301. Setting this ambition for our leadership team is important in providing role modelling and inspiration for our colleagues and ensures more inclusive strategic decision making. At the end of
2025, the number of women in executive level roles (X+) stands at 40.4%, putting us on track to meet our 2030 ambitions.
Our award winning Elevate Programme, which develops leadership capability among women across tech, data and security, continues to grow, with over 100 women participating in 2025.
Our disclosures in relation to board diversity as required under the
UK Listing Rule UKLR6.6.6(9) are on page 136.
Ethnicity
We are committed to building an inclusive society and creating an organisation that reflects the community we serve.
Building representation of colleagues of Black, Asian and Minority
Ethnic heritages, to reflect the society of which we are a part, remains challenging, but we are focused on it and continue to make progress. We have moved to range ambitions of 3.5 to 4% for
Black heritage and 19 to 22% for Black, Asian and Minority Ethnic colleagues in executive roles1. These new 2030 UK ethnicity
ambitions reflect UK census data, the evolving diversity of society and industry benchmarks.
We continue to exceed the Parker Review recommendation of
having at least one Black, Asian or Minority Ethnic Board member.
Guided by our Race Action Plan since 2020, we remain focused on driving cultural change, improving recruitment and progression, and unlocking potential for Black heritage communities across the UK.
Disability and neurodiversity
We aspire to be a best-in-class leader in disability and neuro-
inclusion. Last year, we publicly launched our Blueprint for disability and neuro-inclusion, sharing our commitments.
Alongside our ambition, we’ve committed to making recruitment more inclusive, supporting career development, improving
accessibility in workspaces and technology, upskilling colleagues to reduce stigma, and championing the disability community beyond our organisation. In 2025, we held a facilitated workshop for all our talent acquisition managers, which tangibly increased their confidence in supporting hiring managers and candidates with disabilities and neurodivergent conditions, throughout the
recruitment process.
Sexual orientation and gender identity
We continue to build a more inclusive environment for our LGBTQ+
colleagues. Our LGBTQ+ network, Rainbow, remains central to
this work and has supported colleagues for ten years. In 2025, we partnered with our Employee Assistance Programme (EAP) provider to launch an enhanced clinical pathway tailored to the needs of
LGBTQ+ colleagues and allies. We believe this is the first service of its kind in the UK offered jointly by an employer and EAP provider.
Developed in response to colleague feedback, it was piloted in 2024 and is now a permanent offering. Staffed by people with lived experience and specialist training, it provides a safe, empathetic space for support, shared experiences and tailored resources.
1 Executive roles include Grade X colleagues only. For gender, it includes UK and international based colleagues, excluding US and subject to local laws and regulations.
For ethnicity it includes UK based colleagues only.
Lloyds Banking Group plc Annual Report and Accounts 2025

Purpose in action

Upskilling colleagues
on neuro-inclusion
Since its launch in September 2024, over 54,000 colleagues
have completed the ‘This is Me’ e-module and c.8,500 line
managers have attended the workshop. This programme
plays a pivotal role in helping us build a more disability and neuro-inclusive organisation, driving better outcomes for our colleagues, customers and communities. Our commitment
to neurodiversity was also honoured globally at the
2025 Davos Neurodiversity Summit, where we received the
Impact Award for Corporate Leadership in Neuro-inclusion.

Read more from our colleagues

2025 progress and performance on inclusion metrics

			Number 2025	% 2025	% 2024
Gender[1] (UK and international colleagues, excluding colleagues who are based in the US, subject to local laws and regulations)	Board members	Men	5	50.0	50.0
		Women	5	50.0	50.0
	Senior positions on the Board[2]	Men	3	75.0	75.0
		Women	1	25.0	25.0
	GEC[3]	Men	8	61.5	53.8
		Women	5	38.5	46.2
	Executive roles[4]	Men	199	59.6	61.4
		Women	135	40.4	38.6
	Senior managers[5]	Men	4,577	59.6	59.6
		Women	3,101	40.4	40.4
	All colleagues	Men	29,722	46.5	45.2
		Women	34,200	53.5	54.8
Ethnicity[1] (UK based colleagues only)	Board members	White British or other White	8	80.0	80.0
		Asian heritage	1	10.0	10.0
		Mixed/multiple ethnic groups	1	10.0	10.0
	Senior positions on the Board[2]	White British or other White	4	100.0	100.0
	GEC[3]	White British or other White	11	84.6	84.6
		Asian heritage	2	15.4	15.4
	Executive roles[4]	Black, Asian and Minority Ethnic representation	57	17.5	14.6
		Black heritage	14	4.3	3.3
	Senior managers[5]	Black, Asian and Minority Ethnic representation	996	13.6	12.6
		Black heritage	139	1.9	1.8
Disability (UK based colleagues only)	Colleagues who disclose that they have a disability		12,776	21.6	18.7
	Senior managers[4] who disclose that they have a disability		1,388	19.0	16.1
Sexual orientation and gender identity (UK based colleagues only)	Colleagues who disclose their sexual orientation		47,560	80.4	77.8
	Colleagues who disclose that they are LGBTQ+		2,506	4.2	4.0
	Colleagues who disclose their gender identity		43,897	74.2	69.9
1Data in the table above is collated and reported in compliance with the provisions of section 414C(8)(c) Companies Act 2006. For Listing rule UKLR 6.6.6(10) please see further information on our Board diversity and executive management on page 136.
2 Senior positions on the Board refer to the roles of the Chief Executive Officer,
Chief Financial Officer, Senior Independent Director and Chair of the Board.
3The Group Executive Committee (GEC) assists the Group Chief Executive in strategic, cross-business or Group-wide matters and inputs to the Board. The GEC includes the
Group Chief Executive and excludes colleagues who report to a member or attendee of the GEC, including administrative or executive support roles (personal assistant, executive assistant).
4Executive roles include grade X colleagues only.
5Senior manager roles include grades F, G and X.
Key definitions:
•All diversity information for ethnicity, disability, sexual orientation and gender identity is based on voluntary self-declaration by colleagues. Our systems do not record diversity data colleagues who have not declared this information and is for UK payroll only
•Gender data includes those on parental/maternity leave, absent without leave and long-term sick and excludes contractors, temporary and agency staff. International colleagues are included, except those based in the US, subject to local laws and regulations
•LGBTQ+ includes Asexual / Ace Spectrum, Bisexual / Bi, Gay Man, Lesbian / Gay
Woman, Pansexual, Other Sexual Orientation and includes Trans*
•A colleague is an individual who is paid via the Group’s payroll and employed on a permanent or fixed-term contract (employed for a limited period). Includes parental leavers and internationals (UK includes Guernsey, Isle of Man, Jersey and Gibraltar subject to and local laws and regulations). Excludes leavers, Group non-executive directors, contractors, temps and agency staff
•Diversity calculations are based on headcount, not full-time employee value
Lloyds Banking Group plc Annual Report and Accounts 2025

Risk overview
Continuing our risk transformation
journey through 2025
The Group’s approach to risk

Risk management framework

Group and risk management strategies
•The Group strategy is driven by strategic priorities
and informed by the Group’s risk profile,
considering external economic, political and
regulatory threats. This shapes risk appetite
and risk management practices
•The risk management strategy supports delivery
of the Group strategy by ensuring principal risks
are managed consistently within appetite and the
target control environment

Culture, values and behaviours
•The RMF provides tools for colleagues to make the
right decisions, balancing stakeholder needs, risks and
trade-offs and encouraging a culture of intellectual
curiosity, innovation and proactive risk management

Risk governance
•Designed to enable sound decision making in line
with good corporate governance standards across
all legal entities. Board and executive committees
hold key decision-making authority, with clear
responsibilities for risk management, delegated
powers and reporting requirements
•The Board’s responsibilities can be found on page 73

Three lines of defence
•Aligned with industry best practice, the Group applies
a three lines of defence model, with all colleagues
accountable for managing risk in daily activities
and demonstrating behaviours consistent with
the Group’s purpose, values and culture

Risk function mandate
•Clarifies Risk’s role as an oversight and control
function within the three lines of defence, supporting
the Chief Risk Officer in fulfilling accountabilities
defined in their role profile and delegated by the
Group Chief Executive and the Board

Risk appetite
•The type and level of risk the Group is willing to
accept in pursuit of its strategic objectives, which
must operate within Board-approved parameters.
Set annually for the Group and its legal entities

Risk architecture and approach
•The Group’s risk architecture defines a consistent,
unified approach and a common language for all
principal risks. Risk principles and policies translate
risk appetite into actionable risk management

Risk management is essential to our business model and strategy, helping us to embrace opportunities responsibly and drive
sustainable growth for the Group. Our strong risk management culture, underpinned by our enhanced risk management framework
(RMF), is vital in safeguarding the Group, colleagues and customers against both existing and emerging risks.
Risk profile and performance in 2025
The Group’s credit performance remains strong and stable; the loan portfolio remains well positioned amid macroeconomic uncertainty and is closely monitored to proactively identify signs of stress.
Operational resilience remains crucial, enabling the Group to prevent, withstand and respond to cybersecurity threats and IT outages, using intelligence and learnings from recent global events.
The Group continues to modernise its technology and strengthen capabilities and ensure the safe, responsible use of models and tools such as artificial intelligence.
The latest position regarding motor finance commission
arrangements and the potential impact is provided on page 284.
The Risk overview provides a summary of performance for each of the Group’s principal risks, along with emerging and topical risks.
Resetting Risk
During 2025, the Group has continued to make progress in its risk transformation journey, allowing us to further evolve our risk management approach to deliver good outcomes for our customers.
This has included the consistent implementation of the RMF
requirements for all of the Group’s legal entities, business units and functions.
The RMF ensures processes are in place to facilitate robust risk management and effective decision making.
The Group’s risk policies are supported by risk toolkits, which set out clear guidance and minimum standards for proactive
identification and effective risk management, fostering a strong risk management culture across the Group. Further information about the RMF and the Resetting Risk programme can be found on
pages 138 to 139.

Our approach
“We’re on an exciting transformation
journey through our Resetting Risk
programme, allowing us to further
evolve our risk management
approach and accelerate decision
making to achieve improved
outcomes for our customers.”

Stephen Shelley Chief Risk Officer

Risk	Trend	Link to strategy
	Stable	Focus
	Stable	Grow, Focus, Change
	Stable	Focus
	Elevated	Grow, Focus
	Stable	Grow, Focus
	Improving	Focus
	Stable	Grow, Focus
	Stable	Focus
	Stable	Focus
	Improving	Focus, Change
	Stable	Focus, Change

Key

Trend

Stable Improving Elevated

Link to strategy

Grow Focus Change

Trend Stable

Link to strategy Focus

Trend Stable

Link to strategy Grow, Focus, Change

Trend Stable

Link to strategy Focus

Lloyds Banking Group plc Annual Report and Accounts 2025

Principal risks

Summary table for 2025
The risks outlined in this section are used to monitor and report the risk exposures posing the greatest potential impact to the
Group. All principal risks are reported regularly to the Board Risk

Capital

Climate
Compliance
Conduct
Credit
Economic crime
Insurance underwriting
Liquidity
Market
Model
Operational
Committee and Board, and are reviewed at least annually to
ensure they remain fit for purpose.
Sustainability related risks are intrinsically linked to our principal risks. Pages 39 to 41 provide an overview of our sustainability related risks and opportunities assessment, and highlight related principal risks.
The risk management section on pages 144 to 197 provides a
detailed review of these risks, including definitions and how they are identified, assessed, managed, mitigated, monitored and reported.

See page 16	See page 17	See page 17

Capital risk

The Group continued to maintain its strong capital position in 2025 with a CET1 capital ratio of 13.2% on a pro forma basis (2024: 13.5% pro forma). This remains ahead of regulatory requirements and in excess of the Group’s ongoing target of c.13.0%, which includes a management buffer of around 1%. Banking business profits for the year and the receipt of dividends from the Insurance business, partially offset by risk-
weighted asset (RWA) increases and regulatory headwinds, have continued to enable strong shareholder distributions.
Downside risks and uncertainties arising from economic and regulatory headwinds, including in relation to Retail secured CRD IV RWA increases, continue to be closely monitored.

Mitigating actions
•Capital management framework is in place, including the setting of capital risk appetite, capital planning and stress testing activities
•Regular refresh and monitoring of early warning indicators and maintenance of a contingency framework to address emerging
capital concerns
•Robust risk management through prudent underwriting standards, balance sheet and portfolio management and capital optimisation

Climate risk

Climate risk remains stable, with no material adjustments to the
Group’s financial statements required for the impact from physical and transition risks, and ongoing monitoring of potential reputational impacts, including performance of emission reduction targets against broader UK progress.
The Group has refined how it reflects the cross-cutting impacts of climate risk with other principal risks. Focus remains on embedding consideration of climate-related risks and enhancing capabilities for measuring and managing these, in line with evolving external expectations.

Mitigating actions
•Guidance outlines the impacts of climate risk across other principal risks, supporting embedding within Group policies and procedures
•This informs suitable consideration within the management of other principal risks, including client engagement, assessment informed by scenario analysis and relevant case management

Compliance risk

The compliance risk profile remains stable. The Group continues to monitor compliance risk closely given the pace of regulatory and legislative change, a continued volume of regulatory data requests and to enable strategic business growth within risk appetite.

Mitigating actions
•Policies and standards setting out clear requirements and controls that apply across the business, aligned to the Group’s risk appetite
•Identification, assessment and implementation of regulatory and legal requirements by risk specialists and legal colleagues as needed
•Local controls, processes, procedures and resources to ensure appropriate governance and compliance by business units

Trend

Link to strategy

Trend

Link to strategy

Trend

Link to strategy

Trend

Link to strategy

Lloyds Banking Group plc Annual Report and Accounts 2025

Risk overview continued

Conduct risk

Conduct risk remained elevated in 2025, recognising areas of ongoing focus driven by legal decisions, regulatory changes and complaint trends.
The Group continues to monitor the evolving situation in relation to motor finance commission arrangements and potential impacts to customers and its risk and control profile, liaising closely with regulatory bodies.
Enhancements continue to be made to the Group’s control
environment, with mitigating actions and controls in place to deliver good outcomes for customers, protect market integrity, prevent colleague misconduct and ensure effective management of concerns raised through whistleblowing.
The Group remains focused on the treatment of vulnerable customers and complaints performance.

Mitigating actions
•Policies and strategies are in place to prevent colleague misconduct and support good customer outcomes with ongoing focus on
utilising root cause insights to support the management and
mitigation of complaint volumes
•Active engagement with regulatory bodies and key stakeholders to ensure that the Group’s strategic conduct focus continues to meet evolving stakeholder expectations
•Strengthening policies, controls and reporting capabilities to demonstrate good outcomes for customers and markets

Credit risk

Credit performance has remained strong and stable in 2025.
In the Group’s retail portfolios, low and stable arrears have been observed. The Group’s commercial portfolio remains strong.
The underlying impairment charge in 2025 was £795 million, up from
£433 million in 2024, and includes a net charge from updates to the
Group’s macroeconomic outlook of £74 million compared to a large release of £394 million in 2024. Excluding macroeconomic updates, the Group’s underlying impairment charge remains low and similar to
2024.
The total underlying probability-weighted expected credit loss (ECL)
allowance was lower in 2025 at £3,353 million (31 December 2024:
£3,651 million).

Mitigating actions
•Appropriate and robust credit processes, strategies and controls to ensure effective risk identification, management and oversight
•Significant monitoring in place, including early warning indicators
•Selective credit tightening reflective of forecast changes in the macroeconomic environment, including updates to affordability lending controls for forward-looking costs

Economic crime risk

Economic crime remains a principal risk for the Group, reflecting the inherent risks within the external environment, driven by geopolitical instability and an evolving economic crime threat landscape.
Controls are in place to address bribery and corruption, fraud, money laundering and sanction risks. In 2025, business units continued
to deliver against action plans, which strengthened the control environment, reduced residual risk and responded to changing regulatory expectations. During the year, two new Board-level risk appetite metrics were introduced to further enhance oversight of sanctions and fraud.
Protecting customers remains a key priority, with ongoing
consideration of regulatory developments, data-sharing capabilities, and interventions across the economic crime lifecycle.

Mitigating actions
•Robust economic crime policy and standards
•Delivery of Group-wide Economic Crime Prevention Strategy,
supported by periodic reviews to address emerging risks and
regulatory developments
•Sustained progress in remediation activities to strengthen the control environment and reduce residual risk
•Continued enhancements of our industry-leading fraud detection capabilities to respond to evolving threats

Insurance underwriting risk

Insurance underwriting risk remains stable. Life and Pensions present value of new business premium increased to £21.0 billion
(2024: £18.2 billion), driven by higher contribution from workplace, protection and Scottish Widows platform businesses, partially offset by lower sales in the annuities business due to market conditions.
Gross written premiums increased to £762 million (2024: £737 million).

Mitigating actions
•Underwriting quality is the primary mechanism used to manage insurance risk
•Robust processes are embedded for underwriting, reinsurance, claims management, pricing, product design and product
management
•Management through diversification and pooling of risks

Trend

Link to strategy

Trend

Link to strategy

Trend

Link to strategy

Trend

Link to strategy

Lloyds Banking Group plc Annual Report and Accounts 2025

Liquidity risk

The Group maintained its strong liquidity and funding position with a loan to deposit ratio of 97% (2024: 95%).
The Group’s liquid assets continue to exceed the regulatory minimum and internal risk appetite, with a monthly simple average over the previous 12-months’ liquidity coverage ratio (LCR) of 145% (2024: 146%).
The Group maintains access to diverse sources and tenors of funding.

Mitigating actions
•Maintenance of a portfolio of unencumbered high quality liquid assets in excess of regulatory requirements
•Robust management and monitoring of liquidity risks to ensure systems and arrangements are adequate with regard to internal risk appetite, Group strategy and regulatory requirements
•Significant customer deposit base, driven by inflows to trusted brands
•Participation in term issuance programmes

Market risk

Market conditions have remained stable in 2025. The Group remains well hedged, ensuring near-term interest rate exposure is appropriately managed. The Group’s structural hedge has increased to £244 billion in
2025 (2024: £242 billion) due to strong deposit growth.
Following the agreements made as part of the Group's main defined benefit pension schemes triennial valuations at 31 December 2022, there are no further deficit contributions payable for this triennial period (to 31 December 2025). The IAS 19 accounting surplus has reduced to £2.6 billion at 31 December 2025 (2024: £2.9 billion).

Mitigating actions
•Structural hedge programmes to stabilise earnings
•Close monitoring of market risks and where appropriate, all asset and liability matching and hedging
•Monitoring of the credit allocation in the defined benefit pension schemes, as well as the hedges in place against adverse movements in nominal rates, inflation and longevity

Model risk

In 2025, the Group has made significant progress in strengthening its model risk management.
The Group’s model risk operating framework continues to improve with investment in training and resources to support framework adoption and further development of our CRD IV models. The Group continues to anticipate and address regulatory requirements, embedding SS1/23 principles into our day-to-day risk management, including proactive engagement with regulators.
The control environment for model risk continues to be enhanced, meeting both internal and regulatory requirements to support the safe and strategic development of AI and machine learning applications within the Group.
Investment in model risk management remains a priority for the
Group to further improve risk management and as an enabler to drive strategic developments.

Mitigating actions
•Continued enhancement and embedding of the model risk
management framework for managing and mitigating model risk
•The Group’s independent model validation process provides
ongoing, independent, and effective challenge to model
development and use
•Establishment of a governance framework for the management
of AI model risks across principal risk categories
•Introduction of a wider range of model status categories to provide more transparent and informative reporting of model risk

Operational risk

Operational risk remained stable in 2025, with key risks relating to change execution risk, data and privacy, supplier risk, IT systems and information, cyber and physical security. Operational loss event volumes continue to be low, primarily relating to transaction and data processing,
IT systems and change execution.
The Group continues to demonstrate resilience in delivering strategic change safely, despite some IT outages occurring during the year.
No material security breaches took place in 2025, though some events at third-party suppliers reinforced the need for vigilance and robust oversight.
The Group places a strong emphasis on analysing progress against its strategic transformation delivery, using learnings to drive improvements and ensure effective management of change execution risk.

Mitigating actions
•Deployment of a range of risk management strategies, such as avoidance, mitigation, transfer (including insurance) and acceptance
•Ongoing focus on people risk measures including culture, capability and capacity to support strategic growth plans
•The Group continues to invest strategically to mitigate operational risks, strengthen controls and to meet operational resilience regulatory requirements
•Internal reviews and industry engagement on IT outages to drive control improvement and ensure effective supplier assurance

Lloyds Banking Group plc Annual Report and Accounts 2025

Risk overview continued
Emerging and topical risks
Emerging and topical risks remain an area of ongoing focus for the
Group’s Board and senior management. During 2025, the Group has continued to strengthen its approach to identifying, assessing and prioritising emerging risks, recognising the continued complexity and interdependence of global and sector-specific challenges.
The Group’s emerging and topical risk themes have been refined in
2025, reflecting developments in geopolitical uncertainty,
technological disruption, climate transition and regulatory change.
These themes have been subject to reviews at executive and Board-
level committees, including the Board Risk Committee, with actions agreed to strengthen monitoring and mitigation strategies.
Particular attention has been given to drivers of the emerging and topical risk themes, such as supply chain fragility and evolving customer behaviours.
Building on the foundations established in prior years, the Group’s methodology now places greater emphasis on forward-looking,
scenario-based exercises to anticipate potential shifts in the emerging risk landscape. These exercises explore how emerging risks could materialise and interact under plausible conditions, leveraging insights from senior leaders and subject matter experts to test critical assumptions, examine interdependencies and identify potential second-order impacts across the business.
Looking ahead to 2026, horizon scanning and thematic analysis will continue as a key risk management tool to anticipate future trends, ensuring preparedness for both risks and opportunities arising from an increasingly volatile environment while safeguarding customers, colleagues and shareholders.

Emerging and topical risk themes

Consumer and market dynamics
Market offerings are increasingly personalised, simple and transparent through digital means. Increased competition from traditional and non-traditional competitors means brand loyalty is under pressure, and the influence of social media heightens the risk of poor customer outcomes against an uncertain societal backdrop. Similarly, digital exclusion, particularly among older or less digitally literate groups, requires balancing investment in innovation with inclusive service delivery. Rapid growth in new, often loss-leading financial products intensifies market competition, raising concerns around sustainability, mis-selling, data ethics and product suitability.

Evolution of technology, AI and cybercrime
The accelerating pace of technological innovation, spanning AI, blockchain, cloud computing and digital currencies, is reshaping the financial landscape. While these developments offer significant opportunities to enhance customer experiences and operational efficiency, they also introduce new risks. Balancing the adoption of emerging technologies with the need to maintain digital sovereignty, protect against evolving cybercrime and uphold data privacy and ethical standards is increasingly complex. At the same time, cloud vulnerabilities and the rapid evolution of AI and tokenisation challenge traditional business models, requiring firms to remain agile, transparent and resilient in the face of disruption.

Emerging and topical risk themes
Principal risks		Geopolitical and economic environment
Global uncertainty continues to reshape the regulatory and operating environment, with shifting geopolitical alliances, economic fragmentation, and evolving health dynamics challenging traditional models of cross-border engagement. Organisations must navigate a complex web of international regulations, sanctions and trade compliance while responding to the impacts of extreme weather events, financial market volatility and unexpected events, in order to manage the impacts to operations, customers and suppliers.

Regulatory agenda and expectations
The regulatory landscape is evolving rapidly, shaped by political priorities, shifting expectations of regulatory bodies, and growing awareness of environmental and ethical responsibilities. Sudden market interventions, calls for enhanced consumer protections and the need for greater transparency in disclosures are encouraging firms to demonstrate compliance, ethical integrity and adaptability. New entrants, without legacy challenges and benefitting from lower regulatory constraints present competitive pressures. The increasing importance of responsible corporate behaviour is prompting a more proactive and thoughtful approach to governance, underpinned by a commitment to legal integrity and sustainable business practices.

Strategic and operational adaptability
Disruption from supplier dependencies, infrastructure outages, or severe data loss can significantly impact service delivery and trust. Evolving business models, workforce transformation, and the need to attract and retain future-ready talent places pressure on organisational culture and capability. Balancing operational efficiency with colleague wellbeing, while adapting to a dynamic risk landscape shaped by network vulnerabilities, is critical to sustaining performance and delivering strong customer outcomes. Growing mental health concerns among customers and employees demand an adaptive, resilient and inclusive approach to risk management and strategic planning.

Lloyds Banking Group plc Annual Report and Accounts 2025

Emerging and topical risk theme	Drivers	Key mitigating actions

Consumer and market dynamics
•Ageing population
•Changing and expanding
customer base
•Data ethics and privacy
•Disinformation and social media
•Market dynamics
•Non-traditional competitive
landscape
•Societal expectations of
financial services institutions
•Societal polarisation

•Review of customer propositions, participation choices
by business area. Continued focus on consumer duty,
ESG and vulnerability
•Periodic review of the Group’s strategy, including review
of performance, key risks and external environment
•Ongoing assessment of the impact of customer sentiment,
complaint volumes and media coverage
•Regular customer insight analysis and risk assessments
undertaken to understand impacts of changing
demographics

Evolution of technology, AI and cybercrime	•Blockchain and tokenisation •Cloud vulnerabilities •Digital currencies and payments •Digital sovereignty •Emerging technologies •Evolution and scaling of AI •Evolution of cybercrime
•Regular updates on data and technology strategy, and deep
dives completed on generative AI, cyber risk, technology risk and economic crime prevention at relevant committees
•Partnership with Cambridge Spark to deliver ‘Leading with
AI’ programme to over 200 senior leaders
•Implemented a data ethics framework and Ethical AI
framework within our Group data and model risk policies
•Establishing feature teams focused on emerging technology
trends such as tokenisation and exploring new partnerships
to deliver new capabilities

Geopolitical and economic environment	•Extreme weather events •Financial market volatility •Geopolitical influences •Quantitative tightening and fiscal restraints
•Quarterly review of the Group’s economic assumptions in
response to the macroeconomic environment
•Periodic intelligence scanning to detect and identify triggers and events which may impact the Group and its operations
•Undertake stress testing to analyse the impact of different economic scenarios on the Group’s performance

Regulatory agenda and expectations	•Compliance and legal integrity •Failing to ensure ethical corporate behaviour •Necessary regulatory reform •Regulatory disclosures and external disclosures
•Ongoing monitoring of regulatory developments through
horizon scanning activity
•Regular engagement by senior management and Board
members with regulators on key topics and specific areas of
regulatory focus, including responses to consultations
•Legal and regulatory lens applied to cost and investment
prioritisation
•Organisational focus on meeting all relevant regulatory
requirements and expectations

Strategic and operational adaptability
•Business model evolution
•Colleague conduct and wellbeing
•Network and infrastructure
blackouts
•Operational efficiency challenges
•Organisational culture and
mindset
•Physical and mental health
impacts
•Skills of the future
•Strategic transformation
•Supplier challenges and
dependencies
•Talent attraction and retention

•The Group implements playbooks if significant disruptive
events occur, such as another pandemic or system outages,
and these are refreshed at least annually to prepare for
such events
•The Group has strengthened measures to ensure that we are
more prepared for significant disruption to supply chains
•Enhanced business continuity plans to enable the majority
of our colleagues to work remotely where possible,
supported by ongoing cloud migration of applications
•Regular reviews of the Group’s strategic workforce planning focused on short- medium- and long-term view of the skills
composition required, alongside our culture, inclusion and
diversity goals

Key Board discussions and decisions
Stakeholder and strategy key

Stakeholders

- Customers and clients
- Colleagues
- Shareholders
- Communities and environment
- Regulators and government
- Suppliers

Link to strategy

- Grow
- Focus
- Change

Stakeholder impact
Link to strategy

Lloyds Banking Group plc Annual Report and Accounts 2025

Section 172(1) statement
Effective stakeholder
engagement underpins
decision making by the Board
Considering stakeholder interests is
key to decision making by the Board.
To better understand their interests,
the Board receives feedback from
stakeholders through engagement both
inside and outside of the boardroom
including at specific events and through
the Group’s Closer to Customers,
Clients and Colleagues programme.
Senior management supports Board decision making by addressing stakeholder implications in proposals submitted to the Board for consideration and providing the Board with details of
stakeholder interactions.
Further detail on stakeholder engagement is contained within the directors’ report on pages 76 to 78.

Section 172(1)
statement
This section (pages 30 to 31) is our Section 172(1) statement for the purposes of the Companies Act 2006 (the Act),
describing how the directors have had regard to the matters
set out in section 172(1) (a) to (f) of the Act when performing their duty to promote the success of the Company under
section 172. Further detail on key stakeholder interaction is also contained within the directors’ report on pages 76 to 78.
The directors remain mindful in all their deliberations of the long-term consequences of their decisions, as well as the
importance of Lloyds Banking Group plc (the Company)
maintaining a reputation for high standards of business
conduct and the Board engaging with, and taking account of
the interests of, stakeholders.
The three key Board decisions outlined in this section
(Empowering customers through technology and innovation,
Growing wealth strategy and unlocking bancassurance
potential and Delivering financial reporting at greater pace)
illustrate this in practice.

Empowering customers through technology and innovation

Board considerations:
In 2025, in line with the Group’s customer-focused strategy, the
Board considered initiatives aimed at accelerating and broadening the Group’s digital transformation and deepening customer
relationships as well as simplifying customer interactions.
Board initiatives:
•In June, the Board approved the Consumer Duty annual report and considered how good customer outcomes remain critical as the Group focuses on customer experience and differentiation.
Throughout 2025, the Board received updates on co-servicing, which enables customers to service products across our
brands seamlessly – whether in branch, online or when they need extra support
•Customer differentiation was also the focus of executive
briefings to the Board in June and November on the Group’s
proposed acquisition of Curve, a London based fintech
operating an innovative digital wallet platform, with a view to accelerating the Group’s digital wallet strategy and differentiate customer experience
Future focus:
The Board is committed to supporting the Group’s strategy to deliver market-leading digital experiences and empower its customers.

Stakeholder impact
Link to strategy

Stakeholder impact
Link to strategy

Lloyds Banking Group plc Annual Report and Accounts 2025

Growing wealth strategy and unlocking bancassurance potential

Board considerations:
The Board has an ongoing commitment to the Group’s focus on the customer, including through its wealth strategy and the offering of personalised propositions to customers for everyday value and key life events, both within Insurance, Pensions and Investments (IP&I)
and across the Group more broadly.
Board initiatives:
•In July, the Board approved the acquisition of the outstanding interest in Schroders Personal Wealth (SPW), the wealth
management and advice business previously operated as a joint venture with Schroders Group
•The Board engaged with the executive on the transaction’s
strategic rationale and the benefits for customers with SPW
subsequently rebranding as Lloyds Wealth
•In May and June, the Board considered the steps being taken within IP&I to develop the Group’s bancassurance model and
enhance customer services
Future focus:
The Board will continue to support the executive to grow and diversify revenue by strengthening bancassurance and transforming the Group’s wider wealth business with a full advice proposition available to mass affluent banking customers across brands as well as to new customers.

Delivering financial reporting at greater pace

Board considerations:
In 2025, the Board and its Audit Committee considered whether the Group should move to preliminary reporting, reflecting the
Group’s strategic ambition to deliver at pace and enhance
transparency with stakeholders.
Board initiatives:
•In June, the Board and its Audit Committee considered the
strategic benefits of preliminary reporting which included earlier market messaging and focusing senior management on driving
the organisation forwards earlier in 2026, as well as the risks, such as audit limitations and initial increased implementation workload for colleagues
•In July, the Board, upon recommendation from the Audit
Committee, approved the half year results announcement,
including disclosure related to the announcement of the
intention to start preliminary reporting at year end
Future focus:
The Board will monitor the impact of this changed approach to financial reporting on stakeholders. Ongoing engagement with shareholders, colleagues and external audit will remain a priority for the Board.
Lloyds Banking Group plc Annual Report and Accounts 2025

Task Force on Climate-related Financial Disclosures (TCFD)
Creating a sustainable and inclusive future is core to our purpose of Helping Britain Prosper. We report on sustainability matters throughout this annual report and accounts (ARA), in particular in the following sections: (i) Strategic report, pages 22 to 23 and 32 to 33; (ii) Sustainability review on pages 35 to 49;
(iii) Risk management on pages 150 to 152; (iv) Governance
pages 80 to 81 and (v) in the supplementary sustainability report .
We comply with the UKLR 6.6.6R(8) and Sections 414CA and
414CB of the UK Companies Act 2006. Our disclosures which
are presented consistent with the 2021 TCFD recommendations
and recommended disclosures across all four of the TCFD pillars:
strategy; governance; risk management; and metrics and targets, requirements under Sections 414CA and 414CB have been
considered by cross-reference.
Additional detail on our progress against our metrics and targets can be found in our sustainability report and sustainability metrics data sheet . Our separate supplements ensure we
can provide a comprehensive response, that is presented in
a decision-useful manner for users of the reports.
In addition to the compliance below, in-scope entities within our Insurance, Pensions and Investments business, which are
incorporated as part of Scottish Widows Group, are required
to report in compliance with FCA ESG Sourcebook Chapter 2
‘Disclosures on climate-related financial information’ (set out via FCA PS21/24) reporting requirements for the period ending
31 December 2025. This additional compliance will be met
through Entity and Product level reporting to be published
on the Scottish Widows website in June 2026.
We will continue to assess and develop our disclosures against the TCFD recommendations and recommended disclosures,
considering relevant TCFD guidance and materials along with
expected disclosure requirements such as UK Sustainability
Reporting Standards: SRS S1 ‘General requirements’ and
SRS S2 ‘Climate-related disclosures’.

TCFD and Climate-related financial disclosures cross-reference table

Recommendations	Reference (ARA unless specified otherwise)
Strategy
A. Describe the climate-related risks and opportunities the organisation has identified over the short, medium and long term. (Companies Act 2006 – Sections 414CA and 414CB 2A (b) and (d))	Pages 39 to 41 Pages 44 to 47 Pages 150 to 152
B. Describe the impact of climate-related risks and opportunities on the organisation’s business, strategy and financial planning. (Companies Act 2006 – Sections 414CA and 414CB 2A (e))	Pages 39 to 41 Pages 42 to 47 Pages 150 to 152 Notes to financial statements Page 228 and pages 278 to 279
C.      Describe the resilience of the organisation’s strategy, taking into consideration different climate-
related scenarios, including a 2°C or lower scenario. (Companies Act 2006 – Sections 414CA and
414CB 2A (f))
Page 48 to 49 Pages 150 to 152 Page 228 and pages 278 to 279
Governance
A. Describe the Board’s oversight of climate-related risks and opportunities. (Companies Act 2006 – Sections 414CA and 414CB 2A (a))	Pages 80 to 81
B. Describe management’s role in assessing and managing climate-related risks and opportunities. (Companies Act 2006 – Sections 414CA and 414CB 2A (a))	Pages 80 to 81
Risk Management
A. Describe the organisation’s processes for identifying and assessing climate-related risks. (Companies Act 2006 – Sections 414CA and 414CB 2A (b)	Page 25 Pages 39 to 40 Pages 150 to 152
B. Describe the organisation’s processes for managing climate-related risks. (Companies Act 2006 – Sections 414CA and 414CB 2A (b))	Pages 39 to 40 Pages 150 to 152
C.      Describe how processes for identifying, assessing, and managing climate-related risks are integrated into the organisation’s overall risk management. (Companies Act 2006 –
Sections 414CA and 414CB 2A (c))
Pages 150 to 152
Metrics and Targets
A.      Disclose the metrics used by the organisation to assess climate-related risks and opportunities in line with its strategy and risk management process (Companies Act 2006 – Sections 414CA and
414CB 2A (h))
Pages 42 to 49, 110 and 122 Sustainability report pages 62 to 81 and 118 to 120
B. Disclose Scope 1, Scope 2, and, if appropriate, Scope 3 greenhouse gas (GHG) emissions, and the related risks. (Companies Act 2006 – Sections 414CA and 414CB 2A (h))	Pages 42 to 49 Sustainability report pages 62 to 81 and 118 to 120
C. Describe the targets used by the organisation to manage climate‑related risks and opportunities and performance against targets. (Companies Act 2006 – Sections 414CA and 414CB 2A (g))	Pages 42 to 49 Sustainability report pages 62 to 81 and 118 to 120
Lloyds Banking Group plc Annual Report and Accounts 2025

Non-financial and sustainability information statement
The Non-Financial Reporting requirements contained in Sections 414CA, 414CB and 414C(7)(b)(i)(iii) of the Companies Act 2006 are
addressed within this section. The table below signposts the information necessary to understand our Group’s development, performance and position and the impact of our activity relating to environmental matters, our employees, social matters, our respect for human rights, and anti-corruption and anti-bribery matters. We provide cross references to indicate in which part of the Group’s reporting the respective requirements are embedded.

Non-financial and sustainability information reference table

Statement	Information necessary to understand our Group and its impact, policies, due diligence and outcomes	Reference to the annual report and accounts
Business model	Our business model	Pages 06 to 09
	Our approach to sustainability materiality and value chain	Page 38
	Our strategy	Page 36
	Progress and performance based on key non-financial metrics	Pages 20 to 21 and 42 to 49
Principal risks	Risk overview including risk management framework	Pages 24 to 29
	Climate risk	Pages 25 and 150 to 152
	Economic crime risk	Pages 26 and 179
	Operational risk	Pages 27 and 195 to 197
	Conduct risk	Pages 26 and 153
Our stakeholders	Stakeholder engagement	Pages 22, 30 to 31 and 76 to 78

Further information on how we support our stakeholders is included within the Code of ethics and responsibility and internal colleague policies including
Colleague policy[1], Health and Safety policy[1] and Speak Up policy[1] which are summarised in our sustainability report

Climate and environmental sustainability	Supporting the UK transition and our progress on ambitions and targets	Pages 42 to 49
	Identification, assessment and management of climate risk	Pages 39 to 40 and 150 to 152
	Task Force on Climate-related Financial Disclosures (TCFD)	Page 32
	Climate-related financial disclosures (CFD)	Page 32

Policies which support our approach to environmental sustainability include our sector statements During 2025, we recorded no material environmental incidents or regulatory enforcement actions and reduced operational greenhouse gas emissions year-over-year

Social matters	Social sustainability risk arises through operational, conduct and credit risk with identified risks and opportunities disclosed along with associated metrics	Pages 39 to 41

Core to our purpose, our sustainability strategy identified four social sustainability focus areas, where we can make the biggest difference, while creating opportunities for our future growth. Further detail is included in the sustainability report
Pages 14 to 15, 22 to 23 and 36 to 38
Anti-bribery and corruption
The Group has a dedicated Economic Crime Prevention (ECP) function. The ECP policy sets out the minimum requirements to which all Group businesses must comply across anti-bribery and corruption (ABC); anti-money laundering and counterterrorist financing (AML); fraud; sanctions; and tax evasion. Economic crime is treated as a principal risk. During the year, no bribery or corruption incidents were substantiated, and 99% of in‑scope employees completed anti‑bribery training
Pages 26, 94 and 179
Further policies which support our approach include: Anti-bribery policy statement and Code of ethics and responsibility
Respect for human rights
The Group is committed to operating in accordance with internationally accepted human rights standards and with all relevant legislation including the UK Modern
Slavery Act 2015. The Group’s approach to human rights is supported by several
Group policies and programmes including: Our Code of Supplier Responsibility which sets out the key social, ethical and environmental values and behaviours that we want our suppliers to abide by. Human rights policy statement , Modern slavery and human trafficking statement and our colleague policy[1], data privacy policy[1], data ethics policy[1] and information, cyber and physical security policy[1] which has been summarised within the sustainability report During 2025, we had no substantiated reports of modern slavery across our business and supply chain, and strengthened controls through training and assurance, including continued rollout of our group-wide modern slavery module and executive/Board training.

	Topic is considered as part of conduct, economic crime and operational risk	Pages 25 to 27
	Activities to support our colleagues and promote Inclusion	Pages 22 to 23
Governance	Key Board discussions and decisions	Pages 30 to 31
	Sustainability governance	Pages 80 to 81
1Certain Group policies, internal standards and guidelines are not published externally.
Lloyds Banking Group plc Annual Report and Accounts 2025

Viability statement and going concern
Viability statement
The directors have an obligation under the UK Corporate
Governance Code to state whether they believe the Company
and the Group will be able to continue in operation and meet their liabilities as they fall due over a specified period determined by the directors, taking account of the current position and the principal risks of the Company and the Group.
In making this assessment, the directors have considered a wide range of information, including:
•The principal risks and emerging and topical risks which could impact the performance of the Group
•The 2022 Strategic Review which sets out the Group’s customer and business strategy for the period from 2022 to 2026
•The Group’s operating plan which comprises detailed financial, capital and funding projections together with an assessment
of relevant risk factors for the period from 2026 to 2028
Group, legal entities and divisional operating plans are produced and subject to rigorous stress testing on an annual basis.
The planning process takes account of the Group’s business
objectives, the risks taken to seek to meet those objectives and the controls in place to mitigate those risks to ensure they remain within the Group’s overall risk appetite.
The Group’s annual planning process comprises the following
key stages:
•The Board reviews and agrees the Group’s strategy, risk appetite and objectives in the context of the operating environment and external market commitments
•The divisional teams develop their operating plans, ensuring that they are in line with the Group’s strategy and risk appetite
•The financial projections and underlying assumptions in respect of expected market and business changes, emerging and future expected legal, accounting and regulatory changes, are subject to rigorous review and challenge from both divisional and
Group executives
•In addition, the Board obtains independent assurance from the
Risk function over the alignment of the plan with Group strategy and the Board’s risk appetite. This assessment performed by the
Risk function also identifies the key risks to delivery of the
Group’s operating plan
•The planning process is also underpinned by robust capital and funding stress testing management policies and toolkits. These allow the Group to assess compliance of the operating plan with the Group's risk appetite
The scenarios used for stress testing are designed to consider a range of plausible risks, vulnerabilities and severities, and take account of the availability and likely effectiveness of mitigating actions that could be taken by management to avoid or reduce the impact or occurrence of the underlying risks. The Group conducts internal stress testing and completes the PRA regulatory exercises.
In 2025, stress tests have considered a range of economic scenarios covering multiple outlooks and economic paths, including differing interest rates paths and a range of severity in other key economic factors. Group stress results are segmented to provide insight, inform risk appetite, and allow for development of mitigating actions. In considering the likely effectiveness of such actions, the conclusions of the Board’s regular monitoring and review of risk and internal control systems, as discussed on pages 137 to 197, is taken into account. Further information on stress testing and reverse stress testing is provided on pages 142 and 143.
•Stress testing outputs are presented to the Board Risk
Committee for review and challenge. All regulatory exercises are approved by the Board
•The final operating plan, Risk function assessment and the
results of the stress testing are presented to the Board for approval. Once approved, the operating plan drives detailed
divisional and Group targets for the following year
The directors have specifically assessed the prospects of the
Company and the Group over the current plan period. The Board considers that a three-year period continues to present a reasonable degree of confidence over expected events and macroeconomic
assumptions, while still providing an appropriate longer-term outlook. Information relevant to the assessment can be found in the following sections of the annual report and accounts:
•The Group’s principal activities, business and operating models and strategic direction are described in the strategic report on pages 01 to 34
•Emerging and topical risks are disclosed on pages 28 and 29
•The principal risks, including the Group’s objectives, policies and processes for managing credit, capital, liquidity and funding, are provided in the risk management section on pages 137 to 197
•The Group’s approach to stress testing and reverse stress testing, including both regulatory and internal stresses, is described on pages 142 and 143
Based upon this assessment, the directors have a reasonable
expectation that the Company and the Group will be able to
continue in operation and meet their liabilities as they fall due over the next three years to 31 December 2028.

Going concern

The going concern of the Company and the Group is dependent
on successfully funding their respective balance sheets and
maintaining adequate levels of capital.
In order to satisfy themselves that the Company and the Group have adequate resources to continue to operate for the
foreseeable future, the directors have reviewed the Group’s
operating plan and its funding and capital positions, including a consideration of the implications of climate change.

The directors have also taken into account the impact of further stress scenarios as well as a number of other key dependencies which are set out in the risk management section under principal risks and uncertainties: funding and liquidity on pages 181 to 186 and capital position on pages 144 to 150. Additionally, the
directors have considered the capital and funding projections of the Company.
Accordingly, the directors conclude that the Company and
the Group have adequate resources to continue in operational existence for a period of at least 12 months from the date of the approval of the financial statements and therefore it is appropriate to continue to adopt the going concern basis in
preparing the accounts.

Strategic report
Sustainability review
Financial results
Governance
Risk management
Financial statements
Other information

Lloyds Banking Group plc Annual Report and Accounts 2025

Sustainability
review

Sustainability review introduction	36
Our value chain	38
Sustainability risks and opportunities	39
Supporting the transition to net zero	42
Creating a
sustainable
and inclusive
future
We deliver on our purpose through creating
a more sustainable and inclusive future
Lloyds Banking Group plc Annual Report and Accounts 2025

Sustainability review introduction
Charlie Nunn
Group Chief
Executive

Read full biography
The Group is committed to a purpose-driven strategy that
supports the needs of our customers, colleagues and communities, while delivering long-term sustainable returns and creating value for shareholders.
Access to quality and affordable housing
We are proud to play a leading role in the UK’s housing market, working with communities, developers and local partners to
accelerate the delivery of quality, affordable homes for people who need them most.
In 2025, we provided £17 billion to first-time buyers, supporting business growth and helping 70,000 customers onto the property ladder. Last year, we strengthened our mortgage offering with the launch of ‘First Time Buyer Boost’, making an additional £5 billion available to customers who may previously have missed out on securing a mortgage. By making home ownership possible for
thousands more people, ‘Boost’ is helping customers realise their ambitions of home ownership, while driving income growth in
a competitive market.
The Group has a long-standing commitment to support the social housing sector and our financing is helping more people access secure, affordable homes, while strengthening lending growth.
A brilliant example is our £100 million financing agreement with the Sovereign Network Group, which will fund the retrofit of
4,500 social homes. This support will improve energy efficiency, aiming to make these homes cost-effective, comfortable and
quality places to live.
Beyond championing the social housing sector, we are broadening access to home ownership and making it easier to access new, energy-efficient family homes. Through Lloyds Living, we now operate a growing portfolio of over 5,450 professionally managed homes, offering more rental and shared ownership options to
customers across the UK. Through our market-leading role in the UK’s housing sector, we are successfully growing our business, while helping more people move into quality homes and build their futures.
Empowering a prosperous future
As the UK’s only integrated financial services provider, we are deeply committed to empowering our customers to achieve their financial ambitions.
Since launching Ready‑Made Pensions in 2024, we’ve opened over
7,000 accounts, helping customers access simple, flexible ways to build their retirement savings. Our Ready‑Made Investments are empowering people to take control of their finances, with c.84,000 customers starting to invest since launch. With a market‑leading fund charge, more of our customers’ money is invested directly into their futures, with over £500 million invested to date. Both offerings mean we’re supporting a growing customer base, while contributing to an increase in other operating income through management fees.
We are using our extensive data and digital capabilities to
strengthen customers’ credit health and improve access to
borrowing. Over 500,000 customers improved their credit scores every quarter last year, building resilience and confidence.
Our Benefits Calculator highlighted £93.3 million of support payable to customers, and we paid £9.1 billion in interest payments in 2025, supporting everyday resilience and deepening customer and
client relationships.
Supporting regional development
and communities
We are committed to supporting growth and creating opportunities in regions and communities across the UK. In the North West, we acted as mandate lead arranger for a £154 million debt commitment to a critical carbon capture infrastructure project that creates 2,000 jobs, demonstrating how our finance delivers commercial growth and regional development, while reducing emissions.
Last year, we supported the Community Development Finance sector as it continues to scale. Our initial £43 million investment in 2024, delivered through the £1 billion Regional Impact Fund, has since supported over 370 regional businesses and helped unlock new capital in local economies.
Our Lloyds Bank Foundations are another useful community
asset and we marked their 40th anniversary in 2025. Since the
Foundations were established in 1985, we have donated over
£800 million and countless hours of our colleagues’ time in support of small and local charities across the UK. Beyond our Foundations, our colleagues also spent more than 11,000 hours volunteering for national homelessness charity Crisis, raising almost £5 million since the start of our partnership in 2023. Our deep-rooted presence in UK communities reflects the enduring impact of our charitable initiatives and the strength of our commercial success, working together to create lasting value for customers and communities.
Building an inclusive organisation
We are clear that our workforce needs to reflect the customers and communities we serve. Over the past year, we have continued to advance our 2030 inclusion ambitions, strengthening our focus on increasing representation in executive roles. We remain committed to removing barriers and providing opportunities for people to reach their potential regardless of their socio-economic backgrounds. In
2025, our youth outreach programmes supported over 100,000
people across school, college and university, building essential skills and strengthening the Group’s talent pipeline. Ensuring that we build an inclusive workforce means we can attract – and retain –
the exceptional talent we need to deliver on our strategy and build a business that meets evolving customer needs.
Supporting the UK transition
We continue to strengthen the resilience of our balance sheet and investment portfolios by deploying capital to support the UK’s transition. Since 2022, we have provided £70.9 billion of sustainable finance and we have now invested £81.3 billion in climate-aware strategies since 2020.
We are structuring new forms of finance that link institutional capital to critical national infrastructure. One example is our support for the first corporate issuance of a blue bond in sterling, co-coordinating
£250 million for London’s Thames Tideway Tunnel. Once completed, we expect that the tunnel will reduce pollution, support the capital’s long-term water resilience. It showcases how innovation in
sustainable finance can drive positive societal impact and robust financial outcomes. Alongside this leadership in nature‑based finance, we continue to play a critical role in strengthening the UK’s energy security. Our support for major national projects, including
Sizewell C, reflects our commitment to backing large‑scale, clean power that will help secure reliable, affordable energy for the UK.
These examples underline how we are supporting the long‑term resilience of critical infrastructure, while unlocking significant commercial growth opportunities aligned to the UK’s transition.
Continuing to deliver in 2026
We continue 2026 from a position of strength with a clear focus on purposeful growth. By combining positive impact with sustainable, long-term returns, we will continue to deliver on our purpose of
Helping Britain Prosper.

Link to purpose pillars

Supporting the UK transition

Link to strategy

Grow

Link to purpose pillars

Empowering a prosperous future

Link to strategy

Focus

Link to purpose pillars

Supporting regional development and communities

Link to strategy

Grow

Link to purpose pillars

Building an inclusive organisation

Link to strategy

Change

Strategic report
Sustainability review
Financial results
Governance
Risk management
Financial statements
Other information

Lloyds Banking Group plc Annual Report and Accounts 2025

>£93m of benefits highlighted as payable to customers since the launch of our Benefits Calculator

Championing sustainable
infrastructure finance
The Group played a pivotal role in supporting Tideway’s issuance of the first sterling corporate blue bond by a UK corporate, raising £250 million to finance the final stages of London’s Thames Tideway Tunnel.
This innovative financing accelerates the UK’s environmental goals by reducing sewage pollution spills in the River Thames by around 95%, while generating returns for investors and the Group.
By connecting institutional capital to critical infrastructure, Lloyds Bank helps ensure long-term water resilience, supports local jobs, and fosters a cleaner environment, demonstrating how sustainable finance can deliver both positive societal impact and robust financial outcomes for the UK.

Group financing secures
regional water supply
The Haweswater Aqueduct Resilience Programme (HARP) demonstrates how collaboration across the Group delivers value for customers and sustainable returns.
By leveraging expertise from multiple teams, the Group committed
£100 million in long-term financing, as part of a £3 billion deal, a project to safeguard the daily supply of clean drinking water for up to 2.5 million people across Cumbria, Lancashire and Greater Manchester.
The project will create up to 1,200 local jobs, and channels annuity customers’ investments into impactful projects. The result is a model that benefits communities, facilitates competitive pricing and generates sustainable returns.

Partnerships to
deliver more social
and supported
housing
In 2025, the Group partnered with
Homewards, a programme led by HRH The
Prince of Wales and The Royal Foundation,
to help make homelessness rare, brief and
unrepeated in six locations across the UK.
Aligned with the Group’s purpose of Helping
Britain Prosper, we committed £50 million
in new lending to support small and
medium-sized housing providers and
charities in the Homewards locations
and Liverpool, including those offering
wrap-around support for individuals
with complex needs.
This partnership will combine funding
with sector expertise, increasing access
to good quality housing.

c.1,800 colleagues enrolled in new reskilling pathways to develop future skills
Lloyds Banking Group plc Annual Report and Accounts 2025

Our value chain
Developing our value chain
and materiality approach
Our value chain
At the heart of our purpose of Helping Britain Prosper is a desire to create value for all our stakeholders by understanding what matters to them. Engaging with and listening to our stakeholders is intrinsic to our business in order for us to act in a trusted and responsible manner.
As one of the largest UK financial services organisations with the majority of our operations and exposure in the UK, we are impacted by the country’s macroeconomic, regulatory, political and physical environment – which poses challenges and creates dependencies as well as opportunities for the business. Our role is to facilitate the flow of funds between participants in the economy, act as custodians of financial assets and protect value for our customers, all while considering long-term trends and their impact on what we do and the value we create for the society and communities in which we operate.
Our customers, clients and shareholders input into our operations by trusting us with their savings and investments. We, in turn, ensure that capital is allocated efficiently to support borrowing needs and deliver value for those we serve.
Access to credit supports economic growth, as customers and
clients use their borrowings to make investments and purchases, propelling production and infrastructure development, supporting communities and wider society. We work with our customers and clients to make sure we help them fulfil their ambitions delivering products in a responsible manner.
Our operations are built around this management of capital for our stakeholders requiring safeguarding of our customers’ money and data. We know our colleagues are the key ingredient to our success and we aim to create an inclusive and supportive environment in which everyone can thrive. Suppliers are asked to comply with specific Third Party Supplier Policies when applicable to the services they provide. All suppliers are expected to conform to our Code of
Supplier Responsibility. We operate with prudent and appropriate internal risk management, together with our regulators, ensuring we protect our customers and clients, colleagues and communities.
We deliver sustainable returns to our shareholders while maintaining a safe, stable and prosperous financial system for the UK.
We consider ‘materiality’ to be the threshold at which a
sustainability matter becomes sufficiently important to our
investors and other stakeholders that it should be reported. We also consider disclosure standards and other applicable rules and regulations as part of our materiality assessment for determining material topics and the associated risks and opportunities arising from these topics. Further detail on how we apply materiality in determining our climate risks can be found within our risk
management section on page 150.
Our material sustainability topics
Our material topics list considers both our external and internal environments, which includes our value chain, markets in which we operate, products, services and activities, as well as horizon scanning and stakeholder engagement. Our internal environment includes colleagues, processes and policies, culture and management.

We prioritise our material topics based on:

The strategic importance of the issue to the Group

The importance of the issue to our stakeholders

The social, economic and environmental impact of each topic in relation to the core activities, products and services provided by the Group

Our materiality review and impact analysis was initially undertaken in line with the UNEP FI Principles for Responsible Banking and among other inputs, the UN Sustainability Development Goals
(SDGs) in 2020 and is refreshed and reviewed annually. In 2025, we reviewed our commercial exposures and operations to refresh both our positive and negative impacts and sustainability‑related risks and opportunities. We confirmed our analysis and advanced our approach to financial materiality, integrating sustainability considerations into existing materiality processes and tools.
Identifying and assessing our material sustainability risks allows us to understand where we have the opportunities to deliver impact.
The assessment of our opportunities drives our strategy and
business model through our purpose pillars, with progress measured against our ambitions, targets and pledges.

Our assessment has identified the following material topics:
•Artificial intelligence •Biodiversity and nature •Climate change and transition •Cyber security and data privacy •Diversity, equity and inclusion	•Financial crime •Financial inclusion and resilience •Governance and conduct •Health and wellbeing of colleagues •Human rights •Regional inequalities

Further details on these material topics and our responses to managing these areas can be found on page 2 in our sustainability report

Future developments to our materiality approach
We are leveraging the knowledge gained from our understanding of our value chain and material topics to enhance our materiality approach in readiness for upcoming reporting standards. The Group is reviewing the regulatory landscape and preparing for readiness to report in alignment with expected UK government endorsement of
UK Sustainability Reporting Standards. Our current expectation is that the Group will be required to report under EU CSRD for the financial year 2028.

Link to purpose pillars

Supporting the UK transition

Link to strategy

Grow

Lloyds Banking Group plc Annual Report and Accounts 2025

Sustainability risks and opportunities
Integrating material topics into risk management
Our material topics have helped inform our understanding
of the Group’s key sustainability risks and opportunities,
across a range of Environmental, Social and Governance topics.
Identifying and assessing our material sustainability topics and associated risks and opportunities allows us to align them to, and consider their impact on, our strategy and purpose pillars, and be cognisant of their impact on our business model both now and in the future.
Sustainability risks
As shown in the table on the next page, the impacts from
sustainability risks largely manifest through other principal risks that the Group faces (including credit, conduct and operational risks).
Our approach to principal risk identification, assessment and management as part of our risk management framework can
be found on page 141. For sustainability-related risks our ambition is to embed consideration of these risks into our wider risk management processes.
Risks covering social and governance matters are considered
in line with the material topics we have identified. In addition, environmental risks (encompassing Climate and Nature) are primarily considered to arise through two channels, physical or transition risks:
•Physical risks arising from changes in climate or weather
patterns, or the degradation of nature. These can either be acute
(event driven such as floods, storms or pest outbreaks), or
chronic (longer-term shifts such as rising sea levels or droughts)
•Transition risks due to societal changes or those associated with moving towards a low carbon economy and nature recovery,
including changes to policy, legislation and regulation, technology and market, or legal risks from failing to manage the transition
Consideration of sustainability-related risks within our risk management framework continues to develop, with our approach most mature in our established approach to ESG credit risk
management. Further details on this process can be found within our sustainability report .
We will continue to enhance our overall approach to credit and other risks as part of further development of the Group’s approach to risk management and principal risks we face.
Sustainability opportunities
Our biggest opportunities to support business growth, our
colleagues and our customers, are in relation to the areas where we have the largest lending and investment portfolios.
Understanding our risks and impacts helps us to identify key opportunities to support our customers. Identifying and assessing our material risks (including climate) allows us to understand where we have the opportunities to deliver impact.
The identification, assessment and management of our
opportunities is undertaken on a regular basis by our functional-level and divisional teams, and approval of new initiatives governed in line with our sustainability governance structure, as detailed on pages 80 to 81.
Through this work we have identified opportunities aligned to our purpose pillars outlined on page 14, such as responding to increasing customer preference for sustainable products and lending,
supporting investment in transition-related technology, embracing opportunities to reduce our carbon footprint, increasing the supply of social and affordable housing as well as empowering and
supporting our customers and clients to build financial resilience.
The assessment of our opportunities drives our strategy
and business model through our purpose pillars, with progress measured against our ambitions, targets and pledges.
We assess material risks and opportunities over the short,
medium and long term as sustainability-related matters materialise over time. The timings of these will also be impacted by external factors, such as government policy and regulation, technology developments, as well as our customers' response. We have aligned time frames to those used for business planning:
The table within this section provides an overview of our
sustainability risks and opportunities assessment.

Purpose in action
Supporting our agricultural
clients to transition
Moor Farm, a 154-hectare enterprise in Baschurch, Shropshire, demonstrates how sustainability and profitability can work
hand in hand.
After experiencing financial challenges in the cattle business, they adopted regenerative practices inspired by Gabe Brown.
Key actions included eliminating ad-lib feed, saving £30,000 annually and transitioning to a grass-based system with
strip grazing.
Participation in the Soil Association Exchange baselining
audit, funded by Lloyds Bank, enables Moor Farm to measure
sustainability performance, track progress, and make targeted improvements. Adoption of regenerative practices, quantified through the SAX tool, opens access to premium markets. With
demand for ethical, low-carbon food rising, the farm is well positioned to capture new revenue streams. Moor Farm
illustrates how regenerative agriculture can deliver cost savings, climate resilience, and market differentiation, offering significant potential for profitability and sustainability when scaled across the sector.
We are committed to supporting customers on their transition journeys, recognising that sustainable business practices are essential for long-term prosperity.
Lloyds Banking Group plc Annual Report and Accounts 2025

Sustainability risks and opportunities continued

Risks
Risk description	Principal risk	Driver	Time horizon	How this is monitored	Sustainability Material Topic

Deterioration in customers’ creditworthiness,
affordability or valuations of assets and
investments from the transition towards
a low-carbon economy and/or the impact of
extreme weather events or natural hazards
	Credit, Market		Short, Medium, Long
Elements of climate change incorporated into annual
ECL assessment, see page 278, along with a range of
quantitative metrics across portfolios, for example,
EPC ratings and flood risk for residential mortgages.
Qualitative updates on nature, although
measurement capability is still evolving
Climate change, Biodiversity and nature

General insurance – greater losses from higher volume of home insurance claims	Insurance underwriting		Short, Medium, Long	Defined risk appetite. For further details of insurance risk and policy, please see page 133 of our sustainability report	Climate change

Life insurance – changes in mortality, morbidity and longevity risks driven by climate and environment, such as changes in air quality, temperature and vector-borne diseases	Insurance underwriting		Short, Medium, Long
Deaths, critical illness, sickness inception and
recovery rates, policy lapses and paid-up rates for
material business lines are monitored and managed.
Pricing and product terms and conditions are
designed to reduce risk
Climate change, Biodiversity and nature

Disruption to the Group’s supply chain or damage to premises due to increased frequency and severity of extreme weather events, such as floods and storms affecting services	Operational		Short, Medium, Long	Invocation of Group Incident Management (GIM) Operational Framework. Incident reports reviewed monthly at Group Incident Operating Forum (GIOF)	Climate change, Biodiversity and nature

Failure to deliver on our voluntary sustainability commitments including supporting the transition to net zero	Compliance		Short, Medium, Long	Progress against our emission reduction targets and sustainable lending and investments. For further details please see pages 43 to 47	Climate change, Governance and conduct

Material errors in external sustainability reporting, or failure to meet the relevant disclosure requirements	Operational		Short, Medium	Qualitative updates provided to Group executive committees. Further details can be found on pages 80 to 81	Climate change, Diversity, equity and inclusion, Human rights

External perception of greenwashing in the Group’s disclosures, marketing or product communications	Conduct		Short, Medium	Qualitative updates as part of executive governance on the Group’s communications strategy and associated policy framework	Governance and conduct

Financial hardship as a result of macroeconomic pressures resulting in delinquencies	Credit, Market		Short, Medium	Scenario updates are presented to executive committees on a regular basis. See page 92	Financial inclusion and resilience

Financial education gaps in society resulting in lower engagement with financial products and lower level of financial resilience	Credit, Conduct		Short, Medium	Purpose pillar updates are provided to Responsible Business Committee. See page 97	Financial inclusion and resilience

Artificial intelligence impacting customer service experience and presenting limitations for customers with accessibility needs	Conduct		Short, Medium	Qualitative updates given to Board Risk Committee see page 81	Financial inclusion and resilience, Governance and conduct

Colleague wellbeing – the failure to provide an appropriate colleague culture, reward, talent management and wellbeing policies and process	Operational		Short, Medium	Quantitative and qualitative indicators, such as succession, diversity, retention see pages 22 to 23	Diversity, equity and inclusion, Health and wellbeing of colleagues

Changes in social sentiment and expectations of the Group in relation to sustainability topics	Conduct		Medium, Long	Scenario updates are presented to executive committees on a regular basis. See page 97	Financial inclusion and resilience, Health and wellbeing of colleagues

Losses incurred by our customers and organisation due to economic crime.	Economic crime		Short, Medium	Risks monitored through regular updates to executive committees, key indicators and risk appetite reviews. See page 179	Financial crime

Ineffective technology implementation could result in service disruption due to internal failure or cyber-attack, threatening business continuity and customer experience	Operational		Short, Medium, Long	Qualitative updates given to Responsible Business Committee see page 81	Cyber security and data privacy, Governance and conduct
Lloyds Banking Group plc Annual Report and Accounts 2025

Opportunities
Opportunity description	Principal risk	Driver	Time horizon	How this is monitored	Sustainability Material Topic

Reducing the emissions and improving the resilience of our own operations	Operational, Climate		Short, Medium	Our own operational pledges. For further details, see page 70 of our sustainability report	Climate change

Providing finance to support investment in climate-related technology and solutions	Market, Climate, Credit		Short, Medium	Our Commercial Banking sustainable lending target see page 45	Climate change

Develop products to support sustainable projects including loans and green bonds	Market, Credit		Short, Medium	Our sustainable lending targets. For further details please see page 45	Climate change, Regional inequalities

Increasing consumer preference for sustainable products	Market		Short, Medium	Our Scottish Widows Lifetime Investments default proposition for workplace customers includes funds that integrate ESG-tilts and apply our exclusions policy	Climate change, Regional inequalities, Financial inclusion and resilience

Develop industry partnerships to help drive sustainable, low carbon and nature positive solutions for our customers to transition	Conduct, Climate		Short, Medium	Our sustainable lending targets. For further details please see page 45. For details on our partnerships that support the UK transition see our website	Climate change, Biodiversity and nature, Regional inequalities

Supporting nature recovery projects as a test and learning on how we can leverage green finance to support nature restoration in the future	Market, Credit		Medium, Long	Internal KPIs set at a project level	Biodiversity and nature

Transforming the inclusion of our business to support our colleagues and enable us to develop more inclusive and accessible products to serve our customers	Operational		Short, Medium	Colleague inclusion performance see page 23 and support provided to businesses owned by Black, disabled and women entrepreneurs, see page 28 of our sustainability report	Diversity, equity and inclusion, Human Rights

Digital and artificial intelligence tools to support, empowering customers financial resilience and to identify customer vulnerabilities while ensuring good outcomes for customers	Conduct, Operational		Short, Medium	Qualitative updates given to Responsible Business Committee see page 81	Artificial Intelligence, Financial inclusion and resilience, Governance and conduct

Opportunities to invest in the UK’s regions and develop products and services that support regeneration, job creation and productivity, collaborating with government	Conduct, Operational		Short, Medium	Funding provided to support communities and regions within the UK. See pages 37 to 47 of our sustainability report	Regional inequalities

Support the government ambitions increasing accessibility and availability of affordable quality and sustainable housing	Conduct, Operational		Short, Medium, Long	First time buyer performance and sustainable or sustainability-linked social housing financing to the social housing sector. See page 14 of our sustainability report	Regional inequalities, Financial inclusion and resilience

Develop products that support customer
lifestyle needs (e.g. pension products; income
protection) so the Group can support our
customers to plan for the future, and grow our
customer base and assets under management
	Conduct, Operational		Short, Medium	Our workplace pension, Ready-Made Pension, Ready-Made Investments and insurance offerings. See pages 31 to 32 of our sustainability report	Financial inclusion and resilience

£633m	£3.2bn	>84,000
financing for Sizewell C energy security project	of new finance supporting social housing in 2025	customers empowered through our ready- made investments
Lloyds Banking Group plc Annual Report and Accounts 2025

Supporting the transition to net zero
How sustainability is factored
into our internal reporting and
planning process
Climate considerations form part of our planning and forecasting activities. We consider climate effects in our base case economic scenario and forecast financed emissions alongside climate risks and opportunities within the Group’s operating plan, primarily across four key areas: Bank financed emissions, Scottish Widows
investment carbon intensity, own operations and supply chain.
Our planning process acknowledges the dependencies on external factors such as policies, technology developments and customer behaviour. We continue to monitor the impact of these external factors on our Group ambitions and targets alongside working in partnership with our customers and other stakeholders
to support the UK transition.
How we monitor and report sustainability-related matters:
•We forecast Bank financed emissions to 2030, including
high-carbon sectors, own operations, and, since 2025,
the Scottish Widows carbon investment footprint
•Internally, we report quarterly on sustainable lending and
investments, and regularly on financed emissions, with 2025
seeing the inclusion of wider social sustainability metrics;
these processes inform executive remuneration and Board
risk appetite
•The majority of our sustainability costs incurred by the Group form part of business-as-usual activities. In addition, finance tracks specific project-related sustainability investments across climate, nature and social initiatives, engaging directly with business units to ensure strategic alignment, with around
c.£28 million dedicated in 2025 to support customer transition, alongside ongoing activities
•Financial statement preparation considers climate change
impacts on the Group’s financial position, with no material
impact forecasted to expected credit loss, see page 278

Progress in reduction of our Group’s emissions (MtCO2e)[1]
Our environmental strategy
Our environmental strategy supports growth and balance sheet resilience by supporting our customers, clients and the broader economy transition. We do this by managing our impacts, mitigating our risks, and seeking growth opportunities through financing and investment activities.
Our strategy is based on understanding the changes and solutions needed to enable the transition, the associated opportunities, risks and dependencies; supported by scenario analysis. It is supported by our engagement with clients on Client Transition Plans, investees through our stewardship approach and suppliers helping us to understand what this means in reality for them and the wider economy.
Recognising the global shortfall in the pace of transition, our systems-led approach identifies material risks and opportunities, prioritising actions to unlock progress. We address interdependencies across sectors and extend our focus beyond climate to nature and social considerations, aiming for a Just Transition, with the actions we take closely aligning with our purpose pillars.
Our emissions reduction ambitions
The Group have set four ambitions across our own operations, supply chain and lending and investments to support the
decarbonisation of our business in line with limiting global warming to 1.5°C. We recognise that there are significant challenges and external dependencies in many areas of the economy, including the technologies, solutions and policies required, that will need to be addressed for us to achieve these. The progress we have made against our ambitions are shown within each section.
To date, our emissions footprint has guided where we have the biggest role to play. We calculate our emissions in line with the
Greenhouse Gas Protocol, further detail is in our sustainability metrics basis of reporting . The makeup of our lending portfolio means our biggest exposure to sectors at increased climate risk is in relation to our residential mortgages, real estate sector and agriculture. The scale of our emissions varies across different areas of the business.
A breakdown of our Group’s absolute emissions is shown to the right.
What this looks like for the Group
The scale of our current emissions varies across
different areas of the business.

Bank financed

Baseline year[2] MtCO2e 29.2

2024 MtCO2e 18.6

Baseline year[2] MtCO2e 12.5

Scottish Widows financed[3]

2024 MtCO2e 8.8

Baseline year[2] MtCO2e 0.53

Supply chain[4]

2024/25 0.51 MtCO2e

Own operations

Baseline year[2] MtCO2e 0.18

2024/25 0.11 MtCO2e

1Based on 2024 data available for Bank and Scottish Widows financed emissions Scope 1 and 2 emissions only. 2024/25 period end data for supply chain emissions and own operations includes Scope 1, 2 and 3 categories and is reported on a market basis.
2Baseline year determined by ambition (2018 for Bank, 2019 for Scottish Widows, 2021/22 for
Supply Chain and 2018/2019 for Own Ops) MtCO2e – Megatonnes Carbon Dioxide equivalents.
3Scottish Widows ambition is intensity based for details on progress see page 45. The difference to the amount shown in the diagram is due to rounding differences.
4Supply chain emissions are calculated from supplier spend totalling £4.4 billion (net of VAT).
In addition there is a further £5.7 billion (gross spend) spread across other business areas.
For further details on our methodology see sustainability metrics basis of reporting .

1Baseline year determined by ambition (2018 for Bank, 2019 for Scottish Widows, 2021/22 for Supply Chain and 2018/2019 for Own Ops) MtCO2e – Megatonnes Carbon Dioxide
equivalents.
2Based on 2024 data available for Bank and Scottish Widows financed emissions Scope 1 and 2 emissions only. 2024/25 period end data for supply chain emissions and own operations includes Scope 1, 2 and 3 categories and is reported on a market basis.
3Supply Chain emissions are calculated from supplier spend totalling £4.4 billion (net of
VAT). In addition there is a further £5.7 billion (including VAT) spread across other business areas. Further details on our methodology see sustainability metrics basis of reporting
2025.
Further details on our methodology see sustainability metrics basis of reporting 2025 .

Lloyds Banking Group plc Annual Report and Accounts 2025

Bank
Our ambition
Work with customers, government and
the market to help reduce the carbon
emissions we finance by more than 50%
by 2030 on the path to net zero by
2050 or sooner.
1From a 2018 baseline, covering Scope 1 and 2 emissions.

Our progress
MtCO2e reduction (%)	●	Progress	●	2030 ambition

Our latest estimate shows a 36% reduction in our Bank financed emissions from our 2018 baseline of 29.2 MtCO2e.
Our net zero ambition was set in 2020 and informed by the
UK CCC’s assessment then of UK sectoral emissions reductions pathways. While we have made progress to date, achieving
this ambition depends on how quickly the underlying sectors
transition given the challenges and external dependencies
that exist in many areas of the economy. These challenges
and dependencies are related to policy and regulatory support, market readiness and public awareness, technology availability and infrastructure, supply chains and workforce skills and grid decarbonisation. We explain specific dependencies by system
in our transition plan, see our sustainability report .
We are committed to supporting clients and the wider economy through this transition, but variability in policy, technology deployment and market conditions will influence the outcomes we are able to achieve.

2018 Baseline

Our actions
Our overall Bank financed emissions reduction ambition is
supported by ten sector-specific NZBA targets covering our
highest emitting sectors.
These targets are supported by sector-specific transition plans which detail how we are supporting our customers and clients to transition in these areas.

Sector target summary
System and targets[1]	Baseline year of target	Target baseline[2]	2024 Target progress	Divergence from pathway[3]
Greening the built environment
UK mortgages – 35% reduction in emissions intensity to 30kgCO2e/m2 by 2030	2020	46kgCO2e/m2	42kgCO2e/m2	2.0%
Commercial and residential real estate (C&RRE) – 43% reduction in emissions intensity to 22kgCO2e/ m2 by 2030	2021	38kgCO2e/m2	34kgCO2e/m2	5.6%
Low carbon transport
Retail motor (cars and LCVs) – 48% reduction in emissions intensity to 82gCO2e/km by 2030	2018	157gCO2e/km	132gCO2e/km	(1.8%)
Road passenger transport – 47% reduction in emissions intensity to 67gCO2e/pkm by 2030	2019	125gCO2e/pkm	109gCO2e/pkm	0.6%
Automotive (OEMs) – 47% reduction in emissions intensity to 131gCO2e/vkm by 2030	2020	246gCO2e/vkm	234gCO2e/vkm	18.7%
Aviation – 31% reduction in emissions intensity to 788gCO2e/rtk by 2030	2019	1,143gCO2e/rtk	743gCO2e/rtk	(24.4)%
Sustainable farming and food
Agriculture – 23% reduction of absolute emissions to 5.1MtCO2e by 2030	2021	6.6MtCO2e	5.4MtCO2e	(13.3)%
Energy transition
Oil and gas – 50% reduction in absolute emissions to 3.6MtCO2e by 2030	2019	7.2MtCO2e	1.6MtCO2e	(59.3)%
Power generation – 81% reduction in emissions intensity to 51gCO2e/kWh by 2030	2020	264gCO2e/kWh	6gCO2e/kWh	(96.4)%
Thermal coal – Full exit of thermal coal power in the UK by 2023. Full exit from all entities that operate thermal coal facilities by 2030	–	–	–	–%

1There are rounding differences between target baseline, percentage reduction and 2030 target. Targets cover on-balance sheet assets. The scope of our target has been defined within the sustainability metrics basis of reporting 2025 available at sustainability downloads .
2C&RRE, Retail motor, Road passenger transport, Automotive (OEMs), Aviation, Agriculture, Power and Oil and gas baselines have been updated due to methodology changes, correction of misstatements due to error and revised client data.
3Shows divergence between 2024 actual and 2024 reference pathway emission intensity. Arrow up – performance for 2024 ahead of reference pathway. Arrow down –
performance for 2024 behind reference pathway. Retail motor divergence is based on divergence from scenario pathway as no reference pathway is available.

Lloyds Banking Group plc Annual Report and Accounts 2025

Supporting the transition to net zero continued
Overview of decarbonising by system
As part of our planning process, we forecast our Bank financed emissions to 2030 for our priority sector targets, comparing this to our 2030 target outcome. Within the sustainability report our progress updates include insights on the key risks, dependencies and progress on achieving our 2030 targets. For further details please see individual sector updates within our sustainability report .
Energy
Energy contributes to 19.2%1,2,3 of UK emissions, and makes up 1.6%
of the Group’s Bank financed emissions. This system enables the decarbonisation of society and other systems or sectors such as the electrification of passenger transport or domestic heating.
To support the transition of this system our activities include:
•Continuing to engage with clients on their net zero transition, reviewing and considering their transition-related targets,
commitments and progress
•Aligning current and future growth strategy to the UK
government’s Clean Power 2030 ambition, in order to continue playing a role in the transition
Greening the built environment
Contributing to 25.1%1,2 of UK emissions and 26.3% of the Group’s
Bank financed emissions the built environment touches a number of areas across the Group, including our residential mortgages portfolio and our commercial real estate clients.
The energy system is intrinsically linked to decarbonisation of the built environment with decarbonisation of electricity, a critical enabler alongside a switch away from gas boilers to lower carbon heating alternatives.
To support the transition of this system our activities include:
•Continuing to enhance data capability across the system to
understand risks and impacts and target actions effectively
•Identifying finance models to support customers and make
retrofit affordable
•Enhancing customer education to understand options available
•Encouraging development of policy frameworks to support
retrofitting at scale
•Unlocking skills through our participation in industry-leading skills and diveristy initiatives
Low carbon transport
Surface transport is the highest emitting sector in the UK,
accounting for 23.2%1,2 of total emissions and 15.1% of the Bank’s financed emissions. Our low carbon transport system addresses transport by road and by air, with surface transport the highest emitting sector in the UK.
To support the transition of this system our activities include:
•Considering innovative financing models, such as cashback
incentives, to encourage customer uptake of low carbon
transport, with the Group financing 1 in 8 electric vehicles on UK roads
•Using data to highlight benefits to customers of switching
to low carbon vehicles
•Facilitating the move to greener vehicles by considering support for the required support infrastructure and associated new
financing opportunities
Sustainable farming and food
Responsible for 12.4%1,2 of UK emissions and 29.0% of Bank financed emissions. Our system addresses primary agriculture and the food value chain and plays an important role in ensuring food security in the UK.
To support the transition of this system our activities include:
•Articulating the challenges through policy engagement with
government and industry bodies
•Investing in tools that will support our customers, including collaborating with Soil Association Exchange and Finance Earth to pilot new financing models that reward farmers for prioritising environmental outcomes
•Engaging with our most material food, drink and retail clients though our Client Transition Plan assessments for the sector
•Launching the Agriculture Transition Finance loan to help
farmers adopt regenerative practices
1Sourced from Department for Energy Security and Net Zero – 2023 UK greenhouse gas emissions.
2UK emissions from 2023, including energy supply were 96.6MtCO2e for built environment, 89.1MtCO2e for Passenger Car, Electric Vehicle, Buses and Light Duty
Vehicles, and aviation transport and 47.7MtCO2e for sustainable farming and food.
Total UK emissions from 2023, including energy supply where 385.0MtCO2e for the entire UK.
3UK emissions from energy supply in 2023 were 74.0MtCO2e. Emissions for the Energy transition system relate to UK energy supply emissions including emissions from power generation and fuel supply.
Lloyds Banking Group plc Annual Report and Accounts 2025

Sustainable financing and investment targets[1] We have established sustainable finance and investment targets aligned to our core business areas.

Since 2022 our cumulative sustainable lending is £70.9 billion covering our Commercial Banking, Motor and Mortgages
businesses. Our active targets for these areas are £30 billion sustainable finance for Commercial Banking customers by the
end of 2026, £10 billion of financing for electric vehicles and
£11 billion of mortgage lending for EPC A and B rated properties both by the end of 2027. We achieved our original target to
invest in climate-aware strategies at the end of 2024. At year end 2025 we have £81.3 billion invested in climate-aware
strategies. This is a significant rise compared to the prior period, driven by the launch of our new workplace proposition, Scottish
Widows Lifetime Investment, which includes a higher proportion of climate-aware ESG-tilted investment strategies.

Our Sustainable finance and investment targets

Group-wide sustainable finance Commercial Banking[1,2,3]

Total £45bn (cumulative target)

Mortgages[1,4]	£40.3bn Current progress

Total £21bn (cumulative target)

Motor[1,5]	£18.5bn Current progress

Total £18bn (cumulative target)

£12.1bn Current progress

Total sustainable finance achieved since 2022	£70.9bn

●	Performance against previous target	Target outperformance
●	Performance against current target	Target

Target

2022	£15bn	◀ £15.8bn

2024			◀ £24.5bn £30bn
Progress (£bn lending)			2026 target

Target

2022		£10bn	◀ £13.3bn

2025	◀ £5.3bn	£11bn
Progress (£bn lending)		2027 target

Target

2022		£8bn	◀ £9.4bn

2025	◀ £2.8bn		£10bn
Progress (£bn lending)		2027 target

Scottish Widows[6]
Discretionary investment in climate-aware strategies	£81.3bn

1As defined within the Sustainable Financing Framework available in our sustainability downloads
2The new Commercial Banking target (1 January 2024 onwards) relates to both Corporate and Institutional Banking customers and Business and Commercial Banking customers. From 1
January 2022 to 31 December 2023 the target applied to corporate and institutional customers only, and was measured against the criteria set out in the 2023 Sustainable Financing
Framework.
3Includes £0.6bn lending to SMEs located in the most socio-economically disadvantaged areas in the UK and to female-led businesses, both of which form part of the social eligibility criteria, included for the first time in 2025.
4New mortgage lending on UK (excluding Channel Islands) residential property that meets an EPC rating of B or higher. The target includes remortgages but excludes further advances.
£18.5 billion covers the period from January 2022 to September 2025. £5.3 billion was achieved from 1 January 2025 to 30 September 2025. There are rounding differences between the cumulative total and the individual target positions.
5From 1 January 2025 the new target includes new lending advances and operating leases for EVs; includes cars and vans. From 1 January 2022 to 31 December 2024 the target covered
EVs and plug-in hybrid vehicles new lending advances for Black Horse and operating leases for Lex Autolease (gross) and operating leases for Tusker (gross, post-acquisition by the
Group (February 2023)); includes cars and vans. There are rounding differences between the cumulative total and the individual target positions.
6This refers to funds that have a focus on investment in companies that are either adapting their business to reduce carbon emissions or developing solutions to address climate change.
Lloyds Banking Group plc Annual Report and Accounts 2025

Supporting the transition to net zero continued

Scottish Widows Our ambition Achieving net zero emissions across our investment portfolio by 2050, with the interim target of halving our carbon footprint by 2030.

To support our ambition we set ourselves the following targets:
•Invest between £20 billion to £25 billion in climate-aware
investment strategies[1], with at least £1 billion invested into climate solutions investments by 2025
•Halving the carbon footprint[2,3] of our investment portfolios by 2030

Our progress
tCO2e/£m invested
	2024	2023[4]	Baseline[4]
Carbon footprint (where data is available) (tCO2e/£m)	55.2	64.7	116.1

1Climate-aware investment strategies: This refers to funds that have a focus on investment in companies that are either adapting their businesses to reduce carbon emissions or developing solutions to address climate change. We will invest in climate solution investments either within these strategies or other funds. For more information on our calculation methodology for these targets please see the sustainability metrics basis of reporting 2025 which is available on our sustainability downloads .
2From a 2019 baseline.
3Carbon footprint is a measure of carbon intensity calculated as absolute value of emissions applicable to an investment divided by the value of investment.
The carbon footprint measured, where data is available, for year end 2024 was
55.2 tCO2e/£m against a 2019 baseline of 116.1 tCO2e/£m.
4The metrics for 2019 and 2023 have not been restated in the current period.

Our Scottish Widows Group 2024 carbon footprint was
55.2 tCO2e/£m, down from our 2019 baseline of 116.1 tCO2e/£m, which represents a 52% decrease. Whilst financed emissions
continued to decline over 2024, the more significant driver of the fall in footprint was the rise in the market value of the investment portfolio in line with market performance over the year. We consider the long-term trend of our carbon footprint to avoid the impact of short-term market volatility on results and decision making.
We achieved our original target to invest in climate-aware
strategies at the end of 2024. At year end 2025 we have
£81.3 billion invested in climate-aware strategies. This is a significant rise from what we’ve already achieved, driven by the launch of our new workplace proposition, Scottish Widows
Lifetime Investment, which includes a higher proportion of
climate-aware ESG-tilted investment strategies.
Our updated transition plan – The Road to 2030 and Beyond –
was released in October 2025 and reaffirms our commitment
to investing for a net zero by 2050 transition that delivers good customer outcomes. In this new plan, we detail how we invest and influence to drive the transition, and monitor our progress. The
Plan shifts focus from just looking at portfolio decarbonisation towards enabling real-world emissions reduction and delivering resilient, responsible investment outcomes for customers.
Key areas of focus include:
•Investing in climate leaders that are aligned to the goals of the Paris
Agreement, and influence climate laggards that are not aligned
•Seek new climate and nature solutions opportunities,
particularly through private markets
•Take a holistic, systems-level approach to net zero that
connects climate, nature and social issues
Further details on this activity is included on pages 112-113 in our sustainability report .

Supply chain Our ambition Reduce our supply chain emissions by 50% by 2030, on a path to net zero by 2050[1].

Our progress
tCO2e
	Current year 2024/25	Restated[2] 2023/24	Restated[2] baseline year 2021/22
Scope 3 supply chain emissions GHG Protocol Categories 1,2,4 and 8	511,909	504,299	530,621
1From a 2021/22 baseline. 2Our baseline and prior period comparative were restated due to methodology changes.

For the period, October 2024 to September 2025, our emissions are calculated from supplier spend totalling £4.4 billion (net of
VAT). This represents an 11% increase in spend compared to our baseline year, with absolute emissions decreasing by 4%, and emissions intensity by 13%.
Whilst we have seen a reduction in emissions, progress has
been impacted by an increase in category 2 emissions reflecting the Group’s investment in our new data centre, as well as capital expenditure to maintain and transform our office and branch
network. In addition, an increase in category 4 emissions primarily due to increased spend with a single supplier. The pace of
decarbonisation by our supply chain also plays a factor,
emphasising the need for collective progress.
The calculation of our category 2 and category 4 emissions
relies predominantly on less accurate calculation methodologies.
These activities are also more carbon intensive. Whilst we expect this spend to decrease as our investment programme concludes, we will continue to encourage our key suppliers to disclose their full scope of material emissions and collaborate with them
through our Emerald Standard programme. This year, we have
had direct engagement with 170 suppliers who make the biggest contribution to our supply chain emissions.
In October 2025, Comprehensive Environmental Data Archive
(CEDA) released an update to carbon emissions factors for 2023 onwards. As a result, we have restated baseline year + 1 and baseline year + 2.
To maintain consistency and comparability between our
disclosures, we also re-aligned some of our previous CEDA
mappings based upon improved understanding of descriptions
and corrected immaterial findings identified in prior years. These changes have been applied retrospectively, to our baseline year, to ensure our data reflects the most accurate and up-to-date information available.
Additional details on our supply chain emissions and our Emerald
Standard are included within our sustainability report .
Lloyds Banking Group plc Annual Report and Accounts 2025

Our operations Our ambition Achieve net zero own operations by 2030, based on our 2018/19 baseline.

The delivery of our ambition is supported by five pledges:
•Reduce our direct carbon emissions by at least 90% by 2030[1]
•Reduce total energy consumption across our operations by 50%
by 2030[1]
•Maintain travel-related carbon emissions below 50%[1,2]
•Zero waste by 2030 (includes our legacy waste reduction pledge)[3]
•Water neutrality by 2030[4]

Our progress
Net zero ambition progress	●	Progress	●	2030 ambition
Net zero carbon operations by 2030

1From a 2018/19 baseline.
2From 2023/24 our travel related carbon emissions pledge considers domestic travel only.
3Reduce operation waste by 80% by 2025 from a 2014/2015 baseline. Zero waste is defined as 90% diversion from landfill and incineration.
4Water neutrality across our buildings, reducing our water consumption as much as possible, and offsetting the residual volume. Includes water consumption across our full operational estate.

2018/19 Baseline

Net Zero

Our actions
We continue to make strong progress against our ambition and pledges. We recognise that in order to maintain progress, we will need to keep investing in our buildings, as well as supporting colleagues in the transition towards a greener future.
We continued reducing our carbon emissions associated with
heating fuel across our branches through a targeted programme to remove gas burning appliances. This year several branches were assessed for gas removal, with four buildings having
their gas boilers replaced with more carbon-friendly electric heating systems.
We will continue rolling out our heating decarbonisation
programme across the branch estate. To reduce our reliance
on grid electricity, we will investigate suitable locations for the installation of solar arrays and take action on these
where suitable.
The Group promotes sustainable travel through our sustainable car scheme and refreshed travel and expenses colleague
guidance. We have continued our activities this year to provide our colleagues with more sustainable travel choices. To increase awareness of the sustainable travel options available to
colleagues, we hosted a series of sustainable travel roadshows including virtual lunch and learn sessions for liftshare and cycle to work schemes.
Further details of progress against our operation pledges
can be found within our sustainability report .
Streamlined energy carbon reporting
Methodology
The Group follows the principles of the Greenhouse Gas (GHG)
Protocol Corporate Accounting and Reporting Standard to
calculate Scope 1, 2 and 3 emissions from our worldwide operations.
Energy consumption is calculated according to guidance set out by the Department for Energy Security and Net Zero. The reporting period is 1 October 2024 to 30 September 2025.
Emissions are reported based on the operational control approach.
•Reported Scope 1 emissions are from activities for which the
Group is responsible, including those generated from gas and oil used in buildings, emissions from fuels used in UK company owned vehicles used for business travel, and fugitive emissions from the use of air conditioning and chiller/refrigerant plant
•Reported Scope 2 emissions are generated from the use and
purchase of electricity and imported heat through heat networks which are calculated in line with GHG protocol using both the location and market-based methodologies
•Reported Scope 3 emissions relate to business travel (category 6)
and commuting (category 7) undertaken by colleagues, emissions from colleagues working from home (category 7), operational
waste (category 5) and the extraction and distribution of each of our energy sources – electricity, imported heating, gas and oil (category 3). Scope 3 emissions do not include purchased goods and services, capital goods, upstream transportation and distribution and upstream leased assets (category 1, 2, 4 and 8) and investments (category 15), these figures are included in our supply chain and financed emissions reporting shown on pages 43 to 46
•The methodology to derive reported Scope 1, 2 and 3 emissions is provided in our sustainability metrics basis of reporting 2025
Exclusions
Emissions associated with our joint ventures and investments are not currently calculated as they fall outside the scope of our operational boundary. The Group does not have any emissions
associated with the purchase of steam or dedicated cooling,
aside from that provided through heat networks for its own use.
We are not aware of any other material sources of omissions from our reporting.

Intensity ratio

	October 2024 to September 2025	October 2023 to September 2024	October 2022 to September 2023[1]
GHG emissions (CO2e) per £m of underlying income (location based)	8.4	10.2	9.8
GHG emissions (CO2e) per £m of underlying income (market based)	6.2	7.2	6.8
Our overall location-based carbon emissions2 were 154,198 tonnes
CO2e; an 11.5% decrease year-on-year. While our overall market-
based3 carbon emissions were 112,750 tonnes CO2e; an 8.7% decrease since 2023/24. Group energy consumption (electricity and gas)
has continued to reduce in line with reduction in the number of properties, extensive investment in energy efficiency across our buildings and adaptations; this has been offset by an increase in our emissions from business travel with the Group drawing more select skills from the global market. The operating model evolution has impacted our carbon emissions through a need for increased
international travel by our colleagues.
1Intensities have been restated for 2022/23 and 2023/24 emissions data to improve the accuracy of reporting, using actual data to replace estimates and improvements to fugitive gas calculations. Underlying income figures for those years have not changed.
2Includes Scope 1, 2 emissions and Scope 3 categories 3, 5, 6 and 7. Scope 3 categories 1,
2, 4, 8 and 15 are excluded.
3Since January 2019, our Scope 2 market-based emissions relating to electricity consumption are zero tCO2e as we have procured renewable electricity mainly through our Power Purchase Agreement (PPA) and Green Tariff, and renewable certificates equivalent to the remainder to make up the total electricity consumption in each of the markets in which we operate.
Lloyds Banking Group plc Annual Report and Accounts 2025

Supporting the transition to net zero continued

Carbon emissions (tonnes CO2e)

	October 2024 to September 2025 tonnes CO2e	October 2023 to September 2024 tonnes CO2e4	October 2022 to September 2023 tonnesCO2e4
Total tCO2e (location based)	154,198	174,230	176,372
Total tCO2e (market based)	112,750	123,449	122,616
Total Scope 1 and 2 (location based)	60,537	70,825	75,508
Of which: UK Scope 1 and 2 (location based)	57,229	69,055	74,735
Total Scope 1 and 2 (market based)	19,089	20,044	21,751
Of which: UK Scope 1 and 2 (market based)	18,946	19,881	21,541
Total Scope 1	19,084	20,040	21,740
Total Scope 2 (market based)	5	4	11
Of which: Electricity	–	–	–
Total Scope 2 (location based)	41,453	50,785	53,768
Total Scope 3	93,660	103,405	100,865
4Metrics have been restated for 2022/23 and 2023/24 emissions data to improve the accuracy of reporting, using actual data to replace estimates and improvements to fugitive gas calculations.
Further information covering our baseline year 2021/22 to 2024/25 is available in our sustainability metrics datasheet 2025 .

Global energy use (kWhs)

	October 2024 to September 2025 kWhs	October 2023 to September 2024 kWhs[1]	October 2022 to September 2023 kWhs[1]
Total global energy use	297,278,022	332,775,377	362,706,349
Of which: UK energy use	290,342,633	327,700,875	358,791,923
Total building energy	279,207,852	313,952,935	344,118,916
Total Company owned vehicle energy	6,502,390	8,704,843	10,108,961
Total grey fleet[2] vehicle energy	4,632,390	5,043,096	4,564,047
1Restated data since 2022/23 to improve the accuracy of reporting, using actual data to replace estimates and updates to historical emissions. Scope 3 – Business Travel
(category 6) also restated to reflect improving data coverage for Air and Rail emissions.
2Grey fleet refers to colleague and hired road vehicles being used for a business purpose.
Energy efficiency
We have continued our efforts to reduce our energy consumption through the delivery of energy efficiency project works. Our connected energy management contract with Mitie has produced a combined energy reduction of 4,751,980 kWhs across 29 sites. This year the programme focused on ensuring our building management systems controlled our internal environments appropriately and reduce energy waste through plant overrides.

Assessing our resilience
to climate risk
The risks associated with climate change
and the transition to a low carbon
economy can potentially expose the
Group to financial losses and therefore
present an important consideration for
the resilience of the Group’s strategy.
Our Assessment for 2025 continues
to support our view that our strategy
remains resilient to the challenges
of climate risk.

We continue to review our strategy to support the transition to net zero to ensure it captures our current view of potential risks and opportunities, as reflected in the previous sections.
To inform our latest assessment of the resilience of the Group’s strategy we have:
•Updated our understanding of the areas of our business facing the greatest risk, based on the size of the Group’s exposure and the potential relative impact across key sectors
•Completed additional analysis to understand the potential
impacts from these risks if they were to occur
Areas at greater risk
Understanding the potential impact of climate risk is initially informed by identifying which areas of the Group’s portfolios could be affected. We assess both physical and transition risk, noting that our physical risk assessment is currently more focused on our mortgage and home insurance books.
Climate change can increase the likelihood and severity of flood events, which could negatively impact property valuations and increase insurance costs. Our assessment tells us that approximately
1 in 6 properties within our mortgage portfolio are at risk of flooding, and just over 1 in 100 meet our very high risk criteria for the present day time horizon. We continue to work closely with the government to mitigate the risks around flood resilience and have integrated property level controls into our originations process. Stricter energy efficiency regulations rendering properties non-compliant could also have a negative impact on property valuations and lead
to increased affordability pressures on customers to transition.
For our Commercial Banking lending and investments portfolios, we have undertaken further analysis to inform which sectors are most exposed to climate risk using different models and scenarios, including bespoke scenarios and the Network for Greening the
Financial System (NGFS) scenarios.
Lloyds Banking Group plc Annual Report and Accounts 2025

Our latest analysis has assessed the potential financial impacts across key sectors under a range of scenarios, including the NGFS
Net Zero 2050 and Delayed Transition scenarios. Our analysis here however focuses on the Net Zero 2050 scenario as this analysis describes the ideal outcome that the Group’s net zero strategy and targets are aiming for. This level of analysis is focused on identifying where more detailed assessment is required. Recent flaws
acknowledged in the NGFS scenarios have been reviewed and
mitigated where necessary within assessments using these scenarios, including as part of ECL assessment (see Note 21, page 278).
We recognise the actions required under these scenarios’ assumptions now tend to generate increased transition risks compared to previous iterations, reflecting the lack of sufficient progress to date and external dependencies such as government policy.
Our analysis shows the sectors most impacted in the Net Zero 2050 scenario include coal mining, oil and gas, transport, automotive and utilities. These remain broadly unchanged from last year, noting higher impacts observed in the automotive sector, driven by the lower projections of EV uptake. Further detail is provided on analysis for our investments portfolio in the sustainability report .
A summary of bank lending to sectors with increased climate risk is shown in the table on page 78 of our sustainability report .
The make-up of the Group’s lending portfolio means the biggest exposures are in the residential mortgages and real estate sector, although short-term risks are expected to be limited based on the current policy landscape. Our exposure to other sectors with higher sensitivity to transition risk is lower and the Group continues to monitor loans and advances in these sectors. A similar sectoral analysis of Scottish Widows' assets under management is provided on page 117 of our sustainability report .
Analysis of potential impacts
Climate-related risks are complex, forward-looking and uncertain, and unlike traditional financial models, there is no historic dataset to test climate model outcomes against. Therefore, our approach to assessing the impact of these risks continues to evolve as our understanding matures and develop, including our scenario analysis capabilities and we’re continuing to embed these, as detailed within the risk management section on page 150 and page 124 in our sustainability report . The following assessments have been undertaken to evaluate our resilience to the impacts of the risks related to climate change.
Lending
For the last two years, we have incorporated consideration of some impacts of climate risk into our calculation of expected credit losses, as outlined in Note 21, page 278. This exercise was repeated in 2025 with similar results. This continues to support management’s view that there is a low residual risk of material error or omission in the
Group’s financial statements due to climate-related risks and as a result no adjustments have been made to ECL measured as at
31 December 2025.
We have also performed a stress exercise on the largest credit portfolio, retail mortgages, and quantified the impact on losses and implication on capital. The transition risk stress explored affordability shocks due to retrofitting and valuation impacts for properties falling below hypothetical future minimum energy efficiency standards. The climate impact was immaterial in relation to both impairment and capital effect.
Investment and insurance
We continue to assess risks to the achievement of our strategic objectives over the short to medium term by stress testing our business plan. Amongst other stress tests, we considered a bespoke climate scenario and compared this to the base planning scenario.
Over the past few years these stress tests against the base plan have assessed scenarios capturing different climate risk drivers, for 2025 we considered acute physical risk events and subsequent social, economic and governmental actions.
This analysis showed us the variation in projected profitability caused by an adverse climate scenario and the potential for it to impact Scottish Widows Group’s capital position.
Lloyds Banking Group plc Annual Report and Accounts 2025

Financial
results

Results for the full year
Income statement – underlying basisA	51
Key balance sheet metrics	51
Balance sheet analysis	52
Summary of Group results	53
Segmental analysis – underlying basisA	60

Divisional results
Retail	61
Commercial Banking	62
Insurance, Pensions and Investments	63
Equity Investments and Central Items	64
Delivering
long-term,
sustainable
returns
We are Helping Britain Prosper in a way
that delivers sustainable profit and growth

Strategic report
Sustainability review
Financial results
Governance
Risk management
Financial statements
Other information

Lloyds Banking Group plc Annual Report and Accounts 2025

Income statement – underlying basisA

	2025 £m	2024 £m	Change %
Underlying net interest income	13,635	12,845	6
Underlying other income	6,120	5,597	9
Operating lease depreciation	(1,454)	(1,325)	(10)
Net income	18,301	17,117	7
Operating costs	(9,761)	(9,442)	(3)
Remediation	(968)	(899)	(8)
Total costs	(10,729)	(10,341)	(4)
Underlying profit before impairment	7,572	6,776	12
Underlying impairment charge	(795)	(433)	(84)
Underlying profit	6,777	6,343	7
Restructuring	(46)	(40)	(15)
Market and other volatility	72	(144)
Amortisation of purchased intangibles	(86)	(81)	(6)
Fair value unwind	(56)	(107)	48
Volatility and other items	(70)	(332)	79
Statutory profit before tax	6,661	5,971	12
Tax expense	(1,904)	(1,494)	(27)
Statutory profit after tax	4,757	4,477	6

Earnings per share	7.0p	6.3p	0.7p
Dividends per share – ordinary	3.65p	3.17p	15
Share buyback value	£1.75bn	£1.70bn	3

Banking net interest marginA	3.06%	2.95%	11bp
Average interest-earning banking assetsA	£462.9bn	£451.2bn	3
Cost:income ratioA	58.6%	60.4%	(1.8)pp
Asset quality ratioA	0.17%	0.10%	7bp
Return on tangible equityA	12.9%	12.3%	0.6pp
ASee page 308.
Key balance sheet metrics

	At 31 Dec 2025	At 31 Dec 2024	Change %
Underlying loans and advances to customersA	£481.1bn	£459.1bn	5
Customer deposits	£496.5bn	£482.7bn	3
Loan to deposit ratioA	97%	95%	2pp
CET1 ratio	14.0%	14.2%	(0.2)pp
Pro forma CET1 ratioA,1	13.2%	13.5%	(0.3)pp
UK leverage ratio	5.4%	5.5%	(0.1)pp
Risk-weighted assets	£235.5bn	£224.6bn	5
Wholesale funding[2]	£99.4bn	£92.5bn	7
Wholesale funding <1 year maturity[2]	£37.0bn	£31.3bn	18
of which: money market funding <1 year maturity[2]	£26.6bn	£16.9bn	57
Liquidity coverage ratio – eligible assets[3]	£131.4bn	£134.4bn	(2)
Liquidity coverage ratio[4]	145%	146%	(1)pp
Net stable funding ratio[5]	124%	129%	(5)pp
Tangible net assets per shareA	57.0p	52.4p	4.6p
131 December 2025 and 31 December 2024 pro forma CET1 ratios reflect the full impact of the share buybacks announced in respect of 2025 and 2024. 31 December 2024 pro forma
CET1 ratio also reflects the ordinary dividend received from the Insurance business in February 2025. The CET1 and pro forma CET1 ratios at 31 December 2025 both reflect an ordinary dividend received from the Insurance business in December 2025, that would previously have been received in February of the following year.
2Excludes balances relating to cash collateral of £1.5 billion (31 December 2024: £2.8 billion).
3Eligible assets are calculated as a monthly rolling simple average of month-end observations over the previous 12 months post any liquidity haircuts.
4The liquidity coverage ratio is calculated as a simple average of month-end observations over the previous 12 months.
5The net stable funding ratio is calculated as a simple average of month-end observations over the previous four quarter-ends.
Lloyds Banking Group plc Annual Report and Accounts 2025

Balance sheet analysis

	At 31 Dec 2025 £bn	At 30 Sep 2025 £bn	Change %	At 30 Jun 2025 £bn	Change %	At 31 Dec 2024 £bn	Change %

UK mortgages	323.1	321.0	1	317.9	2	312.3	3
Credit cards	17.3	16.8	3	16.4	5	15.7	10
UK Retail unsecured loans	10.5	10.3	2	9.9	6	9.1	15
UK Motor Finance[1]	16.4	16.1	2	16.0	3	15.3	7
Overdrafts	1.3	1.2	8	1.2	8	1.2	8
Retail Europe[2]	20.4	19.9	3	19.0	7	16.8	21
Retail other[2]	1.3	1.4	(7)	1.2	8	1.1	18
Business and Commercial Banking	28.3	28.8	(2)	29.1	(3)	29.7	(5)
Corporate and Institutional Banking	62.0	61.3	1	59.7	4	57.9	7
Central Items[3]	0.5	0.3	67	0.6	(17)	–
Underlying loans and advances to customersA	481.1	477.1	1	471.0	2	459.1	5

Retail current accounts	102.8	101.8	1	100.6	2	101.3	1
Retail savings accounts	212.5	212.4		213.1		208.2	2
Wealth	9.9	9.5	4	9.7	2	10.2	(3)
Commercial Banking	171.1	172.6	(1)	170.2	1	162.6	5
Central Items	0.2	0.4	(50)	0.3	(33)	0.4	(50)
Customer deposits	496.5	496.7		493.9	1	482.7	3

Total assets	944.1	937.5	1	919.3	3	906.7	4
Total liabilities	896.2	891.8		872.4	3	860.8	4

Ordinary shareholders’ equity	41.8	40.2	4	40.4	3	39.5	6
Other equity instruments	5.9	5.2	13	6.3	(6)	6.2	(5)
Non-controlling interests	0.2	0.2		0.2		0.2
Total equity	47.9	45.6	5	46.9	2	45.9	4

Ordinary shares in issue, excluding own shares	58,799m	59,196m	(1)	59,938m	(2)	60,491m	(3)
1UK Motor Finance balances on an underlying basisA exclude a finance lease gross up. See page 308.
2Within underlying loans and advances, Retail Europe, previously presented within Retail other, is reported separately. The comparatives are represented on a consistent basis.
Retail other primarily includes the Wealth business.
3Central Items includes central fair value hedge accounting adjustments.
Lloyds Banking Group plc Annual Report and Accounts 2025

Summary of Group results
Statutory results
Income statement
The Group’s statutory profit before tax for 2025 was £6,661 million, 12% higher than in 2024. This included higher total income, partially offset by higher operating expenses and a higher impairment charge. Profit after tax was £4,757 million and earnings per share were 7.0 pence (2024: £4,477 million and 6.3 pence respectively).
Total income for 2025 was £19,422 million, an increase of 8% on the prior year (2024: £18,003 million). Net interest income of
£13,230 million was up 8% (2024: £12,277 million), driven by higher average interest-earning assets and a higher margin, benefitting from franchise led volume growth and stronger structural hedge income as eligible balances were reinvested in a higher rate environment, partially offset by continued mortgage and deposit headwinds.
Other income increased by 8% to £6,192 million (2024: £5,726 million), with higher other operating income and a higher insurance service result, partially offset by lower net trading income. Other operating income increased by 22% to £2,367 million (2024: £1,934 million) as a result of vehicle fleet growth and higher average vehicle rental values in UK Motor Finance within Retail. The insurance service result increased by 56% to £756 million (2024: £486 million), benefitting from higher income in the workplace pensions business, higher general insurance income net of claims and the full acquisition of Schroders Personal Wealth in the fourth quarter. This was alongside the gain on sale of the Group’s bulk annuities portfolio to Rothesay Life plc in the first half of the year. Net trading income reduced to £1,485 million
(2024: £1,812 million), largely due to market movements partially offset by strong income growth from Lloyds Living.
Total operating expenses of £11,966 million (2024: £11,601 million) included a higher remediation charge relating to motor finance commission arrangements. Excluding remediation, the impact of strategic investment (including planned higher severance), business growth costs (including the full acquisition of Schroders Personal Wealth) and inflationary pressures were partially mitigated by cost savings from investment and continued business-as-usual cost discipline. Operating expenses include operating lease depreciation which increased due to fleet growth, the depreciation of higher value vehicles and declines in used electric car prices, partly mitigated through lease extensions, used car leasing and remarketing agreements.
A remediation charge of £968 million was recognised by the Group in 2025 (2024: £899 million), including £800 million in relation to the potential impact of motor finance commission arrangements taken in the third quarter, bringing the total provision recognised for motor finance to £1,950 million.
The 2025 impairment charge was £795 million, up from £431 million in 2024 which benefitted from a large credit from improvements in the
Group’s economic outlook. In Retail, the charge for 2025 reflected both strong performance alongside the benefits from calibrations and model refinements and a debt sale. In Commercial Banking, higher charges in the first half of the year driven by a small number of individual cases were more than offset by releases from Stage 1 and Stage 2 model calibrations capturing strong credit performance and reducing interest rates throughout the year.
The Group recognised a tax expense of £1,904 million in 2025 (2024: £1,494 million).
Balance sheet
As at 31 December 2025, total assets were £944,072 million, £37,375 million higher than the prior year (31 December 2024:
£906,697 million). Financial assets at amortised cost were £553,672 million, £21,895 million higher versus the prior year (31 December 2024:
£531,777 million), supported by increases in loans and advances to customers. This included growth of £10,806 million in UK mortgages, alongside growth across UK Retail unsecured loans, credit cards, UK Motor Finance and the European retail business totalling £7,307 million.
Lending balances increased by £2,707 million in Commercial Banking, with higher Institutional balances including securitised products, alongside corporate infrastructure growth, partially offset by repayments of government-backed lending.
Financial assets held at fair value through profit or loss at £240,413 million increased by £24,488 million during the year, with increased holdings in the Insurance business as a result of market gains on investments held to back insurance and investment contract liabilities as well as increased reverse repurchase agreements in the banking business.
Derivative financial assets were £4,338 million lower at £19,727 million versus the prior year (31 December 2024: £24,065 million), driven by market movements in the year. Financial assets at fair value through other comprehensive income of £36,320 million increased by
£5,630 million in the year reflecting increases in liquid asset holdings. Cash and balances at central banks reduced by £6,044 million to
£56,661 million (31 December 2024: £62,705 million) reflecting a change in the mix of liquidity holdings. Other assets were £4,256 million lower, primarily reflecting the disposal of the Group’s bulk annuity business in the second quarter, partially offset by increased operating lease assets resulting from fleet growth and higher value vehicles in UK Motor Finance and increased investment properties from business growth in Lloyds Living.
Total liabilities were £896,205 million, £35,396 million higher over the year (31 December 2024: £860,809 million). Customer deposits of £496,457 million increased in the year by £13,712 million. Retail deposits increased £5,442 million in the year, including growth in
Retail savings accounts, as a result of net inflows to limited withdrawal and fixed term deposits particularly through increased ISA balances, and growth in European retail balances. This was alongside strength in current account balances. Commercial Banking deposits were up £8,418 million, resulting from growth in targeted sectors. Repurchase agreements at amortised cost increased by
£810 million to £38,570 million (31 December 2024: £37,760 million), following £13 billion of repayments of drawings from the Bank of
England’s Term Funding Scheme with additional incentives for SMEs (TFSME), more than offset by increased repurchase agreements.
Financial liabilities at fair value through profit or loss were stable at £27,909 million at 31 December 2025 and derivative financial liabilities decreased by £5,544 million to £16,132 million as a result of market movements. Liabilities arising from insurance and investment contracts increased by £23,632 million reflecting the increase in policyholder investments. Other liabilities decreased by £4,375 million to
£26,269 million and included the effects of the disposal of the Group’s bulk annuity business, partially offset by increased provisions primarily driven by the provision increase in relation to motor finance commission arrangements. Debt securities in issue at amortised cost increased by £7,437 million to £78,271 million, with new issuances in the year, while subordinated liabilities remained stable at
£9,894 million.
Total equity of £47,867 million at 31 December 2025 increased by £1,979 million from £45,888 million at 31 December 2024. Profit for the year, the unwind of the cash flow hedge reserve and issuance of AT1 capital instruments in February 2025 and November 2025 were partially offset by the impact of the ordinary share buyback programme, the dividends paid in May 2025 and September 2025, as well as the impact of redemptions of AT1 capital instruments in June 2025 and September 2025, alongside a lower pension surplus.
Lloyds Banking Group plc Annual Report and Accounts 2025

Summary of Group results continued
Underlying resultsA
The Group’s underlying profit was £6,777 million in 2025, up 7% versus the prior year (2024: £6,343 million). Higher underlying net interest income and higher underlying other income were partially offset by higher operating costs and a higher underlying impairment charge given a significant release in 2024 driven by the improved economic outlook. Underlying profit for the fourth quarter was £1,926 million versus
£1,290 million in the third quarter of the year.
Net incomeA

	2025 £m	2024 £m	Change %
Underlying net interest income	13,635	12,845	6
Underlying other income	6,120	5,597	9
Operating lease depreciation[1]	(1,454)	(1,325)	(10)
Net incomeA	18,301	17,117	7

Banking net interest marginA	3.06%	2.95%	11bp
Average interest-earning banking assetsA	£462.9bn	£451.2bn	3
1Net of losses on disposal of operating lease assets of £10 million (2024: profit of £59 million).
Net income of £18,301 million was up 7% compared to 2024, driven by higher underlying net interest income and higher underlying other income, partially offset by an increased charge for operating lease depreciation. Net income in the fourth quarter of £4,744 million was up
2% compared to the third quarter reflecting the same trends.
Within net income, underlying net interest income of £13,635 million was up 6% versus the prior year (2024: £12,845 million). This was supported by a banking net interest margin of 3.06% (2024: 2.95%). The net interest margin benefitted from franchise led volume growth and stronger structural hedge income as eligible balances were reinvested in a higher rate environment, partially offset by continued
mortgage and deposit headwinds. Average interest-earning banking assets in 2025 of £462.9 billion (2024: £451.2 billion) reflect strong customer led growth, primarily driven by UK mortgages, credit cards, UK Retail unsecured loans and the European retail business. In
Commercial Banking, average interest-earning banking assets reduced, impacted by continued repayments of government-backed lending within Business and Commercial Banking and lower lending to banks offsetting non government-backed lending growth. Underlying net interest income in 2025 also included a non-banking net interest expense of £515 million (2024: £469 million), increasing as a result of growth in the Group’s other operating income activities and the refinancing of these activities at higher rates. The Group expects underlying net interest income for 2026 to be c.£14.9 billion.
Underlying net interest income of £3,529 million in the fourth quarter of 2025 was 2% higher than the third quarter (three months to 30
September 2025: £3,451 million). A growing structural hedge contribution more than offset the impact of continued headwinds from asset margin compression and a reduced UK Bank Rate. This resulted in an increase in the banking net interest margin to 3.10% (three months to
30 September 2025: 3.06%). Average interest-earning banking assets were higher in the fourth quarter at £470.3 billion (three months to
30 September 2025: £465.5 billion), driven by UK mortgages, the European retail business and the Corporate and Institutional Banking business.
The Group manages the risk to earnings and capital from movements in interest rates by hedging the net liabilities which are stable or less sensitive to movements in rates. As at 31 December 2025, the notional balance of the sterling structural hedge was £244 billion
(31 December 2024: £242 billion) with a weighted average life of approximately 3.75 years (31 December 2024: approximately
3.5 years). The Group generated £5.5 billion of total income from sterling structural hedge balances in 2025, an increase of £1.3 billion over the prior year (2024: £4.2 billion). The Group expects sterling structural hedge earnings to be c.£7.0 billion in 2026, to be c.
£8.0 billion in 2027, with earnings growth from the structural hedge expected to continue thereafter.
Underlying other income of £6,120 million in 2025 grew by 9% compared to the prior year (2024: £5,597 million), driven by strengthening customer activity and the benefit of investments in strategic initiatives. This included an increase of 12% in Retail, driven by UK Motor
Finance from fleet growth and higher average vehicle rental values, alongside strength in income from current accounts and credit cards.
Commercial Banking increased by 1% from higher transaction banking and markets income, partially offset by lower loan markets activity, with 2024 benefitting from one-off gains. Insurance, Pensions and Investments underlying other income was up 11% from strengthening performance in the workplace pensions business, higher general insurance income net of claims and the full acquisition of Schroders
Personal Wealth in the fourth quarter. Equity Investments and Central Items benefitted from strong business growth in Lloyds Living.
Underlying other income in the fourth quarter was up 2% compared to the third quarter. This was supported by continued growth in UK
Motor Finance within Retail, higher transaction banking income in Commercial Banking, alongside the full acquisition of Schroders Personal
Wealth in Insurance, Pensions and Investments and continued business growth in Lloyds Living.
Operating lease depreciation of £1,454 million in 2025 was 10% higher than in the prior year (2024: £1,325 million), due to fleet growth, the depreciation of higher value vehicles and declines in used electric car prices, partially offset by risk mitigation actions. Compared to the third quarter of 2025, operating lease depreciation was 4% higher, in line with the continued growth in fleet size and year-end valuations. The Group continues to mitigate the risk of used car price movements through a number of market and customer initiatives to both improve performance and reduce volatility, including lease extensions, used car leasing, remarketing agreements and residual value insurance.
Lloyds Banking Group plc Annual Report and Accounts 2025

Total costsA

	2025 £m	2024 £m	Change %
Operating costsA	9,761	9,442	(3)
Remediation	968	899	(8)
Total costsA	10,729	10,341	(4)

Cost:income ratioA	58.6%	60.4%	(1.8)pp
Operating costs of £9,761 million increased by 3% in 2025 reflecting strategic investment (including an increased severance charge), business growth costs (including the full acquisition of Schroders Personal Wealth) and inflationary pressures. These factors were partially mitigated by cost savings from investment and continued business-as-usual cost discipline. Operating costs in the fourth quarter increased by 12% as expected, which includes the Bank Levy, additional investment spend and costs associated with the full acquisition of Schroders
Personal Wealth.
A remediation charge of £968 million was recognised by the Group in 2025 (2024: £899 million), including £800 million in relation to the potential impact of motor finance commission arrangements taken in the third quarter, bringing the total provision recognised for motor finance to £1,950 million. The FCA published Consultation Paper CP25/27 in October 2025 setting out detailed proposals for a scheme to redress unfair customer relationships, including a more generous redress methodology than anticipated in the previous scenario-based provision. The Group has made representations to the FCA on a number of aspects of the proposed scheme, including that the proposed redress methodology does not reflect the loss to the customer. The Group will assess developments and potential impacts on the provision following the announcement of the final scheme rules, which are expected by the end of March 2026. The current provision represents the
Group’s best estimate. In the fourth quarter the Group recognised a remediation charge of £56 million across a small number of rectification programmes.
Total costs, including remediation, of £10,729 million were 4% higher than the prior year, with net income up 7%. The cost:income ratio was
58.6% (2024: 60.4%) and the cost:income ratio excluding remediation was 53.3%. For 2026, the cost:income ratio is expected to be less than 50%, with operating costs expected to be less than £9.9 billion.
Underlying impairmentA

	2025 £m	2024 £m	Change %
Charges (credits) pre-updated MES[1]
Retail	734	789	7
Commercial Banking	(14)	48
Other	1	(10)
	721	827	13
Updated economic outlook
Retail	–	(332)
Commercial Banking	74	(62)
	74	(394)
Underlying impairment chargeA	795	433	(84)

Asset quality ratioA	0.17%	0.10%	7bp
1Impairment charges excluding the impact from the updated economic outlook (multiple economic scenarios, MES) taken each quarter.
The underlying impairment charge was £795 million (2024: £433 million), resulting in an asset quality ratio of 17 basis points. The higher charge includes a £74 million net charge from updated multiple economic scenarios (MES), compared to a credit from MES of £394 million in 2024 which benefitted from an improved economic outlook, notably house price growth.
The pre-updated MES charge of £721 million for 2025 is equivalent to an asset quality ratio of 15 basis points. This was lower compared to the prior year due to strong credit performance, with arrears low and stable across portfolios, alongside one-off benefits primarily from model refinements and calibrations. In Retail, the charge for 2025 reflected both strong performance alongside the benefits from calibrations and model refinements and a debt sale. In Commercial Banking, higher charges in the first half of the year driven by a small number of individual cases were more than offset by releases from Stage 1 and Stage 2 model calibrations capturing strong credit performance and reducing interest rates throughout the year.
The impairment charge in the fourth quarter of £177 million, equivalent to an asset quality ratio of 14 basis points, includes a £47 million
MES charge reflecting a higher short term unemployment outlook. The low pre-updated MES charge for the quarter includes model refinement benefits and a large debt sale write back in Retail which together reduced the charge. The asset quality ratio excluding the model and debt sale benefits is considered to be closer to 25 basis points, both for the full year and the fourth quarter. The Group expects the asset quality ratio to be c.25 basis points in 2026.
Lloyds Banking Group plc Annual Report and Accounts 2025

Summary of Group results continued
Restructuring, volatility and other items
Volatility and other items consists of market and other volatility, amortisation of purchased intangibles and fair value unwind.
Restructuring costs
Restructuring costs for 2025 were £46 million (2024: £40 million).
Market and other volatility
Market and other volatility resulted in a net gain of £72 million (2024: net loss of £144 million), as a result of the gain on sale of the Group’s bulk annuities portfolio to Rothesay Life plc in the first half of the year and the gain following the full acquisition of Schroders Personal
Wealth in the fourth quarter, partially offset by negative market volatility, primarily insurance related.
Amortisation of purchased intangibles
The Group incurred a charge of £86 million (2024: £81 million) for the amortisation of intangible assets.
Fair value unwind
The results include the impact of the fair value adjustments arising from historical acquisitions. In 2025 the principal financial effect of the fair value unwind is to reflect the effective interest rates applicable at the date of acquisition, on liabilities that were acquired at values that differed from their original book value. The Group incurred a charge of £56 million (2024: £107 million) relating to fair value unwind, with the reduction resulting from the maturity of debt instruments, fair valued as part of the HBOS acquisition.
Further information on the reconciliation of statutory to underlying results is included on page 308.
Return on tangible equityA and tangible net assets per shareA
The return on tangible equity for the year was 12.9%, or 14.8% excluding the third quarter charge for motor finance commission arrangements (2024: 12.3%), with 15.7% in the fourth quarter. The Group now expects the return on tangible equity for 2026 to be greater than 16%.
Tangible net assets per share at 31 December 2025 were 57.0 pence, up 4.6 pence in the year (31 December 2024: 52.4 pence) and up
2.0 pence in the fourth quarter. The increase across 2025 resulted from attributable profit, the unwind of the cash flow hedge reserve and a reduction in the number of shares in issue due to the ordinary share buyback announced in February 2025. This was partially offset by capital distributions, a lower pension surplus and increased intangible assets following the full acquisition of Schroders
Personal Wealth.
Tax
The Group recognised a tax expense of £1,904 million in 2025 (2024: £1,494 million), representing an effective tax rate of 28.6%. Excluding motor finance remediation costs, the tax rate would have been 27.2%. The Group expects a medium-term effective tax rate of around 27%
based on the banking surcharge rate of 3% and the corporation tax rate of 25%. An explanation of the relationship between the tax expense and the Group’s accounting profit for the year is set out in note 15 to the consolidated financial statements on page 252.
Balance sheet
The Group saw strong customer lending growth in the year, with underlying loans and advances to customers increasing by £22.0 billion (or 5%)
to £481.1 billion. This included growth of £10.8 billion in UK mortgages alongside growth across UK Retail unsecured loans, credit cards, UK
Motor Finance and the European retail business totalling £7.7 billion. Lending balances increased by £2.7 billion in Commercial Banking, with higher Institutional balances including securitised products, alongside corporate infrastructure growth, partially offset by repayments of
£1.4 billion of government-backed lending within Business and Commercial Banking. Underlying loans and advances increased by £4.0 billion in the fourth quarter, including growth in UK mortgages, Retail unsecured products and the European retail business.
Customer deposits of £496.5 billion increased significantly in the year, by £13.8 billion, or 3%. Retail deposits were up £5.5 billion in the year, including £4.0 billion growth in Retail savings accounts, as a result of net inflows to limited withdrawal and fixed term deposits particularly through increased ISA balances, and growth in European retail balances. This was alongside strength in current account balances.
Commercial Banking deposits were up £8.5 billion in the year (31 December 2024: £162.6 billion), resulting from growth in targeted sectors.
In the fourth quarter, customer deposits reduced £0.2 billion, with growth in Retail current accounts of £1.0 billion, offset by a reduction of
£1.5 billion in Commercial Banking, given seasonal flows and balance sheet management.
The Group saw growth of £7.9 billion net new money during 2025 in Insurance, Pensions and Investments open book assets under administration (AuA). In total, open book AuA stand at £232 billion at 31 December 2025. This included £0.5 billion of net new money and
£18 billion of AuA relating to the full acquisition of Schroders Personal Wealth.
The Group has a large, high quality liquid asset portfolio held mainly in cash and government bonds, with all assets hedged for interest rate risk. The Group’s liquid assets continue to significantly exceed regulatory requirements and internal risk appetite, with a strong, stable liquidity coverage ratio of 145% at 31 December 2025 (31 December 2024: 146%) and a net stable funding ratio of 124% (31 December 2024:
129%). The loan to deposit ratio of 97%, slightly up versus 31 December 2024, continues to reflect a robust funding and liquidity position, with significant capacity to grow lending. Wholesale funding increased to £99.4 billion (2024: £92.5 billion), with money market funding returning to normalised levels following the repayment of £13.1 billion of drawings from the Bank of England’s Term Funding Scheme with additional incentives for SMEs (TFSME).
The underlying expected credit loss (ECL) allowance reduced to £3.4 billion at 31 December 2025 (31 December 2024: £3.7 billion). The uplift from the base case to probability-weighted ECL is £0.4 billion (31 December 2024: £0.4 billion). The ECL allowance includes judgemental adjustments which increase the ECL by £242 million (31 December 2024: £15 million decrease to ECL). The increase compared to 2024 is primarily due to the removal of negative ECL adjustments previously held for loss given default adjustments in both Retail
Unsecured and Commercial Banking, where respective model enhancements have removed the need for an adjustment. The ECL allowance continues to include a £50 million judgemental adjustment taken in the first half of the year in respect of the global tariff and geo-political disruption risks to specific drivers across various corporate sectors not reflected in broad macroeconomic model variables.
Lloyds Banking Group plc Annual Report and Accounts 2025

Capital
Capital generation

Pro forma CET1 ratio as at 31 December 2024A,1	13.5%
Banking build (bps)[2]	228
Insurance dividend (bps)	9
Risk-weighted assets (bps)	(54)
Other movements (bps)[3]	14
Retail secured CRD IV increases (bps)[4]	(19)
Capital generation excluding provision charge for motor finance commission arrangements (bps)	178
Provision charge for motor finance commission arrangements (bps)	(31)
Capital generation (bps)	147
Ordinary dividend (bps)	(97)
Share buyback accrual (bps)	(79)
Pro forma CET1 ratio as at 31 December 2025A,1	13.2%
131 December 2025 and 31 December 2024 pro forma CET1 ratios reflect the full impact of the share buybacks announced in respect of 2025 and 2024. 31 December 2024 pro forma
CET1 ratio also reflects the ordinary dividend received from the Insurance business in February 2025. The CET1 and pro forma CET1 ratios at 31 December 2025 both reflect an ordinary dividend received from the Insurance business in December 2025, that would previously have been received in February of the following year.
2Includes impairment charge and excess regulatory expected losses, excludes the charge for motor finance commission arrangements.
3Includes share-based payments and market volatility.
4Retail secured CRD IV increases include additional risk-weighted assets as well as related excess regulatory expected losses.
The Group’s pro forma CET1 capital ratio at 31 December 2025 was 13.2% (31 December 2024: 13.5% pro forma). Capital generation during the year was 147 basis points, in line with updated guidance. Excluding the provision charge for motor finance commission arrangements in the third quarter, capital generation was 178 basis points.
Capital generation reflects strong banking build and the £200 million of dividends received from the Insurance business across July and
December 2025, partially offset by risk-weighted asset increases and the charge for motor finance. Regulatory headwinds of 19 basis points in the year reflect an uplift for the CRD IV model outcomes on Retail secured. The impact of the interim ordinary dividend paid in
September 2025 and the accrual for the recommended final ordinary dividend equates to 97 basis points, with a further 79 basis points to cover the accrual for the announced ordinary share buyback programme of up to £1.75 billion. Capital generation in the fourth quarter of 37 basis points reflects strong banking build and the dividend received from the Insurance business in December 2025, partially offset by risk-weighted asset increases and regulatory headwinds. The Group reaffirms guidance for capital generation in 2026 of greater than
200 basis points.
Excluding the full impact of the announced ordinary share buyback programme, the Group's CET1 capital ratio at 31 December 2025 was
14.0% (31 December 2024: 14.2%).
Risk-weighted assets increased by £10.9 billion to £235.5 billion at 31 December 2025 (31 December 2024: £224.6 billion). This reflects the impact of strong customer lending growth, Retail secured CRD IV increases and other movements, partially offset by continued
optimisation activity. In the fourth quarter, risk-weighted assets increased by £3.2 billion following lending growth and Retail secured CRD
IV increases, partially offset by optimisation activity. In the context of the Retail secured CRD IV models, an additional risk-weighted asset increase of £2.0 billion was recognised in the fourth quarter. This reflects model outcomes, in line with previous guidance on the anticipated impact and remains subject to review and approval by the PRA.
The Group expects the initial impact of Basel 3.1 implementation on 1 January 2027 to result in a Day 1 risk-weighted assets reduction in the range of c.£6 billion to c.£8 billion.
The PRA provided an update to the Group’s Pillar 2A CET1 capital requirement during the third quarter, with the requirement reducing slightly to c.1.4% of risk-weighted assets from the previous requirement of c.1.5% of risk-weighted assets. The Group’s total regulatory CET1 capital requirement remains c.12% of risk-weighted assets. The Board’s view of the ongoing level of total CET1 capital required to grow the business, meet current and future regulatory requirements and cover economic and business uncertainties remains c.13.0%. This includes a management buffer of c.1%. The Board intends to pay down to the CET1 capital target of c.13.0% by the end of 2026.
Pensions
The 31 December 2022 triennial valuation for the main defined benefit schemes was completed in 2023. Following the contributions paid in
2023, no further deficit contributions have been paid for this triennial period (to 31 December 2025). Any future contributions will be conditional on the 31 December 2025 triennial valuation which is expected to be completed during 2026.
Dividend and share buyback
The Group has a progressive and sustainable ordinary dividend policy whilst maintaining the flexibility to return further surplus capital through share buybacks or special dividends. In February 2025, the Board decided to return surplus capital in respect of 2024 through an ordinary share buyback programme of up to £1.7 billion. This commenced on 21 February and completed on 8 December 2025, with
c.2.2 billion (c.4%) ordinary shares repurchased at an average price of 77.13 pence per share.
In respect of 2025, the Board has recommended a final ordinary dividend of 2.43 pence per share, which, together with the interim ordinary dividend of 1.22 pence per share totals 3.65 pence per share, an increase of 15% compared to 2024, in line with the Board’s commitment to a progressive and sustainable ordinary dividend. On 30 January 2026, the Group announced the launch of an ordinary share buyback of up to £1.75 billion which is expected to be completed, subject to continued authority from the PRA, by 31 December
2026.
Based on the combined interim and proposed final ordinary dividends and the announced ordinary share buyback, the total capital return in respect of 2025 will be up to £3.9 billion, equivalent to c.6% (as at 26 January 2026) of the Group’s market capitalisation value. The
Group intends to pay down to its CET1 capital target of c.13.0% by the end of 2026. Going forward, given the Board’s continued confidence in capital generation, the Group will now review excess capital distributions in addition to the ordinary dividend every half year.
Lloyds Banking Group plc Annual Report and Accounts 2025

Summary of Group results continued
Other financial information
Post-tax return on average assets

	2025%	2024%
Post-tax return on average assets	0.51	0.50
Share buyback in respect of 2024 results
During 2025, the Group completed a £1.7 billion share buyback programme, in respect of 2024 results, with c.2.2 billion shares purchased at an average price of 77.13 pence per share. Through a reduction in the weighted average number of ordinary shares in issue, share buybacks have the effect of increasing earnings per share and, depending on the average price paid per share, can either increase or decrease the tangible net assets per share. The share buyback in respect of 2024 results had the effect of increasing the earnings per share by 0.1 pence and increasing the tangible net assets per share by 2.1 pence, compared to the equivalent distribution through an ordinary dividend.
Insurance, Pensions and Investments performance summaryA

	2025 £m	2024 £m	Change %
Life and pensions sales (PVNBP)A,1	21,047	18,249	15
New business value of insurance and participating investment contracts recognised in the yearA,2
of which: deferred to contractual service margin and risk adjustment	93	126	(26)
of which: losses recognised on initial recognition	(13)	(15)	13
	80	111	(28)
Assets under administration (net flows)A,3	£7.9bn	£5.7bn	39
General insurance underwritten new gross written premiumsA	175	197	(11)
General insurance underwritten total gross written premiumsA	762	737	3
General insurance combined ratioA	89%	97%	(8)pp

	At 31 Dec 2025	At 31 Dec 2024	Change %
Insurance Solvency II ratio (pre-dividend)[4]	144%	158%	(14)pp
Total customer assets under administrationA,3	£279.6bn	£247.1bn	13
1Present value of new business premiums can fluctuate due to timing of new schemes.
2New business value represents the value added to the contractual service margin and risk adjustment at the initial recognition of new contracts, net of acquisition expenses and any loss component on onerous contracts (which is recognised directly in the income statement) but does not include existing business increments.
3The movement in asset inflows and outflows driven by business activity (excluding market movements). Following the full acquisition of Schroders Personal Wealth in the fourth quarter of 2025, this presentation includes Wealth AuAs (previously reported within Retail). For 2025, total customer assets under administration and net flows now include £18 billion and £0.5 billion respectively and the comparative period has been shown on a consistent basis. For 2024, excluding Wealth AuAs, total customer assets under administration were
£231.9 billion and net flows were £5.3 billion.
4Equivalent estimated regulatory view of ratio (including With-Profits funds and post dividend where applicable) was 140% (31 December 2024: 148%, post-February 2025 dividend).
Breakdown of net incomeA

	2025			2024
Deferred profit release[1] £m		Other in-year profit £m	Total £m	Deferred profit release[1] £m	Other in-year profit £m	Total £m
Life open book (pensions, individual annuities, Wealth and protection)	346	455	801	350	318	668
Non-life (General insurance)	–	277	277	–	229	229
Other items[2]	67	135	202	69	190	259
Net incomeA	413	867	1,280	419	737	1,156
1Total deferred profit release is represented by contractual service margin (CSM) and risk adjustment releases from holdings on the balance sheet. CSM is released as insurance contract services are provided; risk adjustment is released as uncertainty within the calculation of the liabilities diminishes. Amounts are shown net of reinsurance.
2Other items represents the income from longstanding business, return on shareholder assets and interest on subordinated debt.
Lloyds Banking Group plc Annual Report and Accounts 2025

Movement in deferred profit1 (contractual service margin (CSM) and risk adjustment)

	Life open book £m	Other products[2] £m	Bulk annuities[3] £m	Total[1] £m
Deferred profit at 1 January 2025	4,216	686	118	5,020
New business	93	–	–	93
Release to income statement	(346)	(67)	–	(413)
Other movements	486	157	(118)	525
Deferred profit at 31 December 2025	4,449	776	–	5,225
Deferred profit at 1 January 2024	4,025	702	578	5,305
New business	126	–	–	126
Release to income statement	(350)	(69)	–	(419)
Other movements	415	53	(460)	8
Deferred profit at 31 December 2024	4,216	686	118	5,020
1Total deferred profit is represented by CSM and risk adjustment, both held on the balance sheet. CSM is released as insurance contract services are provided; risk adjustment is released as uncertainty within the calculation of the liabilities diminishes. Amounts are shown net of reinsurance.
2Other products includes longstanding business and European business.
3Bulk annuities for 2024 reflected the reinsurance agreement entered into as part of the agreed sale of the in-force bulk annuity portfolio to Rothesay Life plc, with the impact of the reinsurance agreement included within Other movements. This sale has since completed.
Volatility arising in the Insurance business

	2025 £m	2024 £m
Insurance volatility	36	(56)
Policyholder interests volatility	256	162
Total volatility	292	106
Insurance hedging arrangements	(537)	(442)
Total[1]	(245)	(336)
1Total insurance volatility is included within market and other volatility in the Group underlying basis income statement, which in total resulted in a gain of £72 million in 2025 (2024:
loss of £144 million). See page 308.
The most significant limitation associated with excluding insurance volatility from the underlying basis results is that insurance volatility requires assumptions to be made for the normalised return on equities and other investments. Management compensates for this limitation by monitoring closely the assumptions used to calculate the normalised return used within the calculation of insurance volatility.
Insurance volatility impacts statutory profit before tax (through market and other volatility) but does not impact underlying profit, which is based on an expected return. The impact of the actual return differing from the expected return is included within insurance volatility.
This is because movements in their value can have a significant impact on the profitability of the Group. Management believes that it is appropriate to disclose the results on the basis of an expected return.
The Group manages its Insurance business exposures to equity, interest rate, foreign currency exchange rate and inflation movements within the Insurance, Pensions and Investments division. It does so by balancing the importance of managing the impacts to both Solvency capital and earnings volatility, as these factors can impact the dividend that the Insurance business can pay up to Lloyds Banking Group plc.
This approach can result in volatility in statutory profit before tax. Total insurance volatility resulted in losses of £245 million (2024: losses of £336 million), driven by increases in interest rates and equity markets and decreases in inflation.
Lloyds Banking Group plc Annual Report and Accounts 2025

Segmental analysis – underlying basisA

2025	Retail £m	Commercial Banking £m	Insurance, Pensions and Investments £m	Equity Investments and Central Items £m	Group £m
Underlying net interest income	9,637	3,670	(151)	479	13,635
Underlying other income	2,636	1,825	1,431	228	6,120
Operating lease depreciation	(1,445)	(9)	–	–	(1,454)
Net income	10,828	5,486	1,280	707	18,301
Operating costs	(5,807)	(2,853)	(933)	(168)	(9,761)
Remediation	(931)	(27)	(15)	5	(968)
Total costs	(6,738)	(2,880)	(948)	(163)	(10,729)
Underlying profit before impairment	4,090	2,606	332	544	7,572
Underlying impairment (charge) credit	(734)	(60)	(2)	1	(795)
Underlying profit	3,356	2,546	330	545	6,777

Banking net interest marginA	2.65%	4.93%			3.06%
Average interest-earning banking assetsA	£384.6bn	£78.3bn	–	–	£462.9bn
Asset quality ratioA	0.19%	0.07%			0.17%
Underlying loans and advances to customersA,1	£390.3bn	£90.3bn	–	£0.5bn	£481.1bn
Customer deposits	£325.2bn	£171.1bn	–	£0.2bn	£496.5bn
Risk-weighted assets	£130.4bn	£78.5bn	£0.5bn	£26.1bn	£235.5bn

2024	Retail £m	Commercial Banking £m	Insurance, Pensions and Investments £m	Equity Investments and Central Items £m	Group £m
Underlying net interest income	8,930	3,434	(136)	617	12,845
Underlying other income[2]	2,354	1,815	1,292	136	5,597
Operating lease depreciation	(1,319)	(6)	–	–	(1,325)
Net income	9,965	5,243	1,156	753	17,117
Operating costs[2]	(5,566)	(2,752)	(924)	(200)	(9,442)
Remediation	(750)	(104)	(19)	(26)	(899)
Total costs	(6,316)	(2,856)	(943)	(226)	(10,341)
Underlying profit (loss) before impairment	3,649	2,387	213	527	6,776
Underlying impairment (charge) credit	(457)	14	7	3	(433)
Underlying profit	3,192	2,401	220	530	6,343

Banking net interest marginA	2.54%	4.51%			2.95%
Average interest-earning banking assetsA	£370.1bn	£81.1bn	–	–	£451.2bn
Asset quality ratioA	0.12%	0.00%			0.10%
Underlying loans and advances to customersA,1	£371.5bn	£87.6bn	–	–	£459.1bn
Customer deposits	£319.7bn	£162.6bn	–	£0.4bn	£482.7bn
Risk-weighted assets	£125.1bn	£73.8bn	£0.4bn	£25.3bn	£224.6bn
1Equity Investments and Central Items includes central fair value hedge accounting adjustments.
2In 2025, the Group revised its treatment of certain divisional variable payment related costs. Previously reported within divisional operating costs, these are now included within divisional underlying other income. Comparative figures have been represented on a consistent basis, with no net impact on segmental profit or loss. Total Group comparatives are unchanged.
3In 2025, the Group revised its capital transfer pricing methodology; comparative segmental banking net interest margin has been represented on a consistent basis.
Number of employees (full-time equivalent)

	At 31 Dec 2025	At 31 Dec 2024
Retail	27,781	29,734
Commercial Banking	8,126	8,850
Insurance, Pensions and Investments	6,254	5,882
Group functions and services	18,559	17,544
	60,720	62,010
Agency staff	(659)	(782)
Total number of employees	60,061	61,228
The Group has increased its non-permanent worker population by around 2.6% in 2025. Overall, the Group has reduced its permanent workforce and invested in growth within the Lloyds Technology Office to increase skills in technology and data.
Lloyds Banking Group plc Annual Report and Accounts 2025

Retail
Retail offers a broad range of financial services products to personal customers, including current accounts, savings, mortgages, credit cards, unsecured loans, motor finance and leasing solutions. Its aim is to build enduring relationships meeting more of its customers’
financial needs and improving financial resilience throughout their lifetime. Retail operates the largest digital bank in the UK and is improving digital experience through a mobile-first strategy. Retail delivers market-leading products and meets consumer duty expectations, working within a prudent risk appetite. Outside of the UK, Retail has a growing mortgages and savings focused European business. Through strategic investment and increased use of data, Retail aims to deepen consumer relationships, deliver personalised propositions, broaden its intermediary offering, improve customer experience and increase operational efficiency.
Strategic progress
•UK’s largest digital bank with c.21.5 million customers actively using the Group’s mobile apps, engaging in c.6.5 billion logons in 2025, with c.85% of current account openings via the seven minute mobile opening process
•Announced the planned acquisition of Curve, a leading digital wallet provider that combines customers’ bank cards, with unique features including enabling customers to retrospectively move transactions between accounts
•Lent £17 billion to over 70,000 first time buyers in 2025, supported by our first time buyer boost proposition
•Direct mortgage applications up c.32% versus 2024 with 20% protection insurance take up, up 5 percentage points
•In credit cards, launched Lloyds Ultra, a market leading 1% cashback product supporting a wide range of customer needs from travel and rewards along with the launch of Lloyds Advance supporting existing customers starting their credit journey
•Introduced digital co-servicing, to allow customers to view accounts across Lloyds, Halifax and Bank of Scotland brands in one app and online, with in branch co-serving reaching over 1 million transactions since launch
•Strengthened and grew relationships with Mass Affluent customers through Lloyds Premier, supporting customers who have a c.2 times greater depth of relationship
•Launched an enhanced Digital Loan Refinance journey across Lloyds, Bank of Scotland, Halifax and MBNA, delivering greater flexibility and convenience and meeting the needs of c.100,000 customers since launch
•Empowered customers financially by providing up-to-date insights on their credit report, resulting in over 500,000 customers improving their credit score each quarter
•Made electric vehicles more accessible through Tusker, with the fleet now approaching 85,000 vehicles, up 49% versus 2024, supporting the UK’s ambition to transition to net zero by 2050
Financial performance
•Underlying net interest income increased 8%, with stronger structural hedge earnings and higher unsecured loan balances, partially offset by continued mortgage refinancing and deposit churn headwinds
•Underlying other income up 12% from fleet growth and higher average vehicle rental values in UK Motor Finance, alongside strength in current account and credit card income
•Operating lease depreciation charge increased by 10% due to fleet growth, the depreciation of higher value vehicles and declines in used electric car prices. Used car price volatility and performance continue to be partly mitigated through lease extensions, used car leasing, and remarketing agreements
•Operating costs up 4%, from strategic investment (including planned higher severance), business growth costs and inflationary pressures, partially offset by cost savings from investment and continued business-as-usual cost discipline. Remediation costs of
£931 million include £800 million relating to the potential impact of motor finance commission arrangements taken in the third quarter
•Underlying impairment charge of £734 million, higher than 2024 which included a £332 million credit from the improved economic outlook. 2025 benefits from model refinements and a debt sale write back in the fourth quarter. Strong credit performance with ongoing improvement in UK mortgages and stability across unsecured
•Underlying loans and advances to customers of £390.3 billion, up £18.8 billion, with an increase of £10.8 billion in UK mortgages alongside growth across UK Retail unsecured loans, credit cards, UK Motor Finance and the European retail business totalling £7.7 billion
•Customer deposits of £325.2 billion, up £5.5 billion with net inflows to limited withdrawal and fixed term UK savings including an additional c.£7.5 billion ISA balances throughout 2025, alongside growth in European savings, supported by strength in current accounts balances
•Risk-weighted assets up 4% in the year, given strong lending growth and Retail secured CRD IV model increases, partially offset by optimisation activity
Lloyds Banking Group plc Annual Report and Accounts 2025

Commercial Banking
Commercial Banking serves small and medium businesses and corporate and institutional clients, providing lending, transactional banking, working capital management, debt financing and risk management services, whilst connecting the whole Group to clients. Through investment in digitisation, product development and coverage capability, Commercial Banking is delivering an enhanced customer experience via a digital-first model in Business and Commercial Banking and an expanded client proposition in Corporate and Institutional
Banking. This is meeting customer growth objectives, generating diversified capital efficient growth and supporting customers in their transition to net zero.
Strategic progress
•Enhanced digital propositions including the fixed term deposits mobile journey, new mobile lending journey and enriched personalisation, driving deposit and lending growth
•Scaled and improved digital servicing offering, enabling greater customer flexibility and efficiency, with over 1 million Business Banking and SME customers now able to view and manage their mandate and signing authorities online
•Delivered c.£1.6 billion in sustainable finance to SME customers and provided targeted support to over 9,000 under-represented business owner groups, while launching innovative propositions with industry partners
•Launched the first Gen AI powered application in Business and Commercial Banking, making the Commercial Real Estate lending journey easier by simplifying and expediting the tenancy schedule process
•Awarded landmark UK Government banking services contract connecting us to the majority of UK households, with the bank expected to handle around 400 million transactions a year
•Named ‘Bank/Funder of the Year’ at The North West Dealmakers Awards, supporting regional growth
•Delivered £24.5 billon1 of sustainable financing towards the three year commitment of £30 billion between 2024 and 2026. Supported the UK’s initial three carbon capture projects
•Markets business achieving first ranking in all issuer Sterling Structured Finance2 and second ranking in all issuer Sterling Debt Capital
Markets3. Ranked first for ‘Overall Service Quality’ in Coalition Greenwich Voice of Client UK Corporate Interest Rate Derivatives
Study for the second year running
•Delivered a c.21% year-on-year growth in foreign exchange volumes. Launched a market-leading foreign exchange execution algorithmic solution
•Delivered UK’s first tokenised collateral transfer on a public blockchain, awarded ‘Best Bank for Digitalisation’ by Global Trade Review
and enhanced the Markets Intelligence data product offering
•Strong growth in cross-Group collaboration, across pensions, vehicle leasing and workplace solutions, delivering Group products to commercial clients
Financial performance
•Underlying net interest income of £3,670 million, up 7% on the prior year, underpinned by strength in deposit franchise including structural hedge refinancing benefits
•Underlying other income increased 1% to £1,825 million, largely driven by higher transaction banking and markets income more than offsetting lower loan markets activity, with 2024 benefitting from one-off gains
•Operating costs up 4% reflecting strategic investment (including planned higher severance), business growth costs and inflationary pressures, partially offset by cost savings from investment and continued business-as-usual cost discipline. Remediation costs were
£27 million across a small number of rectification programmes
•Underlying impairment charge of £60 million compared to a credit in 2024 which benefitted from the improved economic outlook.
2025 included model calibration benefits alongside strong credit performance particularly in the second half of the year which more than offset higher Stage 3 charges observed in the first half of the year
•Customer lending was 3% higher at £90.3 billion, reflecting growth in Institutional balances including securitised products, alongside corporate infrastructure growth. This was partially offset by government-backed lending repayments in Business and Commercial
Banking
•Customer deposits 5% higher at £171.1 billion, with growth in targeted sectors
•Risk-weighted assets 6% higher at £78.5 billion, reflecting lending growth in Corporate and Institutional Banking partially offset by optimisation activity
1In line with the Group’s Sustainable Financing Framework; sustainable financing since 1 January 2024.
2Source: LSEG Workspace: GBP Structured Finance (excluding collateralised debt obligations).
3Source: LSEG GBP Debt Capital Markets; Investment Grade bonds (excluding Sovereign, supranational and agency).
Lloyds Banking Group plc Annual Report and Accounts 2025

Insurance, Pensions and Investments
Insurance, Pensions and Investments (IP&I) serves over 10 million customers, holds a top three market share across Home, Workplace and
Individual Annuities businesses and has £280 billion in assets under administration. The Group continues to invest significantly in the business. This includes enhancing investment propositions, supporting the Group’s Wealth and Mass Affluent strategy, driving digitisation in customer facing and operational platforms, innovating intermediary propositions and contributing to the transition to a low carbon economy.
Strategic progress
•Announced the full acquisition of Schroders Personal Wealth (SPW), previously a joint venture with Schroders Group, becoming a fully owned subsidiary and now rebranding to ‘Lloyds Wealth’. The full acquisition of c.60,000 clients and c.£17 billion in AuA supports the
Group’s ambitions for a market leading end-to-end wealth offering with financial advice offered to our banking and workplace customer base
•Growth in Ready-Made Investments, with c.84,000 accounts opened to date. c.40% of customers under the age of 35. Launch of managed growth funds, a range of multi-asset funds at market leading ongoing fund charges, bringing institutional pricing to customers to support their long term investment goals
•Growth of 15% in open book AuA to £232 billion (31 December 2024: £201 billion) and AuA net flows of £7.9 billion, with a significant contribution from the workplace pension business. The growth was helped in part by greater collaboration and penetration across
Commercial Banking clients. Excluding SPW, AuA grew 16%
•Climate-aware investments increased by £55.4 billion in 2025 driven by the launch of Scottish Widows Lifetime Investment, bringing overall investments to £81.3 billion, with the original target met at the end of 20241
•Industry leading Trustpilot scores of 4.5 stars for Scottish Widows and 4.7 for Lloyds Insurance, driven by increased investment in automation, AI adoption and training, following the completion of the migration of 4 million policies to modern infrastructure
•More than 1.75 million digitally registered Scottish Widows customers, with the core app for workplace pension customers growing by more than 75% year-on-year to over 750,000 users, c.60% of which are active users
•Increased partnerships product offering with relaunch of the Group’s motor insurance product through AXA and the recent launch of the Health Partnership with Vitality, helping to complement the insurance ecosystem in a low risk, low capital intensity manner
•Captured over 14% of new home insurance policy market, leveraging the Group’s trusted brands and digitising customer journeys with some claims being settled in as little as five minutes2
•Increased Protection market share to 7.8% (30 September 2024: 5.8%) following successful launch of refreshed advisor proposition in
2024. New business IFA applications more than double those in 20242
Financial performance
•Underlying profit of £330 million was up 50%. This included underlying other income of £1,431 million, up 11%, driven by strong business performance including higher general insurance net of claims, strengthening performance in the workplace pension business and the integration of Schroders Personal Wealth in the fourth quarter. Excluding Schroders Personal Wealth, underlying profit was £303 million, up 38%
•Operating costs were up 1%. Excluding Schroders Personal Wealth operating costs were down 2% with costs savings from investment and continued business-as-usual cost discipline partially offset by strategic investment and inflationary pressures
•Balance of deferred profits (including the risk adjustment) grew to £5.2 billion (after release to income of £413 million), including
£93 million from new business, reflecting value generation in the workplace pensions business
•Life and pensions sales (PVNBP) up 15%, driven by higher contribution from Workplace, Protection and Scottish Widows Platform businesses, partially offset by lower sales in the Annuities business due to market conditions
•Payment of a further £50 million interim dividend in December 2025 to Lloyds Banking Group plc, after the £150 million interim dividend paid in July 2025, supported by a strong capital position with an estimated Insurance Solvency II ratio of 144% and reflected in the robust result in the recent PRA Life Insurance Stress Test
1This refers to funds that have a focus on investment in companies that are either adapting their business to reduce carbon emissions or developing solutions to address climate change.
Scottish Widows Lifetime Investment has climate aware ESG-tilted indices developed in partnership with Robeco.
2Home insurance Market Share information as per internal analysis of eBenchmarkers data, Protection as per the ABI. Home Insurance Shares reflect information at 30 November 2025,
Protection shares as at 30 September 2025.
Lloyds Banking Group plc Annual Report and Accounts 2025

Equity Investments and Central Items
Equity Investments and Central Items includes the Group’s equity investment businesses, including LDC, Lloyds Living, the Housing Growth
Partnership (HGP), the Group’s share of the Business Growth Fund (BGF) and the MADE Partnership joint venture. LDC is a leading private equity investor, supporting more than 90 growing SMEs that span all regions and sectors of the UK economy and employ over 25,000 people. LDC has almost £2.3 billion assets under management. Lloyds Living is the Group’s residential landlord business with 7,750 homes in operation or contracted as at 31 December 2025. Equity Investments and Central Items also includes income and expenses not attributed to the divisions, including residual underlying net interest income after transfer pricing.
Strategic progress
•Invested almost £250 million in 2025 through LDC, taking total capital deployed since the start of 2020 to over £2 billion
•More than half of LDC transactions took place in the fourth quarter of the year, signalling positive momentum
•Supported LDC portfolio companies to make 45 acquisitions, helping them to grow despite challenging market conditions
•Exited 11 successful investments where the businesses grew revenues by an average of 155% and created more than 1,200 jobs.
Generated more than £600 million of exit proceeds and an average money multiple return of 3.3 times
•Lloyds Living portfolio saw significant expansion in 2025 with a completed portfolio of c.5,450 homes, with c.2,300 additional homes under development
•Completed scheme occupancy in Lloyds Living of 95% and rental growth tracking at over 4% (annualised basis)
•Helped support transition to a low-carbon economy with c.850 all-electric homes, of which 285 completed in 2025 and a 25 home zero bills pilot with Octopus Energy
•HGP committed to build a further c.2,000 homes taking total homes committed since investment started in 2016 to over 15,000 and homes sold of c.5,500. Homes committed in 2025 have high energy efficiency standards, with 100% target rated as EPC B or above and
1 in 4 rated as EPC A
•HGP awarded Specialist Financier of the year by the 2025 RESI Awards and dedicated 300 days of the senior advisor network of industry leaders time to support SMEs in the current housing cycle challenge
•The first full year of the MADE Partnership, the LBG/Barratt Redrow/Homes England master developer joint venture saw MADE progress master plan opportunities with potential to deliver up to 7,350 new homes
Financial performance
•Net income of £707 million 6% lower compared to 2024, with higher underlying other income more than offset by lower underlying net interest income. Underlying net interest income was lower given increased funding costs to support volume growth in the Group’s equity and direct investment business, alongside lower divisional recharges from a reduction in structured medium-term note and AT1 distribution costs
•Underlying other income includes £579 million (2024: £502 million) generated by the Group’s equity and direct investment businesses, increasing 15% versus 2024 as a result of strong income growth from Lloyds Living (up £69 million), partially offset by lower income from
LDC (down £15 million)
•Total costs of £163 million in 2025 decreased 28% on the prior year, including lower remediation costs
Within this, the performance of the Group’s equity investment businesses, including LDC, Lloyds Living, the Housing Growth Partnership
(HGP), the Group’s share of the Business Growth Fund (BGF) and the MADE Partnership joint venture, is summarised as follows:

	At 31 Dec 2025 £m	At 31 Dec 2024 £m
Underlying net interest expense	(132)	(109)
Underlying other income	579	502
Net income	447	393
Total costs	(96)	(78)
Underlying profit	351	315

Strategic report
Sustainability review
Financial results
Governance
Risk management
Financial statements
Other information

Lloyds Banking Group plc Annual Report and Accounts 2025

Governance

Committee reports
Nomination and Governance Committee report	85
Audit Committee report	88
Board Risk Committee report	92
Responsible Business Committee report	97
Directors’ remuneration report	98
Other statutory and regulatory information	134

Governance
with purpose
Effective and proportionate governance underpins
our ability to deliver long-term value and
maintain trust with our stakeholders
Lloyds Banking Group plc Annual Report and Accounts 2025

Chair’s statement
Sir Robin
Budenberg
Chair

Read full biography
Good governance has underpinned the
transformation of the Group and is
helping achieve our 2026 goals with
precision and pace.

Board membership and attendance at scheduled meetings[1]

Sir Robin Budenberg	10/10
Charlie Nunn	10/10
William Chalmers	10/10
Cathy Turner	10/10
Nathan Bostock	9/10[2]
Sarah Legg	10/10
Amanda Mackenzie	10/10
Harmeen Mehta	10/10
Chris Vogelzang	5/5[3]
Scott Wheway	8/8[4]
Catherine Woods	10/10

1Where a director is unable to attend a Board or Committee meeting he/she receives papers in advance and has the opportunity to provide comments to the
Chair of the Board or to the relevant Committee Chair.
2Nathan Bostock was unable to attend one meeting due a commitment scheduled prior to Nathan joining the Board.
3Chris Vogelzang was appointed to the Board on 16 June 2025.
4Scott Wheway stepped down from the Board on 31 October 2025.
Other attendees
Nigel Hinshelwood (the Senior Independent Director of
the Ring-Fenced Banks), Sarah Bentley and Brendan Gilligan
(both independent non-executive directors of the Ring-Fenced
Banks) attend meetings as observers to provide insight on the
Ring-Fenced Banks when required. The Company Secretary
and Chief Risk Officer also attend Board meetings.

Read more

Skills and experience	pages 68 to 69
Role of the Board (and on the corporate governance page of the Group’s website )	page 72
Board performance review	pages 82 to 83
I’m pleased to present this 2025 corporate governance report.
Looking back on the year, I’m proud of the significant progress the Group has made in delivering on our purpose-driven and
customer-focused strategy. The Board has overseen the continued
transformation of the Group and has considered initiatives to accelerate the Group’s digital transformation, deepen customer relationships and enhance customer propositions. Good governance underpins this progress and is fundamental to enabling the Group to continue to move towards achieving its 2026 goals with precision and pace.
In terms of boardroom dynamics, I have been impressed by the quality of reporting by executives and by the diverse contributions and constructive challenge made by directors at Board meetings.
The 2025 Board performance review was facilitated externally and the review concluded that the Board is highly functioning and deeply engaged.
Beyond Board level, the ongoing embedding of a healthy culture at the Group is considered vital by the Board, particularly amidst ongoing organisational change and political and economic
uncertainty. During 2025, the Board engaged with colleagues
to better understand their experiences and support the fostering of a values-led and performance-based culture throughout
the organisation.
Below are key governance activities that took place in 2025. Going forward, the Board will maintain its focus on effective governance and accelerating decision making for the benefit of stakeholders.
Board oversight of strategy
The Board continued to oversee the executive’s progress on
delivering the 2025 strategic commitments. In June and November, as part of separate two-day off-sites, the Board participated in dedicated sessions on the Group’s proposed strategic vision beyond
2026. Read more on page 78.
Cultural transformation
In January and July, the Board discussed the Group’s ongoing cultural transformation progress. As mentioned above, in 2025, Board
members engaged in quarterly listening sessions with colleagues, insights from which were reviewed by the Responsible Business
Committee and shared with the Board for consideration. Read
more on page 79.
Empowering customers through innovation
In June, the Board approved the Consumer Duty Annual Report
and considered how good customer outcomes remain critical as the Group focuses on customer experience and differentiation.
Throughout 2025, the Board received updates on co-servicing which makes banking simpler by enabling customers to service products across our brands seamlessly – whether in branch, online or when they need extra support. Read more on pages 74, 75 and 97.
Growing wealth strategy and bancassurance
In July, the Board approved the acquisition of the outstanding interest in Schroders Personal Wealth, the wealth management and advice business previously operated as a joint venture with
Schroders Group. In May and June, the Board considered the steps being taken within Insurance, Pensions and Investments to develop the Group’s bancassurance model and enhance customer services.
Read more on pages 31 and 75.
Lloyds Banking Group plc Annual Report and Accounts 2025

Board performance review
As mentioned on the previous page, the 2025 Board performance review was externally facilitated by board review specialist, Lisa
Thomas of Independent Board Evaluation. Key findings can be
found on page 82.
Board and Committee changes
Chris Vogelzang was appointed as a non-executive director
of the Company and a member of the Responsible Business
Committee on 16 June 2025.
Scott Wheway retired from the Board and as Chair of Scottish
Widows Group on 31 October 2025.
Chris Vogelzang will be appointed as a member of the Board Risk
Committee with effect from 1 April 2026.
Ring-fencing governance
Although this is Lloyds Banking Group plc’s corporate governance report, I would like to thank Nigel Hinshelwood, Sarah Bentley and Brendan Gilligan for their contribution to the Group as non-
executive directors of Lloyds Bank plc and Bank of Scotland plc
(the Ring-Fenced Banks). Read more on pages 71 and 73.
Stakeholder engagement
The Board considers understanding and meeting the Group’s
responsibilities and duties to shareholders, customers and the communities we serve to be central to our purpose and of vital importance. Read more on pages 76 to 78.

Sir Robin Budenberg Chair

UK Corporate Governance Code

Compliance statement
The UK Corporate Governance Code 2024 (the Code) applied to
the financial year ended 31 December 2025 with the exception of
Provision 29, which applies to the Company’s financial year which began on 1 January 2026. The Company will report against
Provision 29 of the Code in its annual report and accounts for the year ending 31 December 2026. Read more about the Group’s
preparation for Provision 29 coming into force on pages 84, 91 and 93. Provision 29 of the UK Corporate Governance Code 2018
(2018 Code) applied to the financial year ended 31 December 2025.
This directors’ report is set out in a way that helps shareholders and investors to evaluate how the Company has applied the
principles and complied with the provisions of the Code during
2025. The table below signposts parts of the annual report and accounts which relate to the principles and provisions of the
Code and provision 29 of the 2018 Code, including where the
relevant information is not in the directors’ report.
The Company confirms that it applied the principles
and complied with all relevant provisions of the Code and with provision 29 of the 2018 Code throughout 2025. The Code is
available at www.frc.org.uk.

Principles of the Code

1	Board leadership and company purpose	Pages

A	Effective board	68 to 70 and 72 to 84
B	Purpose, values and strategy	02 to 17, 74 to 75 and 78
	Culture	79
C	Board decisions and outcomes	72 to 86
D	Stakeholder engagement	76 to 78 and 108
E	Workforce policies and practice	22 and 91
2	Division of responsibilities
F	Role of Chair	73
G	Independence	68 to 69 and 86
	Division of responsibilities	72 to 73
H	Role of non-executive directors and time commitments	73 and 86
I	Policies, processes, information, time and resources	72 to 73 and 86
3	Composition, succession and evaluation
J	Board appointments and succession plans	85 to 86
K	Board skills, experience and knowledge	68 to 70
L	Annual board performance review	82 to 83
4	Audit, risk and internal control
M	External auditor and internal audit	91
	Integrity of financial reporting	88 to 91
N	Fair, balanced and understandable assessment	136
O	Risk management framework	138 to 197 and 90
	Internal financial controls	84 and 90
5	Remuneration
P	Linking remuneration with purpose, values and strategy	98 to 133
Q	Remuneration policy	106 to 133
R	Performance outcomes in 2025	106 to 123
Lloyds Banking Group plc Annual Report and Accounts 2025

Our Board

Sir Robin Budenberg CBE Chair

Appointed: October 2020 (Board), January 2021
(Chair)
Skills, experience and contribution:
•Extensive financial services and investment
banking experience
•Strong governance and strategic advisory skills in
relation to companies and government
•Regulatory, public policy and stakeholder
management experience
Robin was Chair of The Crown Estate for nine years
until July 2025. He spent 25 years advising UK
companies and the UK Government while working for
S.G. Warburg/UBS Investment Bank and was formerly
Chief Executive and Chairman of UK Financial
Investments (UKFI), managing the Government’s
investments in UK banks following the 2008 financial
crisis. He qualified as a chartered accountant.
Key external appointments:
None

Charlie Nunn Executive director and Group Chief Executive

Appointed: August 2021
Skills, experience and contribution:
•Extensive financial services experience including
in chief executive and other leadership roles
•Strategic planning and implementation
•Extensive experience of digital transformation
Charlie has over 25 years’ experience in the financial
services sector. Prior to joining the Group, Charlie
held a range of leadership positions at HSBC,
including Global Chief Executive, Wealth and
Personal Banking, and Group Head of Wealth
Management and Digital, as well as Global Chief
Operating Officer of Retail Banking and Wealth
Management. Charlie began his career at Accenture,
where he worked for 13 years in the US, France,
Switzerland and the UK before being made a Partner.
He then moved to McKinsey & Co. as a Senior
Partner, leading on projects for five years.
Key external appointments:
None

William Chalmers Executive director and Chief Financial Officer

Appointed: August 2019
Skills, experience and contribution:
•Significant board-level strategic and financial
leadership experience
•Strategic planning and development, mergers and
acquisitions, equity and debt capital structuring
and risk management
William joined the Board in August 2019, when he
was appointed Chief Financial Officer and was
Interim Group Chief Executive from May 2021 to
August 2021.
William has worked in financial services for over 25
years and previously held a number of senior roles at
Morgan Stanley, including Co-Head of the Global
Financial Institutions Group and Head of EMEA
Financial Institutions Group. Before joining Morgan
Stanley, William worked for J. P. Morgan, again in the
Financial Institutions Group.
Key external appointments:
None

Cathy Turner Senior Independent Director

Appointed: November 2022 (Board), September
2023 (Senior Independent Director)
Skills, experience and contribution:
•Significant executive and non-executive financial
services experience
•Knowledge of complex remuneration matters
•Communications expertise with a broad range of
stakeholders including investors, regulators,
government, media and unions
Cathy has significant financial services experience,
having worked in senior executive positions at
Barclays plc and at the Group. Cathy has previously
been a Non-Executive Director and Chair of the
Remuneration Committee of Aldermore Group plc,
Quilter plc, Spectris plc and Countrywide plc.
Key external appointments:
Non-Executive Director of Rentokil Initial plc and
Partner on a part-time basis at Manchester Square
Partners LLP.

Nathan Bostock Independent non- executive director and Chair of Lloyds Bank Corporate Markets plc and Lloyds Bank GmbH

Appointed: August 2024
Skills, experience and contribution:
•A wealth of financial, risk and regulatory expertise
•Extensive experience in large-scale customer and
corporate facing businesses
•Significant executive experience in the financial
services industry
Nathan was Chief Executive Officer of Santander
UK plc from 2014 until 2022 and then Head of
Investment Platforms at Banco Santander S.A. until
his retirement from Santander in 2023.
Prior to joining Santander in 2014, Nathan was an
executive director and Group Chief Financial Officer
of RBS and previously held the post of Chief Risk
Officer at RBS. Before joining RBS, Nathan held
various senior positions at Santander UK plc between
2004 and 2009, including Executive Director, Finance
Director and commercial Chief Executive Officer roles
in Financial Markets and Corporate Banking and in
Cards and Insurance. He is qualified as a chartered
accountant.
Key external appointments:
Non-Executive Director of Centrica plc1.

Sarah Legg Independent non-executive director

Appointed: December 2019
Skills, experience and contribution:
•Strong financial leadership and regulatory
reporting skills
•Significant audit and risk experience in financial
leadership
•Strong transformation programme experience
Sarah has spent her entire executive career in
financial services with almost 30 years at HSBC. She
was the Group Financial Controller, a Group General
Manager and CFO for HSBC’s Asia Pacific region. She
also spent eight years as a Non-Executive Director of
Hang Seng Bank Limited.
Key external appointments:
Non-Executive Director of Severn Trent plc, Non-
Executive Director of Man Group plc and a Trustee of
the Lloyds Bank Foundation for England and Wales.
Lloyds Banking Group plc Annual Report and Accounts 2025

Amanda Mackenzie LVO OBE Independent non-executive director

Appointed: October 2018
Skills, experience and contribution:
•Extensive experience in ESG matters including
responsible business and sustainability
•Strong customer engagement and digital
technology experience
•Significant marketing and brand background
Amanda was Chief Executive of Business in the
Community, of which King Charles III is the Royal
Founding Patron and which promotes responsible
business and corporate responsibility.
Prior to that role, she was a member of Aviva’s Group
Executive for seven years as Chief Marketing and
Communications Officer and was seconded to help
launch the United Nations Sustainable Development
Goals. She is also a former Director of British Airways
AirMiles, BT, Hewlett Packard Inc and British Gas.
Key external appointments:
Non-Executive Director of The British Land Company
plc, Chair of The Queen’s Reading Room and Chair
and partner of Otherwise Partners LLP.

Harmeen Mehta Independent non-executive director

Appointed: November 2021
Skills, experience and contribution:
•Over 25 years’ experience leading digital, AI-
driven, complex transformation
•Experience of building and running technology-led
businesses and creating new ventures
•A wealth of international and financial services
knowledge having lived in 11 countries and worked
across 30 countries on six continents
Harmeen was appointed Chief Digital and Innovation
Officer at Equinix in April 2025.
Prior to that role, she was Chief Digital and
Innovation Officer at BT and spent seven years as
Global Chief Information Officer and Head of Cyber
Security and Cloud Business at Bharti Airtel, leading
its cloud and security businesses. Earlier in her career,
Harmeen held CIO positions at BBVA, HSBC and
Bank of America Merrill Lynch.
Key external appointments:
Chief Digital and Innovation Officer at Equinix and
Non-Executive Director, UK Parliament, Information
& Digital Board.

Chris Vogelzang Independent non-executive director

Appointed: June 2025
Skills, experience and contribution:
•Extensive experience in retail and
commercial banking
•Strong understanding of technology’s role
in financial services
•Track record of driving transformation
within organisations
Chris was Chief Executive Officer of Danske Bank A/S
from 2019 until 2021. Prior to that, he held a number
of senior positions at ABN AMRO, including Managing
Board member with responsibility for Retail and
Private Banking, Chief Executive Officer of Retail
Banking for The Netherlands and Chief Executive
Officer of Global Private Banking.
Key external appointments:
Non-Executive Director of Wolters Kluwer N.V.

Catherine Woods Independent non-executive director

Appointed: March 2020
Skills, experience and contribution:
•Extensive executive experience of international
financial institutions
•Deep experience of risk and transformation
oversight
•Strong focus on culture and corporate
governance
Catherine is a former Deputy Chair and Senior
Independent Director of AIB Group plc where she
also chaired the Board Audit Committee. In her
executive career with J.P. Morgan Securities, she
was Vice President, European Financial Institutions,
Mergers and Acquisitions, and Vice President
Equity Research Department, forming the European
Banks Team.
Key external appointments:
Deputy Chair of BlackRock Asset Management
Ireland Limited.

Kate Cheetham Chief Legal Officer and Company Secretary

Appointed: July 2019 (Company Secretary)
Skills, experience and contribution:
•Significant legal and governance leadership
experience within financial services
•Strategic functional planning and development,
corporate, mergers and acquisitions, regulation
and risk management
Kate became Group General Counsel (now Chief
Legal Officer) in May 2015 and Company Secretary
in July 2019. Kate joined the Group in 2005 from
Linklaters, where she was a corporate lawyer
specialising in mergers and acquisitions transactions.
Before her current roles, Kate held a number of senior
positions including Deputy Group General Counsel
and General Counsel for Group Legal.

Audit Committee member
Board Risk Committee member
Nomination and Governance Committee member
Remuneration Committee member
Responsible Business Committee member
Committee Chair

Board changes during the year

16 June 2025 Chris Vogelzang joined the Board as a non-executive director	31 October 2025 Scott Wheway retired as a non-executive director of the Board and as Chair of Scottish Widows Group[3]

1Nathan will continue to serve on the Centrica plc board until no later than the end of July 2026. Nathan will join the board of Jupiter Asset Management plc as a non-executive director and Chair designate on 1 March 2026 and will take on the role of Chair of that company, subject to regulatory approval, with effect from 1 April 2026.
2Chris Vogelzang will be appointed as a member of the Board Risk Committee with effect from 1 April 2026.
3Chris Moulder, the Senior Independent Director of Scottish Widows Group, assumed the role of interim Chair of Scottish Widows Group while a process is run for the appointment of the next Chair of Scottish Widows Group.
Lloyds Banking Group plc Annual Report and Accounts 2025

Our Board composition at a glance

Our Board in 2025
Skills and experience
Collective view of the skills and experience of the non-executive directors1

Retail/commercial banking
Financial markets/wholesale banking industry
Insurance
Audit and finance
Risk – in financial institutions
Technology/digital
Consumer/marketing/distribution
Major change programmes
ESG: environment, sustainability and climate change
ESG: social, inclusion and diversity, and governance
Government/regulator interface
Listed board governance, including investor relations and remuneration
Strategic thinking

●	Number of non-executive directors (out of 8) with deep experience/distinctive strength

●	Number of non-executive directors (out of 8) with deep experience/distinctive strength or with good experience and knowledge

Gender balance[2] A.Female – 5 (50%) B.Male – 5 (50%)

Ethnicity[2] A.Black, Asian or Minority Ethnic – 2 (20%) B.White – 8 (80%)

Tenure[2] A.0-2 years – 2 (20%) B.2-4 years – 1 (10%) C.4-6 years – 4 (40%) D.6-8 years – 3 (30%)

Age[2] A.51-55 – 2 (20%) B.56-60 – 2 (20%) C.61-65 – 5 (50%) D.66+ – 1 (10%)

1Assessment by the Nomination and Governance Committee in respect of Board members in office as at 31 December 2025.
2As at 31 December 2025 and remains correct as at the date of publication of the annual report.

Lloyds Banking Group plc Annual Report and Accounts 2025

Boards of the Ring-Fenced Banks and Group Executive Committee

Boards of the Ring-Fenced Banks
Each of the directors of Lloyds Banking Group plc is also a director of Lloyds Bank plc and Bank of Scotland plc, which are the banks within the Group that have been included within the ring-fence
(together, the Ring-Fenced Banks). The boards of the Ring-Fenced
Banks have three additional independent non-executive directors:
Nigel Hinshelwood (Senior Independent Director), Sarah Bentley
and Brendan Gilligan. Read more about the role of the Ring-Fenced
Bank-only directors and the Group’s structure on page 73.
Read the full biographies of the Ring-Fenced Bank-only directors on our corporate governance page .

Nigel Hinshelwood Senior Independent Director Lloyds Bank plc and Bank of Scotland plc
Appointed: January 2019
Skills, experience and contribution
•Extensive experience in the financial services
sector in the UK and worldwide
•Significant experience of large-scale
transformation, operations and technology
Nigel was a partner at Ernst & Young and also
held various roles at HSBC, including Deputy CEO
of HSBC Bank plc, Head of HSBC Insurance Holdings,
Chief Operating Officer for EMEA and Global Head
of Operations.

Sarah Bentley Non-executive director Lloyds Bank plc and Bank of Scotland plc
Appointed: January 2019
Skills, experience and contribution
•Extensive digital and digital transformation
experience
•Strong customer and marketing skills
Sarah was formerly Chief Executive Officer and
Executive Director of Thames Water Utilities Limited.
Prior to those roles, Sarah was Chief Customer
Officer at Severn Trent plc and a member of its
Executive Committee and the Managing Partner for
Accenture’s Digital business unit in the UK & Ireland.

Brendan Gilligan Non-executive director Lloyds Bank plc and Bank of Scotland plc
Appointed: January 2019
Skills, experience and contribution
•Extensive experience in core strategic finance
and controllership roles in the financial
services industry
•Significant experience of serving on the boards of
regulated financial services businesses in the UK,
France, Switzerland and Poland
Brendan worked in commercial and consumer
banking services and financing with Woodchester
Investments plc and, after its acquisition by General
Electric Company, with GE Capital.

Our Group Executive Committee

Charlie Nunn Executive director and Group Chief Executive Appointed: August 2021

William Chalmers Executive director and Chief Financial Officer Appointed: June 2019

Chirantan Barua Chief Executive Officer, Scottish Widows and Insurance, Pensions and Investments Appointed: May 2023

Kate Cheetham Chief Legal Officer and Company Secretary Appointed: July 2017

Elyn Corfield[1] Chief Executive Officer, Business and Commercial Banking Appointed: July 2022

Sharon Doherty Chief People and Places Officer Appointed: June 2022

Ron van Kemenade Chief Operating Officer Appointed: June 2023

Laura Needham Chief Internal Auditor Appointed: October 2022

Jayne Opperman Chief Executive Officer, Consumer Lending Appointed: January 2023

Stephen Shelley Chief Risk Officer Appointed: September 2017

Jasjyot Singh OBE Chief Executive Officer, Consumer Relationships Appointed: July 2022

Andrew Walton Chief Sustainability Officer and Chief Corporate Affairs Officer Appointed: September 2018

John Winter[2] Chief Executive Officer, Corporate and Institutional Banking Appointed: September 2022

1Elyn Corfield will step down as
Chief Executive Officer for Business
and Commercial Banking and be
succeeded by Amanda Murphy at
the end of February 2026, subject

Read the full biographies of the Group Executive Committee
to regulatory approval.
2John Winter will step down as Chief
Executive Officer for Corporate and
Institutional Banking and be succeeded
by John Langley in March 2026, subject
to regulatory approval.

Key stakeholders

Customers and clients

Colleagues

Shareholders

Communities and environment

Regulators and government

Suppliers

Lloyds Banking Group plc Annual Report and Accounts 2025

Our governance structure and responsibilities
The role of the Board
The Board is responsible for promoting and assessing the Group’s long-term sustainable success, generating value for shareholders and contributing to wider society. It sets the Group’s purpose, values and strategy, with the aim of Helping Britain Prosper –
read more on pages 74 to 75 and 78.
The Board is also responsible for establishing and promoting a culture of customer focus (including treating customers fairly), risk awareness and ethical behaviours through the Group values, and monitoring how that culture has been embedded.
Read more about the Board’s customer focus on pages 30 to 31 and
74 to 76 and about its monitoring of culture on page 79.
The Board is also responsible for ensuring that the Group’s culture is aligned with its purpose, values and strategy – read more on pages
74 to 75 and 79.
The Board believes that engaging with stakeholders is crucial for achieving the Group’s strategy and long-term goals. Details on stakeholder engagement are on pages 76 to 78 and the directors’
section 172(1) statement is on pages 30 to 31.

Our Board and governance structure

Lloyds Banking Group Board

Chair	Executive directors		Non-executive directors		Company Secretary

Sir Robin Budenberg	Group Chief Executive: Charlie Nunn	Chief Financial Officer: William Chalmers	Senior Independent Director: Cathy Turner	Nathan Bostock Sarah Legg Amanda Mackenzie Harmeen Mehta Chris Vogelzang Catherine Woods	Kate Cheetham

Group Chief Executive Committees See page 140

Board Committees
Nomination and Governance Committee	Audit Committee	Board Risk Committee	Remuneration Committee	Responsible Business Committee

Responsible for keeping
the Board’s governance
arrangements under review,
ensuring there is a formal,
rigorous and transparent
procedure for the
appointment of new
directors, ensuring Board
and senior management
succession plans are in
place, leading the process
for Board appointments
and assisting the Board in
ensuring its composition
is regularly reviewed
and refreshed.

Responsibilities include
monitoring and reviewing
the formal arrangements
established by the Board in
respect of the integrity of
the financial reporting and
narrative reporting of the
Group and the Company,
the independence and
effectiveness of the
internal and external
audit functions and the
effectiveness of the internal
controls and the risk
management framework.

Responsible for assisting the
Board in fulfilling its risk
governance and oversight
responsibilities, including
oversight of the
development,
implementation and
maintenance of the
Company’s risk appetite,
risk principles and overall
risk management and
internal control framework.

Responsibilities include
reviewing and approving
the remuneration policy
and framework for the
directors of the Group and
the overall remuneration
policy for the Group
and overseeing the
implementation of
those policies.

Responsibilities include
providing oversight of and
support for the Group’s
strategy and plans for
delivering the Company’s
aspirations to become a truly
purpose-driven organisation,
considering and recommending
to the Board for approval
the Group’s reporting relating
to purpose and sustainability
matters, oversight of the
Group’s Consumer Duty
responsibilities and being
the designated body for
workforce engagement.

See page 85	See page 88	See page 92	See pages 98 to 102 and 105	See page 97

The terms of reference for the Board Committees can be found on our corporate governance page
Lloyds Banking Group plc Annual Report and Accounts 2025

Division of responsibilities
There is a clear, written division of responsibilities which is documented in the Group's Corporate Governance Framework
and provides that:
•The Chair has overall responsibility for the leadership of the
Board and ensuring its effectiveness in all aspects of its operation
•The Senior Independent Director acts as a sounding board for the Chair on Board and shareholder matters and as a conduit for the views of non-executive directors. The Senior Independent
Director is available to help resolve shareholders’ concerns where necessary and attends meetings with major shareholders to
understand issues and concerns
•The Group Chief Executive manages and leads the business
The Chair and the independent non-executive directors challenge management constructively and help develop and set the Group’s strategy. They actively participate in Board decision making.
Board meetings
There are separate boards and board committees of Lloyds Banking
Group plc, Lloyds Bank plc, Bank of Scotland plc and HBOS plc,
but most meetings are held concurrently under the ‘Aligned Board
Model’. As most of the Group’s business sits within the Ring-Fenced
Banks, the interests of the Ring-Fenced Banks, Lloyds Banking
Group plc and HBOS plc are aligned in most circumstances. This model is supported by a number of safeguards to enable the Group to operate in this way including the appointment of three Ring-
Fenced Bank-only non-executive directors and a Ring-Fenced Bank
Risk Officer, all of whose primary focus is on protecting the interests of the Ring-Fenced Banks.
Lloyds Banking Group plc has a continuous agenda-setting and escalation process to ensure the Board receives timely and relevant information for decision making. Led by the Chair, with support from the Group Chief Executive and the Company Secretary, this ensures that sufficient time is allocated for strategic discussions and

Read more about the roles of the Chair, the Senior Independent Director, the Group Chief Executive and the Board on our corporate governance page business critical items. The process for escalating issues and setting agendas is regularly reviewed and enhanced as needed. Read more about Board activities on pages 74 to 75 and 78.

Group structure and ring-fencing governance arrangements

Since 1 January 2019, UK legislation has required large UK banks to separate personal banking services, such as current and savings accounts, from riskier activities, such as investment banking, in other parts of their business. This is called ring-fencing.
The Group’s structure and governance arrangements meet
these regulatory requirements.
As mentioned on page 71, Lloyds Bank plc and Bank of Scotland plc are the banks within the Group which have been included
within the ring-fence (together, the Ring-Fenced Banks).
The governance structure focuses on ensuring:
•Independent decision making by the Ring-Fenced Banks’
boards – on any matters where there might be a conflict
between the interests of the Ring-Fenced Banks and the
interests of another part of the Group and that any such
conflicts are identified and appropriately managed
•Risks affecting the Ring-Fenced Banks are considered and
managed from the Ring-Fenced Banks’ perspective – including
maintenance of the capital adequacy and liquidity of the
Ring-Fenced Banks
•Clear and effective governance at both Ring-Fenced Bank
level and Lloyds Banking Group plc level – including second
and third lines of defence in respect of risk management

The subsidiaries in the Group are structured into the following sub-groups under Lloyds Banking Group plc, providing effective governance for the business undertaken in each sub-group:
•Ring-Fenced Banks sub-group containing Lloyds Bank plc
and Bank of Scotland plc (including the Halifax and
MBNA businesses), serving both their personal and commercial customers
•Non-Ring-Fenced Bank sub-group – Lloyds Bank Corporate
Markets plc – which provides products and services to Group
customers that are not allowed within the ring-fence, as well as serving financial institutions’ customers and holding certain of the Group’s subsidiaries and branches outside the UK
•Insurance sub-group under Scottish Widows Group Limited
(including Scottish Widows Limited)
•Equity sub-group under LBG Equity Investments Limited
(including Lloyds Development Capital (Holdings) Limited)
The boards of the Ring-Fenced Banks comprise all of the Group directors plus three additional independent non-executive
directors: Nigel Hinshelwood (Senior Independent Director),
Sarah Bentley and Brendan Gilligan – read their biographies on page 71. These Ring-Fenced Bank-only directors are independent of the management and the rest of the Group and their role is to act exclusively in the best interests of the Ring-Fenced Banks.
They therefore play a crucial role in the governance structure, with an enhanced role in managing any potential conflicts
between the Ring-Fenced Banks and the Group.

Lloyds Banking Group plc simplified sub-group structure

Lloyds Banking Group plc Board

Aligned boards Lloyds Bank plc[1] HBOS plc Bank of Scotland plc[1] 1 Ring-Fenced Banks	Lloyds Bank Corporate Markets plc Non-Ring-Fenced Bank	Scottish Widows Group Limited Insurance	LBG Equity Investments Limited Equity Investments

Lloyds Banking Group plc Annual Report and Accounts 2025

Board activities
Overview
These pages highlight some of the Board’s main
activities throughout the year, with a timeline
of key discussions, outcomes, in-depth sessions
and external insights
Agenda planning
Each Board meeting agenda includes standing updates and
other items for consideration by the Board. The Board regularly receives reports from the Group Chief Executive, Chief Financial
Officer, Chief Operating Officer and Chief Risk Officer,
providing insights on important strategic, financial, operational and risk matters for the Group. Chairs of Board Committees
and major subsidiaries deliver regular updates to the Board on recent meetings and activities. The Board also receives a
standing corporate governance update, covering emerging
governance developments, annual governance framework
and policy reviews and governance-related approvals. Agendas provide for other items to be considered by the Board as
relevant including certain topics at different stages as
management’s thinking evolves.
January
Discussion matters included
•Preview of 2024 results and year end distribution options
•Progress against strategic transformation metrics
•Culture transformation progress
Key decisions/outcomes included
•Approved ESG-related disclosures and targets
•Approved matters relating to the risk management
framework, risk appetite and risk metrics
•Approved directors’ suitability for election/re-election and non-executive directors’ independence

February
Discussion matters included
•Performance against customer engagement goals and
an update on co-servicing strategy
•An update on the ‘Speak Up’ whistleblowing programme
•Insights from Internal Audit on the Group’s control

Board training
During the year, Board members had the opportunity to
attend training sessions, which were designed to keep the
Board informed on a range of relevant topics and emerging
focus areas. Training topics are selected and agreed
through a collaborative process involving key executive
teams, the Company Secretary and the Nomination and
Governance Committee. For more detail on the training
programme and the topics covered, see page 87.

environment
Key decisions/outcomes included
•Approved the Group’s operating plan, which sets out the
Group’s business forecast
•Agreed proposed 2025 metrics for assessing customer
experience outcomes
•Approved the 2024 annual report and accounts and
capital distributions
•Approved the Modern Slavery and Human Trafficking
Statement
•Approved an updated policy on Board and Group Executive
Committee share dealing
•Adopted recommendations from the 2024 Board
performance review

Topics key:
Strategy Customers and clients Purpose, culture and values Sustainability Risk management and regulatory Financial Governance Political and economic environment
April
Discussion matters included
•An update on the reputational and political environment
•Business unit performance and strategy updates
•Aspects of the Group’s proposed strategic vision beyond 2026
Key decisions/outcomes included
•Approved the operational resilience self-assessment
•Approved the refreshed Corporate Governance Framework
•Approved the Q1 2025 financial results
External insights
The Group’s brokers joined the Board for a discussion on the financial services market, including the competitive landscape, as well as shareholder engagement activities.
Lloyds Banking Group plc Annual Report and Accounts 2025

May
Discussion matters included
•Business unit performance and strategy updates
•An update on geopolitical developments
•An update on the economic crime prevention programme
Key decisions/outcomes included
•Provided feedback to management on discussions around
the Group’s proposed strategic vision beyond 2026
In-depth session/external insights
At a session presented by external speakers, the Board discussed developments in the private credit market. A joint session was also held with the Lloyds Bank Corporate Markets and Scottish
Widows boards to discuss business growth and strategic progress.
The Board also attended the annual general meeting.

June
Discussion matters included
•Further discussion on progress against strategic
transformation metrics
•Business unit performance and strategy updates, including
further consideration of co-servicing strategy developments
•Customer insights and performance against Group metrics
for assessing customer experience outcomes
•An update on generative AI initiatives
•A briefing on the proposed acquisition of Curve
•The format of financial results reporting from 2026
Key decisions/outcomes included
•Approved the appointment of Chris Vogelzang as a director
•Approved the annual Consumer Duty report
•Approved the Bank Capital Stress Test results
In-depth session and external insights
As part of a two-day offsite event, the Board held a dedicated session on the Group’s proposed strategic vision beyond 2026
(read more on page 78) and a session on geopolitical
developments, facilitated by an external speaker.
July
Discussion matters included
•Progress with risk and culture transformation programmes
•The Chief Internal Auditor’s views on the control environment
•Business unit performance updates
•The FCA’s firm evaluation letter and, with the FCA in
attendance, the FCA’s regulatory strategy
•The PRA’s periodic summary review letter with the PRA
in attendance
Key decisions/outcomes included
•Approved the 2025 interim dividend and half year results,
including the announcement of changes to the format of
financial reporting from 2026, as discussed by the Board in June
•Approved the acquisition of the outstanding interest in
Schroders Personal Wealth and discussed customer benefits
and experience as part of the proposals
September
Discussion matters included
•Strategic vision and operational transformation beyond 2026
•An updated view of the reputational and political environment
•Business unit performance and strategy updates, including
further review of co-servicing strategy
•Performance against Group metrics for assessing customer
experience outcomes
•Key outcomes and conclusions from the annual Group
incident exercise
Key decisions/outcomes included
•Approved the proposed cost of equity metric for 2025
•Approved updates to certain risk appetite metrics
•In October, the Board approved the Q3 2025 financial results
November
Discussion matters included
•Business unit performance and strategy updates
•An update on workforce engagement activities during
the year
Key decisions/outcomes included
•Further discussed the proposed acquisition of Curve and the opportunity to offer broader differentiation for customers
•Discussed changes to colleague defined contribution pensions
•Approved annual ring-fencing compliance matters
•Approved the Board Inclusion Policy
In-depth session
The Board held a two-day offsite event which included a
dedicated session to continue to explore the strategic vision beyond 2026 (read more on page 78).

December
Discussion matters included
•Updates from business unit CEOs, Finance, the Chief
Operating Office and Risk on the operating plan approach
•Economic considerations and assumptions for the
operating plan
•Customer insights and the development of the Group’s 2026
metrics for assessing customer experience outcomes
•Recommendations from the Board performance review
Key decisions/outcomes included
•Provided feedback on the operating plan, which sets out
the Group’s business forecast, and confirmed support for
the approach
•Approved further changes to the share dealing policy and
a new share dealing portal for Board and Group Executive
Committee members
External insights
A Board development session (supported by an external
facilitator) followed on from a previous session held
in November 2024 and included a discussion focused
on digital assets.
Lloyds Banking Group plc Annual Report and Accounts 2025

Engaging with our stakeholders
Stakeholder engagement
The Board recognises the fundamental importance of engaging with its stakeholders, gaining a deeper understanding of their views and the importance of this understanding in informing their discussions and decision making. During the year, key stakeholders included customers, clients, colleagues, shareholders, communities,
regulators and suppliers.
The Group’s Closer to Customers, Clients and Colleagues
programme remains a key method by which non-executive directors hear directly from the Board’s stakeholders.
The programme helps the directors better understand the
important issues for the Group’s stakeholders, the role the Group plays in supporting them and how the Group is performing here.
Activity under the programme, along with other forms of director engagement, is described below. Examples of decision making by the Board which had particular relevance to their stakeholder engagement can be found on pages 30 to 31.

Customers and clients
How does that engagement
impact Board decisions?
•Hearing directly from customers and clients helps better
determine the action the Group takes now and in the future
to best support our customers’ needs
•Direct engagement helps the Board in ensuring the Group can best meet its Consumer Duty obligations
•Regular updates from the executive team help to identify
opportunities for innovation and improvement to better
support our customers and clients
•Review of the Group customer dashboard gives the Board the
opportunity to ensure meaningful changes are delivered to
further improve customer outcomes

Why does the Board engage?
The Board’s engagement with customers is central to the
Group’s customer-centric approach, including the Group’s ability to evolve to meet changing customer needs and support our
customers in achieving their financial ambitions.
How did the Board engage?
•Sessions providing deeper insight into the issues faced by
specific customer groups, including single person households, small businesses and later life including retirement
•Holding events with clients in Edinburgh, Manchester and
London to hear directly from them on the issues their
businesses are facing
•Regular updates to the Board by the executive team gave
insight into the Group’s performance in delivering on its
customer and client-related objectives, including customer
insight sessions and ongoing consideration of the Group
customer dashboard
•Concerns relevant to customers and clients were identified
for consideration in wider proposals put to the Board

Engagement in action

Pension
engagement
During the year, the Board and its Remuneration Committee
consulted with colleagues on proposals to move the Group’s UK defined contribution pension provision from Your Tomorrow and
Your Retirement Plan to the Scottish Widows Master Trust.
The Board engaged with colleagues to understand their views
through a comprehensive digital first consultation process.
This included around 1,800 items of feedback formally submitted by colleagues across all grades, business units and age groups.
Trade union partners, including Accord and Unite, were also
consulted, along with the Group’s People Consultation Forum, allowing collective consultation and a number of relevant
questions to be raised, resulting in no formal objections or requests for further action.
The Board was pleased to have the opportunity to hear from
colleagues and representatives so as to be able to take their views into account prior to making the decision to transfer the future pension provision of the Group’s UK colleagues to the
Scottish Widows Master Trust from 2026.

Lloyds Banking Group plc Annual Report and Accounts 2025

Colleagues	•Helps the Board gain additional insight on matters which colleagues have raised as part of wider engagement activity and allows progress against matters raised to be monitored

Why does the Board engage?
The Board’s ambition is that the Group continues to be a place where people who are passionate about our purpose wish to
work. Engagement with colleagues helps to understand better
how they remain motivated to achieve our purpose with the
skills needed to deliver on the Group’s wider strategic objectives.
How did the Board engage?
•Held a number of colleague engagement and recognition
events with the opportunity to hear directly from colleagues and recognise their achievements in supporting our customers
•Considered reports on key themes raised during colleague
engagement activity, including the work of the People Forum, the People Consultation Forum and the Management
Advisory Forum
•Review by its Responsible Business Committee of findings
from surveys of colleague sentiment and other colleague
engagement reports
How does that engagement
impact board decisions?
•Allows the Board to understand directly colleague views on
the Group’s progress against its strategy, including what could improve this progress, and colleague observations from
interacting with customers, further informing wider Board
decision making

Engagement in action

Engaging with our workforce
The Board’s Responsible Business Committee is the
designated body for workforce engagement, providing
focus, but with the Board retaining a commitment for
individual Board members to engage with colleagues directly
throughout the year. The Responsible Business Committee
reports regularly to the Board on its colleague engagement
agenda. The Board considers these arrangements to
be effective as the work of the Responsible Business
Committee combined with the other colleague engagement
methods in this section allows engagement with diverse
colleague groups.

Shareholders
•The Board’s Nomination and Governance Committee
considered correspondence from institutional shareholders and non-governmental organisations along with market feedback.
The Committee also reviewed initiatives aimed at enhancing
shareholder processes to ensure they remain effective and
aligned with regulatory and shareholder expectations
•Directors engaged with shareholders at the Group’s annual
general meeting and encouraged shareholder participation
by inviting questions and facilitating open discussion
How does that engagement
impact Board decisions?
•Shareholder feedback helped the Board to better understand
investor sentiment, in turn informing relevant discussions
and decision making, including in relation to the Group’s
strategic progress
•Feedback also helped to inform the ongoing development of
the Group’s approach to communicating with external parties

Why does the Board engage?
With one of the largest shareholder bases in the UK, the Board remains committed to understanding the needs and expectations of our shareholders, both private and institutional, helping to further inform Board decision making.
How did the Board engage?
•Directors including the Chair, Group Chief Executive and
Chief Financial Officer met regularly with institutional
shareholders, both in the UK and internationally
•Considered updates from Investor Relations on market views
and shareholder sentiment, including an annual presentation
from our corporate brokers on matters including perceptions
of the Group

Communities and environment
•The Board continues to be supported in environmental matters by its Responsible Business Committee, which considers
stakeholder views on matters relating to the Group’s ambition to be a trusted, sustainable, inclusive and responsible business.
The report of that Committee can be found on page 97
How does that engagement
impact Board decisions?
•Engagement with the Group’s charitable partners allowed
the Board to better understand the Group’s impact within
local communities
•The work of the Responsible Business Committee gives
the Board deeper insight into its role as both an employer
and a collaborator within the communities in which the Group is present

Why does the Board engage?
The Group’s presence in a large number of communities across the UK continues to reinforce the importance of engagement
and action to help these communities prosper, while also helping to build a more sustainable and inclusive future.
How did the Board engage?
•Members of the Board met with representatives of
charities and community groups supported by the Group’s
charitable foundations

Lloyds Banking Group plc Annual Report and Accounts 2025

Engaging with our stakeholders continued

Regulators and government
•Discussions included the Board’s role in oversight of the
Group’s key risks and the execution of its strategy
•The PRA and FCA attended a meeting of the Board during
which progress against actions from their Periodic Summary
Meeting and Firm Evaluation letters were discussed
•Directors engaged with the Government during the year
on matters relating to the impact of policy on the financial services sector
How does that engagement
impact Board decisions?
•Ongoing direct discussions allow the Board to better
understand the regulators’ and the Government’s priorities
and how these are best acknowledged in the Board’s wider
decision making

Why does the Board engage?
The Board recognises the importance of its ongoing constructive relationships and dialogue with both government and the
regulatory authorities in markets in which the Group operates, in particular in achieving the Group’s strategic ambitions,
and continuing to deliver for the Group’s wider stakeholders.
How did the Board engage?
•Directors held ongoing discussions with the FCA and PRA on
various aspects of the regulatory agenda

Suppliers
•The Board continued to oversee resilience in the supply chain ensuring the Group’s most important supplier relationships
were not impacted by potential material events
How does that engagement
impact Board decisions?
•Ensures the Group’s approach continues to meet wider
industry standards on supplier management, in particular
supplier payment practices
•Allows a deeper understanding of our supply chain and the
degree to which our suppliers’ operations align to the strategy and purpose of the Group

Why does the Board engage?
The Board recognises the importance of the partners the
Group relies on for key aspects of the Group’s operations and strengthening these relationships to achieve both the Group’s and its suppliers’ wider ambitions.
How did the Board engage?
•The Audit Committee considered reports from the Group’s
Sourcing and Finance teams on the efficiency of supplier
payment practices, including those relating to the Group’s
key suppliers

Strategy discussions

While strategy was regularly discussed at Board meetings
throughout the year, the Board also participated in two
dedicated strategy sessions which were held offsite. These
sessions provided the opportunity for iterative engagement
on strategy between the Board and the executive team,
enabling early input on emerging plans and ongoing dialogue
as the strategy developed. The sessions also allowed the Board to test strategic assumptions from a stakeholder perspective.
June
Topics discussed at the June offsite session included the complex external environment, its potential evolution beyond 2026 and key considerations for the Group. The Board also discussed the development of the Group’s purpose ambitions and focus areas, scope for efficiencies in the Group’s operating model and
the potential strategic vision beyond 2026 for the Group
and specific businesses.

November
At the offsite session in November, the Board continued to
explore the potential strategic vision beyond 2026. Discussion topics included consideration of potential strategic focus
areas for each of the Group’s business units as well as further refinement of the Group’s purpose outcomes. The Board also
considered changes in the market and external environment
since the offsite discussion in June, with a particular focus on the pace of development and impact of generative AI.

Grow	Focus	Change

Drive revenue growth and diversification	Strengthen cost and capital efficiency	Maximise the potential of people, technology and data
Lloyds Banking Group plc Annual Report and Accounts 2025

Our culture in action

How the Board monitors and assesses culture

The directors continue to engage with colleagues to deepen
their understanding of how culture is experienced across the
Group. Colleague listening is a core part of the Group’s culture, using an ongoing feedback system to inform transformation and performance. Methods used by the Board to monitor and assess culture in 2025 included:
•Board participation in quarterly ‘listening sessions’, part of the Group’s ‘Closer to Customers, Clients and Colleagues’
programme of engagement, where colleagues shared views
with the Board on key topics such as culture, collaboration
and risk. Groups of colleagues interacted with this year
include Next Generation Talent, Leaders and Lloyds
Technology Centre colleagues
•Board consideration of the results of surveys (annual and
regular pulse) designed to understand colleague sentiment and highlight any cultural issues focus areas such as simplification
•Feedback from focus groups whereby colleagues shared
views on our ways of working, inclusion, decision making
and AI and technology
•Branch visits and colleague breakfasts attended by
non-executive directors and the Chair, which gave colleagues the opportunities to share their views
•Review of the Group culture dashboard – read more below
The Chair and Group Chief Executive have comprehensive
colleague engagement programmes throughout the year.

Outcomes of the Board’s monitoring and assessment

Insights gained from the Board’s engagement with colleagues
and from colleague feedback more generally are reviewed
by the Responsible Business Committee as the designated
workforce engagement body and key themes and results
are shared with the Board on a quarterly basis. During 2025, these insights enabled the Board to consider progress on, and actions required to continue to advance towards, workforce
and cultural transformation ambitions and also to satisfy itself that workforce engagement methods and associated updates
remain appropriate and effective. As a result, the Board
provided input into 2026 cultural focus areas across simplicity, accountability and performance and requested the executive
establish a methodology and metrics to track the Group’s
cultural and behavioural change.
The 2025 Board listening sessions provided the Board with
colleague views on crucial topics such as the Group’s approach to risk, collaboration between teams, use of AI and simplification.
This feedback enabled the Board to input into the iteration of key transformation and culture programmes, for example helping shape the Group’s programme of work to remove barriers and
blockers so we can deliver more value to customers at pace.
The 2025 annual colleague survey demonstrated observable
cultural outcomes whereby key metrics across all indices
improved, including the Group’s employee engagement
index improving and its colleague advocacy (net promoter)
score increasing.

Embedding the desired culture

The Group culture dashboard is a key element of how
the Group embeds the desired culture throughout the
organisation. Introduced in November 2023 and shared
twice yearly with the Board, the dashboard tracks
insights related to performance, change and customer
outcomes and identifies blockers to our cultural goals.
The dashboard’s outcomes are a key input to culture plans,
driving action towards cultural transformation and creating
a strong culture that drives good customer outcomes.
This, alongside our Group cultural framework, which aligns
values throughout the organisation and promotes colleague
listening activity and culture and people plans, plays a key role in embedding the Group’s culture.

Employee
engagement index
75%
up 4pts vs 2024
Colleague advocacy
(net promoter) score
+23
up 15pts vs 2024
Manager net
promoter score
+62
up 7pts vs 2024
MyVoice annual survey
response rate
85%
up 4pts vs 2024
Lloyds Banking Group plc Annual Report and Accounts 2025

Sustainability governance
Sustainability governance
Given the strategic importance of our sustainability ambitions and commitments in managing the impacts arising from climate change and broader social issues, the Group’s governance structure provides clear oversight and ownership of the Group’s sustainability strategy and management of risks and opportunities.
Sustainability-related responsibilities at Board level are overseen by the Responsible Business Committee, with specific reporting, remuneration and risk management responsibilities in relation to sustainability-related matters (including climate) shared with the
Audit Committee, Remuneration Committee and the Board Risk
Committee. This ensures appropriate Board-level coordination and cooperation on these matters.
Climate risks and opportunities are identified, assessed and managed by business unit level teams governed via functional and divisional level steering groups and committees including the Group
Risk Committee. For further details on the control environment operating at a business unit level for climate-related controls, please see page 125 of our sustainability report .
The Responsible Business Committee oversees the Group’s delivery of its purpose including the delivery of our sustainability strategy.
It conducts deep dives into current priority areas and escalates for review and discussion to the Board as appropriate. The Group’s purpose pillars are outlined on page 14.
The Committee also makes recommendations to the Board for
social strategies and environmental sustainability activities.
The Remuneration Committee plays a key role in embedding
sustainability into executive performance management. It oversees the integration of ESG performance measures into the Group’s balanced scorecard and LTIP frameworks, thereby aligning
remuneration outcomes with the Group’s sustainability ambitions and climate-related goals.
We engage proactively with investors and other key stakeholders throughout the year on our sustainability priorities and plans. Given sustainability is at the heart of our purpose-driven strategy, with ambitious climate targets reflected in strategic objectives, the progress already being made in this area and the Group’s existing focus on enhanced disclosure, transparency and engagement, the
Board does not believe it is necessary to propose a separate climate vote at our 2026 annual general meeting at this time. We will continue to be transparent on our support for the UK’s transition, our ambitions and targets, plans and progress and to consider on a regular basis whether to propose a climate vote.
Executive-level governance
The accountable executive for the Group’s sustainability strategy is the Chief Sustainability Officer and Chief Corporate Affairs Officer,
with relevant teams in place to drive this strategy forward. There are four key committees that provide management oversight at an executive level: the Group Sustainability Committee, the Group
Risk Committee, the Group Disclosure Committee and the Group

Our sustainability governance structure

Board level
Lloyds Banking Group plc Board[1]

Responsible Business Committee (RBC)[2]	Board Risk Committee (BRC)	Audit Committee (AC)	Remuneration Committee (RemCo)

Executive level

Group Sustainability Committee (GSC)	Group Risk Committee (GRC)	Group Disclosure Committee (GDC)	Group Executive Committee (GEC)[1]

Business and functional level

Divisional and functional-level climate and sustainability steering groups or committees
1The Chair of the Scottish Widows Board (except for any Interim Chair) sits on the
Lloyds Banking Group plc Board. The Scottish Widows CEO sits on the Group
Executive Committee and updates the Group Executive Committee on relevant insurance matters which can include papers for Group Executive Committee consideration.
2The Chair of the Responsible Business Committee, Amanda Mackenzie, is a non-
executive director on the Board, a member of the Remuneration Committee, the
Nomination and Governance Committee and the Audit Committee. Amanda helps ensure that sustainability is discussed and considered by the Board. Amanda has extensive experience in ESG matters, including helping launch the United Nations
Sustainable Development Goals.

Executive Committee. These are supported by a number of divisional and function-level teams who consider sustainability topics.
Group Sustainability Committee governance
The Group Sustainability Committee provides direction and
oversight of the Group’s sustainability strategy, as well as oversight of the Group’s approach to meeting external environmental and social ambitions and targets. Through regular meetings the Group
Sustainability Committee reviews sustainability opportunities and makes recommendations to the Group Executive Committee and
the Responsible Business Committee where appropriate.
The Group Sustainability Committee is supported by divisional and functional-level teams; further details on their role can be found on pages 120 of our sustainability report .
Group Risk Committee governance
Responsibility for overseeing the management of financial risks from climate change rests with the relevant Chief Risk Officers across the Group, who have Senior Management Function (SMF)
responsibility covering the Ring-Fenced Banks (Lloyds Bank plc and Bank of Scotland plc), Lloyds Bank Corporate Markets and
the Solvency UK regulated entities in Scottish Widows Group
(under Scottish Widows Group, its Finance Director has additional
SMF responsibilities to manage the risks while the Chief Risk Officer has oversight).
The Group Risk Committee oversees the Group’s management of
emerging and principal risks such as climate risk, operational risk, conduct risk and economic crime. Climate risk is considered
regularly through the Group’s risk reporting to the Group Risk
Committee in addition to standalone updates on an annual basis which inform discussions at the Board Risk Committee. Relevant updates are also provided across the Group’s key legal entities, as required. Additional engagement on relevant climate-related matters is undertaken through the existing risk governance
structure, for example sector risks and opportunities related to climate are presented and discussed at senior credit forums.
Group Disclosure Committee governance
The Group Disclosure Committee provides oversight of the
accuracy, completeness and timeliness of disclosures made to the market and/or prospective investors. This includes sustainability disclosures in our annual report and accounts, sustainability report  and separate sustainability supplements .
Lloyds Banking Group plc Annual Report and Accounts 2025

Sustainability in action

Modern slavery Board training
In 2025, the Group delivered targeted human rights and
modern slavery training for senior leaders, including the
Board and Group Executive Committee. The Board
undertook a voluntary session on the evolving global legal
landscape, highlighting financial sector responsibilities and the strategic importance of embedding human rights into
core business practices. The training, supported by Unseen
UK, explored risks across operations, supply chains, lending and investments, and it shared practical examples of how
integration strengthens resilience and integrity. This initiative reinforces the Group’s commitment to responsible business
conduct, equipping leaders to manage human rights risks and
supporting long-term sustainability objectives.

Group Executive Committee governance
Climate considerations form part of our planning and forecasting activities. This includes forecasting of our Bank financed emissions to 2030 for our high-carbon-intensive sectors. These emissions forecasts are included as part of our operating plan process, shared with the Group Executive Committee and the Board.
Business and functional level
Executive-level governance of sustainability risk is supported by existing governance structures across our divisions that are used to oversee decisions related to sustainability risk that impact the divisions, ensuring sustainability risks are managed as part of regular activity.

Key sustainability topics discussed at the Board’s Committee meetings in 2025

Across the Group’s governance structure, key areas of discussion at Board Committee level are detailed below in relation to the
Group’s sustainability strategy, targets and approach to managing climate-related risk. These Committees meet at least quarterly with sustainability matters, including climate, discussed at a number of these meetings. There were 12 specific updates given to the Board in 2025 on climate-related matters.

Lloyds Banking Group plc Board
Committee	Sustainability topics discussed
Responsible Business Committee See the Responsible Business Committee report on page 97
•The Committee recommended to the Board the Group’s updated Consumer Lending Sustainable Finance targets for Mortgages and Motor and restatement of the Group’s operational carbon targets ahead of publication of the 2024 Sustainability Report
•Purpose pillar deep dives on regional development, inclusion, financial empowerment and environmental sustainability
•Monitoring progress against climate ambitions, targets, pledges and strategic levers
•Discussion on plans and progress across environmental sustainability strategy and our approach for nature
•Recommended to the Board the approval of the external sector statement, modern slavery and human trafficking statement and annual Consumer Duty Board report
•Review of sustainable finance framework updates
•Review of colleague engagement strategy, feedback and outcomes
•Discussion on community engagement

Board Risk Committee See the Board Risk Committee report on pages 92 to 96
•Review of the key climate risks facing the Group, including uncertainty of the transition to a low-carbon economy, especially for sectors which are heavily dependent on technological development and government policy
•Update on the PRA’s expectations for managing climate-related risks, as outlined in Consultation Paper
10/25, noting this aligns with the Group’s direction, including in relation to the development of internal scenario modelling and capabilities to assess these
•Review of the Board climate risk appetite, while looking to ensure the Group avoids risks from potential economic and social misalignment in material sectors such as homes and agriculture
•Wider sustainability topics included: the Group’s treatment of vulnerable customers, generative AI deep dive which outlined the Group’s AI ethics principles and how use cases are overseen via the Data and AI
Ethics Committee, economic crime deep dive and key drivers of people risk and mitigating action

Audit Committee See the Audit Committee report on pages 88 to 91
•Review of developments with regulations including UK Sustainability Reporting Standards, US and EU regulations, including Corporate Sustainability Reporting Directive
•Activity to assess impacts of climate-related risks and opportunities on the financial statements including quantification of impacts of climate risk on Expected Credit Loss
•Updates on the control environment embedded to support 2025 sustainability reporting, including assurance
•Review of sustainability reporting approach and integrated sustainability disclosures for the Group in 2025

Remuneration Committee See the Director’s remuneration report on pages 121 and 122
•Review and approve performance measures, weightings and targets used in the scorecards that inform the remuneration of executive directors. Executive remuneration is linked to the successful delivery of the Group’s long-term strategy and considers measures relating to financial and non-financial performance, including sustainability measures aligned to our public commitments on climate change, promoting inclusion and diversity and colleague engagement
•Regularly discuss Group performance, including relevant headwinds/tailwinds underlying that performance, in the context of both all-colleague and executive remuneration, ensuring reward outcomes appropriately properly reflect overall stakeholder experience

Lloyds Banking Group plc Annual Report and Accounts 2025

Board performance
Board performance review
How the Board performs and is evaluated
The annual Board performance review provides an opportunity
to identify improvements to its effectiveness, maximise strengths and highlight areas of further development, enabling the Board to continuously improve its own performance and the performance of the Group. The Board is committed to the independent evaluation of its own performance and that of its Committees at least once every three years, as recommended by the UK Corporate
Governance Code 2024. An externally facilitated evaluation
was conducted in 2022, with internal evaluations having been conducted in 2023 and 2024, and therefore the Board
performance review was externally facilitated in 2025.
The Chair of the Board, with the support of the Nomination and
Governance Committee, leads the Board in considering and
responding to the review of the Board’s effectiveness, which includes a review of its Committees and individual directors.
Performance evaluation of the Chair is carried out by the
non-executive directors, led by the Senior Independent Director, considering the views of the executive directors.
Progress against actions from the
2024 evaluation of the Board’s performance
A summary of progress against the feedback from the
2024 evaluation is set out on page 83.
2025 Board performance review
The 2025 evaluation was facilitated externally by Lisa Thomas of
Independent Board Evaluation (IBE) in September and October
2025. IBE is an independent external service provider with no other connection to the Group or any individual directors. The evaluation took into account the findings from the 2024 evaluation as well as an externally facilitated Board development session.
The 2025 Board performance review concluded that the Board is highly functioning and deeply engaged. The Group intends to report back in its next annual report on the actions taken as a result of the evaluation. The strengths and areas for growth and continued focus are outlined below.

Process for 2025 performance review

Appointed IBE following a competitive tender process	Evaluation brief provided to IBE	One-to-one interviews conducted	Board and Committee meetings observed by IBE	Observations discussed with the Group Chair and Committee chairs	Reports presented to the Board and Committees and actions agreed

Key findings from the 2025 performance review
The 2025 Board performance review concluded that the Board is highly functioning and deeply engaged.

Theme and link to strategy	Strengths	Areas for improvement/continued focus
Board composition, skills and relevance Grow
•The way in which the Group Chair orchestrates
meetings and continues to deliver Board
improvement
•Executive directors who model transparency and
collaboration and are considered exceptional
leaders for the business
•The quality and rigour demonstrated in the process
for selecting new Board members

•Continue to consider Board skills against future needs
of the Group, focusing on the next two to five years
•Take a more fluid approach to non-executive
director terms to match skills to strategy and keep
relevance as the bar, not a nine-year term
•Continue refining succession plans for the Board
and executive directors, ensuring ideal sequencing
and contingencies

Board culture, focus, engagement and agenda Focus
•The embedding of the Group’s purpose into Board
thinking and how that is tested
•The way in which the Group Chair fosters
relationships to sustain boardroom culture
•The Board’s remit and accountability and the way
the agenda balances different stakeholder
interests, supported by sound values to do the
right thing
•The progressive approach to Board development

•Consider Board and Committee meeting focus
areas and agenda shape based on materiality and
forward-looking matters
•Assess the need for additional external data or
input to inform Board or Committee discussions
•Board members to role model performance culture
by encouraging more in-room group discussion
focused on challenge and accountability

Board governance Change
•The quality of the governance overall, including
oversight through the rigour seen at Board
Committees, which are considered to be very well
chaired and to be effective in fulfilling their remit
•Decision making processes are well handled and
discussions well trailed
•The support provided by the Corporate
Governance team

•Implement short-form Board papers to support
the Board’s focus on key areas
•Continue to shape Board materials to ensure a
balanced and relevant mix of content, including
useful external perspectives
•Consider further development of individualised
induction and education plans, with dedicated
budgets if needed

Lloyds Banking Group plc Annual Report and Accounts 2025

Progress against the 2024 evaluation
The main focus in improvements to Board effectiveness in 2025 has centred around bringing in more external perspectives to facilitate insightful Board discussions and continuing to address the rapidly evolving external environment through the strategy. The Board also focused on driving the implementation of cultural change across the organisation to deliver the right outcomes, as well as Board recruitment and development.

Theme and link to strategy	Feedback from the 2024 evaluation	Actions taken in 2025
Board leadership and contribution Grow
•Explore opportunities to increase external
perspectives and time for informal discussions to
take place outside of Board meetings, enhancing
the richness of content and views
•Continue to consider Board composition and focus
on skills required for future Board recruitment

•Opportunities to share external perspectives and
engagement with the Board in a variety of formal
and informal settings, including meetings, offsites
and dinners covering such topics as private credit,
geopolitical developments and market insights
•Board composition and skills reviewed by the
Nomination and Governance Committee, with
priority skills for recruitment identified. The Board’s
breadth of skills was enhanced through the
appointment of Chris Vogelzang in June 2025
•Engaged Spencer Stuart to facilitate a Board
development session involving a strategic
discussion on digital assets in December 2025,
building on the successful session delivered in
November 2024

Risk and control Focus
•Continue to enhance the quality of materials
to the Board to ensure they highlight the key
messages, risks, challenges and expected outcomes
so as to optimise the efficiency of meetings
•Expand the extent to which presentations
demonstrate iterative thinking as well as
lessons learned

•Following input from a wide variety of
stakeholders, the Board paper template, guidance
and training programme were reviewed. This
guidance sets out the requirement for stakeholders
to consider potential risks, how they will be
addressed and that executives’ priorities are to be
presented for discussion in a structured and
consistent format
•There was focus on the quality control of Board
papers through ongoing guidance and training
provided to stakeholders by the Corporate
Governance team throughout the year
•Board meetings provided time for Committee
Chairs to highlight constructive challenge, feedback
and outcomes from Committee meetings
•Iterative thinking was demonstrated through
management’s presentation of early views on
a number of topics, such as the strategic vision
beyond 2026

Strategy Change
•Continued focus on both the opportunities
and threats resulting from a fast-evolving
external environment
•Ensure customer and colleague perspectives
and insights shared with the Board are presented
in a comprehensive way, including as part of
the strategy

•The Board has spent dedicated time on a range of
fast-changing topics both at Board meetings and at
the strategy offsite meetings in June and November.
Topics included business unit strategy and
competitive landscape, the fast-evolving external
environment and its reputational, geopolitical and
economic implications and data, digital assets,
technology and use of artificial intelligence
•The Board regularly received updates on customer
and colleague perspectives during the year,
including as part of strategy updates. The new
Board paper template also reminds stakeholders
to consider both customer and colleague impacts
in their papers

People, culture and environment Change	•The Board to support and challenge management further on the implementation of cultural change throughout the organisation to deliver the right outcomes
•There were regular updates to the Board and
relevant Committees from the People and Places
function to understand colleague views and
progress of the cultural transformation agenda
•The Board had the opportunity to continue to
develop a deeper understanding of customer
and colleague views through various activities,
including engagement and events at offsites
and participation in the ‘Closer to Customers,
Clients and Colleagues’ programme

Lloyds Banking Group plc Annual Report and Accounts 2025

Internal control
Internal control
Board responsibility
The Board is responsible for, and monitors, the Lloyds Banking
Group Risk Management Framework (LBG RMF) and internal
control framework. The LBG RMF and internal control framework is designed to facilitate effective and efficient operations and to ensure the quality and integrity of internal and external reporting and compliance with applicable laws and regulations. It is also used to assist the Board in determining the nature and extent of the principal risks the Group is willing to take to achieve its strategy, and in putting in place appropriate controls to maintain those risks within the Group’s risk appetite. The directors and senior management are committed to maintaining a robust control
framework as the foundation for the delivery of effective risk management. The directors acknowledge their responsibilities in relation to LBG’s RMF and internal control framework,
and for reviewing its effectiveness.
In establishing and reviewing the LBG RMF and internal control framework, the directors carried out a robust assessment of the emerging and principal risks facing the Group, including those that might threaten its business model, future performance, solvency or liquidity and reputation, the potential impact and likelihood of a risk event occurring, the timescale over which risk events might occur and the costs of control. The process for identification, evaluation and management of the emerging and principal risks faced by the Group is integrated into the Group’s overall enterprise framework for risk and is designed to also identify whether the controls in place result in an acceptable level of risk. At Group level, the Enterprise-Wide Risk Management (EWRM) report and risk
appetite dashboard are reviewed and regularly debated by the
Group Risk Committee and the Board Risk Committee, with formal updates provided by those committees to the Board to ensure that the Board is satisfied with the overall risk profile, risk
accountabilities and mitigating actions. The report and dashboard together provide a view of the Group’s overall risk profile, key risks and management actions, together with performance against risk appetite and an overview of emerging risks which could affect the
Group’s performance over the life of the operating plan. Information regarding the main features of the internal control and risk management systems in relation to the financial reporting process

Audit and Risk Committee Forum for non-executive directors

The audit and risk committee Forum is now an established
annual event in the Board calendar and was most recently held in November 2025. Members of the Group, Insurance and Lloyds
Bank Corporate Markets audit committees and board risk
committees as well as colleagues from the business attended.
The aims of this informal forum are to have interactive
discussion to gain a shared understanding and appreciation
of common areas of interest. The topics discussed were:
•the Group’s approach to complying with provision 29 of the
UK Corporate Governance Code 2024, which relates to the
effectiveness of material controls
•Political and economic environments and future implications for the Group
•AI: use and opportunities across Audit, Risk and Finance
and views of associated risks

is provided within the risk management report on pages 138 to 197.
The LBG RMF is currently being refreshed and the revised design will cover risk management for the entirety of the Group whilst providing sufficient flexibility to allow for legal entity and local jurisdiction requirements.
Control effectiveness review
All material controls are reviewed and assessed in response to material triggers. Control assessments consider both the adequacy of their design and operating effectiveness. In the event a control is not effective, action plans are implemented to improve control design or performance. Control effectiveness against all residual risks is aggregated by risk category, monitored and reported via the monthly EWRM report. The EWRM report is produced by the EWRM team and reviewed and challenged by the Risk Function Executive
Committee and Group Risk Committee. On an annual basis, a point-
in-time assessment is made for control effectiveness against each risk category and across the sub-groups. The Operational Risk System,
Key Risk Insights or EWRM are the sources used for this point-in-time assessment and a year-on-year comparison on control effectiveness is reported to the Board Risk Committee and the Board.
Reviews by the Board
The effectiveness of the LBG RMF and internal control framework is reviewed at least annually by the Board, the Board Risk Committee and the Audit Committee, which also receive reports of reviews undertaken by the Risk Function and Group Audit.
The Audit Committee receives reports from the Group’s external auditor, Deloitte LLP (which include details of significant internal control matters that they have identified) and has a discussion with the auditor at least once a year without executives present, to ensure that there are no unresolved issues of concern. The
Group’s risk management and internal control systems are regularly reviewed by the Board Risk Committee and the Board and are
consistent with the Corporate Governance Code Guidance on
Audit, Risk, and Internal Control issued by the Financial Reporting
Council. There is also an annual independent Control Effectiveness review by Group Audit which is reviewed by the Board Risk
Committee and Audit Committee. These reports have confirmed
appropriate risk and internal control systems have been in place for principal risks in the year under review and up to the date of the approval of the annual report. The Group, Ring-Fenced Bank sub-group and Lloyds Bank Corporate Markets have achieved full compliance with BCBS 239 risk data aggregation and risk reporting requirements, and actively continue to maintain this status.
Throughout the year both the Board Risk Committee and Audit
Committee have reviewed and approved proposals from the
Executive in relation to our preparations to comply with the updated requirements of Provision 29 of the FRC’s UK Corporate
Governance Code 2024, relating to our approach to identifying and reporting on the effectiveness of material controls ahead of implementation from our financial year that began on 1 January
2026.
Conclusion
The 2025 LBG RMF and internal control framework review provides reasonable assurance that the Group's risks and controls are effective or that where any control weaknesses are identified, they are subject to management oversight and action plans.
The Board in conjunction with the Audit Committee and the Board
Risk Committee concluded that the Group’s risk management
arrangements throughout 2025 were adequate overall. The Board is confident that the continuous improvements underway will
ensure that the Group’s risk management arrangements will remain sufficiently robust to meet developing risk management best
practice for the future, including assessing, and making a declaration of, effectiveness of material controls.
Lloyds Banking Group plc Annual Report and Accounts 2025

Nomination and Governance Committee report
Sir Robin
Budenberg
Chair, Nomination
and Governance
Committee

Read full biography
Effective succession planning and
ongoing development of Board
members ensure the Board retains
a diverse mix of skills, qualities
and strengths.

Key activities in 2025

•Board and senior executive succession planning
•Board and Committee composition, skills and training
•Board performance review outcomes
•Shareholder relations
•Corporate governance framework review
•Subsidiary governance
•Board Inclusion Policy

Membership and attendance at scheduled meetings

Sir Robin Budenberg (Committee Chair)	5/5
Amanda Mackenzie	5/5
Cathy Turner	5/5
Scott Wheway	4/4[1]

1Scott Wheway stepped down from the Committee on 31 October 2025.
Other attendees
Nigel Hinshelwood, the Senior Independent Director of the
Ring-Fenced Banks, attends meetings as an observer to provide insight on the Ring-Fenced Banks when required. The Group
Chief Executive also attends as appropriate.

Read more

Skills and experience	pages 68 to 69
Board composition	page 70
Responsibilities (and its terms of reference, which are on our corporate governance page )	page 72
Board performance review	pages 82 to 83
Introduction
During 2025, the Committee continued to focus on succession
planning at both Board and executive level, playing a key role in the composition and diversity of the Board. The Committee also focused on training and development of Board members and on
Board performance, including implementation of actions arising from the 2024 Board evaluation process and the outcome of the
2025 externally facilitated Board performance review. These areas and the Committee’s other key activities are covered in more detail in this report.
Board and Committee changes
Scott Wheway retired from the Board with effect from 31 October
2025. The Board is grateful for the contribution Scott made to the
Group and for the leadership and commercial acumen he brought to the Board and in his role as Chair of Scottish Widows Group.
As part of the Committee’s strategic recruitment for core skills,
Chris Vogelzang was appointed as a non-executive director and as a member of the Responsible Business Committee with effect from
16 June 2025 to supplement the Board’s existing retail and commercial banking experience. Details of the selection process for Chris’s appointment can be found below. Chris will be appointed as a member of the Board Risk Committee with effect from 1 April 2026.

Appointment process – non-executive directors

The Committee oversees the process for appointing non-
executive directors, providing recommendations to the Board
for the selection of a preferred candidate. In early 2025, the
Committee initiated a search to recruit for an additional non-
executive director based on a role specification which included retail and commercial banking experience.
The search involved open advertising as well as the
appointment of Spencer Stuart, an executive search and
leadership consulting firm. The search process resulted in a shortlist of potential candidates, who were interviewed by the
Chair and other non-executive directors. Further interviews
were then conducted with preferred candidates. Following this, a recommendation was made to the Committee and, in turn,
the Committee recommended to the Board Chris Vogelzang’s
appointment as a non-executive director. This formal, rigorous and transparent appointment process was based on merit
and objective criteria and sought to promote diversity, inclusion and equal opportunity by considering a broad range of factors including gender balance, social and ethnic backgrounds,
cognitive and personal strengths and the Group’s future
strategic direction.
Spencer Stuart, who were engaged in the recruitment that led to Chris Vogelzang’s appointment, have no connection with the
Group or individual directors other than providing leadership search and succession planning services and facilitating Board development sessions.

Board and Committee performance review
This year, in line with the UK Corporate Governance Code’s
recommendation of an externally facilitated Board performance review every three years, the performance of the Board was
reviewed by an external board review specialist, Lisa Thomas of Independent Board Evaluation. The Committee considered
the outcomes of Lisa Thomas’s review, including those
outcomes specific to the Committee, agreed the action plan and recommended it to the Board for approval. Details of the review, its outcomes and the action plan are provided on page 82.
The Committee subsequently undertook an annual review of its own performance, the findings of which were considered by the
Committee at its January 2026 meeting with the conclusion reached that the performance of the Committee continues to be effective.
Lloyds Banking Group plc Annual Report and Accounts 2025

Nomination and Governance Committee report continued

Succession planning

Succession planning, at both Board level and across key senior management roles, remained a core area of focus for the
Committee during 2025. Effective succession planning assists the Group in delivering on its long-term strategic objectives by ensuring the desired mix of knowledge, skills, experience and diversity of Board members and executives.
Board succession planning
The Committee supports the Chair in reviewing the composition of the Board and its Committees with attention given to the
skills, diversity and tenure of members. The Committee gives consideration to further non-executive representation on the
Board, keeping in view the current and future needs of the
business. The promotion of inclusivity in gender, ethnicity, background and thought, as well as the outcomes of
performance reviews, are also considered.
A Board skills matrix, a summary of which is on page 70,
assists the Committee in tracking individual member and Group strengths and identifying any gaps in the desired collective skills profile of the Board. As discussed on the prior page in relation to the appointment process, the Committee identified the
desire for enhanced retail and commercial banking experience on the Board, resulting in the recruitment of Chris Vogelzang.
The Committee has also identified the need for additional
consumer, digital and insurance experience resulting in ongoing recruitment processes to address those needs.
A search for Scott Wheway’s successor as a non-executive
director of the Company and Chair of Scottish Widows Group
was initiated following announcement of Scott’s decision
to retire from the Group. The Committee reviewed the draft
role specification at its meeting in November 2025 as part
of the search.
As part of the Committee’s formal succession planning
approach, the Committee reviewed the rotation-based
recruitment activity timetable, emergency cover plans and
Board Succession Protocol (including the Emergency Succession
Protocol for the Chair), with the aim of facilitating orderly transitions and mitigating risks from unexpected departures.
Executive succession planning
At an executive level, the Chair is responsible for developing and maintaining a succession plan for the Group Chief Executive
who is, in turn, primarily responsible for developing and
maintaining succession plans for key leadership positions in the senior executive team. As part of its oversight of succession planning for executive directors and members of the senior
executive team, the Committee received and discussed regular updates from the Group Chief Executive covering executive
succession arrangements. These discussions demonstrated the
continuing effectiveness of the Group’s approach to executive succession planning, whereby the Board recognises the
importance of the ongoing development of a diverse pipeline
of current and future leaders across the Group’s executive and management levels. This is supported by a range of policies
across the Group which promote the engagement of under-
represented groups within the business to help continue to
build a diverse talent pipeline. Further details can be found on page 22.

Independence
The Nomination and Governance Committee monitors whether
there are any relationships or circumstances which may affect a director’s independence. Based on its assessment for 2025, the
Committee is satisfied that, throughout the year, all non-executive directors remained independent1 in character and judgement and are independent directors for the purposes of the Code.
Time commitments
Non-executive directors are advised of time commitments for the
Board and relevant Committees prior to their appointment and are required to devote such time as is necessary to discharge their duties effectively. The time commitments of the directors are considered by the Board on appointment and annually thereafter.
The outcome of the most recent review was that the Board is
satisfied that there are no directors whose time commitments are considered to be a matter for concern.
Directors are asked to agree new external appointments, which may affect existing time commitments to the Board and its Committees, with the Chair and to seek Board approval before the proposed start date. During 2025, Harmeen Mehta was appointed as the
Chief Digital and Innovation Officer of Equinix and Nathan Bostock
accepted the role of non-executive director and chair designate of
Jupiter Fund Management plc with effect from 1 March 2026 and, subject to regulatory approval, will take on the role of Chair of that company with effect from 1 April 2026. The Committee and the
Board considered the time commitments and potential conflicts involved prior to Harmeen and Nathan accepting their respective roles and were satisfied that they would both continue to have sufficient time to commit to their Board appointments. Following recommendation from the Committee, the Board approved the
two additional appointments.
In recommending directors for election and/or re-election at the annual general meeting, the Committee has reviewed the
performance of each non-executive director and his/her ability to continue meeting the time commitments required. This takes into consideration individual capabilities, skills and experiences and any potential conflicts of interest that have been disclosed. The external roles held by all directors were considered to be appropriate. Details of the Board process in relation to actual and potential conflicts of interest can be found on page 134.
The Group’s Corporate Governance Framework
The Group's Corporate Governance Framework is reviewed each
year and efforts are made to continue to simplify and improve the framework. In February 2025, the Committee considered changes to reflect the UK Corporate Governance Code 2024 and also a
significant updating of the content to provide a more proportionate and user-friendly governance approach and to facilitate more effective decision making throughout the Group. The current review of the Group’s Corporate Governance Framework is in progress and will build on the simplification made as part of the 2025 review.
Subsidiary governance
The Committee considered changes to the Group’s subsidiary
governance framework, which focused on proportionate
governance and simplification. The Committee also considered the governance of Lloyds Bank GmbH in the context of chair succession for that company.
The Committee approved the list of the Group’s material
subsidiaries and the appointment of a number of individuals to the boards of those subsidiaries including to the Scottish Widows Group
Limited and Lloyds Bank Corporate Markets plc boards.
Shareholder relations and
corporate governance developments
The Committee considered the Group’s engagement with
shareholders, key investor focus areas and correspondence with shareholders on governance issues.
As part of its broader governance responsibilities, the Committee considered updates on developments in corporate governance
during the year. This included reviewing and considering aspects of the implementation of the Economic Crime and Corporate
Transparency Act and legislative changes to reduce the corporate reporting burden on companies.
1The Chair was independent on appointment. Under the Code, thereafter the test of independence is not appropriate in relation to the Chair.
Lloyds Banking Group plc Annual Report and Accounts 2025

Training and development

To ensure the Board remains effective and able to continue to support the delivery of our strategy, it is essential that directors stay informed about recent and upcoming developments and
maintain up-to-date knowledge and skills.
The Board continued to focus on its development throughout
the year with external insight and training sessions offered across a range of topics which complement the Board agenda,
examples of which are set out below. In addition to the below topics, there was mandatory training, including on Speak Up
(the Group’s whistleblowing programme) and on the Financial
Conduct Authority’s Conduct Rules.
At its meetings in November 2025 and January 2026, the
Committee looked back at the 2025 Board training plan and
also considered the learnings from the external Board
performance review to help inform the 2026 training schedule.
The Committee discussed priority areas and topics for Board
training as well as what types of external inputs and stimulus would be most useful for Board members.

Q1 2025 •Generative AI: maximising opportunities while navigating the complexities around governance and risk

Q2 2025 •Resolution and recovery plan •Private credit •Geopolitical global developments

Q3 2025 •Environmental markets •Model risk •FCA redress schemes

Q4 2025 •Operational resilience (including cyber security risk) and third party implications •Modern slavery and human rights – read more on page 81 •Digital assets

Exceeded or met the UK Listing Rules targets[1]

50% of the board being women	One of the senior board positions being held by a woman[2]	Two members of the board being from a minority ethnic background

1 UK Listing Rule 6.6.6(9) targets are at least 40% and, for the latter two targets, at least one. Data as at 31 December 2025 and remains correct as at the date of publication of the annual report.
2 Cathy Turner is the Senior Independent Director.

Board Inclusion Policy
The Board Inclusion Policy (the Policy) sets out the Board’s approach to diversity and inclusion and provides a high-level indication of the Board’s approach to this in respect of senior management roles. This is governed in greater detail through the
Group’s policies. A copy of the Policy is available on the
sustainability page on our website.
The Board places great emphasis on ensuring that its membership reflects inclusion in its broadest sense. Consideration is given to the combination of diversity demographics, skills, experience, educational, socio-economic and professional background and
other relevant personal attributes on the Board to provide the range of perspectives, insights and challenge needed to support good decision making.
In order to achieve a broad representation of diversity, the Board ensures inclusive appointment practices and promotes equal
opportunities. New appointments and succession plans are made on merit, taking account of the specific skills and experience, independence and knowledge needed to ensure a rounded Board
and the diverse benefits each candidate can bring to the overall
Board composition.
Objectives for achieving an inclusive Board are reviewed on a regular basis. On gender balance, the Board is committed to maintaining at least four women Board members and aspires to maintain 45 to
55% female representation on their Boards, higher than the FTSE
Women Leaders recommendation of 40%, while recognising the
limited numbers involved. The representation of women on the
Board is currently 50%. On ethnicity, the Board is committed to meeting the Parker Review recommendation of having at least one
Black, Asian or Minority Ethnic Board member.
Currently, the Policy is not applied to Board Committees
individually because of their small membership, although the Board strives to apply similar representation across the Committees. Four of the five Board Committees are chaired by women. The Board is comfortable that the diversity of the Board is reflected across
Committee memberships and that this remains an ongoing
consideration. As at 31 December 2025, the Group meets all three board diversity targets specified under UK Listing Rule 6.6.6(9) –
read more at the bottom of this page. Further information disclosed in accordance with UK Listing Rule 6.6.6(9), (10) and (11) can be found on page 136. The gender balance of the Group’s senior
management and their direct reports can be found on on page 23.
The Board places high emphasis on not only its own diversity but on the oversight of the Group’s inclusion approach and ambitions and is kept updated on progress. Any material changes to the Group’s inclusion approach are approved by the Group Executive
Committee, reviewed by the Responsible Business Committee
and approved at Board level. This includes material changes in the Group’s inclusion ambitions and supporting plans. The Group’s policies are subject to local laws and regulations and the aspirations identified in the fourth paragraph above reflect targets set out in the UK Listing Rules LR6.6.6(9).
Further information on the current approach to the Group’s
inclusion ambitions, progress and performance can be found
on pages 22 to 23.
Lloyds Banking Group plc Annual Report and Accounts 2025

Audit Committee report
Sarah Legg
Chair, Audit
Committee

Read full biography
Rigorous challenge of key judgements
and oversight of continuous
improvement in financial reporting
on an end-to-end basis.

Key activities in 2025

•Monitoring the integrity of the financial statements and
non-financial (including narrative) reporting
•Overseeing the continuous improvement in financial and
regulatory reporting including associated controls
•Reviewing the findings of the Group Internal Audit function and challenging the internal audit plan on a forward
looking basis
•Engaging with the subsidiary audit committees on their
activities in the year

Membership and attendance at scheduled meetings

Sarah Legg (Committee Chair)	7/7
Nathan Bostock	7/7
Amanda Mackenzie	7/7
Catherine Woods	7/7

Other attendees
Nigel Hinshelwood and Brendan Gilligan, the Senior
Independent Director and an independent non-executive
director respectively of the Ring-Fenced Banks, attend meetings as observers to provide insight on the Ring-Fenced Banks when required. The Group Chief Executive, the Chief Financial Officer,
the Chief Risk Officer, the Group Financial Controller, the Chief
Internal Auditor and the external auditor also attend meetings as appropriate. While the Committee’s membership comprises
the non-executive directors noted above, all non-executive
directors may attend meetings as agreed with the Chair of
the Committee

Read more

Skills and experience	pages 68 to 69
Responsibilities (and its terms of reference, which are on our corporate governance page )	page 72
Introduction
I am pleased to report on the Committee’s activities over the past year. I thank the Committee members for their contributions and support. The participation of Ring-Fenced Bank-only directors as observers has provided valuable insights.
In 2025, the Committee collaborated closely with other Board
Committees, especially with the Board Risk Committee on
preparations for Provision 29 of the UK Corporate Governance
Code 2024, which relates to our approach to identifying and
reporting on the effectiveness of material controls. The joint Audit and Risk Forum established in 2022 met again in 2025 to discuss topics of mutual interest and consider common themes on a
forward-looking basis (read more on page 84). Looking forward to
2026, in addition to our core responsibilities, the Committee will continue to provide rigorous challenge and monitor areas of
continuous improvement on an end-to-end basis.
Committee purpose and responsibilities
The Committee’s purpose is to oversee the integrity of the Group’s and Company’s financial and narrative reporting. It also reviews the independence and effectiveness of the internal and external audit functions, internal controls, the risk management framework and whistleblowing arrangements. This includes the statutory audit of consolidated financial statements and the independence of the external auditor.
The Committee reports to the Board on its responsibilities and recommendations, all of which were accepted during the year.
In satisfying its purpose, the Committee undertakes the functions detailed within Disclosure Guidance and Transparency Rule 7.1.3R.
During the year the Committee considered a number of matters relating to the Group’s financial reporting, which are summarised on the following pages. In addition, the Committee considered a number of other matters not related directly to financial reporting.
These matters are discussed in detail on the final page of this report.
Committee composition, skills,
experience and operation
The Committee operates independently of the executive to safeguard shareholders’ interests in financial reporting and internal control.
All members of the Committee are independent non-executive
directors with competence in the financial sector and their
biographies can be found on pages 68 to 69. Sarah Legg is a Fellow of the Chartered Institute of Management Accountants and of the
Association of Corporate Treasurers, with extensive knowledge of financial markets, treasury, risk management and international accounting standards. She is a member having recent and relevant financial experience for the purposes of the UK Corporate
Governance Code and is the Audit Committee financial expert
for SEC purposes.
During the course of the year, the Committee held separate sessions with the internal and external audit teams without members of the executive management present.
The Committee undertook an annual review of its own
performance, the findings of which, together with the outcomes of the externally facilitated Board performance review process as relevant to the Committee, were considered by the Committee
members with the conclusion reached that the performance of
the Committee continues to be effective.
Audit Partner
Mike Lloyd has been Deloitte LLP (Deloitte) lead audit partner for the Group since Deloitte was appointed auditor for the 2021 year end. Following completion of the audit for the year ended 31
December 2025, Ben Jackson will be the lead audit partner for the
Group, with a related transition period, supported by the
Committee.
Lloyds Banking Group plc Annual Report and Accounts 2025

Matters considered during 2025

	Jan	Feb	Apr	Jun	Jul	Oct	Dec
Reporting
Review of external reporting documents	ò	ò	ò	Å	ò	ò	ò
Significant accounting judgements	ò	ò	ò	ò	ò	ò	ò
Going concern assumption/viability statement	Å	ò	Å	Å	ò	Å	Å
Regulatory reporting	ò	Å	ò	ò	Å	ò	Å
Sustainability-related reporting	Å	ò	Å	ò	Å	ò	Å
Activities of subsidiary audit committees	ò	ò	Å	Å	ò	ò	Å
Corporate governance and the Audit and Assurance Framework	Å	Å	ò	Å	Å	ò	Å
Control environment
Control update (including Sarbanes-Oxley)	ò	ò	ò	ò	ò	ò	ò
Annual review of risk management framework and control effectiveness review summary	ò	Å	Å	Å	Å	Å	Å

	Jan	Feb	Apr	Jun	Jul	Oct	Dec
Group Audit
Reports from Group Audit, including Speak Up (whistleblowing)	ò	Å	ò	ò	ò	ò	ò
External audit
Reports from the external auditor (including external audit plan)	ò	ò	ò	ò	ò	ò	ò
Reappointment, remuneration, non-audit services and effectiveness	Å	ò	ò	Å	ò	Å	Å
Other
Audit committee effectiveness review	ò	Å	Å	Å	Å	ò	Å
Finance strategy and transformation	Å	ò	ò	Å	Å	ò	Å
Financial reporting
During the year, and in relation to the year ended 31 December 2025, the Committee considered the following issues in relation to the
Group’s financial statements and disclosures, with input from management, the risk function and Group Audit.

Areas of focus

	Key issues	Committee review and conclusion
Allowance for impairments on loans and advances 31 December 2025: £3,228 million 31 December 2024: £3,481 million
The Group’s impairment
provision is dependent on
management’s judgements
on matters such as future
interest rates, house prices
and unemployment rates, as
well as its assessment of the
current financial position of
its customers.

During the year, the Committee has reviewed the level of provision held for expected credit losses (ECL) by the Group and the judgements and estimates used to calculate the provision. The Committee has monitored underlying credit performance trends and the evolution of the Group’s economic outlook and Multiple Economic Scenario (MES) approach in a year where ECL assessment has needed to respond quickly and appropriately to significant domestic and international events. The Committee has overseen further progress on ECL modelling and the corresponding reduction in the number of judgemental adjustments for model limitations where mitigated by model development.
Note 21 to the financial statements includes details of the Group’s ECLs allowances, including those resulting from judgemental adjustments (31 December 2025:
£224 million credit; 31 December 2024: £44 million debit). The Committee has reviewed management’s rationale for these provisions and has challenged whether their inclusion and quantification are appropriate. It also considered management’s assessment of climate risk impacts on ECL and the conclusion that no adjustment was required.
Conclusion: The Committee was satisfied that the impairment provision and the disclosures provided in the financial statements were appropriate.

Uncertain tax provisions	The Group has open tax matters which require it to make judgements about the most likely outcome for the purposes of calculating its tax position.
The Committee reviewed management’s assessment of the Group’s uncertain tax positions, which took into account the views of the relevant tax authorities and any external advice it received. In particular, following the conclusion of the
First Tier Tribunal in favour of HMRC, it considered the Group's assessment of its continued likelihood of success in its claim for group relief of losses in its former
Irish banking subsidiary.
Conclusion: The Committee was satisfied that the provisions and disclosures made in respect of uncertain tax positions were appropriate.

Retirement benefit obligations 31 December 2025: £26,571 million 31 December 2024: £27,118 million	The value of the Group’s defined benefit pension plan obligations is determined using both financial and demographic assumptions.
The Committee reviewed the process used by management to determine appropriate assumptions to calculate the Group’s defined benefit liabilities.
These included the discount rate, the future rate of inflation and expected mortality rates.
Conclusion: The Committee was satisfied that management had used appropriate assumptions that reflected the Group’s most recent experience and were consistent with market data and other information.

Lloyds Banking Group plc Annual Report and Accounts 2025

Audit Committee report continued

Areas of focus continued

	Key issues	Committee review and conclusion
Insurance liabilities and participating investment contracts 31 December 2025: £135,284 million 31 December 2024: £127,332 million
Determining the value of the
Group’s liabilities arising from
insurance and participating
investment contracts
requires management to
make significant estimates
for both economic and
non-economic actuarial
assumptions.

The Committee considered updates from management and from the Group’s
Insurance Audit Committee summarising its activities, which included a review of the economic and non-economic assumptions made by management to determine the carrying value of Group’s liabilities arising from insurance and participating investment contracts. The assumptions discussed were in respect of maintenance expenses, investment expenses allowance, lapse and paid-up assumptions on
Workplace business and updated mortality projections.
Conclusion: The Committee was satisfied that the assumptions used to calculate the Group’s liabilities arising from insurance and participating investment contracts were appropriate.

Conduct risk provisions 31 December 2025: £2,276 million 31 December 2024: £1,600 million	Management judgement is used to determine the expected costs of remediation and, where appropriate, the related administration costs.
The Committee has received regular updates on the Group’s conduct risk matters and the progress it has made including updates in relation to the Supreme Court judgment handed down on 1 August 2025 on motor commission arrangements, the
FCA consultation paper published on 7 October 2025 on an industry-wide redress scheme for motor finance, HBOS Reading and Responsible Lending.
Conclusion: The Committee has considered management’s assessment of the
Group’s provision for conduct-related matters and was satisfied that the provisions held at 31 December 2025 were appropriate.

Going concern statement
The directors are required to
confirm whether they have a
reasonable expectation that
the Company and the Group
will be able to continue to
operate and meet their
liabilities as they fall due
for a specified period.

The Committee assisted the Board in determining the appropriateness of adopting the going concern basis of accounting. This assessment was based on the Group’s operating, funding and capital plans which included consideration of climate-related matters on the Group’s performance and its projected funding and capital position.
The Committee also took into account the results of the Group’s stress testing activities (pages 142 and 143), its principal risks (pages 25 to 27) and its emerging and topical risks (pages 28 and 29).
Conclusion: The Committee determined that the going concern basis of accounting was appropriate.

Financial assets held at fair value through profit or loss classified as level 3 31 December 2025: £10,251 million 31 December 2024: £9,889 million	Determining the fair value of the Group’s financial assets classified as level 3 requires management to make significant estimates.
Financial assets held at fair value through profit or loss are classified into three levels according to the quality and reliability of information used to determine their fair values. Those classified as level 1 or level 2 are valued using observable market data, either directly or within models. Assets classified as level 3 are those where at least one input which could have a significant effect on the instrument’s valuation is not based on observable market data and as such involves significant judgement. During the year, the Committee reviewed the valuations of the Group’s level 3 financial assets held at fair value through profit or loss, the valuation techniques and the
Group’s governance processes.
Conclusion: The Committee was satisfied that the valuations and disclosures made in respect of the Group’s level 3 financial assets classified at fair value through profit or loss were appropriate.

Other significant issues
The following matters were also considered by the Committee.
Viability statement
The viability statement must disclose the basis for the directors’
conclusions and explain why the period chosen is appropriate.
The Committee assisted the Board in performing the assessment of the viability of the Company and the Group. This assessment considered a wide range of information including principal,
emerging and topical risks that could impact the performance of the Group and its operating plan which comprises detailed financial, capital and funding projections together with an assessment of the relevant risk factors for the period from 2026 to 2028 inclusive. The
Committee advised the Board that three years was a suitable period of review for the viability statement and that the viability statement could be provided. The viability statement is disclosed within the strategic report on page 34.
Risk management and internal control systems
Full details of the internal control and risk management framework in relation to the financial reporting process are given within the risk management section on pages 138 to 197. Specific related matters that the Committee considered for the year included:
•The effectiveness of systems for internal control, financial reporting and risk management
•The extent of the work undertaken across the Group to ensure that the control environment continued to operate effectively
•The major findings of internal investigations into control
weaknesses, fraud or misconduct and management’s response,
along with any control deficiencies identified through the
assessment of the effectiveness of the internal controls over financial reporting under the US Sarbanes-Oxley Act (SOX).
Specifically, the Committee continued to closely monitor the deficiencies identified in respect of privileged access to the IT infrastructure and the Group’s remediation activity to address the control findings identified. The Committee was satisfied that internal controls over financial reporting were appropriately designed and operating effectively
Lloyds Banking Group plc Annual Report and Accounts 2025

Risk-weighted assets and regulatory reporting
The focus on the quality of regulatory reporting continues to be high on the PRA’s agenda. Across the first, second and third lines of defence, management continues to focus on strengthening
the control environment in regulatory reporting with a link to longer-term and strategic initiatives also being considered.
The ongoing programme of external assurance on regulatory
reporting commissioned by the Committee has been extended
to provide coverage across both capital (including risk-weighted assets) and liquidity reporting. Management have provided regular updates to the Committee over the year to highlight progress made in improving the reporting control environment across regulatory reporting. In addition, KPMG gave an external perspective so
Committee members could hear a wider view on control matters.
UK Corporate Governance Code 2024 Provision 29
The Committee, in conjunction with the Board Risk Committee, has been preparing for the introduction of Provision 29 of the UK
Corporate Governance Code 2024 effective for the financial year that began on 1 January 2026. Further details on the Group’s approach to internal controls, and the review of their effectiveness, are set out on page 84.
Speak Up (the Group’s whistleblowing service)
The Committee reviewed management reports on the Group’s
whistleblowing arrangements, ensuring colleagues can report issues confidentially and without fear of retaliation. These well-publicised arrangements allow reporting of inappropriate practices with independent investigations or follow-ups. The Committee reported on its consideration of whistleblowing arrangements to the Board.
Sustainability reporting
The Committee was updated on the Group’s responses to UK
Government consultations on matters such as UK Sustainability
Reporting Standards and Transition Plans. Compliance with existing
UK companies regulation requirements for climate-related financial disclosure has been considered when assessing external disclosures.
The Committee continues to monitor Group capabilities and
progress with the production of sustainability reporting, the linkage to financial statements, the enhanced control environment and the developments with governance and assurance. Further discussion can be found on pages 36 to 49.
Group Internal Audit
In monitoring the activity, role and effectiveness of the internal audit function and its audit programme the Committee:
•Approved the updated Audit Charter, which sets out the
purpose, role and mandate of internal audit
•Approved the annual audit plan and budget, including resources
•Reviewed progress against the plan through quarterly updates
•Reviewed the annual audit opinion on the control framework
•Considered the major findings of significant internal audits, management’s response and themes by major risk type
•Assessed and concluded upon the quality of Group Audit’s
work through review of quality assurance reporting on a six-
monthly basis
Based on the above and through regular interactions by all Audit
Committee members with the Chief Internal Auditor and an
informal networking session with Group Audit colleagues in July, the Committee is satisfied with the effectiveness and impact of the internal audit function and the appropriateness of its resources.
Finance strategy and transformation
Significant investment has been made to transform the Finance function, including the launch of a new Group-wide General
Ledger in 2025. The Group also improved cost and investment
management processes, procurement tools and colleague expenses systems. Enhancements in cost planning and reporting, alongside continuous investment in the Group's financial data, will boost planning and commercial insights. Further investment in the control infrastructure and use of emerging AI technology will enhance the colleague experience and provide commercial benefits.
The Committee received timely updates on progress, risk
management, proposed plans and the associated financial and
non-financial benefits.
Auditor independence and remuneration
The Committee is responsible for establishing the Group’s policies and procedures designed to protect the independence and
objectivity of the external auditor. In April 2025, the Committee reviewed its non-audit services policy; no substantive changes were made to the policy.
The policy details those services that the auditor is permitted to carry out and pre-approves certain of these services provided the fee is below a threshold; all other permitted services must be specifically approved in advance by the Committee. Prior to the engagement of the auditor for a permitted service, the policy requires that senior management confirms whether the Committee has pre-approved the service or specific approval is required.
The total amount of fees paid to the auditor for both audit and non-audit related services in 2025 and further information on the policy is disclosed in note 13 to the financial statements.
External auditor
Following an external audit tender in 2018, Deloitte was appointed as auditor of the Company and the Group with effect from the 2021 financial year. Mike Lloyd is the statutory audit partner for the
Group and attends all meetings of the Committee. The Committee oversees the relationship with the external auditor including its terms of engagement and remuneration and monitors its
independence and objectivity. In 2025 the Chair of the Committee met with the Deloitte leaders responsible for the key subsidiary audits to hear directly from them about the approach to these component parts. This enhanced the overall understanding of the external audit and provided a further opportunity to engage with important aspects of the process. The Committee also reviewed
Deloitte’s audit plan, including the underlying methodology and
Deloitte’s risk identification processes. In its assessment of Deloitte’s performance and effectiveness, the Committee has considered:
Deloitte’s interactions with the Committee; the responses to a questionnaire issued to the Group’s businesses, Finance, Risk,
Internal Audit and non-executive directors; and the FRC’s Audit
Quality Inspection Report published in July 2025. In addition, the
FRC’s Audit Quality Review team reviewed Deloitte’s audit of the
Group’s 2024 financial statements as part of its latest annual inspection of audit firms and noted several areas of good practice.
The Committee received a copy of the report and discussed it with
Deloitte. There were no key or other findings. The Committee concluded that it was satisfied with the auditor’s performance and recommended to the Board a proposal for the reappointment of the auditor at the Company’s annual general meeting.
Statutory Audit Services compliance
The Company and the Group confirm compliance with the
provisions of The Statutory Audit Services for Large Companies
Market Investigation (Mandatory Use of Competitive Tender
Processes and Audit Committee Responsibilities) Order 2014,
which relates to the frequency and governance of tenders for the appointment of the external auditor and Audit Committee
responsibilities including negotiating and agreeing the statutory audit fee and the setting of a policy on the provision of non-audit services for the year to 31 December 2025. There are no plans as at the date of this report to conduct a tender exercise for external audit services.
Audit Committees and the External Audit:
Minimum Standard
The Group is compliant with Audit Committees and the External
Audit: Minimum Standard published by the FRC in May 2023 and this report explains the activities we have undertaken to meet the requirements of this Standard.
Lloyds Banking Group plc Annual Report and Accounts 2025

Board Risk Committee report
Catherine Woods
Chair, Board Risk
Committee

Read full biography
Strengthening operational resilience is
essential to safeguarding the Group’s
services to customers in a continuously
changing external threat landscape.

Key activities in 2025

•Oversight of enhancements to risk management and
embedding of changes to the three lines of defence model
•Ongoing oversight of operational resilience risks and
continuous enhancements to controls, particularly in relation to cybersecurity, IT stability and supplier risk
•Oversight and challenge of change management and
execution risks, focusing on strategic transformation progress
•Reviewed progress on strengthening economic crime
prevention controls
•Continued oversight and challenge on model and data risk,
ensuring effective risk management of artificial intelligence
•Considered management of climate risk, particularly
greenwashing controls and scenario modelling capabilities
•Reviewed management of capital, funding and liquidity risks, including structural hedge activity and provided challenge on stress testing design and execution
•Ongoing assessment of emerging and topical risks

Membership and attendance at scheduled meetings
Catherine Woods (Committee Chair)	9/9
Nathan Bostock	8/9[1]
Sarah Legg	9/9
Cathy Turner	9/9
Scott Wheway	6/7[1,2]

1Nathan Bostock and Scott Wheway were each unable to attend one meeting due to scheduling conflicts.
2Scott Wheway stepped down from the Committee on 31 October 2025.
Other attendees
Nigel Hinshelwood and Brendan Gilligan, the Senior Independent
Director and an independent non-executive director respectively of the Ring-Fenced Banks, attend meetings as observers to
provide insight on the Ring-Fenced Banks when required. The
Chief Risk Officer has full access to the Committee and attends all meetings. The Chief Internal Auditor and members of the
executive also attend meetings as appropriate.

Read more
Skills and experience	pages 68 to 69
Responsibilities (and its terms of reference, which are on our corporate governance page )	page 72
Introduction
I am pleased to report on how the Committee has discharged its responsibilities during 2025. The year has been marked by persistent macroeconomic and geopolitical uncertainties, compounded by
ongoing cost of living pressures, which continue to influence a range of risks faced by both the Group and the wider economy.
The Committee maintained regular oversight of the embedding of the Group’s enhanced risk management framework and the three lines of defence approach. It also reviewed and recommended
Board approval of the evolved risk appetite approach. Significant time was dedicated to considering changes to the Group’s risk and control profile. Separate reviews of risk and control plans for specific business units were also undertaken. These activities remain central to the ongoing transformation and strengthening of the
Group’s risk management.
Operational resilience was a key area of focus, including IT outages and cybersecurity, both from a Group and supplier standpoint.
Consideration was given to the increased external cyber threat landscape and industry challenges, together with further
improvements to controls. A deep dive into payments systems
was also conducted, with a focus on the security and resilience of these core systems. The review of a self-assessment of the
Group’s supplier risk management framework against regulatory requirements provided a broader perspective on business
continuity, complemented by a deep dive into supplier risk,
emphasising the importance of minimum resilience standards.
The Committee continued to regularly review credit risk
performance across commercial and consumer portfolios. Deep
dives offered further insights into specific portfolios during the year, covering the Group’s mortgage business, consumer unsecured
portfolio, derivative exposures and project finance business.
Broader credit management information was reviewed at each
meeting, with the Chief Risk Officer providing perspectives on the overall credit environment. Oversight of model risk included a deep dive on generative and agentic AI together with implementation of the associated assurance framework.
Good customer outcomes remained a priority, with the Committee overseeing the effectiveness of controls and seeking additional structured updates on evolving conduct risk matters. Areas of particular focus included the Group’s treatment of vulnerable customers, Financial Ombudsman Service complaint overturn
rates and oversight of the delivery and reconciliation of critical communications to retail customers. The Committee, and the
Board, has considered the potential impact of the FCA’s motor finance commission redress scheme and will continue to assess developments following the announcement by the FCA of the final scheme rules.
The Committee assessed several other key areas, including
economic crime prevention, change execution risk and people
risk. Consideration was also given to climate risk, reviewing enhanced greenwashing controls, regulatory expectations and
the development of climate scenario modelling capabilities. All these areas are explored in greater detail throughout this report.
I look forward to welcoming Chris Vogelzang as a member of the
Committee, with his appointment being effective from 1 April 2026.
Chris will bring strong retail and commercial banking experience to the Committee’s deliberations. I would also like to take this opportunity to formally thank Scott Wheway for his valuable
contribution to the Committee’s work over the past three years and wish him every success in his new role, following his decision to step down from his Group position on 31 October 2025. The challenge and commercial insight Scott brought to the Committee have been immensely beneficial.
Lloyds Banking Group plc Annual Report and Accounts 2025

Committee purpose and responsibilities
The Committee assists the Board in fulfilling its risk governance and oversight roles and responsibilities. It is responsible for ensuring the risk culture is fully embedded and supports at all times the
Group’s agreed risk appetite. The Committee is also responsible for reviewing and recommending to the Board the nature and extent of principal risks the Company is willing to take in order to achieve its long-term objectives and oversees current risk exposures.
The Committee oversees the development, implementation and
maintenance of the Group’s overall risk management framework and internal control framework. It reviews and recommends to the
Audit Committee the assessment of the effectiveness of the Group’s risk management framework and internal controls, covering
material controls, other than financial reporting controls which are covered by the Audit Committee.
The Committee, in conjunction with the Audit Committee, has been preparing for the introduction of Provision 29 of the UK Corporate
Governance Code 2024. Further details on the Group’s approach to internal controls, and the review of their effectiveness, are set out on page 84. During the year, the Committee’s terms of reference were reviewed and updated, including changes to responsibilities driven by the implementation of Provision 29.
More details on the Group’s wider approach to risk management can be found in the risk management section on pages 137 to 197.
Full details of the Committee’s responsibilities are set out in its terms of reference, which can be found on the corporate governance page on our website.
Committee composition, skills,
experience and operation
Two of the three designated independent non-executive directors of the Ring-Fenced Banks attend meetings as observers in order to provide insights on matters relevant to the Ring-Fenced Banks when required and as part of their role in the Group’s overall governance structure. For the majority of the year, prior to Scott Wheway’s departure, membership of the Committee included the Chairs of both Lloyds Bank Corporate Markets plc and Scottish Widows
Group Limited. Committee membership is kept under regular
review by the Nomination and Governance Committee.
The Committee undertook an annual review of its own
performance, the findings of which, together with the outcomes of the externally facilitated Board performance review process as relevant to the Committee, were considered by Committee
members with the conclusion reached that the performance of
the Committee continues to be effective.
During the year, Committee members attended various training sessions and briefings as part of the Board’s ongoing training schedule, with a number of these covering matters particularly relevant to the Committee’s considerations. These sessions continue to help deepen Committee members’ knowledge on specific topics, further enhancing discussion and challenge at subsequent
Committee meetings.
Interaction with other Board
and Executive Committees
As the most senior risk committee in the Group, the Committee interacts with other related risk committees, including the executive
Group Risk Committee. This helps ensure the appropriate escalation of relevant matters to the Committee for review and consideration.
The Committee continues to be supported by the IT and Cyber
Advisory Forum, which dedicates additional time and resource to reviewing and challenging risks associated with IT infrastructure, IT strategy, IT resilience and cyber risks. The Chair and other members of the Committee attend this Forum.
Regular interaction between Board Committees is maintained,
helping to strengthen relationships and facilitate broader
perspectives and discussion on relevant topics. The Chair of the
Board Risk Committee is a member of the Audit Committee, and conversely, the Chair of the Audit Committee is a member of the
Board Risk Committee. The Chair of the Remuneration Committee
is also a member of the Committee, further enhancing discussion on alignment of remuneration to risk performance and the Chair of the
Responsible Business Committee attends Committee meetings for matters of specific interest.
The annual Group-wide Audit and Risk Forum was held in
November 2025, providing an opportunity for members of both
Committees to discuss key areas of common interest, further
strengthening the debate and challenge of matters provided
by these Committees. Themes this year included a focus on the
Group’s approach to implementation of Provision 29 of the UK
Corporate Governance Code 2024.
The Committee continues to review regular updates from the Non-
Ring-Fenced Bank and Insurance sub-groups, headed up by Lloyds
Bank Corporate Markets plc and Scottish Widows Group Limited
respectively, summarising key discussions and decisions taken at the relevant entities’ risk committees.
Matters considered by the Committee
During 2025, the Committee considered a broad range of current and forward-looking risks across all key areas of risk management, in addition to a continued focus on risk culture and risk appetite.
The Committee regularly uses deep dives to focus on key risk topics, enabling greater analysis of particular topics and associated risks.
The following pages provide a summary of the risks considered by the Committee, its role and an outline of the conclusions which were ultimately reached.
Lloyds Banking Group plc Annual Report and Accounts 2025

Board Risk Committee report continued

Key activities for the year

Area of focus	Key role of Committee	Key outcomes
Risk management framework

•The Committee received regular updates
on the effectiveness of the Group risk
management framework to enable
oversight of its development and ensure
it aligns with emerging regulatory, corporate
governance and industry best practice

•In January, the Committee recommended that the Board approve an enhanced risk management framework. The Committee received regular updates on its implementation across the Group throughout the year, driving clarity and consistency in the management of both financial and non-financial risks
•The Committee has overseen enhancements made to the Group’s approach to risk appetite and operational risk management
•The effectiveness of the Group risk management framework
was supported in November

Risk and control profile

•Significant time was spent reviewing the
Group’s risk and control profile
•Detailed insights were provided to the
Committee throughout the year, with an
enhanced consolidated Enterprise-Wide Risk
Management report introduced to improve
the Committee’s visibility of material risk
and control issues

•The Group’s Risk and Control Self-Assessment approach has been enhanced. The new risk scoring assessment, which ensures a focus on the most significant risks was welcomed by the Committee
•The Committee has been preparing for the introduction of Provision
29 of the UK Corporate Governance Code 2024 for our financial year that began on 1 January 2026 and supported the proposed approach
•The Committee continued to review three-year risk and control improvement plans for both Business and Commercial Banking
and Corporate and Institutional Banking, together with a deep dive on the markets control environment
•In November, the Committee reviewed and supported the Risk
function and Group Audit’s report on the effectiveness of internal controls required to manage risk

Non-financial risks
Conduct and compliance
•The Committee is responsible for
overseeing that effective controls are
in place to ensure that good outcomes
are realised for customers and that
the Group complies with its existing
regulatory obligations
•Emphasising conduct and compliance’s
importance to the Group and the scale of
regulatory attention, the Committee
requested more frequent updates

•Customer treatment has been the subject of a number of discussions at the Committee in 2025. Focus areas included:
–The Group’s treatment of vulnerable customers, including
outcomes from the FCA’s market survey and case study analysis
–Complaints brought to the Financial Ombudsman Service (FOS), including understanding the root causes
–Oversight of the delivery and reconciliation of critical
communications to Retail customers
▪Detailed reports on legal developments and litigation risks were considered on a half-yearly basis
▪The Committee reviewed the Group’s ring-fencing arrangements in November, including implementation of near term reforms earlier in the year, and supported the Board in their confirmation of overall compliance with ring-fencing governance requirements

Economic crime	•Recognising the significant external threat from economic crime to the Group and its customers, the Committee received updates on its exposure and prevention
•Sanctions, politically exposed persons (PEPs) payment and customer screening alerts were the focus of an update to the Committee in January
•In April, the Committee considered an economic crime deep
dive, which included progress updates on enhancing the control environment. The progress made to strengthen capability and
capacity was recognised
•The Committee reviewed the Money Laundering Reporting Officer’s annual report

Strategic transformation oversight
•The Committee received quarterly updates
on the performance of the Group’s extensive
current and future strategic change agenda.
This enabled the Committee to assess the
impact of any material change programmes
on the Group

•The Committee continued with its focus on ensuring effective management of change execution risk, with a strong emphasis on analysing strategic transformation delivery progress, challenging how the Group assesses the value derived and lessons learned from the platform-based operating model

Operational resilience
•Oversight of operational resilience was
a continued key focus area in 2025, with
regular updates on IT service stability
•A deep dive was undertaken on payments
with a focus on the security and resilience
of these core systems

•In March, the Committee reviewed the Group’s operational
resilience self-assessment, which detailed scenario testing, recovery timeframes and regulatory expectations. The self-assessment
was subsequently recommended to the Board for approval
•The Committee covered IT service stability, particularly in response to outages experienced in the first half of the year, and oversaw improved performance
•A comprehensive review of payment systems was conducted,
focusing on the continuity and resilience of core operations

Lloyds Banking Group plc Annual Report and Accounts 2025

Key activities for the year continued

Area of focus	Key role of Committee	Key outcomes
Non-financial risks continued
Cybersecurity	•The Committee acknowledges the importance of cybersecurity and has received regular updates from the Group’s IT and Cyber Advisory Forum (ITCAF)	•In light of the increased threat landscape and market events in 2025, the Committee was briefed on cyber-related issues and efforts to reduce IT vulnerabilities and enhance the control environment
Supplier risk management	•Close attention has been paid to the Group’s suppliers to ensure resilience of service to the Group’s customers
•In January, the Committee scrutinised a self-assessment of the
Group’s supplier risk framework against the Prudential Regulation
Authority’s Supervisory Statement 2/21 and questioned the status of compliance with new critical third-party regulations
•A deep dive on supplier risk was conducted in October. The
Committee emphasised the importance of ensuring all suppliers meet minimum resilience standards
•Despite not having a significant impact on the Group, following the
Amazon Web Services outage in October, the Committee discussed lessons learned to drive control enhancements

People and health, safety and premises risks	•The performance and safety of colleagues is of utmost importance to the Committee, which has provided advice, oversight and challenge during the year
•Key drivers of people risk, mitigating actions and current and future areas of focus were considered by the Committee. Discussions focused on measuring culture, capability and capacity, and
supporting strategic growth plans
•The Committee recognised the progress made on health, safety and premises risk, noting improved automation of controls and data insights. Further focus is required given increasing levels of verbal abuse faced by branch colleagues

Data and privacy risk	•Data and privacy risk is a continuing area of focus for the Committee •The Committee received updates on the data management risk profile and data privacy breaches
•A deep dive on the data and privacy risk profile was undertaken in July, with a follow-up in October. The Committee recognised that the Group is progressing towards a mature data management state with issues prioritised by impact, supported by AI-driven data quality monitoring
•Alongside the deep dive, a proposal to revise the Group-wide Data
Retention Schedule was noted
•Compliance with the principles for effective risk data aggregation and risk reporting (BCBS 239) was discussed in July

Financial risks
Credit risk
•The Committee has frequently reviewed and
challenged the performance of the Group’s
commercial and consumer credit portfolios
through regular credit management
information and deep dives on portfolios
requiring additional focus

•The Committee was pleased to note that the Group’s credit
performance remained strong and stable in 2025
•A deep dive of the Group’s mortgages portfolio was completed, which considered an overview of the portfolio’s credit performance, market outlook and evolving risks. The Committee noted the
material reduction in legacy assets that were originated before 2009
•A deep dive on the Group’s derivatives portfolio was undertaken, which included a sensitivity analysis. The overall high credit quality of the counterparties was noted by the Committee
•A consumer lending credit risk deep dive highlighted the Group’s focus on sustainable growth. The Committee considered
macroeconomic trends, performance and customers’
financial resilience
•Infrastructure and project finance was also the focus of a deep dive, providing the Committee with a detailed overview of the business strategy and credit risks within the portfolio, such as concentration risk and growth in US exposures

Motor finance
•With significant external factors impacting
the motor finance sector, the Committee
has carefully monitored the transport
portfolio’s performance, its exposure to
residual value risk and the evolving situation
in relation to motor finance commission
arrangements

•The Committee received a detailed update on motor finance residual value risk. The Committee noted the significant focus on building capabilities to mitigate residual value risk given ongoing volatility, particularly in relation to battery electric vehicles (BEVs)
•The Group has considered the potential impact of the FCA’s motor finance commission redress scheme and will continue to assess developments following the announcement by the FCA of the final scheme rules

Lloyds Banking Group plc Annual Report and Accounts 2025

Board Risk Committee report continued

Key activities for the year continued

Area of focus	Key role of Committee	Key outcomes
Financial risks continued
Capital and liquidity	•The Committee has closely monitored the associated risks from capital, liquidity and funding
•After challenge and discussion from the Committee, the 2025 ICAAP was approved in March. The Committee was satisfied that the
Group’s current and planned capital adequately covers the risk of financial loss it is, or might be, exposed to. During the year, the
Committee also considered the approach and methodology for the
2026 ICAAP, including scrutinising the specific scenarios that help set operational risk capital for the Group
•In April, the Committee approved the Group’s ILAAP. This included compliance with the PRA’s Overall Liquidity Adequacy Rules (OLAR)
and refreshed Pillar 2 assessments
•A capital optimisation deep dive took place in May, which focused on managing capital demand. The Committee expressed its support on plans and improvement of the Group’s capabilities
•Updates on customer deposit trends and mix and the subsequent impacts this has for structural hedge activity were also provided to the Committee

Other
Model risk
•Model risk continued to be an area of
significant internal and external focus,
with the Committee overseeing the
Group’s current model risk landscape
and proposed improvements
•The validation process for AI models also
remained an area of importance in 2025

•During 2025, the Committee continued its oversight of model risk management, with regular updates being provided
•The Committee gave particular focus to the implementation of
Capital Requirements Directive (CRD) IV models and embedding of the PRA’s Supervisory Statement 1/23 principles on Model
Risk Management
•November’s update included an assessment of the effectiveness of the model risk framework with details of future enhancements
•A deep dive on generative and agentic AI took place in July, which outlined the development and implementation of an
AI assurance framework

Climate risk	•The Committee oversaw the impact of climate risk on the Group’s activities and considered the latest activity to assess and mitigate these risks
•A deep dive on climate risk was discussed in May. The Committee considered the Group’s key climate risks, the PRA’s Consultation
Paper CP10/25 and continued development of internal climate
scenario modelling capabilities

Recovery plans and resolution	•Recovery planning and resolution remained an important area of focus for the Committee throughout 2025 •The Committee has periodically reviewed the Group’s recovery and resolution plans
•Prior to the Committee’s approval of the approach to the 2025
Recovery Plan, a dedicated training session on recovery and
resolution was held. The recovery plan focused on updating the recovery stress scenarios and aligning these to recovery strategy to the stress scenarios used in the 2025 ICAAP
•As part of the recovery plan, the Committee considered a
comprehensive Trading Activity Wind Down (TWD) analysis,
which uses the severe stress scenario to evaluate TWD stress
•The approach to the Group’s Resolution Integrated Scenario Test was approved by the Committee in May 2025 and will take place in the first half of 2026

Emerging and topical risks	•Emerging risk and topical risk themes have been regularly monitored by the Committee during 2025	•The Group’s approach to emerging risks has been refined further during 2025. In November, the Committee reviewed an updated register of emerging and topical risk themes
Lloyds Banking Group plc Annual Report and Accounts 2025

Responsible Business Committee report
Amanda
Mackenzie
Chair, Responsible
Business Committee

Read full biography
By embedding purpose, sustainability
and inclusion, we are determined to
create lasting positive impact for
customers, colleagues and communities
accross the UK.

Key activities in 2025

•Driving the Group’s ambitions to build a sustainable and inclusive future •Engaging our colleagues to deliver cultural change •Delivering on our duty to customers and stakeholders

Membership and attendance at scheduled meetings

Amanda Mackenzie (Committee Chair)	4/4
Sir Robin Budenberg	4/4
Sarah Legg	4/4
Chris Vogelzang	1/1[1]

1Chris Vogelzang joined the Committee on 16 June 2025
Other attendees
Sarah Bentley, an independent non-executive director of the
Ring-Fenced Banks, attends meetings as an observer to provide insight on the Ring-Fenced Banks when required. The Group
Chief Executive and, as appropriate, representatives from
Group Audit also attend.

Read more

Skills and experience	pages 68 to 69
Responsibilities (and in its terms of reference, which are on our corporate governance page )	page 72
Introduction
I am pleased to report on the Committee’s work in 2025 and I would like to thank members for their contributions. Over the past
12 months, our focus has been resolute: driving the actions that will help build a more sustainable and inclusive future for the people and communities the Group serves. By concentrating on the areas where we can have the greatest positive impact, we continue to strengthen our business, deepen trust and deliver long-term, sustainable value for both shareholders and other stakeholders.
Committee operation
The Committee met four times during 2025. As part of our ongoing commitment to governance, the Committee undertook an annual
review of its own performance, the findings of which, together with the outcomes of the externally facilitated Board performance review process as relevant to the Committee, were considered by the Committee at its January 2026 meeting; it was considered that the performance of the Committee continues to operate effectively with a strong focus on governance and responsible oversight.
Purpose in action
Throughout 2025, the Committee focused on how the Group is
making the most meaningful difference for customers, colleagues and communities. This approach not only supports long-term
business resilience but also helps impact the people and places that need it most.
This year, we considered the Group’s efforts to empower prosperous futures for customers and its continued leadership in improving access to quality and affordable housing, reinforcing our longstanding commitment to the UK’s social housing sector. We also considered the Group’s work with UK universities to advance regional growth across the country. Demonstrating our continued commitment to supporting the UK’s transition, we approved updates to financed emission sector targets in line with the Government’s Seventh Carbon
Budget. The Group also achieved the highest ISS ESG QualityScore, reflecting our strong ESG governance and transparent disclosures.
And with the launch of new products, including the Agricultural
Transition Finance loan, the Group continued to showcase its determination to turn intention into action on sustainability.
More detail on our responsible business activity can be found on pages 35 to 49 and in our sustainability report .
In 2025, we also celebrated 40 years since the launch of our four independent Charitable Foundations. Since 1985, more than
£800 million has been donated to almost 70,000 charities across the UK, a powerful legacy of collaboration and impact in the communities we serve.
The Committee also reviewed the progress towards the Group’s
2030 inclusion ambitions. We saw encouraging steps in increasing senior representation and reaffirmed the importance of using data to build an inclusive organisation that recognises the business value of social mobility. The Committee remains fully supportive of the work underway to increase representation from key demographics.
I remain inspired by the Group’s actions and its commitment
to ensure its workforce reflects the communities it serves.
More detail can be found on pages 22 to 23.
Colleague engagement
Our colleagues are central to the delivery of the Group’s strategic ambitions. As the designated body for workforce engagement, the
Committee supports the Group’s engagement strategy, reporting to the Board on the key themes and issues we are hearing from colleagues. This year, we focused on culture and collaboration, accountability and empowerment, as well as skills and growth.
More details on our colleague engagement activities can be found on page 77.
Consumer Duty
The Committee continues to fulfil the Board’s responsibilities for Consumer Duty and I remain the Board’s Consumer Duty
Champion. During 2025, we received regular progress updates from business units and reviewed the annual Consumer Duty Report
ahead of its submission to the Board. Consumer Duty underpins how the Group serves customers and sits at the heart of our
strategy, ensuring we deliver good, fair and responsible outcomes.
Lloyds Banking Group plc Annual Report and Accounts 2025

Directors’ remuneration report
Cathy Turner
Chair, Remuneration
Committee

Read full biography
Our proposed 2026 Policy places
greater emphasis on sustainable
high performance and the creation
of shareholder value, pivoting
from guaranteed fixed pay to
performance-related variable pay.

Key activities in 2025

•Agreed a multi-year pay deal with a fixed award approach
for the majority of our colleagues, which includes a £1,200[1]
pay award for 2026 and 2027
•Conducted a thorough review of the Directors’
Remuneration Policy to ensure it supports the Group’s
strategic priorities
•Completed an extensive shareholder consultation on
executive remuneration

Membership and attendance

Cathy Turner (Committee Chair)	6/6
Sir Robin Budenberg	6/6
Amanda Mackenzie	6/6
Catherine Woods	6/6

Other attendees
Nigel Hinshelwood and Sarah Bentley, the Senior Independent
Director and an independent non-executive director
respectively of the Ring-Fenced Banks, attend meetings as
observers to provide insight on the Ring-Fenced Banks when
required. In addition, the Committee engaged with and received updates from the Group Chief Executive, Chief People and
Places Officer, Total Reward Director and the Chief Risk Officer.

Read more

Remuneration at a glance	page 103
2025 annual report on remuneration	pages 105 to 123
2026 Directors’ Remuneration Policy	pages 124 to 133
Responsibilities (and in its terms of reference, which are on our corporate governance page )	page 72
Dear shareholder
On behalf of the Board, I am pleased to present the directors’
remuneration report (DRR) for the year ended 31 December 2025 and the proposed Directors’ Remuneration Policy (Policy), for which we are seeking approval at our annual general meeting (AGM) in
May 2026.
I would also like to take this opportunity to thank our shareholders for the strong support received at the 2025 AGM, with 94%
approval of our 2024 DRR.
Sustained strength in financial performance
and how we have delivered for our customers,
communities and shareholders in 2025
2025 has been another year of significant progress for the Group, delivering for our customers, communities, and shareholders. Given our continued strategic execution and sustained strength in
financial performance, this enabled a total proposed ordinary dividend for 2025 of 3.65 pence per share, an increase of 15%
compared with the prior year. In addition, the Group announced the launch of a share buyback programme to repurchase up to £1.75 billion of ordinary shares, reinforcing our commitment to creating long-term value for our 2.1 million shareholders, including around
80% of our employees.
In 2025, we continued to deliver on our purpose of Helping Britain
Prosper. We remain focused on improving access to quality and affordable housing, lending £17 billion to first time buyers in 2025 and supporting £3.2 billion of new finance to the social housing sector. Additionally, we recently committed to providing a further
£35 billion of new finance to companies investing and operating in the UK in 2026.
Supporting the net zero transition remains a significant strategic and commercial opportunity. The Group has cumulatively delivered over
£70 billion of sustainable financing since 2022, including over
£21 billion in 2025.
Continuing to support colleagues
through our transformation
I am immensely proud of the role our colleagues have played in delivering for our customers, communities and shareholders in 2025.
We have continued our significant transformation and the
commitment of our colleagues remains critical to its success.
In 2024 and 2025, we provided a two-year pay deal to give
colleagues certainty during a fast-changing economic environment as we continued to transform our Group. This year, we have
agreed another multi-year pay deal for junior colleagues with our recognised unions, Accord and Unite, continuing our support for colleagues by keeping things simple and providing certainty. In
2026, this includes a pay award of £1,2001, with a new minimum salary of £26,2001, and in 2027, a further pay increase of £1,2001 will apply, with the minimum salary rising to £27,4001. Our new minimum salary from 1 April 2026 will be 7.0% above the national
Real Living Wage; our London rates will be 10.9% above the London
Real Living Wage.
As set out last year, in continuing to consider arrangements for engaging with the Group’s workforce, the Board approved an
evolved approach to colleague engagement, implemented during
2025. This new approach built on existing colleague listening activity and introduced three colleague-led forums designed to increase colleague voice, particularly at grades where trade union
representation is low.
For colleagues not included in the two-year pay-deal, we shared our approach with the People Forum and listened to and acted on their feedback, providing higher increases for those lower in their pay range. For our more senior colleagues, we continued our
discretionary pay approach, maintaining a strong emphasis on individual impact and contribution, peer pay comparisons and position within the pay range.
1Pro-rated for reduced hours.
Lloyds Banking Group plc Annual Report and Accounts 2025

Finally, I’m delighted to celebrate the success of the 2022
Sharesave, a savings scheme combined with a share option plan which enables our colleagues to save for their future and then buy shares in the Group at a discounted price. The scheme launched in December 2022 with an option price of 39 pence and matured on 1 January 2026 at a price of 99 pence. Around 15,000 of our colleagues, approximately 25% of the Group’s employees, have shared in the significant value they helped create for shareholders through Sharesave. The typical savings amount from colleagues participating in the 2022 Sharesave was £112 per month, and at the above gain would see a final realisation benefit of around £6,000.
PRA/FCA remuneration reform
In October 2025, the PRA and FCA published a joint policy
statement which made significant, positive changes to the delivery of variable pay for Material Risk Takers (MRTs); these changes better align the UK with global norms and make it easier for UK firms to attract and retain global talent.
Excluding our executive directors, we implemented these changes with immediate effect. For our executive directors, we are mindful that additional considerations apply. As a consequence, for
our executive directors, we will be subjecting variable pay to a greater level of deferral and delivery of shares than required by the regulatory rules; this is detailed as part of our implementation report.
2025 Group-wide variable reward outcomes
2025 was a key year for the Group, entering the second phase of our strategy demonstrating sustained strength in financial performance with franchise, balance sheet and income growth.
In determining the 2025 Group Performance Share (GPS) annual bonus pool outcome, the Committee has considered a range of
factors, including the Group’s underlying financial performance, its reward market positioning, our Group balanced scorecard (BSC)
outcome and our risk management. The Group BSC contains
measures of financial and non-financial performance, reflecting a range of stakeholders including shareholders, customers and clients, colleagues, and our communities and the environment. The
scorecard is described in more detail on pages 110 and 111.
The Committee has approved a 2025 GPS pool of £405 million,
representing a year-on-year increase of 10% compared to 2024.
The increased pool in 2025 shows continuing alignment to the underlying financial performance of the Group.
In 2023, Long Term Share Plan (LTSP – a restricted share plan with underpins) awards were granted to approximately 840 colleagues, including our executive directors. The decision to award LTSP awards in 2023 was based on performance relating to 2022. To ensure that subsequent performance has been sustained, a ‘pre-vest test’ consisting of three financial underpins and four key questions has been considered by the Committee. Based on the outcome of that test, the Committee has determined that the awards should vest in full. The Committee also considered whether there was any requirement to adjust the final outcome for windfall gains, particularly as share price appreciation (c.75% share price growth over the life of the plan) accounts for such a significant proportion of the value realised by colleagues. The Committee concluded that the share price growth over the period was reflective of underlying performance and shareholder experience and as a consequence
determined that no adjustment is necessary. The 2023 LTSP is the final long-term incentive in the form of an award under a restricted share plan to vest having been replaced by a performance-based
Long Term Incentive Plan (LTIP) from 2024.
2025 Executive director variable
reward outcomes
In 2025, our Group Chief Executive (GCE), Charlie Nunn, has
overseen the continued delivery of the Group’s strategy, financial targets, investment priorities, and market share growth in priority areas, which will set the Group up for success in 2026, the final year of the first strategic phase.
He has demonstrated strong leadership throughout another
challenging year for consumers while working closely with the UK
Regulators and UK Government on several key areas.
Our Chief Financial Officer (CFO), William Chalmers, has played a critical role in the execution of the Group’s strategy and maintained positive engagement with investors and regulators on the Group’s performance and strategic direction, while showing strong financial and risk management.
The Group BSC, comprising seven financial and non-financial
performance measures, is the principal input into the annual bonus awards for the GCE and CFO. As I set out in my Chair statement in 2024, the impact of any motor finance provision in 2025 on financial metrics would be excluded, with any impact considered on a discretionary case-by-case basis, to allow the Committee to set robust financial targets aligned to the financial planning and budgeting process.
A detailed breakdown of the outcome of the Group BSC is set out on page 110. After careful consideration, the Committee does not consider that the mechanical outcome of 81.9% properly reflects the performance of the Group given the additional provision taken for motor finance this year (see page 283). In assessing the impact of the provision on the Group’s financial performance with due consideration to the fact that it relates to issues that took place prior to the appointment of the current management team, the
Committee has agreed a 74% outcome is appropriate which has
resulted in a 7.9 percentage point reduction from the mechanical outcome. Taken with the impact on the Group BSC in 2023
and 2024, the Committee is satisfied that the total provisions taken by the Group to date have been appropriately reflected in executive variable pay outcomes.
On the basis of a Group BSC outcome of 74.0% the final
2025 GPS awards for the GCE and CFO were £1,424,895
and £908,835 respectively.
2026 Directors’ Remuneration Policy
The current Policy, which received 96% support from our
shareholders at the 2023 AGM, is due for renewal in 2026. In preparation, the Committee has undertaken a thorough review
to ensure the Policy acts as a strong incentive to our management team, who are well regarded by our shareholders, to deliver
continued strategic and financial progress and guide the Group into its next strategic cycle. The Policy places greater emphasis on sustainable high performance and shareholder value creation.
The 2026 Policy proposes a material reduction in guaranteed
fixed pay for our executive directors alongside a higher
performance-related variable reward opportunity to enhance
our pay-for-performance proposition and further align executive reward outcomes with the experience of our shareholders. The scorecards which drive variable reward outcomes have also been reviewed, with an increased weighting towards quantitative
financial measures, and 2026 financial targets have been set substantially higher than in previous years reflecting the Group’s ambitious growth plans.
Shareholder consultation
We place significant emphasis on our shareholders’ views and have undertaken a comprehensive consultation, across both 2024 and
2025, on executive pay to ensure those views are well understood and properly reflected in the proposed Policy.
In 2024, I consulted with a range of shareholders and proxy
rating agencies to discuss their views on executive pay ahead of
Policy implementation in 2025. The feedback was valuable and indicated broad support for the management of executive pay
at the Group which our shareholders consider is undertaken
responsibly. Our shareholders clearly understood our rationale for the fixed pay changes and the importance of rewarding our executive directors, who are well regarded amongst our investors, fairly for their roles in the short and long term.
Lloyds Banking Group plc Annual Report and Accounts 2025

Directors’ remuneration report continued
One area of particular discussion during the 2024 consultation was the timing of fixed pay increases ahead of the Policy review in
2025. As I set out in my Chair statement in 2024, the Committee considered the feedback carefully and determined to take a two-
step approach to ensure the executive directors were paid fairly ahead of the 2026 Policy review. Appropriate fixed pay changes were implemented in 2025.
In the 2024 DRR, I noted that fixed pay would be reconsidered as part of the 2026 Policy review, where we anticipated that, consistent with likely market movements, the fixed share award
(FSA) element would be significantly reduced and a higher,
performance-related, variable reward opportunity recommended.
I once again consulted with shareholders in 2025 to ensure our early
Policy thinking was reflective of shareholder views. In October 2025,
I spoke with our largest shareholders, representing around 25% of issued share capital (ISC), followed in November 2025 by engaging with the main proxy rating agencies whose recommendations are considered by a significant portion of our register.
During those meetings, we specifically focused on the significant pivot from fixed to variable pay, the increased weighting of financial measures across our scorecards, and how we benchmarked our
proposals to test them against an appropriate range of peers.
Feedback from shareholders during the consultation was positive.
In particular, shareholders welcomed the early engagement,
acknowledged the clear and well-articulated rationale for the changes and the market alignment of the proposed package.
Following our initial consultation, we issued a letter to a number of institutional shareholders who were not part of the initial consultation, seeking their input on the proposals discussed as well as sharing feedback received to date. In total, approximately 60%
of the Group’s ISC were contacted on the proposed 2026 Policy.
Taken as a whole, the Committee determined that the course we are on is appropriate for our business. However, our shareholders were also clear on three areas where they wanted the Committee to reflect:
•Future-proofing – shareholders expect the Policy to provide sufficient flexibility to last the cycle and do not expect the Group to seek a new Policy before 2029
•Performance targets – recognising the potential increase in quantum, shareholders expect performance measures to be
transparent and targets should continue to be stretching
•Benchmarking – clear and transparent benchmarking, including consideration of the choice of peer group, particularly where firms have exposure to the US which has influenced their
remuneration structure or overall quantum and those of similar size and performance to the Group
How the Committee has considered and addressed these key points is discussed in more detail below.
Policy background and context
Since the appointment of Charlie Nunn as our GCE in August 2021,
£43 billion of shareholder value has been created through a
combination of growth in our market capitalisation of c.£25 billion and through distributions of c.£18 billion, c.131% of the value of the
Company in August 2021.
In February 2022, the Group launched its new strategy, building on our strong foundations and our purpose of Helping Britain Prosper.
At that time, the Committee conducted a thorough review of the
Group’s Policy to ensure it supported the Group’s strategic priorities and the interests of our shareholders.
Following this review, as part of our refreshed 2023 Policy, we made significant changes to our executive reward package to drive a high-
performing culture and create a stronger link between performance, reward, and the creation of shareholder value. Principal amongst those changes was the return to a performance-related LTIP,
providing an increased variable opportunity but with significantly greater downside risk than the restricted share plan it replaced.
We also increased shareholding requirements for our executive directors to further strengthen alignment with our shareholders by requiring them to hold a higher multiple of salary in Group shares, increasing the requirement from 350% to 400% and from 250% to
300% for the GCE and CFO, respectively. The shareholding policy applies for two years post-employment.
The Committee believes that the current Policy, despite greater design constraints applicable at the time, has served the Group well and we continue to make strong progress in delivering our purpose-driven strategy, building differentiated customer outcomes and growing our business as we build towards our ambitious targets for 2026.
The Committee is also mindful of external factors which impact the 2026 Policy design, in particular the removal of the regulatory
2:1 bonus cap, FCA/PRA reforms, updated Investment Association
Principles of Remuneration, and the new directors’ remuneration policies approved by the shareholders of the Group’s main UK banking peers.
The Committee has reflected on the 2023 Policy and has
concluded that a simple annual bonus/LTIP structure remains
most appropriate for our business, providing the closest alignment with the shareholder experience as well as transparency in terms of targets and outcomes for both our executive directors and our shareholders. During our consultations, investors have been
supportive of this approach.
After careful consideration throughout 2025, the Committee
has concluded that the direction set out in the 2024 DRR,
pivoting towards a more leveraged, performance-oriented package, remains the right one to place more emphasis on sustainable high performance and shareholder value creation.
Fixed pay
The new Policy removes FSAs (currently set at 100% of salary), reduces our executive directors’ pension contributions from 15% to
10% of salary to better align to the market and at a level lower than the majority of the wider workforce, and removes the flexible benefits allowance and the CFO’s company car allowance.
The base salaries of our GCE and CFO will be increased by 3%, in line with wider workforce fixed pay funding for 2026 to £1,416,642 and £903,572, respectively, effective 1 April 2026. Subject to approval of the Policy at the 2026 AGM, also effective 1 April 2026, salaries will be increased by an additional £112,531 and £82,684 to reflect the partial consolidation of FSAs and flexible benefits allowance. Taken together, these changes will reduce our executive director fixed pay by approximately 44%.
As acknowledged by the UK regulators at the time the bonus cap was removed, the regulations did not limit total remuneration but placed upward pressure on banking fixed pay which is not
performance related and cannot be subsequently adjusted or
clawed back. The fixed pay changes proposed as part of the 2026
Policy will bring the GCE’s fixed pay as a percentage of total maximum compensation in line with FTSE 30 norms; down from
33% to 12%, compared to the FTSE 30 median of 14%. For the CFO, this would be down from 33% to 14%, compared to the FTSE 30
median of 15%.
Variable pay
Alongside the reduction in fixed pay, the Committee also intends to make responsible use of the Group’s 8:1 variable-to-fixed pay ratio to increase the executive directors’ variable pay opportunity to place further emphasis on a high-performing culture and create a stronger link between performance, reward, and the creation of shareholder value.
For the GCE, the Committee is proposing to increase the maximum annual bonus award from 140% to 300% of base salary and the
maximum LTIP opportunity from 300% to 500%; for the Group
CFO, the proposed increases are to 250% and 450%, respectively.
Lloyds Banking Group plc Annual Report and Accounts 2025

These changes will place significantly more of the executive directors’ pay at risk, increasing the variable pay component to over 85% of total maximum remuneration from 67% today.

Reward structure change

Group Chief Executive Charlie Nunn	Total maximum remuneration
2025

100%	140%	300%	£9.1m

▲
£3.0m

2026
	300%	500%	£13.9m

▲
£1.7m
44% fixed pay reduction

Chief Financial Officer William Chalmers	Total maximum remuneration
2025

100%	140%	300%	£5.8m

▲
£1.9m

2026
	250%	450%	£8.0m

▲
£1.1m
44% fixed pay reduction

●	Base salary	●	Fixed share awards	●	Pension/ Benefits	●	Short term variable	●	Long term variable
The Committee is satisfied that the maximum total compensation opportunity under the proposed Policy is appropriately positioned relative to the market to create a strong incentive to the current management team to lead the Group into its next strategic cycle without needing to revisit the Policy ahead of 2029.
Subject to shareholder approval of the new Policy and following a pre-grant test based on 2025 performance, including the outcome of the 2025 Group BSC, 2026 LTIP awards will be granted following the AGM under the terms of the 2026 Policy at 500% of salary for the GCE and 450% of salary for the Group CFO.
Shareholding requirement
To further strengthen the alignment between executive directors’
interests and those of our shareholders, we are also proposing to increase the Group’s shareholding requirement from 400% to 500%
of base salary for the GCE and from 300% to 450% for the Group
CFO as part of the 2026 DRP, aligned to their respective maximum proposed LTIP opportunities. As is currently the case, the
shareholding policy applies for two years post-employment.
Performance scorecards and targets
The Committee is clear that the performance targets which drive both GPS and LTIP outcomes are key in driving executive director behaviour and ensuring focus on sustainable high performance and the creation of shareholder value. For that reason, the Committee has dedicated significant time to both the Group BSC and the LTIP performance measures and is making substantive changes.
Our 2023 Policy rightly placed significant emphasis on strategic transformation, and that was reflected in the 35% weighting to the
Strategic Delivery block in our LTIP scorecard. Under the new 2026
Policy, the Committee is clear that the Group’s transformation and change must translate into sustainable high performance and the creation of value for our shareholders. To reflect that pivot we plan to significantly increase the financial weighting of the LTIP scorecard from not less than 50% to not less than 75%, to focus the vesting outcome of the LTIP on the financial results of our transformation.
For 2026, the LTIP measures will be return on tangible equity
(RoTE) (30% weighting), capital generation (15% weighting)
and relative total shareholder return (TSR) (30% weighting).
Recognising the importance of stretching financial targets to our shareholders, we have increased our RoTE target range for the 2026
LTIP award by two full percentage points from 13% to 16% to 15% to
18% and our capital generation range from 185 to 230 basis points to 200 to 250 basis points. Both the RoTE and capital generation targets are on a three-year average basis from 2026 to 2028.

Group RoTE target progression within the LTIP

2026 to 2028	+2ppt	◀ 15%	18% ▶

2025 to 2027	+1ppt	◀ 13%	16% ▶

2024 to 2026	◀ 12%	15% ▶

●●	Performance range
The remaining weight will remain aligned to strategic delivery (15%)
and environmental sustainability commitments (10%), which we intend to maintain as a separate block to ensure clarity and visibility over our climate-related performance.
Our current Group BSC, which is a key input into annual GPS
decisions for our executive directors and informs the level of annual
LTIP grant, has, for a number of years, included a strong weighting to financial measures; for that reason, the Committee is not proposing to change the current 60% weighting for 2026.
However, to recognise the longer-term nature of the Group’s
ambitions on decarbonisation, the Committee will use the LTIP as the principal measure of the Group’s progress on environmental sustainability by moving the Reduction in our Operational Carbon
Emissions measure from the short-term to the long-term scorecard.
To reflect the criticality of continued transformation of our workforce to enable delivery of Group strategy, our 2026 Group
BSC will include a broader and more comprehensive ‘People
measure’ weighted 15%; this will retain our current focus on inclusion and colleague engagement but also include a wider range of people transformation metrics considered by the Board. These will include, for example, colleague upskilling and the adoption of
AI, a first we believe amongst our peers.
To recognise the importance of our customers and to ensure
executive variable reward outcomes reflect their experience, the remaining 25% weight will be aligned to the Group Customer
Dashboard (an increase of 5 percentage points from 2025).
Collectively, these changes will represent a significant pivot toward financial performance, with over 60% of total reward opportunity being linked to financial measures versus approximately 35% under the previous Policy.
Market benchmarking
Benchmarking was one of the key discussion points during our shareholder engagement; from those conversations it was clear that our investors expected us to use benchmarking to test our proposals, rather than be led by it, and also to be thoughtful over our choice of peers.
Lloyds Banking Group plc Annual Report and Accounts 2025

Directors’ remuneration report continued
To satisfy itself that the increased total reward package on offer to the executive directors is reasonable, the Committee has carefully tested its proposals against our main UK banking peers and a subset of the FTSE 30 which excludes firms whose pay structures are heavily influenced by the US market where pay practices are
markedly different to the UK. For similar reasons, the Committee has decided not to consider a specific European peer set as part of the exercise.
Based on the benchmarking data set out below, the Committee is satisfied that the proposed Policy is well positioned versus market:

Group Chief Executive Charlie Nunn

UK banking peer median

FTSE 30 peer median

LBG 2026

LBG 2025

£1.8m	260%	520%

£14.2m

£11.0m

£13.9m

£9.1m

£1.7m	210%	490%

£1.7m	300%	500%

£3.0m	140%	300%

●●	Fixed pay	●●	Short-term variable	●●	Long-term variable

Chief Financial Officer William Chalmers

UK banking peer median

FTSE 30 peer median

LBG 2026

LBG 2025

£1.2m	235%	435%

£8.2m

£5.9m

£8.0m

£5.8m

£1.0m	200%	375%

£1.1m	250%	450%

£1.9m	140%	300%

●●	Fixed pay	●●	Short-term variable	●●	Long-term variable

UK banking peers: Barclays, HSBC, NatWest and Standard Chartered.
FTSE 30 firms included: 3i Group, Anglo American, BAE Systems, Barclays, BP, Compass
Group, Diageo (CFO only), Experian, Glencore (GCE only), Haleon, HSBC, Imperial Brands,
NatWest, RELX, Rio Tinto, Rolls-Royce, Shell, SSE, Standard Chartered, Tesco, Unilever and
Vodafone Group.
FTSE 30 firms excluded for having pay structures heavily influenced by the US market:
Ashtead, Astrazeneca, BAT, GSK, LSEG, National Grid and Reckitt Benckiser.
Peer 2025 data aged 3% for comparison purposes.
A key discussion point with shareholders during the consultation was how the Committee considers peers closest to the Group in terms of size, complexity and performance, given the diverse nature of the companies comprising the FTSE 30.
The Committee has also considered a narrower subset of the FTSE
30 which are more comparable to the Group in terms of market capitalisation (as a useful proxy for size and complexity) as well as TSR performance and has, again, concluded that the proposals are reasonable.
Renewal of the North America Employee
Stock Purchase Plan 2016 Rules
We will also be recommending a resolution to the AGM to renew our US Employee Stock Purchase plan, which is similar to our UK
Sharematch scheme, to ensure its continued operation beyond
the current approval period, which is due to expire in 2026.
Conclusion
Together with my Committee members, I would like to thank our shareholders for their continued support and critical engagement on executive pay during 2025, and our people for their commitment to our customers and communities, and for delivering another set of robust results in 2025.
On behalf of the Board

Cathy Turner Chair, Remuneration Committee

Directors’ Remuneration Policy design process and approach to consultation

October to November 2024	December 2024	January 2025	May to September 2025	October to November 2025	November 2025	December 2025	January to February 2026

Consultation on 2025 fixed pay implementation
Attendees Major institutional shareholders representing c.25% of the shareholder register Proxy rating agencies

Board Governance Event
Attendees Shareholders representing c.31% of the shareholder register attended the event

Follow-up consultation on 2025 fixed pay implementation
Attendees Proxy rating agencies

Review of existing Policy and proposals for new Policy

Consultation on 2026 proposed Policy
Attendees Major institutional shareholders representing c.25% of the shareholder register Proxy rating agencies

Remuneration Committee meeting to discuss investor feedback

Letter issued setting out proposed Policy, feedback from initial consultation and inviting feedback
Recipients Major institutional shareholders representing c.60% of the shareholder register

Discuss further shareholder feedback and approve proposed Policy for shareholder vote at 2026 AGM
Engaged with shareholders in response to feedback

Link to strategy

Grow | Focus | Change

Stakeholders

- Customers and clients
- Colleagues
- Shareholders
- Communities and environment

Measure	Link to strategy	Link to stakeholder	Outcome/ weighting
	Grow, Focus	Shareholders	[redacted]
	Grow, Focus	Shareholders	[redacted]
	Focus, Change	Shareholders	[redacted]
	Grow, Change	Customers and clients	[redacted]
	Focus	Communities and environment	[redacted]
	Change	Communities and environment, Colleagues	[redacted]
	Change	Colleagues	[redacted]

Risk

Underpin	Link to strategy	Link to stakeholder	Assessment
	Focus	Shareholders	[redacted]
	Grow, Focus	Shareholders	[redacted]
	Grow, Focus	Shareholders	[redacted]

Risk

Lloyds Banking Group plc Annual Report and Accounts 2025

2025 Remuneration at a glance
This section provides a summary of key 2025 remuneration outcomes for the Group and its executive directors and how they align to our strategic delivery and wider stakeholder experience.

Strategy and Stakeholder key

Our reward outcomes reflect our strategic delivery and wider stakeholder experience as demonstrated by our Group balanced scorecard and Long Term Share Plan scorecard, as shown below.

2025 Single total figure of remuneration (£000)
Group Chief Executive Charlie Nunn	Chief Financial Officer William Chalmers

The Group Chief Executive’s total remuneration for 2025 was £7.4 million, up 20% from 2024. The Chief Financial Officer’s total remuneration for 2025 was £5.0 million, an 18% increase from the previous year. The year-on-year increases were primarily driven by fixed pay changes implemented in 2025, described in detail on page 106, higher short-term variable reward outcomes of 74.0% of maximum compared to 68.1% in 2024 and finally the share price appreciation linked to the vesting of the long-term variable awards which benefitted from share price increase over the period from 52 to 91 pence. For full details please see page 109.

2025

2024

Total £7,407

Total £6,169

Total £4,976

Total £4,212

2025

2024

●	Fixed	●	Short Term Variable	●	Long Term Variable	●	Value from share price appreciation

2025 Group balanced scorecard outcome

Financial (60%)	Profit after tax	21.8% / 25%

	Return on tangible equity	22.1% / 25%

	Operating costs	5.8% / 10%

Non-financial (40%)	Group customer dashboard	13% / 20%

	Reducing our operational carbon emissions	5% / 5%

	Increasing gender and ethnic representation in executive roles	6.75% / 7.5%

	Culture and colleague engagement	7.5% / 7.5%

Mechanical balanced scorecard outcome		81.9%
Discretionary Committee adjustment		-7.9

Revised balanced scorecard outcome		74.0%
For full details please see pages 110 and 111.

2023 Long Term Share Plan outcome

Financial (100%)	CET1 ratio – Group CET1 ratio above the guided management target each year, including all regulatory buffers	Met

	RoTE – Group RoTE exceeds the average for UK peer banks over the three years	Met

	Ordinary dividend – Increased ordinary dividend payments over the plan period	Met

Award (% max) vesting		100%
For full details on the ‘pre-vest test’ please see page 112.

2025 Group Performance Share pool

The underlying profitability of the Group is the key driver of our
GPS pool, ensuring strong pay-for-performance alignment. The
Group BSC is also considered in setting the pool and therefore the final outcome considers our strategic delivery and wider stakeholder experience.
The Committee determined a pool for 2025 of £405 million, up
10% from 2024, recognising increased underlying performance.

10%

2025

2024

Fixed: Base Salary, Pension, Benefits

Variable: Short Term Variable, Long Term Variable

Fixed

Variable

Lloyds Banking Group plc Annual Report and Accounts 2025

Directors’ remuneration report continued
Revised Policy overview
The below table sets out the revised Directors’ Remuneration Policy which will be put forward to shareholders at the 2026 AGM. The full
Policy can be found on pages 124 to 133.

Current 2023 Policy	Proposed changes in 2026 Policy and rationale

Base Salary
•Reflective of individual role, taking account
of responsibilities, experience and pay in
the wider Group
•Base salaries are typically reviewed
annually with any increases normally taking
effect from 1 April for executive directors
No change to Policy.

Fixed Share Award	•Delivered entirely in Lloyds Banking Group shares, released over three years with 33% being released annually following the year of the award •The maximum award is 100% of base salary
Change:
•Fixed share awards have been removed from the
2026 Policy
Why:
To set fixed pay at an appropriate level in line with market standard for executive directors and further align executive remuneration with stakeholder experience.

Pension	•Provides cost-effective and market competitive retirement benefits •Maximum allowance for executive directors is 15% of salary, aligned with that available to the majority of the workforce
Change:
•Maximum allowance of 10% of salary for executive directors
Why:
To set fixed pay at an appropriate level in line with market standard for executive directors. This will move from being
in line with to less than the majority of the wider workforce.

Benefits	•Flexible benefit allowance of 4% of salary •Other benefits include medical insurance, car allowance and transportation
Change:
•Flexible benefit allowance has been removed
•Car allowance has been removed
Why:
To align executive director remuneration package with the
wider workforce where these allowances were consolidated
in previous years and to set fixed pay at an appropriate level.

Group Performance Share (Short Term Variable)	•Maximum opportunity of 140% of salary for executive directors, with normal target level at 50% of maximum opportunity •Performance adjustment including malus and clawback provisions apply
Change:
•Maximum opportunity of 300% of salary for GCE and
250% for other executive directors
Why:
To place further emphasis on a high-performing culture and
create a stronger link between performance, reward, and the
creation of shareholder value. The increase in maximum
variable reward opportunity should be considered alongside
the reduction in fixed pay described above.

Long Term Incentive Plan (Long Term Variable)
•The maximum LTIP opportunity is 300%
of salary for all executive directors
•A minimum of 50% of the award being
dependent on financial measures
•Performance adjustment including malus
and clawback provisions apply

Change:
•Maximum opportunity of 500% of salary for GCE and
450% for other executive directors
•A minimum of 75% of the award being dependent on
financial measures
Why:
To place further emphasis on a high-performing culture and
create a stronger link between performance, reward, and the
creation of shareholder value. The increase in maximum
variable reward opportunity should be considered alongside
the reduction in fixed pay described above.

Lloyds Banking Group plc Annual Report and Accounts 2025

Remuneration Committee
The Committee comprises of four non-executive directors including
Sir Robin Budenberg, Group Chair. The non-executive directors are from a wide background to provide a balanced and independent view on remuneration matters.
Two of the three designated independent non-executive directors of the Ring-Fenced Banks, including the Senior Independent
Director, also attend meetings of the Committee as observers in order to provide insights on matters relevant to the Ring-Fenced
Banks and as part of their role in the Group’s overall governance structure. For further details of Committee membership and
attendance at meetings, please see page 98.
During the year, Charlie Nunn, as the GCE provided regular briefings to the Committee. In addition, the Committee engaged with
and received updates from the Chief People and Places Officer,
Total Reward Director and the Chief Risk Officer.
The purpose of the Committee is to set the remuneration for all executive directors and the Chair, including pensions rights and any compensation payments. It recommends and monitors the level and structure of remuneration for senior management and material risk takers.
It also considers and approves an overall remuneration policy and philosophy for the Group that is aligned with its long-term business strategy, its business objectives, its risk appetite, purpose and values and the long-term interests of the Group and recognises the interests of the relevant stakeholders including the wider workforce.
The Committee’s operation is designed to ensure that no conflicts of interest arise and in particular, the Committee ensures that no individual is present when matters relating to their own
remuneration are discussed.
Advisers
PwC was appointed by the Committee in May 2022 following
a competitive tender process and was retained for 2025.
The Committee is of the view that PwC provides independent
remuneration advice to the Committee and does not have any
connections with the Group or any director that may impair
its independence.
More broadly, PwC provides unrelated professional services to the Group in the ordinary course of business including tax, advisory, internal audit and non-audit assurance services. PwC attended
Committee meetings upon invitation and fees payable for the
provision of services in respect of directors’ remuneration in 2025 amounted to £134,625 excluding VAT.
Fees paid to PwC for advising the Committee are based partly on a fixed fee and partly on a time and materials basis.

Committee activities in the year

	Jan	Feb	May	Sep	Nov	Dec

Executive directors’ remuneration
Executive directors’ fixed pay proposals	●	¡	¡	●	¡	¡
Executive directors’ performance and variable remuneration	●	●	¡	●	●	●
Directors’ remuneration report	●	●	¡	¡	¡	●
Directors’ Remuneration Policy design	¡	¡	¡	●	●	●
All employee remuneration
Fixed pay proposals	¡	¡	¡	●	●	¡
Group performance and GPS pool	●	●	●	●	●	●
Employee insights	¡	●	¡	¡	¡	¡
Remuneration for other senior executives	●	●	¡	¡	¡	●
Reward governance
Consideration of policy and conduct matters	●	●	●	●	●	●

Statement of voting at annual general meeting

The table below sets out the voting outcome at the annual general meeting in May 2025 in relation to the annual report on remuneration.
The Directors' Remuneration Policy was subject to a binding vote at the annual general meeting in May 2023.

	Votes cast in favour		Votes cast against		Votes withheld
	Number of shares (millions)	Percentage of votes cast	Number of shares (millions)	Percentage of votes cast	Number of shares (millions)
2024 annual report on remuneration (advisory vote)	37,913	94.23%	2,323	5.77%	28
Directors’ Remuneration Policy (binding vote in 2023)	39,002	96.00%	1,623	4.00%	68

Base Salary
Fixed Share Award
Pension
Benefits
+
Short Term Variable
Long Term Variable
=
Total Reward
Fixed
Variable

Fixed

Lloyds Banking Group plc Annual Report and Accounts 2025

Directors’ remuneration report continued
2023 Directors’ Remuneration Policy
summary and 2025 implementation
The 2023 Directors’ Remuneration Policy, which applied during
2025, was approved by shareholders at the AGM on 18 May 2023 with 96% of votes cast and took effect from that date. The full
Policy is set out in the 2022 annual report and accounts (pages 125 to 133) which is available on our website.
Details of the new Policy being proposed to shareholders at the
2026 AGM are set out on pages 124 to 133.
A summary of the 2023 Policy for the executive directors and how it was implemented during 2025 is shown below.

Read more 2023 Directors’ Remuneration Policy in full

Directors’ remuneration	Wider workforce alignment

Base Salary
•Base salaries are reviewed annually with increases typically taking effect from
1 April
•Increases will normally be no more than the increase awarded to the overall employee population
With effect from 1 January 2025, the 13% discount applied to the GCE’s salary on appointment was reversed, taking his salary to £1,335,321, and from 1 April 2025, salaries for the executive directors increased by 3%, less than the wider workforce, to £1,375,381 for the GCE and £877,254 for the CFO.

The pay deal for the wider
workforce in 2025 reflected
a 4.1% budget.
The approach focused on
lower paid colleagues with
junior colleagues receiving
a minimum £1,500 award
in 2025 (pro-rated for
reduced hours).

Fixed Share Award
•Delivered entirely in Lloyds Banking Group shares, released over three years with 33% being released annually following the year of the award
•The maximum award is 100% of base salary
From 1 January 2025, fixed share awards were increased to align with the executive directors salaries.

To maintain an appropriate
balance between fixed and
variable remuneration, and
to further align the interests
of executive directors and
shareholders, a portion of
fixed pay was delivered in
the form of shares.
Fixed share awards were
only granted to the GCE
and the CFO.

Pension
•The maximum allowance for executive directors is set at 15% of base salary
•Any director may elect to receive some or all of their pension allowance as cash in lieu of pension
Pension allowances for all executive directors for 2025 was set at 15%
of base salary.
The maximum allowance for all executive directors for 2025 was set at 15% of base salary in line with the majority of the workforce.

Benefits
Benefits may include those currently provided and disclosed in the annual report on remuneration. Core benefits include a company car or car allowance, private medical insurance, life insurance and other benefits that may be selected through the Group’s flexible benefits plan.
Benefits for 2025 were unchanged from 2024. Executive directors received a flexible benefit allowance of 4% of base salary. The CFO also received a car allowance.
Flexible benefit allowance of 4% of base salary was consolidated into base salary in July 2023 for colleagues, simplifying their reward package and benefitting from pension contribution entitlement.
Lloyds Banking Group plc Annual Report and Accounts 2025

Directors’ remuneration	Wider workforce alignment

Group Performance Share (Short Term Variable)
•The normal ‘target’ level of the GPS is 50% of maximum opportunity
•The maximum GPS opportunity is 140% of salary for the executive directors
The GCE and CFO received 2025 GPS awards of 74.0% of maximum in line with the final Group balanced scorecard outcome as shown on page 110.
The Group’s policy is to apply deferral to variable reward in line with minimum regulatory requirements. However, to recognise market practice and shareholder expectations for executive directors, we will apply deferral to 2025 annual bonus awards above our Policy minimum.
Our default position is to award GPS 50% in cash and 50% in shares released over three years in equal tranches; however, as both executive directors have met their respective shareholding requirements we will award 75% in cash and
25% in shares released over three years in equal tranches.
All Group employees are eligible to receive an award through the Group Performance Share scheme. The Committee determined a GPS pool of £405 million for 2025.

Long Term Incentive Plan (Long Term Variable)
•Awards will be granted in the form of conditional rights to shares in the Group
•The maximum LTIP opportunity is 300% of salary for the executive directors
2025 LTIP awards were granted in March 2025 at 300% of salary for executive directors. Awards were deferred over seven years to be released in five equal tranches, each with a one-year hold.
The 2023 LTSP award vested in full as shown on page 112.
The wider workforce are not eligible for LTIP awards, consistent with market practice.

Deferral of variable remuneration and holding periods

The GPS and LTIP are both considered variable remuneration for the purpose of regulatory and deferral requirements. Deferral levels are determined at the time of award in compliance with regulatory requirements which currently require that, for executive directors, at least 40% of the first £660,000 of total variable remuneration and 60%

of any excess to be deferred for up to four years with pro-rata vesting, at least 50% of total variable remuneration to be delivered in shares or equity-linked instruments and where a portion of variable remuneration is delivered upfront and in shares it is subject to a minimum one-year holding period.

Performance adjustment
Judgement on individual performance adjustment is informed by taking into account the severity of the issue, the individual’s proximity to the issue and the individual’s behaviour in relation to the issue. Individual adjustment may be applied through adjustments to balanced scorecard assessments and/or through reducing the variable remuneration outcome.
Awards are subject to clawback for a period of up to seven years after the date of award, which may be extended to ten years where there is an ongoing internal or regulatory investigation. The Committee has considered the time period of up to ten years and believes that is an appropriate length of time for performance adjustment to apply.
The application of clawback will generally be considered when:
•There is reasonable evidence of employee misbehaviour
or material error
•There is material failure of risk management at a Group, business area, division and/or business unit level

Performance adjustment may result in a reduction of up to 100% of the variable remuneration opportunity for the relevant period. It can be applied on a collective or individual basis. The application of malus will generally be considered when:
•There is reasonable evidence of employee misbehaviour or material error or that they participated in conduct which resulted in losses for the Group or failed to meet appropriate standards of fitness and propriety
•There is material failure of risk management
•The Committee determines that the financial results for a given year do not support the level of variable remuneration awarded
•Any other circumstances where the Committee consider
adjustments should be made

2023 Directors’ Remuneration Policy and Group remuneration policy alignment

	Executive directors	Group Executive Committee	Other material risk takers	Other employees

Fixed
Base salary	●	●	●	●
Fixed share award / Role-based allowance	●	●	●	¡
Pension and benefits	●	●	●	●
Variable
Short term incentive	●	●	●	●
Long term incentive	●	●	¡	¡
Lloyds Banking Group plc Annual Report and Accounts 2025

Directors’ remuneration report continued
Explore life at Lloyds Banking Group
In addition to our core reward offering, we also offer a range of wider benefits.

Read more A guide to life at Lloyds Banking Group

Sharesave
Sharesave is a savings account combined with a share option plan, it enables our colleagues to save for their future and then buy shares in the Group at a discounted price.
48%
of colleagues participate in Sharesave

Sharematch

Sharematch allows our colleagues to invest in Lloyds Banking
Group shares in a tax-efficient way. For every two shares
bought, we give three matching shares completely free up to a maximum colleague investment of £30 per month. This allows
our colleagues to share in the success of the Group through
share price growth as well as dividend income.
59%
of colleagues participate in Sharematch

Colleague Sustainable Cars

Colleague Sustainable Cars is a salary sacrifice scheme that enables colleagues to drive a brand-new Ultra Low Emission
Vehicle (ULEV) through a reduction in salary. In 2025 we
partnered with Tusker, the Group’s own specialist in salary
sacrifice schemes, and will now offer only Zero Emission
Vehicles (ZEV), further reducing our environmental impact
and improving urban air quality in support of the Group’s
sustainability ambitions.
>4,200 cars
As of 31 December 2025, the scheme has grown to 4,213 cars
since its launch in 2021, making it one of the largest in the
UK private sector

Colleague wellbeing including Bupa cover
At Lloyds Banking Group, the health and wellbeing of our colleagues is central to how we work and succeed. We want every colleague to thrive, at work and in life, whatever their role, or personal circumstances. Our approach focuses on creating an inclusive culture and providing access to appropriate support for physical, mental, and financial wellbeing, alongside tools and resources that help colleagues make healthy, sustainable choices.
Colleagues can access a range of wellbeing resources, including our
Employee Assistance Programme, colleague wellbeing events, and digital wellbeing tools. This includes access to the Headspace app, which provides interactive and self‑guided content for meditation, stress management and sleep support.
All employees are entitled to company‑paid, Bupa‑administered
Private Medical Benefit (UK Mainland) or Private Medical Insurance
(Offshore), regardless of grade. Cover includes a neurodiversity assessment and coaching, support for gender reaffirmation, and from 1 January 2026 access to a range of cancer screening options for colleagues and their dependants.

Engagement with the wider workforce
The Board’s ambition is that the Group continues to be a place where people who are passionate about our purpose wish to work.
Engagement with colleagues helps to better understand how they remain motivated to achieve our purpose, with the skills needed to deliver on the Group’s wider strategic objectives. In 2024 the
Board approved an evolved approach to workforce engagement,
implemented during 2025. This approach built on existing listening activities and introduced three new forums – the People Forum,
People Consultation Forum, and Management Advisory Forum –
designed to increase colleague voice, particularly at grades where trade union membership is low. Where appropriate, these forums will be engaged on matters of remuneration, including how
executive remuneration aligns to the wider workforce.
In 2025, the Board held a number of colleague engagement events, with the opportunity to hear directly from colleagues. We also continue to engage colleagues through regular surveys and
townhalls. In 2025, the Group Chief Executive hosted two virtual all-colleague townhall sessions, where colleagues were invited to submit questions in advance.
The most popular questions were addressed, including those under the ‘People and culture’ category where colleagues can submit questions around remuneration.
Meetings were also held with our recognised trade unions to ensure open dialogue on pay and reward. These activities collectively support transparency and help the Board understand colleague sentiment on remuneration, ensuring executive pay decisions align with the wider workforce.

Colleague engagement survey – reward

We ask our colleagues a simple question each year –
“Overall, I believe my reward package fairly reflects my role.”
67%
of colleagues answered this favourably (up 3 points from 2024 and 19 points above the financial services industry average)

Lloyds Banking Group plc Annual Report and Accounts 2025

Executive director single total figure of remuneration (audited)

	Charlie Nunn		William Chalmers
£000	2025	2024	2025	2024
Base salary	1,365	1,170	871	844
Fixed share award[1]	1,365	1,082	871	519
Benefits	71	52	48	63
Pension	205	176	131	127
Total fixed pay	3,006	2,480	1,921	1,553
Group Performance Share[2]	1,425	1,127	909	812
Long-term incentive[3,4]
–Value excluding share price appreciation	1,704	1,687	1,228	1,216
–Share price appreciation	1,272	875	917	631
Total variable pay	4,401	3,689	3,054	2,659
Other remuneration[5]	–	–	1	–
Total remuneration	7,407	6,169	4,976	4,212
Less: Performance adjustment[6]	–	–	–	–
Total remuneration less performance adjustment	7,407	6,169	4,976	4,212
1The fixed share award is part of fixed remuneration and is not subject to any performance conditions (see page 106).
2Awards for Charlie Nunn and William Chalmers will be made in March 2026 in a combination of cash and shares.
3The 2023 Long Term Share Plan (LTSP) vesting (see page 112) at 100% was confirmed by the Remuneration Committee at its meeting on 12 February 2026. The total number of shares vesting will be 3,283,896 for Charlie Nunn and 2,366,848 for William Chalmers. The average share price between 1 October 2025 and 31 December 2025 of 90.64 pence has been used to indicate the value. The shares were awarded in 2023 based on a share price of 51.901 pence. The amount of the long-term incentive vesting attributable to share price appreciation is shown in the table above.
4The long-term incentive figures for 2024 have been adjusted to reflect the vesting share price of 71.42 pence instead of the average price of 55.969 pence reported in the 2024 report.
5Other remuneration payments comprise income from all-employee share plans, which arises through employer matching or discounting of employee purchases.
6No malus or clawback provisions were applied in relation to the executive directors during the year.

2025 pension and benefits (audited)

£	Charlie Nunn	William Chalmers
Pension/Benefits
Pension	204,805	130,630
Car or car allowance[1]	14,718	12,000
Flexible benefits payments	54,615	34,835
Private medical insurance	1,205	1,205
Subtotal for Total Benefits less pension	70,538	48,040
1For Charlie Nunn this includes the benefit associated with the Colleague Sustainable Car Scheme (salary sacrifice) and for William Chalmers this includes a car allowance.
Defined benefits pension arrangements (audited)
There are no executive directors with defined benefit pension entitlements.
Payments for loss of office (audited)
No payments for loss of office were made in 2025.
Payments within the reporting year to past directors (audited)
There were no payments made to past directors in 2025.
External appointments
No executive director served as a non-executive director on the board of another company in 2025.
Lloyds Banking Group plc Annual Report and Accounts 2025

Directors’ remuneration report continued
2025 Group balanced scorecard
The balanced scorecard provides transparency on how our
executive directors’ remuneration outcomes for 2025 GPS directly align with our performance, strategy and stakeholder experience.
Strong performance across both financial and non-financial
measures has resulted in an overall mechanical outcome of 81.9%
as set out in the scorecard assessment table below.
For 2025, any impact relating to motor finance provisions on financial metrics was excluded, to allow the Committee to set robust targets aligned to the financial planning and budgeting process, as described in our 2024 directors’ remuneration report.
Instead, the Committee would assess and determine an appropriate impact to the scorecard and resulting executive directors 2025 annual GPS outcomes.
In assessing the impact of the provision on the Group’s financial performance with due consideration to the fact that it relates to issues that took place prior to the appointment of the current management team, the Committee has decided to exercise its
discretion to adjust the BSC to a more appropriate outcome of
74.0%.
Commentary on non-financial performance is described on page 111.

Our 2025 Group balanced scorecard

Block	Measure	Link to strategy	Link to stakeholder	Weighting	Performance range: Threshold 25%	Performance range: Maximum 100%	Actual	Outcome	Weighted outcome
Risk

Financial (60%)	Profit after tax[1]	25%	£4,054m	£5,712m	£5,428m	87%	21.8%

	Return on tangible equity[1]	25%	11%	15.5%	14.8%	88%	22.1%

	Operating costs[2]	10%	£9,411m	£9,132m	£9,288m	58%	5.8%

Non-financial (40%)	Group customer dashboard	20%	25	100	65	65%	13.0%

	Reducing our operational carbon emissions[3]	5%	27%	36%	39%	100%	5.0%

	Increasing our gender & ethnic representation in executive roles[4]	3.75%	36.0%	42.0%	40.4%	80%	3.00%

		3.75%	14.4%	16.1%	17.5%	100%	3.75%

	Culture and colleague engagement	7.5%	60%	75%	75%	100%	7.5%

	Mechanical balanced scorecard outcome						81.9%

	Discretionary Committee adjustment						-7.9

	Revised balanced scorecard outcome						74.0%

1Profit after tax and return on tangible equity measures exclude the £800 million provision in 2025 in relation to motor finance commission arrangements.
2Operating costs exclude remediation and in-year GPS expense.
				3Reducing our operational carbon emissions excludes international travel. 4Executive roles include grade X colleagues only, subject to local laws and regulation.

Charlie Nunn – Group Chief Executive
Maximum award	£1,925,533
Group balanced scorecard outcome	74.0%
Annual GPS award	£1,424,895

•Continued delivery of the Group’s strategy, financial targets, investment priorities, and market share growth in priority areas, which will set the Group up for success in 2026, the final year of the first strategic phase
•Demonstrated strong leadership throughout another challenging year for consumers, proactively managing risk issues and the strategic direction of the Group
•Worked closely with the UK Regulators and UK Government on
several key areas (e.g. motor finance and UK growth ambitions)
•Group financials remain robust, with the Group delivering 2025 and on-track for 2026, driven by strong income performance, strategic delivery, and effective risk management – contributing to the strong share price performance in 2025

William Chalmers – Chief Financial Officer
Maximum award	£1,228,156
Group balanced scorecard outcome	74.0%
Annual GPS award	£908,835

•Played a critical role in the execution of the Group’s strategy and maintained positive engagement with investors and regulators on the Group’s performance and strategic direction
•Strong financial and risk management, delivering the plan
throughout 2025 and on-track for 2026 commitments, with
continued focus on cost and investment management, alongside net interest income and other operating income growth
•Sustained strength in financial performance and strong capital, funding, and balance sheet growth, enabling strong share
price performance in 2025, a 15% increase in dividend and
an increased buyback

Lloyds Banking Group plc Annual Report and Accounts 2025

Group balanced scorecard non-financial measures performance in 2025
The table below outlines the Committee’s assessment of the non-financial elements of the scorecard.

Non-financial measures (40% weighting) commentary

Measure	Link to strategy	Link to stakeholder	Commentary
Group customer
dashboard
20% weighting
Our assessment of how
effectively we are serving
customers across our brands,
products and services.
It brings together survey based
measures (such as net promoter
score and customer satisfaction)
and operational indicators
(including digital engagement
and performance of key
customer journeys).

•The 2025 dashboard contains 135 measures spanning products, services, customer segments and business areas, with 46 driving the overall outcome within the Group balanced scorecard
•The 2025 score is 65, on a 0-100 scale, with the score moving up or down depending on how many measures exceed or fall short of stretching targets at an aggregated level. This means less favourable performance in some areas can be offset by strong performance in others, and vice versa
•We have made good progress on our strategic transformation, with performance on 64% of measures improved or maintained year-on-year.
However, we have seen an increase in customer complaints reflective of broader market changes and a small decline in our net promoter scores with customers telling us that there is more we can do to improve mobile app journeys and experiences, finding support when needed and making their money work harder for them

Reducing our
operational carbon
emissions
5% weighting
Reported vs 2018/2019 baseline.
Includes Scope 1, Scope 2 and
Scope 3 carbon emissions,
excluding international travel.
Reporting year is October to
September.

•A 39% reduction has been achieved year to date from our 2018/19 baseline, demonstrating continued strong progress in reducing the Group’s operational carbon footprint
•Performance has been supported by improved energy management practices, investment in more efficient office spaces and colleagues making conscious decisions to travel less frequently and in more sustainable, lower emission modes of transport
•These actions underpin our pathway to net zero carbon operations by 2030 and our ambition to reduce energy use by 50%

Increasing our gender and ethnic representation in executive roles 7.5% weighting Executive roles include grade X colleagues only, subject to local laws and regulation.
•We have seen an increase in women in executive roles to 40.4% during
2025. This is against our ambition to achieve 45% to 55% women in executive roles by year end 2030
•Throughout 2025, we also saw continued improvement in the
representation of Black, Asian and Minority Ethnic colleagues in executive positions. At year end, 17.5% of executive roles were held by Black, Asian and Minority Ethnic colleagues, representing strong progress toward our ambition of reaching 19% to 22% by 2030

Culture and colleague engagement 7.5% weighting Our employee engagement index score.
•Our employee engagement index (EEI) encompasses pride and satisfaction working for the Group, and also recommending the Group as a great place to work
•Our 2025 EEI results highlight our supportive and inclusive culture, alongside the opportunities for learning, development and internal mobility that shape colleagues’ experiences at the Group. A key factor driving the year-on-year improvement in engagement was colleagues’ increased confidence in our reward and benefits package, which many cite as an important reason for staying with the Group

Measuring customer experience across five priority pillars.					Across the Group’s trusted brands
How did customers feel about the brand?	Were our propositions compelling?	Did we deliver on service expectations?	Did we attract new customers?	Did we deepen relationships?
Link to strategy	Link to strategy	Link to strategy	Link to strategy	Link to strategy
See page 07

Risk	Underpin	Link to strategy	Link to stakeholder	Actual	Assessment

Lloyds Banking Group plc Annual Report and Accounts 2025

Directors’ remuneration report continued
2023 Long Term Share Plan
A Long Term Share Plan award was granted in relation to 2022 performance under the terms of the previous Policy.
It is an important feature of the LTSP that performance is assessed and appropriately recognised upfront in the award size during the
‘pre-grant test’.
A final ‘pre-vest test’ of financial underpins and consideration of four key questions takes place prior to vesting to ensure performance over the period has been sustainable. The Committee has completed the full assessment and there is nothing known now which, had it been known at the time of grant, would have changed the initial award levels.
The outcome of the ‘pre-vest test’ of both financial underpin performance and consideration of the four key questions
is shown below.

Pre-vest test – underpins

Financial (100%)	CET1 ratio – Group CET1 ratio above the guided management target each year (c.13.5% by 2024 and c.13.0% by 2026), including all regulatory buffers	2023	13.7%	Met

		2024	13.5%

		2025	13.2%

	RoTE – Group RoTE exceeds the average for UK peer banks[1] over the three years. Average RoTE for peer banks: 11.9% (2023), 11.6% (2024) and 11.8% (20252)	2023	15.8%	Met

		2024	12.3%

		2025	12.9%

	Ordinary dividend – Increased ordinary dividend payments over the plan period (subject to any further sector-wide regulatory constraints). Starting point in 2022 was a dividend of 2.40p	2023[3]	2.76p	Met

		2024[3]	3.17p

		2025[3]	3.65p

	Award (% maximum) vesting			100%

1Peers: Barclays Group, HSBC Holdings, NatWest Group, Santander UK and Virgin Money UK.
22025 peer bank average based on latest company published consensus as of 5 February 2026 where full-year results not available. In October 2024,
Nationwide completed its acquisition of Virgin Money; therefore no Virgin Money UK 2025 RoTE available. Instead, 2024 RoTE has been used as a proxy.
3Dividend shown includes both interim and final for the respective performance year. For 2025, this is the proposed final dividend.

Pre-vest test – additional consideration by the Committee

In conjunction with the assessment of performance against the financial underpins above, the Committee considered the four questions below to satisfy itself that there is nothing known now which, had it been known at the time of grant, would have
changed the initial award levels:

The Group continues to make meaningful progress in supporting the UK’s transition to a low carbon economy. Our progress is monitored through updates and deep dives at a Group Executive
Committee and Board level providing visibility of achievements, learnings, and the external dependencies shaping the Group’s transition pathway and performance. Progress against our
ambitions, targets, and commitments can be found on pages 35 to 49, and in our sustainability report .
During the 2023 to 2025 performance period, there have been no serious external conduct matters or severe reputational damage.
While there continues to be uncertainty around motor finance issue, the Committee has determined that it should not impact the 2023 LTSP vesting outcome.
The Committee concluded that performance considered in the
‘pre-grant test’ has been sustainable and therefore no discretion has been applied. The 2023 LTSP awards will vest at 100%,
as the outcome represents a fair reflection of performance
during the period.

Q	Has the Bank lived up to its ambition to be the Best Bank for Customers?
Q	Do the Group’s financial results and capital position adequately reflect risk, conduct and any other non-financial considerations, including ESG?
Q	Has the Group made meaningful progress in supporting the UK’s transition to net zero?
Q	Has the Group suffered a serious conduct event or has severe reputational damage arisen from the Group not living its values?
A
The Group has maintained its strong capital position and
delivery for customers, communities and shareholders since
making awards in 2023. Risk management is essential to
our business model and strategy, helping us to embrace
opportunities responsibly and drive sustainable growth for
the Group.

In determining the final vesting outcome of the 2023 Long Term
Share Plan, the Committee carefully considered alignment with shareholder experience and whether adjustments were required for windfall gains.
Awards were granted in March 2023 at 51.901 pence, around 10%
higher than awards granted in March 2022.
The award price is considered a fair reflection of the share price in the 12 months leading up to grant. The share price used to calculate indicative value is 90.64 pence, detailed on page 109. While 75%
higher, the Committee considers it reasonably represents
performance over the period.
The Committee concluded there was no windfall gain over the
period and as such no adjustment was required.
Lloyds Banking Group plc Annual Report and Accounts 2025

Relative importance of spend on pay

The graphs below illustrate the total remuneration of all Group employees compared with returns of capital to shareholders in the form of dividends and share buyback.

Dividend and share buyback[1] £bn

7%

2025

2024
12025: Proposed ordinary dividend in respect of the financial year ended 31 December
2025, partly paid in 2025 and partly to be paid in 2026 and share buyback.
2024: Ordinary dividend in respect of the financial year ended 31 December 2024, partly paid in 2024 and partly paid in 2025 and share buyback.

Salaries and performance-based compensation[2] £bn

0%

2025

2024
2Performance-based compensation includes expense for the following plans: Group
Performance Share (2025: £412 million, 2024: £368 million), Long Term Incentive Plan,
Long Term Share Plan and Executive Group Ownership Share (2025: £24 million,
2024: £28 million), Executive Share Awards (2025: £0.00 million, 2024: £0.03 million).
For the 2025 performance year, the value of awards was £405 million for Group
Performance Share and £26 million for Long Term Incentive Plan.
Comparison of returns to shareholders and Group Chief Executive total remuneration
The required chart below shows the historical total shareholder return (TSR) of Lloyds Banking Group plc compared with the FTSE 100.
The FTSE 100 Index has been chosen as it is a widely recognised equity index of which Lloyds Banking Group plc has been a constituent throughout this period.

Historical TSR Performance Growth in the value of a hypothetical £100 holding since 31 December 2015 (to 31 December 2025)

Lloyds Banking Group	FTSE 100 Index

Value of £100 invested on 31 December 2015	250

	200

	150

	100

	50

	0
		|	|	|	|	|	|	|	|	|	|	|
		Dec 2015	Dec 2016	Dec 2017	Dec 2018	Dec 2019	Dec 2020	Dec 2021	Dec 2022	Dec 2023	Dec 2024	Dec 2025

Group Chief Executive remuneration over the last ten years

Group Chief Executive	Sir António Horta-Osório[1]						William Chalmers[2]	Charlie Nunn[3,4]
Year	2016	2017	2018	2019	2020	2021	2021	2021	2022	2023	2024	2025
GCE single figure of remuneration £000	5,791	6,434	6,544	4,424	3,604	2,444	819	5,523	3,767	3,681	6,169	7,407
Annual bonus/GPS payout (% of maximum opportunity)	77%	77%	67.6%	n/a	n/a	57.8%	78.2%	57.8%	84.1%	80.3%	68.1%	74.0%
Long-term incentive vesting (% of maximum opportunity)	55%	66.3%	68.7%	49.7%	33.75%	41.8%	n/a	n/a	n/a	n/a	100%	100%
1Sir António Horta-Osório independently requested that he be withdrawn from consideration for a Group Performance Share award in 2019 and 2020. There were no GPS awards for
2020 performance.
2William Chalmers was the Interim Group Chief Executive from 1 May 2021 until 15 August 2021, remuneration in the table above is for this period.
3Charlie Nunn succeeded Sir António Horta-Osório as Group Chief Executive with effect from 16 August 2021 and the single figure total remuneration for 2021 includes a one-off buy-out of £4.231 million.
4The single figure of remuneration figure for 2024 has been adjusted from what was reported in the 2024 report as per detail set out on page 109.
Lloyds Banking Group plc Annual Report and Accounts 2025

Directors’ remuneration report continued

Single total figure of remuneration and shareholding for Chair and non-executive directors (audited)

	Fees (£000)		Benefits (£000)[4]		Total (£000)		Total shareholding[5]
	2025	2024	2025	2024	2025	2024	at 31 December 2025
Chair and non-executive directors
Sir Robin Budenberg	750	655	1	1	751	656	2,500,000
Nathan Bostock	359	140	4	–	363	140	430
Sarah Legg	254	232	6	13	260	245	200,000
Amanda Mackenzie	239	219	3	3	242	222	63,567
Harmeen Mehta	117	106	7	5	124	111	20,000
Cathy Turner	285	277	3	2	288	279	424,113
Chris Vogelzang[1]	77	–	1	–	78	–	80,500
Scott Wheway[2]	407	475	18	17	425	492	168,356
Catherine Woods[3]	264	250	12	(9)	276	241	124,262
1Chris Vogelzang was appointed on 16 June 2025.
2 Scott Wheway retired on 31 October 2025. The number of shares shown is as of the day of leaving.
3The value of benefits in respect of 2024 includes the correction of previous tax treatment from 2023. Excluding the correction, the benefits figure for 2024 is £7,047.
4Benefits for the non-executive directors relates to reimbursement for expenses incurred in the course of duties. The Chair’s benefits also include private medical insurance.
Non-executive directors do not receive variable pay.
5Shares owned outright. Includes holdings of any Person Closely Associated. There has been no change in shareholdings from 31 December 2025 to 13 February 2026. Directors are not permitted to enter into any hedging arrangements in relation to share awards. No director uses shareholding as collateral.

Directors’ share interests and share awards (audited)

	Number of shares			Number of options		Total shareholding
	Owned outright[1]	Unvested subject to continued employment	Unvested subject to performance	Unvested subject to continued employment	Vested unexercised	Totals at 31 December 2025[2]
Executive directors[3]
Charlie Nunn	10,140,467	2,987,208	20,208,631	2,599,919	–	35,936,225
William Chalmers	10,740,854	3,858,710	14,565,244	39,701	–	29,204,509
1Includes holdings of any Person Closely Associated, of which there are currently none.
2There has been no change in shareholdings from 31 December 2025 to 13 February 2026.
3Directors are not permitted to enter into any hedging arrangements in relation to share awards. No director uses shareholding as collateral.
Lloyds Banking Group plc Annual Report and Accounts 2025

Outstanding share plan interests (audited)

	At 1 January 2025	Granted/ awarded	Vested/ released/ exercised	Lapsed	At 31 December 2025	Exercise price	Exercise periods
							From	To	Notes

Charlie Nunn
LTSP 2022 – 2024	3,588,364	–	717,672	–	2,870,692				2
LTSP 2023 – 2025	3,283,896	–	–	–	3,283,896				2
LTIP 2024 – 2026	10,376,712	–	–	–	10,376,712				2
LTIP 2025 – 2027	–	6,548,023	–	–	6,548,023				2,3,4
Deferred GPS awarded in 2023 (2022 GPS)	335,442	–	218,926	–	116,516				5
Deferred GPS awarded in 2025 (2024 GPS)	–	788,076	788,076	–	–				6,7
Share Buy-Out	1,368,990	–	1,368,990	–	–	–	11/03/2025	10/03/2030	1
	1,369,012	–	–	–	1,369,012	–	11/03/2026	10/03/2031	1
	891,217	–	–	–	891,217	–	11/03/2027	10/03/2032	1
	339,690	–	–	–	339,690	–	11/03/2028	10/03/2033	1

William Chalmers
GOS 2020 – 2022	1,291,908	–	430,636	–	861,272				2
LTSP 2021 – 2023	1,237,872	–	309,468	–	928,404				2
LTSP 2022 – 2024	2,586,292	–	517,258	–	2,069,034				2
LTSP 2023 – 2025	2,366,848	–	–	–	2,366,848				2
LTIP 2024 – 2026	7,478,949	–	–	–	7,478,949				2
LTIP 2025 – 2027	–	4,719,447	–	–	4,719,447				2,3,4
Deferred GPS awarded in 2023 (2022 GPS)	132,703	–	132,703	–	–				5
Deferred GPS awarded in 2025 (2024 GPS)	–	568,000	568,000	–	–				6,7
2021 Sharesave	17,177	–	17,177	–	–	39.40p	01/01/2025	30/06/2025
2023 Sharesave	20,171	–	–	–	20,171	38.55p	01/01/2027	30/06/2027
2024 Sharesave	19,530	–	–	–	19,530	52.35p	01/01/2028	30/06/2028
1When Charlie Nunn joined the Group on 16 August 2021 as Group Chief Executive and executive director, he was granted deferred share awards and deferred cash to replace unvested awards from his previous employer, HSBC. Options vested on 10 March 2025 and Charlie Nunn exercised the options on 21 March 2025, acquiring 725,564 shares, after the settlement of income tax and national insurance contributions. The shares received are subject to holding periods that mirror those of the replaced HSBC shares, with 288,328 shares having no holding period and 437,236 a 12-month holding period.
2All GOS, LTSP and LTIP awards have a three-year performance/underpin period ending 31 December. Awards were made in the form of conditional rights to free shares.
3In line with regulatory requirements, LTIPs awarded during 2025 were ineligible for dividend equivalents. In accordance with the 2023 Directors’ Remuneration Policy, the LTIP award was determined at 300% of salary for Charlie Nunn and William Chalmers. The number of shares to be granted was determined by taking the average share price over the five days prior to grant (25 February 2025 to 3 March 2025), which was 71.48 pence and applying a discount based on Lloyds Banking Group’s expected dividend yield for the vesting period
(54.14 pence).
42025 LTIP vesting is subject to performance conditions applicable for the first three years from grant as detailed on page 132 of the 2024 directors’ remuneration report. Each year the
Remuneration Committee will monitor the Group’s progress in relation to the performance conditions.
5The third tranche of the 2022 GPS deferred award, vested on 5 March 2025. The closing market price of Lloyds Banking Group shares on that date was 73.08 pence. The awards were settled in shares net of tax, with the resulting shares subject to a one-year holding period.
6The 2024 GPS is delivered half in an immediately vested share award with shares subject to a holding period until March 2026, and half paid in cash. The value of the shares awarded in respect of the GPS granted in March 2025 was £563,316 (788,076 shares) for Charlie Nunn; and £406,007 (568,000 shares) for William Chalmers. The awards are not subject to performance conditions. The number of shares granted was determined by taking the average Lloyds Banking Group share price over the five days prior to grant (25 February 2025 to 3 March 2025), which was 71.48 pence.
7The 2024 GPS share award vested on 5 March 2025. The closing market price of the Lloyds Banking Group shares on that date was 73.08 pence. The award was settled in shares net of tax, with the resulting shares subject to a one-year holding period.

Outstanding cash awards (audited)

	At 1 January 2025 £	Granted/ awarded £	Vested / released / exercised £	At 31 December 2025 £	Notes
Charlie Nunn
Deferred GPS cash awarded in 2023 (2022 GPS)	174,096	–	113,625	60,471	1
William Chalmers
Deferred GPS cash awarded in 2023 (2022 GPS)	68,874	–	68,874	–	1
1Half of the deferred portion of the 2022 GPS awards are delivered in cash.
2£2,000 of 2024 GPS was delivered in cash in March 2025 for both executive directors. Half of the remaining 2024 GPS was delivered in cash on 20 June 2025. Charlie Nunn received
£561,316 and William Chalmers received £404,007.
Lloyds Banking Group plc Annual Report and Accounts 2025

Directors’ remuneration report continued
Shareholding requirement
To further strengthen the alignment between executive directors’
interests and those of our shareholders, executives are expected to build and maintain a significant shareholding in the Group in direct proportion to their salary.
The minimum shareholding requirements applicable to executive directors at 31 December 2025 are 400% of salary for the Group
Chief Executive and 300% of salary for the Chief Financial Officer.
Executive directors have five years from the date of appointment to meet the requirement. In the event that exceptional individual circumstances exist resulting in an executive not being able to comply with the Policy, the Remuneration Committee will consider whether an exception should apply.
Charlie Nunn met the requirement ahead of the required date
of 15 August 2026 and currently holds 656% of salary in Group shares at 31 December 2025. This is an increase from 344%
which was published in the 2024 directors’ remuneration report.
William Chalmers met the requirement by 2 June 2024 and currently holds 1128% of salary in Group shares at 31 December 2025,
significantly exceeding his shareholding requirement. This is an increase from 656% which was published in the 2024 directors’
remuneration report.
Increase in shareholding requirements
In recognition of the increased variable opportunity offered by the proposed 2026 Directors’ Remuneration Policy, the shareholding requirement applicable to the GCE will increase from 400%
to 500% of salary and from 300% to 450% for the CFO.
Post-employment shareholding requirement
Executive directors are contractually bound to a post-employment shareholding requirement of two years at a level equal to the lower of the shareholding requirements immediately prior to departure or the actual shareholding on departure. The post-employment requirement will be maintained through self-certification,
with the Committee keeping this approach under review.
None of those who were directors at the end of the year had
any other interest in the capital of Lloyds Banking Group plc or its subsidiaries.

Shareholding requirement

£5.50m

Charlie Nunn Actual: 656% of salary Requirement: 400% of salary by 15/08/26

31/12/25

31/12/24

[1]

£2.63m

31/12/25

31/12/24

William Chalmers Actual: 1128% of salary Requirement: 300% of salary by 02/06/24

[1]

Requirement	●	Actual[2]	●	Unvested subject to continued employment[3]	●	Unvested subject to performance[4]
12024 shareholding has been recalculated using the average share price for the period 1 January 2025 to 31 December 2025 (77.42 pence).
2Calculated using the average share price for the period 1 January 2025 to 31 December 2025 (77.42 pence). Includes ordinary shares, net of tax where appropriate, acquired through the vesting of the deferred Group Performance Share plan, fixed share awards as the shares have no performance conditions, awards in the form of options which have vested but have not been exercised, unvested performance tested Executive Group Ownership Share awards and Long Term Share Plan awards, shares held in the Share Incentive Plan (SIP) Trust, i.e. Free,
Partnership, Matching and Dividend shares which are no longer subject to forfeiture, as defined in the SIP Rules. Shares held by persons closely associated, broadly meaning spouse or partner and children, are also included, of which there are currently none.
3Unvested shares subject to continued employment do not count towards the shareholding requirement and are shown after deduction of estimated income tax and national insurance.
4Unvested shares subject to performance are shown with an assumed 100% vesting outcome and after deduction of estimated income tax and national insurance. The final vesting outcome could range between 0-100%. Shares subject to performance are also subject to continued employment.
Lloyds Banking Group plc Annual Report and Accounts 2025

Gender and ethnicity pay
The publication of our Gender and Ethnicity Pay Gap report each year is an opportunity to pause and reflect on the progress we’re making towards our inclusion ambitions. Helping Britain Prosper means creating opportunity for everyone, and inclusion is how we make that happen. This year, we’re pleased to share that we’ve continued to make encouraging strides.

Read more Gender and Ethnicity Pay Gap Report April 2024 to April 2025

Gender pay gap – April 2024 to April 2025

Progress has continued to close the mean Gender pay gap; this has reduced 1.0 percentage point to 24.9%. As of April 2025, 38.8% of executive roles were held by women.
Overview
The Gender pay gap reflects the different representation of men and women across levels in the organisation. This does highlight a clear opportunity to keep strengthening career progression and
representation, with a particular focus on supporting women to progress into more senior roles.
What the data shows
Continued progress has been made in closing the mean Gender pay gap, with the gap reducing by 1.0 percentage point to 24.9%. This improvement demonstrates that our actions are moving us in the right direction, however, we remain committed to accelerating our progress.
Our commitments to gender inclusion
Integrating inclusion into the way we run our business has been core to our success to date. Holding our Group executives to account is paramount. Our data led approach, which is grounded in key metrics and insight gathered through colleague feedback, allows our business area executives to identify opportunities to accelerate progress and to also address any gaps. How our executives bridge identified
opportunities, forms a core part of performance conversations.
We take active steps to drive inclusion through all stages of our colleague lifecycle from recruitment, to progression and retention.
In 2025 we set a new ambition to reach and maintain a gender balance of between 45% to 55% in executive roles by the end of 2030.
Setting this ambition for our leadership team is important in providing role modelling and inspiration for our colleagues and ensures more inclusive strategic decision making. It also supports greater innovation and adaptability, both vital as we continue to transform our business for the future.
At the end of 2025, the number of women in executive level roles (X+)
stands at 40.4%, putting us on track to meet our 2030 ambitions.
We proudly co-sponsor the Government-backed FTSE Women Leaders
Review which sets recommendations to increase the representation of women on boards and in leadership. We achieved all the Review’s recommendations in 2023, two years ahead of the deadline. In 2025 we achieved 13th place.
In 2025, our continued commitment has once again been recognised externally, with our inclusion in the Times Top 50 Employers for
Gender Equality for the 14th consecutive year.

Mean pay gap %

Ethnicity pay gap – April 2024 to April 2025

Continued progress has been made with the mean gap reducing by 1.3 percentage points from 3.0% to 1.7% from last year.
Overview
We remain committed to publishing our Ethnicity pay gap report on a voluntary basis. We have chosen to publish for the past six years because we recognise the importance of transparency in encouraging focus and inspiring purposeful, action-led change. It helps to hold us accountable to delivering on our commitment and we believe it will lead to sustainable positive change for our people.
What the data shows
As at April 2025, 91.5% of our colleagues have chosen to disclose their ethnicity with us, an encouraging increase from 88.2% in April 2023.
Whilst we have more to do to close the gap, we have seen
improvements within the representation of our senior leadership teams which has had a significant impact on gap closure to date.
Our commitments to ethnic diversity
In an increasingly multicultural society, we can only truly be the best bank for our customers if our workforce reflects the diversity of the UK population and ultimately our customers. Our goal is to increase our workforce diversity and unlock the full potential of our Black, Asian, and Minority Ethnic colleagues.
We remain guided by the principles of our Race Action Plan, launched in 2020, which focuses on driving cultural change, improving recruitment and progression across the Group, and setting out the steps we are taking to deliver sustainable change for our people, customers, and the communities we serve.
In 2025, we reset our UK ambition: to increase representation of Black,
Asian, and Minority Ethnic colleagues in executive roles to between
19% and 22%, and to grow Black representation in executive positions to between 3.5% and 4% by the end of 2030.
We have seen steady growth in ethnic representation across the
Group, particularly at senior levels. To accelerate this progress, we launched a series of Regional Thought Leadership and Networking events. These are designed to build external professional communities with the skills, insights, and experience aligned to our business needs, centred around our strategic locations. This approach helps create a diverse talent pool for today and the future.
Recognising opportunities to improve the progression of colleagues from
Black heritage backgrounds, we continue to invest in career initiatives.
These focus on understanding colleagues’ career experiences and aspirations, while promoting existing support that is available to all our colleagues such as mentorship and sponsorship opportunities.
In addition, we remain committed to supporting Black business communities through our Black Entrepreneur Programme, where trust has more than doubled from 36% in 2022 to 84% today.
At the 2025 Ethnicity Awards we were once again recognised overall
‘Outstanding Employer’ for the fourth time since the launch of the awards in 2018.

Mean pay gap %

2025

2024

2025

2024
Lloyds Banking Group plc Annual Report and Accounts 2025

Directors’ remuneration report continued

Percentage change in remuneration levels

The table below sets out the change in the directors’ base salary/fees, taxable benefits and annual bonus compared with the change in our UK-based colleagues’ pay. Lloyds Banking Group plc is not an employing entity, and therefore the disclosure below is made on a voluntary basis to compare any change with all employees of the wider Group based in the UK. This population has been chosen as the majority of our workforce are based in the UK and is considered to be the most appropriate group of employees. The same population is used for the purposes of the Chief Executive Officer pay ratio disclosure on page 119 of the report.

% change	2020 to 2021	2021 to 2022	2022 to 2023	2023 to 2024	2024 to 2025
Base salary[8]
Charlie Nunn[2]	n/a	1	–	3	17
William Chalmers[3]	12	(9)	–	3	3
All employees[1]	4	6	13	10	5
GPS[4,8]
Charlie Nunn[2]	n/a	47	(5)	(12)	26
William Chalmers[3]	n/a	(2)	34	(12)	12
All employees[1]	n/a	12	(14)	(4)	10
Benefits[6,8]
Charlie Nunn[2]	n/a	4	(37)	8	37
William Chalmers[3]	2	35	–	2	(24)
Sir Robin Budenberg	n/a	–	100	(50)	–
All employees[1]	1	5	(43)	(71)	(12)
Fees[5]
Sir Robin Budenberg	243	1	1	4	15
Nathan Bostock[10]	n/a	n/a	n/a	n/a	3
Sarah Legg	28	6	2	2	9
Amanda Mackenzie	(1)	7	2	22	9
Harmeen Mehta	n/a	2	4	4	10
Cathy Turner	n/a	n/a	38	76	3
Chris Vogelzang[7]	n/a	n/a	n/a	n/a	n/a
Scott Wheway[9]	n/a	n/a	1	4	3
Catherine Woods	43	4	2	2	6
1Lloyds Banking Group plc is not a contracting entity but considers all UK-based employees to be appropriate for purposes of an ‘All employees’ calculation.
2Charlie Nunn became the Group Chief Executive in August 2021. Figures for 2021 have been annualised based on the single total figure table.
3William Chalmers was the Interim Group Chief Executive from May to August 2021 and received a deputisation payment for this period.
4No Group Performance Share (annual bonus) was paid for 2020 performance.
5In some instances, non-executive directors may change membership or become the Chair of a Committee during the year, resulting in year-on-year percentage changes in fees.
6Some non-executive directors have received other benefits that relate to reimbursement for expenses incurred in the course of duties. Reimbursements of these expenses do not provide an accurate comparison to benefits received by colleagues and are therefore not included.
7Chris Vogelzang was appointed on 16 June 2025 and therefore no year-on-year comparison shown.
82022 to 2023 and 2023 to 2024 variance was impacted by the consolidation of variable pay and Flex cash allowance into base salary.
9Scott Wheway retired on 31 October 2025. Figures for 2025 have been annualised based on the single total figure table.
10Nathan Bostock was appointed on 1 August 2024. Figures for 2024 have been annualised based on the single total figure table.
Lloyds Banking Group plc Annual Report and Accounts 2025

Chief Executive Officer pay ratio

The Remuneration Committee views pay ratios as a useful reference point to inform policy-setting, but also takes into consideration a number of other factors. The table below shows the ratios of the GCE’s total remuneration to the remuneration of colleagues since 2017.
The change in the pay ratios for 2025 is explained in more detail below.

	Total compensation				Fixed pay
Year	Methodology	P25 (Lower Quartile)	P50 (Median)	P75 (Upper Quartile)	P25 (Lower Quartile)	P50 (Median)	P75 (Upper Quartile)
2025	A	205:1	141:1	81:1	87:1	60:1	34:1
2024	A	165:1	114:1	63:1	75:1	53:1	29:1
2023	A	112:1	80:1	45:1	76:1	54:1	31:1
2022	A	120:1	86:1	48:1	81:1	59:1	35:1
2021	A	316:1	225:1	120:1	93:1	66:1	38:1
2020	A	132:1	95:1	54:1	103:1	75:1	42:1
2019	A	179:1	128:1	71:1	114:1	82:1	47:1
2018	A	237:1	169:1	93:1	113:1	81:1	48:1
2017	A	245:1	177:1	97:1	113:1	82:1	48:1
Y-o-Y (2024 vs 2025)			24%			13%
Notes to the table:
•The 2025 total remuneration for the colleagues identified at P25, P50 and P75 are as follows: £36,157, £52,638, £91,900
•The 2025 base salary for the colleagues identified at P25, P50 and P75 are as follows: £26,819, £42,756, £75,606
•The P25, P50 and P75 colleagues were determined on 31 December 2025 based on calculating total remuneration for all UK employees for the 2025 financial year. Payroll data from 1 January 2025 to 31 December 2025
•Colleague total remuneration has been calculated in line with the single total figure of remuneration. The single total figure of remuneration has been calculated for 55,280 UK colleagues within the Group for a full year including full-time equivalent base pay,
2025 Group Performance Share awards, vesting 2023 Long Term Share Plan awards (for eligible colleagues), core benefits, pension, overtime and shift payments, travel/relocation payments (for eligible colleagues) and private medical benefit
•The average share price between 1 October 2025 and 31 December 2025 of 90.64 pence has been used to indicate the value of vesting
2023 Long Term Share Plan awards
•Due to operational constraints, the calculation of the colleague Pension Input Figure excludes inflationary adjustments for those on the defined benefit scheme. The omission of this factor does not materially affect the outcome of the ratio and/or distort the validity of the valuation
•All other data has been calculated in line with the methodology for the single total figure of remuneration for the GCE
Our ratios have been calculated using Methodology option A on the basis that it provided the most accurate means of identifying the median, lower and upper quartile colleagues. The ratio has been calculated taking into account the pay and benefits of 55,280 UK employees, other than the individual performing the role of GCE.
The change in total remuneration ratios since 2017 is largely driven by the more volatile nature of variable pay for the GCE. Explanations for the year-on-year change in pay ratios prior to 2023 can be found in previous directors’ remuneration reports for the relevant period.
The reduction in 2023 was attributed to three key factors. Recognising the desire to focus on the remuneration of lower paid colleagues, no annual pay award was proposed for the GCE for 2023 while the pay budget for the wider workforce was 6.3%. Given the approach focused on lower paid colleagues and colleagues lower in their pay range, this resulted in pay increases of between 8% and 13% for around
43,000 colleagues. In addition, from July 2023 we consolidated a significant portion of our Group Performance Share into base salary for around 32,000 colleagues, further increasing the fixed pay element. Finally, the GCE received a lower annual short-term variable award for 2023 compared to 2022.
In 2024, the total compensation ratio increased by 43% largely driven by the 2022 LTSP award vesting for Charlie Nunn, the first vesting of a long-term incentive award for our Group Chief Executive since appointment. Excluding this, the year-on-year comparison would have been down 9% on 2023. The fixed pay ratio reduced by 2% as colleagues realised a full-year impact of Group Performance Share consolidation from July 2023.
For 2025, the total compensation ratio has increased primarily due to two factors. The first is the fixed pay changes set out in the 2024 directors’ remuneration report which included reversing the impact of the discount applied to the GCE’s salary on appointment (13%) and increasing the fixed share awards to match base salary; thus setting the fixed pay at an appropriate level ahead of the 2026 Policy review.
The second is the increase in variable pay outcomes in 2025; firstly the short-term annual bonus outcome of 74% of maximum in 2025 was higher than corresponding 68.1% in 2024 and, the portion of the long-term incentive vesting attributed to share price appreciation was
45% higher than the prior year (c.52 pence at grant to c.91 pence used to calculate indicative value). The fixed pay ratio has increased due to the same reasons as set out for the total compensation ratio.
For the majority of colleagues, year-on-year changes in remuneration are principally driven by pay increases and the impacts of Group performance and collective adjustment. The Group has a commitment to pay progression and a continued focus on ensuring higher pay awards for colleagues who are lower paid or paid lower within their pay range. We are committed to ensuring all colleagues are rewarded fairly.
The Committee is thoughtful of the volatility in pay ratios due to variable reward outcomes. Although the pay ratio is used as a useful reference point to inform policy-setting, the Committee takes into account a number of other factors to assess colleague pay progression.
Lloyds Banking Group plc Annual Report and Accounts 2025

Directors’ remuneration report continued
Implementation of Policy in 2026
The 2026 Directors’ Remuneration Policy is subject to approval at the annual general meeting in May 2026. The Group proposes to implement the Policy in the following way subject to shareholder approval.

	Performance year	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6
Base Salary	Paid in cash

Pension/ Benefits	Paid in performance year

Short Term Variable	Performance period	75% in cash upfront	25% paid in shares and released over three years in equal tranches

Long Term Variable	Pre-grant test	Performance period			75% shares	Two-year holding period

						25% shares	One-year holding period

How our remuneration is delivered

Directors’ remuneration

Base Salary

As set out in the Chair statement on pages 98 to 102, the new
2026 Policy removes fixed share awards (currently set at 100% of salary), reduces executive director pension contributions from
15% to 10% of salary and removes the flexible benefits allowance and the CFO’s car allowance.
The base salaries of our Group Chief Executive and Chief
Financial Officer will be increased by 3% respectively effective
1 April 2026. Subject to approval of the Policy at the 2026 AGM, also effective 1 April 2026, salaries will be increased by an additional £112,531 and £82,684 to reflect the partial
consolidation of fixed share awards and flexible benefits
allowance.
Taken together, these changes will reduce our executive director fixed pay by approximately 44%.

The on-cycle 3% annual increase, effective 1 April 2026, to the salary of both executive directors is in line with the 2026 3.1%
budget as part of the pay deal for wider workforce.
For further context and detail, please refer to pages 98 to 102.
Salaries from 1 April 2026 will therefore be as follows:
GCE: £1,416,642
CFO: £903,572
Subject to approval of the Policy at the 2026 AGM, salaries
will be increased to the following, also effective 1 April 2026:
GCE: £1,529,174
CFO: £986,256

Pension

Pension allowances for all executive directors are set at 10% of base salary.
Around 52,000 colleagues participate in the Group’s Defined
Contribution (DC) Pension scheme where the maximum
opportunity for the workforce is 15% of base salary.
Executive directors’ employer pension contributions are therefore less than those available to the majority of the workforce.

Benefits

As described above, the flexible benefit allowance of 4% of base salary has been removed as part of the 2026 Policy. The CFO’s car allowance has also been removed.
Executive directors can continue to select benefits including life assurance and critical illness cover from the flexible
benefits catalogue.
The cost of any selection will come from the executive directors’ base salary. Other benefits include transportation and private medical cover.

Block	Measure	Link to strategy	Link to stakeholder	Weighting

Risk

Lloyds Banking Group plc Annual Report and Accounts 2025

Directors’ remuneration continued

Group Performance Share (Short Term Variable)

Overview
Maximum opportunities for executive directors for 2026 are 300%
of base salary for the Group Chief Executive and 250% for the Chief
Financial Officer. For the 2026 performance year, any GPS opportunity will be awarded in March 2027 in a combination of cash and shares.
Individual awards as a percentage of maximum will directly relate to the overall Group balanced scorecard performance assessment
outcome in the first instance.
The Group’s policy is to apply deferral to variable reward in line with minimum regulatory requirements. However, we are mindful that additional considerations apply when it comes to executive director remuneration in the UK. We will set out our deferral position each year, at award, in the annual report on remuneration, taking into account shareholder expectations, market practice and emerging trends. Our current approach to GPS delivery is set out on page 120.
2026 Group balanced scorecard
The performance measures for determining any individual 2026 GPS awards for executive directors are outlined in the table below.
The measures and targets are set annually by the Committee to reflect the strategic priorities of the Group and take into account both the annual financial plan and operating plan against the backdrop of the rapidly evolving external economic and societal landscape.
Performance measures and weightings
The 2026 scorecard metrics have been reviewed alongside the 2026 LTIP measures, shown on page 122, to ensure they are complementary and there is minimal overlap which would risk duplication of outcomes.
Whilst a RoTE measure is also included in the LTIP performance metrics, it is considered a fundamental indicator of Group performance and creation of shareholder value. The RoTE within the annual scorecard focuses on in-year performance while the LTIP assesses long-term performance.
As discussed in the Chair statement on pages 98 to 102, to recognise the longer-term nature of the Group’s ambitions on decarbonisation, the Committee will use the LTIP as the principal measure of the Group’s progress on environmental sustainability by moving the Reduction in our Operational Carbon Emissions measure from the short-term to the long-term scorecard for 2026.
To recognise the importance of our customers and to ensure executive variable reward outcomes reflect their experience, the Group customer dashboard weighting will be increased to 25%.

To reflect the criticality of continued transformation of our workforce to enable delivery of Group strategy, our 2026 Group balanced scorecard will include a broader ‘People measure’ weighted 15%; this will retain our current focus on inclusion and colleague engagement but also include a wider range of people transformation metrics considered by the Board. These will include, for example, colleague upskilling and the adoption of AI, a first we believe amongst our peers.
Targets and methodology
Setting stretching targets is a key component of our demanding performance-driven culture. The Committee has undertaken a
thorough exercise to ensure targets are sufficiently stretching, taking into consideration our operating plan and, where applicable, forward-looking guidance.
The Committee agreed targets to evaluate performance in 2026 and these will be disclosed retrospectively in the 2026 annual report alongside the level of performance achieved, as the Committee considers such targets to be commercially sensitive.
To recognise exceptional items are not budgeted, profit after tax, return on tangible equity and cost:income ratio measures will exclude these from 2026. Instead, the Committee will consider any impact on a case-by-case basis taking account of the impact on the full range of the Group’s stakeholders including its customers, colleagues, shareholders and communities.
Discretion
When determining the final outcome, the Committee may consider any personal or business area objectives and whether there has been effective, consistent and proactive risk management and conduct outcomes across all dimensions.
When assessing performance, the Committee can exercise its
judgement to determine the appropriate outcome. This helps to avoid any potential unintended outcomes that might arise from the application of formulaic performance criteria.

Our 2026 Group balanced scorecard

Financial (60%)	Profit after tax[1]	25%

	Return on tangible equity[1]	25%

	Cost:income ratio[1]	10%

Non-financial (40%)	Customer Our assessment of how effectively we are serving customers across all brands, products and services as measured by our Group Customer Dashboard	25%

	People A holistic assessment of our gender and ethnic representation in executive roles[2], culture and colleague engagement and a wider range of people transformation metrics	15%
1Profit after tax, return on tangible equity and cost:income ratio measures will exclude any exceptional items. Instead, items will be reviewed on a case-by-case basis by the
Remuneration Committee.
2 Executive roles include grade X colleagues only, subject to local laws and regulation.

Block	Performance measure	Link to strategy	Link to stakeholder	Weighting	Performance range Threshold 25%	Maximum 100%
Risk

Lloyds Banking Group plc Annual Report and Accounts 2025

Directors’ remuneration report continued

Directors’ remuneration continued

Long Term Incentive Plan (Long Term Variable)

Overview
The Group’s demanding, high performance culture is critical to delivering our ambitious strategy. LTIP awards will be granted in relation to 2025 performance under the terms of the new 2026 Policy. The Committee concluded that 2025 performance, including assessment of our 2025
Group balanced scorecard and other factors, was at a level to make awards. This is known as the ‘pre-grant test’.
To ensure strong alignment between variable reward outcomes and the creation of shareholder value, the Committee has determined that LTIP awards will be granted with a value of 500% of base salary to the GCE and 450% of base salary to the CFO to reflect the Group’s performance in 2025.
LTIP grants are normally made in March. However, for 2026 for the executive directors the grants will be made, subject to approval of the
2026 Policy, shortly after the 2026 AGM, by reference to the same grant date, grant price and performance and vesting periods used in
March 2026 for the Group's other LTIP participants.
Performance measures and weightings
As discussed in the Chair statement on pages 98 to 102, the financial block has been increased to 75% weight for 2026. Return on tangible equity emphasises the efficient use of capital and ensures focus on long-
term value creation, capital generation recognises the importance of maintaining a strong financial foundation for the Group and prioritises capital-accretive decision making for the long term, and rTSR compares the value delivered to a shareholder in the Group over the performance period with the value delivered to shareholders by our peers.

A dedicated 15% weighting will assess our strategic delivery; the final stage of the current strategy in 2026; and the progress of our new strategy
(which we look forward to setting out in July 2026) in 2027 and 2028.
Finally, 10% weight is attributed to sustainability measures, reflecting that the transition to a low carbon economy is at the core of our strategy and aligns with our purpose of Helping Britain Prosper. For 2026 this will also include assessment of our operational carbon reduction.
Recognising exceptional items are not budgeted, RoTE and capital generation will exclude these from 2026. Instead, the Committee will consider any impact on a case-by-case basis taking account of the impact on the full range of the Group’s stakeholders including its customers, colleagues, shareholders and communities.
Target setting
Setting targets is a critical focus area for the Committee and a rigorous exercise has been undertaken to ensure our targets are sufficiently stretching. We have taken into account our long-term strategic ambitions, commitments to our sustainability agenda, comparable industry returns and the higher variable reward opportunity available to our executive directors through our 2026 Policy.
Operation
Awards made in 2026 will be subject to the Group’s performance between January 2026 and December 2028.
Awards will vest in two tranches; 75% after three years, subject to a two-year post-vesting retention period, 25% after four years subject to a one-year post-vesting retention period.

2026-2028 LTIP scorecard

Financial (75%)	Return on tangible equity (RoTE)[1,2] – average over three years	30%	15%	18%

	Capital generation[1,3] – average over three years	15%	200 bps	250 bps

	Relative Total Shareholder Return[4] – cumulative over three years	30%	Median of the peer group	Upper quartile of the peer group

Strategic (15%)	Delivery of the Group’s strategic objectives by the end of 2028	15%
Assessment of the Group’s delivery against our current five-year strategic plan, ending in 2026, alongside the Group’s progress toward delivering on our next strategic cycle through 2028,
which will be outlined in July 2026.
The assessment will include, but not be limited by, how the Group continues to Grow, Focus and Change its business to achieve our purpose of Helping Britain Prosper. After undertaking this review, the Committee will exercise its judgement to determine the vesting outcome on a holistic basis.

Sustainability[5] (10%)	Sustainable finance and investment	10%
The Committee will assess the Group’s performance against its publicly disclosed environmental targets aligned to cumulative sustainable finance and investment provided over the
performance period, 2028 progress towards 2030 sector targets and Scottish Widows emissions reduction ambition, and our own operational carbon reduction. After this assessment the
Committee will holistically determine a vesting outcome.

	Achievement of 2030 sector targets and Scottish Widows’ emissions reduction ambition

	Reducing our operational carbon emissions[6]
1Return on tangible equity and capital generation measures will exclude exceptional items. Instead, items will be reviewed on a case-by-case basis by the Remuneration Committee.
2If average RoTE reaches 15% then 7.5% of the award vests. If average RoTE reaches 18% then 30% of the award vests. If average RoTE is between the threshold and maximum, vesting is calculated on a straight-line basis between these two points.
3If average capital generation reaches 200 basis points then 3.75% of the award vests. If average capital generation reaches 250 basis points then 15% of the award vests.
If average capital generation is between the threshold and maximum, vesting is calculated on a straight-line basis between these two points.
4Peer group unchanged from 2025 grant: HSBC, Barclays, NatWest, BNP Paribas, Santander, ING, Intesa Sanpaolo, BBVA, UniCredit, Nordea, Crédit Agricole, Caixa, KBC Group,
Deutsche Bank, SocGen, Danske, ABN AMRO, Bank of Ireland. Where performance falls between threshold and maximum levels, an intermediate percentage will vest.
5See pages 35 to 49 for an overview of our ambitions, targets, and commitments.
6Includes Scope 1, Scope 2 and Scope 3 carbon emissions, excluding international travel.
Lloyds Banking Group plc Annual Report and Accounts 2025

Directors’ remuneration continued

Chair and non-executive director fees and benefits

Any increases normally take effect from 1 January of a given year.
The Committee is responsible for evaluating and approving the
Chair’s fees. The Chair does not participate in these discussions.
The GCE and the Chair are responsible for evaluating and making recommendations to the Board in relation to the fees of
the non-executive directors (NEDs).
The Chair receives an all-inclusive fee, which is reviewed
periodically plus benefits including life insurance, medical insurance and transportation. The Committee retains
the right to provide additional benefits depending on
individual circumstances.
NEDs are paid a basic fee plus additional fees for the Chair/
membership of Committees and for membership of Group
company Boards, non-Board level committees and/or other
specific responsibilities.

Additional fees are also paid to the Senior Independent Director to reflect additional responsibilities.
The Chair and the NEDs are not entitled to receive any payment for loss of office (other than in the case of the Chair’s fees for the six-month notice period) and are not entitled to participate in the Group’s variable remuneration arrangements, all-employee share plan or pension arrangements.
NEDs are reimbursed for expenses incurred in the course
of their duties, such as travel and accommodation expenses,
on a grossed-up basis (where applicable).
Non-executive directors may receive more than one of the
above fees.

Chair and non-executive director fees in 2026

As set out in the 2024 directors’ remuneration report there is a £100,000 increase to the annual fee for the Chair from 1 January 2026 taking the fee to £850,000. This is step two of the two-stage increase announced last year.
Following a detailed review of peer benchmarks and to ensure our non-executive directors are paid appropriately for the experience and time requirements required, the table below sets out changes to non-executive director fees from 1 January 2026.

	2026	2025	% change 2025 to 2026
Basic non-executive director fee	95,000	92,200	3.0%
Senior Independent Director	64,200	64,200	—%

Audit Committee Chair	79,180	77,250	2.5%
Remuneration Committee Chair	79,180	77,250	2.5%
Risk Committee Chair	79,180	77,250	2.5%
Responsible Business Committee Chair	61,500	60,000	2.5%
IT and Cyber Advisory Forum Chair	61,500	60,000	2.5%

Audit Committee member	35,875	35,000	2.5%
Remuneration Committee member	35,875	35,000	2.5%
Risk Committee member	35,875	35,000	2.5%
Responsible Business Committee member	25,625	25,000	2.5%
IT and Cyber Advisory Forum member	25,625	25,000	2.5%
Nomination and Governance Committee member	16,750	16,550	1.2%

Lloyds Banking Group plc Annual Report and Accounts 2025

Directors’ remuneration report continued
2026 Directors’ Remuneration Policy (proposed)
Approval for this Directors’ Remuneration Policy (Policy) will be sought at the AGM on 14 May 2026 and, if approved, it will take effect from that date.
It is intended that approval of the Policy will be sought at three-year intervals, unless amendments to the Policy are required, in which case further shareholder approval will be sought. Information on how the Policy will be implemented in 2026 is included in the annual report on remuneration.
2026 Policy changes
As set out in detail in pages 98 to 102, over the course of 2025, the
Committee conducted a thorough review of the existing Policy to ensure it supports the Group’s strategic priorities. Input was sought from a range of stakeholders including institutional shareholders, the main proxy rating agencies, executive directors and the
Committee’s external advisers, PricewaterhouseCoopers (PwC), to ensure a broad range of views were sought as well as alignment with market best practice and compliance with applicable regulations.
The Chair of the Committee engaged directly with a significant number of the Group’s largest shareholders both in one-on-one dialogue and as part of a written communication programme and ensured the full range of those views were represented and carefully considered by the Committee as part of its discussions on proposed changes to the Policy. In total, approximately 60% of the Group’s issued share capital were contacted on the proposed 2026 Policy.
The changes to Policy are set out in detail in the following pages.
The 2026 Policy will act as a strong incentive to the current management team, who are well regarded by shareholders, to
deliver our ambitious 2026 targets and to lead the Group through its next strategic cycle whilst also placing even greater emphasis on sustainable high performance and the creation of shareholder value. There will be a significant reduction in guaranteed fixed pay alongside increased variable reward opportunity further
emphasising pay-for-performance. Underpinning this will be an increased weighting to financial measures in our performance conditions and an increase in shareholding requirements to ensure the executives are closely aligned with shareholder experience.
During consultation, shareholders expressed broad support for the proposals with no major concerns raised. Increased financial weighting and shareholding requirements were received positively.
Shareholders continue to express their expectation that targets should be transparent and stretching which has been and will be given full consideration when approving targets for scorecards which drive both short- and long-term award outcomes. During consultation, it was heard, and acknowledged, that this Policy should last the full three-year cycle with no desire from shareholders to re-approve a Policy until the next on-cycle approval in 2029.
Benchmarking was one of the key discussion points during our shareholder engagement; from those conversations it was clear that our investors expected us to use benchmarking to test our proposals, rather than be led by it, and also to be thoughtful over our choice of peers. The approach which the Committee took to benchmarking the Remuneration Policy is set out in the Chair’s
statement.
While colleagues were not formally consulted on the Policy, the
Committee ensured that the pay and reward proposition of all colleagues was taken into account in the process of developing the
Policy and the People Forum was engaged to explain the alignment of executive reward to that of the rest of the Group.
No executive director has been involved in the determination of their own remuneration. To manage conflicts of interests effectively, executive directors were asked to step out of relevant committee meetings and relevant papers were also redacted for individuals if required.
Performance measures and link to strategy
The performance measures selected for the GPS and LTIP will be set annually by the Committee taking account of the Group’s strategic priorities and its most important financial measures. Performance measures are selected to ensure an appropriate balance between short- and long-term strategic goals and to align executive director and shareholder interests. Rationale for performance measures selected and their link to both strategic delivery and wider stakeholder alignment will be shown in the annual report on
remuneration for the year under review. In determining the
appropriate set of measures and targets for annual bonus
and LTIP awards, the Committee has discretion to vary the
performance measures, or to substitute the metrics, over the life of the Policy taking into account the Group’s strategic plan or emerging best practice.
2026 Directors’ Remuneration Policy and Group
remuneration policy alignment
The only significant difference between the Policy for executive directors and colleagues outside the Group Executive Committee is participation in the LTIP which is restricted to those most directly accountable for the successful delivery of the Group’s strategy.
LTIP awards are subject to forward-looking performance measures and are granted in shares ensuring a strong pay-for-performance link and alignment between executive director remuneration
and shareholder interests.
The table below summarises how the Policy applies across
the Group.
Lloyds Banking Group plc Annual Report and Accounts 2025

2026 Directors’ Remuneration Policy and Group remuneration policy alignment

	Executive directors	Group Executive Committee	Other material risk takers	Other employees

Fixed[1]
Base salary	●	●	●	●
Pension	●	●	●	●
Benefits	●	●	●	●
Variable
Short term incentive	●	●	●	●
Long term incentive	●	●	¡	¡
1Role-based allowances remain for Group Executive Committee members and certain other material risk takers. Executive directors are not eligible for a role-based allowance.

Remuneration Policy table for executive directors

Base Salary

Purpose and link to strategy
To support the recruitment and retention of executive directors of the calibre required to develop and deliver the Group’s
strategic priorities. Base salary reflects the role of the individual, taking account of market competitiveness, responsibilities and experience, and pay in the Group as a whole.
Operation
Base salaries are typically reviewed annually with any increases normally taking effect from 1 April for executive directors. When determining and reviewing base salary levels, the Committee
takes into account base salary increases for employees
throughout the Group and ensures that decisions are made
within the following two parameters:
•An objective assessment of the individual’s responsibilities and the size and scope of their role, using objective job-sizing methodologies
•Pay for comparable roles in comparable publicly listed firms of a similar size
Salary may be paid in pounds sterling (GBP) or other currency and at an exchange rate determined by the Committee.

Maximum potential
The Committee will make no increase which it believes
is inconsistent with the two parameters. Increases will
normally be no more than the increase awarded to the
overall employee population. However, a greater salary increase may be appropriate in certain circumstances, such as a new
appointment made on a salary below a market competitive level, where phased increases are planned, or where there has been an increase in the responsibilities of an individual. Where increases are awarded in excess of the wider employee population, the
Committee will provide an explanation in the relevant annual report on remuneration.
Performance measures
N/A
Changes
No change to Policy on base salary.
To set fixed pay at an appropriate level in line with market standard for executive directors and further align executive remuneration with stakeholder experience, fixed share awards have been removed from the Policy.

Pension

Purpose and link to strategy
To provide cost effective and market competitive retirement
benefits, supporting executive directors in building long-term retirement savings.
Operation
Executive directors are entitled to participate in the Group’s defined contribution scheme with company contributions set
as a percentage of salary.
An executive director may elect to receive some or all of their pension allowance as cash in lieu of pension contribution.

Maximum potential
The maximum allowance for all executive directors is set at 10%
of base salary, which is lower than that of the majority of the wider workforce.
Performance measures
N/A
Changes
To set fixed pay at an appropriate level in line with market standard for executive directors, maximum employer pension
contribution available has been reduced from 15% to 10% of base salary. This will move the executive directors from being in line with, to less than the majority of the wider workforce.

Lloyds Banking Group plc Annual Report and Accounts 2025

Directors’ remuneration report continued

Remuneration Policy table for executive directors continued

Benefits

Purpose and link to strategy
To provide flexible benefits as part of a competitive
remuneration package.
Operation
Benefits may include those currently provided and disclosed
in the annual report on remuneration. Core benefits include
private medical insurance, life insurance and other benefits that may be selected through the Group’s flexible benefits plan.
In certain circumstances, the Committee may provide additional benefits to individuals, which may include, but are not limited to, accommodation, relocation, and travel support.

Maximum potential
N/A
Performance measures
N/A
Changes
To align executive director remuneration package with the wider workforce where flex and car allowances were consolidated
in previous years and to set fixed pay at an appropriate level, executive directors will no longer receive a flexible benefits allowance. Car allowance has also been removed as a benefit.

All-employee plans

Purpose and link to strategy
Executive directors are eligible to participate in HMRC tax
advantaged share plans which promote share ownership by
giving employees an opportunity to invest in Group shares.
Operation
Executive directors may participate in these plans in line with
HMRC guidelines currently prevailing (where relevant), on the same basis as other eligible employees.
Maximum potential
Participation levels may be increased up to HMRC limits as
amended from time to time. The monthly savings limits for
Save As You Earn (SAYE) is currently £500.

The maximum value of shares that may be purchased under the
Share Incentive Plan (SIP) in any year is currently £1,800 with a two-for-one match. Currently a three-for-two match is operated up to a maximum colleague investment of £30 per month.
The maximum value of free shares that may be awarded in
any year is £3,600.
Performance measures
N/A
Changes
No change to Policy.

Lloyds Banking Group plc Annual Report and Accounts 2025

Remuneration Policy table for executive directors continued

Group Performance Share (Short Term Variable)

Purpose and link to strategy
To incentivise and reward the achievement of the Group’s
annual financial and strategic targets whilst supporting the delivery of higher, more sustainable returns.
Operation
Measures and targets are set annually and awards are
determined by the Committee after the year end based on
performance against the targets set. The GPS may be delivered in cash, shares, notes or other debt instruments including
contingent convertible bonds. Where all or part of any award is deferred, the Committee may adjust these deferred awards in
the event of any variation of share capital, demerger, special dividend or distribution or amend the terms of the plan in
accordance with the plan rules.
Where an award or a deferred award is in shares or other share linked instrument, dividends or dividend equivalents may accrue over the vesting period and are payable in respect of awards that vest. These will be paid in shares unless the individual has met their shareholding requirement in which case they may be
payable in cash at the discretion of the Committee. Where
dividends or dividend equivalents are not accrued, the grant price of shares to be awarded may be discounted to reflect the lack of dividend equivalents.
The Committee applies its judgement to determine the payout
level commensurate with business and/or individual performance or other factors as determined by the Committee. The
Committee may reduce the level of award (including to zero), apply additional conditions to the vesting or delay the vesting of deferred awards to a specified date or until conditions set by the
Committee are satisfied, where it considers it appropriate.
Awards may be subject to malus and clawback for a period of up to seven years after the date of award which may be extended to 10 years where there is an ongoing internal or regulatory investigation.

Maximum potential
The maximum GPS opportunities are 300% of base salary for
the Group Chief Executive and 250% of base salary for other
executive directors.
Performance measures
Measures and targets are set annually by the Committee
in line with the Group’s strategic business plan and further details are set out in the annual report on remuneration for the relevant year.
Measures consist of both financial and non-financial measures and the weighting of these measures will be determined
annually by the Committee. All assessments of performance are ultimately subject to the Committee’s judgement, but measures will not vest if threshold performance is not met. The payout for threshold performance will not exceed 25% of maximum. The
normal ‘target’ level of the GPS is 50% of maximum opportunity.
The Committee is committed to providing transparency in its
decision making in respect of GPS awards and will disclose
historic measures and target information together with
information relating to how the Group has performed against
those targets in the annual report on remuneration for the
relevant year except to the extent that this information is
deemed to be commercially sensitive, in which case it will be disclosed once it is deemed not to be sensitive.
Changes
The maximum GPS for the GCE has been increased from
140% to 300% of base salary and the maximum GPS for other
executive directors has been increased from 140% to 250%
of base salary.
The Policy gives the Committee flexibility to permit dividends or dividend equivalents to be awarded on deferred awards.

Lloyds Banking Group plc Annual Report and Accounts 2025

Directors’ remuneration report continued

Remuneration Policy table for executive directors continued

Long Term Incentive Plan (Long Term Variable)

Purpose and link to strategy
To align executive directors’ long-term variable remuneration with the Group’s strategic ambitions, while ensuring alignment with shareholder interests.
Operation
Awards will be granted under the rules of the 2023 Long Term
Incentive Plan, which was approved by shareholders at the 2023
AGM; awards will be granted in the form of conditional rights to shares in the Group.
Dividends or dividend equivalents may accrue over the
vesting period and are payable in respect of awards that vest.
These will be paid in shares unless the individual has met their shareholding requirement in which case they may be payable
in cash at the discretion of the Committee. Where dividends
or dividend equivalents are not accrued, the grant price of
shares to be awarded may be discounted to reflect the lack
of dividend equivalents.
The vesting and release of awards will comply with regulation and shareholder expectations, which is currently a performance period of at least three years, and a total performance and
holding period of least five years.
The Committee retains full discretion to amend the vesting levels should the outcome not reflect business and/or individual
performance including risk and conduct outcomes. The
Committee may reduce (including to zero) the level of the
award, apply additional conditions to the vesting, or delay the vesting of awards to a specified date or until conditions set by the Committee are satisfied, where it considers it appropriate.
Awards may be subject to malus and clawback for a period
of up to seven years after the date of award which may
be extended to ten years where there is an ongoing internal
or regulatory investigation.

Maximum potential
The maximum Long Term Incentive Plan opportunity is 500%
of base salary for the Group Chief Executive and 450% of base salary for other executive directors. The actual award level granted will be determined with reference to a pre-grant test based on an assessment of performance by the Committee.
Performance measures
Awards will be subject to forward-looking performance measures based on financial and non-financial measures, such as strategic and sustainability, set out in the annual report on remuneration each year; performance will be measured over a period of not less than three years as determined by the Committee.
The Committee has the discretion to change the measures
or their weightings, from grant to grant, subject to a minimum of 75% of the award being dependent on financial measures.
No more than 25% of the award will vest for threshold
performance. 100% of the award will vest for achieving the
maximum performance. Where performance falls between
threshold and maximum levels, an intermediate number of
awards will vest.
Changes
The maximum LTIP for the GCE has been increased from 300%
to 500% of base salary and the maximum LTIP for other executive directors has been increased from 300% to 450% of base salary.
The minimum weighting to financial performance measures has
increased from 50% to 75%.
To provide alignment to shareholders, the Policy allows for the grant of dividends or dividend equivalents to be awarded on
deferred awards.

Deferral of variable remuneration and holding periods

Operation
Both the GPS and LTIP are treated as variable remuneration
for purpose of applicable remuneration regulation.
At award, payment and deferral levels must meet minimum rules for executive directors. The current minimum requirements are:
•At least 40% of the first £660,000 of total variable
remuneration and 60% of any excess to be deferred for
up to four years with pro-rata vesting
•At least 50% of total variable remuneration to be delivered in shares or equity-linked instruments
•Where a portion of variable remuneration is delivered
upfront and in shares it is subject to a minimum one-year
holding period

Changes
No change to Policy that payment and deferral levels and the operation of any holding period is determined annually at the time of the award.
Additional context
To maintain flexibility across the period of our Policy, we believe minimum regulatory requirements is the most appropriate Policy position. However, we are mindful that additional considerations apply when it comes to executive director remuneration in the UK.
We will set out our deferral position each year in the annual report on remuneration, taking into account shareholder expectations, market practice and emerging trends.

Lloyds Banking Group plc Annual Report and Accounts 2025

Remuneration Policy table for executive directors continued

Performance adjustment

Performance adjustment is determined by the Remuneration
Committee and may result in a reduction of up to 100% variable remuneration opportunity for the relevant period. It can be
applied on a collective or individual basis.
The application of malus will generally be considered when:
•there is reasonable evidence of employee misbehaviour or
material error or that they participated in conduct which
resulted in losses for the Group or failed to meet appropriate standards of fitness and propriety
•there is material failure of risk management at a Group,
business area, division and/or business unit level
•the Committee determines that the financial results for a
given year do not support the level of variable remuneration awarded
•any other circumstances where the Committee consider
adjustments should be made

Judgement on individual performance adjustment is informed
by taking into account the severity of the issue, the individual’s proximity to the issue and the individual’s behaviour in relation to the issue. Individual adjustment may be applied through
adjustments to balanced scorecard assessments and/or through reducing the variable remuneration outcome.
Awards are subject to clawback for a period of up to seven years after the date of award, which may be extended to ten years
where there is an ongoing internal or regulatory investigation.
The Committee has considered the time period of up to ten
years and believes that is an appropriate length of time for performance adjustment to apply.
The application of clawback will generally be considered when:
•there is reasonable evidence of employee misbehaviour or
material error
•there is material failure of risk management at a Group,
business area, division and/or business unit level

Discretion in relation to variable rewards
The Committee retains discretion with regards to all variable rewards plans. This relates to:
•The timing, size and type of awards and holding periods, subject to Policy maxima, regulatory requirements and the annual
setting of targets
•Where performance measures are used and performance against those measures is not commensurate with the Group’s overall
financial or strategic performance over the performance period
•Adjustment of targets and measures if events occur which cause it to determine that it is appropriate to do so. The Committee also retains the right to change performance measures and the weighting of measures, including following feedback from
regulators, shareholders and/or other stakeholders; and
amending the plan rules in accordance with their terms and or amending the basis of operation (including but not limited to the approach in respect of dividend equivalents) including in light of any change to regulatory requirements or guidance or feedback from regulators
•To exercise discretion in accordance with the rules, including in relation to whether or not malus or clawback provisions would apply, in connection with recruitment, or terminations of
employment, or corporate events affecting the Company
•Adjustments required in certain circumstances (e.g. rights issues, corporate restructuring events and special dividends)
•The determination of how dividend equivalents should be
calculated and paid
The exercise of the Committee’s discretion will be disclosed in accordance with regulatory requirements.
Legacy awards and restrictions on payments
Awards in respect of the 2025 GPS will be granted in 2026 under the terms of the 2023 Directors’ Remuneration Policy approved by shareholders on 18 May 2023. Awards in respect of the 2026 Long
Term Incentive Plan will be granted following the AGM in 2026 under the terms of the new Directors’ Remuneration Policy (the
2026 Policy), subject to shareholder approval of the 2026 Policy.
The Committee reserves the right to make any remuneration
payments/awards and any payments/awards for loss of office,
notwithstanding that they are not in line with the Policy set out above where the terms of the payment/award were agreed
(i) before the 2026 Policy came into effect or (ii) at a time when the relevant individual was not a director of the Group and, in the opinion of the Committee, the payment/award was not in
consideration for the individual becoming a director of the Group.
Such payments/awards will have been set out in the annual report on remuneration for the relevant year and include awards and payments made under previous approved remuneration Policies.
Lloyds Banking Group plc Annual Report and Accounts 2025

Directors’ remuneration report continued

Illustration of application of Remuneration Policy

The charts below illustrate possible remuneration outcomes under the following four scenarios:
1The maximum that may be paid, assuming full GPS payout and full vesting under the new LTIP with a share price appreciation of 50% for the
LTIP. The basis of the calculation of the share price appreciation is that the share price embedded in the calculation for the ‘maximum’ bar chart is assumed to increase by 50%.
2The maximum that may be paid, assuming full GPS payout and full vesting under the new LTIP with no share price appreciation.
3The expected value of remuneration for performance midway between threshold and maximum, assuming 50% of maximum Group Performance
Share opportunity and 50% vesting of maximum Long Term Incentive Plan opportunity.
4The minimum that may be paid, where only the fixed element is paid (base salary, benefits and pension).
Amounts are based on base salaries as at 1 April 2026, 10% pension allowance and private medical cover. Implementation of the Policy in 2026 is set out in the annual report on remuneration.

Value of package

Charlie Nunn (GCE)	William Chalmers (CFO)

Maximum – with share price appreciation					Total
9%	◀ 1%	26%	43%	22%	£17.7m

Maximum
11%	◀ 1%	33%	55%	£13.9m

Mid-performance
20% ◀ 2%	◀ 29%	◀ 49%	£7.8m

Minimum
91% ◀ 9%	£1.7m

Maximum – with share price appreciation					Total
10%	◀ 1%	24%	43%	22%	£10.2m

Maximum
12%	◀ 1%	31%	56%	£8.0m

Mid-performance
22%	◀ 2%	◀ 27%	◀ 49%	£4.5m

Minimum
91%	◀ 9%	£1.1m

●	Salary	●	Pension/Benefits	●	Group Performance Share	●	Long Term Incentive Plan	●	Share price appreciation

Approach to recruitment and
appointment to the Board
In determining appropriate remuneration arrangements on hiring a new executive director, the Committee will take into account all relevant factors. This may include the experience and calibre of the individual, local market practice, the existing remuneration arrangements for other executives and the business circumstances.
The Committee will seek to ensure that arrangements are in the best interests of both the Group and its shareholders and will seek not to pay more than is necessary.
The Committee may make awards on hiring an external candidate to ‘buy out’ remuneration arrangements forfeited, or opportunities lost on leaving a previous employer. In doing so the Committee will take account of relevant factors including any performance conditions attached to these awards, the form in which they were granted (e.g. cash or shares), the currency of the awards, and the timeframe of awards. Any such award made will be made in
accordance with the PRA’s Rulebook and made on a comparable
basis to those forfeited and, where required, will be subject to malus and clawback at the request of the previous employer as required by the PRA rules.
The package will normally be aligned with the Remuneration
Policy. However, the Committee retains the discretion to make appropriate remuneration decisions outside the standard Policy to facilitate the recruitment of an individual of the required calibre in exceptional circumstances.
This may, for example, include the following circumstances:
•An interim recruit, appointed to fill an executive director role on a short-term basis
•Exceptional circumstances requiring the Chair to take on an executive function on a short-term basis
•An executive director recruited from a business or location where benefits are provided that do not fall into the
definition of ‘variable remuneration forfeited’ but where the
Committee considers it reasonable to buy out these benefits, or where the form of remuneration to be bought out requires
a differentiated approach
•Transitional arrangements for overseas hires, which might include relocation expenses and accommodation
Variable remuneration awarded to a new executive director may not exceed the multiple of annualised fixed pay specified by the
Remuneration Committee.
In making any such remuneration decisions, the Committee will apply any appropriate performance measures in line with those applied to other executive directors.
A full explanation will be provided of any buy-out award or
discretionary payment.
Service agreements
The service contracts of all current executive directors are terminable on 12 months’ notice from the Group and six months’ notice from the individual. The Chair also has a letter of appointment. The Chair’s engagement may be terminated on six months’ notice by either party.

	Notice to be given by the Group	Date of service agreement
Sir Robin Budenberg	6 months	04 July 2020
Charlie Nunn	12 months	29 November 2020
William Chalmers	12 months	15 March 2019
The service contracts and letters of appointment are available for inspection at the Company’s registered office.
Lloyds Banking Group plc Annual Report and Accounts 2025

Notice periods
Newly appointed executive directors will be employed on contracts that include the following provisions:
•The individual will be required to give six months’ notice if they wish to leave and the Group will give 12 months’ notice other than for material misconduct, neglect or other circumstances where the individual may be summarily dismissed by written
notice. In exceptional circumstances, new joiners will be offered a longer notice period (typically reducing to 12 months within two years of joining)
•In the event of long-term incapacity, if the executive director does not perform their duties for a period of at least 26 weeks
(in aggregate over a 12-month period), the Group shall be
entitled to terminate the executive’s employment by giving
three months’ notice
•At any time after notice to terminate is given by either the Group or the executive director, the Group may require the executive director to take leave for some or all of the notice period
•At any time, at its absolute discretion, the Group may elect to terminate the individual’s employment by paying to the
executive director, in lieu of the notice period, an amount
equivalent to base salary, subject to mitigation as described more fully in the termination payments section of this report
Letters of appointment
The non-executive directors all have letters of appointment and are appointed for an initial term of three years after which their appointment may continue subject to an annual review. Non-
executive directors may have their appointment terminated, in accordance with statute, regulation and the articles of association, at any time with immediate effect and without compensation.
All directors are subject to annual re-election by shareholders.
The service contracts and letters of appointments are available for inspection at the Company’s registered office.

NED	Date of letter of appointment	Date of appointment
Sir Robin Budenberg[1]	4 July 2020	1 October 2020
Nathan Bostock	29 July 2024	1 August 2024
Sarah Legg	21 October 2019	1 December 2019
Amanda Mackenzie	17 April 2018	1 October 2018
Harmeen Mehta	5 October 2021	1 November 2021
Cathy Turner	11 October 2022	1 November 2022
Chris Vogelzang	11 June 2025	16 June 2025
Scott Wheway	26 July 2022	1 August 2022
Catherine Woods	22 October 2019	1 March 2020
1Chair is subject to a six-month notice period.

Remuneration Policy table for non-executive directors

Chair and non-executive director fees and benefits

Purpose and link to strategy
To provide an appropriate reward to attract and retain a
high-calibre individual with the relevant skills, knowledge
and experience, and to reflect the time commitment required
to fulfil the role effectively.
Operation
The Committee is responsible for evaluating and approving the
Chair’s fees. The Chair does not participate in these discussions.
The Group Chief Executive and the Chair are responsible for
evaluating and making recommendations to the Board in relation to the fees of the non-executive directors (NEDs).
When determining and reviewing fee and benefit levels,
the Committee ensures that decisions are made within the
following parameters:
•The individual’s skills and experience
•An objective assessment of the individual’s responsibilities and the size and scope of their role, using objective sizing methodologies
•Fees and benefits for comparable roles in comparable
publicly listed firms of a similar size
The Chair receives an all-inclusive fee, which is reviewed
periodically plus benefits including life insurance, medical insurance and transportation. The Committee retains the right to provide additional benefits depending on individual circumstances.

NEDs are paid a basic fee plus additional fees for the Chair/
membership of Committees and for membership of Group
company Boards, non-Board level committees and/or other
specific responsibilities.
An additional fee is also paid to the Senior Independent Director to reflect the additional responsibilities.
Any increases normally take effect from 1 January of a given year.
The Chair and the NEDs are not entitled to receive any payment for loss of office (other than in the case of the Chair’s fees for the six-month notice period) and are not entitled to participate in the Group’s variable remuneration arrangements, all-employee share plan or pension arrangements.
NEDs are reimbursed for expenses incurred in the course of
their duties, such as travel and accommodation expenses,
on a grossed-up basis (where applicable).
Maximum potential
Any increase in fees or benefits currently provided will be
consistent with the parameters above.
Performance measures
N/A
Changes
No change to Policy.

Lloyds Banking Group plc Annual Report and Accounts 2025

Directors’ remuneration report continued
Termination payments
It is the Group’s policy that where notice pay continues to be payable after termination, it should be paid on a phased basis, normally mitigated in the event that alternative employment is secured in line with executive directors’ service contracts. Where it is appropriate to make a GPS award to the individual, this should relate to the period of active service, rather than the full notice period. Any GPS payment will be determined on the basis of
performance as for all continuing employees and will remain subject to performance adjustment (malus and clawback) and deferral.
Generally, on termination of employment, unvested GPS awards,
Group Ownership Share awards, Long Term Share Plan awards,
Long Term Incentive awards and other rights to payments will lapse except where termination falls within one of the reasons set out below. In the event of redundancy, the individual may receive a payment in line with statutory entitlements at that time. If an executive director is dismissed for gross misconduct, the executive director will receive normal contractual entitlements until the date of termination and all deferred GPS, Group Ownership Share, Long
Term Share Plan and Long Term Incentive Plan awards will lapse.

Termination payments

	Base salary	Pension and benefits[1]
Resignation
Entitlement to base salary continues for full notice period.
If employment is terminated prior to end of notice period,
balance of notice pay is paid in monthly instalments, offset by earnings from any new employment during this period.
If resignation is to take up a new employment, base salary
would continue during any period of garden leave but may
then cease if early release date agreed.
Paid until date of termination including any period of leave required by the Group (subject to individual benefit scheme rules).
Redundancy or termination by mutual agreement
Entitlement to base salary continues for full notice period.
If employment is terminated prior to end of notice period,
balance of notice pay is paid in monthly instalments, offset by earnings from any new employment during this period.
Paid until date of termination including any period of leave required by the Group (subject to individual benefit scheme rules).
Retirement/ill health, injury, permanent disability/death
Paid until date of retirement/death. For ill health, injury or permanent disability which results in the loss of employment, paid for the applicable notice period (including any period of leave required by the Group).

Paid until date of death/ retirement (subject to
individual benefit scheme rules). For ill health,
injury, permanent disability, paid for the notice
period including any period of leave required by the
Group (subject to individual benefit scheme rules).

Change of control or merger	N/A	N/A
Other reason where the Committee determines that the executive should be treated as a good leaver
Entitlement to base salary continues for full notice period.
If employment is terminated prior to end of notice period,
balance of notice pay is paid in monthly instalments, offset by earnings from any new employment during this period.
Paid until date of termination including any period of leave required by the Group (subject to individual benefit scheme rules).
1In certain circumstances, certain benefits may continue for a period post-termination.
Chair and non-executive director fees
Chair and non-executive director fees are paid until the date of leaving the Board in all circumstances set out above. The Chair is entitled to six months’ notice.
Lloyds Banking Group plc Annual Report and Accounts 2025

Termination payments

	Group Performance Share (Annual bonus plan)[1,2,5]	Long Term Incentive Plan (Long term variable reward plan)[2,3,4,5]
Resignation
Unvested deferred GPS awards and entitlement
to be considered for in-year award are normally
forfeited on resignation unless the Committee
determines, in exceptional circumstances, to treat
as a good leaver, as set out below.

Unvested awards normally lapse on date of leaving (or on notice of leaving) unless the Committee determines otherwise in exceptional circumstances that they will vest on the original vesting date
(or exceptionally on the date of leaving).
Where the award is to vest it will be subject to the original performance conditions and time pro-rating (for months worked in the performance period). Malus and clawback will apply.

Redundancy or termination by mutual agreement
For cases of redundancy, unvested deferred
GPS awards are retained and in-year GPS
awards are accrued until the date of termination
(or the commencement of garden leave if earlier).
Such awards would be subject to deferral, malus
and clawback.

Awards vest on the original vesting date (or exceptionally on the date of leaving). Vesting is subject to the performance conditions and time pro-rating (for months worked in the performance period). Malus and clawback provisions will continue to apply.

Retirement/ill health, injury, permanent disability
Unvested deferred GPS awards are retained and
in-year GPS awards are accrued until the date of
termination (or the commencement of garden
leave if earlier). Such awards would be subject to
deferral, malus and clawback.

Awards vest on the original vesting date (or exceptionally on the date of leaving). Vesting is subject to the performance conditions and time pro-rating (for months worked in the performance period). Malus and clawback provisions will continue to apply.

Death	Unvested deferred GPS awards are retained and in-year GPS awards are accrued until the date of death. Deferred GPS awards vest on death in cash, unless the Committee determines otherwise.	Awards vest in full on the date of death unless in exceptional circumstances the Remuneration Committee determines that the performance against targets set do not support full vesting.
Change of control or merger
In-year GPS accrued up until date of change of
control or merger (current year). Where there is a
Corporate Event, deferred GPS awards vest to the
extent and timing determined by the Committee
in its absolute discretion.

Awards vest on date of event. Vesting is subject to the performance conditions and time pro-rating (for months worked in the performance period unless determined otherwise). The Committee may decide not to time pro-rate in its absolute discretion. Malus and clawback provisions will continue to apply. Instead of vesting, awards may be exchanged for equivalent awards over the shares of the acquiring company or another company or equivalent cash based awards.

Other reason where the Committee determines that the executive should be treated as a good leaver
Unvested deferred GPS awards retained and
in-year GPS awards are accrued until the date of
termination (or the commencement of garden
leave if earlier). Deferred GPS awards vest in line
with normal timeframes and are subject to malus
and clawback. The Committee may allow awards
to vest early if it considers it appropriate.

Awards vest on the original vesting date (or exceptionally on the date of leaving). Vesting is subject to the performance conditions and time pro-rating (for months worked in the performance period). Malus and clawback provisions will continue to apply.

1If any GPS is to be paid to the executive director for the current year, this will be determined on the basis of performance for the period of actual service, rather than the full notice period (and so excluding any period of leave required by the Group).
2Reference to change of control or merger includes a compromise or arrangement under section 899 of the Companies Act 2006 or equivalent. Legacy fixed share awards may also be released/ exchanged in the event of a resolution for the voluntary winding up of the Company; a demerger, delisting, distribution (other than an ordinary dividend) or other transaction, which, in the opinion of the Committee, might affect the current or future value of any award; or a reverse takeover, merger by way of a dual listed company or other significant corporate event, as determined by the Committee. In the event of a demerger, special dividend or other transaction which would in the Committee’s opinion affect the value of awards, the Committee may allow a deferred Group Performance Share award or a long term incentive award to vest to the extent relevant performance conditions are met to that date and if the Committee so determined, on a time pro-rated basis (unless determined otherwise) to reflect the number of months of the performance period worked.
3The terms applicable on a cessation of employment to GOS awards are as shown on page 97 of the 2017 Remuneration Policy. The terms applicable on a cessation of employment to
LTSP awards as shown on page 122 of the 2020 Remuneration Policy.
4In the event that performance conditions are required to be assessed prior to the normal vesting date in connection with the leaver event, the Committee retains discretion to make such an assessment on such basis as it considers appropriate.
5Any awards which vest pursuant to a good leaver event will remain subject to any applicable post-vesting holding period.
On termination, the executive director will be entitled to payment for any accrued holiday not taken as part of any period of garden leave calculated by reference to base salary.
The cost of legal, tax or other advice incurred by an executive director in connection with the termination of their employment and/or the cost of support in seeking alternative employment may be met up to a maximum of £100,000 (excl. VAT). Additional payments may be made where required to settle legal disputes, or as consideration for new or amended post-employment restrictions.
Where an executive director is in receipt of expatriate or relocation expenses at the time of termination (as at the date of publication no current executive director is in receipt of such expenses), the cost of actual expenses incurred or benefits provided may continue to be reimbursed for up to 12 months after termination or, at the Group’s discretion, a one-off payment may be made to cover the costs of premature cancellation. The cost of repatriation may also be covered.
Audited content
All narrative and quantitative tables within the directors’ remuneration report are unaudited unless otherwise stated. Where disclosures have been audited, this has been carried out under International Standards on Auditing (ISAs).
Lloyds Banking Group plc Annual Report and Accounts 2025

Other statutory and regulatory information
This directors’ report on pages 66 to 136 is our
directors’ report for the purposes of the Companies
Act 2006 and fulfils the requirements of the
corporate governance statement for the purposes
of the Financial Conduct Authority’s Disclosure
Guidance and Transparency Rules (DTR).
Profit and dividends
The consolidated income statement shows a statutory profit
before tax for the year ended 31 December 2025 of £6,661 million
(2024: £5,971 million). The directors have recommended a final ordinary dividend for 2025, which is subject to approval by the shareholders at the annual general meeting (AGM), of 2.43 pence per share, which together with the interim ordinary dividend of 1.22 pence per share represents a total ordinary dividend for the year of
3.65 pence per share, equivalent to £2.2 billion. If approved by shareholders, the final ordinary dividend will be paid on 19 May 2026.
A final ordinary dividend of 2.11 pence per share totalling
£1,271 million in respect of 2024 was paid on 20 May 2025 and an interim ordinary dividend of 1.22 pence per share totalling
£729 million was paid on 9 September 2025. Further information on dividends is shown in note 34 on page 289 and is incorporated into this directors’ report by reference.
For 2025, the Board intends to return up to £1.75 billion through a share buyback programme in respect of the Company’s ordinary shares. This represents the return of capital over and above the
Board’s view of the current level of capital required to grow the business, meet regulatory requirements and cover uncertainties.
The share buyback programme commenced on 30 January 2026
and is expected to be completed by 31 December 2026. Based
on the total proposed ordinary dividend and the intended ordinary share buyback the total capital return in respect of 2025 will be up to £3.9 billion.
The Company intends to use the authority for the repurchase of ordinary shares granted to it at the 2025 AGM to implement the share buyback. Details of this existing authority are set out under
‘Power of directors in relation to shares’. Shareholders will be asked to renew the authority at the 2026 AGM, in line with
common practice.
Going forward, given the Board’s continued confidence in capital generation, the Group will now review excess capital distributions in addition to the ordinary dividend every half year.
Appointment and retirement of directors
The appointment and retirement of directors is governed by the
Company’s articles of association, the UK Corporate Governance
Code 2024 and the Companies Act 2006. The Company’s articles of association may only be amended by a special resolution of the shareholders in a general meeting.
In the interests of good governance and in accordance with the provisions of the UK Corporate Governance Code 2024, all directors will retire at the 2026 AGM and those wishing to serve for the first time or again will submit themselves for election or re-election
(as applicable). Biographies of the current directors are set out on pages 68 to 69. Details of the directors seeking election or re-election at the AGM are set out in the Notice of Meeting.
Board composition
The names and biographical information of all current directors are on pages 68 to 69. Changes to the composition of the Board since
1 January 2025 up to the date of this report are shown in the table below:

	Joined the Board	Left the Board
Chris Vogelzang	16 June 2025
Scott Wheway		31 October 2025
Directors’ and officers’ liability insurance
Throughout 2025 the Group had appropriate insurance cover
in place to protect directors, including the directors who retired during the year, from liabilities that may arise against them personally in connection with the performance of their role.
As well as insurance cover, the Group agrees to indemnify the directors to the maximum extent permitted by law. Further
information on the Group’s indemnity arrangements is provided in the directors’ indemnities section below.
Directors’ indemnities
The directors of the Company have entered into individual
deeds of indemnity with the Company which constituted ‘qualifying third-party indemnity provisions’ for the purposes of the Companies
Act 2006. The deeds indemnify the directors to the maximum
extent permitted by law and remain in force. The deeds were in force during the whole of the financial year or from the date of appointment for any director appointed during the course of the year. Deeds for existing directors are available for inspection at the
Company’s registered office.
The Company has also granted deeds of indemnity by deed poll and by way of entering into individual deeds, which constitute
‘qualifying third-party indemnity provisions’ to the directors of the Group’s subsidiary companies, including to former directors who retired during the year and since the year end, and to Group colleagues subject to the provisions of the Senior Managers and
Certification Regime. Such deeds were in force during the financial year ended 31 December 2025 and remain in force as at the date of this report.
Qualifying pension scheme indemnities have also been granted to the trustees of the Group’s pension schemes, which were in force for the whole of the financial year and remain in force as at the date of this report.
Conflicts of interest
The Board has a comprehensive procedure for reviewing, and as permitted by the Companies Act 2006 and the Company’s articles of association, approving actual and potential conflicts of interest.
Directors have a duty to notify the Chair and Company Secretary as soon as they become aware of actual or potential conflict situations. Any changes to the commitments of directors are
reported to the Nomination and Governance Committee and the
Board and a register of directors’ interests is regularly reviewed and authorised by the Board to ensure that the authorisation status remains appropriate.
Share capital
Detail of the rights and obligations attaching to the Company’s issued share capital may be found in notes 29 and 30 to the
financial statements on pages 285 and 287.
Power of directors in relation to shares
The Board manages the business of the Company under the powers set out in the articles of association, which include the directors’
ability to issue or buy back shares. The directors were granted authorities to issue and allot shares and to buy back shares at the
2025 AGM. Shareholders will be asked to renew these authorities at the 2026 AGM.
The authority in respect of purchase of the Company’s ordinary shares, as granted at the 2024 AGM, was limited to 6,377,697,127 ordinary shares, equivalent to 10% of the issued ordinary share capital of the Company as at the latest practicable date prior to publication of the 2024 AGM Notice of Meeting. Such authority was used during the year under review in connection with the share buyback programme described below and, as at 31 December 2025 and the date of this report, a total of 2,204,109,740 ordinary shares had been repurchased under such authority.
Lloyds Banking Group plc Annual Report and Accounts 2025

The Company undertook an ordinary share buyback programme,
which was launched on 21 February 2025 and ended on 8 December
2025. The programme repurchased in aggregate 2,204,109,740
ordinary shares, each with a nominal value of 10 pence, for an aggregate consideration of c.£1.7 billion (aggregate nominal value of the ordinary shares £220,410,974) as a means by which to return surplus capital to shareholders and to reduce the ordinary share capital of the Company.
All of the repurchased ordinary shares were cancelled and together represented 3.74% of the called up share capital of the Company as at 31 December 2025. Further information in relation to the
2025 ordinary share buyback programme is provided on page 57.
The authority in respect of purchase of the Company’s
ordinary shares, as granted at the 2025 AGM, was limited to
6,059,214,381 ordinary shares, none of which had been utilised as at 31 December 2025, however will be utilised for the buyback programme commenced on 30 January 2026. Information on
transactions in own shares is made publicly available via the regulatory information service and on the Company’s website at
www.lloydsbankinggroup.com
Branches
The Group provides a wide range of banking and financial services through branches and offices in the UK and overseas.
Research and development activities
During the ordinary course of business, the Group develops new products and services within the business units.
Change of control
The Company is not party to any significant agreements which take effect, alter or terminate upon a change of control of the Company following a takeover bid. There are no agreements between the
Company and its directors or employees providing compensation for loss of office or employment resulting from a takeover, except for the Company’s employee share plans which contain provisions relating to a change of control set out on page 287.
Capital Requirements
(Country-by-Country Reporting)
As required under the Capital Requirements (Country-by-Country
Reporting) Regulations 2013, the Group’s related disclosures may be found online on the financial downloads page of our website.
Post balance sheet events
Details of events since the date of the balance sheet are provided in note 41 on page 296.
Substantial shareholders
Major shareholders do not have different voting rights from other holders of ordinary shares. Information provided to the Company by substantial shareholders pursuant to the DTR is published via a Regulatory Information Service. As at 31 December 2025,
the Company had been notified by its substantial shareholders under Rule 5 of the DTR of the following interests in the
Company’s shares:

	Interest in shares	% of issued share capital with rights to vote in all circumstances at general meetings[1]
BlackRock, Inc.	3,668,756,765[2]	5.14%
Norges Bank	1,935,747,756	3.02%
1Percentage provided was correct at the date of notification. All holdings are direct holdings unless stated to the contrary.
2The most recent notification provided by BlackRock, Inc. under Rule 5 of the DTR identifies (i) an indirect holding of 3,599,451,380 shares in the Company representing
5.04% of the voting rights in the Company, and (ii) a holding of 69,305,385 in other financial instruments in respect of the Company representing 0.09% of the voting rights of the Company. As at 11 February 2026, BlackRock, Inc.’s holding most recently notified to the Company under Rule 5 of the DTR varies from the holding disclosed in
BlackRock, Inc.’s Schedule 13-G filing with the US Securities and Exchange Commission dated 8 February 2024, which identifies beneficial ownership of 5,352,886,800 shares in the Company representing 8.4% of the issued share capital in the Company. This variance is attributable to different notification and disclosure requirements between these regulatory regimes.
Harris Associates L.P. held at last notification on 19 July 2021 pursuant to Rule 5 of the
DTR an indirect holding of 3,546,216,787 shares, representing 4.99%. It is understood that Harris Associates L.P. disposed of their holding during the course of 2025.
No further notifications have been received under Rule 5 of the DTR as at the date of this report.
Information incorporated by reference

Content		Pages
Group results	Summary of Group results	53 to 59
Ordinary dividends	Dividends on ordinary shares	289
Directors’ emoluments	Directors’ remuneration report	98 to 133
Internal control and financial risk management	Financial reporting risk	141
	Risk management	24 to 29 137 to 197
	Financial instruments	255 to 266 294
Information included in the strategic report	Future developments	1 to 29
	Post balance sheet events	2 and 3
	Environmental disclosures	32 35 to 49
	Supporting disability	22
	Engagement with colleagues	22 and 77
	Engagement with customers, suppliers and others	76 to 78
Disclosures required under UK Listing Rule 6.6.1R	Significant contracts	290 to 291
	Dividend waivers	289 to 290
Principal risks and uncertainties	Funding and liquidity	27 181 to 186
	Capital position	25 144 to 150
Viability statement	Risk overview	34
Going concern statement	Risk overview	34
Share capital and control	Share capital and restrictions on the transfer of shares or voting rights	287
	Employee share schemes – exercise voting rights	287
	Rights and obligations attaching to the Company’s issued share capital	287
Environmental disclosures	Carbon reporting	47 to 48
Independent auditor and audit information
Each person who is a director at the date of approval of this report confirms that, so far as the director is aware, there is no relevant audit information of which the Company’s auditor is unaware and each director has taken all the steps that he or she ought to have taken as a director to make himself or herself aware of any relevant audit information and to establish that the Company’s auditor is aware of that information.
This confirmation is given and should be interpreted in accordance with the provisions of the Companies Act 2006.
Lloyds Banking Group plc Annual Report and Accounts 2025

Other statutory and regulatory information continued
Board and executive management diversity (these disclosures are made as at 31 December 2025, in compliance with UK Listing Rules UKLR 6.6.6(9) and UKLR 6.6.6(10))
Reporting table on gender representation

	Number of Board members	Percentage of the Board	Number of senior positions on the Board (CEO, CFO, SID and Chair)	Number in executive management (GEC)	Percentage in executive management (GEC)
Men	5	50%	3	8	61.5%
Women	5	50%	1	5	38.5%
Other categories	0	0%	0	0	0.0%
Not specified/Prefer not to say	0	0%	0	0	0.0%
Reporting table on ethnicity representation

	Number of Board members	Percentage of the Board	Number of senior positions on the Board (CEO, CFO, SID and Chair)	Number in executive management (GEC)	Percentage in executive management (GEC)
White British or other white	8	80%	4	11	84.6%
Mixed/Multiple ethnic groups	1	10%	0	0	0%
Asian/Asian British	1	10%	0	2	15.4%
Black/African/Caribbean/Black British	0	0%	0	0	0%
Other ethnic group	0	0%	0	0	0%
Not specified/prefer not to say	0	0%	0	0	0%
Methodology and definitions
All data in the table above is disclosed as at 31 December 2025.
All diversity information for ethnicity is based on voluntary self-
declaration with Board and executive management asked to
disclose based on the categories shown in the table above. Our systems do not record diversity data of colleagues who have not declared this information and is for UK payroll only. Gender data includes those on parental/maternity leave, absent without leave and long-term sick and excludes contractors, Group non-executive directors, temporary and agency staff. Executive management
numbers are based on members and attendees of the Group
Executive Committee. Diversity calculations are based on
headcount, not full-time employee value.
Further details on our gender and diversity data including progress on our ambitions can be found on pages 22 to 23.
Statement of directors’ responsibilities
The directors are responsible for preparing the annual report, including the directors’ remuneration report and the financial statements, in accordance with applicable law and regulations.
Company law requires the directors to prepare financial statements for each financial year. Under that law, the directors are required to prepare the Group and parent company financial statements in accordance with international accounting standards in conformity with the requirements of the Companies Act 2006.
Under company law, the directors must not approve the financial statements unless they are satisfied that they give a true and fair view of the state of affairs of the Group and the Company and of the profit or loss of the Company and Group for that period. In preparing these financial statements, the directors are required to properly select and apply accounting policies; present information, including accounting policies, in a manner that provides relevant, reliable, comparable and understandable information; provide additional disclosures when compliance with the specific
requirements in international accounting standards in conformity with the requirements of the Companies Act 2006 are insufficient to enable users to understand the impact of particular transactions, other events and conditions on the entity’s financial position and financial performance; and make an assessment of the Company’s ability to continue as a going concern. The financial statements also comply with International Financial Reporting Standards as issued by the IASB.
The directors are responsible for keeping adequate accounting records that are sufficient to show and explain the Company’s transactions and disclose with reasonable accuracy at any time the financial position of the Company and the Group and enable them to ensure that the financial statements and the directors’
remuneration report comply with the Companies Act 2006. They are also responsible for safeguarding the assets of the Company and the Group and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.
The directors are responsible for the maintenance and integrity of the corporate and financial information included on the Company’s website. Legislation in the UK governing the preparation and dissemination of financial statements may differ from legislation in other jurisdictions.
Each of the current directors who are in office as at the date of this report, and whose names and functions are listed on pages 68 to 69 of this annual report, confirm that, to the best of his or her knowledge:
•The Group and the Company financial statements, which have
been prepared in accordance with international accounting
standards in conformity with the requirements of the Companies
Act 2006, give a true and fair view of the assets, liabilities, financial position and profit or loss of the Company and the undertakings included in the consolidation taken as a whole
•The strategic report and directors’ report include a fair review of the development and performance of the business and the
position of the Company and the undertakings included in the consolidation taken as a whole, together with a description of the principal risks and uncertainties they face
•The annual report and accounts, taken as a whole, are fair, balanced and understandable and provide the information
necessary for shareholders to assess the Company and the
Group’s position, performance, business model and strategy
This responsibility statement was approved by the Board of
directors on 13 February 2026.
Kate Cheetham
Company Secretary
On behalf of the Board
13 February 2026
Lloyds Banking Group plc
Registered in Scotland, No. SC095000

Strategic report
Sustainability review
Financial results
Governance
Risk management
Financial statements
Other information

Lloyds Banking Group plc Annual Report and Accounts 2025

Risk
management

The Group’s approach to risk	138
Risk governance structure	140
Stress testing	142
Full analysis of principal risk categories	144
Driving
opportunities
through a strong
risk culture
A robust approach to risk management
is integral to the Group’s strategy of delivering
sustainable growth
Lloyds Banking Group plc Annual Report and Accounts 2025

Risk management
Risk management is at the heart of
Helping Britain Prosper and creating a
more sustainable and inclusive future
for people and businesses.
Our mission is to protect our customers,
shareholders, colleagues and the Group, while
enabling sustainable growth. This is achieved through
informed risk decisions and robust risk management,
supported by a consistent risk-focused culture.
The Risk overview (pages 24 to 29) provides a summary of risk management within the Group and the key focus areas for 2025.
This full risk management section provides a more in-depth view of how risk is managed within the Group including key developments in 2025, and the framework by which risks are identified, assessed, managed, mitigated, monitored and reported.
All narrative and quantitative tables within the risk management section are unaudited unless otherwise stated. The audited
information is required to comply with the requirements of relevant
IFRS Accounting Standards.
The Group’s approach to risk
The Group operates a prudent approach to risk, with rigorous controls, supporting sustainable business growth within the
Group’s risk appetite and minimising losses. Through a strong and independent risk function, a robust control framework is maintained to identify and escalate current and emerging risks, and drive good risk-reward decision making.
To comply with UK-specific ring-fencing requirements, core banking services are ring-fenced from other activities within the overall
Group. The Group’s Corporate Governance Framework applies
across Lloyds Banking Group plc, Lloyds Bank plc, Bank of Scotland
plc and HBOS plc. It is tailored where needed to meet the entity-
specific needs of Lloyds Bank plc and Bank of Scotland plc, within the Ring-Fenced Bank sub-group (RFB) and supplementary
corporate governance frameworks are in place to address the
specific requirements of the other sub-groups (Non-Ring-Fenced
Bank, Insurance and Direct Investments).
The Group’s Risk Management Framework (RMF) was enhanced in
2025 and is structured to align with the industry-accepted internal control framework standards and applies to every area of the business, covering all types of risk. The framework defines a proportionate, materiality-based approach to risk management that can be consistently applied across the Group. This enhanced approach replaces previous legal entity and business-specific frameworks, ensuring clarity, consistency and an ease of use.
The Group’s RMF also includes an evolved approach to risk
appetite, which introduces a consistent and top-down approach to the setting of Board risk appetite across the Group and its legal entities. This provides greater clarity and visibility of the Group’s risk appetite, demonstrating the significance of risk appetite for the
Group in achieving its strategic objectives.
The RMF provides the Group with an effective mechanism for
developing and embedding risk policies and risk management
strategies which are aligned with the risks faced by its businesses.
Risk policies have been updated during 2025, setting out
mandatory requirements, limits, parameters and controls to
ensure each of the Group’s risks remain within appetite.
Key enhancements to the RMF have been delivered through the
Resetting Risk programme. The Risk function’s focus is now on supporting the embedding of the enhanced framework across the
Group to ensure consistent application, maturity, and sustained effectiveness.
The Group’s risk management framework
The RMF has connectivity across its component parts, ensuring processes are in place to facilitate risk management and decision-
making across the organisation. It provides a common structure across the Group and can be appropriately calibrated for all legal entities, business units and Group functions.

Group strategy and the risk management strategy

Culture, values and behaviours

Risk architecture and approach

Risk management framework

Risk appetite

Risk governance

Risk function mandate

Three lines of defence
Group strategy and the risk management strategy
The Group strategy is underpinned by clear strategic priorities and financial targets designed to create value and deliver sustainable returns. It is shaped by an understanding of the Group’s risk profile, considering economic, political and regulatory uncertainties. This informs risk appetite and risk management practices.
All risk-taking activities are aligned to the Group’s strategy and purpose, aiming to generate sustainable outcomes and shareholder value. The Group and legal entity Chief Risk Officers (CROs) play a critical role by challenging proposals, reconciling risk appetite, and ensuring adherence through ongoing oversight.
The risk management strategy enables consistent management of principal risks within appetite and the target control environment.
It draws on risk and control improvement plans, developed by sub-
groups, legal entities and business units, which outline actions to strengthen capabilities over a defined period.
The Risk function oversees and challenges the business, combining these plans with regular reporting to ensure operations remain within appetite and improvements are delivered as planned. It also maintains its own plan to enhance the RMF and achieve the target state for risk management.
Culture, values and behaviours
The Group’s culture, guided by the Group’s values, is fundamental to its purpose of Helping Britain Prosper and its strategic objectives.
Leaders shape and embed a supportive risk culture of
accountability, strong customer focus, intellectual curiosity, innovation and proactive risk management. The RMF, Code of
Ethics and Responsibility and Colleague Conduct Policy give
guidance and tools for working responsibly and making the right decisions. Speak Up, the Group’s whistleblowing programme,
ensures colleagues’ concerns are taken seriously and treated sensitively.
Lloyds Banking Group plc Annual Report and Accounts 2025

To support a strong risk culture across the Group, all colleagues complete risk training as part of their annual mandatory training.
A library of risk management learning resources is available, which all colleagues who have specific risk management roles can access to build their skills and capabilities.
There is ongoing investment in risk systems and models alongside the Group’s focus on customer and product systems and processes.
This drives improvements in risk data quality, aggregation and reporting, enabling effective and efficient risk decisions.
Risk governance
The Group’s approach to risk is based on a robust control
framework and strong risk management culture, enabling the
delivery of effective risk management, guiding the way all
employees approach their work, behave and make decisions.
Authority is delegated from the Board to individuals through the management hierarchy. Senior management are supported by a
committee-based structure, ensuring open challenge and effective decision making.
The Group’s risk appetite, principles, policies, procedures, controls, and reporting are regularly reviewed and updated as required, to ensure they remain in line with evolving regulation, law, corporate governance and industry good practice.
The Board and senior management encourage a culture of
transparency which supports the interaction of the executive and non-executive governance structure.
Board-level engagement, combined with senior management in
Group-wide risk issues at Group Executive Committee level, ensure that any escalated issues are addressed promptly and that
necessary remediation plans are initiated as required.
Line managers are accountable for identifying and managing risks in their individual businesses, ensuring that business decisions balance risk and reward, and are consistent with the Group’s risk appetite.
The risk governance structure is explained on page 140.
Three lines of defence
In line with industry best practice, the Group adopts a three lines of defence model of risk governance, implemented on a functional, rather than activity basis. This model is reviewed annually by the
Board as part of its RMF approval.
All colleagues are responsible for the management of risk in day-to-
day activities, demonstrating risk practices and behaviours that are consistent with the Group’s purpose, values and culture. The Group
Chief Executive (GCE) leads on all aspects of executive governance as part of the execution of the Board-approved strategy, business and operating plan and ensures the efficient use of resources. The effective management of risks as defined within the RMF, however is considered to be outside of the three lines of defence. The Board also sits above the three lines of defence.
The first line of defence (1LOD) and second line of defence (2LOD)
are considered as management and operate the control
environment. Independence must be maintained through clear
boundaries of accountability, however a service may be provided from one line to another, for example the provision of subject matter expertise.
In line with the functional approach, control activities undertaken by specific functions within 1LOD, such as Group Finance and Group
Legal, do not result in these functions being part of 2LOD. Further, risk management activities and approvals performed within the Risk function, including reporting and model development, do not result in these functions being considered as 1LOD.
The roles and responsibilities of each of the three lines of defence are outlined on page 140.
Risk function mandate
The Risk function mandate expands on the requirements for Risk as an oversight and control function that are set out in the three lines of defence. It sets out the role of the CRO, including their accountabilities, and the key outcomes expected of the Risk
function in relation to oversight and challenge, control and culture.
This section sets the high-level mandate for the Risk function to perform oversight and challenge activities across the Group and will support the development of a consistent, proportionate and
materiality-based approach to risk oversight for all legal entities, business units and Group functions.
Risk appetite
The Group’s approach to setting and the ongoing management of risk appetite is an integral component of the Group’s RMF.
The Group defines risk appetite as the type and aggregate level of risk it is willing to take or accept in pursuit of its strategic objectives and business plans.
The Board is responsible for approving the Group’s Board risk appetite at least annually. Risk appetite is documented for the
Group, as well as sub-groups and legal entities as required. All legal entities, business units and Group functions must operate within the risk appetite parameters set by the Group Board. Group Board-level risk appetite metrics are augmented further by lower-level measures to facilitate the management of Board risk appetite. The
performance of Board risk appetite metrics and management
measures across risk types is reported regularly to Board Risk
Committee and Group Risk Committee.
The Group’s risk appetite statement is articulated through
qualitative statements of risk appetite and quantitative risk appetite metrics. These are defined for all principal risks as appropriate, setting clear boundaries and expectations under both business-as-usual and stress conditions.
The Group’s strategy and risk management strategy operate in tandem with risk appetite. It reinforces the Group’s purpose, strategy and objectives by driving behaviour and setting boundaries around risk taking, to monitor changes in risk exposure, enabling the delivery of its strategic aims.
Risk architecture and approach
This sets out a common language and standard definitions to
facilitate consistency and clarity in risk management terminology and how risks should be managed. Policy architecture for all principal risks ensures a consistent approach to the management of risk across the Group. High-level risk principles and detailed risk policies explain the requirements, controls, limits and parameters that must be implemented to manage risk, and the risk
management tools and processes to be used across the Group.
The Group’s events-based risk management framework is
comprised of principal risks, underpinned by a second and third risk level as appropriate. This brings consistency and clarity of the risks that the Group faces, aligning to industry best practice and regulatory expectations.
Additionally, the Group identifies emerging and topical risks by proactive horizon scanning and assessment of the potential impact of a future internal or external event of trend, which could have a materially positive or adverse impact on the Group and its
customers, but where the probability, timescale and/or materiality may be difficult to accurately assess. These will be added to the events-based risk management framework as appropriate.
Lloyds Banking Group plc Annual Report and Accounts 2025

Risk management continued
Risk governance structure
The risk governance structure below is integral to effective risk management across the Group. To meet ring-fencing requirements, the
Boards and Board Committees of the Group, and the Ring-Fenced Banks as well as relevant Committees of the Group, and the Ring-
Fenced Banks will sit concurrently and are referred to as the Aligned Board Model. Please see page 73 for further information on the
Group’s approach to ring-fencing.

Risk governance structure

Audit Committee	Board	Board Risk Committee

Group Chief Executive
Primary escalation
Group and Ring-Fenced Banks Risk Committee
Primary escalation
Risk Function committees and governance	Business area principal enterprise risk committees

Aggregation	Reporting	Escalation

Three lines of defence model
The RMF establishes a ‘three lines of defence’ model defining clear responsibilities and accountabilities and ensuring effective independent oversight and assurance on key decisions, while ensuring appropriate risk resource and capabilities for each area:

First line of defence	Independent challenge of first line of defence	Second line of defence	Independent challenge of both first and second lines of defence	Third line of defence
Risk management		Risk oversight		Risk assurance

Business areas have end-to-end
accountability for risks in their
processes and must ensure strong
governance and controls, both
internally and with third parties,
to manage risks appropriately
within Board-approved appetite
parameters. They identify, assess,
mitigate, monitor, and report risks,
maintain risk management skills, and
comply with Group policies and
relevant regulations.

The Risk function, led by the Chief
Risk Officer, is independent from
the first line of defence. It advises
on, monitors, challenges, approves,
escalates, and reports to the Board
and Group Chief Executive on
first-line risk-taking. It oversees
governance, risk management,
controls and regulatory compliance,
ensuring these align to the RMF and
Board-set risk appetite.

Group Audit, led by the Chief
Internal Auditor, provide
independent assurance on the
effectiveness of the first and second
lines of defence’s management of
risk, including assessing the design
and operation of key controls and
the adequacy and effectiveness of
internal controls. Their scope of
work is unrestricted based on their
independent assessment of the
Group’s key risks.

Group Board and executive committees with risk management responsibilities
Assisted by the Board Risk and Audit Committees, the Board approves the Group’s overall governance, risk and control frameworks and risk appetite. Refer to the corporate governance section on pages 72 to 73 for further information on Board Committees.
The governance structure includes several committees with defined roles and responsibilities, summarised below:

Board committees	Risk focus
Board	Approves risk appetite and the RMF, identifies and monitors exposures including principal risks and emerging risks, reviews internal controls and the cascade of delegated authority
Board Risk Committee	Oversees the RMF, its effectiveness, and that of internal controls; risk appetite, risk principles, stress testing, and approves ICAAP and ILAAP. Inputs into remuneration decisions
Audit Committee	Oversees financial reporting, internal audit and whistleblowing
Executive committees
Group Executive Committee	Supports the Group Chief Executive with risk, strategy, customer, colleague and operational matters, culture change and succession planning
Group and Ring- Fenced Banks Risk Committee	Develops and monitors the RMF and material risk and control matters. Supported by business unit risk committees
The Group Chief Executive is supported by the following:
•Group and Ring-Fenced Banks Asset and Liability Committees
•Group and Ring-Fenced Banks Strategic Delivery Committees
•Group and Ring-Fenced Banks Disclosure Committees
•Group Sustainability Committee
•Group Conduct Investigations Committee
•Group and Ring-Fenced Banks Cost Management Committees
•Group and Ring-Fenced Banks Contentious Regulatory Committees
The Group and Ring-Fenced Banks Risk Committee is supported by business unit risk committees, cross-business unit committees addressing specific matters of Group-wide significance, and second line of defence
Risk committees ensuring oversight of risk management. These include:
•Group Capital Risk Committee
•Group Financial Risk Committee
•Economic Crime Prevention Committee
•Group Liquidity Risk Committee
•Group Market Risk Committee
•Group Model Governance Committee
Lloyds Banking Group plc Annual Report and Accounts 2025

Risk decision making and reporting
Risk analysis and reporting enables better understanding of risks and returns, supporting the identification of opportunities as well as better management of risks.
An aggregate view of the Group’s overall risk profile, key risks and management actions, and performance against risk appetite, including the Enterprise-Wide Risk Management report, is
reported to and discussed regularly at Group Risk Committee
and Board Risk Committee.
Risk and control cycle from identification to reporting
To allow senior management to make informed risk decisions, the business follows a continuous risk management approach. This risk and control cycle, from identification to reporting, ensures that there is consistency in the approach to managing and mitigating risks impacting the Group.
The risk and control self-assessment (RCSA) process is used to identify, measure and manage operational risks across the Group.
Risks are identified and measured on an inherent basis, using a consistent quantification methodology.
Financial reporting and tax risk management
systems and internal controls
The Group has a Disclosure Committee which assists the Group
Chief Executive and Chief Financial Officer in fulfilling their disclosure responsibilities under relevant listing and other regulatory and legal requirements. In addition, the Audit Committee reviews the quality and acceptability of the Group’s financial disclosures.
For further information on the Audit Committee’s responsibilities relating to financial reporting see pages 89 to 91.

Risk and control cycle

Risk identification and assessment
Risk identification is conducted on a continuous
basis through the use of scenario analysis which
considers the most material and emerging risks the
Group faces, and identifies and assesses extreme,
but plausible instances which may occur.

Risk management and mitigation
Risks are then managed with appropriate controls
or mitigation plans put in place, which are
reviewed to ensure their effectiveness. Any risks
which cannot be mitigated will then require risk
acceptance via the appropriate risk governance.

Risk reporting
Risks are reported via appropriate Group, sub-Group
and Divisional level risk reports and committees,
allowing independent challenge by the Risk function.
When thresholds for risk appetite are breached,
committee minutes are clear on the actions and
time frames required to address the risk and bring
the exposure back within tolerance.
Risk monitoring Proactive monitoring or testing is established to ensure that controls continue to be effective, and that the Group remains within risk appetite.
Lloyds Banking Group plc Annual Report and Accounts 2025

Risk management continued
Exposure to risk arising from the business activities of the Group
The table below provides a high level guide to how the Group’s business activities are reflected through its risk-weighted assets (RWAs), which are calculated in accordance with prudential banking capital requirements. There are a number of risks that are not captured in
RWAs such as pension obligation risk and interest rate risk in the banking book, which instead fall within the scope of the Group's Pillar 2A capital requirements. Furthermore the risk relating to Insurance activities is not included in this table as Insurance is subject to a different set of prudential rules (Solvency II regime). Business activities for each division are provided in the divisional results on pages 61 to 64.

At 31 December 2025	Retail £bn	Commercial Banking £bn	Insurance, Pensions and Investments[1] £bn	Equity Investments and Central Items[2] £bn	Group £bn
Risk-weighted assets (RWAs)
Credit risk	113.1	59.9	0.2	13.2	186.4
Counterparty credit risk[3]	–	5.9	–	1.0	6.9
Market risk	–	3.8	–	–	3.8
Operational risk	17.3	8.9	0.3	1.3	27.8
Total (excluding threshold)	130.4	78.5	0.5	15.5	224.9
Threshold[4]	–	–	–	10.6	10.6
Total	130.4	78.5	0.5	26.1	235.5
1As a separate regulated business, the Insurance business maintains its own solvency requirements, including appropriate management buffers, and reports directly to the Insurance
Board. Insurance does not hold any RWAs as its assets are removed from the Group’s banking regulatory capital calculations. However, in accordance with banking capital rules part of the Group’s equity investment in Insurance is included in the calculation of threshold RWAs, while the remainder is taken as a deduction from common equity tier 1 (CET1) capital.
2Equity Investments and Central Items includes the risk-weighted assets of the Group’s equity investments businesses (including LDC and Lloyds Living) and Group Corporate Treasury,
in addition to other central amounts.
3Exposures relating to the default fund of a central counterparty and credit valuation adjustment risk are included in counterparty credit risk.
4Threshold RWAs reflect the proportion of significant investments and deferred tax assets that are permitted to be risk-weighted instead of deducted from CET1 capital. Significant investments primarily arise from the investment in the Group’s Insurance business.
Stress testing
Overview
Stress testing is recognised as a key risk management tool by the
Boards, senior management, the businesses and the Risk and
Finance functions of all parts of the Group and its legal entities. It is fully embedded in the planning process of the Group and its key legal entities as a key activity in medium-term planning, and senior management is actively involved in stress testing activities.
Scenario stress testing is used to support:
Risk identification:
•Understanding key vulnerabilities of the Group and its key legal entities under adverse economic conditions
Risk appetite:
•Assessing the results of the stress test against the risk appetite of all parts of the Group to ensure the Group and its legal entities are managed within their risk parameters
•Setting of risk appetite by assessing the underlying risks under stress conditions
Strategic and capital planning:
•Senior management and the Boards of the Group and its key
legal entities to adjust strategies if the plan does not meet risk appetite in a stressed scenario
•The ICAAP, by demonstrating capital adequacy and informing
the setting of management buffers (see capital risk on pages 144 to 150) of the Group and its separately regulated legal entities
•Meeting the requirements of regulatory stress tests that are used to inform the setting of PRA buffers
•The capital allocation process which feeds into business unit performance management
Risk mitigation:
•The development of potential actions and contingency plans to mitigate the impact of adverse scenarios. Stress testing also links directly to the recovery and resolution planning process of the
Group and its legal entities
Regulatory stress tests
In 2025 the PRA completed the Bank Capital Stress Test. The
scenario was designed to test the resilience of the UK banking system under severe global aggregate supply shock, which leads to deep recessions across the world and escalation of geopolitical tensions, resulting in a sharp increase in commodity and energy prices, large falls in asset prices and higher global interest rates. The results were published in December 2025 and the report concluded that the UK banking system remains well capitalised. The Group passed the stress test, performing strongly and was not required to take any capital actions.
In addition, Scottish Widows Group Limited participated in the
PRA’s Life Insurance Stress Test. The scenario was designed to test the resilience of major UK annuity providers under severe, yet plausible, market conditions. The scenario included falls in equities, yields and credit events including downgrades and property crashes.
Permitted management actions were restricted. The results were published in November 2025 and show that, having sold the bulk annuity business in 2024 and hedged much of its equity exposure,
Scottish Widows Group Limited is resilient to the chosen scenario.
Internal stress tests
On at least an annual basis, the Group conducts macroeconomic stress tests to highlight and understand the key vulnerabilities of the
Group’s and its legal entities’ business plans to adverse changes in the economic environment, to evaluate mitigating actions and ensure that there are adequate financial resources in the event of a downturn.
Reverse stress testing
Reverse stress testing is used to explore the vulnerabilities of the
Group’s and its key legal entities’ strategies and plans for extreme adverse events that would cause the businesses to fail. Where this identifies plausible scenarios with an unacceptably high risk, the
Group or its entities will adopt measures to prevent or mitigate that and reflect these in strategic plans.
Lloyds Banking Group plc Annual Report and Accounts 2025

Other stress testing activity
The Group’s stress testing programme also involves undertaking assessments of liquidity scenarios, market risk sensitivities and scenarios, and business-specific scenarios. If required, ad hoc stress testing exercises are also undertaken to assess emerging risks, as well as in response to regulatory requests. This wide-ranging programme provides a comprehensive view of the potential impacts arising from the risks to which the Group is exposed and reflects the nature, scale and complexity of the Group. The Group continues to participate in the Bank of England’s System-wide exploratory scenarios (SWES).
Detailed stress testing information can be found within each relevant risk in the Risk management section (capital risk page 150,
Insurance underwriting risk page 180, liquidity risk page 184 and market risk page 188).
Methodology
The stress tests process must comply with all regulatory
requirements, which is achieved through comprehensive scenarios and a rigorous divisional, functional, risk and executive review and challenge process, supported by analysis and insight into impacts on customers and business drivers.
All relevant business, Risk and Finance teams are involved in the delivery of analysis, and ensure the sensitivity of the business plan to each risk is well understood. The methodologies and modelling approach used for stress testing embed direct links between the macroeconomic scenarios and the drivers for each business area to give appropriate stress sensitivities. All material assumptions used in modelling are documented and justified, with a clearly communicated review and sign-off process. Modelling is
supported by expert judgement and is subject to the Group model governance policy.
Governance
Clear accountabilities and responsibilities for stress testing are assigned to senior management and the Risk and Finance functions throughout the Group and its key legal entities. This is formalised through policy and related documentation, which is reviewed at least annually.
The Group Financial Risk Committee (GFRC), chaired by the Chief
Risk Officer and attended by the Chief Financial Officer and other senior Risk and Finance colleagues, has primary responsibility for overseeing the development and execution of the Group’s and Ring-
Fenced Banks’ stress tests. A similar process is in place within Lloyds
Bank Corporate Markets (LBCM) and Scottish Widows for
governance of their specific results.
The review and challenge of the Group’s and Ring-Fenced Banks’
detailed stress forecasts, the key assumptions behind these, and the methodology used to translate the economic assumptions into
stressed outputs conclude with the appropriate Finance and Risk sign-off. The outputs are then presented to the GFRC and the Board
Risk Committee for review and challenge. With regulatory exercises being approved at Board Risk Committee and Board where
appropriate. There is a similar process within LBCM for the
governance of the LBCM-specific results.
Lloyds Banking Group plc Annual Report and Accounts 2025

Risk management continued
Full analysis of principal risk categories
The Group’s risk framework covers all types of risk which affect the Group and could impact on the achievement of its strategic objectives.
Detailed information relating to each principal risk is included over the following pages, 144 to 197.

Capital risk

Definition
Capital risk is defined as the risk that an insufficient
quantity or quality of capital is held to meet
regulatory requirements or to support business
strategy, an inefficient level of capital is held or that
capital is inefficiently deployed across the Group.
The Risk overview, on page 25, contains a summary of capital risk performance and key mitigating actions.

Financial risk indicators •CET1 ratio: 14.0% (2024: 14.2%) •Total capital ratio: 18.9% (2024: 19.0%) •MREL ratio: 32.2% (2024: 32.2%)

Risk appetite
The Group manages its capital above regulatory requirements to support the achievement of its business strategy and to continue to serve customers in a macroeconomic downturn.
For the Group, capital risk appetite is set to remain above current regulatory requirements in a business-as-usual environment and above defined regulatory thresholds in a mild or severe stress.
Scottish Widows Group Limited sets capital risk appetite to remain above insurance capital requirements in a mild stress.

Risk appetite for the Group is expressed through the CET1 capital ratio and Tier 1 leverage ratio, whilst Scottish Widows Group
Limited mainly expresses its risk appetite under Solvency II requirements, these being key measures of capital resilience.
Identification and assessment
The minimum amount of total capital, under Pillar 1 of the
regulatory capital framework, is set at 8% of total risk-weighted assets (RWAs). At least 4.5% of RWAs are required to be met with common equity tier 1 (CET1) capital and at least 6% of RWAs are required to be met with tier 1 capital. Minimum Pillar 1 requirements are supplemented by additional minimum requirements under Pillar
2A of the regulatory capital framework, the aggregate of which is referred to as the Group’s Total Capital Requirement (TCR).
Additional minimum capital requirements under Pillar 2A are set by the PRA as a firm-specific Individual Capital Requirement (ICR)
reflecting a point in time estimate, which may change over time, of the minimum amount of capital to cover risks that are not fully covered by Pillar 1, such as concentration risk, residual value risk and operational risk, and those risks not covered at all by Pillar 1, such as pension obligation risk and interest rate risk in the banking book
(IRRBB). This is set as a variable amount for Pillar 2A (being a set percentage of RWAs), with fixed add-ons for certain risk types. The
Group’s Pillar 2A capital requirement at 31 December 2025 is the equivalent of around 2.5% of RWAs, of which the minimum amount to be met by CET1 capital is the equivalent of around 1.4% of RWAs.
The Group is also required to hold a number of regulatory capital buffers which must be met with CET1 capital. In addition, the Group is also subject to minimum capital requirements under the UK
Leverage Ratio Framework, where at least 75% of the 3.25%
minimum leverage ratio requirement as well as the full amount of regulatory leverage buffers must be met with CET1 capital. Further information regarding capital and leverage buffers is provided in the
Group’s Pillar 3 disclosures.
A capital risk event arises when the Group has insufficient capital resources to support its strategic objectives and plans, and potentially fails to meet both regulatory and external stakeholder requirements and expectations. This could arise due to a depletion of the Group’s capital resources as a result of risks being realised, or through a significant increase RWAs as a result of rule changes or economic deterioration. Alternatively, a shortage of capital could arise from an increase in the minimum requirements for capital or leverage, or the minimum requirement for own funds and eligible liabilities (MREL) either at Group, Ring-Fenced Bank (RFB) sub-
group or regulated entity level.
The Internal Capital Adequacy Assessment Process (ICAAP) is a key
mechanism for assessing the Group’s capital risks, ensuring that the
Group has robust strategies, processes and systems in place to support the identification and measurement of Pillar 2 risks.
Emerging and topical risk assessments are regularly conducted to identify and assess any emerging capital risks, for example, from market conditions, regulatory changes, reputational issues, and includes consideration of issues emerging in the wider Group risk landscape with potential capital consequences. Assessment outputs are used to inform stress testing activities and risk appetite setting.
Scenario analysis and stress testing, including reverse stress testing, are used to identify sources of potential capital risk, and highlight vulnerabilities along with potential mitigating actions.
Board-level capital risk appetite is proposed and reviewed at least annually and approved by the Board. It comprises a capital risk appetite statement and set of quantitative metrics. This is supported by a suite of management measures and operational limits.
Management and mitigation
The Group maintains capital levels across all regulated entities commensurate with a prudent level of solvency to achieve
financial resilience and market confidence. To support this, capital risk appetite is calibrated by taking into consideration both an internal view of the amount of capital to hold as well as external regulatory requirements.
The Group assesses both its regulatory capital requirements and the quantity and quality of capital resources it holds to meet those requirements in accordance with the relevant provisions of the Capital Requirements Directive (CRD V) and Capital
Requirements Regulation (UK CRR). This is supplemented
through additional regulation set out under the PRA Rulebook and through associated statements of policy, supervisory
statements and other regulatory guidance.
The Group has a capital management framework that includes the setting of capital risk appetite and capital planning and stress testing activities. Close monitoring of capital, leverage and MREL ratios is undertaken to ensure the Group meets regulatory
requirements and risk appetite levels and deploys its capital resources efficiently.
A capital contingency framework is defined as part of the Group
Recovery Plan, setting out trigger levels at which mitigating actions should be considered. Supporting this is a suite of internal and external early warning indicators (EWIs), to ensure timely escalation of emerging concerns. The Group is able to accumulate additional capital through the retention of profits over time, which can be enhanced through reducing or cancelling proposed dividend
payments and share buybacks, by raising new equity via, for
example, a rights issue or debt exchange and by raising additional tier 1 or tier 2 capital securities. The cost and availability of additional capital are dependent upon market conditions and
perceptions at the time.
Lloyds Banking Group plc Annual Report and Accounts 2025

The Group is also able to manage the demand for capital through management actions including adjusting its lending strategy, business disposals and through the efficient use of securitisations and other optimisation activity.
A capital plan and periodic re-forecasting, ensures that business strategy can be delivered within capital risk appetite. The capital plan provides visibility of key risks and assumptions, along with appropriate sensitivities, to inform executive decision making.
The internal stress of the capital plan reviews ratios against appropriate thresholds in stress conditions to inform strategic decision making and any potential mitigating actions.
Monitoring
The Group, relevant sub-groups and legal entities regularly monitor their capital positions against risk appetite and regulatory requirements.
EWIs are monitored regularly for early signs of capital risk, with the
Capital Contingency Level (CCL) reviewed and agreed each month, taking account of the latest capital position and risk profile as part of the capital contingency framework.
The Group’s capital performance (including capital returns) is monitored against the capital plan, latest forecast and external guidance. Appropriate capital monitoring activity is in place to support early identification of deterioration in outlook or deviation from capital plans.
The regulatory capital framework within which the Group operates continues to evolve and further detail on this is provided in the
Group’s Pillar 3 disclosures. The Group continues to monitor prudential developments closely, analysing the potential capital impacts to ensure that, through organic capital generation and management actions, it continues to maintain a strong capital position that exceeds both minimum regulatory requirements and its risk appetite, maintaining consistency with market expectations.
Reporting
Capital risk appetite metrics and a set of management measures are reported to relevant Asset Liability Committees (ALCOs) and Board as required.
Operational limits are reported to the relevant committee, forum or individual as required.
Regular and periodic reporting to executive and Board-level
committees provide sufficient information on the current and forward view of the capital position, and risk profile to enable effective capital management decision making, including visibility of key assumptions and judgements.
Regular reporting includes monthly capital performance updates to
Group Executive Committee (GEC), updates on capital
management and monitoring activity to Group Asset Liability
Committee (GALCO), as well as escalation of matters to GALCO,
GEC, Risk Committees and Board-level committees as required.
Periodic reporting includes capital plans, distribution decisions, regulatory stress tests and ICAAP, requiring executive and/or Board approval.
Regulatory reports required by the PRA and other regulatory bodies are submitted within mandated timelines.
CET1 target capital ratio
The Board’s view of the ongoing level of CET1 capital required by the
Group to grow the business, meet current and future regulatory requirements and cover economic and business uncertainties is
c.13.0%, which includes a management buffer of around 1%. This takes into account, amongst other considerations:
•The minimum Pillar 1 CET1 capital requirement of 4.5% of risk-
weighted assets
•The Group’s Pillar 2A CET1 capital requirement, set by
the PRA, which is the equivalent of around 1.4% of risk-
weighted assets
•The Group’s countercyclical capital buffer (CCyB) requirement, which is around 1.8% of risk-weighted assets
•The capital conservation buffer (CCB) requirement of 2.5% of risk-weighted assets
•The Ring-Fenced Bank (RFB) sub-group’s other systemically
important institution (O-SII) buffer of 2.0% of risk-weighted assets, which equates to 1.6% of risk-weighted assets at Group level
•The Group’s PRA Buffer, set after taking account of the results of any regulatory stress tests and other information, as well as outputs from the Group’s own internal stress tests. The PRA
requires this buffer to remain confidential
•The likely performance of the Group in various potential stress scenarios and ensuring capital remains resilient in these
•The economic outlook for the UK and business outlook for
the Group
•The desire to maintain a progressive and sustainable
ordinary dividend policy in the context of year-to-year
earnings movements
Capital returns
The Group has in place a progressive and sustainable ordinary dividend policy which allows for flexibility to return surplus capital to shareholders through share buybacks or special dividends.
Surplus capital represents capital over and above the amount management wish to retain to grow the business, meet current and future regulatory requirements and cover uncertainties. The amount of required capital may vary from time to time depending on
circumstances and by its nature there can be no guarantee that any return of surplus capital will be made.
Given the Group’s sustained strength in financial performance and strong capital position at the year end, the Board has recommended a final ordinary dividend of 2.43 pence per share. This is in addition to the interim ordinary dividend of 1.22 pence per share that was announced as part of the 2025 half-year results and paid in
September 2025. The total proposed ordinary dividend for the year is therefore 3.65 pence per share. On 30 January 2026, the Group announced the launch of an ordinary share buyback of up to
£1.75 billion, which is expected to be completed, subject to continued authority from the PRA, by 31 December 2026.
The Board remains committed to future capital returns and will maintain its progressive and sustainable ordinary dividend policy alongside further returns of surplus capital as appropriate. The
Board will continue to give due consideration at year end to the size of the final dividend payment and to the return of any surplus capital based upon the circumstances at the time. Going forward, given the Board’s continued confidence in capital generation, the
Group will now review excess capital distributions in addition to the ordinary dividend every half year.
The ability of the Group to pay a dividend is also subject to constraints including the availability of distributable reserves, legal and regulatory restrictions and the Group’s financial and operating performance.
Lloyds Banking Group plc Annual Report and Accounts 2025

Risk management continued
Distributable reserves are determined as required by the
Companies Act 2006 by reference to a company’s individual
financial statements. At 31 December 2025 Lloyds Banking
Group plc (‘the Company’) had accumulated distributable
reserves of approximately £13 billion. Substantially all of the
Company’s merger reserve is available for distribution under UK company law as a result of transactions undertaken to
recapitalise the Company in 2009.
Lloyds Banking Group plc acts as a holding company which also issues capital and other securities to capitalise and fund the activities of the Group. The profitability of the holding company, and its ability to sustain dividend payments, is therefore dependent upon the continued receipt of dividends and interest from its main operating subsidiaries, including Lloyds Bank plc (the Ring-Fenced
Bank), Lloyds Bank Corporate Markets plc, LBG Equity Investments
Limited and Scottish Widows Group Limited (the Insurance
business). The principal operating subsidiary is Lloyds Bank plc which, at 31 December 2025, had a consolidated CET1 capital ratio that exceeded minimum regulatory requirements and internal risk appetite levels.
A number of Group subsidiaries, principally those with banking and insurance activities, are subject to regulatory capital requirements which require minimum amounts of capital to be maintained
relative to their size and risk. The Group actively manages the capital of its subsidiaries, which includes monitoring the regulatory capital ratios for its banking and insurance subsidiaries and, on a consolidated basis, the RFB sub-group against approved risk
appetite levels. The Group requires all subsidiary entities, subject to agreement by their governing bodies, to remit surplus capital to their parent companies at least annually.
Minimum requirement for own funds
and eligible liabilities (MREL)
Global systemically important banks (G-SIBs) are subject to an international standard on total loss absorbing capacity (TLAC). The standard is designed to enhance the resilience of the global financial system by ensuring that failing G-SIBs have sufficient capital to absorb losses and recapitalise under resolution, whilst continuing to provide critical banking services.
In the UK, the Bank of England has implemented the requirements of the international TLAC standard through the establishment of a framework which sets out MREL. The purpose of MREL is to require firms to maintain sufficient own funds and eligible liabilities that are capable of credibly bearing losses or recapitalising a bank whilst in resolution. MREL can be satisfied by a combination of regulatory capital and certain unsecured liabilities (which must be subordinate to a firm’s operating liabilities).
Although the Group is not classified as a G-SIB it is subject to the
Bank of England’s MREL framework, including the statement of policy on MREL (the ‘MREL SoP’) which requires the Group to
maintain a minimum level of MREL resources.
Under the requirements of the framework, the Group operates a single point of entry (SPE) resolution strategy, with Lloyds Banking
Group plc as the designated resolution entity.
Applying the MREL SoP to minimum capital requirements at
31 December 2025, the Group’s MREL, excluding regulatory capital and leverage buffers, is the higher of 2 times Pillar 1 plus 2 times
Pillar 2A, equivalent to 21.0% of risk-weighted assets, or 6.5% of the
UK leverage ratio exposure measure.
In addition, CET1 capital cannot be used to meet both MREL and capital or leverage buffers.
Internal minimum requirements for own funds and eligible liabilities
(Internal MREL) also apply to the Group’s material sub-groups and entities, being the RFB sub-group, Lloyds Bank plc, Bank of Scotland plc and Lloyds Bank Corporate Markets plc.
Analysis of pro forma CET1 capital position
The Group’s pro forma CET1 capital ratio at 31 December 2025 was
13.2% (31 December 2024: 13.5% pro forma). Capital generation during the year was 147 basis points, in line with updated guidance.
Excluding the provision charge for motor finance commission
arrangements in the third quarter, capital generation was 178 basis points. Capital generation reflects strong banking build and the
£200 million of dividends received from the Insurance business across July and December 2025, partially offset by risk-weighted asset increases and the charge for motor finance. Regulatory headwinds of 19 basis points in the year reflect an uplift for the CRD
IV model outcomes on Retail secured. The impact of the interim ordinary dividend paid in September 2025 and the accrual for the recommended final ordinary dividend equates to 97 basis points, with a further 79 basis points to cover the accrual for the announced ordinary share buyback programme of up to £1.75 billion.
The full impact of the ordinary share buyback programme will be accrued for through the Group’s actual capital position during the first quarter of 2026.
Excluding the full impact of the announced ordinary share buyback programme, the Group's CET1 capital ratio at 31 December 2025 was 14.0% (31 December 2024: 14.2%).
Lloyds Banking Group plc Annual Report and Accounts 2025

Capital resources (audited) and MREL resources (unaudited)
An analysis of the Group’s capital position and MREL resources as at 31 December 2025 is presented in the following table. 31 December
2024 reflects the application of the transitional arrangements for IFRS 9. The Group’s Pillar 3 disclosures provide a comprehensive analysis of the own funds of the Group.

	At 31 Dec 2025 £m	At 31 Dec 2024 £m
Common equity tier 1: instruments and reserves
Share capital and share premium account	24,686	24,782
Banking retained earnings[1]	20,671	19,582
Banking other reserves[1]	4,374	2,786
Adjustment to retained earnings for foreseeable dividends	(1,429)	(1,276)
	48,302	45,874
Common equity tier 1: regulatory adjustments
Cash flow hedge reserve	2,062	3,755
Goodwill and other intangible assets	(5,996)	(5,679)
Prudent valuation adjustment	(343)	(354)
Excess of expected losses over impairment provisions and value adjustments	(631)	(270)
Removal of defined benefit pension surplus	(1,968)	(2,215)
Significant investments[1]	(4,708)	(5,024)
Deferred tax assets	(3,812)	(4,025)
Other regulatory adjustments	24	(83)
Common equity tier 1 capital	32,930	31,979

Additional tier 1: instruments
Other equity instruments	5,923	6,170
Additional tier 1: regulatory adjustments
Significant investments[1]	(800)	(800)
Total tier 1 capital	38,053	37,349

Tier 2: instruments and provisions
Subordinated liabilities	7,489	6,366
Tier 2: regulatory adjustments
Significant investments[1]	(963)	(964)
Total capital resources (audited)	44,579	42,751

Ineligible AT1 and tier 2 instruments[2]	(79)	(94)
Amortised portion of eligible tier 2 instruments issued by Lloyds Banking Group plc	–	891
Other eligible liabilities issued by Lloyds Banking Group plc[3]	31,232	28,675
Total MREL resources (unaudited)	75,732	72,223

Risk-weighted assets (unaudited)	235,513	224,632

Common equity tier 1 capital ratio (unaudited)	14.0%	14.2%
Tier 1 capital ratio (unaudited)	16.2%	16.6%
Total capital ratio (unaudited)	18.9%	19.0%
MREL ratio (unaudited)	32.2%	32.2%
1In accordance with banking capital regulations, the Group’s Insurance business is excluded from the scope of the Group’s capital position. The Group’s investment in the equity and other capital instruments of the Insurance business are deducted from the relevant tier of capital (‘Significant investments’), subject to threshold regulations that allow a portion of the equity investment to be risk-weighted rather than deducted from capital. The risk-weighted portion forms part of threshold risk-weighted assets.
2Instruments not issued out of the holding company.
3Includes senior unsecured debt.
Total capital requirement
The Group’s total capital requirement (TCR) as at 31 December 2025, being the aggregate of the Group’s Pillar 1 and Pillar 2A capital requirements, was £24,735 million (31 December 2024: £23,907 million).
Lloyds Banking Group plc Annual Report and Accounts 2025

Risk management continued
Movements in CET1 capital resources
The key movements are set out in the table below.

Common equity tier 1 £m
At 31 December 2024	31,979
Banking business profits[1]	4,891
Movement in foreseeable dividend accrual[2]	(153)
Dividends paid on ordinary shares during the year	(2,000)
Adjustment to reflect full impact of share buyback	(1,710)
Dividends received from the Insurance business[3]	300
Movement in treasury shares and employee share schemes	251
Deferred tax asset	212
Goodwill and other intangible assets	(317)
Excess regulatory expected losses	(361)
Significant investments	316
Distributions on other equity instruments	(463)
Other movements	(15)
At 31 December 2025	32,930
1Under banking capital regulations, profits made by Insurance are removed from CET1 capital. However, when dividends are paid to the Group by Insurance these are recognised through CET1 capital.
2Reflects the reversal of the brought forward accrual for the final 2024 ordinary dividend, net of the accrual for the final 2025 ordinary dividend.
3Received in February 2025, July 2025 and December 2025.
The Group’s CET1 capital ratio was 14.0% at 31 December 2025 (31 December 2024: 14.2%) with the increase in CET1 capital resources more than offset by the increase in risk-weighted assets from year end 2024.
CET1 capital resources increased by £951 million, with banking business profits for the year and the receipt of dividends paid up by the
Insurance business largely offset by:
•The interim ordinary dividend paid in September 2025, the accrual for the recommended final 2025 ordinary dividend of 2.43 pence per share and distributions on other equity instruments
•The recognition of the full capital impact of the ordinary share buyback programme announced as part of the Group’s 2024 year end results, which completed in December 2025
Movements in total capital and MREL
The Group’s total capital ratio reduced to 18.9% at 31 December 2025 (31 December 2024: 19.0%). The increase in CET1 capital and the issuance of new AT1 and tier 2 capital instruments during the year was more than offset by AT1 and tier 2 instrument calls, other tier 2 movements and the increase in risk-weighted assets.
The MREL ratio remained at 32.2% at 31 December 2025 (31 December 2024: 32.2%) with the increase in MREL resources, reflecting the increase in other eligible liabilities and total capital resources after adjustments, broadly offset by the increase in risk-weighted assets.
Lloyds Banking Group plc Annual Report and Accounts 2025

Risk-weighted assets

	At 31 Dec 2025 £m	At 31 Dec 2024 £m
Foundation Internal Ratings Based (IRB) Approach	47,782	43,366
Retail IRB Approach	90,354	90,567
Other IRB Approach[1]	23,292	21,878
IRB Approach	161,428	155,811
Standardised (STA) Approach[1]	27,166	22,532
Credit risk	188,594	178,343
Counterparty credit risk[2]	6,835	7,046
Securitisation	8,472	8,346
Market risk	3,844	3,714
Operational risk	27,768	27,183
Risk-weighted assets	235,513	224,632
of which: threshold risk-weighted assets[3]	10,672	10,738
1Threshold risk-weighted assets are included within Other IRB Approach and Standardised (STA) Approach.
2Includes credit valuation adjustment risk.
3Threshold risk-weighted assets reflect the element of significant investments and deferred tax assets that are permitted to be risk-weighted instead of being deducted from CET1 capital. Significant investments primarily arise from the investment in the Group’s Insurance business.
Risk-weighted assets increased by £10.9 billion to £235.5 billion at 31 December 2025 (31 December 2024: £224.6 billion). This reflects the impact of strong customer lending growth, Retail secured CRD IV increases and other movements, partially offset by continued
optimisation activity.
Leverage ratio
The table below summarises the component parts of the Group’s leverage ratio.

	At 31 Dec 2025 £m	At 31 Dec 2024 £m
Total tier 1 capital	38,053	37,349
Exposure measure
Statutory balance sheet assets
Derivative financial instruments	19,727	24,065
Securities financing transactions	71,967	69,941
Loans and advances and other assets	852,378	812,691
Total statutory balance sheet assets	944,072	906,697
Qualifying central bank claims	(56,231)	(62,396)
Deconsolidation adjustments[1]	(210,617)	(190,988)
Derivatives adjustments	(283)	(6,254)
Securities financing transactions adjustments	2,489	3,351
Off-balance sheet items	44,410	40,186
Amounts already deducted from tier 1 capital	(12,622)	(12,395)
Other regulatory adjustments[2]	(2,879)	(4,127)
Total exposure measure	708,339	674,074
Average exposure measure[3]	713,268

UK leverage ratio	5.4%	5.5%
Average UK leverage ratio[3]	5.3%

Leverage exposure measure (including central bank claims)	764,570	736,470
Leverage ratio (including central bank claims)	5.0%	5.1%

Total MREL resources	75,732	72,223
MREL leverage ratio	10.7%	10.7%
1Deconsolidation adjustments relate to the deconsolidation of certain Group entities that fall outside the scope of the Group’s regulatory capital consolidation, primarily the Group’s
Insurance business.
2Includes adjustments to exclude lending under the Government’s Bounce Back Loan Scheme (BBLS).
3The average UK leverage ratio is based on the average of the month end tier 1 capital position and average exposure measure over the quarter (1 October 2025 to 31 December 2025).
The average of 5.3% compares to 5.2% at the start and 5.4% at the end of the quarter.
Lloyds Banking Group plc Annual Report and Accounts 2025

Risk management continued
Analysis of leverage movements
The Group’s UK leverage ratio reduced to 5.4% at 31 December
2025 (31 December 2024: 5.5%), with the increase in total tier 1 capital more than offset by the increase in the leverage exposure measure. The latter primarily reflects increases across loans and advances and other assets, due in part to strong customer lending growth, in addition to an increase in off-balance sheet items.
The average leverage ratio reflected the issuance of a new AT1 capital instrument during the last quarter of 2025.
Stress testing
The Group undertakes a wide-ranging programme of stress testing, providing a comprehensive view of the potential impacts arising from the risks to which the Group and its key legal entities are exposed. One of the most important uses of stress testing is to assess the resilience of the operational and strategic plans of the
Group and its legal entities to adverse economic conditions and other key risks. As part of this programme the Group participated in the Bank of England 2025 Bank Capital Stress Test. The scenario tests a severe negative global aggregate supply shock, leading to deep recessions globally and in the UK. In the scenario, GDP falls 5%, unemployment and inflation rise, and central banks increase
interest rates (peak of 8%). The results were published in December
2025 and the report concluded that the UK banking system remains well capitalised. The Group passed the stress test, performing strongly, and was not required to take any capital actions.
G-SIB indicators
Although the Group is not classified as a Global Systemically
Important Bank (G-SIB) at 31 December 2025, by virtue of the
Group’s leverage exposure measure exceeding €200 billion the
Group is required to report G-SIB indicator metrics to the PRA.
The Group’s indicator metrics used within the 2025 Basel G-SIBs annual exercise will be disclosed at the end of April 2026 and the results are expected to be made available by the Basel Committee later this year.
Insurance business
The business transacted by the insurance companies within the
Group comprises both life insurance business and general insurance business. Life insurance comprises unit-linked, non-profit and With-
Profits business.
Scottish Widows Limited (SW Ltd) holds the only With-Profits funds managed by the Group. The UK insurance companies within the
Group are regulated by the PRA. SW Ltd’s European insurance
subsidiary is regulated by the CAA.

The Solvency II regime for insurers and insurance groups came into force from 1 January 2016 and was subsequently amended as part of the Solvency UK reforms. Insurance is required to
calculate solvency capital requirements and available capital on a risk-based approach. Insurance calculates regulatory capital on the basis of an internal model, which has been approved by the
PRA.
The minimum required capital must be maintained at all times throughout the year. These capital requirements and the capital available to meet them are regularly estimated in order to ensure that capital requirements are being met. The capital position of the Group’s insurance businesses is reviewed on a regular basis by the Insurance, Pensions and Investments Executive Committee.
All minimum regulatory requirements of the insurance companies have been met during the year.

Climate risk

Definition
The Group defines climate risk as the risk from the
impacts of climate change and the transition to net
zero (‘inbound risk’), or a result of the Group’s
response to tackling climate change and supporting
the transition to net zero (‘outbound risk’).
The Risk overview, on page 25, contains a summary of climate risk performance and key mitigating actions.

Risk appetite
The Group manages climate risk in line with our strategy and targets to support the UK’s transition to net zero by 2050, while operating within the risk appetite for other applicable risks, such as credit risk.
The Group recognises that there are external dependencies outside of our control for certain sectors which may have implications for the Group’s wider strategy, however, the Group endeavours to keep pace with the UK’s wider progress. The Group also ensures robust management of potential impacts from physical risks or
greenwashing and has no tolerance for non-compliance with
regulatory requirements.
Identification and assessment
Climate risk is a principal risk within the Group’s RMF, recognising the importance of the topic. This approach provides an overall view of the climate-related risks which may impact the Group and aims to ensure suitable consistency in the approach to managing these risks. However, the cross-cutting impacts from climate risk manifest through other risk types. As part of embedding climate risk within the Group’s RMF, there is clear documentation of the cross-cutting impacts to be considered as part of managing other principal risks, with ongoing activity to ensure the Group’s principles are suitably considered within this.
Identification of climate risk draws upon consideration of the potential drivers of climate risk, either physical risk, resulting from changes in climate or weather patterns, such as floods or rising sea levels; or transition risk, resulting from changes to progress towards a low carbon economy, such as government policy and
technological developments.
The key risks facing the Group are grouped into four components:
failure to deliver on net zero ambitions; the impact from physical and transition risks; deficiencies in external disclosures; and
greenwashing. The potential impacts from these risks are then mapped against the other principal risks that these manifest in or are managed through, with climate-related factors considered as part of assessment of these risks. The Group looks to update its assessments of material risks at least annually, with materiality considered in line with the thresholds used for other financial and non-financial risks within the Group’s RMF. Further detail on the
Group’s key sustainability related risks, including climate-related risks, as well as opportunities, is provided on pages 39 to 41.
Initial understanding of the potential risks facing the Group is informed by key data points, particularly in relation to the impact from physical and transition risks.
Transition risk varies significantly both across and within sectors.
Identification of potential risks is based on the relative emissions at sector level, which have also informed the Group’s transition plan, and supported by specific customer-level information. For lending and investment to corporates, the Group’s ESG tool assesses
exposure to the impact of climate risk for specific clients as part of the credit decisioning process. For Retail lending, risk factors such as the EPC profile of mortgage properties and the power train for motor finance are considered.
Lloyds Banking Group plc Annual Report and Accounts 2025

Identification of physical risk requires information on the potential hazards which could impact the relevant locations where the Group has exposure. The Group is particularly focused on developing a clear view of potential exposure to high risk of flooding across its mortgage and insurance portfolios.
In general, quantifying the impact of the risks associated with climate change requires scenario analysis, particularly given the different potential outcomes and time horizons over which the risks may manifest. The Group continues to develop its climate scenario analysis capabilities to inform analysis of climate risks, as well as to help shape the Group’s strategy to reflect climate opportunities and assess its resilience. The outputs of scenario analysis are used to support consideration of potential impacts of climate risk within key processes, including credit, capital and liquidity assessments.
Several examples of where scenario analysis is used to assess climate risk are outlined below.
The impacts of climate-related change on credit quality in expected credit losses (ECL) were assessed for retail and commercial loan portfolios for both transition and physical risks, as covered in the
Assessing our Resilience section on page 48.
The Group has assessed the risks transmitted via traded assets across three climate scenarios, to understand the high-level impact of short-term market risk factor shocks stemming from physical and transition risk narratives. Resulting stressed valuations fell within existing stress test framework outcomes demonstrating the
resilience of existing risk management approaches.
To support assessment of potential greenwashing risks, the Group has repeated a scenario exercise focussed on Commercial Banking lending activities. This looked at the effects of policy tightening leading to significant increases in expectations for managing sustainability and identified actions to further enhance the robustness of internal controls to mitigate the risks of greenwashing.
The Group’s sustainability report provides further details on several aspects of the identification and assessment processes highlighted, including: exposure to increased climate risk sectors on page 78; and developments in climate scenario analysis, including assessment of flood risk on page 124.
Management and mitigation
Failure to deliver on net zero ambitions
The Group has continued to develop action plans across its systems-
led approach for supporting the UK’s transition. The Group’s climate transition plan sets out the steps it will take to reduce emissions for its own operations and supply chain, as well as the emissions associated with its lending and investments portfolios. Delivery against the Group’s net zero ambitions is considered within the
Regulatory Compliance Risk Policy, in relation to voluntary
commitments and frameworks the Group has signed up to. This
includes requirements to support measurement of emissions and suitable monitoring of progress informing discussions at Group
Sustainability Committee on direction of the Group’s strategy.
Impact from physical and transition risks
Physical and transition risks impact various other principal risks in different ways, with several approaches in place to support
mitigation of these risks outlined below.
Credit
For commercial lending, the Group continues to embed climate and broader ESG-related risks into credit processes through a targeted, risk-based approach. ESG factors including climate, environmental, nature-related, social, and governance risks are systematically assessed using an enhanced ESG Credit Risk Indicator Framework.
This framework informs sector-level strategy supporting alignment with the Group’s risk appetite.
ESG Credit Risk Assessments evaluate a client’s or transaction’s exposure to ESG-related risks, such as operational resilience and the credibility of transition plans. Clients identified with elevated ESG-
related risks are subject to enhanced due diligence as part of the credit decision-making process.
Within Retail, the Group adopts a measured approach to managing climate risk. In transport, the transition to low-carbon system is closely managed, while EPC controls and physical risks such as flooding are embedded within mortgage credit decisioning.
Further detail on management of climate-related and ESG credit risks is provided on page 128 of the Group’s sustainability report .
Insurance underwriting
Provision of household insurance can be impacted by both physical and transition risks, in particular, the potential for underwriting and insurance risks arising from climate change, such as increased frequency and severity of extreme weather events. Given the short-
term nature of home insurance policies, the Group is able to update its view of risk regularly and change its approach as risks develop.
This helps mitigate the long-term exposure to climate risks. The
Group aims to support customers in improving the resilience of their homes, including reaching out ahead of extreme weather events to provide elements of advice and guidance on how to protect
themselves and their homes.
Market risk
For the Investments portfolio in Scottish Widows, the Group
manages potential impacts from physical and transition risks on the value or availability of assets through a range of controls, including due diligence on the selection and oversight of external fund managers, with specific consideration of ESG factors. The
investments team has dedicated fund investment leads who are responsible for all aspects of oversight, including review of climate-
related risks and ESG factors and related data supplied by external fund managers. The Group also utilises the ESG Tool as part of its credit risk assessment process.
Operational
Climate-related impacts could affect operational resilience through properties, IT systems, people and third-party suppliers and create disruption to services. The Group has processes in place to consider the resilience of its property in relation to physical risks, particularly focused on its offices, data centres and branch network, to
minimise the risk of service disruption.
The Group’s Code of Supplier Responsibility outlines the minimum standards and advanced expectations of third-party suppliers.
Suppliers are required to proactively identify, manage and reduce their environmental impact across their operations, products, and services. The Code specifies that suppliers must comply with all applicable environmental legislation and regulation, including climate-related disclosures and transition plans where relevant. For further information, refer to the Group’s Code of Supplier
Responsibility .
Lloyds Banking Group plc Annual Report and Accounts 2025

Risk management continued
Deficiencies in external disclosures
The Group’s external disclosures are subject to a robust governance process, including appropriate legal review. This provides an assessment of the relevant reporting requirements, such as the
Climate-related Financial Disclosures requirements (CFD) and Task
Force on Climate-related Financial Disclosures (TCFD)
recommendations.
Greenwashing
The Group has established measures to manage conduct risk and mitigate greenwashing, reinforcing transparency and accuracy in communications and disclosures. These measures include reviewing
ESG-related content prior to publication, providing dedicated guidance and training to support product governance and content creation and external legal review of sustainability-related content within the annual report and other disclosures. Together, these actions complement climate-related risk reporting obligations and demonstrate the Group’s commitment to responsible
communication. Looking ahead, the Group will continue to enhance its approach, as well as investigating any challenges or suggestions of greenwashing and embedding learnings into future improvements.
Monitoring
The Group ensures visibility and awareness of climate risks across its risk profile, with management information across a range of themes regularly assessed across the relevant business units. This is in addition to quarterly monitoring of the Group’s progress against its net zero ambitions through the Group Sustainability Committee, as well as consideration within the Group’s operating plan process.
The Group also closely monitors climate-related regulatory
developments to ensure its approach meets current requirements and progress towards meeting evolving expectations is tracked.
This includes understanding developments in sustainability
reporting and prudential supervision. Further detail on these is provided on page 141 of the Group’s sustainability report .
Reporting
The Group’s climate risk profile is regularly reviewed, with an overview provided as part of the Group’s risk reporting. Additional management information on climate risk is included within
reporting to Group Risk Committee and Board Risk Committee,
providing visibility of potential exposure to physical and transition risks across key areas of the Group.

Compliance risk

Definition
The risk of financial penalties, regulatory censure,
criminal or civil enforcement action or customer
detriment as a result of failure to identify, assess,
correctly interpret, comply with, or manage
regulatory and/or legal requirements.
Level two risks
Legal; Regulatory
The Risk overview, on page 25, contains a summary of compliance risk performance and key mitigating actions.

Risk appetite
The Group does not tolerate non-adherence to regulatory and legal requirements and all colleagues employed by the Group are
expected to comply with legal and regulatory obligations,
requirements, statutes and permissions.
Where inadvertent instances of non-compliance occur, these are promptly addressed with corrective action to minimise exposure and avoid recurrence.
Identification and assessment
Compliance risk is measured against defined risk appetite metrics, which assess material regulatory breaches and material legal incidents.
The Group Legal function provides legal advice and together with the Risk function, delivers oversight, proactive support and constructive challenge to the wider business in identifying and managing regulatory and legal issues.
The Group engages with regulatory authorities and industry bodies on forthcoming regulatory changes, market reviews and
investigations, ensuring programmes are established to deliver new regulation and legislation.
Horizon scanning is used to identify both medium- and long-term compliance risks that could affect the ability to achieve strategic objectives. This includes but is not limited to new or updated regulations, legislations, guidance and updates. Similarly, the
Group’s emerging and topical risks provide a forward-looking view of themes, with the potential to alter execution of strategy or operations in the medium to long term.
Management and mitigation
The Group’s strategy supports a continued focus on proactive identification, management and mitigation of compliance risk, embedded through colleague recruitment, training, performance management and clear accountabilities.
Permissions, licenses, waivers, modifications and authorisations are in place and maintained to ensure that appropriate approvals have been sought to carry out regulated activities.
Compliance policies and standards are in place, setting out clear requirements and controls that apply across the business, aligned to the Group’s risk appetite.
The Senior Managers and Certification Regime (SMCR) is used to ensure that accountabilities are clearly allocated to and from senior managers, with expectation that all Senior Manager Function (SMF)
and Material Risk Takers (MRT) colleagues deliver compliant
outcomes in line with regulatory expectations.
Monitoring
Compliance with relevant laws and regulations is supported by risk oversight and monitoring activity. The Group continues to evolve its approach to traceability of regulatory obligations as part of the risk management framework.
Regulatory and legal breaches are escalated and recorded, with regulators notified of material breaches in line with expected timescales. Breaches are used as a trigger to consider the
compliance risk profile.
Changes to the internal and external environment are regularly monitored to ensure there is an accurate and up-to-date view of the risk profile. This includes but is not limited to:
•Using key risk, control and performance indicators as relevant to monitor the risk profile
•Monitoring relevant risk appetite metrics against agreed
thresholds, including the escalation of breaches
•Understanding the impact of change activity on the risk and control environment
Reporting
Reporting ensures that senior management have visibility of the
Group’s compliance risk exposure to enable informed decision making.
Data for risk profiles, events and issues is reported to the relevant risk committee(s) by all appropriate business units, Group functions and sub-groups.
Regulatory reporting is submitted to regulators as required.
Lloyds Banking Group plc Annual Report and Accounts 2025

Conduct risk

Definition
The risk of the Group’s activities, behaviours,
strategy or business planning, having an adverse
impact on outcomes for customers, undermining the
integrity of the market or distort competition, which
could lead to regulatory censure, reputational
damage or financial loss.
Level two risks
Colleague; Customer; Market
The Risk overview, on page 26, contains a summary of conduct risk performance and key mitigating actions.

Risk appetite
The Group is committed to maintaining a strong conduct and
customer focused culture that minimises customer harm and
maintains good customer outcomes. The Group manages conduct
risk to ensure that the actions and behaviours of the Group and its colleagues do not:
•Negatively impact the delivery of good customer outcomes at all stages of the customer journey
•Have an adverse effect on the markets in which it operates
•Conflict with the Group’s purpose and values or expose it to negative reputational impact
The Group does not tolerate deliberately or negligently causing detriment to customers.
Identification and assessment
Conduct risks are identified through day-to-day business
management, with product owners accountable for current and
emerging risks.
Horizon scanning for regulatory and market developments is used to identify both medium- and long-term conduct risks that could affect the ability to achieve strategic objectives.
Customer outcomes are monitored and assessed in line with the
Group’s regulatory requirements, including Consumer Duty, and to mitigate the customer conduct risks the Group faces.
There are monitoring systems in place to detect instances of market abuse alongside procedures to ensure that any detected instances are dealt with swiftly and effectively. This includes procedures to identify and report suspicious transactions where relevant. The
Group implements and monitors adherence with market abuse and personal account dealing procedures that are aligned with the UK’s market abuse legislation.
Management and mitigation
The Group’s strategy supports a continued focus on proactive identification and mitigation of conduct risk, embedded through colleague recruitment, training, performance management and clear accountabilities.
Conduct risk appetite is established at Group and divisional level, with metrics supporting the Group risk appetite to ensure ongoing focus and escalation via appropriate governance procedures.
Conduct policies and procedures are in place to ensure appropriate controls and processes to deliver good customer outcomes,
including fair value and meeting customer needs, and support market integrity and competition requirements.
Complaints are managed through responding to, and learning from, root causes of complaint volumes and Financial Ombudsman
Service (FOS) change rates.
The Group actively engages with regulatory bodies and other
stakeholders to develop understanding of concerns related to customer treatment, colleague behaviours, effective competition and market integrity, to ensure that the Group’s strategic conduct focus continues to meet evolving stakeholder expectations.
Ongoing engagement with any third parties involved in serving the
Group’s customers ensures consistent delivery in line with the
Group’s own standards and expectations.
In respect of the motor finance commissions review, the Group will continue to assess developments and potential impacts following the announcement by the FCA of the final scheme rules, which are expected by the end of March 2026. Further details are provided on page 284.
Market conduct remains an area of focus with ongoing
enhancements to our surveillance and control environment. The
Group is a member of the Fixed Income, Currencies and
Commodities Markets Standard Board and is committed to
conducting its market activities in line with the principles of the UK
Money Markets Code, the Global Precious Metals Code and the FX
Global Code.
Monitoring
The Group maintains comprehensive monitoring activities to ensure the effective management of conduct risk, including:
•Conduct Risk Appetite Metrics (CRAMs), with escalation to the
Board where required
•Oversight across the three lines of defence, ensuring
accountability and robust governance
•Data-driven insights into customer outcomes, including
monitoring aligned to Consumer Duty requirements
•Tracking risk appetite metrics and management measures
against agreed thresholds, with prompt escalation of any
breaches
•Use of key risk, control, and performance indicators to monitor the overall risk profile
•Assessment of the impact of change and transformation
initiatives on the risk and control environment
•Monitoring strategic changes and new product offerings,
ensuring associated risks are understood and managed
•Identification, escalation, and recording of events in line with operational risk protocols, including immediate regulatory
notification where required. Effective root cause analysis is undertaken to address issues, strengthen the control
environment (including resilience), and inform capital
requirements for unexpected severe losses
The Group continues to refine its approach to data-led monitoring as part of its data strategy.
Reporting
Conduct risk is governed through divisional risk committees, with significant issues escalated to the Group Risk Committee in
accordance with the Group’s risk management framework. Risk
profiles, events, and issues at all organisational levels are reported to the relevant committees to ensure full visibility and informed decision making.
Lloyds Banking Group plc Annual Report and Accounts 2025

Risk management continued

Credit risk

Definition
Credit risk is defined as the risk that parties with
whom the Group has contracted fail to meet their
financial obligations (on and off-balance sheet).
Level two risks
Retail credit (page 169); Commercial credit (page 174)
The Risk overview, on page 26, contains a summary of credit risk performance and key mitigating actions.

Financial risk indicators (underlying basisA)
•Impairment charge: £795 million (2024: £433 million)
•Expected credit loss: £3,353 million (2024: £3,651 million)
•Loans and advances in Stage 2: 9.4% (2024: 10.4%)

Risk appetite
The Group is commercially required to take credit risk to support the strategy of the business and maintain underwriting standards to enable safe and sustainable growth. The Group maintains a well-
balanced credit portfolio through the economic cycle, considering stressed losses and aligned with the Group’s target return on equity.
Risk appetite is expressed primarily through origination quality metrics, designed to ensure quality of new business written is within acceptable tolerances and stress loss outcomes.
Identification and assessment
The principal sources of credit risk within the Group where financial loss may occur arise from loans and advances (for example
mortgages, term loans and overdrafts), contingent guarantees (for example, credit instruments such as guarantees or letters of credit), commitments, debt securities, derivatives to customers, financial institutions and sovereigns, and leasing arrangements where the
Group is the lessor. These also expose the Group to refinance risk in the event the Group does not wish to refinance an exposure at its contractual maturity date and the obligor is unable to repay by securing alternative finance.
Credit risk exposures in the Insurance, Pensions and Investments division relate mostly to bond and loan assets which, together with some related swaps, are used to fund annuity commitments within shareholder funds; plus balances held in liquidity funds to manage
Insurance division’s liquidity requirements, and exposure
to reinsurers.

The investments held in the Group’s defined benefit pension
schemes also expose the Group to credit risk. Note 12 to the consolidated financial statements on page 245 provides further information on the defined benefit pension schemes’ assets
and liabilities.

The maximum credit risk exposure of the Group in the event of other parties failing to perform their obligations is considered to be the balance sheet carrying amount or, for non-derivative off-
balance sheet transactions and financial guarantees, their
contractual nominal amounts (not taking into account any
collateral held).
Further details can be seen in note 16 to the consolidated
financial statements on page 255 and note 36 to the
consolidated financial statements on page 291.
Credit risk is identified through relationship and portfolio management, credit stewardship and/or through automated
decision processes for portfolios or individual customers. Risks are assessed against the capacity of the customer to repay the debt and expected returns to determine whether, and on what terms, to grant credit. Individual credit assessments are controlled via approved limits and parameters which are formally delegated to approved individuals with appropriate level of skill and judgement.
Models provide a way of objectively assessing credit risk and a range of approaches are used to ensure a clear understanding of the risk profile including, but not limited to, Probability of Default (PD),
Exposure at Default (EAD) and Loss Given Default (LGD) models.
Horizon scanning is used to identify credit risks arising from changing market and economic conditions and changes to regulatory
requirements. The Group’s credit portfolios are subject to regular stress testing, including Group-led PRA and other regulatory stress tests focusing on individual divisions and portfolios. For further information see pages 142 to 143.
The process for credit risk identification, measurement and
control is integrated into the Board-approved framework for
credit risk appetite and governance.
Credit risk is measured from different perspectives using a range of appropriate modelling and scoring techniques at a number of levels of granularity, including total balance sheet, individual portfolio, pertinent concentrations and individual customer – for both new business and existing exposure. Key metrics, which
may include but are not limited to, total exposure, ECL, risk-
weighted assets, new business quality, concentration risk and portfolio performance, are reported monthly to risk committees and forums.
Measures such as ECL, risk-weighted assets, observed credit
performance, predicted credit quality (usually from predictive credit scoring models), collateral cover and quality, and other credit drivers (such as cash flow, affordability, leverage and indebtedness) have been incorporated into the Group’s credit risk management practices to enable effective risk measurement across the Group.
Management and mitigation
The Group uses a range of approaches to mitigate credit risk.
Credit risk management
Prudent credit principles, risk policies, standards and appetite statements
The independent Risk function sets out the credit principles, credit risk policies, credit standards and credit risk appetite statements.
Credit risk appetite is set at Board level and is described and reported through a suite of metrics devised from a combination of accounting and credit portfolio performance measures, which include the use of various credit risk rating systems as inputs and assess credit risk at a counterparty level using three components:
(i) the probability of default by the counterparty on its
contractual obligations; (ii) the current exposures to the
counterparty and their likely future development, from which the Group derives the exposure at default; and (iii) the likely loss ratio on the defaulted obligations, the loss given default.
•Credit authorities are delegated by relevant Boards to Chief Risk
Officers, with subsequent delegation to enable colleagues to make credit decisions
•Credit risk management is undertaken at a customer, portfolio and macro level. Portfolios are monitored and actions taken to ensure they remain within risk appetite and approved limits
•Periodic reviews of specific business, sector and portfolio strategies are undertaken to assess the risk return profile and ensure risk is being managed, sustainable returns optimised, and that quality is not sacrificed for growth
Lloyds Banking Group plc Annual Report and Accounts 2025

•The ratio of risk to reward influences pricing decisions with PD,
LGD and EAD acting as key drivers to assess the potential
profitability of deals and portfolios, and to facilitate risk-
adjusted pricing and strategy decisions
•Repayment from cash flows is the primary form of risk mitigation the Group seeks to ensure that customers can meet their
obligations
•To mitigate the risk of loss due to insufficient cash flows, mitigation is also managed where appropriate through taking
security, collateral, credit default swaps, credit risk insurance, financial covenants, significant risk transactions, risk netting, guarantees, credit linked debt instruments and operational/
contractual rights to offset mutual obligations
•The Group supports and works with customers to return them to performing and forbearance may be provided for customers
when an unexpected change in circumstances impacts their
ability to meet financial obligations. If a return to performing status is not possible, the Group will seek to recover monies owed

Limitations on concentration risk
There are portfolio controls on certain industries, sectors and products to reflect risk appetite as well as individual, customer and bank limit risk tolerances. Credit standards, appetite
statements and mandates are aligned to the Group’s risk
appetite and restrict exposure to higher risk countries and
potentially vulnerable sectors and asset classes. Exposures are monitored to prevent both an excessive concentration of risk and single name concentrations. These concentration risk
controls are not necessarily in the form of a maximum limit on exposure, but may instead require new business in concentrated sectors to fulfil additional minimum standards and/or guideline requirements. The Group’s largest credit limits are regularly monitored by the Board Risk Committee and reported in
accordance with regulatory requirements.
Defined country risk management framework
The Group sets a maximum country risk appetite for countries based on economic, financial, political and social factors as well as the approved business and strategic plans of the Group. Risk-based appetite for all countries is set within the independent Risk function.
Specialist expertise
Credit quality is managed and controlled by a number of specialist units within the business and Risk function, which provide for example: intensive management and control; security perfection;
maintenance of customer and facility records; expertise in
documentation for lending and associated products; sector-specific expertise; and legal services applicable to the particular market segments and product ranges offered by the Group.
Frequent and robust credit risk assurance
An independent department within the Risk function provides
oversight that credit risk is effectively managed and to ensure appropriate controls are in place and adhered to. Group Audit conducts assurance on the effectiveness of credit risk management.
Collateral
The principal types of acceptable collateral include: residential and commercial properties; charges over business assets such as inventory and accounts receivable; financial instruments such as debt securities; vehicles; cash; and guarantees received from third parties.
The Group maintains credit standards on the acceptability of specific classes of collateral.
For non-mortgage retail lending to small businesses, collateral may include second charges over residential property and the
assignment of life cover.
Collateral held as security for financial assets other than loans and advances is determined by the nature of the underlying exposure.
Debt securities, including treasury and other bills, are generally unsecured, with the exception of asset-backed securities and similar instruments such as covered bonds, which are secured by portfolios of financial assets. Collateral is generally not held against loans and advances to financial institutions and debt securities. Debt securities are classified as financial assets held at amortised cost.
Securities are held as part of reverse repurchase or securities borrowing transactions or where a collateral agreement has been entered into under a master netting agreement. Derivative
transactions with financial institutions are typically collateralised under a Credit Support Annex (CSA) in conjunction with the
International Swaps and Derivatives Association (ISDA) Master
Agreement. Derivative transactions with non-financial customers are not usually supported by a CSA.
Collateral requirements at origination depend on the transaction’s nature and the borrower’s credit quality, size and structure.
For non-retail exposures, the Group may seek:
•A first charge over land and buildings owned and occupied by the business
•A debenture over the assets of a company or limited liability partnerships
•Limited personal guarantees from directors of a company or
limited liability partnership
•Key man insurance
The Group has standards on acceptable collateral valuations, maximum loan-to-value (LTV) ratios, and other criteria for
application reviews. The customer or counterparty must
demonstrate its ability to generate funds from normal operations to repay a customer or counterparty’s financial commitments, rather than relying on the disposal of collateral.
Although lending decisions are primarily based on expected cash flows, any collateral provided may impact the pricing and other terms of a loan or facility granted. This will have a financial impact on the amount of net interest income recognised and on internal loss given default estimates that contribute to the determination of asset quality and returns.
The Group requires collateral to be valued by a qualified,
independent source at the time of borrowing, where
appropriate. For retail residential mortgages and limited
residential assets in Commercial, automated valuation models may be used, subject to accuracy and LTV limits. Third-party valuations are regularly monitored and reviewed. Collateral
values are reviewed based on lending type, collateral and
account performance to ensure they remain appropriate. If
collateral value declines, the Group may seek additional
collateral or amend facility terms. The Group adjusts estimated market values to take account of the costs of realisation and any discount associated with the realisation of the collateral when estimating credit losses.
In some circumstances, where the discounted value of the
estimated net proceeds from the liquidation of collateral (i.e. net of costs, expected haircuts and anticipated changes in the value of the collateral to the point of sale) is greater than the
estimated exposure at default, no credit losses are expected and no ECL allowance is recognised.
The Group considers risk concentrations by collateral providers and collateral type with a view to ensuring that any potential undue concentrations of risk are identified and suitably managed by changes to strategy, standards and/or business plans.
Lloyds Banking Group plc Annual Report and Accounts 2025

Risk management continued
The Group seeks to avoid correlation or wrong-way risk where possible. Under the Group’s repurchase (repo) policy, the issuer of the collateral and the repo counterparty should be neither the same nor connected. The same rule applies for derivatives. The Risk function has the necessary discretion to extend this rule to other cases where there is significant correlation, or agree exceptions, for example, countries with a rating equivalent to AA- or better may be considered to have no adverse correlation between a counterparty domiciled in that country and the country of risk (issuer of securities), or for short-dated transactions with counterparties with certain specific Sovereign issues.

The Group’s credit risk disclosures for unimpaired other retail lending show assets gross of collateral and therefore disclose the maximum loss exposure.
During the year, £394 million of collateral was repossessed
(2024: £285 million), consisting primarily of residential property.
Forbearance
The Group’s aim in offering forbearance and other assistance to customers in financial distress is to benefit both the customer and the Group by supporting its customers and acting in their best interests by, where possible, bringing customer facilities back into a sustainable position.
The Group offers a range of tools and assistance to support
customers who are encountering financial difficulties. Cases are managed on an individual basis, with the circumstances of each customer considered separately and the action taken judged
as being appropriate and sustainable for both the customer
and the Group.
Forbearance measures consist of concessions towards a debtor that is experiencing or about to experience difficulties in meeting its financial commitments. This can include modification of the
previous terms and conditions of a contract or a total or partial refinancing of a troubled debt contract, either of which would not have been required had the debtor not been experiencing
financial difficulties.
The provision and review of such assistance is controlled through the application of an appropriate framework and associated
controls. Regular review of the assistance offered to customers is undertaken to confirm that it remains appropriate, alongside monitoring of customers’ performance and the level of
payments received.
The Group classifies accounts as forborne at the time a customer in financial difficulty is granted a concession.
Balances in default or classified as Stage 3 are always considered to be non-performing. Balances may be non-performing but not in default or Stage 3, where for example they are within their non-
performing forbearance cure period.
Non-performing exposures can be reclassified as performing
forborne after a minimum 12-month cure period, providing there are no past due amounts or concerns regarding the full repayment of the exposure. A minimum of a further 24 months must pass from the date the forborne exposure was reclassified as performing forborne before the account can exit forbearance. If conditions to exit forbearance are not met at the end of this probation period, the exposure shall continue to be identified as forborne until all the conditions are met.
The Group’s treatment of loan renegotiations is included in the impairment policy in note 2(H) to the consolidated financial statements on page 221.
Additional mitigation for Retail customers
The Group uses a variety of lending criteria when assessing
applications for mortgages and unsecured lending. The general approval process uses credit acceptance scorecards and involves a review of an applicant’s previous credit history using internal data and information held by Credit Reference Agencies (CRA).
The Group also assesses the affordability and sustainability of lending for each borrower. For secured lending this includes use of an appropriate stressed interest rate scenario. Affordability assessments for all lending are compliant with relevant regulatory and conduct guidelines. The Group takes reasonable steps to
validate information used in the assessment of a customer’s income and expenditure.
In addition, the Group has in place quantitative limits such as maximum limits for individual customer products, the level of borrowing to income and the ratio of borrowing to collateral. Some of these limits relate to internal approval levels and others are policy limits above which the Group will typically reject borrowing applications. The Group also applies certain criteria that are applicable to specific products, for example applications for buy-to-
let mortgages.
For UK mortgages, the Group’s credit standard permits owner
occupier applications with a maximum LTV of 95%. This can
increase to 100% for specific products where additional security is provided by a supporter of the applicant and held on deposit by the
Group. Applications with an LTV above 90% are subject to
enhanced underwriting criteria, including higher scorecard cut-offs and loan size restrictions.
Buy-to-let mortgages within Retail are limited to a maximum loan size of £2,000,000 and 80% LTV for a single property. Buy-to-let applications must pass a minimum rental cover ratio of 125% under stressed interest rates, after applicable tax liabilities. Portfolio landlords (customers with four or more mortgaged buy-to-let
properties) are subject to additional controls including evaluation of overall portfolio resilience.
The Group’s credit standard is to reject any application for a lending product where a customer is registered as bankrupt or insolvent, or has a recent County Court Judgment or financial default registered at a CRA used by the Group above de minimis thresholds. In
addition, the Group typically rejects applicants where total unsecured debt, debt-to-income ratios, or other indicators of financial difficulty exceed credit standard limits.
Where credit acceptance scorecards are used, new models, model changes and monitoring of model effectiveness are independently reviewed and approved in accordance with the governance
framework set by the Group Model Governance Committee.
The Group generally does not take physical possession of
properties or other assets held as collateral and uses external agents to realise the value as soon as practicable, generally at auction, to settle indebtedness. Any surplus funds are returned to the borrower or are otherwise dealt with in accordance with appropriate insolvency regulations. In certain circumstances the
Group takes physical possession of assets held as collateral against commercial lending. In such cases, the assets are carried on the Group’s balance sheet and are classified according to the
Group’s accounting policies.
Additional mitigation for Commercial Banking customers
Individual credit assessment and independent sanction of
customer and bank limits
With the exception of small exposures to small to medium-sized enterprises (SME) customers where certain relationship managers have limited delegated credit approval authority, credit risk in commercial customer portfolios is subject to approval by the independent Risk function, which considers the strengths and weaknesses of individual transactions, the balance of risk and reward, and how credit risk aligns to risk appetite and the Group‘s strategy.
Credit facilities provided are subject to an Annual Credit Review
(ACR) in line with Credit Standards, to confirm appetite for ongoing provision of existing facilities.
Lloyds Banking Group plc Annual Report and Accounts 2025

Exposure to individual counterparties, groups of counterparties or customer risk segments is controlled through a tiered hierarchy of credit authority delegations and risk-based credit limit guidances per client group for larger exposures. Approval requirements for each decision are based on a number of factors including, but not limited to, the transaction amount, the customer’s aggregate facilities, any risk mitigation in place, credit standards, risk appetite, credit risk ratings and the nature and term of the risk. The Group’s credit risk appetite criteria for counterparty and customer loan underwriting is generally the same as that for loans intended to be held to maturity. All hard loan/bond underwriting must be approved by the Risk function. A pre-approved credit matrix may be used for
‘best efforts’ underwriting.
Counterparty credit limits
Limits are set against all types of exposure in a counterparty name, in accordance with an agreed methodology for each exposure type.
This includes credit risk exposure on individual derivatives and securities financing transactions, which incorporates potential future exposures from market movements against agreed
confidence intervals. Aggregate facility levels by counterparty are set and limit breaches are subject to escalation procedures.
Daily settlement limits
Settlement risk arises in any situation where a payment in cash, securities or equities is made in the expectation of a corresponding receipt in cash, securities or equities. Daily settlement limits are established for each relevant counterparty to cover the aggregate of all settlement risk arising from the Group’s market transactions on any single day. Where possible, the Group uses Continuous Linked
Settlement in order to reduce foreign exchange (FX) settlement risk.
Master netting agreements
It is a credit requirement that a Group-approved master
netting agreement must be used for all derivative and traded product transactions and must be in place prior to trading, with separate documentation required for each Group entity providing facilities. This requirement extends to trades with clients and the counterparties used for the Group’s own hedging activities, which may also include clearing trades with Central Counterparties (CCPs).
Any exceptions must be approved by the appropriate credit
approver. Master netting agreements do not generally result in an offset of balance sheet assets and liabilities for accounting purposes, as transactions are usually settled on a gross basis. However, within relevant jurisdictions and for appropriate counterparty types, master netting agreements do reduce the credit risk to the extent that, if an event of default occurs, all trades with the counterparty may be terminated and settled on a net basis. The Group’s overall exposure to credit risk on derivative instruments subject to master netting agreements can change substantially within a short period, since this is the net position of all trades under the master netting agreement.
Other credit risk transfers
The Group also undertakes asset sales, credit derivative based transactions, securitisations (including significant risk transfer transactions), purchases of credit default swaps and purchase of credit risk insurance as a means of mitigating or reducing credit risk and/or risk concentration, taking into account the Group’s credit risk appetite, the nature of assets and the prevailing market conditions.
Monitoring
Credit risk exposure is monitored using various internal risk management measures against limits approved by automated
decision tools, or individuals with set delegated authorities.
Portfolios are monitored to evaluate trends in credit risk measures including PD, EAD, LGD, Expected Credit Loss (ECL), Expected Loss
(EL) and Risk-Weighted Assets (RWA), and ensure that the overall composition of the lending portfolios remains consistent with Board approved risk appetite.
Early Warning Indicators are used to detect early signs of a deterioration in credit quality.
Reporting
Credit Risk Appetite Metrics and a set of management measures are reported to relevant Boards, Risk Committees and Forums as
required.
Operational limits are reported to the relevant committees, forums or individuals as required.
Robust insight, analytical, and reporting capabilities are in place to produce timely and reliable risk data and management information to meet internal and external reporting requirements.
The Group credit risk portfolio in 2025
Overview
Credit performance has remained strong and stable in 2025. The
Group maintains a measured approach to credit risk appetite and risk management with strong credit origination criteria embedded, including affordability tests and robust LTVs in the secured portfolios.
In UK mortgages, reductions in new to arrears and flows to default have been observed, whilst unsecured portfolios continue to exhibit low and stable arrears trends. Credit performance also remains strong in Commercial Banking. The Group continues to assess the impacts of the economic and geopolitical environment carefully through a suite of early warning indicators and governance
arrangements that ensure risk mitigating action plans are in place to support customers and protect the Group’s positions.
The underlying impairment charge in 2025 was £795 million, up from £433 million in 2024, and includes a net charge from updates to the Group’s macroeconomic outlook of £74 million compared to a large release of £394 million in 2024. Excluding macroeconomic updates, the Group’s underlying impairment charge remains low and similar to 2024. The total underlying probability-weighted ECL allowance was lower in 2025 at £3,353 million (31 December 2024:
£3,651 million) following strong credit performance and additional benefits from model refinements.
Stage 2 underlying loans and advances to customers are lower at
£45,413 million versus the prior year (31 December 2024:
£48,075 million) following strong credit performance particularly within UK mortgages. Additionally, growth in lending from new business inflows dilute the proportion of Stage 2 loans and advances to 9.4% of total lending (31 December 2024: 10.4%) with Stage 2 coverage reducing slightly at 2.6% (31 December 2024: 2.8%).
Stage 3 underlying loans and advances to customers are lower at
£8,349 million versus the prior year (31 December 2024:
£9,021 million), and as a percentage of total lending at 1.7%
(31 December 2024: 2.0%). Migrations into Stage 3 from a small number of cases within Commercial Banking were offset by
continued strong performance, especially following improving default rates within UK mortgages. Growth in house prices combined with strong credit performance across Retail also reduced the total
Group Stage 3 coverage to 15.9% (31 December 2024: 16.4%).
Lloyds Banking Group plc Annual Report and Accounts 2025

Risk management continued
Total Group assets
Impairment charge (credit) by division – statutory and underlyingA basis

	Loans and advances to customers £m	Loans and advances to banks £m	Debt securities £m	Financial assets at fair value through other comprehensive income £m	Other £m	Undrawn balances £m	2025 £m	2024 £m

UK mortgages	(59)	–	–	–	–	(1)	(60)	(194)
Credit cards	327	–	–	–	–	(6)	321	270
UK unsecured loans and overdrafts	269	–	–	–	–	(12)	257	272
UK Motor Finance	214	–	–	–	–	(2)	212	116
Other	3	–	–	–	–	1	4	(7)
Retail	754	–	–	–	–	(20)	734	457
Business and Commercial Banking	(53)	–	–	–	–	–	(53)	47
Corporate and Institutional Banking	166	–	–	–	–	(53)	113	(61)
Commercial Banking	113	–	–	–	–	(53)	60	(14)
Insurance, Pensions and Investments	–	–	–	–	2	–	2	(9)
Equity Investments and Central Items	–	–	–	(1)	–	–	(1)	(3)
Total impairment charge (credit)	867	–	–	(1)	2	(73)	795	431
Insurance, Pensions and Investments (underlying basis)A	–	–	–	–	2	–	2	(7)
Total impairment charge (credit) (underlying basis)A	867	–	–	(1)	2	(73)	795	433

Asset quality ratioA							0.17%	0.10%
Credit risk balance sheet basis of presentation
The balance sheet analyses which follow have been presented on two bases; the statutory basis which is consistent with the presentation in the Group’s accounts and the underlying basis which is used for internal management purposes. A reconciliation between the two bases has been provided.
In the following statutory basis tables, purchased or originated credit-impaired (POCI) assets include a fixed pool of mortgages that were purchased as part of the HBOS acquisition at a deep discount to face value reflecting credit losses incurred from the point of origination to the date of acquisition. The residual expected credit loss (ECL) allowance on POCI assets reflects further deterioration in the creditworthiness from the date of acquisition. Over time, these POCI assets will run off as the loans redeem, pay down or as loans are written off.
The Group uses the underlying basis to monitor the creditworthiness of the lending portfolio and related ECL allowances because it provides a different perspective of the credit performance of the POCI assets purchased as part of the HBOS acquisition. The underlying basis assumes that the lending assets acquired as part of a business combination were originated by the Group and are classified as either
Stage 1, 2 or 3 according to the change in credit risk over the period since origination. Underlying ECL allowances have been calculated accordingly. Unless otherwise stated, the following credit risk commentary is provided on an underlying basis.
The statutory basis also includes an accounting adjustment within UK Motor Finance required under IFRS 9 to recognise a continuing involvement asset following the partial derecognition of a component of the Group’s finance lease book via a securitisation in the third quarter of 2024.
Lloyds Banking Group plc Annual Report and Accounts 2025

Total expected credit loss allowance – statutory and underlyingA basis

	At 31 Dec 2025 £m	At 31 Dec 2024 £m
Customer related balances
Drawn	3,011	3,191
Undrawn	197	270
	3,208	3,461
Loans and advances to banks	1	1
Debt securities	5	4
Other assets	14	15
Total expected credit loss allowance	3,228	3,481
Acquisition fair value adjustment	125	170
Total expected credit loss allowance (underlying basis)A	3,353	3,651
Of which: Customer related balances (underlying basis)A	3,333	3,631
Of which: Drawn (underlying basis)A	3,136	3,361
Movements in total expected credit loss allowance – statutory and underlyingA basis

	Opening ECL at 31 Dec 2024 £m	Write-offs and other[1] £m	Income statement charge (credit) £m	Net ECL increase (decrease) £m	Closing ECL at 31 Dec 2025 £m

UK mortgages	852	(61)	(60)	(121)	731
Credit cards	674	(392)	321	(71)	603
UK unsecured loans and overdrafts	523	(282)	257	(25)	498
UK Motor Finance	360	(142)	212	70	430
Other	67	(8)	4	(4)	63
Retail	2,476	(885)	734	(151)	2,325
Business and Commercial Banking	485	(55)	(53)	(108)	377
Corporate and Institutional Banking	504	(106)	113	7	511
Commercial Banking	989	(161)	60	(101)	888
Insurance, Pensions and Investments	15	(3)	2	(1)	14
Equity Investments and Central Items	1	1	(1)	–	1
Total[2]	3,481	(1,048)	795	(253)	3,228

UK mortgages (underlying basis)A	1,022	(106)	(60)	(166)	856
Retail (underlying basis)A	2,646	(930)	734	(196)	2,450
Insurance, Pensions and Investments (underlying basis)A	15	(3)	2	(1)	14
Total (underlying basis)A	3,651	(1,093)	795	(298)	3,353

1Contains adjustments in respect of purchased or originated credit-impaired financial assets.
2Total ECL includes £20 million relating to other non-customer-related assets (31 December 2024: £20 million).
Total expected credit loss allowance sensitivity to economic assumptions – statutory and underlyingA basis
The measurement of ECL reflects an unbiased probability-weighted range of possible future economic outcomes. The Group achieves this by generating four economic scenarios to reflect the range of outcomes; the central scenario reflects the Group’s base case assumptions used for medium-term planning purposes, an upside and a downside scenario are also selected together with a severe downside scenario. If the base case moves adversely, it generates a new, more adverse downside and severe downside which are then incorporated into the ECL.
Consistent with prior years, the base case, upside and downside scenarios carry a 30% weighting; the severe downside is weighted at 10%.
The following table shows the Group’s ECL for the probability-weighted, upside, base case, downside and severe downside scenarios. The stage allocation for an asset is based on the overall probability-weighted probability of default and hence the staging of assets is constant across all the scenarios. In each economic scenario the ECL for individual assessments is held constant reflecting the basis on which they are evaluated. Judgemental adjustments applied through changes to model inputs or parameters, or more qualitative post model adjustments, are apportioned across the scenarios in proportion to modelled ECL where this better reflects the sensitivity of these adjustments to each scenario. The probability-weighted view shows the extent to which a higher ECL allowance has been recognised to take account of multiple economic scenarios relative to the base case; the uplift on a statutory basis being £366 million compared to £445 million at
31 December 2024.
Lloyds Banking Group plc Annual Report and Accounts 2025

Risk management continued

	Probability- weighted £m	Upside £m	Base case £m	Downside £m	Severe downside £m
UK mortgages	731	341	510	937	1,943
Credit cards	603	498	579	674	777
Other Retail	991	922	969	1,036	1,126
Commercial Banking	888	690	789	1,010	1,414
Other	15	15	15	15	15
At 31 December 2025	3,228	2,466	2,862	3,672	5,275
UK mortgages (underlying basis)A	856	466	635	1,062	2,068
At 31 December 2025 (underlying basis)A	3,353	2,591	2,987	3,797	5,400
UK mortgages	852	345	567	1,064	2,596
Credit cards	674	518	641	773	945
Other Retail	950	843	923	1,010	1,172
Commercial Banking	989	745	889	1,125	1,608
Other	16	16	16	16	17
At 31 December 2024	3,481	2,467	3,036	3,988	6,338
UK mortgages (underlying basis)A	1,022	512	735	1,235	2,773
At 31 December 2024 (underlying basis)A	3,651	2,634	3,204	4,159	6,515
Group loans and advances to customers
The following pages contain analysis of the Group’s loans and advances to customers by sub-portfolio. Loans and advances to customers are categorised into the following stages:
•Stage 1 assets comprise of newly originated assets (unless purchased or originated credit-impaired), as well as those which have not experienced a significant increase in credit risk. These assets carry an expected credit loss allowance equivalent to the expected credit losses that result from those default events that are possible within 12 months of the reporting date (12 month expected credit losses)
•Stage 2 assets are those which have experienced a significant increase in credit risk since origination. These assets carry an expected credit loss allowance equivalent to the expected credit losses arising over the lifetime of the asset (lifetime expected credit losses)
•Stage 3 assets have either defaulted or are otherwise considered to be credit-impaired. These assets carry a lifetime expected credit loss
•Purchased or originated credit-impaired assets (POCI) are those that have been originated or acquired in a credit-impaired state. This includes within the definition of credit-impaired the purchase of a financial asset at a deep discount that reflects impaired credit losses
Reconciliation between statutory and underlyingA bases of gross loans and advances to customers and expected credit loss allowance on drawn balances

	Gross loans and advances to customers					Expected credit loss allowance on drawn balances
	Stage 1 £m	Stage 2 £m	Stage 3 £m	POCI £m	Total £m	Stage 1 £m	Stage 2 £m	Stage 3 £m	POCI £m	Total £m
At 31 December 2025
Underlying basisA	430,493	45,413	8,349	–	484,255	737	1,107	1,292	–	3,136
POCI assets	(644)	(2,734)	(1,823)	5,201	–	–	(30)	(254)	284	–
Acquisition fair value adjustment	–	–	–	(125)	(125)	–	–	–	(125)	(125)
Continuing involvement asset	344	–	–	–	344	–	–	–	–	–
	(300)	(2,734)	(1,823)	5,076	219	–	(30)	(254)	159	(125)
Statutory basis	430,193	42,679	6,526	5,076	484,474	737	1,077	1,038	159	3,011
At 31 December 2024
Underlying basisA	405,324	48,075	9,021	–	462,420	736	1,199	1,426	–	3,361
POCI assets	(762)	(3,310)	(2,305)	6,377	–	–	(39)	(318)	357	–
Acquisition fair value adjustment	–	–	–	(170)	(170)	–	–	–	(170)	(170)
Continuing involvement asset	798	–	–	–	798	–	–	–	–	–
	36	(3,310)	(2,305)	6,207	628	–	(39)	(318)	187	(170)
Statutory basis	405,360	44,765	6,716	6,207	463,048	736	1,160	1,108	187	3,191
Lloyds Banking Group plc Annual Report and Accounts 2025

Loans and advances to customers and expected credit loss allowance – statutory and underlyingA basis

At 31 December 2025	Stage 1 £m	Stage 2 £m	Stage 3 £m	POCI £m	Total £m	Stage 2 as % of total	Stage 3 as % of total
Loans and advances to customers
UK mortgages	284,307	30,414	4,016	5,076	323,813	9.4	1.2
Credit cards	15,258	2,326	274	–	17,858	13.0	1.5
UK unsecured loans and overdrafts	10,601	1,397	193	–	12,191	11.5	1.6
UK Motor Finance	14,222	2,786	141	–	17,149	16.2	0.8
Other	21,245	392	145	–	21,782	1.8	0.7
Retail	345,633	37,315	4,769	5,076	392,793	9.5	1.2
Business and Commercial Banking	24,362	3,329	979	–	28,670	11.6	3.4
Corporate and Institutional Banking	59,658	2,035	778	–	62,471	3.3	1.2
Commercial Banking	84,020	5,364	1,757	–	91,141	5.9	1.9
Equity Investments and Central Items[1]	540	–	–	–	540	–	–
Total gross lending	430,193	42,679	6,526	5,076	484,474	8.8	1.3
UK mortgages (underlying basis)A,2	284,951	33,148	5,839		323,938	10.2	1.8
UK Motor Finance (underlying basis)A,3	13,878	2,786	141		16,805	16.6	0.8
Retail (underlying basis)A	345,933	40,049	6,592		392,574	10.2	1.7
Total gross lending (underlying basis)A	430,493	45,413	8,349		484,255	9.4	1.7
Customer related ECL allowance (drawn and undrawn)
UK mortgages	55	208	309	159	731
Credit cards	205	277	121	–	603
UK unsecured loans and overdrafts	172	214	112	–	498
UK Motor Finance[4]	202	149	79	–	430
Other	17	11	35	–	63
Retail	651	859	656	159	2,325
Business and Commercial Banking	92	165	120	–	377
Corporate and Institutional Banking	107	136	263	–	506
Commercial Banking	199	301	383	–	883
Equity Investments and Central Items	–	–	–	–	–
Total	850	1,160	1,039	159	3,208
UK mortgages (underlying basis)A,2	55	238	563		856
UK Motor Finance (underlying basis)A,3	202	149	79		430
Retail (underlying basis)A	651	889	910		2,450
Total (underlying basis)A	850	1,190	1,293		3,333
Customer related ECL allowance (drawn and undrawn) as a percentage of loans and advances to customers
	Stage 1%	Stage 2%	Stage 3%	POCI %	Total %	Adjusted Stage 3[5] %	Adjusted Total[5] %

UK mortgages	–	0.7	7.7	3.1	0.2
Credit cards	1.3	11.9	44.2	–	3.4	45.7	3.4
UK unsecured loans and overdrafts	1.6	15.3	58.0	–	4.1	60.5	4.1
UK Motor Finance	1.4	5.3	56.0	–	2.5
Other	0.1	2.8	24.1	–	0.3
Retail	0.2	2.3	13.8	3.1	0.6	13.8	0.6
Business and Commercial Banking	0.4	5.0	12.3	–	1.3	15.7	1.3
Corporate and Institutional Banking	0.2	6.7	33.8	–	0.8	33.8	0.8
Commercial Banking	0.2	5.6	21.8	–	1.0	24.9	1.0
Equity Investments and Central Items	–	–	–	–	–
Total	0.2	2.7	15.9	3.1	0.7	16.5	0.7
UK mortgages (underlying basis)A,2	–	0.7	9.6		0.3
UK Motor Finance (underlying basis)A,3	1.5	5.3	56.0		2.6
Retail (underlying basis)A	0.2	2.2	13.8		0.6	13.8	0.6
Total (underlying basis)A	0.2	2.6	15.5		0.7	15.9	0.7
1Contains central fair value hedge accounting adjustments.
2UK mortgages balances on an underlying basisA exclude the impact of the HBOS acquisition-related adjustments.
3UK Motor Finance balances on an underlying basisA exclude a finance lease gross up.
4UK Motor Finance includes £243 million relating to provisions against residual values of vehicles subject to finance leases.
5Stage 3 and Total exclude loans in recoveries in credit cards of £9 million, UK unsecured loans and overdrafts of £8 million, Business and Commercial Banking of £217 million and
Corporate and Institutional Banking of £1 million.
Lloyds Banking Group plc Annual Report and Accounts 2025

Risk management continued

At 31 December 2024	Stage 1 £m	Stage 2 £m	Stage 3 £m	POCI £m	Total £m	Stage 2 as % of total	Stage 3 as % of total
Loans and advances to customers
UK mortgages	269,760	32,995	4,166	6,207	313,128	10.5	1.3
Credit cards	13,534	2,441	265	–	16,240	15.0	1.6
UK unsecured loans and overdrafts	9,314	1,247	175	–	10,736	11.6	1.6
UK Motor Finance	13,897	2,398	124	–	16,419	14.6	0.8
Other	17,373	516	147	–	18,036	2.9	0.8
Retail	323,878	39,597	4,877	6,207	374,559	10.6	1.3
Business and Commercial Banking	25,785	3,172	1,197	–	30,154	10.5	4.0
Corporate and Institutional Banking	55,692	1,996	642	–	58,330	3.4	1.1
Commercial Banking	81,477	5,168	1,839	–	88,484	5.8	2.1
Equity Investments and Central Items[1]	5	–	–	–	5	–	–
Total gross lending	405,360	44,765	6,716	6,207	463,048	9.7	1.5
UK mortgages (underlying basis)A,2	270,522	36,305	6,471		313,298	11.6	2.1
UK Motor Finance (underlying basis)A,3	13,099	2,398	124		15,621	15.4	0.8
Retail (underlying basis)A	323,842	42,907	7,182		373,931	11.5	1.9
Total gross lending (underlying basis)A	405,324	48,075	9,021		462,420	10.4	2.0

Customer related ECL allowance (drawn and undrawn)
UK mortgages	55	275	335	187	852
Credit cards	210	331	133	–	674
UK unsecured loans and overdrafts	170	235	118	–	523
UK Motor Finance[4]	173	115	72	–	360
Other	16	14	37	–	67
Retail	624	970	695	187	2,476
Business and Commercial Banking	132	187	166	–	485
Corporate and Institutional Banking	122	129	249	–	500
Commercial Banking	254	316	415	–	985
Equity Investments and Central Items	–	–	–	–	–
Total	878	1,286	1,110	187	3,461
UK mortgages (underlying basis)A,2	55	314	653		1,022
UK Motor Finance (underlying basis)A,3	173	115	72		360
Retail (underlying basis)A	624	1,009	1,013		2,646
Total (underlying basis)A	878	1,325	1,428		3,631

Customer related ECL allowance (drawn and undrawn) as a percentage of loans and advances to customers
	Stage 1%	Stage 2%	Stage 3%	POCI %	Total %	Adjusted Stage 3[5] %	Adjusted Total[5] %

UK mortgages	–	0.8	8.0	3.0	0.3
Credit cards	1.6	13.6	50.2	–	4.2
UK unsecured loans and overdrafts	1.8	18.8	67.4	–	4.9
UK Motor Finance	1.2	4.8	58.1	–	2.2
Other	0.1	2.7	25.2	–	0.4
Retail	0.2	2.4	14.3	3.0	0.7
Business and Commercial Banking	0.5	5.9	13.9	–	1.6	18.4	1.6
Corporate and Institutional Banking	0.2	6.5	38.8	–	0.9	38.8	0.9
Commercial Banking	0.3	6.1	22.6	–	1.1	26.9	1.1
Equity Investments and Central Items	–	–	–	–	–
Total	0.2	2.9	16.5	3.0	0.7	17.3	0.7
UK mortgages (underlying basis)A,2	–	0.9	10.1		0.3
UK Motor Finance (underlying basis)A,3	1.3	4.8	58.1		2.3
Retail (underlying basis)A	0.2	2.4	14.1		0.7
Total (underlying basis)A	0.2	2.8	15.8		0.8	16.4	0.8
1Contains central fair value hedge accounting adjustments.
2UK mortgages balances on an underlying basisA exclude the impact of the HBOS acquisition-related adjustments.
3UK Motor Finance balances on an underlying basisA exclude a finance lease gross up.
4UK Motor Finance includes £178 million relating to provisions against residual values of vehicles subject to finance leases.
5Stage 3 and Total exclude loans in recoveries in Business and Commercial Banking of £296 million and Corporate and Institutional Banking of £1 million.
Lloyds Banking Group plc Annual Report and Accounts 2025

Stage 2 loans and advances to customers and expected credit loss allowance – statutory and underlyingA basis

	Up-to-date						1-30 days past due[2]			Over 30 days past due
	PD movements			Other[1]
Gross lending £m		ECL[3] £m	As % of gross lending	Gross lending £m	ECL[3] £m	As % of gross lending	Gross lending £m	ECL[3] £m	As % of gross lending	Gross lending £m	ECL[3] £m	As % of gross lending
At 31 December 2025
UK mortgages	26,298	155	0.6	2,032	13	0.6	1,130	18	1.6	954	22	2.3
Credit cards	2,048	202	9.9	144	36	25.0	94	23	24.5	40	16	40.0
UK unsecured loans and overdrafts	666	116	17.4	559	53	9.5	129	31	24.0	43	14	32.6
UK Motor Finance	1,325	69	5.2	1,293	40	3.1	136	29	21.3	32	11	34.4
Other	62	2	3.2	305	6	2.0	11	1	9.1	14	2	14.3
Retail	30,399	544	1.8	4,333	148	3.4	1,500	102	6.8	1,083	65	6.0
Business and Commercial Banking	2,767	133	4.8	258	15	5.8	213	12	5.6	91	5	5.5
Corporate and Institutional Banking	1,888	135	7.2	21	–	–	7	1	14.3	119	–	0.0
Commercial Banking	4,655	268	5.8	279	15	5.4	220	13	5.9	210	5	2.4
Total	35,054	812	2.3	4,612	163	3.5	1,720	115	6.7	1,293	70	5.4
UK mortgages (underlying basis)A	28,460	172	0.6	2,163	19	0.9	1,373	21	1.5	1,152	26	2.3
Retail (underlying basis)A	32,561	561	1.7	4,464	154	3.4	1,743	105	6.0	1,281	69	5.4
Total (underlying basis)A	37,216	829	2.2	4,743	169	3.6	1,963	118	6.0	1,491	74	5.0
At 31 December 2024
UK mortgages	28,909	191	0.7	1,869	38	2.0	1,240	22	1.8	977	24	2.5
Credit cards	2,174	248	11.4	149	43	28.9	83	24	28.9	35	16	45.7
UK unsecured loans and overdrafts	630	129	20.5	439	52	11.8	131	36	27.5	47	18	38.3
UK Motor Finance	1,192	49	4.1	1,029	30	2.9	141	25	17.7	36	11	30.6
Other	103	3	2.9	321	7	2.2	37	2	5.4	55	2	3.6
Retail	33,008	620	1.9	3,807	170	4.5	1,632	109	6.7	1,150	71	6.2
Business and Commercial Banking	2,445	154	6.3	426	18	4.2	176	10	5.7	125	5	4.0
Corporate and Institutional Banking	1,903	125	6.6	45	1	2.2	6	–	–	42	3	7.1
Commercial Banking	4,348	279	6.4	471	19	4.0	182	10	5.5	167	8	4.8
Total	37,356	899	2.4	4,278	189	4.4	1,814	119	6.6	1,317	79	6.0
UK mortgages (underlying basis)A	31,510	216	0.7	2,000	41	2.1	1,559	27	1.7	1,236	30	2.4
Retail (underlying basis)A	35,609	645	1.8	3,938	173	4.4	1,951	114	5.8	1,409	77	5.5
Total (underlying basis)A	39,957	924	2.3	4,409	192	4.4	2,133	124	5.8	1,576	85	5.4
1Includes forbearance, client and product-specific indicators not reflected within quantitative PD assessments.
2Includes assets that have triggered PD movements, or other rules, given that being 1 to 29 days in arrears in and of itself is not a Stage 2 trigger.
3Expected credit loss allowance on loans and advances to customers (drawn and undrawn).
The Group’s assessment of a significant increase in credit risk, and resulting categorisation of Stage 2, includes customers moving into early arrears as well as a broader assessment that an up-to-date customer has experienced a level of deterioration in credit risk since origination.
A more sophisticated assessment is required for up-to-date customers, which varies across divisions and product type. This assessment incorporates specific triggers such as a significant proportionate increase in probability of default relative to that at origination, recent arrears, forbearance activity, internal watch lists and external bureau flags. Up to date exposures in Stage 2 are likely to show lower levels of expected credit loss (ECL) allowance relative to those that have already moved into arrears given that an arrears status typically reflects a stronger indication of future default and greater likelihood of credit losses.
Lloyds Banking Group plc Annual Report and Accounts 2025

Risk management continued
Movements in balances for the year ended 31 December 2025 (audited)
The movement tables below are compiled by comparing the position at the end of the period to that at the beginning of the year. Transfers between stages are deemed to have taken place at the start of the reporting period, with all other movements shown in the stage in which the asset is held at the end of the period. Purchased or originated credit-impaired are not transferable.
Additions and repayments comprise new loans originated and repayments of outstanding balances throughout the reporting period.
The Group’s impairment charge comprises impact of transfers between stages, other changes in credit quality and additions and repayments.
Advances written off have first been transferred to Stage 3 and then acquired a full allowance through other changes in credit quality.
Recoveries of amounts previously written off are shown at the full recovered value, with a corresponding entry in repayments and release of allowance through other changes in credit quality.
Movements in the gross carrying amount for loans and advances to customers and for allowance for expected credit losses were as follows:

	Gross carrying amount					Allowance for expected credit losses
	Stage 1 £m	Stage 2 £m	Stage 3 £m	POCI £m	Total £m	Stage 1 £m	Stage 2 £m	Stage 3 £m	POCI £m	Total £m
At 1 January 2025	405,360	44,765	6,716	6,207	463,048	736	1,160	1,108	187	3,191
Exchange and other adjustments[1]	1,034	(17)	3	8	1,028	(13)	(1)	18	45	49
Transfers to Stage 1	7,165	(7,021)	(144)		–	240	(221)	(19)		–
Transfers to Stage 2	(10,427)	11,211	(784)		–	(53)	114	(61)		–
Transfers to Stage 3	(1,557)	(1,871)	3,428		–	(35)	(157)	192		–
Net change in ECL due to transfers						(153)	257	350		454
Impact of transfers between stages[2]	(4,819)	2,319	2,500		–	(1)	(7)	462		454
Other changes in credit quality[2]						27	(46)	677	11	669
Additions and repayments	28,618	(4,388)	(1,606)	(1,130)	21,494	(12)	(29)	(140)	(75)	(256)
Charge (credit) to the income statement						14	(82)	999	(64)	867
Disposals and derecognition	–	–	–	–	–	–	–	–	–	–
Advances written off			(1,296)	(9)	(1,305)			(1,296)	(9)	(1,305)
Recoveries of amounts previously written off			209	–	209			209	–	209
At 31 December 2025	430,193	42,679	6,526	5,076	484,474	737	1,077	1,038	159	3,011
Allowance for expected credit losses	(737)	(1,077)	(1,038)	(159)	(3,011)
Net carrying amount	429,456	41,602	5,488	4,917	481,463
Drawn ECL coverage[3] (%)	0.2	2.5	15.9	3.1	0.6
1Exchange and other adjustments includes the impact of movements in exchange rates, discount unwind, derecognising assets as a result of modifications and adjustments in respect of purchased or originated credit-impaired financial assets (POCI). Where a POCI asset’s expected credit loss is less than its expected credit loss on purchase or origination, the increase in its carrying value is recognised within gross loans, rather than as a negative impairment allowance.
2Includes a credit for methodology and model changes of £136 million, split by stage as £41 million credit for Stage 1, £47 million credit for Stage 2, £52 million credit for Stage 3 and
£4 million charge for POCI.
3Allowance for expected credit losses on loans and advances to customers as a percentage of gross loans and advances to customers.
The total allowance for expected credit losses includes £243 million (2024: £178 million) in respect of residual value impairment and voluntary terminations within the Group’s UK Motor Finance business.
Lloyds Banking Group plc Annual Report and Accounts 2025

Movements in balances for the year ended 31 December 2024 (audited)

	Gross carrying amount					Allowance for expected credit losses
	Stage 1 £m	Stage 2 £m	Stage 3 £m	POCI £m	Total £m	Stage 1 £m	Stage 2 £m	Stage 3 £m	POCI £m	Total £m
At 1 January 2024	385,294	53,167	7,147	7,854	453,462	900	1,467	1,137	213	3,717
Exchange and other adjustments[1]	(910)	(23)	(74)	12	(995)	(12)	(6)	21	53	56
Transfers to Stage 1	25,658	(25,607)	(51)		–	413	(404)	(9)		–
Transfers to Stage 2	(25,390)	25,967	(577)		–	(66)	126	(60)		–
Transfers to Stage 3	(1,104)	(2,119)	3,223		–	(21)	(178)	199		–
Net change in ECL due to transfers						(293)	340	303		350
Impact of transfers between stages[2]	(836)	(1,759)	2,595		–	33	(116)	433		350
Other changes in credit quality[2]						(130)	(66)	709	66	579
Additions and repayments	22,529	(6,140)	(1,612)	(910)	13,867	(50)	(107)	(193)	(72)	(422)
Charge (credit) to the income statement						(147)	(289)	949	(6)	507
Disposals and derecognition[3]	(717)	(480)	(366)	(694)	(2,257)	(5)	(12)	(25)	(18)	(60)
Advances written off			(1,174)	(55)	(1,229)			(1,174)	(55)	(1,229)
Recoveries of amounts previously written off			200	–	200			200	–	200
At 31 December 2024	405,360	44,765	6,716	6,207	463,048	736	1,160	1,108	187	3,191
Allowance for expected credit losses	(736)	(1,160)	(1,108)	(187)	(3,191)
Net carrying amount	404,624	43,605	5,608	6,020	459,857
Drawn ECL coverage[4] (%)	0.2	2.6	16.5	3.0	0.7
1Exchange and other adjustments includes the impact of movements in exchange rates, discount unwind, derecognising assets as a result of modifications and adjustments in respect of purchased or originated credit-impaired financial assets (POCI). Where a POCI asset’s expected credit loss is less than its expected credit loss on purchase or origination, the increase in its carrying value is recognised within gross loans, rather than as a negative impairment allowance.
2Includes a credit for methodology and model changes of £24 million, split by stage as £20 million credit for Stage 1, £2 million charge for Stage 2, £15 million charge for Stage 3 and
£21 million credit for POCI.
3Relates to the securitisations of primarily legacy Retail mortgages
4Allowance for expected credit losses on loans and advances to customers as a percentage of gross loans and advances to customers.
Concentrations of exposure (audited)
The Group’s management of concentration risk includes portfolio controls on certain industries, sectors and products to reflect risk appetite as well as individual, customer and bank limit risk tolerances. Credit policies and appetite statements are aligned to the Group’s risk appetite and restrict exposure to higher risk countries and potentially vulnerable sectors and asset classes. Exposures are monitored to prevent both an excessive concentration of risk and single name concentrations. The Group’s largest credit limits are regularly monitored by the Board Risk Committee and reported in accordance with regulatory requirements. As part of its credit risk policy, the Group considers sustainability risk (which incorporates environmental (including climate), social and governance) in the assessment of Commercial
Banking facilities.
At 31 December 2025 the most significant concentrations of exposure were in mortgages.

	2025 £m	2024 £m
Agriculture, forestry and fishing	6,071	6,424
Construction[1]	3,175	3,389
Energy and water supply	5,571	4,912
Financial, business and other services	40,221	38,034
Manufacturing	5,326	4,790
Mining and Quarrying	314	205
Personal:
Mortgages[1]	346,033	330,840
Lease financing[2]	13,972	13,249
Other	31,145	28,016
Postal and telecommunications	3,177	3,182
Property companies	19,139	19,271
Transport, distribution and hotels	10,330	10,736
Total loans and advances to customers before allowance for impairment losses	484,474	463,048
Allowance for impairment losses (note 21 to the consolidated financial statements, page 272)	(3,011)	(3,191)
Total loans and advances to customers	481,463	459,857
1Includes both UK and overseas mortgage balances.
2Lease financing, previously reported in aggregate, is presented separately according to whether the lending is personal or non-personal. Non-personal lease financing is allocated to the industries or sectors relevant to the exposure. Comparatives are represented on a consistent basis.
Lloyds Banking Group plc Annual Report and Accounts 2025

Risk management continued
Forbearance
The basis of disclosure for forbearance is the CRR Article 47b definition. On a statutory basis, forbearance for the major retail portfolios increased by £122 million to £3,672 million in 2025 (2024: £3,550 million).
Commercial Banking forborne loans and advances increased by £241 million to £2,460 million in 2025 (2024: £2,219 million), of which
£1,852 million were in Stage 3 (2024: £1,784 million).
For information on customer treatments, see page 156.
Credit quality of loans and advances to customers (audited)
The analysis of lending has been prepared based on the division in which the asset is held, with the business segment in which the exposure is recorded reflected in the ratings system applied. The internal credit ratings systems used by the Group differ between Retail and
Commercial, reflecting the characteristics of these exposures and the way that they are managed internally; these credit ratings are set out below. All probabilities of default (PDs) include forward-looking information and are based on 12-month values, with the exception of credit-impaired.

Retail		Commercial
Quality classification	IFRS 9 PD range	Quality classification	IFRS 9 PD range
RMS 1–3	0.00–0.80%	CMS 1–5	0.000–0.100%
RMS 4–6	0.81–4.50%	CMS 6–10	0.101–0.500%
RMS 7–9	4.51–14.00%	CMS 11–14	0.501–3.000%
RMS 10	14.01–20.00%	CMS 15–18	3.001–20.000%
RMS 11–13	20.01–99.99%	CMS 19	20.001–99.999%
RMS 14	100.00%	CMS 20–23	100.000%
Stage 3 assets include balances of £235 million (2024: £297 million) (with outstanding amounts due of £992 million (2024: £971 million))
which have been subject to a partial write-off and where the Group continues to enforce recovery action.
There were no modifications of Stage 2 and Stage 3 assets during the year (2024: none). No material gain or loss was recognised by the Group.
As at 31 December 2025 there were no (2024: none) significant assets that had been previously modified while classified as Stage 2 or Stage 3 and were classified as Stage 1.
Lloyds Banking Group plc Annual Report and Accounts 2025

	Drawn exposures					Allowance for expected credit losses
Gross drawn exposures and expected credit loss allowance (audited)	Stage 1 £m	Stage 2 £m	Stage 3 £m	POCI £m	Total £m	Stage 1 £m	Stage 2 £m	Stage 3 £m	POCI £m	Total £m
At 31 December 2025
Retail – UK mortgages
RMS 1–3	276,020	19,717	–	–	295,737	43	99	–	–	142
RMS 4–6	8,034	6,274	–	–	14,308	6	34	–	–	40
RMS 7–9	154	1,193	–	–	1,347	1	12	–	–	13
RMS 10	23	338	–	–	361	–	5	–	–	5
RMS 11–13	76	2,892	–	–	2,968	1	57	–	–	58
RMS 14	–	–	4,016	5,076	9,092	–	–	309	159	468
	284,307	30,414	4,016	5,076	323,813	51	207	309	159	726
Retail – credit cards
RMS 1–3	5,708	6	–	–	5,714	11	–	–	–	11
RMS 4–6	8,221	1,108	–	–	9,329	85	44	–	–	129
RMS 7–9	1,321	793	–	–	2,114	48	87	–	–	135
RMS 10	8	140	–	–	148	1	26	–	–	27
RMS 11–13	–	279	–	–	279	–	91	–	–	91
RMS 14	–	–	274	–	274	–	–	121	–	121
	15,258	2,326	274	–	17,858	145	248	121	–	514
Retail – UK unsecured loans and overdrafts
RMS 1–3	1,376	2	–	–	1,378	4	–	–	–	4
RMS 4–6	8,130	624	–	–	8,754	106	34	–	–	140
RMS 7–9	1,062	324	–	–	1,386	37	33	–	–	70
RMS 10	26	110	–	–	136	2	19	–	–	21
RMS 11–13	7	337	–	–	344	1	99	–	–	100
RMS 14	–	–	193	–	193	–	–	112	–	112
	10,601	1,397	193	–	12,191	150	185	112	–	447
Retail – UK Motor Finance
RMS 1–3	8,531	910	–	–	9,441	135	22	–	–	157
RMS 4–6	5,083	1,275	–	–	6,358	63	52	–	–	115
RMS 7–9	606	359	–	–	965	3	25	–	–	28
RMS 10	–	77	–	–	77	–	10	–	–	10
RMS 11–13	2	165	–	–	167	–	39	–	–	39
RMS 14	–	–	141	–	141	–	–	79	–	79
	14,222	2,786	141	–	17,149	201	148	79	–	428
Retail – other
RMS 1–3	18,554	3	–	–	18,557	7	–	–	–	7
RMS 4–6	2,616	213	–	–	2,829	10	7	–	–	17
RMS 7–9	75	86	–	–	161	–	1	–	–	1
RMS 10	–	57	–	–	57	–	1	–	–	1
RMS 11–13	–	33	–	–	33	–	1	–	–	1
RMS 14	–	–	145	–	145	–	–	35	–	35
	21,245	392	145	–	21,782	17	10	35	–	62
Total Retail	345,633	37,315	4,769	5,076	392,793	564	798	656	159	2,177
Commercial Banking
CMS 1–5	31,945	123	–	–	32,068	6	–	–	–	6
CMS 6–10	17,918	40	–	–	17,958	18	–	–	–	18
CMS 11–14	31,833	2,007	–	–	33,840	110	41	–	–	151
CMS 15–18	2,324	2,486	–	–	4,810	39	144	–	–	183
CMS 19	–	708	–	–	708	–	94	–	–	94
CMS 20–23	–	–	1,757	–	1,757	–	–	382	–	382
	84,020	5,364	1,757	–	91,141	173	279	382	–	834
Other[1]	540	–	–	–	540	–	–	–	–	–
Total loans and advances to customers	430,193	42,679	6,526	5,076	484,474	737	1,077	1,038	159	3,011
1Drawn exposures include centralised fair value hedge accounting adjustments.
Lloyds Banking Group plc Annual Report and Accounts 2025

Risk management continued

	Drawn exposures					Allowance for expected credit losses
Gross drawn exposures and expected credit loss allowance (audited)	Stage 1 £m	Stage 2 £m	Stage 3 £m	POCI £m	Total £m	Stage 1 £m	Stage 2 £m	Stage 3 £m	POCI £m	Total £m
At 31 December 2024
Retail – UK mortgages
RMS 1–3	261,101	21,213	–	–	282,314	46	143	–	–	189
RMS 4–6	8,487	7,384	–	–	15,871	6	51	–	–	57
RMS 7–9	112	1,296	–	–	1,408	–	15	–	–	15
RMS 10	17	273	–	–	290	–	5	–	–	5
RMS 11–13	43	2,829	–	–	2,872	1	59	–	–	60
RMS 14	–	–	4,166	6,207	10,373	–	–	335	187	522
	269,760	32,995	4,166	6,207	313,128	53	273	335	187	848
Retail – credit cards
RMS 1–3	5,058	10	–	–	5,068	11	1	–	–	12
RMS 4–6	7,231	1,129	–	–	8,360	87	52	–	–	139
RMS 7–9	1,242	859	–	–	2,101	51	107	–	–	158
RMS 10	3	149	–	–	152	–	31	–	–	31
RMS 11–13	–	294	–	–	294	–	106	–	–	106
RMS 14	–	–	265	–	265	–	–	133	–	133
	13,534	2,441	265	–	16,240	149	297	133	–	579
Retail – UK unsecured loans and overdrafts
RMS 1–3	1,207	2	–	–	1,209	3	–	–	–	3
RMS 4–6	7,020	484	–	–	7,504	98	27	–	–	125
RMS 7–9	1,047	307	–	–	1,354	40	36	–	–	76
RMS 10	31	111	–	–	142	3	22	–	–	25
RMS 11–13	9	343	–	–	352	1	112	–	–	113
RMS 14	–	–	175	–	175	–	–	118	–	118
	9,314	1,247	175	–	10,736	145	197	118	–	460
Retail – UK Motor Finance
RMS 1–3	8,967	760	–	–	9,727	112	16	–	–	128
RMS 4–6	4,487	1,169	–	–	5,656	55	40	–	–	95
RMS 7–9	440	247	–	–	687	2	17	–	–	19
RMS 10	–	46	–	–	46	–	6	–	–	6
RMS 11–13	3	176	–	–	179	–	36	–	–	36
RMS 14	–	–	124	–	124	–	–	72	–	72
	13,897	2,398	124	–	16,419	169	115	72	–	356
Retail – other
RMS 1–3	15,163	238	–	–	15,401	4	4	–	–	8
RMS 4–6	2,132	190	–	–	2,322	11	7	–	–	18
RMS 7–9	78	72	–	–	150	–	3	–	–	3
RMS 10	–	7	–	–	7	–	–	–	–	–
RMS 11–13	–	9	–	–	9	–	–	–	–	–
RMS 14	–	–	147	–	147	–	–	37	–	37
	17,373	516	147	–	18,036	15	14	37	–	66
Total Retail	323,878	39,597	4,877	6,207	374,559	531	896	695	187	2,309
Commercial Banking
CMS 1–5	26,925	6	–	–	26,931	3	–	–	–	3
CMS 6–10	17,126	56	–	–	17,182	13	–	–	–	13
CMS 11–14	32,424	1,128	–	–	33,552	122	21	–	–	143
CMS 15–18	5,002	3,253	–	–	8,255	67	166	–	–	233
CMS 19	–	725	–	–	725	–	77	–	–	77
CMS 20–23	–	–	1,839	–	1,839	–	–	413	–	413
	81,477	5,168	1,839	–	88,484	205	264	413	–	882
Other[1]	5	–	–	–	5	–	–	–	–	–
Total loans and advances to customers	405,360	44,765	6,716	6,207	463,048	736	1,160	1,108	187	3,191
1Drawn exposures include centralised fair value hedge accounting adjustments.
Lloyds Banking Group plc Annual Report and Accounts 2025

Retail credit performance
Portfolio overview
•The Retail portfolio has continued to deliver strong credit performance in 2025 and remains well positioned despite
macroeconomic headwinds. Consumers continue to show
strength in the context of inflationary pressures
•Robust risk management remains firmly embedded, underpinned by strong affordability and indebtedness controls for lending and a prudent risk appetite approach. Lending strategies are assessed regularly and are calibrated to reflect the latest macroeconomic conditions
•In UK mortgages, new to arrears and flow to default rates have improved during 2025, while in the unsecured portfolios and UK
Motor Finance, new to arrears and flows to default have
remained low and stable
•The Retail impairment charge in 2025 was £734 million, higher than the £457 million charge for 2024 which benefitted from a large release of £332 million from improvements in the Group’s macroeconomic outlook. Excluding macroeconomic updates, the
impairment charge is slightly lower than 2024 due to continued
stability in flows to default with additional write-backs from model refinements
•Retail customer related ECL allowance as a percentage of drawn loans and advances (coverage) has reduced to 0.6%
(31 December 2024: 0.7%)
•Strong credit performance and higher portfolio balances have reduced Stage 2 loans and advances to 10.2% of the Retail
portfolio (31 December 2024: 11.5%). Stage 2 ECL coverage
reduced to 2.2% (31 December 2024: 2.4%)
•Stable and low flows to default and higher portfolio balances have also resulted in a reduction in Retail Stage 3 loans and advances to 1.7% of total loans and advances (31 December
2024: 1.9%)
•Stage 3 ECL coverage reduced to 13.8% (31 December 2024:
14.1%), largely due to continued house price increases

UK mortgages
•The UK mortgages portfolio increased to £323.9 billion
(31 December 2024: £313.3 billion), driven by sustained customer demand
•New to arrears in the UK mortgages portfolio improved during
2025. The portfolio remains well positioned with a strong loan to value (LTV) profile. Portfolio quality improved during the year, supported by robust affordability and credit controls with higher risk legacy vintage balances continuing to reduce
•The impairment credit of £60 million for 2025 is lower than the credit of £194 million in 2024. Both years included favourable updates to the macroeconomic outlook, predominantly via
continued growth in house prices, however this benefit was more material in 2024. Excluding macroeconomic updates, the
impairment charge is favourable year-on-year due to improving flow to default rates
•Stage 2 loans and advances have reduced to 10.2% of total UK mortgages balances (31 December 2024: 11.6%) following the
removal of non-modelled adjustments previously applied to UK
Bank Rate and CPI inflation in the severe downside scenario, combined with strong credit performance and higher portfolio balances
•Continued strong credit performance and higher portfolio
balances also resulted in a reduction in Stage 3 loans and
advances to 1.8% (31 December 2024: 2.1%), with continued
growth in house prices resulting in a reduction in Stage 3 ECL coverage to 9.6% (31 December 2024: 10.1%)
Credit cards
•Credit card balances increased to £17.9 billion
(2024: £16.2 billion), driven by higher demand for new cards and increased customer spending
•The credit card portfolio is a prime book. New to arrears
continue to be low and repayment rates remain strong
•The impairment charge of £321 million for 2025 is higher than the charge of £270 million in 2024, due to updates to the Group’s macroeconomic outlook, notably upwards revisions to the
unemployment forecast, compared to favourable updates in
2024. Portfolio performance remained stable with additional
write-backs from model refinements related to loss rates, and an unsecured debt sale completed in the fourth quarter. Total ECL coverage is lower at 3.4% (31 December 2024: 4.2%)
•Stable credit performance and higher portfolio balances resulted in a reduction in Stage 2 loans and advances to 13.0% of total credit card balances (31 December 2024: 15.0%), with lower
Stage 2 ECL coverage at 11.9% (31 December 2024: 13.6%)
•Similarly, Stage 3 loans and advances reduced slightly to 1.5%
(31 December 2024: 1.6%) with model refinements also
contributing to reduce Stage 3 ECL coverage to 45.7%
(31 December 2024: 50.2%)
UK unsecured loans and overdrafts
•UK unsecured loans and overdraft balances increased to
£12.2 billion (2024: £10.7 billion) driven by organic balance growth and lower repayments
•The impairment charge of £257 million for 2025 is lower than the charge of £272 million for 2024, largely due to loss rate model refinements. ECL and coverage are both lower at a total level and across all stages
•Strong credit performance and higher portfolio balances within unsecured loans resulted in a slight reduction in Stage 2 loans and advances to 11.5% of total balances (31 December 2024:
11.6%), with Stage 2 ECL coverage lower at 15.3% (31 December
2024: 18.8%)
•Similarly, Stage 3 loans and advances remained stable at 1.6%
(31 December 2024: 1.6%), with model refinements also
contributing to reduce Stage 3 ECL coverage to 60.5%
(31 December 2024: 67.4%)
UK Motor Finance
•UK Motor Finance balances (which exclude operating leases)
increased to £16.8 billion (2024: £15.6 billion), driven by retail demand, alongside increased stocking
•Updates to Residual Value (RV) and Voluntary Termination (VT)
provisions held against Personal Contract Purchase (PCP) and
Hire Purchase (HP) lending are included within ECL and the
impairment charge. Volatility in used vehicle values have primarily driven an ECL increase to £243 million as at 31 December 2025
(31 December 2024: £178 million)
•The impairment charge of £212 million for 2025 is higher than the charge of £116 million for 2024, reflecting increased RV and VT charges year-on-year. Increased RV and VT provisions drove
increases to Stage 2 ECL coverage to 5.3% (31 December 2024:
4.8%), with Stage 2 loans and advances increasing slightly to
16.6% (31 December 2024: 15.4%)
•Stage 3 loans and advances remained stable at 0.8% (31 December
2024: 0.8%), with Stage 3 ECL coverage reducing slightly to 56.0%
(31 December 2024: 58.1%)
Other
•Other Retail loans and advances increased to £21.8 billion
(31 December 2024: £18.0 billion), largely driven by growth in the European business
•Stage 2 loans and advances reduced to 1.8% (31 December 2024:
2.9%), due to higher portfolio balances, with coverage across stages broadly stable. Stage 3 loans and advances remained
stable at 0.7% of total loans and advances (31 December 2024:
0.8%)
•There was a £4 million impairment charge in 2025, compared to a £7 million credit in 2024
Lloyds Banking Group plc Annual Report and Accounts 2025

Risk management continued
Retail UK mortgage balance movements (audited)

	Gross carrying amount					Allowance for expected credit losses
	Stage 1 £m	Stage 2 £m	Stage 3 £m	POCI £m	Total £m	Stage 1 £m	Stage 2 £m	Stage 3 £m	POCI £m	Total £m
Retail – UK mortgages
At 1 January 2025	269,760	32,995	4,166	6,207	313,128	53	273	335	187	848
Exchange and other adjustments[1]	–	–	–	7	7	(1)	(1)	36	45	79
Transfers to Stage 1	3,892	(3,850)	(42)		–	29	(27)	(2)		–
Transfers to Stage 2	(5,474)	6,053	(579)		–	(2)	25	(23)		–
Transfers to Stage 3	(399)	(999)	1,398		–	–	(19)	19		–
Net change in ECL due to transfers						(29)	27	60		58
Impact of transfers between stages[2]	(1,981)	1,204	777		–	(2)	6	54		58
Other changes in credit quality[2]						(6)	(33)	89	11	61
Additions and repayments	16,528	(3,785)	(794)	(1,129)	10,820	7	(38)	(72)	(75)	(178)
Charge (credit) to the income statement						(1)	(65)	71	(64)	(59)
Advances written off			(139)	(9)	(148)			(139)	(9)	(148)
Recoveries of amounts previously written off			6	–	6			6	–	6
At 31 December 2025	284,307	30,414	4,016	5,076	323,813	51	207	309	159	726
Allowance for expected credit losses	(51)	(207)	(309)	(159)	(726)
Net carrying amount	284,256	30,207	3,707	4,917	323,087
Drawn ECL coverage[3] (%)	–	0.7	7.7	3.1	0.2
1Exchange and other adjustments includes the impact of movements in exchange rates, discount unwind, derecognising assets as a result of modifications and adjustments in respect of purchased or originated credit-impaired financial assets (POCI). Where a POCI asset’s expected credit loss is less than its expected credit loss on purchase or origination, the increase in its carrying value is recognised within gross loans, rather than as a negative impairment allowance.
2Includes a credit for methodology and model changes of £12 million, split by stage as £22 million credit for Stage 2, £6 million charge for Stage 3 and £4million charge for POCI.
3Allowance for expected credit losses on loans and advances to customers as a percentage of gross loans and advances to customers.

	Gross carrying amount					Allowance for expected credit losses
	Stage 1 £m	Stage 2 £m	Stage 3 £m	POCI £m	Total £m	Stage 1 £m	Stage 2 £m	Stage 3 £m	POCI £m	Total £m
Retail – UK mortgages
At 1 January 2024	256,596	38,533	4,337	7,854	307,320	161	374	357	213	1,105
Exchange and other adjustments[1]	–	–	–	12	12	1	–	50	53	104
Transfers to Stage 1	21,133	(21,105)	(28)		–	135	(132)	(3)		–
Transfers to Stage 2	(21,077)	21,473	(396)		–	(11)	32	(21)		–
Transfers to Stage 3	(299)	(1,341)	1,640		–	–	(39)	39		–
Net change in ECL due to transfers						(122)	114	56		48
Impact of transfers between stages[2]	(243)	(973)	1,216		–	2	(25)	71		48
Other changes in credit quality[2]						(94)	(19)	26	66	(21)
Additions and repayments	13,901	(4,143)	(956)	(910)	7,892	(16)	(48)	(79)	(72)	(215)
Charge (credit) to the income statement						(108)	(92)	18	(6)	(188)
Disposals and derecognition[3]	(494)	(422)	(366)	(694)	(1,976)	(1)	(9)	(25)	(18)	(53)
Advances written off			(70)	(55)	(125)			(70)	(55)	(125)
Recoveries of amounts previously written off			5	–	5			5	–	5
At 31 December 2024	269,760	32,995	4,166	6,207	313,128	53	273	335	187	848
Allowance for expected credit losses	(53)	(273)	(335)	(187)	(848)
Net carrying amount	269,707	32,722	3,831	6,020	312,280
Drawn ECL coverage[4] (%)	–	0.8	8.0	3.0	0.3
1Exchange and other adjustments includes the impact of movements in exchange rates, discount unwind, derecognising assets as a result of modifications and adjustments in respect of purchased or originated credit-impaired financial assets (POCI). Where a POCI asset’s expected credit loss is less than its expected credit loss on purchase or origination, the increase in its carrying value is recognised within gross loans, rather than as a negative impairment allowance.
2Includes a charge for methodology and model changes of £7 million, split by stage as £1 million charge for Stage 1, £9 million charge for Stage 2, £18 million charge for Stage 3 and
£21 million credit for POCI.
3Relates to the securitisations of primarily legacy Retail mortgages.
4Allowance for expected credit losses on loans and advances to customers as a percentage of gross loans and advances to customers.
Lloyds Banking Group plc Annual Report and Accounts 2025

UK mortgages product analysis (statutory basis)1

	At 31 December 2025				At 31 December 2024[1]
	Mainstream	Buy-to-let	Specialist	Total	Mainstream	Buy-to-let	Specialist	Total
UK mortgages loans and advances to customers (£m)	273,106	47,858	2,849	323,813	261,630	47,984	3,514	313,128
UK mortgages greater than 3 months in arrears[2]
Number of cases	17,070	3,351	2,208	22,629	20,112	4,511	2,818	27,441
Total mortgages accounts (%)	1.0	1.0	8.6	1.1	1.2	1.2	9.2	1.3
Value of loans[3] (£m)	2,518	486	397	3,401	2,850	623	504	3,977
Total mortgage balances (%)	0.9	1.0	13.9	1.1	1.1	1.3	14.3	1.3
Loan to value
Less than 60%	52.0	64.1	90.0	54.2	55.6	68.5	89.4	57.9
60% to 70%	15.4	21.4	6.4	16.2	16.7	21.1	6.9	17.2
70% to 80%	15.5	14.4	2.0	15.2	14.1	10.3	2.0	13.4
80% to 90%	14.4	0.1	0.9	12.2	11.9	0.1	0.9	10.0
90% to 100%	2.7	–	0.4	2.2	1.7	–	0.5	1.5
Greater than 100%	–	–	0.3	–	–	–	0.3	–
Total (%)	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0
Average loan to value[4]
Stock of residential mortgages (%)	44.7	48.2	32.0	45.0	43.2	47.3	32.9	43.6
New residential lending in the period (%)	64.7	58.8	n/a	64.1	64.1	56.4	n/a	63.2
1This table is now presented on a statutory basis. The comparative period has been represented on the same basis.
2Excluding repossessions.
3Value of loans represents gross book value excluding the impact of HBOS acquisition adjustments of mortgages more than three months in arrears. These accounts are a subset of total
Stage 3 given the exclusion of accounts in possession and those meeting other Stage 3 criteria.
4 Average loan to value is calculated as total loans and advances as a percentage of the total indexed collateral of these loans and advances.
Interest-only UK mortgages
The Group provides interest-only mortgages to owner occupier mortgage customers whereby only payments of interest are made for the term of the mortgage with the customer responsible for repaying the principal outstanding at the end of the loan term. At 31 December
2025, owner occupier interest-only balances as a proportion of total owner occupier balances had reduced to 11.4% (31 December 2024:
12.5%). The average loan to value remained low at 37.5% (31 December 2024: 36.5%).
For existing interest-only mortgages, a contact strategy is in place during the term of the mortgage to ensure that customers are aware of their obligations to repay the principal upon maturity of the loan. Treatment strategies are in place to help customers anticipate and plan for repayment of capital at maturity and support those who may have difficulty in repaying the principal amount. A dedicated specialist team supports customers who have passed their contractual maturity date and are unable to fully repay the principal. A range of treatments are offered to customers based on their individual circumstances to create fair and sustainable outcomes.
Analysis of owner occupier interest-only UK mortgages

	At 31 Dec 2025	At 31 Dec 2024
Interest-only balances (£m)	31,319	33,023
Stage 1 (%)	46.8	39.4
Stage 2 (%)[1]	39.0	44.5
Stage 3 (%)	5.2	5.5
Purchased or originated credit-impaired (%)	9.0	10.6
Average loan to value (%)	37.5	36.5
Maturity profile (£m)
Due	1,198	1,541
Within 1 year	970	1,012
2 to 5 years	7,740	8,209
6 to 10 years	9,085	10,772
Greater than 10 years	12,326	11,489
Past term interest-only balances (£m)[2]	1,196	1,490
Stage 1 (%)	0.5	0.3
Stage 2 (%)	8.4	8.6
Stage 3 (%)	52.2	51.8
Purchased or originated credit-impaired (%)	38.9	39.3
Average loan to value (%)	36.9	35.2
Negative equity (%)	2.2	2.5
1Includes adoption of a new ECL model, where the significant increase in credit risk (SICR) quantitative Stage 2 trigger is now defined as a doubling of an account’s PD since origination.
2 Balances where all interest-only elements have moved past term. Some may subsequently have had a term extension, so are no longer classed as due.
Lloyds Banking Group plc Annual Report and Accounts 2025

Risk management continued
Collateral held as security for Retail loans and advances to customers (audited)
UK mortgages
An analysis by loan-to-value ratio of the Group’s UK residential mortgage lending is provided below. The value of collateral used in determining the loan-to-value ratios has been estimated based upon the last actual valuation, adjusted to take into account subsequent movements in house prices. The market takes into account many factors, including environmental considerations such as flood risk and energy efficient additions, in arriving at the value of a home.
In some circumstances, where the discounted value of the estimated net proceeds from the liquidation of collateral (i.e. net of costs, expected haircuts and anticipated changes in the value of the collateral to the point of sale) is greater than the estimated exposure at default, no credit losses are expected and no ECL allowance is recognised.

	At 31 December 2025					At 31 December 2024
	Stage 1 (£m)	Stage 2 (£m)	Stage 3 (£m)	POCI (£m)	Total (£m)	Stage 1 (£m)	Stage 2 (£m)	Stage 3 (£m)	POCI (£m)	Total (£m)
Gross drawn exposures
Less than 60%	142,960	25,099	2,811	4,343	175,213	145,055	27,851	3,014	5,066	180,986
60% to 70%	48,852	2,647	620	451	52,570	49,746	2,954	643	638	53,981
70% to 80%	47,327	1,324	321	158	49,130	40,292	1,168	307	232	41,999
80% to 90%	38,070	1,181	165	62	39,478	30,215	898	123	109	31,345
90% to 100%	7,053	156	46	22	7,277	4,420	109	36	63	4,628
Greater than 100%	45	7	53	40	145	32	15	43	99	189
Total	284,307	30,414	4,016	5,076	323,813	269,760	32,995	4,166	6,207	313,128
Allowance for expected credit losses
Less than 60%	11	128	105	62	306	14	165	130	66	375
60% to 70%	10	36	69	34	149	11	51	77	36	175
70% to 80%	15	20	56	23	114	13	30	59	27	129
80% to 90%	16	19	37	15	87	13	23	32	17	85
90% to 100%	3	4	14	6	27	2	3	13	10	28
Greater than 100%	–	1	28	19	48	–	1	24	31	56
Total	55	208	309	159	731	53	273	335	187	848
UK mortgages energy performance certificate analysis
The energy performance certificate (EPC) profile of the security associated with the Group’s UK mortgage portfolio is shown below:

EPC profile	A £m	B £m	C £m	D £m	E £m	F £m	G £m	Unrated properties £m	Total
At 31 December 2025	2,087	47,170	77,625	102,066	32,690	6,124	1,361	54,690	323,813
At 31 December 2024	1,113	40,469	68,128	97,392	33,021	6,293	1,370	65,342	313,128
The above data is sourced using the latest available government EPC information. The Group has no EPC data available for 16.9%
(2024: 20.9%) of the UK mortgage portfolio; this portion is classified as unrated properties.
EPC ratings are not considered to be a material credit risk factor, and do not form part of the Group’s credit risk calculations.
Lloyds Banking Group plc Annual Report and Accounts 2025

Other Retail lending
At 31 December 2025, Stage 1 and Stage 2 other retail gross lending amounted to £68,227 million (2024: £60,720 million). Stage 3 other retail lending amounted to £406 million, net of an impairment allowance of £347 million (2024: £351 million, net of an impairment allowance of £360 million).
Lending decisions are predominantly based on an obligor’s ability to repay rather than reliance on the disposal of any security provided.
Where the lending is secured, collateral values are rigorously assessed at the time of loan origination and are thereafter monitored in accordance with business unit credit policy.
The Group’s credit risk disclosures for unimpaired other retail lending show assets gross of collateral and therefore disclose the maximum loss exposure.
Retail credit card balance movements (audited)

	Gross carrying amount				Allowance for expected credit losses
	Stage 1 £m	Stage 2 £m	Stage 3 £m	Total £m	Stage 1 £m	Stage 2 £m	Stage 3 £m	Total £m
Retail – credit cards
At 1 January 2025	13,534	2,441	265	16,240	149	297	133	579
Exchange and other adjustments	–	–	–	–	–	–	(19)	(19)
Transfers to Stage 1	956	(953)	(3)	–	92	(91)	(1)	–
Transfers to Stage 2	(657)	694	(37)	–	(10)	27	(17)	–
Transfers to Stage 3	(206)	(227)	433	–	(5)	(55)	60	–
Net change in ECL due to transfers					(52)	77	78	103
Impact of transfers between stages[1]	93	(486)	393	–	25	(42)	120	103
Other changes in credit quality[1]					(24)	(14)	272	234
Additions and repayments	1,631	371	(11)	1,991	(5)	7	(12)	(10)
Charge to the income statement					(4)	(49)	380	327
Advances written off			(496)	(496)			(496)	(496)
Recoveries of amounts previously written off			123	123			123	123
At 31 December 2025	15,258	2,326	274	17,858	145	248	121	514
Allowance for expected credit losses	(145)	(248)	(121)	(514)
Net carrying amount	15,113	2,078	153	17,344
Drawn ECL coverage[2] (%)	1.0	10.7	44.2	2.9
1Includes a credit for methodology and model changes of £53 million, split by stage as £18 million credit for Stage 1, £18 million credit for Stage 2 and £17 million credit for Stage 3.
2Allowance for expected credit losses on loans and advances to customers as a percentage of gross loans and advances to customers.

	Gross carrying amount				Allowance for expected credit losses
	Stage 1 £m	Stage 2 £m	Stage 3 £m	Total £m	Stage 1 £m	Stage 2 £m	Stage 3 £m	Total £m
Retail – credit cards
At 1 January 2024	12,625	2,908	284	15,817	168	401	130	699
Exchange and other adjustments	–	–	–	–	–	–	(18)	(18)
Transfers to Stage 1	1,162	(1,162)	–	–	128	(128)	–	–
Transfers to Stage 2	(642)	683	(41)	–	(13)	31	(18)	–
Transfers to Stage 3	(184)	(241)	425	–	(5)	(65)	70	–
Net changes in ECL due to transfers					(71)	84	84	97
Impact of transfers between stages	336	(720)	384	–	39	(78)	136	97
Other changes in credit quality					(31)	(22)	284	231
Additions and repayments	573	253	(15)	811	(27)	(4)	(11)	(42)
Charge to the income statement					(19)	(104)	409	286
Advances written off			(506)	(506)			(506)	(506)
Recoveries of amounts previously written off			118	118			118	118
At 31 December 2024	13,534	2,441	265	16,240	149	297	133	579
Allowance for expected credit losses	(149)	(297)	(133)	(579)
Net carrying amount	13,385	2,144	132	15,661
Drawn ECL coverage[1] (%)	1.1	12.2	50.2	3.6
1Allowance for expected credit losses on loans and advances to customers as a percentage of gross loans and advances to customers.
Lloyds Banking Group plc Annual Report and Accounts 2025

Risk management continued
Commercial Banking credit performance
Portfolio overview
•Portfolio credit performance remained strong. The Group
continues to monitor external developments and their impact
upon the macroeconomic climate generally and also on specific sectors within the portfolio
•Credit strategies and policy remain robust, and within risk appetite tolerances. The Group remains focused on credit
underwriting and monitoring standards, and proactively
managing higher risk and cyclical sector exposures
•The Group continues to review segments of portfolios as
appropriate, ensuring credit strategies, appetite, sensitivities and mitigation action plans are up-to-date and suitable for rapid action in response to both risks and opportunities, whilst
supporting clients in the right way and ensuring the Group is protected
•Credit playbooks, covering a range of potential credit downside scenarios, are maintained and refreshed as conditions evolve.
Early warning indicators and risk appetite metrics are tracked and provide timely insight to enable proactive action where
appropriate
•The Group continues to provide early support to customers in difficulty through focused risk management via its Watchlist and
Business Support framework. The approach balances prudent
risk appetite with ensuring support for financially viable clients, reinforcing the Group’s commitment to resilience and
responsible client management
•Commercial Banking UK Real Estate committed drawn lending
grew by £0.7 billion to £10.0 billion in 2025 (net of £2.6 billion exposures subject to protection through significant risk transfer
(SRT) securitisations). Performance has remained strong and
stable within this sector, with a decrease in cases in its Watchlist category and limited flow into Business Support
•The net impairment charge in 2025 was £60 million, versus a credit of £14 million in 2024 and includes a £74 million charge from the updated macroeconomic outlook, including a judgemental
adjustment in respect of global tariff and geo-political disruption risks. Excluding macroeconomic updates, a small number of single name charges were observed in the first half of the year, largely isolated to a single sector and not representative of trends across the portfolio. This has been offset by releases from Stage 1 and
Stage 2 provisions capturing strong credit performance and
reducing interest rates throughout the year
•ECL allowances decreased in the year to £883 million in 2025
(31 December 2024: £985 million), also as a result of favourable model updates partially offset by single name cases
•Stage 2 loans and advances increased to £5,364 million
(31 December 2024: £5,168 million). Stage 2 as a proportion of total loans and advances to customers is stable at 5.9%
(31 December 2024: 5.8%) with stable credit performance and
model updates resulting in lower Stage 2 ECL coverage at 5.6%
(31 December 2024: 6.1%)
•Stage 3 loans and advances decreased to £1,757 million
(31 December 2024: £1,839 million) and as a proportion of total loans and advances to customers to 1.9% (31 December 2024:
2.1%), given movements in the first half of 2025. Stage 3 ECL coverage is lower at 24.9% (31 December 2024: 26.9%)
Business and Commercial Banking
•Business and Commercial Banking lending reduced to
£28.7 billion (31 December 2024: £30.2 billion), driven by
government-backed lending repayments. Excluding these, the
lending portfolio grew in the year
•A net impairment credit of £53 million in 2025 compares to a charge of £47 million in 2024, driven by improved expectations for accounts in recoveries alongside continued strong credit performance
•Stage 2 loans and advances increased to £3,329 million
(31 December 2024: £3,172 million). Stage 2 as a proportion of total loans and advances to customers increased to 11.6%
(31 December 2024: 10.5%), while Stage 2 ECL coverage
decreased to 5.0% (31 December 2024: 5.9%) following model
updates
•Stage 3 loans and advances decreased to £979 million
(31 December 2024: £1,197 million), primarily driven by
repayments and reduced to 3.4% (31 December 2024: 4.0%) as a proportion of total loans and advances. Stage 3 ECL coverage reduced to 15.7% (31 December 2024: 18.4%)
Corporate and Institutional Banking
•Corporate and Institutional lending grew to £62.5 billion
(31 December 2024: £58.3 billion), reflecting growth in
Institutional balances including securitised products, alongside corporate infrastructure growth
•A net impairment charge of £113 million in 2025 compares to an impairment credit of £61 million in 2024, driven by a small
number of single name charges, primarily in the first half of the year
•Stage 2 loans and advances increased to £2,035 million
(31 December 2024: £1,996 million). Stage 2 as a proportion of total loans and advances to customers is stable at 3.3%
(31 December 2024: 3.4%), with Stage 2 ECL coverage at 6.7%
(31 December 2024: 6.5%)
•Stage 3 loans and advances increased to £778 million
(31 December 2024: £642 million) and as a proportion of total loans and advances to customers to 1.2% (31 December 2024:
1.1%), driven by a small number of single name transfers to Stage
3, mainly in the first half of the year. Stage 3 ECL coverage decreased to 33.8% (31 December 2024: 38.8%) following the
write-off of a large longstanding case that was fully provided for
Lloyds Banking Group plc Annual Report and Accounts 2025

Commercial Banking balance movements (audited)

	Gross carrying amount				Allowance for expected credit losses
	Stage 1 £m	Stage 2 £m	Stage 3 £m	Total £m	Stage 1 £m	Stage 2 £m	Stage 3 £m	Total £m
Commercial Banking
At 1 January 2025	81,477	5,168	1,839	88,484	205	264	413	882
Exchange and other adjustments	(543)	(38)	–	(581)	(13)	(2)	6	(9)
Transfers to Stage 1	1,439	(1,353)	(86)	–	62	(53)	(9)	–
Transfers to Stage 2	(2,502)	2,633	(131)	–	(12)	12	–	–
Transfers to Stage 3	(485)	(277)	762	–	(5)	(18)	23	–
Net change in ECL due to transfers					(45)	80	108	143
Impact of transfers between stages[1]	(1,548)	1,003	545	–	–	21	122	143
Other changes in credit quality[1]					(15)	(9)	45	21
Additions and repayments	4,634	(769)	(475)	3,390	(4)	5	(52)	(51)
Charge to the income statement					(19)	17	115	113
Advances written off			(153)	(153)			(153)	(153)
Recoveries of amounts previously written off			1	1			1	1
At 31 December 2025	84,020	5,364	1,757	91,141	173	279	382	834
Allowance for expected credit losses	(173)	(279)	(382)	(834)
Net carrying amount	83,847	5,085	1,375	90,307
Drawn ECL coverage[2] (%)	0.2	5.2	21.7	0.9
1Includes a credit for methodology and model changes of £19 million, split by stage as £18 million credit for Stage 1, £23 million charge for Stage 2 and £24 million credit for Stage 3.
2Allowance for expected credit losses on loans and advances to customers as a percentage of gross loans and advances to customers.

	Gross carrying amount				Allowance for expected credit losses
	Stage 1 £m	Stage 2 £m	Stage 3 £m	Total £m	Stage 1 £m	Stage 2 £m	Stage 3 £m	Total £m
Commercial Banking
At 1 January 2024	79,574	7,987	2,068	89,629	232	372	418	1,022
Exchange and other adjustments	(103)	(5)	(64)	(172)	(13)	(5)	1	(17)
Transfers to Stage 1	2,361	(2,347)	(14)	–	86	(85)	(1)	–
Transfers to Stage 2	(1,850)	1,951	(101)	–	(12)	13	(1)	–
Transfers to Stage 3	(301)	(258)	559	–	(4)	(19)	23	–
Net changes in ECL due to transfers					(63)	70	62	69
Impact of transfers between stages[1]	210	(654)	444	–	7	(21)	83	69
Other changes in credit quality[1]					(11)	(20)	152	121
Additions and repayments	1,796	(2,160)	(449)	(813)	(10)	(62)	(81)	(153)
Charge to the income statement					(14)	(103)	154	37
Advances written off			(163)	(163)			(163)	(163)
Recoveries of amounts previously written off			3	3			3	3
At 31 December 2024	81,477	5,168	1,839	88,484	205	264	413	882
Allowance for expected credit losses	(205)	(264)	(413)	(882)
Net carrying amount	81,272	4,904	1,426	87,602
Drawn ECL coverage[2] (%)	0.3	5.1	22.5	1.0
1Includes a credit for methodology and model changes of £25 million, split by stage as £17 million credit for Stage 1, £8 million credit for Stage 2, £nil for Stage 3.
2Allowance for expected credit losses on loans and advances to customers as a percentage of gross loans and advances to customers.
Lloyds Banking Group plc Annual Report and Accounts 2025

Risk management continued
Collateral held as security for Commercial Banking loans and advances to customers (audited)
Stage 1 and Stage 2 secured lending
For Stage 1 and Stage 2 secured commercial lending, the Group reports assets gross of collateral and therefore discloses the maximum loss exposure. Stage 1 and Stage 2 secured commercial lending is predominantly managed on a cash flow basis. On occasion, it may include an assessment of underlying collateral, although, for Stage 3 lending, this will not always involve assessing it on a fair value basis. No aggregated collateral information for the entire unimpaired secured commercial lending portfolio is provided to key management personnel.
Stage 3 secured lending
The value of collateral is re-evaluated and its legal soundness reassessed if there is observable evidence of distress of the borrower;
this evaluation is used to determine potential loss allowances and management’s strategy to either repair the business or recover the debt.
At 31 December 2025, Stage 3 secured commercial lending amounted to £448 million, net of an impairment allowance of £121 million
(2024: £450 million, net of an impairment allowance of £150 million). The fair value of the collateral held in respect of impaired secured commercial lending was £468 million (2024: £575 million). In determining the fair value of collateral, no specific amounts have been attributed to the costs of realisation. For the purposes of determining the total collateral held by the Group in respect of impaired secured commercial lending, the value of collateral for each loan has been limited to the principal amount of the outstanding advance in order to eliminate the effects of any over-collateralisation and to provide a clearer representation of the Group’s exposure.
Commercial Banking UK Real Estate
•Commercial Banking UK Real Estate committed drawn lending stood at £10.0 billion at 31 December 2025 (net of £2.6 billion exposures subject to protection through Significant Risk Transfer (SRT) securitisations). This compares to £9.3 billion at 31 December 2024 (net of
£3.1 billion subject to SRT securitisations). In addition there are undrawn lending facilities of £3.2 billion (31 December 2024: £2.8 billion)
to predominantly investment grade rated corporate customers
•The Group classifies Real Estate as exposure which is directly supported by cash flows from property activities (as opposed to trading activities, such as hotels, care homes and housebuilders). Drawn lending of £6.9 billion to social housing providers are also excluded
(31 December 2024: £7.2 billion)
•The portfolio continues to remain well positioned and proactively managed with conservative LTVs, good levels of interest cover and appropriate risk mitigants in place
•Overall performance of the portfolio has remained strong and stable, with a decrease in cases in its more closely monitored Watchlist category and limited flow into Business Support
•Lending continues to be heavily weighted towards investment real estate (c.94%) rather than development. Of these investment exposures c.92% have an LTV of less than 70%, with an average LTV of 45%. The average gross interest cover ratio was 3.1 times, with
c.75% having gross interest cover of above 2 times
•The portfolio is well diversified with approximately 45% of exposures relating to commercial real estate, including c.13% secured by office assets, c.9% by retail assets and c.13% by industrial assets. Approximately 49% of the portfolio relates to residential lending
•Recognising this is a cyclical sector, total (gross and net) and asset type quantum caps are in place to control origination and exposure.
Focus remains on the UK market and new business has been written in line with a prudent risk appetite criteria including conservative
LTVs, strong quality of income and proven management teams. Development lending criteria also includes maximum loan to gross development value and maximum loan to cost
•Use of SRT securitisations also acts as a risk mitigant in this portfolio. Run-off of these is carefully managed and sequenced to avoid concentrations
LTV – UK Real Estate1

	At 31 December 2025				At 31 December 2024
	Stage 1 and 2 £m	Stage 3 £m	Total £m	Total %	Stage 1 and 2 £m	Stage 3 £m	Total £m	Total %
Less than 60%	8,894	65	8,959	84.6	8,621	34	8,655	84.5
60% to 70%	712	21	733	6.9	815	49	864	8.4
70% to 80%	53	16	69	0.7	166	5	171	1.7
80% to 100%	40	21	61	0.6	40	69	109	1.1
100% to 120%	5	47	52	0.5	7	32	39	0.4
120% to 140%	1	—	1	–	5	—	5	–
Greater than 140%	4	76	80	0.8	11	81	92	0.9
Unsecured[2]	630	—	630	6.0	303	—	303	3.0
Subtotal	10,339	246	10,585	100.0	9,968	270	10,238	100.0
Other[3]	721	45	766		525	67	592
Total investment	11,060	291	11,351		10,493	337	10,830
Development	607	19	626		731	8	739
Government supported lending[4]	56	2	58		87	2	89
Business Banking[5]	528	7	535		704	9	713
Total gross	12,251	319	12,570		12,015	356	12,371
Significant Risk Transfer			(2,585)				(3,109)
Total net			9,985				9,262
1Figures in the table above are stated on gross basis with Significant Risk Transfer deducted to show final net position. 2024 figures were previously prepared on a net basis and have been represented on a consistent basis.
2Predominantly Investment grade corporate CRE lending where the Group is relying on the corporate covenant.
3Mainly lower value transactions where LTV not recorded on Commercial Banking UK Real Estate monitoring system.
4Bounce Back Loan Scheme and Coronavirus Business Interruption Loan Scheme lending to real estate clients, where government guarantees are in place at 100% and 80%, respectively.
5Business Banking excluded from the published table in the annual report and accounts 2024.
Lloyds Banking Group plc Annual Report and Accounts 2025

Credit quality of other financial assets (audited)
Cash and balances at central banks
Substantially all of the Group’s cash and balances at central banks are due from the Bank of England, the Federal Reserve Bank of New
York or the Deutsche Bundesbank.
Debt securities, treasury and other bills, and contracts held with reinsurers at fair value through profit or loss
Substantially all of the Group’s trading assets and other loans and advances to customers, loans and advances to banks and reverse repurchase agreements held at fair value through profit or loss have an investment grade rating. The credit quality of the Group’s other debt securities, treasury and other bills, and contracts held with reinsurers held at fair value through profit or loss is set out below:

	2025			2024
	Investment grade[1] £m	Other £m	Total £m	Investment grade[1] £m	Other £m	Total £m
Other financial assets mandatorily at fair value through profit or loss:
Debt securities:
Government securities	16,593	–	16,593	7,093	–	7,093
Other public sector securities	1,898	7	1,905	2,286	2	2,288
Bank and building society certificates of deposit	7,036	–	7,036	8,667	–	8,667
Asset-backed securities	909	14	923	641	11	652
Corporate and other debt securities	20,476	2,934	23,410	13,984	2,899	16,883
	46,912	2,955	49,867	32,671	2,912	35,583
Treasury and other bills	11	–	11	32	–	32
Contracts held with reinsurers	8,168	–	8,168	10,527	–	10,527
Total other financial assets mandatorily held at fair value through profit or loss (excluding loans and advances and equity shares)	55,091	2,955	58,046	43,230	2,912	46,142
1Credit ratings equal to or better than ‘BBB’.
Credit risk in respect of trading and other financial assets at fair value through profit or loss held within the Group’s unit-linked funds is borne by the policyholders and credit risk in respect of With-Profits funds is largely borne by the policyholders. Consequently, the Group has no significant exposure to credit risk for such assets which back those contract liabilities.
Loans and advances to banks
Significantly all of the Group’s loans and advances to banks are assessed as Stage 1.
Reverse repurchase agreement held at amortised cost
All of the Group’s reverse repurchase agreements held at amortised cost are assessed as Stage 1.
Debt securities held at amortised cost
At 31 December 2025 significantly all of the Group’s debt securities held at amortised cost are investment grade.
Debt securities at fair value through other comprehensive income (excluding equity shares)
At 31 December 2025 significantly all of the Group’s debt securities at fair value through other comprehensive income are investment grade.
Derivative assets
The Group reduces exposure to credit risk by using master netting agreements and by obtaining collateral in the form of cash or highly liquid securities.

	2025			2024
	Investment grade[1] £m	Other £m	Total £m	Investment grade[1] £m	Other £m	Total £m
Trading and other	18,361	1,341	19,702	22,684	1,333	24,017
Hedging	24	1	25	39	9	48
Total derivative financial instruments	18,385	1,342	19,727	22,723	1,342	24,065
1Credit ratings equal to or better than ‘BBB’.
Financial guarantees and loan commitments
The level of expected credit loss allowance associated with the Group’s financial guarantees and loan commitments is not significant.
At 31 December 2025, £153,410 million were Stage 1 (2024: £143,914 million), £4,083 million were Stage 2 (2024: £4,565 million), £61 million were Stage 3 (2024: £101 million) and £20 million was POCI (2024: £39 million). Against these exposures the Group held an allowance for expected credit losses of £197 million (2024: £270 million).
Further details can be seen in note 21 to the consolidated financial statements on page 272.
Lloyds Banking Group plc Annual Report and Accounts 2025

Risk management continued
Collateral held as security for other financial assets (audited)
The Group does not hold collateral against debt securities which are classified as financial assets held at amortised cost.
Reverse repurchase agreements
The Group enters into reverse repurchase agreements which are accounted for as collateralised loans (see note 16 to the consolidated financial statements on page 255).
Financial assets at fair value through profit or loss (excluding equity shares)
Included in financial assets at fair value through profit or loss are reverse repurchase agreements, against which the Group holds collateral, all of which the Group is able to repledge (see note 16 to the consolidated financial statements on page 255). At 31 December 2025,
£12,257 million had been repledged (2024: £10,676 million).
These transactions were generally conducted under terms that are usual and customary for standard secured lending activities.
Derivative assets, after offsetting of amounts under master netting arrangements
The Group reduces exposure to credit risk by using master netting agreements and by obtaining collateral in the form of cash or highly liquid securities (see note 16 to the consolidated financial statements on page 255).
Irrevocable loan commitments and other credit-related contingencies
The Group holds irrevocable loan commitments and other credit-related contingencies (see note 36 to the consolidated financial statements on page 291). Collateral is held as security, in the event that lending is drawn down, on £18,272 million (2024: £17,181 million)
of these balances.
Collateral pledged as security (audited)
The Group pledges assets primarily for repurchase agreements and securities lending transactions which are generally conducted under terms that are usual and customary for standard secured borrowing contracts.
Repurchase agreements
The Group enters into repurchase agreements which include amounts due under the Bank of England’s Term Funding Scheme with additional incentives for SMEs (TFSME) (see note 16 to the consolidated financial statements on page 255).
Financial liabilities at fair value through profit or loss
Included in financial liabilities at fair value through profit or loss are repurchase agreements, against which the Group pledges collateral
(see note 16 to the consolidated financial statements on page 255). The secured party is permitted by contract or custom to repledge this collateral.
Securities lending transactions
The following on-balance sheet financial assets have been lent to counterparties under securities lending transactions:

	2025 £m	2024 £m
Financial assets at fair value through profit or loss	1,088	889
Financial assets at fair value through other comprehensive income	5,034	6,124
Total	6,122	7,013
In addition, securities held as collateral in the form of stock borrowed amounted to £12,763 million (2024: £20,887 million). Of this amount,
£7,542 million (2024: £11,781 million) had been resold or repledged as collateral for the Group’s own transactions.
These transactions were generally conducted under terms that are usual and customary for standard secured lending activities.
Securitisations and covered bonds
In addition to the assets detailed above, the Group also holds assets that are encumbered through the Group’s asset-backed conduits and its securitisation and covered bond programmes. Further details of these assets are provided in note 26 to the consolidated financial statements on page 283.
Lloyds Banking Group plc Annual Report and Accounts 2025

Economic crime risk

Definition
Economic crime risk is defined as the risk that the
Group implements ineffective policies, systems,
processes and controls to prevent, detect and
respond to the risk of fraud and/or financial crime
resulting in increased losses, regulatory censure, fines
and/or adverse publicity in the UK or other
jurisdictions in which the Group operates.
Level two risks
Anti-bribery; Anti-money laundering; Fraud; Sanctions
The Risk overview, on page 26, contains a summary of economic crime risk performance and key mitigating actions.

Risk appetite
The Group recognises that economic crime risk presents itself as a consequence of conducting business and it must be managed and mitigated in order to protect our customers, our communities and the Group.
The Group seeks to prevent, detect and disrupt economic crime and manages its risk exposure through delivering compliant, robust and risk-based controls to minimise the ability of criminals to exploit our products, services and customers, whilst also supporting victims and the legitimate economy.
The Group does not tolerate preventable or avoidable breaches of economic crime legislation.
Economic crime risk appetite is expressed through the management of economic crime controls and breaches in line with agreed
tolerances and fraud losses aligned to agreed provisions.
Identification and assessment
The principal economic crime risks to the Group are:
•Bribery, including corruption
•Money laundering, including terrorist financing, proliferation financing and the facilitation of tax evasion
•Sanctions
•Fraud, including intentional acts of deception or omission by external or internal parties
All of the above could result in customer detriment, financial loss, regulatory censure and/or reputational damage.
Threat analysis enables the Group to conduct investigations of previously undetected or unknown economic crime risks through the receipt of intelligence from both the industry and law
enforcement. This is supplemented with internal data analysis to further develop the intelligence and understand how economic crime is manifesting within the Group.
An annual business economic crime risk assessment is used to provide a more detailed analysis of the level of economic crime risk across the Group. More detailed risk assessments of customers and third parties are also undertaken to understand the profile of those whom the Group is doing business with to determine the level of economic crime risk and how that should be treated.
Horizon scanning and external engagement is used to identify, examine and assess the external landscape and use intelligence to identify potential sources of both medium- and long-term economic crime risks, emerging issues and opportunities, and to provide a platform for benchmarking and collaboration across the industry.
Management and mitigation
Controls are used across the Group to reduce the likelihood of a risk occurring, or the impact should it occur. Controls apply to
customers, third parties and colleagues, including at initial onboarding, scheduled stages and at trigger-based events, such as the exiting of relationships, suppliers and intermediaries, and colleagues. Control testing is then completed to ensure the
effectiveness of controls.
Customer, payment and third-party screening processes are in place to identify prohibited relationships and payments, higher risk relationships including Politically Exposed Persons (PEPs) and residents in high risk third countries, suspicious payments and any customers that are outside of appetite. Suspicious payments are subject to investigation, customer contact and rejection of
prohibited and fraudulent payments.
Due diligence is performed at the onboarding stage to build an understanding of who the Group is establishing a relationship with, and continues throughout the relationship to ensure it remains up-
to-date with an accurate risk classification.
Group-wide economic crime prevention policies and standards are maintained to ensure compliance with legal and regulatory
requirements. The completion of a Group-wide risk assessment and implementation of a comprehensive suite of systems, processes and controls support the Group to detect and prevent the use of its banking network for money laundering, bribery, fraud and activities prohibited by legal and regulatory sanctions.
The Group’s economic crime prevention policy requires all
colleagues to complete mandatory economic crime training on at least an annual basis. The Group’s fraud awareness programme also remains a key component of the fraud control environment.
Monitoring
Events and their associated impacts are identified, escalated and recorded to ensure that losses are managed in line with risk appetite. Effective root cause analysis is undertaken to identify issues that need to be resolved and where action is necessary to strengthen the control environment, including resilience.
Suspicious Activity Reporting (SAR) is in place to enable internal reporting by colleagues and external disclosure by the Nominated
Officer to the UK Financial Intelligence Unit (UKFIU).
Changes to the internal and external environment are regularly monitored to ensure there is an accurate and up-to-date view of the risk profile. This includes but is not limited to:
•Utilising outputs from horizon scanning to determine changes in regulatory obligations or the external environment
•Using key risk, control and performance indicators (as relevant)
to monitor the risk profile
•Monitoring risk appetite metrics and management measures
against agreed thresholds, including the escalation of breaches
•Understanding the impact of change and/or transformation
activity on the risk and control environment
•Ensuring strategic changes or new product offerings are
monitored and impacts understood
Reporting
Economic crime reporting ensures that senior management have full visibility of the Group’s economic crime risk exposure, to enable informed decision making.
Money Laundering Reporting Officer (MLRO) reports are presented annually to the relevant legal entity and Group-level risk
committees.
Lloyds Banking Group plc Annual Report and Accounts 2025

Risk management continued

Insurance underwriting risk

Definition
Insurance underwriting risk is defined as the risk of
adverse developments in liabilities due to timing,
frequency and severity of claims for insured/
underwritten events, customer behaviour and
expense costs.
The Risk overview, on page 26, contains a summary of insurance underwriting risk performance and key mitigating actions.

Financial risk indicators
•Life and Pensions sales (present value of new business premiums)A:
£21,047 million (2024: £18,249 million)
•General insurance underwritten total gross written premiumsA:
£762 million (2024: £737 million)

Risk appetite
The Group is commercially required to take some forms of insurance underwriting risk. For example, longevity and general insurance underwriting risks to support customer demands and generate
operating income. Other underwriting risks, particularly persistency and expense risk, need to be managed to avoid significant
fluctuations in the value of business written.
Identification and assessment
The primary source of insurance underwriting risk within the Group arises from the Insurance business.
Poor persistency is a major risk in the life and pensions business, stemming from customer behaviour that leads to increased
cancellations or stopped contributions. Longevity risk has reduced following the sale of the bulk annuity business but still exists in the individual annuity business and the Group’s defined benefit pension scheme. Page 246 provides further information on the defined benefit scheme.
Property insurance risk is a key risk within the general insurance business, arising from home insurance. Exposures can arise, for example, from weather-related risks such as major floods or
windstorms when property damage claims are higher than
expected.
Expenses are incurred in writing and administering all insurance business, with the risk of costs being higher than expected managed through regular cost initiatives and operating model reviews.
The Own Risk and Solvency Assessment (ORSA) is used to identify, assess, manage and report the short- to medium-term risks
associated with the Insurance sub-group and assess the overall solvency needs related to the risk profile.
Emerging and horizon risk assessments and horizon scanning are regularly conducted to identify emerging insurance underwriting risks arising from economic and market conditions, regulatory changes and reputational issues.
Scenario analysis and stress testing are used to identify and quantify sources of potential insurance underwriting risk, highlight any vulnerabilities identified and propose appropriate remedial action.
Reverse stress testing is also performed to identify and assess scenarios that would cause the Group to fail and to propose
mitigating actions to alleviate the risk of failure.
Models provide a way of objectively assessing insurance
underwriting risk and a range of approaches are used to ensure a clear understanding of the risk profile.
An annual review and setting of demographic and expense best estimate assumptions is carried out, enabling risk exposures to be quantified and appropriate levels of capital, reserves and customer premiums to be set.
The Group’s critical accounting judgements and key sources of estimation uncertainty for its Insurance business are set out in note 8 to the consolidated financial statements on page 235.
Management and mitigation
Underwriting is the primary mechanism used to manage insurance risk and appropriate underwriting procedures are in place to support the effective underwriting of insurance products.
A limit framework is in place to manage insurance underwriting risk.
Limits are set on underwriting capacity and authority is delegated to individuals based on their specific expertise.
Product pricing uses data from risk assessments, reinsurance arrangements, actuarial analysis, market dynamics, regulatory compliance, and customer characteristics and aims to balance adequately covering risks, remaining competitive, and satisfying regulatory requirements.
Product terms and policy wording are drafted to ensure they do not expose the business to a greater number of claims than anticipated, whilst maintaining fair customer outcomes.
A robust reserving process is in place to evaluate, review and estimate unpaid claims and ensure appropriate resources are
available to settle claims as they arise. This is supported by an effective claims management process which ensures that any claims are reviewed and handled efficiently, effectively and in line with relevant policy wording.
Reinsurance and diversification are also used to mitigate risk exposure.
Monitoring
Insurance underwriting risk is reviewed monthly relative to the established risk appetite.
Exposure is monitored regularly to ensure that the risks
underwritten are diversified in order to manage risk concentration, and to verify adequacy of reinsurance.
Projected and current exposure to insurance underwriting risk relative to the overall risk profile is considered in the ORSA and the operating plan.
The appropriateness of assumptions is tracked through the
monitoring of relevant experience against expectations. Persistency, claims and expenses are analysed monthly; mortality, morbidity and longevity are analysed annually.
Reporting
Insurance underwriting risk appetite metrics and management
measures are reported to relevant risk committees, boards and forums as required.
Operational limits are reported to the relevant committee, forum or individual as required. Underwriting and claims issues are reported to the relevant committees within the Insurance business.
Lloyds Banking Group plc Annual Report and Accounts 2025

Liquidity risk

Definition
Liquidity risk is the risk that the Group
has insufficient financial resources to meet
its commitments as they fall due or can only
secure them at excessive cost.
Level two risks
Funding; Liquidity
The Risk overview, on page 27, contains a summary of liquidity risk performance and key mitigating actions.

Financial risk indicators •Liquidity coverage ratio: 145% (2024: 146%) •Net stable funding ratio: 124% (2024: 129%) •Loan to deposit ratio: 97% (2024: 95%)

Risk appetite
The Group is commercially required to take liquidity risk to meet its customers’ borrowing and depositing needs and generate
shareholder returns.
The Banking Group’s liquidity risk appetite is maintained above regulatory minima in a severe but plausible stress for a reasonable time-period, relying on non-franchise damaging management
actions. Scottish Widows Group Limited’s appetite is to maintain a prudent liquidity profile to meet all commitments, in stressed conditions, as they fall due.
For the Banking Group, risk appetite is expressed primarily through the Liquidity Coverage Ratio (LCR) metric, measured in a regulatory defined 30-day severe stress scenario. This is supplemented by additional metrics to manage longer term liquidity stresses, such as the Net Stable Funding Ratio (NSFR). For Scottish Widows Group
Limited, risk appetite is expressed primarily through holding sufficient liquid assets to meet entity-specific requirements in stressed conditions.
Identification and assessment
Liquidity exposure represents the potential stressed outflows in any future period, less expected inflows. The Group considers liquidity exposure from both an internal and a regulatory perspective.
The Internal Liquidity Adequacy Assessment Process (ILAAP) is the
key mechanism for assessing the Group’s liquidity and funding needs. It is completed at least annually and used to ensure that the
Group has robust strategies, processes and systems in place to support the identification, measurement, management, monitoring and reporting of liquidity risk over an appropriate set of time horizons.
Liquidity risk appetite is proposed and reviewed at least annually and approved by the Board. It comprises a liquidity risk appetite statement and set of quantitative metrics. This is supported by a suite of management measures.
Scenario analysis and stress testing are used to identify sources of potential liquidity risk, highlight any vulnerabilities identified and propose appropriate remedial action. Reverse stress testing is also performed to identify and assess scenarios that would cause the
Group to fail and to propose mitigating actions to alleviate the risk of failure.
Emerging and topical risk assessments are regularly conducted to identify liquidity risks arising from market conditions, regulatory changes, reputational issues, balance sheet changes and new
product offerings. Assessment outputs are used to inform the liquidity risk stress testing framework.
Management and mitigation

Liquidity risk is managed through a series of measures, tests and reports that are primarily based on contractual maturities with behavioural overlays as appropriate. The Group undertakes
quantitative and qualitative analysis of the behavioural aspects of its assets and liabilities in order to reflect their expected behaviour.
The Group maintains a diverse, reliable and cost-effective funding structure and strategy, which considers areas such as maturity mismatches, concentration of funding sources, asset encumbrance and stability of funding. The operating plan, which includes an issuance plan, is produced for the Group and its material legal entities ensuring compliance with Board liquidity risk appetite limits across all years of the plan.
The Group considers the cost of liquidity and funding when forming business plans and strategies to ensure liquidity and funding usage is optimised. The transfer pricing mechanism ensures that levels of liquidity risk taken in the Group are controlled and incentivises an optimum funding mix.
A liquid asset buffer of unencumbered high quality liquid assets is held to protect the Group against a range of stress scenarios. The composition and eligibility of marketable assets is considered under business-as-usual and stressed conditions.
The Group manages and monitors liquidity risks and ensures that liquidity risk management systems and arrangements are
adequate with regard to the internal risk appetite, Group
strategy and regulatory requirements. Liquidity policies and procedures are subject to independent internal oversight by the
Risk function. Overseas branches and subsidiaries of the Group may also be required to meet the liquidity requirements of the entity’s domestic country. Management of liquidity requirements is performed by the overseas branch or subsidiary in line with
Group policy. Liquidity risk of the Insurance business is actively managed and monitored within the Insurance legal entities. The
Group plans funding requirements over its planning period,
combining business-as-usual and stressed conditions. The Group manages its liquidity position paying regard to its internal risk appetite, Liquidity Coverage Ratio (LCR) and Net Stable Funding
Ratio (NSFR) as required by the PRA, the Capital Requirements
Directive (CRD V) and the Capital Requirements Regulation (UK
CRR) liquidity requirements.
Monitoring
Daily monitoring and control processes are in place to address internal and regulatory liquidity requirements. A range of market and internal early warning indicators are monitored daily for early signs of liquidity risk in the market or specific to the Group.
A liquidity contingency framework is maintained as part of the
Recovery Plan and sets out strategies for addressing liquidity shortfalls in emergency situations, detailing governance and escalation procedures in the context of a liquidity stress event.
The Recovery Plan is prepared to ensure the Group continues to operate through a liquidity crisis, documents how the Group would respond to a financial stress event and restore itself to a viable position.
Funding concentrations by counterparty, currency and tenor are regularly monitored and, where high levels of concentrations exist, these are managed as part of the operating plan process and limited by the liquidity risk monitoring framework.
Lloyds Banking Group plc Annual Report and Accounts 2025

Risk management continued
Reporting
Liquidity Board Risk Appetite Metrics and a set of management measures are reported to relevant Asset Liability Committee
(ALCOs) and Board as required.
Operational limits are reported to the relevant committee, forum or individual as required.
Regulatory reports required by the PRA, FCA and other regulatory bodies are submitted within mandated timelines and processes are in place to demonstrate, evidence and attest to regulatory
compliance.
The Group is subject to the Bank of England’s Resolvability
Assessment Framework (RAF) and ensures appropriate capabilities are in place and documented to support the Funding in Resolution
(FiR) requirements.
Liquidity and funding management in 2025
The Group has maintained its strong funding and liquidity position with a loan to deposit ratio of 97% as at 31 December 2025 (31
December 2024: 95%). Total wholesale funding has increased to
£99.4 billion as at 31 December 2025 (31 December 2024: £92.5 billion). The Group maintains access to diverse sources and tenors of funding.
The Group’s liquid assets continue to exceed the regulatory
minimum and internal risk appetite, with a liquidity coverage ratio
(LCR)1 of 145% as at 31 December 2025 (31 December 2024: 146%)
calculated on a Group consolidated basis based on the PRA
rulebook. The decrease in the LCR resulted from a reduction in liquid assets, from an increase in lending and repayments of Bank of
England Term Funding Scheme with additional incentives for SMEs
(TFSME) partially offset by an increase in customer deposits, and a decrease in net cash outflows, primarily from a reduction in outflows related to derivative exposures arising from historic market volatility. All assets within the liquid asset portfolio are hedged for interest rate risk. Following the implementation of structural reform, liquidity risk is managed at a legal entity level with the Group consolidated LCR representing the composite of the Ring-Fenced
Bank and Non-Ring-Fenced Bank entities.
LCR eligible assets1 have reduced to £131.4 billion (31 December
2024: £134.4 billion), primarily driven by an increase in lending and
TFSME repayments, partially offset by an increase in customer deposits. In addition to the Group’s reported LCR eligible assets, the
Group maintains borrowing capacity at central banks which
averaged £87 billion in the year to 31 December 2025 (31 December
2024: £72 billion). The net stable funding ratio remains strong at
124% (calculated as a quarterly simple average over the previous four quarters) as at 31 December 2025 (31 December 2024: 129%).
LCR eligible assets comprise £125.8 billion LCR level 1 eligible assets
(31 December 2024: £128.5 billion) and £5.6 billion LCR level 2 eligible assets (31 December 2024: £5.9 billion). These assets are available to meet cash and collateral outflows and regulatory requirements. The Insurance business manages a separate liquidity portfolio to mitigate insurance liquidity risk.
The banking business also has a significant amount of non-LCR eligible liquid assets which are eligible for use in a range of central bank or similar facilities. Future use of such facilities will be based on prudent liquidity management and economic considerations, having regard to external market conditions.
During 2025, the Group accessed wholesale funding across a range of currencies and markets with term issuance volumes totalling
£13.8 billion. The total outstanding amount of drawings from the
TFSME has reduced to £8.8 billion as at 31 December 2025
(31 December 2024: £21.9 billion), with further maturities in 2027 and beyond. The repayment of TFSME maturities has been factored into the Group’s funding plans.
The Group’s credit ratings are well positioned and continue to reflect the strength of the Group’s management and franchise, along with its robust financial performance, capital and funding position. In September 2025, S&P upgraded the Group’s issuer credit rating by one notch.
1Based on a monthly simple average over the previous 12 months.
Group funding requirements and sources

	At 31 Dec 2025 £bn	At 31 Dec 2024 £bn	Change %
Group funding position
Total Group assets	944.1	906.7	4
Less other liabilities[1]	(261.7)	(247.8)	(6)
Funding requirements	682.4	658.9	4

Customer deposits	496.5	482.7	3
Wholesale funding[2]	99.4	92.5	7
Repurchase agreements at amortised cost:
Repurchase agreements – non-trading	29.8	15.9	87
Term Funding Scheme with additional incentives for SMEs (TFSME)	8.8	21.9	(60)
	38.6	37.8	2
Total equity	47.9	45.9	4
Funding sources	682.4	658.9	4
1Other liabilities primarily include balances in the Group’s Insurance business and the fair value of derivative liabilities.
2The Group’s definition of wholesale funding aligns with that used by other international market participants; including bank deposits, debt securities in issue and subordinated liabilities. Excludes balances relating to cash collateral of £1.5 billion (31 December 2024: £2.8 billion).
Lloyds Banking Group plc Annual Report and Accounts 2025

Reconciliation of Group funding to the balance sheet (audited)

	At 31 December 2025				At 31 December 2024
	Included in funding analysis £bn	Cash collateral received[1] £bn	Fair value and other accounting methods £bn	Balance sheet £bn	Included in funding analysis £bn	Cash collateral received[1] £bn	Fair value and other accounting methods £bn	Balance sheet £bn
Deposits from banks	3.8	2.0	–	5.8	3.1	3.2	(0.1)	6.2
Debt securities in issue	83.9	–	(5.6)	78.3	77.2	–	(6.4)	70.8
Subordinated liabilities	11.7	–	(1.8)	9.9	12.2	–	(2.1)	10.1
Total wholesale funding	99.4	2.0			92.5	3.2
Customer deposits	496.5	–	–	496.5	482.7	–	–	482.7
Repurchase agreements at amortised cost	38.6	–	–	38.6	37.8	–	–	37.8
Total equity	47.9	–	–	47.9	45.9	–	–	45.9
Funding Sources	682.4	2.0			658.9	3.2
1The Group enters into derivatives and repurchase and reverse repurchase agreements with various counterparties which are governed by industry standard master netting agreements.
The Group holds cash collateral on its balance sheet in respect of these agreements. At 31 December 2025, £2.0 billion (31 December 2024: £3.2 billion) was with bank counterparties, of which £1.5 billion (31 December 2024: £2.8 billion) relates primarily to the Global Markets business of Lloyds Bank Corporate Markets plc, whilst £0.5 billion (31 December 2024:
£0.4 billion) relates to the Insurance business.
Analysis of 2025 total wholesale funding by residual maturity

	Up to 1 month £bn	1 to 3 months £bn	3 to 6 months £bn	6 to 9 months £bn	9 to 12 months £bn	1 to 2 years £bn	2 to 5 years £bn	Over five years £bn	Total at 31 Dec 2025 £bn	Total at 31 Dec 2024 £bn
Deposits from banks	1.6	0.4	0.8	0.9	0.1	–	–	–	3.8	3.1
Debt securities in issue:
Certificates of deposit issued	0.2	1.3	2.3	1.9	1.1	0.5	–	–	7.3	5.5
Commercial paper	–	7.0	6.3	2.3	0.3	–	–	–	15.9	8.3
Senior unsecured notes issued	–	0.8	2.2	1.6	0.8	9.6	15.9	12.1	43.0	46.5
Covered bonds	–	0.9	0.8	0.1	1.0	3.0	4.6	0.8	11.2	11.6
Securitisation notes	–	–	–	0.2	0.5	1.7	3.5	0.6	6.5	5.3
	0.2	10.0	11.6	6.1	3.7	14.8	24.0	13.5	83.9	77.2
Subordinated liabilities	–	1.1	–	0.5	–	–	4.4	5.7	11.7	12.2
Total wholesale funding	1.8	11.5	12.4	7.5	3.8	14.8	28.4	19.2	99.4	92.5
Total wholesale funding by currency (audited)

	Sterling £bn	US dollar £bn	Euro £bn	Other currencies £bn	Total £bn
At 31 December 2025	21.6	46.4	25.1	6.3	99.4
At 31 December 2024	21.0	41.5	22.6	7.4	92.5
Analysis of 2025 term issuance (audited)

	Sterling £bn	US dollar £bn	Euro £bn	Other currencies £bn1	Total £bn
Securitisation[2]	0.8	–	0.6	–	1.4
Covered bonds	1.0	–	0.4	–	1.4
Senior unsecured notes	0.8	3.7	2.5	0.7	7.7
Subordinated liabilities	–	0.9	0.9	–	1.8
Additional tier 1	0.7	0.8	–	–	1.5
Total issuance	3.3	5.4	4.4	0.7	13.8
1Includes Australian dollar, Swiss franc, Hong Kong dollar and Japanese yen.
2Securitisation includes externally issued notes from significant risk transfer transactions.
Lloyds Banking Group plc Annual Report and Accounts 2025

Risk management continued
Liquidity portfolio
At 31 December 2025, the Group had £131.4 billion of highly liquid unencumbered LCR eligible assets, based on a monthly simple average over the previous 12 months post any liquidity haircuts (31 December 2024: £134.4 billion), of which £125.8 billion was LCR level 1 eligible
(31 December 2024: £128.5 billion) and £5.6 billion was LCR level 2 eligible (31 December 2024: £5.9 billion). These assets are available to meet cash and collateral outflows and regulatory requirements.
Liquidity risk is managed in line with the Group Liquidity Risk Policy, with the Insurance Group managing liquidity risk on a standalone basis.
Assets held for annuities are specifically chosen to correspond to the expectation of timing of annuity payments. For With Profits and unit-
linked business, portfolios are managed through mandates which ensure that they are run within defined tolerances, maintaining sufficient liquidity to carry out operations of the portfolio without material disruption. For non-linked products other than annuity contracts, backing investments are mostly held in gilts with minimal liquidity risk. Investments are arranged to minimise the possibility of being a distressed seller whilst at the same time investing to meet policyholder obligations. This is achieved by anticipating policyholder behaviour and sales of underlying assets within funds.
LCR eligible assets

	Average[1]		Change %
	2025 £bn	2024 £bn
Cash and central bank reserves	59.3	62.0	(4)
High quality government/MDB/agency bonds[2]	64.0	63.6	1
High quality covered bonds	2.5	2.9	(14)
Level 1	125.8	128.5	(2)
Level 2[3]	5.6	5.9	(5)
Total LCR eligible assets	131.4	134.4	(2)
1Eligible assets are calculated as an average of month-end observations over the previous 12 months post any liquidity haircuts.
2Designated multilateral development banks (MDB).
3Includes Level 2A and Level 2B.
LCR eligible assets by currency

	Sterling £bn	US dollar £bn	Euro £bn	Other currencies £bn	Total £bn
At 31 December 2025
Level 1	87.5	21.9	16.4	–	125.8
Level 2	2.6	1.0	1.1	0.9	5.6
Total[1]	90.1	22.9	17.5	0.9	131.4
At 31 December 2024
Level 1	89.8	21.0	17.7	–	128.5
Level 2	2.6	1.7	1.1	0.5	5.9
Total[1]	92.4	22.7	18.8	0.5	134.4
1Eligible assets are calculated as an average of month-end observations over the previous 12 months post any liquidity haircuts.
The Group also has a significant amount of non-LCR eligible liquid assets which are eligible for use in a range of central bank or similar facilities. Future use of such facilities will be based on prudent liquidity management and economic considerations, having regard to external market conditions.
Stress testing results
Internal liquidity stress testing results at 31 December 2025 (based on a monthly simple average over the previous 12 months) showed that the Group had liquidity resources representing 144% of modelled outflows under the Group’s most severe liquidity stress scenario
(31 December 2024: 136%). The increase in ratio is explained primarily by a decrease in modelled stress outflows.
This scenario includes a two notch downgrade of the Group’s current long-term debt rating and accompanying one notch short-term downgrade implemented instantaneously by all major rating agencies.
Lloyds Banking Group plc Annual Report and Accounts 2025

Maturities of financial instrument liabilities (audited)
The table below analyses financial instrument liabilities of the Group, excluding those arising from insurance and participating investment contracts, on an undiscounted future cash flow basis according to contractual maturity, into relevant maturity groupings based on the remaining period at the balance sheet date; balances with no fixed maturity are included in the over 5 years category. In the case of dated subordinated liabilities, the maturity presented is based on call date where applicable. The Group’s preference shares have partially discretionary coupons and have been included in the below analysis.

	Up to 1 month £m	1 to 3 months £m	3 to 12 months £m	1 to 5 years £m	Over 5 years £m	Total £m
At 31 December 2025
Deposits from banks	1,872	421	1,930	1,579	10	5,812
Customer deposits	428,915	23,351	35,640	9,722	503	498,131
Repurchase agreements at amortised cost	11,966	9,750	7,866	6,773	3,147	39,502
Financial liabilities at fair value through profit or loss	13,140	6,062	2,953	2,044	5,657	29,856
Notes in circulation	2,118	–	–	–	–	2,118
Debt securities in issue at amortised cost	408	9,959	22,797	40,064	13,427	86,655
Liabilities arising from non-participating investment contracts	61,640	–	–	–	–	61,640
Lease liabilities	35	59	200	446	392	1,132
Subordinated liabilities	24	1,170	990	6,247	8,328	16,759
Total non-derivative financial liabilities	520,118	50,772	72,376	66,875	31,464	741,605
Derivative financial liabilities
Gross settled derivatives – outflows	89,450	66,862	43,379	40,311	21,260	261,262
Gross settled derivatives – inflows	(88,088)	(65,410)	(42,508)	(38,949)	(18,853)	(253,808)
Gross settled derivatives – net flows	1,362	1,452	871	1,362	2,407	7,454
Net settled derivative liabilities	8,258	35	62	291	1,784	10,430
Total derivative financial liabilities	9,620	1,487	933	1,653	4,191	17,884

	Up to 1 month £m	1 to 3 months £m	3 to 12 months £m	1 to 5 years £m	Over 5 years £m	Total £m
At 31 December 2024
Deposits from banks	1,809	673	904	2,775	105	6,266
Customer deposits	437,693	14,873	24,811	6,127	256	483,760
Repurchase agreements at amortised cost	8,974	5,169	15,300	9,416	–	38,859
Financial liabilities at fair value through profit or loss	15,208	3,965	1,803	2,102	7,078	30,156
Notes in circulation	2,121	–	–	–	–	2,121
Debt securities in issue at amortised cost	3,704	10,367	13,624	38,973	8,519	75,187
Liabilities arising from non-participating investment contracts	51,228	–	–	–	–	51,228
Lease liabilities	28	65	241	574	461	1,369
Subordinated liabilities	26	698	1,676	4,207	6,705	13,312
Total non-derivative financial liabilities	520,791	35,810	58,359	64,174	23,124	702,258
Derivative financial liabilities
Gross settled derivatives – outflows	100,432	61,356	43,231	34,795	22,505	262,319
Gross settled derivatives – inflows	(97,653)	(59,238)	(41,319)	(32,333)	(18,950)	(249,493)
Gross settled derivatives – net flows	2,779	2,118	1,912	2,462	3,555	12,826
Net settled derivative liabilities	10,432	92	109	404	1,557	12,594
Total derivative financial liabilities	13,211	2,210	2,021	2,866	5,112	25,420
The majority of the Group’s non-participating investment contract liabilities are unit-linked. These unit-linked products are invested in accordance with unit fund mandates. Clauses are included in policyholder contracts to permit the deferral of sales, where necessary, so that linked assets can be realised without being a forced seller.
The principal amount for undated subordinated liabilities and preference shares with no redemption option is included within the over 5 years column; interest of £16 million (2024: £16 million) in respect of the undated subordinated liabilities and £28 million (2024: £28 million)
in respect of the preference shares, per annum is not included beyond 5 years.
An analysis of the Group’s total wholesale funding by residual maturity and by currency is set out on page 183.
Lloyds Banking Group plc Annual Report and Accounts 2025

Risk management continued
Cash flows arising from insurance liabilities (audited)
The following table presents the estimated amount and timing of the remaining contractual discounted cash flows arising from insurance liabilities. The amounts presented do not include those relating to the liability for remaining coverage of contracts that are measured under the premium allocation approach.

	Less than 1 year £m	1 to 2 years £m	2 to 3 years £m	3 to 4 years £m	4 to 5 years £m	Over 5 years £m	Total £m
At 31 December 2025
Liabilities arising from insurance and participating investment contracts	(1,823)	(1,941)	(2,316)	(2,775)	(3,147)	(117,710)	(129,712)
Reinsurance contract liabilities	3	3	3	2	2	12	25
Total	(1,820)	(1,938)	(2,313)	(2,773)	(3,145)	(117,698)	(129,687)
At 31 December 2024
Liabilities arising from insurance and participating investment contracts	(1,038)	(1,292)	(1,951)	(2,453)	(2,992)	(112,055)	(121,781)
Reinsurance contract liabilities	3	3	3	3	2	13	27
Total	(1,035)	(1,289)	(1,948)	(2,450)	(2,990)	(112,042)	(121,754)
For insurance contracts which are neither unit-linked nor in the Group’s with-profit funds, in particular annuity liabilities, the aim is to invest in assets such that the cash flows on investments match those on the projected future liabilities.
Insurance and participating investment contract liabilities payable on demand (audited)
Some of the Group’s insurance and participating investment contract liabilities are payable on demand as shown in the table below:

	2025		2024
	Amounts payable on demand £m	Carrying amount £m	Amounts payable on demand £m	Carrying amount £m
Life	122,691	118,931	110,402	107,909
Non-life	–	–	–	–
Total	122,691	118,931	110,402	107,909
The amounts payable on demand represent contract surrender values and incurred claims.
Maturities of contingent liabilities, commitments and financial guarantees (audited)
The table below shows the contractual maturity of the Group’s contingents, commitments and financial guarantees. Commitments are shown in the time band containing the earliest date the commitment can be drawn down. For financial guarantee contracts, the maximum amount of the guarantee is allocated to the earliest period in which the guarantee could be called.

	Up to 1 month £m	1 to 3 months £m	3 to 6 months £m	6 to 9 months £m	9 to 12 months £m	1 to 3 years £m	3 to 5 years £m	Over 5 years £m	Total £m
At 31 December 2025
Acceptances and endorsements	97	6	2	–	–	–	–	–	105
Other contingent liabilities	215	555	366	86	290	691	364	337	2,904
Total contingent liabilities	312	561	368	86	290	691	364	337	3,009
Lending commitments and financial guarantees	143,506	1,553	1,057	2,061	2,341	3,468	3,058	435	157,479
Other commitments	95	–	–	–	–	–	–	–	95
Total commitments and financial guarantees	143,601	1,553	1,057	2,061	2,341	3,468	3,058	435	157,574
Total contingents, commitments and financial guarantees	143,913	2,114	1,425	2,147	2,631	4,159	3,422	772	160,583
At 31 December 2024
Acceptances and endorsements	24	11	3	1	–	–	–	–	39
Other contingent liabilities	208	357	225	115	370	547	211	533	2,566
Total contingent liabilities	232	368	228	116	370	547	211	533	2,605
Lending commitments and financial guarantees	134,283	1,416	1,729	1,562	3,367	2,755	3,140	256	148,508
Other commitments	94	6	11	–	–	–	–	–	111
Total commitments and financial guarantees	134,377	1,422	1,740	1,562	3,367	2,755	3,140	256	148,619
Total contingents, commitments and financial guarantees	134,609	1,790	1,968	1,678	3,737	3,302	3,351	789	151,224
Lloyds Banking Group plc Annual Report and Accounts 2025

Market risk

Definition
Market risk is defined as the risk that the Group’s
capital or earnings profile are adversely affected by
changes in market rates or prices, including, but not
limited to, interest rates, foreign exchange, equity
prices and credit spreads.
Level two risks
Banking book (page 189); Pension (page 192); Insurance (page 192);
Trading book (page 193)
The Risk overview, on page 27, contains a summary of market risk performance and key mitigating actions.

Financial risk indicators •Structural hedge: £244 billion (2024: £242 billion) •Average 95% 1-day trading VaR: £2.2 million (2024: £2.4 million)

Risk appetite
The Group effectively manages market risk from banking and
insurance activity and is commercially required to engage in trading and direct investment activity, as a necessary component of our business model, to satisfy customer demands and generate stable financial returns.
The Group aims to balance potential returns with the need to safeguard our capital base and is willing to accept fluctuations in earnings that do not trigger mandatory distribution restrictions, even in mild stress market conditions.
Risk appetite is expressed primarily through an earning at risk metric, measured in a mild market risk stress scenario. This is supplemented by additional metrics for specific portfolios, such as the Structural hedge and the Trading Book.
Balance sheet linkages
The information provided in the table below aims to facilitate the understanding of linkages between banking, trading and insurance balance sheet items and the positions disclosed in the Group’s market risk disclosures.
Market risk linkage to the balance sheet

		Banking
2025	Total £m	Trading book[1] £m	Non- trading £m	Insurance £m	Primary market risk factor
Assets
Cash and balances at central banks	56,661	–	56,661	–	Interest rate
Financial assets at fair value through profit or loss	240,413	25,537	5,331	209,545	Interest rate, foreign exchange, credit spread, equity
Derivative financial instruments	19,727	16,278	2,329	1,120	Interest rate, foreign exchange, credit spread
Financial assets at amortised cost
Loans and advances to banks	7,236	–	7,145	91	Interest rate
Loans and advances to customers	481,463	–	481,463	–	Interest rate
Reverse repurchase agreements	50,986	–	50,986	–	Interest rate
Debt securities	13,987	–	13,987	–	Interest rate, credit spread
Financial assets at amortised cost	553,672	–	553,581	91
Financial assets at fair value through other comprehensive income	36,320	–	36,320	–	Interest rate, foreign exchange, credit spread
Other assets	37,279	–	30,880	6,399	Interest rate, credit spread
Total assets	944,072	41,815	685,102	217,155
Liabilities
Deposit from banks	5,779	–	5,779	–	Interest rate
Customer deposits	496,457	–	496,457	–	Interest rate
Repurchase agreements at amortised cost	38,570	–	38,570	–	Interest rate
Financial liabilities at fair value through profit or loss	27,909	23,666	4,243	–	Interest rate, foreign exchange
Derivative financial instruments	16,132	11,196	3,772	1,164	Interest rate, foreign exchange, credit spread
Debt securities in issue at amortised cost	78,271	–	77,383	888	Interest rate, credit spread
Liabilities arising from insurance and investment contracts	196,924	–	–	196,924	Interest rate, credit spread, equity
Subordinated liabilities	9,894	–	9,382	512	Interest rate, foreign exchange
Other liabilities	26,269	–	12,084	14,185	Interest rate, credit spread
Total liabilities	896,205	34,862	647,670	213,673
1Assets and liabilities are classified as trading book if they meet the requirements as set out in the Capital Requirements Regulation, article 104.
Lloyds Banking Group plc Annual Report and Accounts 2025

Risk management continued
The defined benefit pension schemes’ assets and liabilities are included under other assets and other liabilities in this table and note 12 to the consolidated financial statements on page 245 provides further information.
The Group’s trading book assets and liabilities are originated within the Commercial Banking business units.
Within the Group’s balance sheet these fall under the trading assets and liabilities and derivative financial instruments.
The assets and liabilities are classified as trading book if they meet the requirements as set out in the Capital Requirements Regulation,
article 104. Further information on these activities can be found under the Trading portfolios section on page 193.
Derivative assets and liabilities are held by the Group for three main purposes: to provide risk management solutions for clients, to manage portfolio risks arising from client business and to manage and hedge the Group’s own risks.
Insurance business assets and liabilities relate to policyholder funds, as well as shareholder invested assets, including annuity funds.
The Group ensures that it has adequate cash and balances at
central banks and stocks of high quality liquid assets (for example, gilts or US Treasury securities) that can be converted easily into cash to meet liquidity requirements. The majority of these assets are asset swapped and held at fair value through other comprehensive income. For further information see Liquidity risk page 181.
The majority of debt issuance originates from the Group’s capital and funding activities and the interest rate risk of the debt issued is hedged by swapping them into a floating rate.
The non-trading book primarily consists of customer on-balance sheet activities and the Group’s capital and funding activities, which expose it to the risk of adverse movements in market rates or prices, predominantly interest rates, credit spreads, exchange rates and equity prices, as described in further detail within the Banking activities section.
Identification and assessment
The Group ensures that all current and potential future market risks are identified, understood and appropriately managed.
The market risk impacts of complex transactions, new products and significant product changes identified by sub-groups, legal entities or business units are reviewed by the Risk function prior to approval.
Additionally, the market risk for all products is reviewed and documented through the market risk attestation process.
Where a new market risk exposure is discovered for example
through scenario analysis, stress testing, profit and loss attribution, back-testing or model review, this must be notified to the Risk function. Reverse stress testing is also performed to identify and assess scenarios that would cause the Group to fail and to propose mitigating actions to alleviate the risk of failure.
Market risk appetite is proposed and reviewed at least annually and approved by the Board. It comprises a market risk appetite
statement and set of quantitative metrics. This is supported by a suite of management measures.
Management and mitigation
Group Asset and Liability Committee (GALCO) is responsible for approving and monitoring market risk management techniques,
measures and behavioural assumptions.
The transfer pricing process ensures that the level of market risk taken in the Group is controlled and incentivises effective
management of market risk. Hedging costs, benefits and risks are incorporated into the Group’s product pricing and contribute to performance measurement.
All hedgeable banking book market risk exposures in sub-groups, legal entities and business units are transferred to and centralised within the Corporate Treasury of the relevant legal entity using an appropriate transfer pricing process. Exposures are then managed by the Corporate Treasury.
Appropriate trading limits are allocated to trading desks. It is the responsibility of first line of defence to manage the risk profile in accordance with these limits on both the desk and trader level, with heads of desks responsible for managing risk within agreed limits.
The long-term financial management of all the Group’s defined benefit pension schemes and the impact of both the current and potential risk management strategy is analysed and monitored by
Group Corporate Treasury to ensure an appropriate financial
management strategy is agreed with the relevant Trustees and implemented.
Within Insurance, market risk is managed by considering business strategy and risk appetite, which typically state (or limit) the amount and type of risk the Group is willing to take in pursuit of the strategy.
Monitoring
GALCO and Group Market Risk Committee (GMRC) regularly review high level market risk exposures as part of the wider risk
management framework. They also make recommendations to the
Board concerning overall market risk appetite and policy.
Across the Group, appropriate monitoring, reporting and escalation processes are in place for all market risk exposures consistent with the size and complexity of the risk as well as the requirements of the recipients.
Market risk exposures are monitored against market risk appetite and reported to the relevant audience at the appropriate
frequency, and reported in accordance with all legal and regulatory requirements.
In Insurance, monitoring of (Solvency II capital) market risk exposures against risk appetite, or other internal limits, is carried out monthly.
Reporting
Market risk appetite metrics and a set of management measures are reported to the relevant Asset and Liability Committees (ALCOs)
and Board as required.
Operational limits are reported to the relevant committee, forum or individual as required.
Regulatory reports required by the PRA, FCA and other regulatory bodies are submitted within mandated timelines and processes are in place to demonstrate, evidence and attest to regulatory
compliance.
Lloyds Banking Group plc Annual Report and Accounts 2025

Banking activities
Identification and assessment
The Group’s banking activities expose it to the risk of adverse movements in market rates or prices, predominantly interest rates, credit spreads, exchange rates and equity prices. The volatility of market rates or prices can be affected by both the transparency of prices and the amount of liquidity in the market for the relevant asset, liability or instrument.
Interest rate risk
Yield curve risk in the Group’s divisional portfolios, and in the
Group’s capital and funding activities, arises from the different repricing characteristics of the Group’s non-trading assets, liabilities and off-balance sheet positions.
Basis risk arises from the potential changes in spreads between indices, for example where the bank lends with reference to a central bank rate but funds with reference to a market rate, for example, SONIA, and the spread between these two rates widens or tightens.
Optionality risk arises predominantly from embedded optionality within assets, liabilities or off-balance sheet items where either the
Group or the customer can affect the size or timing of cash flows.
One example of this is mortgage prepayment risk where the
customer owns an option allowing them to prepay when it is
economical to do so. This can result in customer balances
amortising more quickly or slowly than anticipated due to
customers’ response to changes in economic conditions.
Foreign exchange risk
Economic foreign exchange exposure arises from the Group’s
investment in its overseas operations. In addition, the Group incurs foreign exchange risk through non-functional currency flows from services provided by customer-facing divisions, the Group’s debt and capital management programmes and is exposed to volatility in its CET1 ratio, due to the impact of changes in foreign exchange rates on the retranslation of non-sterling-denominated risk-
weighted assets.
Equity risk
Equity risk arises primarily from two different sources:
•The Group’s direct equity exposure within the Equity sub-group including private equity exposure from investments held by LDC,
Housing Growth Partnership and its stake in BGF, in addition to other equity exposure from a small number of legacy strategic equity holdings and recently acquired minority fintech stakes
•A small exposure to Lloyds Banking Group share price through deferred shares and deferred options granted to employees as part of their benefits package
Credit spread risk
Credit spread risk arises largely from: (i) the liquid asset portfolio held in the management of Group liquidity, comprising government, supranational and other eligible assets; (ii) the Credit Valuation
Adjustment (CVA) and Debit Valuation Adjustment (DVA)
sensitivity to credit spreads; (iii) a number of the Group’s structured medium-term notes where the Group has elected to fair value the notes through the profit and loss account; and (iv) banking book assets in Commercial Banking held at fair value under IFRS 9.
Sensitivities
Interest rate risk exposure is monitored monthly using the following methodologies.
Market value sensitivity considers all repricing mismatches
(behaviourally adjusted where appropriate) in the current balance sheet and calculates the change in market value that would result from an instantaneous 25, 100 and 200 basis points parallel rise or fall in the yield curve. The market value sensitivities are calculated on a static balance sheet using principal cash flows excluding interest, commercial margins and other spread components and are discounted at the risk-free rate.
Interest income sensitivity measures the impact on future net interest income arising from various economic scenarios. These include instantaneous 25, 100 and 200 basis point parallel shifts in all yield curves and the Group economic scenarios. These scenarios are reviewed every year and are designed to replicate severe but plausible economic events, capturing risks that would not be evident through the use of parallel shocks alone such as basis risk and steepening or flattening of the yield curve.
Unlike the market value sensitivities, the interest income
sensitivities incorporate additional behavioural assumptions as to how and when individual products would reprice in response to changing rates.
Reported sensitivities are not necessarily predictive of future performance as they do not capture additional management
actions that would likely be taken in response to an immediate, large, movement in interest rates. These actions could reduce the net interest income sensitivity, help mitigate any adverse impacts or they may result in changes to total income that are not captured in the net interest income.
The structural hedging programme managing interest rate risk in the banking book relies on assumptions made around customer
behaviour. A number of metrics are in place to monitor the risks within the portfolio.
The Group has an integrated Asset and Liability Management (ALM)
system which supports non-traded asset and liability management of the Group. This provides a single consolidated tool to measure and manage interest rate repricing profiles (including behavioural assumptions), perform stress testing and produce forecast outputs.
The Group is aware that any assumptions-based model is open to challenge.
A full behavioural review is performed annually, or in response to changing market conditions, to ensure the assumptions remain appropriate and the model itself is subject to annual re-validation, as required under the Group model governance policy. The key behavioural assumptions are:
•Embedded optionality within products
•The duration of balances that are contractually repayable on demand, such as current accounts and overdrafts, together with net free reserves of the Group
•The re-pricing behaviour of managed rate liabilities, such as variable rate savings
Lloyds Banking Group plc Annual Report and Accounts 2025

Risk management continued
Group banking activities: market value sensitivity (audited)
The table below shows, split by material currency, the Group’s market value sensitivities to an instantaneous parallel up and down 25 and
100 basis points change to all interest rates.

	2025				2024
	Up 25bps £m	Down 25bps £m	Up 100bps £m	Down 100bps £m	Up 25bps £m	Down 25bps £m	Up 100bps £m	Down 100bps £m
Sterling	22.8	(23.0)	89.6	(93.7)	4.7	(4.7)	17.9	(19.5)
US dollar	(3.6)	3.6	(14.1)	14.6	(1.4)	1.4	(5.4)	5.7
Euro	(3.7)	(0.4)	(14.5)	(1.6)	(1.4)	(2.3)	(5.1)	(9.4)
Other	(1.6)	1.6	(6.3)	6.4	(1.0)	1.0	(3.6)	4.3
Total	13.9	(18.2)	54.7	(74.3)	0.9	(4.6)	3.8	(18.9)
This is a risk-based disclosure and the amounts shown would be amortised in the income statement over the duration of the portfolio.
The market value sensitivity has increased year-on-year as a result of increased customer prepayments for fixed mortgages.
Group banking activities: market value sensitivity to a steepening and flattening of the yield curve (audited)
The table below shows supplementary value sensitivity to a steepening and flattening (c.100 basis points around the three-year point)
in the yield curve. This ensures there are no unintended consequences to managing risk to parallel shifts in rates.

	2025		2024
	Steepener £m	Flattener £m	Steepener £m	Flattener £m
Sterling	2.7	(3.2)	(1.4)	0.3
US dollar	1.8	(1.8)	(0.6)	0.5
Euro	(9.1)	(1.3)	(12.8)	3.2
Other	3.3	(3.3)	(2.4)	3.1
Total	(1.3)	(9.6)	(17.2)	7.1
Group banking activities: three-year net interest income sensitivity (audited)
The table below shows the banking book net interest income sensitivity on a one- to three-year forward-looking basis to an instantaneous parallel up 25, down 25, up 50 and down 50 basis points change to all interest rates.

	2025			2024
	Year 1 £m	Year 2 £m	Year 3 £m	Year 1 £m	Year 2 £m	Year 3 £m
Up 50bps	216	376	660	234	357	591
Up 25 bps	109	189	331	117	179	296
Down 25bps	(131)	(192)	(336)	(150)	(181)	(297)
Down 50bps	(261)	(386)	(673)	(302)	(364)	(595)
Year 1 net interest income sensitivity, to both up and down shocks, has decreased slightly year-on-year mostly as a result of changing customer deposit behaviour and structural hedge activity.
The overall three-year net interest income sensitivity to up and down 25 basis points and 50 basis points shocks is largely due to reinvestment of structural hedge maturities in years two and three.
The sensitivities are illustrative and do not reflect new business margin implications and/or pricing actions, other than as outlined.
The following assumptions have been applied:
•Instantaneous parallel shift in interest rate curve, including bank base rate
•Balance sheet remains constant
•Illustrative 50% pass-through on deposits and 100% pass-through on assets, which could be different in practice
Basis risk, foreign exchange, equity and credit spread risks are measured primarily through scenario analysis by assessing the impact on profit before tax over a 12-month horizon arising from a change in market rates, and reported within the Board risk appetite on a monthly basis. Supplementary measures such as sensitivity and exposure limits are applied where they provide greater insight into risk positions.
Frequency of reporting supplementary measures varies from daily to quarterly appropriate to each risk type.
Lloyds Banking Group plc Annual Report and Accounts 2025

Management and mitigation

The Group’s policy is to optimise reward while managing its
market risk exposures within the risk appetite defined by the
Board. The Group market risk policy and procedures outlines the hedging process, and the centralisation of risk from divisions into
Group Corporate Treasury (GCT), for example via the transfer pricing framework. GCT is responsible for managing the
centralised risk and does this through natural offsets of matching assets and liabilities, and appropriate hedging activity of the residual exposures, subject to the authorisation and mandate of GALCO within the Board risk appetite. The hedges are
externalised to the market by derivative desks within GCT
and the Commercial Bank. The Group mitigates income
statement volatility through hedge accounting. This reduces
the accounting volatility arising from the Group’s economic
hedging activities and any hedge accounting ineffectiveness
is continuously monitored.
The Group establishes hedge accounting relationships for
interest rate risk components using cash flow hedges and fair value hedges. The Group is exposed to cash flow interest rate risk on its variable rate loans and deposits together with its floating rate subordinated debt. The derivatives used to manage the
structural hedge may be designated into cash flow hedges to
manage income statement volatility. The economic items related to the structural hedge, for example current accounts, are not eligible hedged items under IAS 39 for inclusion into accounting hedge relationships. The Group is exposed to fair value interest rate risk on its fixed rate customer loans, its fixed rate customer deposits and the majority of its subordinated debt.
Hedge ineffectiveness arises during the management of interest rate risk due to residual unhedged risk. Sources of
ineffectiveness, which the Group may decide to not fully
mitigate, can include basis differences, timing differences and notional amount differences. The effectiveness of accounting hedge relationships is assessed between the hedging derivatives and the documented hedged item, which can differ to the
underlying economically hedged item.
The largest residual risk exposure arises from balances that are deemed to be insensitive to changes in market rates (including current accounts, a portion of variable rate deposits and investable equity), and is managed through the Group structural hedge.
Consistent with the Group’s strategy to deliver stable returns,
GALCO seeks to minimise large reinvestment risk, and to smooth earnings over a range of investment tenors. The structural hedge consists of longer-term fixed rate assets or interest rate swaps and the amount and duration of the hedging activity is reviewed
regularly by GALCO.
The Group’s exposure to pipeline and prepayment risks are
managed through hedging in line with expected customer
behaviour. These are appropriately monitored and controlled
through divisional ALCOs.
Economic foreign exchange exposures arising from non-functional currency flows are identified by divisions and transferred and managed centrally. The Group also has a policy of forward hedging its forecasted currency profit and loss to year end.

The Group’s structural foreign currency exposure is represented by its investments in overseas subsidiaries and branches which create capital resources denominated in foreign currencies,
principally USD and EUR. Gains or losses on structural foreign currency exposures are taken to reserves, resulting in a
movement in CET1 capital. The Group’s main overseas operations are in America and Europe and do not represent a significant proportion on its overall portfolio.
The Group makes use of both accounting and economic foreign
exchange exposures, as an offset against the impact of changes in foreign exchange rates on the value of non-sterling-denominated risk-weighted assets. This involves the holding of a structurally open currency position; sensitivity is minimised where, for a given currency, the ratio of the structural open position to risk-weighted assets equals the CET1 ratio. Continually evaluating this structural open currency position against evolving non-sterling-denominated risk-weighted assets mitigates volatility in the Group’s CET1 ratio.

The Group manages foreign currency accounting exposure via
cash flow hedge accounting, utilising currency swaps and
forward foreign exchange trades. All non-structural foreign
exchange exposures in the non-trading book are managed
centrally within allocated exposure limits.
Monitoring
The appropriate limits and triggers are monitored by senior
executive committees within the Banking divisions. Banking assets, liabilities and associated hedging are actively monitored and if necessary rebalanced to be within agreed tolerances.
Lloyds Banking Group plc Annual Report and Accounts 2025

Risk management continued
Defined benefit pension schemes
Identification and assessment
The Group’s defined benefit pension schemes are exposed to risks that impact their assets and liabilities, that could adversely impact the Group.
•The liability discount rate exposes the Group to interest rate risk and credit spread risk, which is partially offset by fixed interest assets, such as government and corporate bonds and swaps
•Increases to pensions in deferment and in payment expose the
Group to inflation risk, which is partially offset by real assets, such as index-linked gilts and swaps
•The schemes’ asset holdings expose the Group to investment
risk. Assets are invested in a diversified portfolio of debt securities, equities and other return-seeking assets
•The schemes’ membership exposes the Group to longevity risk, which is partially offset by longevity swap assets
For further information on defined benefit pension scheme assets and liabilities please refer to note 12 to the consolidated financial statements on page 245.
The schemes are assessed on a number of different measures for differing purposes, including but not limited to, the IAS 19 accounting basis for annual reporting and accounts, and the
Trustees’ Technical Provisions funding basis for agreeing
contributions into the schemes.
Management of the schemes’ assets is primarily the responsibility of the Trustees of the schemes, who are responsible for setting the investment strategy in consultation with the Group, and, for agreeing funding requirements with the Group as part of the
triennial valuation process.
Pension scheme risks are measured and monitored using a number of different metrics and use a range of techniques including scenario analysis and stress testing.
Management and mitigation
The Group takes an active involvement in agreeing risk mitigation strategies with the schemes’ Trustees.
The current and long-term investment strategy is regularly reviewed to ensure an appropriate balance of risk. An interest rate and inflation hedging programme is in place to reduce liability risk and the schemes hold a diversified portfolio of debt securities and other return seeking assets.
The merits of longevity risk transfer and hedging solutions are reviewed regularly, and the Trustees have put in place longevity swaps to mitigate longevity risk.
Monitoring
In addition to the wider risk management framework, governance of the schemes includes a specialist Group Pensions Committee.
The surplus, or deficit, in the schemes is tracked regularly along with various single factor and scenario stresses which consider the risks to the assets and liabilities holistically. Key metrics are monitored regularly including the impact on the Group’s capital resources of the schemes, the performance against risk limits and triggers, and the performance of the hedged asset and liability matching
positions.
Insurance business
Identification and assessment
The main elements of market risk to which the Group is exposed through the Insurance business are equity, credit default spread, interest rate and inflation.
Equity risk arises indirectly through the value of future management charges on policyholder funds.
Credit default spread risk mainly arises from annuities where policyholders’ future cash flows are guaranteed at retirement.
Exposure arises if the market value of the assets moves differently to the liabilities they back. This exposure arises from credit downgrades and defaults.
Interest rate risk arises through credit and interest assets which are mainly held to cover the annuity and general insurance liabilities.
Inflation exposure arises from inflation-linked policyholder benefits and future expenses.
Current and potential future market risk exposures within Insurance are assessed using a range of techniques including stress, reverse stress and scenario testing, as well as stochastic modelling.
Risk measures include 1-in-200 year stresses for the Insurance business’ regulatory capital assessments and other supporting measures where appropriate, including those set out in note 8(I) of the consolidated financial statements on page 240.
Management and mitigation
Equity and credit spread risks are closely monitored. Asset liability matching, hedging and unit matching are all used to reduce the sensitivity of equity movements.
Interest rate risk in the annuity book is monitored and mitigated by investing in assets whose cash flows closely match those on the projected future liabilities. It is not possible to eliminate the risk completely as the timing of insured events is uncertain and bonds are not available for all required maturities. Other market risks
(e.g. interest rate exposure outside the annuity book and inflation)
are also closely monitored and where considered appropriate, hedges are put in place to reduce exposure.
The costs and benefits of market risk mitigation are considered in strategy and business planning decisions, with consideration given to the impacts to various metrics.
Monitoring
Market risks in the Insurance business are monitored by Insurance senior executive committees and ultimately the Insurance Board.
Monitoring includes the progression of market risk against limits, as well as the sensitivity of profit before tax to combined market risk stress scenarios and in-year market movements. Asset and liability matching positions and hedges in place are actively monitored and if necessary rebalanced to be within agreed tolerances. In addition, market risk is controlled via approved investment policies and mandates.
Lloyds Banking Group plc Annual Report and Accounts 2025

Trading portfolios
Identification and assessment
The Group’s trading activity is small relative to its peers. The Group’s trading activity is undertaken primarily to meet the financial requirements of commercial and retail customers for foreign
exchange, credit, interest rate and inflation products. These activities support customer flow and market making activities.
All trading activities are performed within the Commercial Banking division. While the trading positions taken are generally small, any extreme moves in the main risk factors and other related risk factors could cause significant losses in the trading book depending on the positions at the time. The average 95% 1-day trading VaR (Value at
Risk; diversified across risk factors) was relatively stable in 2025 at
£2.2 million (31 December 2024: £2.4 million).
Trading market risk measures are applied to all of the Group’s regulatory trading books and they include daily VaR (see trading portfolios: VaR table), sensitivity-based measures, and stress testing calculations.
The Group internally uses stress testing as the primary risk measure, complemented by VaR, for all trading book positions. The trading portfolios: VaR table shows some relevant statistics for the Group’s
1-day 95% confidence level VaR, based on 300 historical
consecutive business days to year end 2025 and year end 2024.
The risk of loss measured by the VaR model is the loss in earnings which is not expected to be exceeded with 95% confidence. The total and average trading VaR numbers reported below have been obtained after the application of the diversification benefits across the five risk types, but do not reflect any diversification between
Lloyds Bank Corporate Markets plc and any other entities. The maximum and minimum VaR reported for each risk category did not necessarily occur on the same day as the maximum and minimum
VaR reported at Group level.
The market risk for the trading book continues to be low relative to the size of the Group and in comparison to peers. This reflects the fact that the Group’s trading operations are customer-centric and focused on hedging and recycling client risks.
Although it is an important market standard measure of risk, VaR has limitations. One of them is the use of a limited historical data sample which influences the output by the implicit assumption that future market behaviour will not differ greatly from the historically observed period. Another known limitation is the use of defined holding periods which assumes that the risk can be liquidated or hedged within that holding period. Also calculating VaR at the chosen confidence interval does not give enough information about potential losses which may occur if this level is exceeded. The Group fully recognises these limitations and supplements the use of VaR with a variety of other measurements which reflect the nature of the business activity. These include detailed sensitivity analysis, position reporting and a stress testing programme.
Trading book VaR (1-day 99%) is compared daily against both
hypothetical and actual profit and loss. The 1-day 99% VaR chart can be found in the Group’s Pillar 3 disclosures .
Management and mitigation
The level of exposure is controlled by establishing and
communicating the approved risk limits and controls through
policies and procedures that define the responsibility and authority for risk taking. Market risk limits are clearly and consistently communicated to the business. Any new or emerging risks are
brought within risk reporting and defined limits.
Monitoring
Trading risk is monitored daily against 1-day 95% VaR and stress testing limits. These limits are complemented with position level action triggers and profit and loss referrals. Risk and position limits are set and managed at both desk and overall trading book levels.
They are reviewed at least annually and can be changed as required within the overall Group risk appetite framework.
Trading portfolios: VaR (1-day 95% confidence level) (audited)

	At 31 December 2025				At 31 December 2024
	Close £m	Average £m	Maximum £m	Minimum £m	Close £m	Average £m	Maximum £m	Minimum £m
Interest rate risk	1.1	2.2	4.2	0.9	4.0	2.4	5.5	1.2
Foreign exchange risk	0.1	0.2	0.7	0.1	0.1	0.2	0.7	0.1
Equity risk	–	–	–	–	–	–	–	–
Credit spread risk	0.2	0.3	0.5	0.1	0.2	0.3	0.4	0.2
Inflation risk	0.1	0.2	1.7	0.1	0.1	0.3	0.7	0.1
All risk factors before diversification	1.5	2.9	4.8	1.5	4.4	3.2	6.2	2.0
Portfolio diversification	(0.4)	(0.7)	–	–	(0.6)	(0.8)	–	–
Total VaR	1.1	2.2	4.3	1.0	3.8	2.4	5.1	1.3
Lloyds Banking Group plc Annual Report and Accounts 2025

Risk management continued

Model risk

Definition
Model Risk is defined as the potential for adverse
consequences from model errors or the
inappropriate use of modelled outputs to inform
business decisions. Adverse consequences could lead
to a deterioration in the prudential position, non-
compliance with applicable laws and/or regulations,
or damage to the Group’s reputation. Model risk can
also lead to financial loss, as well as qualitative
limitations such as the imposition of restrictions on
business activities.
The Risk overview, on page 27, contains a summary of model risk performance and key mitigating actions.

Risk appetite
Models underpin a broad range of activities which are essential in supporting the Group’s strategy. The Group manages model risk to prevent potential adverse consequences arising from model errors or the inappropriate use of modelled outputs to inform business decisions.
Risk appetite is expressed through tolerances measuring the
effectiveness of the model risk control framework and model use.
Identification and assessment
The Group uses models to support a broad range of activity,
including:
•Capital adequacy calculation
•Formulating business strategies
•Informing business decisions
•Identifying and measuring risks
•Credit decisioning
•Fraud and economic crime
•Pricing models
•Impairment calculation
•Stress testing and forecasting
•Market risk measurement
These models use quantitative methods to process input data into quantitative or qualitative outputs which have a quantitative measure associated with them. They use simplifications of complex real-world systems and processes, therefore the use of models creates model risk.
The wide scope and breadth of coverage leads to model risk
exposure across a number of the Group’s principal activities.
A comprehensive discovery exercise has been undertaken across the
Group to identify all models (and in-scope deterministic
quantitative methods), complimented with model risk training to help colleagues with continued identification.
All models which are under development, implemented for use, or decommissioned are recorded in the model inventory. The inventory contains a record of all direct and indirect model interdependencies to obtain a better understanding of aggregate model risk.
A risk-based model tiering approach is used to prioritise validation activities and to identify and classify those models that pose the most risk to the Group. All models are assigned a model tier by the model owner, based on model materiality and complexity.
Challenge by independent validation teams is provided where
appropriate.
Management and mitigation
The Group manages model risk to prevent potential adverse
consequences arising from model errors or the inappropriate use of modelled outputs to inform business decisions. Adverse
consequences could lead to deterioration in the prudential position, non-compliance with applicable laws and/or regulations, or damage to the Group’s reputation.
Model risk can also lead to financial loss, as well as qualitative limitations such as the imposition of restrictions on business activities.
Material models are independently validated to ensure model risks are appropriately identified, assessed and mitigated. The model validation process provides ongoing, independent and effective challenge to model performance and use. The outputs of the
validation are documented in a model validation report, which outlines findings and assigns an independent risk rating.
New model developments, material changes to existing models
or new model uses all require pre-approval before implementation and use.
Model issues and limitations are identified throughout the model lifecycle. Detailed action plans are created to remediate model issues and are captured in the model inventory. Model limitations are clearly outlined within model development documentation.
Post model adjustments can be used after model approval to
mitigate model weaknesses where unforeseen risks and
uncertainties are not adequately reflected in models. There must be a clear rationale for use.
The evolution of AI systems will support the Group in increasing productivity and reimagining the customer experience through innovative solutions. However, these advancements introduce
unique model risks. To address these risks, additional controls are being developed to support the safe and controlled use of the
Group’s AI aspirations.
Monitoring
Ongoing performance monitoring is undertaken to assess model performance against established tolerances.
Periodic validations performed by both the model owner and
independent validation teams provide an in-depth assessment of fitness for purpose, at a frequency and depth determined by the model’s risk tier.
Reporting
Board model risk appetite metrics and management measures are reported to the Board and Group Model Governance Committee as
required. This provides senior management with visibility of the
Group’s model risk exposure.
Regulatory reports required by the PRA are submitted within
mandated timelines. Processes are in place to demonstrate,
evidence and attest to regulatory compliance.
Lloyds Banking Group plc Annual Report and Accounts 2025

Operational risk

Definition
Operational risk is defined as the risk of actual or
potential impact to the Group (financial and/or non-
financial) resulting from inadequate or failed internal
processes, people and systems or from external events.
Resilience is core to the management of operational
risk within Lloyds Banking Group to ensure that
business processes (including those that are
outsourced) can withstand operational risks and can
respond to and meet customer and stakeholder needs
when continuity of operations is compromised.
Level two risks
Business continuity; Change execution; Data and privacy; Financial reporting and tax; Health, safety and premises; Information, cyber and physical security; Internal and external supplier; IT systems; Payments and transaction execution; People
The Risk overview, on page 27, contains a summary of operational risk performance and key mitigating actions.

Risk appetite
The Group manages and mitigates inherent operational risk to serve our customers and meet our strategic objectives, however accepts that it is not practical or economic to avoid all operational risks.
The Group accepts that operational disruption and material
operational risk events may occur. When they do, it responds quickly, seeking to protect customers, the Group, and the wider market from non-financial impacts and prevent reoccurrence.
Risk appetite is expressed through individual tolerances for each of the Group’s operational risks, allowing risk decisions to be taken within clear boundaries.
Identification and assessment
The principal operational risk to the Group covers a number of level two operational risks, which could result in customer harm, unfair outcomes, colleague detriment, financial loss, regulatory censure and/or reputational damage. A number of these risks could increase where there is a reliance on third-party suppliers to provide services to the Group or its customers.
Horizon scanning is used to identify both medium- and long-term operational risks that could affect the ability to achieve strategic objectives. Similarly, the emerging and topical risks provide a forward-looking view of themes with the potential to alter
execution of strategy or operations in the medium to long term.
Scenario analysis and loss forecasting form an integral part of identifying operational risk, focusing on severe but plausible events that have an impact on customers, colleagues, reputation, or finances. Scenario analysis findings are used to inform risk management activity, such as identifying control improvements or risk exposures that are not fully understood. New scenarios or enhancements to existing scenarios are identified by considering emerging risks, threats, or changes to the risk profile. Loss forecasting feeds directly into capital planning.
Management and mitigation
Controls are activities performed to reduce the likelihood of a risk occurring or the impact of a risk should it occur. Controls are established across the business and can be preventative, detective, or relate to recovery. Controls can also be manual, semi or fully automated, and their performance is monitored. All types of
controls come together to form a robust control environment.
Key controls, defined as those providing the greatest defence against risks materialising, are identified and assessed as part of the
Group’s Risk and Control Self Assessment (RCSA) process to ensure they are adequately designed and operating effectively.
Issues and actions are used to address identified risk exposure or weaknesses in the control environment in a consistent manner.
The operational risk events by risk category table below shows high level loss and event trends for the Group using Basel II categories.
Based on data captured on the Group’s RCSA, in 2025 the highest frequency of events occurred in external fraud with 91% of the total volume. Clients, products and business practices accounted for the highest losses by value at 81%. Conduct risks are explained in further detail on page 153. Operational risk losses and scenario analysis is used to inform the Internal Capital Adequacy Assessment Process
(ICAAP). The Group calculates its minimum (Pillar I) operational risk capital requirements using The Standardised Approach (TSA). Pillar
II is calculated using internal and external loss data and severe but plausible scenarios that may occur in the next 12 months.
Operational risk events by risk category (losses greater than or equal to £10,000)1

	% of total volume		% of total losses
	2025	2024[2]	2025	2024[2]
Business disruption and system failures	0.54	1.24	0.09	0.92
Clients, products and business practices[3]	2.00	1.87	81.10	83.50
Damage to physical assets	0.03	0.16	–	0.02
Employee practices and workplace safety	0.28	0.59	0.04	0.24
Execution, delivery and process management	5.94	12.51	9.72	6.30
External fraud[4]	91.08	83.37	9.05	9.01
Internal fraud[4]	0.13	0.26	–	0.01
Total	100.00	100.00	100.00	100.00
1Excludes losses related to Insurance; only losses from investment firm entities within the Scottish Widows Group Limited are included.
22024 figures have been restated to reflect any losses that occurred during the year and were captured after the 2024 financial year-end.
3The risk management of clients, products and business practices is outlined within conduct risk, on page 153.
4Fraud level two risk is explained in further detail under economic crime risk on page 179.
Lloyds Banking Group plc Annual Report and Accounts 2025

Risk management continued
Specific mitigating actions for level two operational level risks are:
Business continuity
The Group remains committed to managing operational resilience risks and ensuring lessons are learned from internal and external events of disruption, which may have an impact on the Group’s ability to continue operations. The Group’s priority is centred on minimising any potential impacts to the Group and its customers, as well as the wider financial sector and UK economy, such as through scenario analysis and testing, business continuity, supplier exit planning and implementation of ‘resilience by design’.
Change execution
The Group takes a range of mitigating actions with respect to change execution risk.
These include the following:
•Ensuring there are sufficient, appropriately skilled colleagues to support the safe delivery of the Group’s current and future
change portfolio
•Businesses assess the potential impacts of undertaking any
change activity on their ability to execute effectively, on
customers and colleagues and on the potential consequences for existing business risk profiles
•Ensuring compliance with the change policy and associated
policies and procedures, which set out the principles and key controls that apply across the business and are aligned to the
Group’s risk appetite
•The implementation of effective governance and control
frameworks to ensure adequate controls are in place to manage change activity and act to mitigate the change execution risks identified. These controls, such as testing, are monitored in line with the change policy and RMF
•Events and incidents related to change activities are escalated and managed appropriately in line with risk framework guidance
Data and privacy
The Group continues to invest to reduce data risk exposure, by:
•Delivering a strategy focused on data management and culture, data-driven insights, platforms, tooling and AI-enablement
•Enhancing data quality and capability, such as standardised controls implemented across critical data elements
•Embedding data privacy impact assessments in the processing of high-risk data
Financial reporting and tax
The Group maintains risk management systems and internal
controls relating to the financial reporting and tax processes ensuring:
•The consistent and appropriate application of accounting
policies, the accurate recording of transactions, which are
undertaken in accordance with delegated authorities, and
safeguarding of assets with liabilities properly stated
•The calculation, preparation and reporting of financial,
regulatory (financial) and tax outcomes in accordance with
applicable International Financial Reporting Standards, statutory and regulatory requirements, such as the UK Finance Code for
Financial Reporting Disclosure and the US Sarbanes-Oxley Act
•Ongoing monitoring to assess the impact of emerging regulation and legislation on financial, regulatory (financial) and tax reporting
•An accurate view of the Group’s performance to allow the Board and senior management to appropriately manage the affairs and strategy of the business and each of its entities and sub-groups
Health and safety and premises
The Group strives to ensure compliance with legal and regulatory requirements, embedding compliant and appropriate colleague
behaviours in line with its policies, values and people risk priorities.
The Group continues to monitor horizon scanning, risk assessments and any incident information to continually improve its health, safety and premises risk management. Colleagues also regularly complete health and safety training to ensure that policies, standards, procedures, processes and practices are understood and implemented effectively.
Information, cyber and physical security
The Group adopts a risk-based approach to mitigate cyber threats it faces. Specifically, the Group continues to enhance access controls across certain business applications and associated IT infrastructure.
The effective operation of the Group’s estate is supported by an IT and Cyber Security Governance framework, guided by a threat-
based strategy which underpins investment decisions. The ongoing protection of the estate and confidentiality of material information is ensured through adherence to the Group Security Policy which has been aligned to industry good practice including the NIST Cyber
Security Framework; and material laws and regulations. The Group engages a specialist third-party consultancy on a periodic basis, to assess the maturity of its cyber security programme, in assessing, identifying and managing material risks from cyber security threats.
Group Risk Committee is responsible for ensuring that management has processes in place designed to identify and evaluate
information, cyber and security risks that the Group is exposed to, implementing processes and programmes to manage these risks and mitigate related incidents within appetite. The Board Risk
Committee (BRC) continues to be supported by the IT and Cyber
Advisory Forum (ITCAF), which is attended by the BRC chair and other Board members. ITCAF dedicates time and attention to
reviewing and challenging risks associated with IT infrastructure, IT strategy, IT resilience and cyber risks. Senior management is responsible for identifying, considering and assessing material IT systems and security risks on an ongoing basis, establishing processes to ensure that such potential risk exposures are
monitored, putting in place appropriate mitigation measures and maintaining control improvement programmes.
Internal and external supplier
The threat landscape associated with third party suppliers and the critical services they provide continues to receive a significant amount of attention. The Group acknowledges the importance of control and responsibility for critical business services and processes, which could cause significant harm to the Group’s customers
The Group segments its suppliers by criticality and has processes in place to support ongoing supplier management, including:
•Policy expectations are underpinned by standards, notably the sourcing and supply chain management framework
•All material arrangements are set out in written agreements and based on Group standard terms, which comply with regulations, including the expectation that all sub-outsourcing is managed in line with the supplier’s contractual obligations to the Group
•A risk-proportionate process exists for onboarding and managing third-party arrangements through the life cycle
•Pre-outsourcing and ongoing risk assessments to identify key operational and financial risks, including on-site or virtual assurance for suppliers with a higher criticality assessment
•Assessments drive the level of ongoing supplier governance, assurance and monitoring. For example, the Group provides
training and other resources to its suppliers to support IT systems and information security resilience in its supply chain
IT systems
The Group continues its journey to simplify its technology estate, in line with its strategy, through the targeted simplification of legacy applications, infrastructure platforms and on-premise data centres.
The Group has controls in place to manage legacy technology, IT change and monitoring, incident management and recovery. IT
disaster recovery is a key capability to recover from multiple scenarios, ranging from likely and medium impact (such as
infrastructure failure for a single application), to low likelihood with severe or material impact scenarios, such as the loss of a data centre or cloud region.
Lloyds Banking Group plc Annual Report and Accounts 2025

People
The Group takes many mitigating actions with respect to people risk. Key areas of focus include:
•Focusing on leadership and colleague engagement, through
delivery of strategies to attract, retain and develop high calibre people together with a focus on creating a strong and resilient talent pipeline
•Continued focus on the Group’s culture and inclusivity strategy by developing and delivering initiatives that reinforce the
appropriate behaviours which generate the best possible long-
term outcomes for customers and colleagues
•Managing organisational capability and capacity through
divisional people strategies to ensure there are the right skills and resources to meet customers’ needs and deliver the Group’s
strategic plan
•Ensuring colleague wellbeing strategies and support are in place to meet colleague needs, alongside skills and capability growth required to maximise the potential of our people
•Ensuring compliance with legal and regulatory requirements, embedding compliant and appropriate colleague behaviours in
line with Group policies, values and its people risk priorities
•Reviewing and enhancing people processes to ensure they are fit for purpose and operationally resilient
Payments and transaction execution
The Group adopts a robust approach to minimising risks associated with payments or transaction execution, which may have an impact on customers, clients, or internal operations. This includes processing and execution failures relating to clients and products, such as errors in payment processing or management of payments and claims, including those where a third party is operating on the
Group’s behalf.
Monitoring
Events and their associated impacts are identified, escalated and recorded to ensure that losses are managed in line with risk appetite, with some events requiring immediate notification to the regulator. Effective root cause analysis is undertaken to identify issues that need to be resolved and where action is necessary to strengthen the control environment, including resilience. Events data is also used to inform the amount of capital required to cover unexpected severe operational risk losses.
Changes to the internal and external environment are regularly monitored to ensure there is an accurate and up-to-date view of the operational risk profile. This includes but is not limited to:
•Utilising outputs from horizon scanning to determine changes in regulatory obligations or the external environment
•Using key risk, control and performance indicators (as relevant)
to monitor the risk profile
•Monitoring risk appetite metrics and management measures
against agreed thresholds, including the escalation of breaches
•Understanding the impact of change and/or transformation
activity on the risk and control environment
•Ensuring strategic changes or new product offerings are
monitored and impacts understood
Reporting
Operational risk reporting ensures senior management has full visibility of the Group’s operational risk exposure to enable informed decision making.
Sub-group, legal entity, business unit and Group function
operational risk profile, event, and issue data is reported to the relevant risk committee(s).
Lloyds Banking Group plc Annual Report and Accounts 2025

Financial
statements

Strategic report
Sustainability review
Financial results
Governance
Risk management
Financial statements
Other information

Lloyds Banking Group plc Annual Report and Accounts 2025

[Page intentionally left blank]
Lloyds Banking Group plc Annual Report and Accounts 2025

[Page intentionally left blank]
Lloyds Banking Group plc Annual Report and Accounts 2025

[Page intentionally left blank]
Lloyds Banking Group plc Annual Report and Accounts 2025

[Page intentionally left blank]
Lloyds Banking Group plc Annual Report and Accounts 2025

[Page intentionally left blank]
Lloyds Banking Group plc Annual Report and Accounts 2025

[Page intentionally left blank]
Lloyds Banking Group plc Annual Report and Accounts 2025

[Page intentionally left blank]
Lloyds Banking Group plc Annual Report and Accounts 2025

[Page intentionally left blank]
Lloyds Banking Group plc Annual Report and Accounts 2025

[Page intentionally left blank]
Lloyds Banking Group plc Annual Report and Accounts 2025

[Page intentionally left blank]
Lloyds Banking Group plc Annual Report and Accounts 2025

[Page intentionally left blank]
Lloyds Banking Group plc Annual Report and Accounts 2025

[Page intentionally left blank]
Lloyds Banking Group plc Annual Report and Accounts 2025

Consolidated income statement
for the year ended 31 December

	Note	2025 £m	2024[1] £m	2023[1] £m
Interest income		30,749	31,288	28,051
Interest expense		(17,519)	(19,011)	(14,753)
Net interest income	5	13,230	12,277	13,298
Fee and commission income		3,118	2,943	2,926
Fee and commission expense		(1,334)	(1,184)	(1,095)
Net fee and commission income	6	1,784	1,759	1,831
Net trading income	7	1,485	1,812	1,307
Insurance revenue		3,438	3,291	3,008
Insurance service expense		(2,543)	(2,733)	(2,414)
Net expense from reinsurance contracts held		(139)	(72)	2
Insurance service result	8	756	486	596
Net investment return on assets held to back insurance and investment contracts		23,844	16,013	16,742
Net finance expense in respect of insurance and investment contracts		(24,044)	(16,278)	(16,776)
Net investment return and finance result in respect of insurance and investment contracts		(200)	(265)	(34)
Other operating income	9	2,367	1,934	1,631
Other income		6,192	5,726	5,331
Total income		19,422	18,003	18,629
Operating expenses	10	(11,966)	(11,601)	(10,823)
Impairment	14	(795)	(431)	(303)
Profit before tax		6,661	5,971	7,503
Tax expense	15	(1,904)	(1,494)	(1,985)
Profit for the year		4,757	4,477	5,518

Profit attributable to ordinary shareholders		4,196	3,923	4,933
Profit attributable to other equity holders		463	498	527
Profit attributable to equity holders		4,659	4,421	5,460
Profit attributable to non-controlling interests		98	56	58
Profit for the year		4,757	4,477	5,518

Basic earnings per share	31	7.0p	6.3p	7.6p
Diluted earnings per share	31	6.9p	6.2p	7.5p
1Comparative periods have been represented for presentational changes. See note 1.
The accompanying notes are an integral part of the consolidated financial statements.
Lloyds Banking Group plc Annual Report and Accounts 2025

Consolidated statement of comprehensive income
for the year ended 31 December

	2025 £m	2024[1] £m	2023[1] £m
Profit for the year	4,757	4,477	5,518
Other comprehensive income
Items that will not subsequently be reclassified to profit or loss:
Post-retirement defined benefit scheme remeasurements:
Remeasurements before tax	(520)	(768)	(1,633)
Current tax	50	50	376
Deferred tax	85	154	52
	(385)	(564)	(1,205)
Movements in revaluation reserve in respect of equity shares held at FVOCI:
Change in fair value	34	93	(54)
Deferred tax	–	–	(3)
	34	93	(57)
Gains and losses attributable to own credit risk:
Losses before tax	(126)	(78)	(234)
Deferred tax	35	22	66
	(91)	(56)	(168)

	(442)	(527)	(1,430)

Items that may subsequently be reclassified to profit or loss:
Movements in revaluation reserve in respect of debt securities held at FVOCI:
Change in fair value	34	(53)	(40)
Current tax	1	1	1
Deferred tax	(8)	14	11
	27	(38)	(28)
Income statement transfers in respect of disposals	(3)	(7)	(122)
Deferred tax	1	2	35
	(2)	(5)	(87)
Income statement transfers in respect of impairment	(1)	(3)	(2)
	24	(46)	(117)
Movements in cash flow hedge reserve:
Effective portion of changes in fair value taken to other comprehensive income	482	(2,577)	545
Deferred tax	(136)	719	(160)
	346	(1,858)	385
Net income statement transfers	1,869	2,597	1,838
Deferred tax	(523)	(728)	(513)
	1,346	1,869	1,325
	1,692	11	1,710

Movements in foreign currency translation reserve: Currency translation differences (tax: £nil)	54	(73)	(53)

	1,770	(108)	1,540

Total other comprehensive income (loss) for the year, net of tax	1,328	(635)	110
Total comprehensive income for the year	6,085	3,842	5,628

Total comprehensive income attributable to ordinary shareholders	5,524	3,288	5,043
Total comprehensive income attributable to other equity holders	463	498	527
Total comprehensive income attributable to equity holders	5,987	3,786	5,570
Total comprehensive income attributable to non-controlling interests	98	56	58
Total comprehensive income for the year	6,085	3,842	5,628
1Current tax and deferred tax impacts, previously shown in aggregate for each reserve, are now presented alongside each line item. Comparatives are represented on a consistent basis.
The accompanying notes are an integral part of the consolidated financial statements.
Lloyds Banking Group plc Annual Report and Accounts 2025

Consolidated balance sheet
at 31 December

	Note	2025 £m	2024 £m
Assets
Cash and balances at central banks		56,661	62,705
Financial assets at fair value through profit or loss	17	240,413	215,925
Derivative financial instruments	19	19,727	24,065
Loans and advances to banks		7,236	7,900
Loans and advances to customers	20	481,463	459,857
Reverse repurchase agreements		50,986	49,476
Debt securities		13,987	14,544
Financial assets at amortised cost		553,672	531,777
Financial assets at fair value through other comprehensive income	17	36,320	30,690
Goodwill and other intangible assets	23	8,593	8,188
Current tax recoverable		1,346	526
Deferred tax assets	15	3,990	5,005
Retirement benefit assets	12	2,695	3,028
Other assets	24	20,655	24,788
Total assets		944,072	906,697
Liabilities
Deposits from banks		5,779	6,158
Customer deposits		496,457	482,745
Repurchase agreements at amortised cost		38,570	37,760
Financial liabilities at fair value through profit or loss	17	27,909	27,611
Derivative financial instruments	19	16,132	21,676
Notes in circulation		2,118	2,121
Debt securities in issue at amortised cost	26	78,271	70,834
Liabilities arising from insurance and participating investment contracts	8	135,284	122,064
Liabilities arising from non-participating investment contracts		61,640	51,228
Other liabilities	27	20,945	25,918
Retirement benefit obligations	12	120	122
Current tax liabilities		52	45
Deferred tax liabilities	15	146	125
Provisions	28	2,888	2,313
Subordinated liabilities	29	9,894	10,089
Total liabilities		896,205	860,809
Equity
Share capital	30	5,889	6,062
Share premium account		18,797	18,720
Other reserves	32	10,744	8,827
Retained profits		6,291	5,912
Ordinary shareholders’ equity		41,721	39,521
Other equity instruments	33	5,947	6,195
Total equity excluding non-controlling interests		47,668	45,716
Non-controlling interests		199	172
Total equity		47,867	45,888
Total equity and liabilities		944,072	906,697
The accompanying notes are an integral part of the consolidated financial statements.
The directors approved the consolidated financial statements on 13 February 2026.

Sir Robin Budenberg Chair	Charlie Nunn Group Chief Executive	William Chalmers Chief Financial Officer
Lloyds Banking Group plc Annual Report and Accounts 2025

Consolidated statement of changes in equity
for the year ended 31 December

	Attributable to ordinary shareholders					Other equity instruments £m	Non- controlling interests £m	Total £m
	Share capital[3] £m	Share premium[3] £m	Other reserves £m	Retained profits[4] £m	Total £m
At 1 January 2025	6,062	18,720	8,827	5,912	39,521	6,195	172	45,888
Comprehensive income
Profit for the year	–	–	–	4,196	4,196	463	98	4,757
Other comprehensive income
Post-retirement defined benefit scheme remeasurements, net of tax	–	–	–	(385)	(385)	–	–	(385)
Movements in revaluation reserve in respect of FVOCI assets, net of tax:
Debt securities	–	–	24	–	24	–	–	24
Equity shares	–	–	34	–	34	–	–	34
Gains and losses attributable to own credit risk, net of tax	–	–	–	(91)	(91)	–	–	(91)
Movements in cash flow hedge reserve, net of tax	–	–	1,692	–	1,692	–	–	1,692
Movements in foreign currency translation reserve, net of tax	–	–	54	–	54	–	–	54
Total other comprehensive income (loss)	–	–	1,804	(476)	1,328	–	–	1,328
Total comprehensive income[1]	–	–	1,804	3,720	5,524	463	98	6,085
Transactions with owners
Dividends (note 34)	–	–	–	(2,000)	(2,000)	–	(51)	(2,051)
Distributions on other equity instruments	–	–	–	–	–	(463)	–	(463)
Issue of ordinary shares	47	77	–	–	124	–	–	124
Share buyback (note 32)	(220)	–	220	(1,710)	(1,710)	–	–	(1,710)
Issue of other equity instruments (note 33)	–	–	–	(7)	(7)	1,511	–	1,504
Repurchases and redemptions of other equity instruments (note 33)	–	–	–	–	–	(1,759)	–	(1,759)
Movement in treasury shares	–	–	–	38	38	–	–	38
Value of employee services		–	–	211	211	–	–	211
Changes in non-controlling interests	–	–	–	20	20	–	(20)	–
Total transactions with owners	(173)	77	220	(3,448)	(3,324)	(711)	(71)	(4,106)
Realised gains and losses on FVOCI equity shares	–	–	(107)	107	–	–	–	–
At 31 December 2025[2]	5,889	18,797	10,744	6,291	41,721	5,947	199	47,867
1Total comprehensive income attributable to owners of the parent was a surplus of £5,987 million (2024: surplus of £3,786 million; 2023: surplus of £5,570 million).
2Total equity attributable to owners of the parent was £47,668 million (2024: £45,716 million; 2023: £47,164 million).
3Share capital and share premium, previously presented in aggregate, are shown separately. Comparatives have been represented on a consistent basis.
4Retained profits are stated after deducting £17 million representing 87 million treasury shares held.
Further details of movements in the Group’s share capital, reserves and other equity instruments are provided in notes 30 and 32 to 33.
The accompanying notes are an integral part of the consolidated financial statements.
Lloyds Banking Group plc Annual Report and Accounts 2025

	Attributable to ordinary shareholders					Other equity instruments £m	Non- controlling interests £m	Total £m
	Share capital[1] £m	Share premium[1] £m	Other reserves £m	Retained profits[2] £m	Total £m
At 1 January 2024	6,358	18,568	8,508	6,790	40,224	6,940	201	47,365
Comprehensive income
Profit for the year	–	–	–	3,923	3,923	498	56	4,477
Other comprehensive income
Post-retirement defined benefit scheme remeasurements, net of tax	–	–	–	(564)	(564)	–	–	(564)
Movements in revaluation reserve in respect of FVOCI assets, net of tax:
Debt securities	–	–	(46)	–	(46)	–	–	(46)
Equity shares	–	–	93	–	93	–	–	93
Gains and losses attributable to own credit risk, net of tax	–	–	–	(56)	(56)	–	–	(56)
Movements in cash flow hedge reserve, net of tax	–	–	11	–	11	–	–	11
Movements in foreign currency translation reserve, net of tax	–	–	(73)	–	(73)	–	–	(73)
Total other comprehensive loss	–	–	(15)	(620)	(635)	–	–	(635)
Total comprehensive (loss) income	–	–	(15)	3,303	3,288	498	56	3,842
Transactions with owners
Dividends (note 34)	–	–	–	(1,828)	(1,828)	–	(83)	(1,911)
Distributions on other equity instruments	–	–	–	–	–	(498)	–	(498)
Issue of ordinary shares	73	117	–	–	190	–	–	190
Share buyback	(369)	–	369	(2,011)	(2,011)	–	–	(2,011)
Redemption of preference shares	–	35	(35)	–	–	–	–	–
Issue of other equity instruments (note 33)	–	–	–	(6)	(6)	763	–	757
Repurchases and redemptions of other equity instruments (note 33)	–	–	–	(316)	(316)	(1,508)	–	(1,824)
Movement in treasury shares	–	–	–	(173)	(173)	–	–	(173)
Value of employee services	–	–	–	153	153	–	–	153
Changes in non-controlling interests	–	–	–	–	–	–	(2)	(2)
Total transactions with owners	(296)	152	334	(4,181)	(3,991)	(1,243)	(85)	(5,319)
Realised gains and losses on equity shares held at FVOCI	–	–	–	–	–	–	–	–
At 31 December 2024	6,062	18,720	8,827	5,912	39,521	6,195	172	45,888
1Share capital and share premium, previously presented in aggregate, are shown separately. Comparatives have been represented on a consistent basis.
2Retained profits are stated after deducting £47 million representing 126 million treasury shares held.
The accompanying notes are an integral part of the consolidated financial statements.
Lloyds Banking Group plc Annual Report and Accounts 2025

Consolidated statement of changes in equity continued
for the year ended 31 December

	Attributable to ordinary shareholders					Other equity instruments £m	Non- controlling interests £m	Total £m
	Share capital[1] £m	Share premium[1] £m	Other reserves £m	Retained profits[2] £m	Total £m
At 1 January 2023	6,729	18,504	6,587	6,550	38,370	5,297	244	43,911
Comprehensive income
Profit for the year	–	–	–	4,933	4,933	527	58	5,518
Other comprehensive income
Post-retirement defined benefit scheme remeasurements, net of tax	–	–	–	(1,205)	(1,205)	–	–	(1,205)
Movements in revaluation reserve in respect of FVOCI assets, net of tax:
Debt securities	–	–	(117)	–	(117)	–	–	(117)
Equity shares	–	–	(57)	–	(57)	–	–	(57)
Gains and losses attributable to own credit risk, net of tax	–	–	–	(168)	(168)	–	–	(168)
Movements in cash flow hedge reserve, net of tax	–	–	1,710	–	1,710	–	–	1,710
Movements in foreign currency translation reserve, net of tax	–	–	(53)	–	(53)	–	–	(53)
Total other comprehensive income (loss)	–	–	1,483	(1,373)	110	–	–	110
Total comprehensive income	–	–	1,483	3,560	5,043	527	58	5,628
Transactions with owners
Dividends (note 34)	–	–	–	(1,651)	(1,651)	–	(101)	(1,752)
Distributions on other equity instruments	–	–	–	–	–	(527)	–	(527)
Issue of ordinary shares	67	64	–	–	131	–	–	131
Share buyback	(438)	–	438	(1,993)	(1,993)	–	–	(1,993)
Issue of other equity instruments (note 33)	–	–	–	(6)	(6)	1,778	–	1,772
Repurchases and redemptions of other equity instruments (note 33)	–	–	–	–	–	(135)	–	(135)
Movement in treasury shares	–	–	–	103	103	–	–	103
Value of employee services	–	–	–	227	227	–	–	227
Changes in non-controlling interests	–	–	–	–	–	–	–	–
Total transactions with owners	(371)	64	438	(3,320)	(3,189)	1,116	(101)	(2,174)
Realised gains and losses on equity shares held at FVOCI	–	–	–	–	–	–	–	–
At 31 December 2023	6,358	18,568	8,508	6,790	40,224	6,940	201	47,365
1Share capital and share premium, previously presented in aggregate, are shown separately. Comparatives have been represented on a consistent basis.
2Retained profits are stated after deducting £10 million representing 61 million treasury shares held.
The accompanying notes are an integral part of the consolidated financial statements.
Lloyds Banking Group plc Annual Report and Accounts 2025

Consolidated cash flow statement
for the year ended 31 December

	Note	2025 £m	2024 £m	2023 £m
Cash flows (used in) provided by operating activities
Profit before tax		6,661	5,971	7,503
Adjustments for:
Change in operating assets	40(A)	(40,689)	(39,622)	(9,110)
Change in operating liabilities	40(B)	35,403	23,603	4,232
Non-cash and other items	40(C)	6,431	5,990	5,622
Tax paid	15	(2,305)	(1,305)	(1,437)
Tax refunded	15	200	970	–
Net cash provided by (used in) operating activities		5,701	(4,393)	6,810
Cash flows used in investing activities
Purchase of financial assets		(19,762)	(10,518)	(10,311)
Proceeds from sale and maturity of financial assets		14,309	7,062	5,298
Purchase of property, plant and equipment		(5,071)	(4,364)	(3,961)
Purchase of other intangible assets		(1,252)	(1,259)	(1,494)
Proceeds from sale of property, plant and equipment		1,560	1,505	1,027
Proceeds from sale of goodwill and other intangible assets		–	62	–
Acquisition of businesses and joint ventures, net of cash acquired	40(D)	27	(179)	(380)
Net cash used in investing activities		(10,189)	(7,691)	(9,821)
Cash flows used in financing activities
Dividends paid to ordinary shareholders	34	(2,000)	(1,828)	(1,651)
Distributions in respect of other equity instruments		(463)	(498)	(527)
Distributions in respect of non-controlling interests		(51)	(83)	(101)
Interest paid on subordinated liabilities		(806)	(622)	(623)
Proceeds from issue of subordinated liabilities		1,757	812	1,417
Proceeds from issue of other equity instruments		1,504	757	1,772
Proceeds from issue of ordinary shares		99	187	86
Share buyback		(1,710)	(2,011)	(1,993)
Repayment of subordinated liabilities		(1,928)	(819)	(1,745)
Repurchases and redemptions of other equity instruments		(1,759)	(1,824)	(135)
Change in stake of non-controlling interests		–	(2)	–
Net cash used in financing activities		(5,357)	(5,931)	(3,500)
Effects of exchange rate changes on cash and cash equivalents		(378)	(7)	(480)
Change in cash and cash equivalents		(10,223)	(18,022)	(6,991)
Cash and cash equivalents at beginning of year		70,816	88,838	95,829
Cash and cash equivalents at end of year	40(E)	60,593	70,816	88,838
Interest received was £29,843 million (2024: £29,721 million; 2023: £26,461 million) and interest paid was £16,589 million (2024: £17,840 million;
2023: £11,100 million).
The accompanying notes are an integral part of the consolidated financial statements.
Lloyds Banking Group plc Annual Report and Accounts 2025

Notes to the consolidated financial statements
for the year ended 31 December
Note 1: Basis of preparation
The consolidated financial statements of Lloyds Banking Group plc and its subsidiary undertakings (the Group) have been prepared in accordance with United Kingdom adopted international accounting standards and in conformity with the requirements of the Companies
Act 2006. The financial statements have also been prepared in accordance with IFRS® Accounting Standards as issued by the International
Accounting Standards Board (IASB).
The financial information has been prepared under the historical cost convention, as modified by the revaluation of investment properties, insurance and reinsurance contract assets and liabilities measured at their fulfilment values in accordance with IFRS 17, financial assets measured at fair value through other comprehensive income, trading securities and certain other financial assets and liabilities at fair value through profit or loss and all derivative contracts. The directors consider that it is appropriate to continue to adopt the going concern basis in preparing the financial statements. In reaching this assessment, the directors have considered the Group’s capital and funding position, the impact of climate change upon the Group’s future performance and the results from stress testing scenarios.
The Group’s accounting policies are consistent with those applied by the Group in its financial statements for the year ended 31 December
2024 and there have been no changes in the Group’s methods of computation.
Net investment return on assets held to back insurance and investment contracts, previously shown within net trading income, is presented separately on the face of the income statement. Net finance expense in respect of insurance and investment contracts, previously shown outside total income in the income statement, is included within other income as part of total income. This change has been made to represent more clearly the impact of the Group’s insurance business on the results. Comparative periods are represented on a consistent basis.
Current and deferred tax are presented separately for each movement in the revaluation reserve in respect of debt securities held at fair value through other comprehensive income and movements in the cash flow hedge reserve within the statement of other comprehensive income. Previously both current tax and deferred tax were presented in aggregate for each reserve.
The IASB has issued an amendment to IAS 21 The Effects of Changes in Foreign Exchange Rates, effective 1 January 2025. This amendment has not had a significant impact on the Group.
Future accounting developments
There are a number of new accounting pronouncements issued by the IASB with an effective date of 1 January 2027, including IFRS 18
Presentation and Disclosure in Financial Statements which replaces IAS 1 Presentation of Financial Statements. While many of the existing requirements of IAS 1 Presentation of Financial Statements are retained, IFRS 18 Presentation and Disclosure in Financial Statements
introduces additional disclosure obligations in relation to the structure of the income statement, management-defined performance measures, and the aggregation and disaggregation of financial information. IFRS 18 will have no impact on the Group’s net profit as it impacts neither recognition nor measurement. The new standard will impact the presentation of the Group’s results as it requires that operating, investing and financing activities are presented separately. There will also be a change in the Group’s cash flow statement as
IFRS 18 requires that the first line of the cash flow statement is operating profit rather than profit before tax.
The IASB has issued its annual improvements and a number of amendments to the IFRS Accounting Standards effective 1 January 2026, including Amendments to IFRS 9 Financial Instruments and Amendments to IFRS 7 Financial Instruments Disclosures. These improvements and amendments are not expected to have a significant impact on the Group.
Note 2: Accounting policies
The Group’s accounting policies are set out below. These accounting policies have been applied consistently.
(A)Consolidation
The assets, liabilities and results of Group undertakings (including structured entities) are included in the financial statements on the basis of accounts made up to the reporting date. Group undertakings include subsidiaries, associates and joint ventures. Details of the Group’s subsidiaries and related undertakings are given on pages 313 to 323.
Subsidiaries are entities controlled by the Group. The Group controls an entity when it has power over the entity, is exposed to, or has rights to, variable returns from its involvement with the entity, and has the ability to affect those returns through the exercise of its power.
This generally accompanies a shareholding of more than one half of the voting rights although in certain circumstances a holding of less than one half of the voting rights may still result in the ability of the Group to exercise control. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Group controls another entity. The Group reassesses whether or not it controls an entity if facts and circumstances indicate that there have been changes to any of the above elements. Subsidiaries are fully consolidated from the date on which control is transferred to the Group; they are deconsolidated from the date that control ceases.
The Group consolidates collective investment vehicles if its beneficial ownership interests give it substantive rights to remove the external fund manager of the investment activities of the fund. Where a subsidiary of the Group is the fund manager of a collective investment vehicle, the Group considers a number of factors in determining whether it acts as principal, and therefore controls the collective investment vehicle, including: an assessment of the scope of the Group’s decision-making authority over the investment vehicle; the rights held by other parties including substantive removal rights without cause over the Group acting as fund manager; the remuneration to which the Group is entitled in its capacity as decision-maker; and the Group’s exposure to variable returns from the beneficial interest that it holds in the investment vehicle. Consolidation may be appropriate in circumstances where the Group has less than a majority beneficial interest. Where a collective investment vehicle is consolidated, the interests of parties other than the Group are reported in other liabilities and the movement in those interests is reported within net finance expense arising from insurance and investment contracts.
Structured entities are entities that are designed so that their activities are not governed by way of voting rights. In assessing whether the
Group has power over such entities in which it has an interest, the Group considers factors such as the purpose and design of the entity; its practical ability to direct the relevant activities of the entity; the nature of the relationship with the entity; and the size of its exposure to the variability of returns of the entity.
The treatment of transactions with non-controlling interests depends on whether, as a result of the transaction, the Group loses control of the subsidiary. Changes in the parent’s ownership interest in a subsidiary that do not result in a loss of control are accounted for as equity transactions; any difference between the amount by which the non-controlling interests are adjusted and the fair value of the consideration paid or received is recognised directly in equity and attributed to the owners of the parent entity.
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 2: Accounting policies continued
Where the Group loses control of the subsidiary, at the date when control is lost the amount of any non-controlling interest in that former subsidiary is derecognised and any investment retained in the former subsidiary is remeasured to its fair value; the gain or loss that is recognised in profit or loss on the partial disposal of the subsidiary includes the gain or loss on the remeasurement of the retained interest.
Intercompany transactions, balances and unrealised gains and losses on transactions between Group companies are eliminated.
The acquisition method of accounting is used to account for business combinations by the Group. The consideration for the acquisition of a subsidiary is the fair value of the assets transferred, the liabilities incurred and the equity interests issued by the Group. The consideration includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Acquisition-related costs are expensed as incurred except those relating to the issuance of debt instruments (see (E)(4) below) or share capital (see (P) below).
Identifiable assets acquired and liabilities assumed in a business combination are measured initially at their fair value at the acquisition date.
(B)Goodwill
Goodwill arises on business combinations and represents the excess of the cost of an acquisition over the fair value of the Group’s share of the identifiable assets, liabilities and contingent liabilities acquired. Where the fair value of the Group’s share of the identifiable assets, liabilities and contingent liabilities of the acquired entity is greater than the cost of acquisition, the excess is recognised immediately in the income statement.
Goodwill is recognised as an asset at cost and is tested at least annually for impairment. For impairment testing, goodwill is allocated to the cash-generating unit (CGU) or groups of CGUs that are expected to benefit from the business combination. The Group’s CGUs are largely product based for its Retail and Insurance businesses and client based for its Commercial Banking business. An impairment loss is recognised if the carrying amount of a CGU is determined to be greater than its recoverable amount. The recoverable amount of a CGU is the higher of its fair value less costs to sell and its value in use. If an impairment loss is identified, the carrying value of the goodwill is written down immediately through the income statement. This impairment loss cannot be reversed in a subsequent period. At the date of disposal of a subsidiary, the carrying value of attributable goodwill is included in the calculation of the profit or loss on disposal.
(C)Other intangible assets
Intangible assets which have been determined to have a finite useful life are amortised on a straight-line basis over their estimated useful life as follows: up to seven years for capitalised software; 10 to 15 years for brands and other intangible assets.
Intangible assets with finite useful lives are reviewed at each reporting date to assess whether there is any indication that they are impaired. If any such indication exists the recoverable amount of the asset is determined and in the event that the asset’s carrying amount is greater than its recoverable amount, it is written down immediately. Certain brands have been determined to have an indefinite useful life and are not amortised. Such intangible assets are assessed annually to determine whether the asset is impaired and to reconfirm that an indefinite useful life remains appropriate. In the event that an indefinite life is inappropriate, a finite life is determined and a further impairment review is performed on the asset.
(D)Revenue recognition
(1)Net interest income
Interest income and expense are recognised in the income statement using the effective interest method for all interest-bearing financial instruments, except for those classified at fair value through profit or loss. The effective interest method is a method of calculating the amortised cost of a financial asset or liability and of allocating the interest income or interest expense over the expected life of the financial instrument. The effective interest rate is the rate that exactly discounts the estimated future cash payments or receipts over the expected life of the financial instrument to the gross carrying amount of the financial asset (before adjusting for expected credit losses) or to the amortised cost of the financial liability, including early redemption fees, other fees, and premiums and discounts that are an integral part of the overall return. In the case of financial assets that are purchased or originated credit-impaired, the effective interest rate is the rate that discounts the estimated future cash flows to the amortised cost of the instrument. Direct incremental transaction costs related to the acquisition, issue or disposal of a financial instrument are also taken into account. Interest income from non-credit-impaired financial assets is recognised by applying the effective interest rate to the gross carrying amount of the asset; for credit-impaired financial assets, the effective interest rate is applied to the net carrying amount after deducting the allowance for expected credit losses. Impairment policies are set out in (H) below.
(2)Fee and commission income and expense
Fees and commissions receivable which are not an integral part of the effective interest rate are recognised as income as the Group fulfils its performance obligations. The Group’s principal performance obligations arising from contracts with customers are in respect of value added current accounts, credit cards and debit cards. These fees are received, and the Group provides the service, monthly; the fees are recognised in income on this basis. The Group also receives certain fees in respect of its asset finance business where the performance obligations are typically fulfilled towards the end of the customer contract; these fees are recognised in income on this basis. Where it is unlikely that the loan commitments will be drawn, loan commitment fees are recognised in fee and commission income over the life of the facility, rather than as an adjustment to the effective interest rate for the lending expected to be drawn. Incremental costs incurred to generate fee and commission income are charged to fee and commission expense as they are incurred.
(3)Other
Dividend income is recognised when the right to receive payment is established.
Revenue recognition policies specific to trading income are set out in (E)(3) below, those relating to leases are set out in (J)(1) below and those relating to life insurance and general insurance business are set out in (M) below.
(E)Financial assets and liabilities
On initial recognition, financial assets are classified as measured at amortised cost, fair value through other comprehensive income or fair value through profit or loss, depending on the Group’s business model for managing those financial assets and whether the resultant cash flows represent solely payments of principal and interest on principal outstanding. The Group assesses its business models at a portfolio level based on its objectives for the relevant portfolio, how the performance of the portfolio is managed and reported, and the frequency of asset sales. Financial assets with embedded derivatives are considered in their entirety when considering their cash flow characteristics.
The Group reclassifies financial assets only when its business model for managing those assets changes. A reclassification will only take place when the change is significant to the Group’s operations and will occur at a portfolio level and not for individual instruments;
reclassifications are expected to be rare.
Lloyds Banking Group plc Annual Report and Accounts 2025

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 2: Accounting policies continued
Equity investments are measured at fair value through profit or loss unless the Group elects at initial recognition to account for the instruments at fair value through other comprehensive income. For these instruments, principally strategic investments, dividends are recognised in profit or loss but fair value gains and losses are not subsequently reclassified to profit or loss following derecognition of the investment.
The Group initially recognises loans and advances, deposits, debt securities in issue and subordinated liabilities when the Group becomes a party to the contractual provisions of the instrument. Regular way purchases and sales of securities and other financial assets and trading liabilities are recognised on trade date, being the date that the Group is committed to purchase or sell an asset.
Financial assets are derecognised when the contractual right to receive cash flows from those assets has expired or when the Group has transferred its contractual right to receive the cash flows from the assets and either: substantially all of the risks and rewards of ownership have been transferred; or the Group has neither retained nor transferred substantially all of the risks and rewards, but has transferred control. Financial liabilities are derecognised when the obligation is discharged, cancelled or expires.
(1)Financial instruments measured at amortised cost
Financial assets that are held to collect contractual cash flows where those cash flows represent solely payments of principal and interest are measured at amortised cost. A basic lending arrangement results in contractual cash flows that are solely payments of principal and interest on the principal amount outstanding. Where the contractual cash flows introduce exposure to risks or volatility unrelated to a basic lending arrangement such as changes in equity prices or commodity prices, the payments do not comprise solely principal and interest.
Financial assets measured at amortised cost are predominantly loans and advances to customers and banks, reverse repurchase agreements and certain debt securities used by the Group to manage its liquidity. Loans and advances and reverse repurchase agreements are initially recognised when cash is advanced to the borrower at fair value inclusive of transaction costs. Interest income is accounted for using the effective interest method (see (D) above).
Financial liabilities are measured at amortised cost, except for trading liabilities and other financial liabilities designated at fair value through profit or loss on initial recognition which are held at fair value.
(2)Financial assets measured at fair value through other comprehensive income
Financial assets that are held to collect contractual cash flows and for subsequent sale where those cash flows represent solely payments of principal and interest are recognised in the balance sheet at their fair value, inclusive of transaction costs. Interest calculated using the effective interest method and foreign exchange gains and losses on assets denominated in foreign currencies are recognised in the income statement. All other gains and losses arising from changes in fair value are recognised directly in other comprehensive income, until the financial asset is either sold or matures, at which time, other than in respect of equity shares, the cumulative gain or loss previously recognised in other comprehensive income is recognised in the income statement. The cumulative revaluation amount in respect of equity shares is transferred directly to retained profits. The Group recognises a charge for expected credit losses in the income statement (see (H)
below). As the asset is measured at fair value, the charge does not adjust the carrying value of the asset, and this is reflected in other comprehensive income.
(3)Financial instruments measured at fair value through profit or loss
Financial assets are classified at fair value through profit or loss where they do not meet the criteria to be measured at amortised cost or fair value through other comprehensive income or where they are designated at fair value through profit or loss to reduce an accounting mismatch. All derivatives are carried at fair value through profit or loss, other than those in effective cash flow hedging relationships.
Derivatives are carried on the balance sheet as assets when their fair value is positive and as liabilities when their fair value is negative.
Refer to note 17 (Fair values of financial assets and liabilities) for details of valuation techniques and significant inputs to valuation models.
Derivatives embedded in a financial asset are not considered separately; the financial asset is considered in its entirety when determining whether its cash flows are solely payments of principal and interest. Derivatives embedded in financial liabilities and insurance contracts
(unless the embedded derivative is itself an insurance contract) are treated as separate derivatives when their economic characteristics and risks are not closely related to those of the host contract and the host contract is not carried at fair value through profit or loss. These embedded derivatives are measured at fair value with changes in fair value recognised in the income statement.
The assets backing the insurance and investment contracts issued by the Group do not meet the criteria to be measured at amortised cost or fair value through other comprehensive income as they are managed on a fair value basis and accordingly are measured at fair value through profit or loss. Similarly, trading securities, which are debt securities and equity shares acquired principally for the purpose of selling in the short term or which are part of a portfolio which is managed for short-term gains, do not meet these criteria and are also measured at fair value through profit or loss. Financial assets measured at fair value through profit or loss are recognised in the balance sheet at their fair value. Fair value gains and losses together with interest coupons and dividend income are recognised in the income statement within net trading income.
Financial liabilities are measured at fair value through profit or loss where they are trading liabilities or where they are designated at fair value through profit or loss in order to reduce an accounting mismatch; where the liabilities are part of a group of liabilities (or assets and liabilities) which is managed, and its performance evaluated, on a fair value basis; or where the liabilities contain one or more embedded derivatives that significantly modify the cash flows arising under the contract and would otherwise need to be separately accounted for.
Financial liabilities measured at fair value through profit or loss are recognised in the balance sheet at their fair value. Fair value gains and losses are recognised in the income statement within net trading income in the period in which they occur, except in the case of financial liabilities designated at fair value through profit or loss where gains and losses attributable to changes in own credit risk are recognised in other comprehensive income.
The fair values of assets and liabilities traded in active markets are based on current bid and offer prices, respectively, which include the expected effects of potential changes to laws and regulations, risks associated with climate change and other factors. If the market is not active the Group establishes a fair value by using valuation techniques. The fair values of derivative financial instruments are adjusted where appropriate to reflect credit risk (via credit valuation adjustments (CVAs), debit valuation adjustments (DVAs) and funding valuation adjustments (FVAs)), market liquidity and other risks.
(4)Borrowings
Borrowings (which include deposits from banks, customer deposits, repurchase agreements, debt securities in issue and subordinated liabilities) are recognised initially at fair value, being their issue proceeds net of transaction costs incurred. These instruments are subsequently stated at amortised cost using the effective interest method.
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 2: Accounting policies continued
Preference shares and other instruments which carry a mandatory coupon or are redeemable on a specific date are classified as financial liabilities. The coupon on these instruments is recognised in the income statement as interest expense. Securities which carry a discretionary coupon and have no fixed maturity or redemption date are classified as other equity instruments. Interest payments on these securities are recognised as distributions from equity in the period in which they are paid.
An exchange of financial liabilities on substantially different terms is accounted for as an extinguishment of the original financial liability and the recognition of a new financial liability. The difference between the carrying amount of a financial liability extinguished and the new financial liability is recognised in profit or loss together with any related costs or fees incurred. When a financial liability is exchanged for an equity instrument, the new equity instrument is recognised at fair value and any difference between the carrying value of the liability and the fair value of the new equity instrument is recognised in profit or loss.
(5)Sale and repurchase agreements (including securities lending and borrowing)
Securities sold subject to repurchase agreements (repos) continue to be recognised on the balance sheet where substantially all of the risks and rewards are retained. Funds received for repos carried at fair value are included within trading liabilities.
Securities purchased under agreements to resell (reverse repos), where the Group does not acquire substantially all of the risks and rewards of ownership, are measured at amortised cost or at fair value. Those measured at fair value are recognised within trading securities.
The difference between sale and repurchase price is treated as interest and accrued over the life of the agreements using the effective interest method.
Securities borrowing and lending transactions are typically secured; collateral takes the form of securities or cash advanced or received.
Securities lent to counterparties are retained on the balance sheet. Securities borrowed are not recognised on the balance sheet, unless these are sold to third parties, in which case the obligation to return them is recorded at fair value as a trading liability. Cash collateral given or received is treated as a loan and advance measured at amortised cost or customer deposit.
(F)Hedge accounting
As permitted by IFRS 9, the Group continues to apply the requirements of IAS 39 to its hedging relationships.
Changes in the fair value of all derivative instruments, other than those in effective cash flow hedging relationships, are recognised immediately in the income statement. As noted in (2) below, the change in fair value of a derivative in an effective cash flow hedging relationship is allocated between the income statement and other comprehensive income.
Hedge accounting allows one financial instrument, generally a derivative, to be designated as a hedge of another financial instrument such as a loan or deposit or a portfolio of such instruments. At the inception of the hedge relationship, formal documentation is drawn up specifying the hedging strategy, the hedged item, the hedging instrument and the methodology that will be used to measure the effectiveness of the hedge relationship in offsetting changes in the fair value or cash flow of the hedged risk. The effectiveness of the hedging relationship is tested both at inception and throughout its life and if at any point it is concluded that it is no longer highly effective in achieving its documented objective, hedge accounting is discontinued. Note 19 provides details of the types of derivatives held by the
Group and presents separately those designated in hedge relationships.
(1)Fair value hedges
Changes in the fair value of derivatives that are designated and qualify as fair value hedges are recorded in the income statement, together with the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk; this also applies if the hedged asset is classified as a financial asset at fair value through other comprehensive income. If the hedge no longer meets the criteria for hedge accounting, changes in the fair value of the hedged item attributable to the hedged risk are no longer recognised in the income statement.
The cumulative adjustment that has been made to the carrying amount of the hedged item is amortised to the income statement using the effective interest method over the period to maturity.
(2)Cash flow hedges
The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognised in other comprehensive income in the cash flow hedge reserve. The gain or loss relating to the ineffective portion is recognised immediately in the income statement. Amounts accumulated in equity are reclassified to the income statement in the periods in which the hedged item affects profit or loss. When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognised in the income statement when the forecast transaction is ultimately recognised in the income statement. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the income statement.
(G)Offset
Financial assets and liabilities are offset and the net amount reported in the balance sheet when there is a legally enforceable right of offset and there is an intention to settle on a net basis, or realise the asset and settle the liability simultaneously. Cash collateral on exchange traded derivative transactions is presented gross unless the collateral cash flows are always settled net with the derivative cash flows. In certain situations, even though master netting agreements exist, the lack of management intention to settle on a net basis results in the financial assets and liabilities being reported gross on the balance sheet.
(H)Impairment of financial assets
The impairment charge in the income statement reflects the change in expected credit losses, including those arising from fraud. Expected credit losses are recognised for loans and advances to customers and banks, other financial assets held at amortised cost, financial assets
(other than equity investments) measured at fair value through other comprehensive income, and certain loan commitments and financial guarantee contracts. Expected credit losses are calculated as an unbiased and probability-weighted estimate using an appropriate probability of default, adjusted to take into account a range of possible future economic scenarios, and applying this to the estimated exposure of the Group at the point of default after taking into account the value of any collateral held, repayments, or other mitigants of loss and including the impact of discounting using the effective interest rate.
Lloyds Banking Group plc Annual Report and Accounts 2025

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 2: Accounting policies continued
At initial recognition, allowance (or provision in the case of some loan commitments and financial guarantees) is made for expected credit losses resulting from default events that are possible within the next 12 months (12-month expected credit losses). In the event of a significant increase in credit risk since origination, allowance (or provision) is made for expected credit losses resulting from all possible default events over the expected life of the financial instrument (lifetime expected credit losses). Financial assets where 12-month expected credit losses are recognised are considered to be Stage 1; financial assets which are considered to have experienced a significant increase in credit risk since initial recognition are in Stage 2; and financial assets which have defaulted or are otherwise considered to be credit-impaired are allocated to Stage 3. Some Stage 3 assets, mainly in Commercial Banking, are subject to individual rather than collective assessment. Such cases are subject to a risk-based impairment sanctioning process, and these are reviewed and updated at least quarterly, or more frequently if there is a significant change in the credit profile. The collective assessment of impairment aggregates financial instruments with similar risk characteristics, such as whether the facility is revolving in nature or secured and the type of security held against financial assets.
An assessment of whether credit risk has increased significantly since initial recognition considers the change in the risk of default occurring over the remaining expected life of the financial instrument. In determining whether there has been a significant increase in credit risk, the
Group uses quantitative tests based on relative and absolute probability of default (PD) movements linked to internal credit ratings together with qualitative indicators such as watchlists and other indicators of historical delinquency, credit weakness or financial difficulty.
The use of internal credit ratings and qualitative indicators ensures alignment between the assessment of staging and the Group’s management of credit risk which utilises these internal metrics within distinct retail and commercial portfolio risk management practices.
However, unless identified at an earlier stage, the credit risk of financial assets is deemed to have increased significantly when more than
30 days past due. The use of a payment holiday in and of itself has not been judged to indicate a significant increase in credit risk, with the underlying long-term credit risk deemed to be driven by economic conditions and captured through the use of forward-looking models.
These portfolio-level models are capturing the anticipated volume of increased defaults and therefore an appropriate assessment of staging and expected credit loss. Where the credit risk subsequently improves such that it no longer represents a significant increase in credit risk since initial recognition, the asset is transferred back to Stage 1.
Assets are transferred to Stage 3 when they have defaulted or are otherwise considered to be credit-impaired. Default is considered to have occurred when there is evidence that the customer is experiencing financial difficulty which is likely to affect significantly the ability to repay the amount due. IFRS 9 contains a rebuttable presumption that default occurs no later than when a payment is 90 days past due which the Group uses for all its products. In addition, other indicators of mortgage default are added including end-of-term payments on past due interest-only accounts and loans considered non-performing due to recent arrears or forbearance. The use of payment holidays is not considered to be an automatic trigger of regulatory default and therefore does not automatically trigger Stage 3. Days past due will also not accumulate on any accounts that have taken a payment holiday including those already past due.
In certain circumstances, the Group will renegotiate the original terms of a customer’s loan, either as part of an ongoing customer relationship or in response to adverse changes in the circumstances of the borrower. In the latter circumstances, the loan will remain classified as either Stage 2 or Stage 3 until the credit risk has improved such that it no longer represents a significant increase since origination (for a return to Stage 1), or the loan is no longer credit-impaired (for a return to Stage 2). On renegotiation the gross carrying amount of the loan is recalculated as the present value of the renegotiated or modified contractual cash flows, which are discounted at the original effective interest rate. Renegotiation may also lead to the loan and associated allowance being derecognised and a new loan being recognised initially at fair value.
Purchased or originated credit-impaired financial assets (POCI) include financial assets that are purchased or originated at a deep discount that reflects incurred credit losses. At initial recognition, POCI assets do not carry an impairment allowance; instead, lifetime expected credit losses are incorporated into the calculation of the effective interest rate. All changes in lifetime expected credit losses subsequent to the assets’ initial recognition are recognised as an impairment charge.
A loan or advance is normally written off, either partially or in full, against the related allowance when the proceeds from realising any available security have been received or there is no realistic prospect of recovery and the amount of the loss has been determined.
Subsequent recoveries of amounts previously written off decrease the amount of impairment losses recorded in the income statement.
For both secured and unsecured retail balances, the write-off takes place only once an extensive set of collections processes has been completed, or the status of the account reaches a point where policy dictates that continuing attempts to recover are no longer appropriate. For commercial lending, a write-off occurs if the loan facility with the customer is restructured, the asset is under administration and the only monies that can be received are the amounts estimated by the administrator, the underlying assets are disposed and a decision is made that no further settlement monies will be received, or external evidence (for example, third party valuations) is available that there has been an irreversible decline in expected cash flows.
(I)Property, plant and equipment
Property, plant and equipment (other than investment property) is recognised on the balance sheet at cost less accumulated depreciation.
The value of land (included in premises) is not depreciated. Depreciation on other assets is calculated using the straight-line method to allocate the difference between the cost and the residual value over their estimated useful lives, as follows: the shorter of 50 years and the remaining period of the lease for freehold/long and short leasehold premises; the shorter of 10 years and, if lease renewal is not likely, the remaining period of the lease for leasehold improvements; 10 to 20 years for fixtures and furnishings; and 2 to 8 years for other equipment and motor vehicles.
The assets’ residual values and useful lives are reviewed and, if appropriate, revised at each balance sheet date.
Assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In assessing the recoverable amount of assets the Group considers the effects of potential or actual changes in legislation, customer behaviour, climate-related risks and other factors on the asset’s cash-generating unit (CGU). In the event that an asset’s CGU carrying amount is determined to be greater than its recoverable amount the asset is written down immediately.
Investment property comprises freehold and long leasehold land and buildings that are held either to earn rental income or for capital accretion or both. Investment property is carried at fair value based on current prices for similar properties, adjusted for the specific characteristics of the property (such as location or condition). If this information is not available, the Group uses alternative valuation methods such as discounted cash flow projections or recent prices in less active markets. These valuations are reviewed at least annually by independent professionally qualified valuers. Investment property being redeveloped for continuing use as investment property, or for which the market has become less active, continues to be valued at fair value.
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 2: Accounting policies continued
(J)Leases
Under IFRS 16, a lessor is required to determine if a lease is a finance or operating lease. A lessee is not required to make this determination.
(1)As lessor
Assets leased to customers are classified as finance leases if the lease agreements transfer substantially all of the risks and rewards of ownership to the lessee but not necessarily legal title. All other leases are classified as operating leases. When assets are subject to finance leases, the present value of the lease payments, together with any unguaranteed residual value, is recognised as a receivable, net of allowances for expected credit losses and residual value impairment, within loans and advances to banks and customers. The difference between the gross receivable and the present value of the receivable is recognised as unearned finance lease income. Finance lease income is recognised in interest income over the term of the lease using the net investment method (before tax) so as to give a constant rate of return on the net investment in the lease. Unguaranteed residual values are reviewed regularly to identify any impairment.
Operating lease assets are included within other assets at cost and depreciated over their estimated useful lives. The depreciation charge is based on the asset’s residual value and the life of the lease. Operating lease rental income is recognised on a straight-line basis over the life of the lease.
The Group evaluates non-lease arrangements such as outsourcing and similar contracts to determine if they contain a lease which is then accounted for separately.
(2)As lessee
Leases are recognised as a right-of-use asset and a corresponding liability at the date at which the leased asset is available for use by the
Group. Assets and liabilities arising from a lease are initially measured on a present value basis. The lease payments are discounted using the interest rate implicit in the lease, if that rate can be determined, or the Group’s incremental borrowing rate appropriate for the right-of-use asset arising from the lease, and the liability recognised within other liabilities.
Lease payments are allocated between the liability and finance cost. The finance cost is charged to profit or loss over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period. The right-of-use asset is depreciated over the shorter of the asset’s useful life and the lease term on a straight-line basis.
Payments associated with short-term leases and leases of low-value assets are recognised on a straight-line basis as an expense in profit or loss. Short-term leases are leases with a lease term of 12 months or less. Low-value assets comprise IT equipment and small items of office furniture.
(K)Employee benefits
Short-term employee benefits, such as salaries, paid absences, performance-based cash awards and social security costs, are recognised over the period in which the employees provide the related services.
(1)Pension schemes
The Group operates a number of post-retirement benefit schemes for its employees including both defined benefit and defined contribution pension plans. A defined benefit scheme is a pension plan that defines an amount of pension benefit that an employee will receive on retirement, dependent on one or more factors such as age, years of pensionable service and pensionable salary. A defined contribution plan is a pension plan into which the Group pays fixed contributions; there is no legal or constructive obligation to pay further contributions.
(i)Defined benefit schemes
Scheme assets are included at their fair value and scheme liabilities are measured on an actuarial basis using the projected unit credit method. The defined benefit scheme liabilities are discounted using rates equivalent to the market yields at the balance sheet date on high quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating to the terms of the related pension liability. The Group’s income statement charge includes the current service cost of providing pension benefits, past service costs, net interest expense (income), and plan administration costs that are not deducted from the return on plan assets. Past service costs, which represents the change in the present value of the defined benefit obligation resulting from a plan amendment or curtailment, are recognised when the plan amendment or curtailment occurs. Net interest expense (income) is calculated by applying the discount rate at the beginning of the period to the net defined benefit liability or asset.
Remeasurements, comprising actuarial gains and losses, the return on plan assets (excluding amounts included in net interest expense
(income) and net of the cost of managing the plan assets), and the effect of changes to the asset ceiling (if applicable) are reflected immediately in the balance sheet with a charge or credit recognised in other comprehensive income in the period in which they occur.
Remeasurements recognised in other comprehensive income are reflected immediately in retained profits and will not subsequently be reclassified to profit or loss.
The Group’s balance sheet includes the net surplus or deficit, being the difference between the fair value of scheme assets and the discounted value of scheme liabilities at the balance sheet date. Surpluses are only recognised to the extent that they are recoverable through reduced contributions in the future or through refunds from the schemes. In assessing whether a surplus is recoverable, the Group considers (i) its current right to obtain a refund or a reduction in future contributions and (ii) the rights of other parties existing at the balance sheet date. In determining the rights of third parties existing at the balance sheet date, the Group does not anticipate any future acts by other parties.
(ii)Defined contribution schemes
The costs of the Group’s defined contribution plans are charged to the income statement in the period in which they fall due.
Lloyds Banking Group plc Annual Report and Accounts 2025

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 2: Accounting policies continued
(2)Share-based compensation
The Group operates a number of equity-settled, share-based compensation plans in respect of services received from certain of its employees. The value of the employee services received in exchange for equity instruments granted under these plans is recognised as an expense over the vesting period of the instruments, with a corresponding increase in equity. This expense is determined by reference to the fair value of the number of equity instruments that are expected to vest. The fair value of equity instruments granted is based on market prices, if available, at the date of grant. In the absence of market prices, the fair value of the instruments at the date of grant is estimated using an appropriate valuation technique, such as a Black-Scholes option pricing model or a Monte Carlo simulation. The determination of fair values excludes the impact of any non-market vesting conditions, which are included in the assumptions used to estimate the number of options that are expected to vest. At each balance sheet date, this estimate is reassessed and if necessary revised. Any revision of the original estimate is recognised in the income statement, together with a corresponding adjustment to equity. Cancellations by employees of contributions to the Group’s Save As You Earn plans are treated as non-vesting conditions and the Group recognises, in the year of cancellation, the amount of the expense that would have otherwise been recognised over the remainder of the vesting period.
Modifications are assessed at the date of modification and any incremental charges are charged to the income statement.
(L)Taxation
Tax expense comprises current and deferred tax. Current and deferred tax are charged or credited in the income statement except to the extent that the tax arises from a transaction or event which is recognised, in the same or a different period, outside the income statement
(either in other comprehensive income, directly in equity, or through a business combination), in which case the tax appears in the same statement as the transaction that gave rise to it. The tax consequences of the Group’s dividend payments (including distributions on other equity instruments), if any, are charged or credited to the statement in which the profit distributed originally arose.
Current tax is the amount of corporate income taxes expected to be payable or recoverable based on the profit for the period as adjusted for items that are not taxable or not deductible, and is calculated using tax rates and laws that were enacted or substantively enacted at the balance sheet date.
Current tax includes amounts provided in respect of uncertain tax positions when management expects that, upon examination of the uncertainty by His Majesty’s Revenue and Customs (HMRC) or other relevant tax authority, it is more likely than not that an economic outflow will occur. Provisions reflect management’s best estimate of the ultimate liability based on their interpretation of tax law, precedent and guidance, informed by external tax advice as necessary. Changes in facts and circumstances underlying these provisions are reassessed at each balance sheet date, and the provisions are remeasured as required to reflect current information.
For the Group’s long-term insurance businesses, the tax expense is analysed between tax that is payable in respect of policyholders’ returns and tax that is payable on the shareholders’ returns. This allocation is based on an assessment of the rates of tax which will be applied to the returns under the current UK tax rules.
Deferred tax is recognised on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the balance sheet. Deferred tax is calculated using tax rates and laws that have been enacted or substantively enacted at the balance sheet date, and which are expected to apply when the related deferred tax asset is realised or the deferred tax liability is settled.
Deferred tax liabilities are generally recognised for all taxable temporary differences but not recognised for taxable temporary differences arising on investments in subsidiaries where the reversal of the temporary difference can be controlled and it is probable that the difference will not reverse in the foreseeable future. Deferred tax liabilities are not recognised on temporary differences that arise from goodwill which is not deductible for tax purposes.
Deferred tax assets are recognised to the extent it is probable that taxable profits will be available against which the deductible temporary differences can be utilised, and are reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.
Deferred tax assets and liabilities are not recognised in respect of temporary differences that arise on initial recognition of assets and liabilities acquired other than in a business combination, or where at the time of the transaction they give rise to equal taxable and deductible temporary differences. Deferred tax is not discounted.
The Group has applied the exception to recognising and disclosing information about deferred tax assets and liabilities related to Pillar 2 income taxes currently required by IAS 12 Income Taxes.
(M)Insurance
The Group undertakes both life insurance and general insurance business. Insurance and participating investment contracts, and reinsurance contracts issued and held, are accounted for under IFRS 17 Insurance Contracts.
Products sold by the life insurance business are classified into three categories:
•Insurance contracts are contracts that transfer significant insurance risk and may also transfer financial risk. The Group defines significant insurance risk as the possibility of having to pay benefits on the occurrence of an insured event which are significantly higher than the benefits payable if the insured event were not to occur. Once a contract has been classified as an insurance contract, it remains an insurance contract until all obligations are extinguished unless that contract is derecognised due to a contract modification. These contracts are classified as either direct participating contracts or contracts without direct participation features. Contracts without direct participation features are accounted for using the general measurement model (GMM) for life contracts or the premium allocation approach (PAA) for general insurance contracts. Direct participating contracts are contracts for which, at inception, the contractual terms specify the policyholders participate in a clearly identified pool of underlying items. Under the terms of these contracts the policyholders are entitled to a substantial share of the returns and change in fair value of the underlying items. These contracts are accounted for under the variable fee approach (VFA)
•Participating investment contracts are investment contracts that contain a discretionary participation feature (DPF). They do not transfer significant insurance risk, but contain a contractual right to receive, as a supplement to an amount not subject to the discretion of the Group, additional amounts that are expected to be a significant portion of the total contractual benefits. The timing or amount of these additional amounts are at the discretion of the Group and are contractually based on the returns on a specified pool of contracts or type of contract, returns on a specified pool of assets held by the Group or profit or loss of a fund
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 2: Accounting policies continued
•For certain insurance and investment contracts, the contract can be partly invested in units which contain a DPF and partly in units without. In these circumstances, where the contract also contains features that transfer significant insurance risk, they are classified as insurance contracts. Where this is not the case, and the discretionary cash flows are expected to be a significant portion of the total contractual benefits, they are classified as participating investment contracts. Where the discretionary cash flows are not expected to be a significant portion of the total contractual benefits, they are classified as financial instruments. An investment component is defined as the amount that an insurance contract requires the entity to repay to a policyholder in all circumstances, regardless of whether an insured event occurs. The investment component of the insurance and participating investment contract is non-distinct and is not separated. The Group applies judgement to determine the investment component for each contract considering the extent to which insurance and investment components are highly interrelated or not applying factors such as: whether the policyholder is able to benefit from one component unless the other component is present; and whether the value of the investment component is dependent on the timing of the insured event. The value of the non-distinct investment component is determined on the following bases: for immediate annuities, full claim amount when within the guaranteed period; for unit-linked and With-Profits contracts, policyholder’s account value
The general insurance business issues only insurance contracts.
(1)Life insurance business
Recognition
The Group aggregates insurance and participating investment contracts into portfolios of contracts subject to similar risks and managed together. Each portfolio of insurance contracts is divided into annual cohorts (by year of issue). Annual cohorts are divided into groups of insurance and participating investment contracts based on profitability expectations at initial recognition. The directly attributable costs of selling, underwriting and starting a group of insurance and participating investment contracts are allocated to the group of insurance and participating investment contracts using a systematic and rational method.
On initial recognition, a group of insurance and participating investment contracts is measured as the total of the fulfilment cash flows and the contractual service margin (CSM). The measurement includes all future cash flows that are within the contract boundary of each contract in the group. The fulfilment cash flows comprise unbiased and probability-weighted estimates of future cash flows, discounted to present value to reflect the time value of money and financial risks, plus an explicit risk adjustment for non-financial risk. The discount rate applied reflects the time value of money, the characteristics of the cash flows, the liquidity characteristics of the insurance and participating investment contracts and, where appropriate, is consistent with observable current market prices. The risk adjustment for non-financial risk for a group of insurance and participating investment contracts is the compensation required for bearing the uncertainty about the amount and timing of the cash flows that arises from non-financial risk. Diversification benefit is calculated based on Group level diversification of risks. To determine the risk adjustments for non-financial risk for reinsurance contracts, the Group applies these techniques both gross and net of excess of loss reinsurance and derives the amount of risk being transferred to the reinsurer as the difference between the two results. The CSM of a group of insurance and participating investment contracts represents the unearned profit that the Group expects to recognise as it provides insurance contract services under those contracts in the future. The Group's policy is to include all insurance finance income and expenses in profit or loss.
Contract boundaries
The measurement of a group of contracts includes all future cash flows within the boundary of each contract in the group.
Cash flows are within the contract boundary:
•For an insurance contract, if arising from substantive rights and obligations that exist during the reporting period in which the Group can compel the policyholder to pay premiums or has a substantive obligation to provide insurance contract services
•For a participating investment contract, if resulting from a substantive obligation of the Group to deliver cash at a present or future date
A substantive obligation to provide insurance contract services ends when the Group has the practical ability to reassess the risks of the particular policyholder, and can set a price or level of benefits that fully reflects those reassessed risks; or the Group has the practical ability to reassess the risks of the portfolio that contains the contract and can set a price or level of benefits that fully reflects the risks of that portfolio, and the pricing of the premiums up to the reassessment date does not take into account risks that relate to periods after the reassessment date.
For certain unitised With-Profits and unit-linked policies, a guaranteed minimum pension is payable at a vesting date. For certain conventional With-Profits pensions, policyholders have the option to convert to an annuity on guaranteed terms. There is no contract boundary at the vesting date of these policies; the pre and post vesting date phases are treated as a single insurance contract.
The contract boundary of each group is reassessed at the end of each reporting period.
Measurement
The carrying amount of a group of insurance and participating investment contracts at each reporting date is the sum of the liability for remaining coverage (LRC) and the liability for incurred claims (LIC). The LRC comprises the fulfilment cash flows that relate to services that will be provided under the contracts in future periods and any remaining CSM at that date. The LIC includes the fulfilment cash flows for incurred claims and expenses that have not yet been paid, including claims that have been incurred but not yet reported. The fulfilment cash flows of groups of insurance and participating investment contracts are measured at the reporting date using current estimates of future cash flows, current discount rates and current estimates of the risk adjustment for non-financial risk. Changes in fulfilment cash flows are recognised as follows:
•Changes related to future service are adjusted against the CSM unless the group is onerous in which case such changes are recognised in the insurance service result in profit or loss
•Changes related to past or current service are recognised in the insurance service result in profit or loss
•The effects of the time value of money and financial risk are recognised as net finance income or expense from insurance, participating investment and reinsurance contracts in profit or loss
The carrying amount of the CSM is remeasured at the end of each reporting period. For contracts measured under the GMM, interest is accreted on the carrying amount of the CSM using the discount rate curve determined at the date of initial recognition of the group of contracts. The CSM is also adjusted for the changes in fulfilment cash flows relating to future service at the locked-in discount rates determined at initial recognition, unless the increases in fulfilment cash flows cause a group of contracts to become onerous or decreases in fulfilment cash flows are allocated to the loss component of the liability for remaining coverage.
Lloyds Banking Group plc Annual Report and Accounts 2025

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 2: Accounting policies continued
The majority of the Group’s With-Profits and unit-linked insurance and participating investment contracts are direct participating contracts under which the Group’s obligation to the policyholder is the payment of an amount equal to the fair value of the underlying items, less a variable fee. On subsequent remeasurement of a group of direct participating contracts (measured under VFA), changes to the fulfilment cash flows, discounted at current rates, reflecting changes in the obligation to pay the policyholder an amount equal to the fair value of the underlying items are recognised in the income statement, within net finance income or expense from insurance, participating investment and reinsurance contracts. The CSM is adjusted for changes in the amount of the Group’s share of the fair value of the underlying items, which relate to future services, except where such changes result in recognition or reversal of the loss component for onerous groups, or where the Group applies the risk mitigation option. For certain contracts with direct participation features, the Group mitigates financial risks using equity and currency hedges. The Group does not adjust the CSM for changes in the fulfilment cash flows and/or entity’s share of the underlying items that reflect some of the changes in the effect of time value of money and financial risk. These amounts are instead reflected in profit or loss. The CSM is also adjusted for those fulfilment cash flows that do not vary based on the returns on underlying items that relate to future service (including the effect of time value of money and financial risks not arising from underlying items, such as the impact of minimum return guarantees), except where such changes result in recognition or reversal of the loss component for onerous groups. Changes in fulfilment cash flows relating to future service adjust the CSM using current discount rates.
For contracts measured under the GMM or VFA at the end of each reporting period the appropriate proportion of the CSM is recognised in the income statement to reflect the amount of profit related to the insurance contract services provided in the period. This is calculated using coverage units, a measure used to determine the allocation of the CSM over the remaining coverage periods. The number of coverage units in a group is the quantity of insurance contract services provided by the contracts in the group, determined by considering for each contract the quantity of the benefits provided and its expected coverage period.
Derecognition
The Group derecognises an insurance and participating investment contract when it is extinguished (that is, when the obligation specified in the contract expires or is discharged or cancelled) or if its terms are modified in a way that would have changed the accounting for the contract significantly had the new terms always existed.
If a contract is derecognised, then the fulfilment cash flows of the group are adjusted to eliminate the present value of the future cash flows and risk adjustment of the contract derecognised from the group, and the CSM of the group is adjusted for the change in fulfilment cash flows, except where such changes are allocated to the loss component.
If a contract is derecognised because its terms are modified, then the CSM of the existing group is also adjusted for the premium that would have been charged had the Group entered into a contract with the new contract’s terms at the date of modification, less any additional premium charged for the modification. A new modified contract is recognised assuming the Group received the premium that would have been charged had the Group entered into a contract with the new contract’s terms at the date of the modification.
Where the adjustments to CSM result in the CSM being reduced to nil, any further adjustments are recognised in the income statement in insurance service expense.
(2)General insurance contracts
General insurance contracts issued by the Group are presented on the balance sheet within liabilities arising from insurance and participating investment contracts. The Group applies the PAA to the measurement of general insurance contracts, which either have a coverage period of each contract in the group of one year or less or have an annual re-pricing option.
For a group of general insurance contracts that is not onerous at initial recognition, the Group measures the LRC as any premium received at initial recognition, less any insurance acquisition cash flows at that date, plus any other asset or liability previously recognised for cash flows related to the group of contracts that the Group pays or receives before the group of insurance contracts is recognised.
The Group estimates the LIC using the methodology described in the Measurement section for life insurance contracts above.
Where, during the coverage period, facts and circumstances indicate that a group of insurance contracts is onerous, the Group recognises a loss in the income statement for the net outflow, resulting in the carrying amount of the liability for the group being equal to the fulfilment cash flows. A loss component is established by the Group within the LRC for such onerous group.
On subsequent measurement, the Group measures the carrying amount of the LRC at the end of each reporting period as the LRC at the beginning of the period plus premiums received in the period, less insurance acquisition cash flows, plus any amounts relating to the amortisation of the insurance acquisition cash flows recognised as an expense in the reporting period for the group, less the amount recognised as insurance revenue for the services provided in the period. For onerous groups, the LRC is also adjusted for the remeasurement of the loss component.
(3)Reinsurance
(i)Reinsurance contracts issued
Reinsurance contracts issued by the Group (where insurance risk is transferred to the Group) are accounted for under the GMM as insurance contracts. These contracts are presented within other assets or liabilities arising from insurance and participating investment contracts.
(ii)Reinsurance contracts held
The classification of contracts entered into by the Group with reinsurers under which the Group is compensated for amounts payable on one or more other contracts issued by the Group is dependent on whether the contract with the reinsurer transfers significant insurance risk to the reinsurer. Where the reinsurance contract transfers significant insurance risk (reinsurance contracts held), it is accounted for under the GMM, as modified for reinsurance contracts held. The Group adjusts the CSM of the group to which a reinsurance contract held belongs and as a result recognises income, when it recognises a loss on initial recognition of onerous underlying contracts.
Contracts that do not transfer significant insurance risk to the reinsurer are recognised within financial assets at fair value through profit or loss as they are within a portfolio of financial assets that is managed, and whose performance is evaluated, on a fair value basis. These contracts, while legally reinsurance contracts, do not meet the definition of a reinsurance contract under IFRS Accounting Standards.
Investment returns (including movements in fair value and investment income) allocated to these contracts are recognised on the face of the income statement within net trading income.
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 2: Accounting policies continued
(4)Non-participating investment contracts
The Group’s non-participating investment contracts are primarily unit-linked. These contracts are accounted for under IFRS 9 as financial liabilities whose value is contractually linked to the fair values of financial assets within the Group’s unitised investment funds. The value of the unit-linked financial liabilities is determined using current unit prices multiplied by the number of units attributed to the contract holders at the balance sheet date. Their value is never less than the amount payable on surrender, discounted for the required notice period where applicable. Investment returns (including movements in fair value and investment income) allocated to those contracts are recognised in the income statement through change in non-participating investment contracts.
Deposits and withdrawals are not accounted for through the income statement but are accounted for directly in the balance sheet as adjustments to the non-participating investment contract liability.
The Group receives investment management fees in the form of an initial adjustment or charge to the amount invested. These fees are in respect of services rendered in conjunction with the issue and management of investment contracts where the Group actively manages the consideration received from its customers to fund a return that is based on the investment profile that the customer selected on origination of the contract. These services comprise an indeterminate number of acts over the lives of the individual contracts and, therefore, the Group defers these fees and recognises them over the estimated lives of the contracts, in line with the provision of investment management services.
Costs which are directly attributable and incremental to securing new non-participating investment contracts are deferred. This asset is subsequently amortised over the period of the provision of investment management services and its recoverability is reviewed in circumstances where its carrying amount may not be recoverable. If the asset is greater than its recoverable amount it is written down immediately through fee and commission expense in the income statement. All other costs are recognised as expenses when incurred.
(N)Foreign currency translation
Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (the functional currency). Foreign currency transactions are translated into the appropriate functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the income statement, except when recognised in other comprehensive income as qualifying cash flow hedges. Non-monetary assets that are measured at fair value are translated using the exchange rate at the date that the fair value was determined. Translation differences on equities and similar non-monetary items held at fair value through profit and loss are recognised in profit or loss as part of the fair value gain or loss. Translation differences on non-monetary financial assets measured at fair value through other comprehensive income, such as equity shares, are included in the fair value reserve in equity unless the asset is a hedged item in a fair value hedge.
The results and financial position of all Group entities that have a functional currency different from the presentation currency are translated into the presentation currency as follows: the assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on the acquisition of a foreign entity, are translated into sterling at foreign exchange rates ruling at the balance sheet date; and the income and expenses of foreign operations are translated into sterling at average exchange rates unless these do not approximate to the foreign exchange rates ruling at the dates of the transactions, in which case income and expenses are translated at the dates of the transactions.
Foreign exchange differences arising on the translation of a foreign operation are recognised in other comprehensive income and accumulated in a separate component of equity together with exchange differences arising from the translation of borrowings and other currency instruments designated as hedges of such investments. On disposal or liquidation of a foreign operation, the cumulative amount of exchange differences relating to that foreign operation is reclassified from equity and included in determining the profit or loss arising on disposal or liquidation.
(O)Provisions and contingent liabilities
Provisions are recognised in respect of present obligations arising from past events where it is probable that outflows of resources will be required to settle the obligations and they can be reliably estimated.
Contingent liabilities are possible obligations whose existence depends on the outcome of uncertain future events or those present obligations where the outflows of resources are uncertain or cannot be measured reliably. Contingent liabilities are not recognised in the financial statements but are disclosed unless they are remote.
Provision is made for expected credit losses in respect of irrevocable undrawn loan commitments and financial guarantee contracts
(see (H) above).
(P)Share capital
Incremental costs directly attributable to the issue of new shares or options or to the acquisition of a business are shown in equity as a deduction, net of tax, from the proceeds. Dividends paid on the Group’s ordinary shares are recognised as a reduction in equity in the period in which they are paid.
Where the Company or any member of the Group purchases the Company’s share capital, the consideration paid is deducted from shareholders’ equity as treasury shares until they are cancelled; if these shares are subsequently sold or reissued, any consideration received is included in shareholders’ equity.
(Q)Cash and cash equivalents
For the purposes of the cash flow statement, cash and cash equivalents comprise cash and non-mandatory deposits held with central banks, mandatory deposits held with central banks in demand accounts and amounts due from banks with an original maturity of less than three months that are available to finance the Group’s day-to-day operations.
Lloyds Banking Group plc Annual Report and Accounts 2025

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 3: Critical accounting judgements and key sources of estimation uncertainty
The preparation of the Group’s financial statements in accordance with IFRS Accounting Standards requires management to make judgements, estimates and assumptions in applying the accounting policies that affect the reported amounts of assets, liabilities, income and expenses. Due to the inherent uncertainty in making estimates, actual results reported in future periods may be based upon amounts which differ from those estimates.
Estimates, judgements and assumptions are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. In preparing the financial statements, the Group has considered the impact of climate-related risks on its financial position and performance. While the effects of climate change represent a source of uncertainty, the Group does not consider there to be a material impact on its judgements and estimates from the physical, transition and other climate-related risks in the short term.
The significant judgements, apart from those involving estimation, made by management in applying the Group’s accounting policies in these financial statements (critical judgements) and the key sources of estimation uncertainty that may have a significant risk of causing a material adjustment to the carrying amount of assets and liabilities within the next financial year (key sources of estimation uncertainty), which together are considered critical to the Group’s results and financial position, are disclosed within the following notes:
•Insurance business (note 8(I))
•Retirement benefit obligations (note 12)
•Tax (note 15)
•Fair value of financial assets and liabilities (note 17(D))
•Allowance for expected credit losses (note 21)
•Provisions (note 28)
Consideration of climate change
Financial statement preparation includes the consideration of the impact of climate change on the Group’s financial statements. There has been no material impact identified on the financial reporting judgements and estimates. In particular, the directors considered the impact of climate change in respect of the:
•Going concern of the Group for a period of at least 12 months from the date of approval of the financial statements
•Assessment of impairment of non-financial assets
•Carrying value and useful economic lives of property, plant and equipment
•Fair value of financial assets and liabilities. These are generally based on market indicators which include the market’s assessment of climate risk
•Assessments on expected credit loss, focusing on specific climate-related macroeconomic, physical and transition risk impacts on credit quality at a sector and segment level
•Forecasting of the Group’s future UK taxable profits, which impacts deferred tax recognition
Whilst there is currently no material short-term impact of climate change expected, the Group acknowledges the long-term nature of climate risk and continues to monitor and assess climate risks highlighted in the risk management section on pages 150 to 152.
Note 4: Segmental analysis
Lloyds Banking Group provides a wide range of banking and financial services in the UK and in certain locations overseas.
The Group Executive Committee (GEC) has been determined to be the chief operating decision-maker, as defined by IFRS 8 Operating
Segments, for the Group. The Group’s operating segments reflect its organisational and management structures. The GEC reviews the
Group’s internal reporting based around these segments in order to assess performance and allocate resources. It considers interest income and expense on a net basis and consequently the total interest income and expense for all reportable segments is presented net. The segments are differentiated by the type of products provided and by whether the customers are individuals or corporate entities.
The segmental results and comparatives are presented on an underlying basis (pre-tax), the basis reviewed by the chief operating decision-
maker. The underlying basis is derived from the recognition and measurement principles of the IFRS Accounting Standards with the effects of the following excluded in arriving at underlying profit:
•Restructuring costs relating to merger, acquisition, integration and disposal activities
•Volatility and other items, which includes the effects of certain asset sales, the volatility relating to the Group’s hedging arrangements and that arising in the insurance businesses, the unwind of acquisition-related fair value adjustments and the amortisation of purchased intangible assets
Management believes that excluding volatility from underlying profit before tax provides useful information for investors on the performance of the business because it allows for a comparable representation of the Group’s performance by removing the impact of items caused by market movements outside the control of management.
For the purposes of the underlying income statement, operating lease depreciation (net of gains on disposal of operating lease assets) is shown as an adjustment to total income.
The Group has three operating and reportable segments: Retail; Commercial Banking; and Insurance, Pensions and Investments:
•Retail offers a broad range of financial services products to personal customers, including current accounts, savings, mortgages, credit cards, unsecured loans, motor finance and leasing solutions
•Commercial Banking serves small and medium businesses and corporate and institutional clients, providing lending, transactional banking, working capital management, debt financing and risk management services
•Insurance, Pensions and Investments offers insurance, investment and pension management products and services
Other comprises income and expenditure not attributed to the Group’s operating segments. These amounts include those arising from the
Group’s equity investment businesses and residual underlying net interest income after transfer pricing.
In 2025, the Group revised its treatment of certain divisional variable payment related costs. Previously reported within divisional operating costs, these are now included within divisional underlying other income. Comparative figures have been represented on a consistent basis, with no net impact on segmental profit or loss. Total Group comparatives are unchanged.
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 4: Segmental analysis continued
Inter-segment services are generally recharged at cost, although some attract a margin. Inter-segment lending and deposits are generally entered into at market rates, except that non-interest bearing balances are priced at a rate that reflects the external yield that could be earned on such funds.
For the majority of those derivative contracts entered into by business units for risk management purposes, the business unit recognises the net interest income or expense on an accrual accounting basis and transfers the remainder of the movement in the fair value of the derivative to the central function where the resulting accounting volatility is managed where possible through the establishment of hedge accounting relationships. Any change in fair value of the hedged instrument attributable to the hedged risk is also recorded within the central function. This allocation of the fair value of the derivative and change in fair value of the hedged instrument attributable to the hedged risk avoids accounting asymmetry in the segmental results.

Year ended 31 December 2025	Retail £m	Commercial Banking £m	Insurance, Pensions and Investments £m	Other £m	Total £m
Underlying net interest income	9,637	3,670	(151)	479	13,635
Underlying other income	2,636	1,825	1,431	228	6,120
Total underlying income	12,273	5,495	1,280	707	19,755
Operating lease depreciation[1]	(1,445)	(9)	–	–	(1,454)
Net income	10,828	5,486	1,280	707	18,301
Operating costs	(5,807)	(2,853)	(933)	(168)	(9,761)
Remediation	(931)	(27)	(15)	5	(968)
Total costs	(6,738)	(2,880)	(948)	(163)	(10,729)
Underlying impairment (charge) credit	(734)	(60)	(2)	1	(795)
Underlying profit before tax	3,356	2,546	330	545	6,777

External income	15,383	3,499	1,436	(563)	19,755
External operating lease depreciation[1]	(1,445)	(9)	–	–	(1,454)
Inter-segment (expense) income	(3,110)	1,996	(156)	1,270	–
Net income	10,828	5,486	1,280	707	18,301

Loans and advances to customers[2]	390,616	90,307	–	540	481,463
External assets	404,882	147,186	218,137	173,867	944,072
Customer deposits	325,169	171,063	–	225	496,457
External liabilities	331,244	211,175	213,520	140,266	896,205

Analysis of underlying other income:
Consumer lending	2,075				2,075
Consumer relationships	561				561
Business and Commercial Banking		543			543
Corporate and Institutional Banking		1,282			1,282
Life, Pensions and Investments			1,018		1,018
General insurance			277		277
Venture capital				462	462
Other			136	(234)	(98)
Underlying other income	2,636	1,825	1,431	228	6,120

Other items reflected in income statement above:
Depreciation and amortisation	2,352	345	193	587	3,477
Defined benefit scheme credit	–	–	–	(37)	(37)
Non-income statement items:
Additions to fixed assets	4,173	242	57	1,851	6,323
Investments in joint ventures and associates at end of year	–	–	–	445	445
1Net of losses on disposal of operating lease assets of £10 million.
2Other includes centralised fair value hedge accounting adjustments.
Lloyds Banking Group plc Annual Report and Accounts 2025

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 4: Segmental analysis continued

Year ended 31 December 2024	Retail £m	Commercial Banking £m	Insurance, Pensions and Investments £m	Other £m	Total £m
Underlying net interest income	8,930	3,434	(136)	617	12,845
Underlying other income[1]	2,354	1,815	1,292	136	5,597
Total underlying income	11,284	5,249	1,156	753	18,442
Operating lease depreciation[2]	(1,319)	(6)	–	–	(1,325)
Net income	9,965	5,243	1,156	753	17,117
Operating costs[1]	(5,566)	(2,752)	(924)	(200)	(9,442)
Remediation	(750)	(104)	(19)	(26)	(899)
Total costs	(6,316)	(2,856)	(943)	(226)	(10,341)
Underlying impairment (charge) credit	(457)	14	7	3	(433)
Underlying profit before tax	3,192	2,401	220	530	6,343

External income	13,566	3,981	1,292	(397)	18,442
External operating lease depreciation[2]	(1,319)	(6)	–	–	(1,325)
Inter-segment (expense) income	(2,282)	1,268	(136)	1,150	–
Net income	9,965	5,243	1,156	753	17,117

Loans and advances to customers[3]	372,250	87,602	–	5	459,857
External assets[4]	387,322	148,548	197,309	173,518	906,697
Customer deposits	319,726	162,645	–	374	482,745
External liabilities[4]	324,730	207,066	193,519	135,494	860,809

Analysis of underlying other income:
Consumer lending	1,810				1,810
Consumer relationships	544				544
Business and Commercial Banking		533			533
Corporate and Institutional Banking		1,282			1,282
Life, Pensions and Investments			979		979
General insurance			229		229
Venture capital				457	457
Other			84	(321)	(237)
Underlying other income	2,354	1,815	1,292	136	5,597

Other items reflected in income statement above:
Depreciation and amortisation	2,303	338	229	556	3,426
Defined benefit scheme charge (credit)	7	2	3	(23)	(11)
Non-income statement items:
Additions to fixed assets	3,485	107	75	1,956	5,623
Investments in joint ventures and associates at end of year	–	–	–	542	542
1In 2025, the Group revised its treatment of certain divisional variable payment related costs. Previously reported within divisional operating costs, these are now included within divisional underlying other income. Comparative figures have been represented on a consistent basis, with no net impact on segmental profit or loss. Total Group comparatives are unchanged.
2Net of profits on disposal of operating lease assets of £59 million.
3Other includes centralised fair value hedge accounting adjustments.
4The Insurance, Pensions and Investments operating segment external assets included £5,122 million of disposal group assets and external liabilities included £5,268 million of disposal group liabilities. Further details are provided in note 24 and note 27.
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 4: Segmental analysis continued

Year ended 31 December 2023	Retail £m	Commercial Banking £m	Insurance, Pensions and Investments £m	Other £m	Total £m
Underlying net interest income	9,647	3,799	(132)	451	13,765
Underlying other income	2,159	1,691	1,209	64	5,123
Total underlying income	11,806	5,490	1,077	515	18,888
Operating lease depreciation[1]	(948)	(8)	–	–	(956)
Net income	10,858	5,482	1,077	515	17,932
Operating costs	(5,469)	(2,647)	(880)	(144)	(9,140)
Remediation	(515)	(127)	(14)	(19)	(675)
Total costs	(5,984)	(2,774)	(894)	(163)	(9,815)
Underlying impairment (charge) credit	(831)	511	7	5	(308)
Underlying profit before tax	4,043	3,219	190	357	7,809

External income	12,803	4,570	1,221	294	18,888
External operating lease depreciation[1]	(948)	(8)	–	–	(956)
Inter-segment (expense) income	(997)	920	(144)	221	–
Net income	10,858	5,482	1,077	515	17,932

Loans and advances to customers[2]	361,181	88,606	–	(42)	449,745
External assets	376,789	150,834	184,267	169,563	881,453
Customer deposits	308,441	162,752	–	203	471,396
External liabilities	313,244	204,815	179,962	136,067	834,088

Analysis of underlying other income:
Consumer lending	1,553				1,553
Consumer relationships	606				606
Business and Commercial Banking		514			514
Corporate and Institutional Banking		1,177			1,177
Life, Pensions and Investments			966		966
General insurance			171		171
Venture capital				448	448
Other			72	(384)	(312)
Underlying other income	2,159	1,691	1,209	64	5,123

Other items reflected in income statement above:
Depreciation and amortisation	1,927	410	201	367	2,905
Defined benefit scheme charge (credit)	53	21	6	(159)	(79)
Non-income statement items:
Additions to fixed assets	3,294	88	80	1,993	5,455
Investments in joint ventures and associates at end of year	–	–	–	401	401
1Net of profits on disposal of operating lease assets of £93 million.
2Other includes centralised fair value hedge accounting adjustments.
Geographical areas
The Group’s operations are predominantly UK-based and as a result an analysis between UK and non-UK activities is not provided.
Lloyds Banking Group plc Annual Report and Accounts 2025

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 4: Segmental analysis continued
Reconciliation of underlying basis to statutory basis
The underlying basis is the basis on which financial information is presented to the chief operating decision-maker which excludes certain items included in the statutory results. The table below reconciles the statutory results to the underlying basis.

		Removal of:
Year ended 31 December 2025	Lloyds Banking Group statutory basis £m	Volatility, and other items[1] £m	Insurance gross up2 £m	Underlying basis £m
Net interest income	13,230	403	2	13,635	Underlying net interest income
Other income	6,192	(326)	254	6,120	Underlying other income
		(1,454)	–	(1,454)	Operating lease depreciation[3]
Total income	19,422	(1,377)	256	18,301	Net income
Operating expenses[3]	(11,966)	1,493	(256)	(10,729)	Total costs
Impairment charge	(795)	–	–	(795)	Underlying impairment charge
Profit before tax	6,661	116	–	6,777	Underlying profit

		Removal of:
Year ended 31 December 2024	Lloyds Banking Group statutory basis £m	Volatility, and other items[1] £m	Insurance gross up2 £m	Underlying basis £m
Net interest income	12,277	578	(10)	12,845	Underlying net interest income
Other income	5,726	(375)	246	5,597	Underlying other income
		(1,325)	–	(1,325)	Operating lease depreciation[3]
Total income	18,003	(1,122)	236	17,117	Net income
Operating expenses[3]	(11,601)	1,496	(236)	(10,341)	Total costs
Impairment charge	(431)	(2)	–	(433)	Underlying impairment charge
Profit before tax	5,971	372	–	6,343	Underlying profit

		Removal of:
Year ended 31 December 2023	Lloyds Banking Group statutory basis £m	Volatility, and other items[1] £m	Insurance gross up2 £m	Underlying basis £m
Net interest income	13,298	479	(12)	13,765	Underlying net interest income
Other income	5,331	(447)	239	5,123	Underlying other income
		(956)	–	(956)	Operating lease depreciation[3]
Total income	18,629	(924)	227	17,932	Net income
Operating expenses[3]	(10,823)	1,235	(227)	(9,815)	Total costs
Impairment charge	(303)	(5)	–	(308)	Underlying impairment charge
Profit before tax	7,503	306	–	7,809	Underlying profit
1In the year ended 31 December 2025 this comprises the effects of market and other volatility (gain of £72 million, 2024: losses of £144 million, 2023: gain of £35 million); the amortisation of purchased intangibles (£86 million, 2024: £81 million, 2023: £80 million); restructuring (£46 million of merger, acquisition and integration costs, 2024: £40 million, 2023:
£154 million); and the fair value unwind (losses of £56 million, 2024: losses of £107 million, 2023: losses of £107 million).
2Under IFRS 17, expenses which are directly associated with the fulfilment of insurance contracts are reported as part of the insurance service result within statutory other income. On an underlying basis these expenses remain within costs.
3Net of losses on disposal of operating lease assets of £10 million (2024: profit of £59 million; 2023: profit of £93 million). Statutory operating expenses includes operating lease depreciation. On an underlying basis operating lease depreciation is included in net income.
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 5: Net interest income

	2025 £m	2024 £m	2023 £m
Interest income:
Loans and advances to banks	2,657	3,508	4,172
Loans and advances to customers	23,756	23,242	20,419
Reverse repurchase agreements	2,336	2,685	2,044
Debt securities	658	779	559
Financial assets held at amortised cost	29,407	30,214	27,194
Financial assets at fair value through other comprehensive income	1,342	1,074	857
Total interest income[1]	30,749	31,288	28,051
Interest expense:
Deposits from banks	(244)	(225)	(213)
Customer deposits	(9,257)	(10,132)	(7,148)
Repurchase agreements at amortised cost	(1,984)	(2,392)	(2,397)
Debt securities in issue at amortised cost[2]	(5,299)	(5,493)	(4,253)
Lease liabilities	(28)	(31)	(30)
Subordinated liabilities	(707)	(738)	(712)
Total interest expense	(17,519)	(19,011)	(14,753)
Net interest income	13,230	12,277	13,298
1Includes £1,213 million (2024: £1,104 million; 2023: £923 million) in respect of finance lease receivables.
2The impact of the Group’s hedging arrangements is included on this line.
Net interest income includes a debit of £1,869 million (2024: debit of £2,597 million; 2023: debit of £1,838 million) transferred from the cash flow hedge reserve (see statement of comprehensive income).
Note 6: Net fee and commission income

Year ended 31 December 2025	Retail £m	Commercial Banking £m	Insurance, Pensions and Investments £m	Other £m	Total £m
Fee and commission income:
Current accounts	430	243	–	–	673
Credit and debit card fees	845	479	–	–	1,324
Commercial banking and treasury fees	–	434	–	–	434
Unit trust and insurance broking	–	–	65	–	65
Factoring	–	66	–	–	66
Other fees and commissions	80	130	332	14	556
Total fee and commission income	1,355	1,352	397	14	3,118
Fee and commission expense	(811)	(363)	(144)	(16)	(1,334)
Net fee and commission income	544	989	253	(2)	1,784

Year ended 31 December 2024	Retail £m	Commercial Banking £m	Insurance, Pensions and Investments £m	Other £m	Total £m
Fee and commission income:
Current accounts	423	221	–	–	644
Credit and debit card fees	829	457	–	–	1,286
Commercial banking and treasury fees	–	372	–	1	373
Unit trust and insurance broking	–	–	71	–	71
Factoring	–	69	–	–	69
Other fees and commissions	74	148	261	17	500
Total fee and commission income	1,326	1,267	332	18	2,943
Fee and commission expense	(745)	(334)	(89)	(16)	(1,184)
Net fee and commission income	581	933	243	2	1,759
Lloyds Banking Group plc Annual Report and Accounts 2025

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 6: Net fee and commission income continued

Year ended 31 December 2023	Retail £m	Commercial Banking £m	Insurance, Pensions and Investments £m	Other £m	Total £m
Fee and commission income:
Current accounts	406	218	–	–	624
Credit and debit card fees	800	464	–	–	1,264
Commercial banking and treasury fees	–	334	–	–	334
Unit trust and insurance broking	–	–	69	–	69
Factoring	–	75	–	–	75
Other fees and commissions	85	186	264	25	560
Total fee and commission income	1,291	1,277	333	25	2,926
Fee and commission expense	(673)	(322)	(84)	(16)	(1,095)
Net fee and commission income	618	955	249	9	1,831
Fees and commissions which are an integral part of the effective interest rate form part of net interest income shown in note 5. Fees and commissions relating to instruments that are held at fair value through profit or loss are included within net trading income shown in note 7.
In determining the disaggregation of fees and commissions the Group has considered how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors. It has determined that the above disaggregation by product type provides useful information that does not aggregate items that have substantially different characteristics.
At 31 December 2025, the Group held on its balance sheet £174 million (31 December 2024: £163 million) in respect of services provided to customers and £92 million (31 December 2024: £75 million) in respect of amounts received from customers for services to be provided after the balance sheet date. Current unsatisfied performance obligations amount to £207 million (31 December 2024: £195 million); the Group expects to receive substantially all of this revenue by the end of 2027.
Income recognised during the year included £30 million (2024: £28 million) in respect of amounts included in the contract liability balance at the start of the year and £nil (2024: nil) in respect of amounts from performance obligations satisfied in previous years.
The most significant performance obligations undertaken by the Group are in respect of current accounts, the provision of other banking services for commercial customers and credit and debit card services.
In respect of current accounts, the Group receives fees for the provision of bank account and transaction services such as ATM services, fund transfers, overdraft facilities and other value-added offerings.
For commercial customers, alongside its provision of current accounts, the Group provides other corporate banking services including factoring and commitments to provide loan financing. Loan commitment fees are included in fees and commissions where the loan is not expected to be drawn down by the customer.
The Group receives interchange and merchant fees, together with fees for overseas use and cash advances, for provision of card services to cardholders and merchants.
Note 7: Net trading income

	2025 £m	2024[1] £m	2023[1] £m
Net gains on financial assets and liabilities at fair value through profit or loss:
Net gains on financial instruments held for trading[2]	716	778	518
Net gains on other financial instruments mandatorily held at fair value through profit or loss	555	662	561
Net losses on financial liabilities designated at fair value through profit or loss	(252)	(336)	(341)
	1,019	1,104	738
Foreign exchange	411	687	585
Investment property gains (losses)	55	21	(16)
Net trading income	1,485	1,812	1,307
1Comparative periods have been represented for presentational changes. See note 1.
2Includes hedge ineffectiveness in respect of fair value hedges (2025: loss of £54 million; 2024: loss of £81 million; 2023: loss of £267 million) and cash flow hedges (2025: gain of
£54 million; 2024: loss of £60 million; 2023: gain of £19 million).
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 8: Insurance business
(A)Insurance service result

	2025 £m	2024 £m	2023 £m
Insurance revenue
Amounts relating to the changes in liabilities for remaining coverage:
CSM recognised for services provided	590	449	329
Change in risk adjustments for non-financial risk for risk expired	49	58	84
Expected claims and other insurance service expenses	1,730	1,916	1,907
Charges to funds in respect of policyholder tax and other	200	108	87
	2,569	2,531	2,407
Recovery of insurance acquisition cash flows	117	105	87
Total life	2,686	2,636	2,494
Total non-life	752	655	514
Total insurance revenue	3,438	3,291	3,008
Insurance service expense
Incurred claims and other insurance service expenses	(1,749)	(1,978)	(1,897)
Changes that relate to past service: adjustment to liabilities for incurred claims	–	(4)	–
Changes that relate to future service: (losses) reversal of losses on onerous contracts	(84)	(72)	58
Amortisation of insurance acquisition cash flows	(117)	(105)	(88)
Total life excluding net impairment loss on insurance acquisition assets	(1,950)	(2,159)	(1,927)
Net impairment loss on insurance acquisition assets	–	(9)	(7)
Total life	(1,950)	(2,168)	(1,934)
Total non-life[1]	(593)	(565)	(480)
Total insurance service expense	(2,543)	(2,733)	(2,414)
Net (expense) income from reinsurance contracts held	(139)	(72)	2
Insurance service result	756	486	596
1Includes weather-related claims of £111 million (2024: £82 million; 2023: £57 million), of which £97 million (2024: £64 million; 2023: £51 million) was related to severe weather events.
(B)Net investment return on assets held to back insurance and investment contracts and net insurance finance (expense)
income arising from insurance and investment contracts
The following table shows the net investment return on assets held to back insurance and participating investment contracts and the net finance expense arising from insurance, participating investment and reinsurance contracts, as required by IFRS 17. For completeness, the net investment return on assets held to back third party interests in consolidated funds and non-participating investment contracts and the related finance expense is also shown. These contracts are accounted for under IFRS 9.

	2025
	Life £m	Non-life £m	Total £m
Net gains on financial assets and liabilities at fair value through profit or loss	15,408	34	15,442
Foreign exchange	(42)	–	(42)
Investment property losses	(4)	–	(4)
Net investment return on assets held to back insurance and participating investment contracts	15,362	34	15,396
Net investment return on assets held to back third party interests in consolidated funds			2,054
Net investment return on assets held to back non-participating investment contracts			6,394
Investment return on assets held to back insurance and investment contracts[1]			23,844

Changes in fair value of underlying items of direct participating contracts	(14,943)	–	(14,943)
Effects of risk mitigation option	174	–	174
Interest accreted	(701)	(14)	(715)
Effect of changes in interest rates and other financial assumptions	64	–	64
Effect of changes in fulfilment cash flows at current rates when CSM is unlocked at locked-in rates	69	–	69
Net finance expense from insurance and participating investment contracts	(15,337)	(14)	(15,351)

Net finance income from reinsurance contracts held	54	–	54

Net finance expense from insurance, participating investment and reinsurance contracts	(15,283)	(14)	(15,297)
Movement in third party interests in consolidated funds			(1,954)
Change in non-participating investment contracts			(6,793)
Net finance expense arising from insurance and investment contracts			(24,044)
Net investment return and finance result in respect of insurance and investment contracts			(200)
Lloyds Banking Group plc Annual Report and Accounts 2025

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 8: Insurance business continued

	2024
	Life £m	Non-life £m	Total £m
Net gains on financial assets and liabilities at fair value through profit or loss	10,247	38	10,285
Foreign exchange	196	–	196
Investment property losses	(4)	–	(4)
Net investment return on assets held to back insurance and participating investment contracts	10,439	38	10,477
Net investment return on assets held to back third party interests in consolidated funds			1,105
Net investment return on assets held to back non-participating investment contracts			4,431
Net investment return on assets held to back insurance and investment contracts[1]			16,013

Changes in fair value of underlying items of direct participating contracts	(10,844)	–	(10,844)
Effects of risk mitigation option	161	–	161
Interest accreted	(839)	(7)	(846)
Effect of changes in interest rates and other financial assumptions	1,001	–	1,001
Effect of changes in fulfilment cash flows at current rates when CSM is unlocked at locked-in rates	140	–	140
Net finance expense from insurance and participating investment contracts	(10,381)	(7)	(10,388)

Net finance income from reinsurance contracts held	47	–	47

Net finance expense from insurance, participating investment and reinsurance contracts	(10,334)	(7)	(10,341)
Movement in third party interests in consolidated funds			(1,059)
Change in non-participating investment contracts			(4,878)
Net finance expense arising from insurance and investment contracts			(16,278)
Net investment return and finance result in respect of insurance and investment contracts			(265)

	2023
	Life £m	Non-life £m	Total £m
Net gains on financial assets and liabilities at fair value through profit or loss	11,218	35	11,253
Foreign exchange	542	–	542
Investment property losses	(4)	–	(4)
Net investment return on assets held to back insurance and participating investment contracts	11,756	35	11,791
Net investment return on assets held to back third party interests in consolidated funds			1,179
Net investment return on assets held to back non-participating investment contracts			3,772
Net investment return on assets held to back insurance and investment contracts[1]			16,742

Changes in fair value of underlying items of direct participating contracts	(10,293)	–	(10,293)
Effects of risk mitigation option	172	–	172
Interest accreted	(874)	(6)	(880)
Effect of changes in interest rates and other financial assumptions	(654)	–	(654)
Effect of changes in fulfilment cash flows at current rates when CSM is unlocked at locked-in rates	(80)	–	(80)
Net finance expense from insurance and participating investment contracts	(11,729)	(6)	(11,735)

Net finance expense from reinsurance contracts held	51	–	51

Net finance expense from insurance, participating investment and reinsurance contracts	(11,678)	(6)	(11,684)
Movement in third party interests in consolidated funds			(1,109)
Change in non-participating investment contracts			(3,983)
Net finance income arising from insurance and investment contracts			(16,776)
Net investment return and finance result in respect of insurance and investment contracts			(34)
1Includes income of £15,009 million (2024: income of £10,688 million; 2023: income of £10,200 million) in respect of unit-linked and with-profit contracts measured applying the variable fee approach. The assets generating the investment return held to back insurance and investment contracts are carried at fair value on the Group’s balance sheet.
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 8: Insurance business continued
(C)Insurance and participating investment contracts assets and liabilities

	2025			2024
	Life £m	Non-life £m	Total £m	Life £m	Non-life £m	Total £m
Insurance contract assets	113	–	113	–	–	–
Liabilities arising from insurance and participating investment contracts[1]	(134,906)	(412)	(135,318)	(121,700)	(387)	(122,087)
Other liabilities[2]	–	–	–	(5,268)	–	(5,268)
Net liability	(134,793)	(412)	(135,205)	(126,968)	(387)	(127,355)
Insurance acquisition assets	–	34	34	–	23	23
Insurance and participating investment contacts net liability	(134,793)	(378)	(135,171)	(126,968)	(364)	(127,332)
1Excluding insurance acquisition assets.
2Liabilities arising from insurance contracts relating to the disposal of the Group's bulk annuity business were classified as disposal group liabilities in 2024 and presented in Other liabilities in note 27.
On 13 March 2024, the Group entered into a business transfer agreement with Rothesay Life plc for the sale of the Group’s bulk annuity business and to pursue the transfer of associated business assets and assumed liabilities under Part VII of the Financial Services and Markets
Act 2000. A reinsurance agreement between the Group and Rothesay Life plc was signed on 30 April 2024 to materially de-risk the Group’s bulk annuity portfolio. The Part VII transfer was completed in June 2025 and associated reinsurance agreements were concluded.
At 31 December 2024, the Group presented the assets and liabilities relating to the bulk annuity business, including the reinsurance contract assets arising from the agreement between the Group and Rothesay Life plc, as a disposal group. At the Part VII transfer date, the
Group derecognised the assets and liabilities of the disposal group, comprising £4.9 billion of reinsurance contract assets, £5.1 billion of insurance contract liabilities, £50 million of goodwill and a £9 million deferred tax asset. Following the derecognition requirements in IFRS
17 for transfers of contracts to a third party, the Group recognised £179 million in insurance revenue, representing the release of CSM for future service at the transfer date. The derecognition of the goodwill and deferred tax asset was charged to other operating income. The overall pre-tax gain on derecognition of the disposal group was £120 million.
Of the fair value of underlying items in respect of direct participating contracts of £121,347 million (2024: £110,045 million), £122,685 million
(2024: £111,435 million) were financial assets at fair value through profit or loss and £902 million (2024: £1,125 million) were derivative financial liabilities.
(D)Reconciliation of insurance balances for liability for remaining coverage and liability for incurred claims

	2025				2024
	Liabilities for remaining coverage		Liability for incurred claims £m		Liabilities for remaining coverage		Liability for incurred claims £m
Life	Excluding loss component £m	Loss component £m		Total £m	Excluding loss component £m	Loss component £m		Total £m
Net liability at 1 January[1]	(125,854)	(515)	(599)	(126,968)	(118,724)	(466)	(593)	(119,783)

Contracts under the fair value transition approach	1,651	–	–	1,651	1,498	–	–	1,498
Other contracts	1,035	–	–	1,035	1,138	–	–	1,138
Insurance revenue	2,686	–	–	2,686	2,636	–	–	2,636
Insurance service expenses[2]	(120)	(40)	(1,790)	(1,950)	(105)	(44)	(2,010)	(2,159)
Insurance service result	2,566	(40)	(1,790)	736	2,531	(44)	(2,010)	477
Net finance expense from insurance and participating investment contracts	(15,313)	(19)	(5)	(15,337)	(10,371)	(5)	(5)	(10,381)
Exchange differences	(84)	–	–	(84)	80	–	–	80
Total change in profit or loss	(12,831)	(59)	(1,795)	(14,685)	(7,760)	(49)	(2,015)	(9,824)
Investment components	10,411	–	(10,411)	–	10,205	–	(10,205)	–
Premiums received	(10,618)	–	–	(10,618)	(10,679)	–	–	(10,679)
Claims and other insurance service expenses paid	–	–	12,240	12,240	849	–	12,214	13,063
Insurance acquisition cash flows	306	–	–	306	265	–	–	265
Cash flows	(10,312)	–	12,240	1,928	(9,565)	–	12,214	2,649
Derecognition Consideration[3]	4,932	–	–	4,932	–	–	–	–
Transfer to other items in the balance sheet	–	–	–	–	(10)	–	–	(10)
Net liability at 31 December[1]	(133,654)	(574)	(565)	(134,793)	(125,854)	(515)	(599)	(126,968)
1Excluding insurance acquisition assets.
2Losses and reversal of losses on onerous contracts amounted to a net loss of £84 million (2024: net losses of £72 million). Amortisation of insurance acquisition cash flows amounted to
£117 million (2024: £105 million).
3Derecognition consideration recognised due to transfer of bulk annuity business to Rothesay, as set out in section (C).
Lloyds Banking Group plc Annual Report and Accounts 2025

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 8: Insurance business continued

	2025				2024
	Liabilities for remaining coverage		Liability for incurred claims £m		Liabilities for remaining coverage		Liability for incurred claims £m
Non-life	Excluding loss component £m	Loss component £m		Total £m	Excluding loss component £m	Loss component £m		Total £m
Net liability at 1 January[1]	(32)	–	(355)	(387)	(25)	–	(339)	(364)

Contracts under the fair value transition approach	–	–	–	–	–	–	–	–
Other contracts	752	–	–	752	655	–	–	655
Insurance revenue	752	–	–	752	655	–	–	655
Insurance service expenses[2]	(31)	–	(562)	(593)	(32)	–	(533)	(565)
Insurance service result	721	–	(562)	159	623	–	(533)	90
Net finance income (expense) from insurance and participating investment contracts	–	–	(14)	(14)	–	–	(7)	(7)
Total change in profit or loss	721	–	(576)	145	623	–	(540)	83
Premiums received	(744)	–	–	(744)	(659)	–	–	(659)
Claims and other insurance service expenses paid	–	–	540	540	–	–	524	524
Insurance acquisition cash flows	34	–	–	34	29	–	–	29
Cash flows	(710)	–	540	(170)	(630)	–	524	(106)
Net liability at 31 December[1]	(21)	–	(391)	(412)	(32)	–	(355)	(387)
1Excluding insurance acquisition assets.
2Losses and reversal of losses on onerous contracts amounted to £nil (2024: £nil). Amortisation of insurance acquisition cash flows amounted to £31 million (2024: £32 million).
(E)Summary of contractual service margin and risk adjustment

	2025			2024
	Life £m	Non-life £m	Total £m	Life £m	Non-life £m	Total £m
CSM on insurance and participating investment contracts[1]	4,385	–	4,385	4,646	–	4,646
CSM on reinsurance contracts[2]	(90)	–	(90)	(467)	–	(467)
Total CSM	4,295	–	4,295	4,179	–	4,179
Risk adjustment on insurance and participating investment contracts[1]	946	23	969	891	19	910
Risk adjustment on reinsurance contracts[2]	(39)	–	(39)	(68)	(1)	(69)
Total risk adjustment	907	23	930	823	18	841
Total	5,202	23	5,225	5,002	18	5,020
1Includes CSM of £nil (2024: £544 million) and risk adjustment of £nil (2024: £36 million) arising from insurance contracts classified as disposal group liabilities and presented in other liabilities. Further information on the disposal group is provided in section (C).
2Includes CSM of £nil (2024: £(426) million) and risk adjustment of £nil (2024: £(36) million) on reinsurance contracts classified as disposal group assets and presented in other assets.
Further information on the disposal group is provided in section (C).
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 8: Insurance business continued
(F)Reconciliation of measurement components of insurance contract balances

	2025
			Contractual service margin (CSM)
Life	Present value of future cash flows £m	Risk adjustment for non- financial risk £m		Contracts measured under the fair value approach £m	Other contracts £m	Total CSM £m	Total £m
Net liability at 1 January[1]	(121,431)	(891)		(1,415)	(3,231)	(4,646)	(126,968)
Relating to current services	179	51		190	400	590	820
Contracts initially recognised in the year	(14)	(60)		–	(18)	(18)	(92)
Changes in estimates that adjust the CSM	319	(49)		65	(335)	(270)	–
Changes in estimates that result in losses and reversal of losses on onerous contracts	10	(2)		–	–	–	8
Relating to future services	315	(111)		65	(353)	(288)	(84)
Relating to past services	(6)	6		–	–	–	–
Insurance service result	488	(54)		255	47	302	736
Net finance expense from insurance and participating investment contracts	(15,302)	–		5	(40)	(35)	(15,337)
Exchange differences	(77)	(1)		(6)	–	(6)	(84)
Total change in profit or loss	(14,891)	(55)		254	7	261	(14,685)
Premiums received	(10,618)	–		–	–	–	(10,618)
Claims and other insurance service expenses paid	12,240	–		–	–	–	12,240
Insurance acquisition cash flows	306	–		–	–	–	306
Cash flows	1,928	–		–	–	–	1,928
Derecognition Consideration[2]	4,932	–		–	–	–	4,932
Transfer to other items in the balance sheet	–	–		–	–	–	–
Net liability at 31 December[1]	(129,462)	(946)		(1,161)	(3,224)	(4,385)	(134,793)
1Excluding insurance acquisition assets.
2Derecognition consideration recognised due to transfer of bulk annuity business to Rothesay, as set out in section (C).

	2024
			Contractual service margin (CSM)
Life	Present value of future cash flows £m	Risk adjustment for non- financial risk £m		Contracts measured under the fair value approach £m	Other contracts £m	Total CSM £m	Total £m
Net liability at 1 January[1]	(114,209)	(1,159)		(1,473)	(2,942)	(4,415)	(119,783)
Relating to current services	46	58		155	294	449	553
Contracts initially recognised in the year	33	(65)		–	(61)	(61)	(93)
Changes in estimates that adjust the CSM	334	252		(95)	(491)	(586)	–
Changes in estimates that result in losses and reversal of losses on onerous contracts	(2)	23		–	–	–	21
Relating to future services	365	210		(95)	(552)	(647)	(72)
Relating to past services	(3)	(1)		–	–	–	(4)
Insurance service result	408	267		60	(258)	(198)	477
Net finance (expense) income from insurance and participating investment contracts	(10,341)	–		(9)	(31)	(40)	(10,381)
Exchange differences	72	1		7	–	7	80
Total change in profit or loss	(9,861)	268		58	(289)	(231)	(9,824)
Premiums received	(10,679)	–		–	–	–	(10,679)
Claims and other insurance service expenses paid	13,063	–		–	–	–	13,063
Insurance acquisition cash flows	265	–		–	–	–	265
Cash flows	2,649	–		–	–	–	2,649
Derecognition Consideration	–	–		–	–	–	–
Transfer to other items in the balance sheet	(10)	–		–	–	–	(10)
Net liability at 31 December[1]	(121,431)	(891)		(1,415)	(3,231)	(4,646)	(126,968)
1Excluding insurance acquisition assets.
Lloyds Banking Group plc Annual Report and Accounts 2025

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 8: Insurance business continued
The Group estimates the Risk adjustment separately from other components of the fulfilment cashflows using an explicit margins approach. A confidence level scenario, allowing for diversification of risks across the insurance business, is used to determine the margins to be applied to the best estimate assumptions which are then used to calculate the risk adjustment at a policy level. The risk adjustment represents the difference in the value of the best estimate cash flows with and without these margins.
The confidence level corresponding to the risk adjustment is 85% (2024: 85%). The risk adjustment is calibrated to the value at risk over a one-year time horizon at this confidence level for non-financial risks. This is translated, using statistical approximations, into an equivalent confidence level on a value at risk basis over the expected lifetime of in-force policies of approximately 68% (2024: 68%) at end of the reporting period.
(G)Impacts of insurance and participating investment contracts recognised in the year

	2025			2024
Life	Profitable contracts issued £m	Onerous contracts issued £m	Total £m	Profitable contracts issued £m	Onerous contracts issued £m	Total £m
Insurance and participating investment contracts
Insurance acquisition cash flows	123	185	308	56	203	259
Claims and other directly attributable expenses	5,573	524	6,097	1,446	4,498	5,944
Estimates of the present value of future cash outflows	5,696	709	6,405	1,502	4,701	6,203
Estimates of the present value of future cash inflows	(5,761)	(630)	(6,391)	(1,577)	(4,659)	(6,236)
Risk adjustment for non-financial risk	47	13	60	14	51	65
Contractual service margin	18	–	18	61	–	61
Losses recognised on initial recognition	–	92	92	–	93	93
(H)Life business contractual service margin run-off
The following table analyses the expected recognition of the contractual service margin (CSM) in profit or loss.

At 31 December 2025	Less than 1 year £m	1 to 2 years £m	2 to 3 years £m	3 to 4 years £m	4 to 5 years £m	5 to 10 years £m	Over 10 years £m	Total £m
Pensions and investments	(277)	(251)	(207)	(189)	(172)	(663)	(1,358)	(3,117)
Annuities, protection and other	(106)	(98)	(90)	(83)	(78)	(306)	(507)	(1,268)
Insurance and participating investment contracts	(383)	(349)	(297)	(272)	(250)	(969)	(1,865)	(4,385)
Reinsurance contracts held	12	10	8	7	6	18	29	90
Total	(371)	(339)	(289)	(265)	(244)	(951)	(1,836)	(4,295)

At 31 December 2024	Less than 1 year £m	1 to 2 years £m	2 to 3 years £m	3 to 4 years £m	4 to 5 years £m	5 to 10 years £m	Over 10 years £m	Total £m
Pensions and investments	(240)	(218)	(199)	(164)	(152)	(591)	(1,169)	(2,733)
Annuities, protection and other[1]	(660)	(106)	(98)	(90)	(83)	(331)	(545)	(1,913)
Insurance and participating investment contracts	(900)	(324)	(297)	(254)	(235)	(922)	(1,714)	(4,646)
Reinsurance contracts held[2]	433	5	4	3	3	8	11	467
Total	(467)	(319)	(293)	(251)	(232)	(914)	(1,703)	(4,179)
1CSM of £(544) million arising from insurance contracts classified as disposal group liabilities was included in less than one year.
2CSM of £426 million arising from reinsurance contracts held classified as disposal group assets was included in less than one year.
(I)Life insurance sensitivity analysis
Critical accounting judgements and key sources of estimation uncertainty

Critical judgements:	Determining the characteristics which make a product illiquid, the level of illiquidity premium to apply to the discount rate of different products and how the illiquidity premium is determined
Key sources of estimation uncertainty:	Increase in illiquidity premia and widening of credit default spreads
The following table demonstrates the effect of reasonably possible changes in key assumptions on profit before tax and equity disclosed in these financial statements assuming that the other assumptions remain unchanged. In practice this is unlikely to occur, and changes in some assumptions may be correlated. The sensitivities below are on a net of reinsurance basis. These amounts include movements in liabilities relating to insurance and participating investment contracts and related assets in order to demonstrate the impacts on shareholder profit and equity. Therefore, these sensitivities have not been applied to the proportion of assets and liabilities where the risks are borne by the policyholder and where assets and liabilities are well matched so as not to have a significant impact on shareholder profit.
In 2025, the Group utilised all its remaining brought forward life assurance expenses to reduce the cost of policyholder tax charged on its investment gains. Future investment gains cannot therefore be sheltered by expenses, and as a result the equity impacts in sensitivity table below for 2025 includes the cost of policyholder tax whereas the 2024 comparatives do not.
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 8: Insurance business continued

		2025		2024
	Change in variable	Increase (reduction) in profit before tax £m	Increase (reduction) in equity £m	Increase (reduction) in profit before tax £m	Increase (reduction) in equity £m
Key sources of estimation uncertainty
Risk free rate, including illiquidity premia	1% reduction	271	157	272	204
	1% increase	(237)	(136)	(227)	(171)
Widening of credit default spreads on corporate bonds and other credit risky assets	0.25% addition	(186)	(140)	(174)	(131)
Other market exposure
Equity	10% reduction	64	145	137	103
	10% increase	(58)	(144)	(127)	(95)
Inflation	50bps reduction	(77)	(58)	(88)	(66)
	50bps increase	84	63	98	73
Other accounting estimates
Annuitant mortality	5% reduction	33	25	48	36
	5% increase	(37)	(28)	(45)	(33)
Future maintenance and investment expenses	10% reduction	29	22	30	23
	10% increase	(31)	(23)	(30)	(23)
Non-annuitant mortality and morbidity	5% reduction	31	24	17	13
	5% increase	(26)	(20)	(10)	(8)
Lapse rates	10% reduction	8	6	5	4
	10% increase	(9)	(6)	(4)	(3)
At each measurement date, the Group estimates, based on information about past events, current conditions and forecasts of future conditions, the expected value of future cash flows. The calculation uses a range of scenarios that reflect the full range of possible outcomes. The assumptions used to develop the estimates of future cash flows are reassessed at each reported date to reflect conditions existing at the measurement date.
Risk free rate, including illiquidity premia
The Group has applied judgement in determining the characteristics which make a product illiquid, the level of illiquidity premium to apply to the discount rate of different products and how the illiquidity premium is determined, where material.
Due to the illiquid nature of their cash flows, an illiquidity premium has been applied to the discount rate of the Group’s annuity contracts.
At initial recognition, the illiquidity premium is calculated with reference to a strategic portfolio of assets, and subsequently measured to reflect the mix of actual assets backing annuity contracts. To reflect differences between the characteristics of insurance contracts and a reference portfolio, adjustments for credit risk are required when determining appropriate discount rates. The Group uses the fundamental spread to maintain consistency with its Solvency II approach. For protection contracts, the illiquidity premium is based on the spread on a covered bond index.
The average sterling yield curves that were used to discount the estimates of future cash flows that do not vary based on the returns of the underlying items are as follows:

	1 year	5 year	10 year	20 year	30 year
2025	4.74	5.25	6.00	6.24	5.57
2024	5.58	5.17	5.66	5.71	5.06
The Group determines the quantity of benefits provided under each contract using different bases, depending on the product. For with-
profits and unit linked products, the policyholder account value (or the guaranteed benefits, if higher) is used. For annuities, pre-vesting date the defined amount payable is used (immediate annuities have no pre-vesting date period) and post-vesting date the annuity payout is used.
Widening of credit default spreads on corporate bonds and other credit risky assets
The Group applies a sensitivity showing the impact of an increase in credit default spreads on corporate bonds and other credit risky assets and the corresponding reduction in market values. Swap curves, the risk-free rate and illiquidity premia are all assumed to be unchanged and therefore this sensitivity impacts the related assets.
Equity
The Group applies a sensitivity showing the impact of an instantaneous increase (decrease) in the value of equity markets. This impacts the value of unit linked and with-profits business as the assets backing the policyholder liabilities rise (fall) leading to an increase (reduction) the value of future annual management charges received. The overall impact is affected by the Group's unit-matching policy which mitigates the impact of equity market movements on the value of these future charges. The Group also implements an equity market hedge along with utilising the Risk Mitigation Option under IFRS17 to further mitigate equity market movement impacts.
Inflation
The Group applies a sensitivity showing the impact of an increase (decrease) in inflation. This impacts the level of expenses incurred across all lines of business as well as any inflation linked premiums or benefits.
Lloyds Banking Group plc Annual Report and Accounts 2025

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 8: Insurance business continued
Mortality
The mortality assumptions for the main classes of business are set with regard to recent Group experience and general industry trends, which are adjusted for smoker status and age/gender specific factors. The base mortality tables used for the annuities business for the year ended 31 December 2025 and the prior period were selected from the bespoke mortality tables. The mortality improvements adopt the
100% Bespoke tables and CMI2024_{M/F}_Q3(7.25) HL-1_{2.0/1.8}%_{0.5/0.5}A_2013 for the year ended 31 December 2025; and the 100%
Bespoke tables and CMI 2023_{M/F}_(7.25)_{2.0/1.8}%_{0.5/0.5}A_2013 for the prior period.
Lapse rates
Lapse rates refer to the rate of policy termination or the rate at which policyholders stop paying regular premiums due under the contract.
Historical persistency experience is analysed using statistical techniques. As experience can vary considerably between different product types and for contracts that have been in force for different periods, the data is broken down into broadly homogeneous groups for the purposes of determining the Group’s lapse rate in determining the assumptions, which are set on a best estimates basis, based on investigations of historical experience with some expert judgement overlays reflecting expectations of future trends and other external data. The lapse rates for workplace pensions range from 1.3% to 16.9% (2024: 0.8% to 13.8%) and for longstanding business range from
0.5% to 74.1% (2024: 0.5% to 74.1%), the wide range being a result of the age and variety of products.
Note 9: Other operating income

	2025 £m	2024 £m	2023 £m
Operating lease rental income	1,979	1,681	1,383
Rental income from investment properties (note 24)	190	172	146
Other[1]	198	81	102
Total other operating income	2,367	1,934	1,631
1 Net gains on disposal of financial assets at fair value through other comprehensive income, previously reported separately, are presented within other.
Note 10: Operating expenses

	2025 £m	2024 £m	2023 £m
Staff costs:
Salaries and social security costs[1]	3,846	3,819	3,651
Pensions and other retirement benefit schemes (note 12)	527	526	355
Restructuring and other staff costs	334	327	487
	4,707	4,672	4,493
Premises and equipment costs[2]	503	454	449
Depreciation and amortisation[3]	3,477	3,426	2,905
UK bank levy	130	147	150
Regulatory and legal provisions (note 28)	968	899	675
Other	2,786	2,594	2,720
Operating expenses before adjustment for:	12,571	12,192	11,392
Amounts attributable to the acquisition of insurance and participating investment contracts	(191)	(182)	(183)
Amounts reported within insurance service expenses	(414)	(409)	(386)
Total operating expenses	11,966	11,601	10,823
1Including social security costs of £454 million (2024: £428 million; 2023: £371 million).
2Net of loss on disposal of operating lease assets of £10 million (2024: profit of £59 million; 2023: profit of £93 million).
3Including depreciation in respect of premises £101 million (2024: £96 million; 2023: £110 million), equipment £349 million (2024: £400 million; 2023: £388 million), operating lease assets £1,470 million (2024: £1,410 million; 2023: £1,070 million) and right-of-use assets £182 million (2024: £198 million; 2023: £209 million).
Average headcount
The average number of persons on a headcount basis employed by the Group during the year was as follows:

	2025	2024	2023
UK	60,331	64,334	65,390
Overseas	3,707	1,895	807
Total	64,038	66,229	66,197
Performance-based compensation
The tables below analyse the Group’s performance-based compensation costs between those relating to the current performance year and those relating to earlier years.

	Performance-based compensation expense			Performance-based compensation expense deferred until later years
	2025 £m	2024 £m	2023 £m	2025 £m	2024 £m	2023 £m
Awards made in respect of the year ended 31 December	343	300	316	83	90	108
Awards made in respect of earlier years	92	96	124	37	34	22
	435	396	440	120	124	130
Performance-based awards expensed in 2025 include cash awards amounting to £225 million (2024: £162 million; 2023: £169 million).
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 11: Share-based payments
Charge to the income statement
The charge to the income statement is set out below:

	2025 £m	2024 £m	2023 £m
Deferred bonus plan	186	206	241

Options and shares granted in the year	12	15	20
Options and shares granted in prior years	51	60	67
	63	75	87

Total charge to the income statement	249	281	328
During the year ended 31 December 2025 the Group operated the following share-based payment schemes, which are mainly equity settled.
Group Performance Share plan
The Group operates a Group Performance Share plan that is part equity settled. Bonuses in respect of employee service in 2025 have been recognised in the charge in line with the proportion of the deferral period completed.
Save-As-You-Earn schemes
Eligible employees may enter into contracts through the Save-As-You-Earn (SAYE) schemes to save up to £500 per month and, at the expiry of a fixed term of three years, have the option to use these savings within six months of the expiry of the fixed term to acquire shares in the Group at a discounted price of no less than 90% of the market price at the start of the invitation period.
Movements in the number of share options outstanding under the SAYE schemes are set out below:

	2025		2024
	Number of options	Weighted average exercise price (pence)	Number of options	Weighted average exercise price (pence)
Outstanding at 1 January	797,624,786	42.30	1,311,205,148	31.70
Granted	119,602,764	74.35	200,820,157	52.35
Exercised	(189,981,525)	39.40	(663,187,372)	24.60
Forfeited	(24,349,649)	43.66	(17,375,716)	39.01
Cancelled	(15,760,828)	47.99	(27,852,684)	40.70
Expired	(1,816,675)	39.45	(5,984,747)	35.40
Outstanding at 31 December	685,318,873	48.52	797,624,786	42.30
Exercisable at 31 December	178,806	39.40	955,281	24.25
The weighted average share price at the time that the options were exercised during 2025 was £0.61 (2024: £0.47). The weighted average remaining contractual life of options outstanding at the end of the year was 1.88 years (2024: 1.85 years).
The weighted average fair value of SAYE options granted during 2025 was £0.15 (2024: £0.09). The fair values of the SAYE options have been determined using a standard Black-Scholes model.
Other share option plans
Executive Share Plans – buyout and retention awards
Share options may be granted to senior employees under the Lloyds Banking Group Executive Share Plan 2003, Lloyds Banking Group
Executive Group Ownership Share Plan and Deferred Bonus Scheme 2021 specifically to facilitate recruitment (to compensate new recruits for any lost share awards), and also to make grants to key individuals for retention purposes. In some instances, grants may be made subject to individual performance conditions.
Participants are not entitled to any dividends paid during the vesting period.

	2025		2024
	Number of options	Weighted average exercise price (pence)	Number of options	Weighted average exercise price (pence)
Outstanding at 1 January	15,578,997	nil	26,131,255	nil
Granted	–	nil	768,170	nil
Exercised	(6,945,829)	nil	(10,815,436)	nil
Forfeited	(253,070)	nil	(488,091)	nil
Lapsed	–	nil	(16,901)	nil
Outstanding at 31 December	8,380,098	nil	15,578,997	nil
Exercisable at 31 December	200,359	nil	988,243	nil
The weighted average fair value of options granted in the year was £nil (2024: £0.46). The fair values of options granted have been determined using a standard Black-Scholes model. The weighted average share price at the time that the options were exercised during
2025 was £0.75 (2024: £0.53). The weighted average remaining contractual life of options outstanding at the end of the year was 5.9 years
(2024: 6.2 years).
Included in the above are awards to the Group Chief Executive.
Lloyds Banking Group plc Annual Report and Accounts 2025

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 11: Share-based payments continued
Charlie Nunn joined the Group on 16 August 2021 as Group Chief Executive. He was granted deferred share awards over 8,301,708 shares to replace unvested awards from his former employer, HSBC, that were forfeited as a result of him joining the Group.

	2025 Number of options	2024 Number of options
Outstanding at 1 January	3,968,909	5,337,899
Exercised	(1,368,990)	(1,368,990)
Outstanding at 31 December	2,599,919	3,968,909
Other share plans
Lloyds Banking Group Executive Group Ownership Share Plan
The plan, introduced in 2006, is aimed at delivering shareholder value by linking the receipt of shares to an improvement in the performance of the Group over a three-year period. Awards are made within limits set by the rules of the plan, with the limits determining the maximum number of shares that can be awarded equating to three times annual salary. In exceptional circumstances this may increase to four times annual salary.
The Executive Group Ownership awards were replaced by Long Term Share Plan awards in 2021.

	2025 Number of shares	2024 Number of shares
Outstanding at 1 January	22,123,194	39,804,293
Vested	(10,254,907)	(18,490,246)
Forfeited	–	(33,055)
Dividend award	–	842,202
Outstanding at 31 December	11,868,287	22,123,194
Lloyds Banking Group Long Term Share Plan
The plan, approved at the 2020 AGM and introduced in 2021, replaced the Executive Group Ownership Share Plan and is intended to provide alignment to the Group’s aim of delivering sustainable returns to shareholders, supported by its values and behaviours.
The awards in respect of the 2023 grant are due to vest in 2026 at a rate of 100%. Details in relation to the plan are provided in the directors’ remuneration report.

	2025 Number of shares	2024 Number of shares
Outstanding at 1 January	195,879,295	262,409,389
Vested	(62,272,967)	(53,608,504)
Forfeited	(4,809,902)	(12,921,590)
Outstanding at 31 December	128,796,426	195,879,295
Lloyds Banking Group Long Term Incentive Plan
The plan, approved at the 2023 AGM and introduced in 2024, replaced the Long Term Share Plan and is intended to deliver stronger alignment between variable reward outcomes and the creation of shareholder value through the delivery of our strategy and the deepening of our relationships with our customers.
The awards in respect of the 2024 grant are due to vest in 2027. Details in relation to the plan are provided in the directors’ remuneration report.

	2025 Number of shares	2024 Number of shares
Outstanding at 1 January	75,063,395	–
Granted	46,999,778	75,063,395
Outstanding at 31 December	122,063,173	75,063,395
The weighted average fair value of awards granted in the year was £0.48 (2024: £0.30).
Executive Share Plans – buyout and retention awards
Share awards in the form of conditional shares may be granted to senior employees under the Lloyds Banking Group Executive Group
Ownership Share Plan and Deferred Bonus Scheme 2021 specifically to facilitate recruitment (to compensate new recruits for any lost share awards), and also to make grants to key individuals for retention purposes. In some instances, grants may be made subject to individual performance conditions. Participants are not entitled to any dividends paid during the vesting period.

	2025	2024
	Number of shares	Number of shares
Outstanding at 1 January	2,865,027	–
Granted	3,679,148	3,593,397
Vested	(1,747,624)	(728,370)
Outstanding at 31 December	4,796,551	2,865,027
The weighted average fair value of awards granted in the year was £0.73 (2024: £0.51).
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 11: Share-based payments continued
Assumptions at 31 December 2025
The fair value calculations at 31 December 2025 for grants made in the year, using Black-Scholes models and Monte Carlo simulation, are based on the following assumptions:

	SAYE	Executive Share Plans	Long Term Share Plan
Weighted average risk-free interest rate	3.87%	3.81%	4.13%
Weighted average expected life	3.3 years	1.5 years	4.4 years
Weighted average expected volatility	25%	25%	27%
Weighted average expected dividend yield	5.0%	6.0%	6.0%
Weighted average share price	£0.84	£0.80	£0.71
Weighted average exercise price	£0.74	nil	nil
Expected volatility is a measure of the amount by which the Group’s shares are expected to fluctuate during the life of an option. The expected volatility is estimated based on the historical volatility of the closing daily share price over the most recent period that is commensurate with the expected life of the option. The historical volatility is compared to the implied volatility generated from market traded options in the Group’s shares to assess the reasonableness of the historical volatility and adjustments made where appropriate.
Share Incentive Plans
Matching shares
The Group undertakes to match shares purchased by employees up to the value of £45 per month; these matching shares are held in trust for a mandatory period of three years on the employee’s behalf, during which period the employee is entitled to any dividends paid on such shares. The award is subject to a non-market based condition: if an employee leaves within this three-year period for other than a ‘good’
reason, all of the matching shares are forfeited. Similarly, if the employees sell their purchased shares within three years, their matching shares are forfeited.
The number of shares awarded relating to matching shares in 2025 was 26,409,397 (2024: 38,464,042), with an average fair value of £0.74
(2024: £0.53), based on market prices at the date of award.
Fixed share awards
Fixed share awards were introduced in 2014 in order to ensure that total fixed remuneration is commensurate with role and to provide a competitive reward package for certain Lloyds Banking Group employees, with an appropriate balance of fixed and variable remuneration, in line with regulatory requirements. The fixed share awards are delivered in Lloyds Banking Group plc shares, and are released over three years with one third being released each year following the year of award. The number of shares purchased in relation to fixed share awards in 2025 was 1,470,573 (2024: 1,541,751) with an average fair value of £0.81 (2024: £0.55) based on market prices at the date of the award.
The fixed share award is not subject to any performance conditions, performance adjustment or clawback. On an employee leaving the
Group, there is no change to the timeline for which shares will become unrestricted.
Since the beginning of 2023 the number of recipients of these awards has been reduced to the executive directors only.
Free shares
An award of shares may be made annually to employees up to a maximum of £3,600. The shares awarded are held in trust for a mandatory period of three years on the employee’s behalf, during which period the employee is entitled to any dividends paid on such shares. The award is subject to a non-market based condition. If an employee leaves the Group within this three-year period for other than a ‘good’
reason, all of the shares awarded will be forfeited.
There have not been any awards made since 2021.
Note 12: Retirement benefit obligations
Critical accounting judgements and key sources of estimation uncertainty

Key sources of estimation uncertainty:	Discount rate applied to future cash flows
Expected lifetime of the schemes’ members
Expected rate of future inflationary increases
The net asset recognised in the balance sheet at 31 December 2025 in respect of the Group’s defined benefit pension scheme obligations was £2,612 million, comprising an asset of £2,695 million and a liability of £83 million (2024: a net asset of £2,945 million comprising an asset of £3,028 million and a liability of £83 million). The Group’s accounting policy for its defined benefit pension scheme obligations is set out in note 2(K).
Income statement and balance sheet sensitivities to changes in the key sources of estimation uncertainty and other actuarial assumptions are provided in part (v).

	2025 £m	2024 £m	2023 £m
Charge (credit) to the income statement
Defined benefit pension schemes	(39)	(13)	(80)
Other retirement benefit schemes	2	2	1
Total defined benefit schemes	(37)	(11)	(79)
Defined contribution pension schemes	564	537	434
Total charge to the income statement (note 10)	527	526	355
Lloyds Banking Group plc Annual Report and Accounts 2025

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 12: Retirement benefit obligations continued

	2025 £m	2024 £m
Amounts recognised in the balance sheet
Retirement benefit assets	2,695	3,028
Retirement benefit obligations	(120)	(122)
Total amounts recognised in the balance sheet	2,575	2,906
The total amounts recognised in the balance sheet relate to:

	2025 £m	2024 £m
Defined benefit pension schemes	2,612	2,945
Other retirement benefit schemes	(37)	(39)
Total amounts recognised in the balance sheet	2,575	2,906
The Group holds on its balance sheet the net surplus or deficit, being the difference between the fair value of plan assets and the present value of scheme liabilities, at the balance sheet date for each plan. Surpluses are only recognised to the extent that they are recoverable through reduced contributions in the future or through potential future refunds from the schemes. In assessing whether a surplus is recoverable, the Group considers its current right to obtain a refund or a reduction in future contributions together with the rights of third parties, such as trustees, at the balance sheet date.
Pension schemes
Defined benefit schemes
(i)Characteristics of and risks associated with the Group’s schemes
The Group has established a number of defined benefit pension schemes in the UK and overseas, both funded and unfunded. All significant schemes are funded and based in the UK, with the three most significant being the main sections of the Lloyds Bank Pension Scheme No. 1, the Lloyds Bank Pension Scheme No. 2 and the HBOS Final Salary Pension Scheme. At 31 December 2025, these schemes represented 94%
of the Group’s total gross defined benefit pension assets (2024: 94%). These schemes provide retirement benefits calculated as a proportion of final pensionable salary depending upon the length of pensionable service.
All of the UK funded schemes are operated as separate legal entities under trust law, are in compliance with the Pensions Act 2004 and are managed by a Trustee Board (the Trustee) whose role is to ensure that the schemes are administered in accordance with the scheme rules and relevant legislation, and to safeguard the assets in the best interests of all members and beneficiaries.
A valuation to determine the funding status of each scheme is carried out at least every three years, whereby scheme assets are measured at market value and liabilities (technical provisions) are measured using prudent assumptions. If a funding deficit is identified, a recovery plan is agreed between the employer and the scheme Trustee and sent to the Pensions Regulator for review. The Group does not provide for these deficit contributions as the future economic benefits arising from these contributions are expected to be available to the Group.
The Group’s overseas defined benefit pension schemes are subject to local regulatory arrangements.
The 31 December 2022 triennial valuation for the main defined benefit schemes was completed in 2023, and following the contributions paid in 2023, no further deficit contributions were paid for this triennial period (to 31 December 2025).
The Group pays regular contributions to meet benefits accruing over the year, and to cover the expenses of running the schemes.
The Group expects to pay contributions of at least £0.1 billion to its defined benefit schemes in 2026.
The Group provides additional security arrangements to a number of the UK schemes for the Group’s obligations to the schemes.
At 31 December 2025 the security arrangements held assets of £4.0 billion. The security arrangements are fully consolidated in the
Group’s balance sheet.
The last funding valuations of other Group schemes were carried out on a number of different dates. In order to report the position under
IAS 19 as at 31 December 2025, the most recent valuation results for all schemes have been updated by qualified independent actuaries.
The funding valuations use a more prudent approach to setting the discount rate and more conservative longevity and inflation assumptions than the IAS 19 valuations.
In July 2024, the Court of Appeal handed down a judgment (Virgin Media Limited v NTL Pension Trustees Limited) which potentially has implications for the validity of amendments made by pension schemes that were contracted out on a salary-related basis between 6 April
1997 and the abolition of contracting-out in 2016. The Government in September 2025, recognising that schemes and sponsoring employers need clarity around scheme liabilities, proposed legislation to give affected pension schemes the ability to retrospectively obtain written actuarial confirmation that historic benefit changes met the necessary standards. The Group has not made any allowance for the possible impact of the ruling as it is currently unclear whether any additional liabilities might arise, and if they were to arise, how they would be reliably measured. The Group is continuing to review scheme amendments to decide whether any subsequent actions are required and will continue to monitor developments.
(ii)Amounts in the financial statements

	2025 £m	2024 £m
Amount included in the balance sheet
Present value of funded obligations	(26,571)	(27,118)
Fair value of scheme assets	29,183	30,063
Net amount recognised in the balance sheet	2,612	2,945
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 12: Retirement benefit obligations continued

	2025 £m	2024 £m
Net amount recognised in the balance sheet
At 1 January	2,945	3,532
Net defined benefit pension credit	39	13
Actuarial gains on defined benefit obligation	412	2,940
Return on plan assets	(934)	(3,712)
Employer contributions	150	172
At 31 December	2,612	2,945

	2025 £m	2024 £m
Movements in the defined benefit obligation
At 1 January	(27,118)	(30,201)
Current service cost	(64)	(85)
Interest expense	(1,459)	(1,385)
Remeasurements:
Actuarial gains – demographic assumptions	114	109
Actuarial (losses) gains – experience	(427)	94
Actuarial gains – financial assumptions	725	2,737
Benefits paid	1,693	1,638
Past service cost	(30)	(35)
Settlements	2	1
Exchange and other adjustments	(7)	9
At 31 December	(26,571)	(27,118)

	2025 £m	2024 £m
Analysis of the defined benefit obligation
Active members	(1,960)	(2,463)
Deferred members	(6,722)	(7,080)
Dependants	(1,486)	(1,429)
Pensioners	(16,403)	(16,146)
At 31 December	(26,571)	(27,118)

	2025 £m	2024 £m
Changes in the fair value of scheme assets
At 1 January	30,063	33,733
Return on plan assets excluding amounts included in interest income	(934)	(3,712)
Interest income	1,624	1,551
Employer contributions	150	172
Benefits paid	(1,693)	(1,638)
Settlements	(2)	(1)
Administrative costs paid	(32)	(33)
Exchange and other adjustments	7	(9)
At 31 December	29,183	30,063
The credit recognised in the income statement for the year ended 31 December comprises:

	2025 £m	2024 £m	2023 £m
Current service cost	64	85	88
Net interest amount	(165)	(166)	(208)
Past service cost – plan amendments	30	35	5
Plan administration costs incurred during the year	32	33	35
Total defined benefit pension credit	(39)	(13)	(80)
Lloyds Banking Group plc Annual Report and Accounts 2025

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 12: Retirement benefit obligations continued
(iii)Composition of scheme assets

	2025			2024
	Quoted £m	Unquoted £m	Total £m	Quoted £m	Unquoted £m	Total £m
Debt instruments[1]:
Fixed interest government bonds	6,326	–	6,326	6,985	–	6,985
Index-linked government bonds	15,382	–	15,382	15,550	–	15,550
Corporate and other debt securities	9,771	–	9,771	7,396	–	7,396
Asset-backed securities	3	–	3	–	–	–
	31,482	–	31,482	29,931	–	29,931
Pooled investment vehicles	653	5,964	6,617	686	7,342	8,028
Property	–	132	132	–	130	130
Equity instruments	12	59	71	23	66	89
Money market instruments, cash, derivatives and other assets and liabilities	135	(9,254)	(9,119)	55	(8,170)	(8,115)
At 31 December	32,282	(3,099)	29,183	30,695	(632)	30,063
1Of the total debt instruments, £29,876 million (2024: £27,551 million) were investment grade (credit ratings equal to or better than ‘BBB’).
The assets of all of the funded plans are held independently of the Group’s assets in separate trustee-administered funds.
The pension schemes’ pooled investment vehicles comprise:

	2025 £m	2024 £m
Alternative credit funds	1,138	1,793
Bond and debt funds	276	449
Equity funds	1,644	1,553
Hedge and mutual funds	–	709
Infrastructure funds	1,012	1,059
Liquidity funds	1,702	1,449
Property funds	817	992
Other	28	24
At 31 December	6,617	8,028
The Trustee’s approach to investment is focused on acting in the members’ best financial interests, with the integration of ESG
(environmental, social and governance) considerations into investment management processes and practices. This policy is reviewed annually (or more frequently as required) and has been shared with the schemes’ investment managers for implementation.
(iv)Assumptions
The principal actuarial and financial assumptions used in valuations of the defined benefit pension schemes were as follows:

	2025%	2024%
Discount rate	5.57	5.55
Rate of inflation:
Retail Price Index (RPI)	2.65	2.97
Consumer Price Index (CPI)	2.13	2.52
Rate of salary increases	0.00	0.00
Weighted average rate of increase for pensions in payment	2.52	2.69
To determine the RPI assumption a term-dependent inflation curve has been used adjusting for an assumed inflation risk premium. A gap of
100 basis points has been assumed between RPI and CPI from 2025 to 2030; thereafter a 20 basis point gap has been assumed.

	Men		Women
	2025 Years	2024 Years	2025 Years	2024 Years
Life expectancy for average member aged 60, on the valuation date	26.5	26.4	28.6	28.5
Life expectancy for average member aged 60, 15 years after the valuation date	27.4	27.3	29.5	29.4
The mortality assumptions used in the UK scheme valuations are based on standard tables published by the Institute and Faculty of
Actuaries which were adjusted in line with the actual experience of the relevant schemes. The Group uses the 2023 CMI mortality projections model to project future mortality improvements. In line with actuarial industry recommendations no weight is placed on 2020 and 2021 mortality experience and 15% weight on 2022 and 2023 mortality experience.
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 12: Retirement benefit obligations continued
(v)Amount, timing and uncertainty of future cash flows
Risk exposure of the defined benefit schemes
While the Group is not exposed to any unusual, entity-specific or scheme-specific risks in its defined benefit pension schemes, it is exposed to a number of significant risks, detailed below:
Inflation rate risk: The majority of the schemes’ benefit obligations are linked to inflation both in deferment and once in payment. Higher inflation will lead to higher liabilities although this will be materially offset by holdings of inflation-linked gilts and, in most cases, caps on the level of inflationary increases are in place to protect against extreme inflation.
Interest rate risk: The defined benefit obligation is determined using a discount rate derived from yields on AA-rated corporate bonds. A decrease in corporate bond yields will increase plan liabilities although this will be materially offset by an increase in the value of bond holdings and through the use of derivatives.
Longevity risk: The majority of the schemes’ obligations are to provide benefits for the life of the members so increases in life expectancy will result in an increase in the schemes’ liabilities.
Investment risk: Scheme assets are invested in a diversified portfolio of debt securities, equities and other return-seeking assets. If the assets underperform the discount rate used to calculate the defined benefit obligation, it will reduce the surplus or increase the deficit.
Volatility in asset values and the discount rate will lead to volatility in the net pension asset on the Group’s balance sheet and in other comprehensive income. To a lesser extent this will also lead to volatility in the pension expense in the Group’s income statement.
In addition, the schemes themselves are exposed to liquidity risk with the need to ensure that liquid assets held are sufficient to meet benefit payments as they fall due and there is sufficient collateral available to support their hedging activity.
The ultimate cost of the defined benefit obligations to the Group will depend upon actual future events rather than the assumptions made.
The assumptions made are unlikely to be borne out in practice and as such the cost may be higher or lower than expected.
Sensitivity analysis
The effect of reasonably possible changes in key assumptions on the Group’s income statement and on the net defined benefit pension scheme asset from the change in value of scheme liabilities is set out below. The sensitivities provided assume that all other assumptions and the value of the schemes’ assets remain unchanged. The calculations are approximate in nature and full detailed calculations could lead to a different result. It is unlikely that isolated changes to individual assumptions will be experienced in practice. Due to the correlation of assumptions, aggregating the effects of these isolated changes may not be a reasonable estimate of the actual effect of simultaneous changes in multiple assumptions.

	Effect of reasonably possible alternative assumptions
	Increase (decrease) in the income statement charge		Increase (decrease) in the net defined benefit pension scheme surplus
	2025 £m	2024 £m	2025 £m	2024 £m
Inflation (including pension increases)[1]:
Increase of 0.25%	27	28	(455)	(484)
Decrease of 0.25%	(25)	(27)	433	467
Discount rate[2]:
Increase of 0.25%	(46)	(51)	659	718
Decrease of 0.25%	45	49	(700)	(757)
Expected life expectancy of members:
Increase of one year	45	46	(802)	(806)
Decrease of one year	(47)	(47)	827	830
1At 31 December 2025, the assumed rate of RPI inflation is 2.65% and CPI inflation 2.13% (2024: RPI 2.97% and CPI 2.52%).
2At 31 December 2025, the assumed discount rate is 5.57% (2024: 5.55%).
Sensitivity analysis method and assumptions
The sensitivity analysis above reflects the impact on the liabilities of the Group’s three most significant schemes which account for over
90% of the Group’s defined benefit obligations. While differences in the underlying liability profiles for the remainder of the Group’s pension arrangements mean that they may exhibit slightly different sensitivities to variations in these assumptions, the sensitivities provided above are indicative of the impact across the Group as a whole.
The inflation assumption sensitivity applies to the assumed rate of increase in both the Consumer Price Index (CPI) and the Retail Price
Index (RPI), and includes the impact on the rate of increases to pensions, both before and after retirement. These pension increases are linked to inflation (either CPI or RPI) subject to certain minimum and maximum limits.
The sensitivity analysis (including the inflation sensitivity) does not include the impact of any change in the rate of salary increases as pensionable salaries have been frozen since 2 April 2014.
The life expectancy assumption has been applied by allowing for an increase/decrease in life expectation from age 60 of one year, based upon the approximate weighted average age for each scheme. While this is an approximate approach and will not give the same result as a one year increase in life expectancy at every age, it provides an appropriate indication of the potential impact on the schemes from changes in life expectancy.
There was no change in the methods and assumptions used in preparing the sensitivity analysis from the prior year.
Asset-liability matching strategies
The main schemes’ assets are invested in a diversified portfolio which are independently determined by the responsible governance body for each scheme and in consultation with the employer.
Lloyds Banking Group plc Annual Report and Accounts 2025

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 12: Retirement benefit obligations continued
A significant goal of the asset strategies adopted by the schemes is to reduce volatility caused by changes in market expectations of interest rates and inflation. In the main schemes this is achieved by investing in liability-driven investment (LDI) strategies. The assets in these LDI strategies represented c.47% of scheme assets at 31 December 2025.
The LDI strategies are actively managed to reflect both changing market conditions and changes to the liability profile. At 31 December
2025 the asset-liability matching strategy mitigated c.110% of the liability sensitivity to interest rate movements and c.130% of the liability sensitivity to inflation movements. In addition, a small amount of interest rate sensitivity arises through holdings of corporate and other debt securities. The higher level of hedging provides greater protection to the funding position of the schemes.
The main schemes hold a number of longevity insurance contracts, hedging c.60% of their longevity risk exposure at 31 December 2025.
These arrangements form part of the schemes’ investment portfolio and reduce the risk of members living longer than expected through the exchange of fixed payments for actual payments.
At 31 December 2025 the value of scheme assets included longevity swaps valued at £(217) million.
Maturity profile of defined benefit obligation
The following table provides information on the weighted average duration of the defined benefit pension obligation and the distribution and timing of benefit payments:

	2025 Years	2024 Years
Duration of the defined benefit obligation	11	12
Maturity analysis of benefits expected to be paid:

	2025 £m	2024 £m
Within 12 months	1,816	1,800
Between 1 and 2 years	1,625	1,595
Between 2 and 5 years	5,229	5,134
Between 5 and 10 years	9,294	9,318
Between 10 and 15 years	8,993	9,150
Between 15 and 25 years	15,679	16,316
Between 25 and 35 years	10,382	11,294
Between 35 and 45 years	4,375	5,171
In more than 45 years	906	1,201
Maturity analysis method and assumptions
The projected benefit payments are based on the assumptions underlying the assessment of the obligations, including allowance for expected future inflation. They are shown in their undiscounted form and therefore appear large relative to the discounted assessment of the defined benefit obligations recognised in the Group’s balance sheet. They are in respect of benefits that have been accrued prior to the respective year end date only and make no allowance for any benefits that may have been accrued subsequently.
Defined contribution schemes
The Group operates a number of defined contribution pension schemes in the UK and overseas.
During the year ended 31 December 2025 the charge to the income statement in respect of defined contribution schemes was £564 million
(2024: £537 million; 2023: £434 million), representing the contributions payable by the employer in accordance with each scheme’s rules.
Other retirement benefit schemes
The Group operates a number of schemes which provide post-retirement healthcare benefits to certain employees, retired employees and their dependants. The principal scheme relates to former Lloyds Bank staff and under this scheme the Group has undertaken to meet the cost of post-retirement healthcare for all eligible former employees (and their dependants) who retired prior to 1 January 1996. The Group has entered into an insurance contract to provide these benefits and a provision has been made for the estimated cost of future insurance premiums payable.
For the principal post-retirement healthcare scheme, the latest actuarial valuation of the liability was carried out at 31 December 2025 by qualified independent actuaries. The principal assumptions used were as set out above in section (iv), except that the long-term rate of increase in healthcare premiums has been assumed at 10.00% (2024: 10.00%).
Movements in the other retirement benefits obligation:

	2025 £m	2024 £m
At 1 January	(39)	(44)
Actuarial gains	2	4
Insurance premiums paid	2	3
Charge for the year	(2)	(2)
At 31 December	(37)	(39)
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 13: Auditors’ remuneration
Fees payable to the Company’s auditors by the Group are included within other operating expenses and are as follows:

	2025 £m	2024 £m	2023 £m
Fees payable for the:
– audit of the Company’s current year annual report	2.0	2.0	2.0
– audits of the Company’s subsidiaries	33.9	31.9	32.3
– total audit fees in respect of the statutory audit of Group entities[1]	35.9	33.9	34.3
– services normally provided in connection with statutory and regulatory filings or engagements	6.5	6.7	6.6
Total audit fees[2]	42.4	40.6	40.9
Other audit-related fees[2]	1.5	1.5	1.3
All other fees[2]	1.1	1.0	1.2
Total non-audit services[3]	2.6	2.5	2.5
Total fees payable to the Company’s auditors by the Group	45.0	43.1	43.4
1As defined by the Financial Reporting Council (FRC).
2As defined by the Securities and Exchange Commission (SEC).
3As defined by the SEC. Total non-audit services as defined by the FRC include all fees other than audit fees in respect of the statutory audit of Group entities. These fees totalled £9.1 million in 2025 (2024: £9.2 million; 2023: £9.1 million).
The following types of services are included in the categories listed above:
Audit fees: This category includes fees in respect of the audit of the Group’s annual financial statements (including work related to the adoption of new accounting standards) and other services in connection with regulatory filings. Other services supplied pursuant to legislation relate primarily to costs incurred in connection with client asset assurance and with the Sarbanes-Oxley Act requirements associated with the audit of the Group’s financial statements filed on its Form 20-F.
Other audit-related fees: This category includes fees in respect of services for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements, for example acting as reporting accountants in respect of debt prospectuses required by the Listing Rules.
All other fees: This category includes other assurance services not related to the performance of the audit or review of the financial statements, for example, the review of controls operated by the Group on behalf of a third party. The auditors are not engaged to provide tax services.
It is the Group’s policy to use the auditors only on non-audit assignments in cases where their knowledge of the Group means that it is neither efficient nor cost effective to employ another firm of accountants.
The Group has procedures that are designed to ensure auditor independence, including prohibiting certain non-audit services. All audit and non-audit assignments must be pre-approved by the Audit Committee on an individual engagement basis; for certain types of non-audit engagements where the fee is ‘de minimis’ the Audit Committee has pre-approved all assignments subject to confirmation by management. On a quarterly basis, the Audit Committee receives and reviews a report detailing all pre-approved services and amounts paid to the auditors for such pre-approved services.
During the year, the auditors also earned fees payable by entities outside the consolidated Lloyds Banking Group in respect of:

	2025 £m	2024 £m	2023 £m
Audits of Group pension schemes	0.5	0.5	0.5
Audits of the unconsolidated Open-Ended Investment Companies managed by the Group	0.2	0.2	0.2
Note 14: Impairment

Year ended 31 December 2025	Stage 1 £m	Stage 2 £m	Stage 3 £m	POCI £m	Total £m

Loans and advances to banks	–	–	–	–	–
Loans and advances to customers	14	(82)	999	(64)	867
Debt securities	–	–	–	–	–
Financial assets at amortised cost	14	(82)	999	(64)	867
Financial assets at fair value through other comprehensive income	(1)	–	–	–	(1)
Other assets	2	–	–	–	2
Loan commitments and financial guarantees	(30)	(43)	–	–	(73)
Total impairment (credit) charge	(15)	(125)	999	(64)	795
Lloyds Banking Group plc Annual Report and Accounts 2025

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 14: Impairment continued

Year ended 31 December 2024	Stage 1 £m	Stage 2 £m	Stage 3 £m	POCI £m	Total £m

Loans and advances to banks	(7)	–	–	–	(7)
Loans and advances to customers	(147)	(289)	949	(6)	507
Debt securities	(4)	(2)	–	–	(6)
Financial assets at amortised cost	(158)	(291)	949	(6)	494
Financial assets at fair value through other comprehensive income	(3)	–	–	–	(3)
Other assets	(9)	–	–	–	(9)
Loan commitments and financial guarantees	(18)	(33)	–	–	(51)
Total impairment (credit) charge	(188)	(324)	949	(6)	431

Year ended 31 December 2023	Stage 1 £m	Stage 2 £m	Stage 3 £m	POCI £m	Total £m

Loans and advances to banks	(5)	(2)	–	–	(7)
Loans and advances to customers	261	(281)	414	(73)	321
Debt securities	–	1	–	–	1
Financial assets at amortised cost	256	(282)	414	(73)	315
Financial assets at fair value through other comprehensive income	(2)	–	–	–	(2)
Other assets	–	–	(10)	–	(10)
Loan commitments and financial guarantees	27	(25)	(2)	–	–
Total impairment charge (credit)	281	(307)	402	(73)	303
The impairment charge includes a £137 million charge (2024: £24 million charge; 2023: £73 million charge) in respect of residual value impairment and voluntary terminations within the Group’s UK Motor Finance business.
Note 15: Tax
Analysis of tax expense for the year

	2025 £m	2024 £m	2023 £m
UK corporation tax:
Current tax on profit for the year	(1,367)	(1,159)	(1,301)
Adjustments in respect of prior years	86	89	51
	(1,281)	(1,070)	(1,250)
Foreign tax:
Current tax on profit for the year	(139)	(122)	(101)
Adjustments in respect of prior years	(9)	3	3
	(148)	(119)	(98)
Current tax expense	(1,429)	(1,189)	(1,348)
Deferred tax:
Current year	(504)	(307)	(583)
Adjustments in respect of prior years	29	2	(54)
Deferred tax (expense) credit	(475)	(305)	(637)
Tax expense	(1,904)	(1,494)	(1,985)
The tax expense is made up as follows:

Tax (expense) credit attributable to policyholders	(219)	(137)	30
Shareholder tax expense	(1,685)	(1,357)	(2,015)
Tax expense	(1,904)	(1,494)	(1,985)
Factors affecting the tax expense for the year
The UK corporation tax rate for the year was 25.0% (2024: 25.0%; 2023: 23.5%). The increase in applicable tax rate from 2023 relates to the change in statutory tax rate effective from 1 April 2023. An explanation of the relationship between tax expense and accounting profit is set out below.
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 15: Tax continued

	2025 £m	2024 £m	2023 £m
Profit before tax	6,661	5,971	7,503
UK corporation tax thereon	(1,665)	(1,493)	(1,763)
Impact of surcharge on banking profits	(167)	(157)	(305)
Non-deductible costs: conduct charges	(70)	(27)	(29)
Non-deductible costs: bank levy	(33)	(37)	(35)
Other non-deductible costs[1]	(72)	(73)	(52)
Non-taxable income[1]	99	51	76
Tax relief on coupons on other equity instruments	116	125	124
(Non-deductible) non-taxable foreign exchange (losses) gains[1]	(75)	27	(50)
Tax-exempt gains on disposals	62	98	35
Tax losses where no deferred tax recognised	(7)	(7)	(2)
Remeasurement of deferred tax due to rate changes	–	–	(14)
Differences in overseas tax rates	(5)	(9)	6
Policyholder tax in respect of the life assurance business	(71)	(75)	(61)
Deferred tax in respect of life assurance policyholder tax	(119)	(5)	84
Adjustments in respect of prior years	106	94	–
Tax effect of share of results of joint ventures	(3)	(1)	1
Provision for Pillar 2 current income taxes	–	(5)	–
Tax expense	(1,904)	(1,494)	(1,985)
1(Non-deductible) non-taxable foreign exchange gains (losses) on non-sterling denominated other equity instruments and on net investment hedging of subsidiaries, previously shown in aggregate within other non-deductible costs and non-taxable income, are now presented as an individual line item. Comparatives are represented on a consistent basis.
On 11 July 2023, the Government enacted its legislation implementing the G20-OECD Inclusive Framework Pillar 2 rules in the UK, including a Qualified Domestic Minimum Top-Up Tax rule. This legislation seeks to ensure that UK-headquartered multinational enterprises pay a minimum tax rate of 15% on UK and overseas profits arising after 31 December 2023. As a result, tax expense for 2024 included a current tax charge of £5 million in respect of the Group’s Channel Islands businesses. In 2025, following changes to tax rates in the Channel Islands, we do not expect any additional Pillar 2 charge to arise.
The Group paid UK and overseas corporation taxes of £1,575 million in the period, and received refunds of £200 million relating to tax overpaid in respect of the previous period. In addition, the Group paid £730 million in respect of the Irish loss relief case (see note 36).
Deferred tax
The Group’s deferred tax assets and liabilities are as follows:

Statutory position	2025 £m	2024 £m	Tax disclosure	2025 £m	2024 £m
Deferred tax assets	3,990	5,005	Deferred tax assets	5,734	6,900
Deferred tax liabilities	(146)	(125)	Deferred tax liabilities	(1,890)	(2,020)
Net deferred tax asset at 31 December	3,844	4,880	Net deferred tax asset at 31 December	3,844	4,880
The statutory position reflects the deferred tax assets and liabilities as disclosed in the consolidated balance sheet and takes into account the ability of the Group to net assets and liabilities where there is a legally enforceable right of offset and the deferred tax assets and liabilities relate to income taxes levied by the same taxation authority. The tax disclosure of deferred tax assets and liabilities ties to the amounts outlined in the tables below which splits the deferred tax assets and liabilities by type, before such netting.
Movements in deferred tax assets and liabilities (before taking into consideration the offsetting of balances within the same taxing jurisdiction) can be summarised as follows:

Deferred tax assets	Tax losses £m	Property, plant and equipment £m	Provisions £m	Long-term assurance business £m	Share- based payments £m	Pension liabilities £m	Derivatives £m	Asset revaluations[1] £m	Other temporary differences £m	Total £m
At 1 January 2024	4,783	248	221	233	58	47	1,667	50	102	7,409
Charge to the income statement	(133)	(75)	(22)	(167)	(1)	(9)	(63)	–	(10)	(480)
(Charge) credit to other comprehensive income	–	–	–	–	–	–	(9)	16	–	7
Transfer to disposal group	–	–	–	(13)	–	–	–	–	–	(13)
Other charge to equity	–	–	–	–	(23)	–	–	–	–	(23)
At 31 December 2024	4,650	173	199	53	34	38	1,595	66	92	6,900
(Charge) credit to the income statement	(401)	(81)	(58)	(53)	2	(5)	37	(29)	(1)	(589)
Credit (charge) to other comprehensive income	–	–	35	–	–	–	(659)	(7)	–	(631)
Other credit to equity	–	–	–	–	54	–	–	–	–	54
At 31 December 2025	4,249	92	176	–	90	33	973	30	91	5,734
In 2024, deferred tax assets of £13 million were reclassified as disposal group assets and presented within other assets (see note 24).
Lloyds Banking Group plc Annual Report and Accounts 2025

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 15: Tax continued

Deferred tax liabilities	Property, plant and equipment £m	Capitalised software enhancements £m	Long-term assurance business £m	Acquisition fair value £m	Pension assets £m	Derivatives £m	Other temporary differences £m	Total £m
At 1 January 2024	–	(92)	–	(352)	(971)	(708)	(258)	(2,381)
(Charge) credit to the income statement	–	(31)	–	124	3	164	(85)	175
Credit to other comprehensive income	–	–	–	–	154	–	22	176
Exchange and other adjustments	–	–	–	–	–	–	10	10
At 31 December 2024	–	(123)	–	(228)	(814)	(544)	(311)	(2,020)
(Charge) credit to the income statement	(45)	33	(73)	32	2	154	11	114
Credit to other comprehensive income	–	–	–	–	85	–	–	85
Acquisitions	–	–	–	(72)	–	–	–	(72)
Exchange and other adjustments	–	–	5	–	–	–	(2)	3
At 31 December 2025	(45)	(90)	(68)	(268)	(727)	(390)	(302)	(1,890)
1Financial assets at fair value through other comprehensive income.
Estimation of income taxes includes the assessment of recoverability of deferred tax assets. Deferred tax assets are only recognised to the extent that they are considered more likely than not to be recoverable based on existing tax laws and forecasts of future taxable profits against which the underlying tax deductions can be utilised.
The Group has recognised a deferred tax asset of £4,249 million (2024: £4,650 million) in respect of trading losses carried forward.
Substantially all of these losses have arisen in Bank of Scotland plc and Lloyds Bank plc, and they will be utilised as taxable profits arise in those legal entities in future periods.
The Group’s expectations of future UK taxable profits require management judgement, and take into account the Group’s long-term financial and strategic plans and anticipated future tax-adjusting items. In making this assessment, account is taken of business plans, the
Board-approved operating plan and the expected future economic outlook as set out in the strategic report, as well as the risks associated with future regulatory, climate-related and other change, in order to produce a base case forecast of future UK taxable profits. Under current law there is no expiry date for UK trading losses not yet utilised, and given the forecast of future profitability and the Group’s commitment to the UK market, in management’s judgement it is more likely than not that the value of the losses will be recovered by the
Group while still operating as a going concern.
Banking tax losses that arose before 1 April 2015 can only be used against 25% of taxable profits arising after 1 April 2016, and they cannot be used to reduce the surcharge on banking profits. These restrictions in utilisation mean that the value of the deferred tax asset in respect of tax losses is only expected to be fully recovered by 2036 (2024: 2037) in the base case forecast. The rate of recovery of the Group’s tax loss asset is not a straight line, being affected by the relative profitability of the different legal entities in future periods, and the relative size of their tax losses carried forward. It is expected in the base case that 85% of the value will be recovered by 2033, when Lloyds Bank plc will have utilised all of its available tax losses. It is possible that future tax law changes could materially affect the timing of recovery and the value of these losses ultimately realised by the Group.
Strong life business investment returns in the year mean that its brought forward expenses have now been fully utilised in the calculation of policyholder tax liabilities. As a result, there is no net deferred tax asset to recognise in respect of them (2024: £104 million).
Deferred tax not recognised
Deferred tax assets of £132 million (2024: £143 million) have not been recognised in respect of £526 million of UK tax losses and other temporary differences which can only be used to offset future capital gains. UK capital losses can be carried forward indefinitely.
No deferred tax has been recognised in respect of foreign trade losses where it is not more likely than not that we will be able to utilise them in future periods. Of the asset not recognised, £52 million (2024: £58 million) relates to losses that will expire if not used within
20 years, and £2 million (2024: £8 million) relates to losses with no expiry date.
As a result of parent company exemptions on dividends from subsidiaries and on capital gains on disposal there are no significant taxable temporary differences associated with investments in subsidiaries, branches, associates and joint arrangements.
Critical accounting judgements and key sources of estimation uncertainty

Critical judgement:	The Group believes that its interpretation of the tax rules on group relief are correct
The Group has an open matter in relation to a claim for group relief of losses incurred in its former Irish banking subsidiary, which ceased trading on 31 December 2010. In 2020, HMRC concluded its enquiry into the matter and issued a closure notice denying the group relief claim. The Group appealed to the First Tier Tax Tribunal. The hearing took place in May 2023. In January 2025, the First Tier Tribunal concluded in favour of HMRC. The Group believes it has applied the rules correctly and that the claim for group relief is correct. Having reviewed the Tribunal’s conclusions and having taken appropriate advice the Group has appealed to the Upper Tier Tax Tribunal, and does not consider this to be a case where an additional tax liability will ultimately fall due. If the final determination of the matter by the judicial process is that HMRC’s position is correct, management believes that this would result in an increase in current tax liabilities of approximately £980 million (including interest) and a reduction in the Group’s deferred tax asset of approximately £270 million. Following the First Tier Tax Tribunal outcome, the tax has been paid to HMRC and recognised as a current tax asset, given the Group’s view that the tax liability will not ultimately fall due. The appeal has been listed for hearing in March 2027, however final conclusion of the judicial process may not be for several years.
There are a number of other open matters on which the Group is in discussions with HMRC (including the tax treatment of costs relating to
HBOS Reading), none of which is expected to have a material impact on the financial position of the Group.
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 16: Measurement basis of financial assets and liabilities
The accounting policies in note 2 describe how different classes of financial instruments are measured, and how income and expenses, including fair value gains and losses, are recognised. The following table analyses the carrying amounts of the financial assets and liabilities by category and by balance sheet heading.

	Derivatives designated as hedging instruments £m	Mandatorily held at fair value through profit or loss		Designated at fair value through profit or loss £m	At fair value through other comprehensive income £m	Held at amortised cost £m	Insurance- related contracts £m
At 31 December 2025		Held for trading £m	Other £m					Total £m
Financial assets
Cash and balances at central banks	–	–	–	–	–	56,661	–	56,661
Financial assets at fair value through profit or loss	–	25,537	214,876	–	–	–	–	240,413
Derivative financial instruments	25	19,702	–	–	–	–	–	19,727
Loans and advances to banks	–	–	–	–	–	7,236	–	7,236
Loans and advances to customers	–	–	–	–	–	481,463	–	481,463
Reverse repurchase agreements	–	–	–	–	–	50,986	–	50,986
Debt securities	–	–	–	–	–	13,987	–	13,987
Financial assets at amortised cost	–	–	–	–	–	553,672	–	553,672
Financial assets at fair value through other comprehensive income	–	–	–	–	36,320	–	–	36,320
Other	–	–	–	–	–	–	514	514
Total financial assets	25	45,239	214,876	–	36,320	610,333	514	907,307
Financial liabilities
Deposits from banks	–	–	–	–	–	5,779	–	5,779
Customer deposits	–	–	–	–	–	496,457	–	496,457
Repurchase agreements at amortised cost	–	–	–	–	–	38,570	–	38,570
Financial liabilities at fair value through profit or loss	–	23,666	–	4,243	–	–	–	27,909
Derivative financial instruments	290	15,842	–	–	–	–	–	16,132
Notes in circulation	–	–	–	–	–	2,118	–	2,118
Debt securities in issue at amortised cost	–	–	–	–	–	78,271	–	78,271
Liabilities arising from insurance and participating investment contracts	–	–	–	–	–	–	135,284	135,284
Liabilities arising from non-participating investment contracts	–	–	–	61,640	–	–	–	61,640
Other	–	–	–	–	–	1,026	–	1,026
Subordinated liabilities	–	–	–	–	–	9,894	–	9,894
Total financial liabilities	290	39,508	–	65,883	–	632,115	135,284	873,080
Offsetting of financial assets and liabilities

				Related amounts where set off in the balance sheet not permitted[1]			Potential net amounts if offset of related amounts permitted £m
At 31 December 2025	Gross amounts of assets and liabilities £m	Amount offset in the balance sheet[2] £m	Net amounts presented in the balance sheet £m	Cash collateral (received)/ pledged £m	Non-cash collateral (received)/ pledged £m	Master netting and similar agreements £m
Derivative assets	52,332	(32,605)	19,727	(2,815)	(2,962)	(8,339)	5,611
Derivative liabilities	(50,775)	34,643	(16,132)	3,006	882	8,339	(3,905)
Net position	1,557	2,038	3,595	191	(2,080)	–	1,706
Reverse repurchase agreements held at fair value	42,475	(21,494)	20,981	(32)	(20,832)	–	117
Repurchase agreements held at fair value	(43,304)	21,594	(21,710)	(14)	21,621	–	(103)
Net position	(829)	100	(729)	(46)	789	–	14
Reverse repurchase agreements held at amortised cost	63,862	(12,876)	50,986	75	(50,843)	–	218
Repurchase agreements held at amortised cost	(51,345)	12,775	(38,570)	2	38,424	–	(144)
Net position	12,517	(101)	12,416	77	(12,419)	–	74
1The Group enters into derivatives and repurchase and reverse repurchase agreements with various counterparties which are governed by industry standard master netting agreements.
The Group holds and provides cash and securities collateral in respect of derivative transactions covered by these agreements. The right to set off balances under these master netting agreements or to set off cash and securities collateral only arises in the event of non-payment or default and, as a result, these arrangements do not qualify for offsetting under IAS 32.
2The amounts offset in the balance sheet as shown above meet the criteria for offsetting under IAS 32.
Lloyds Banking Group plc Annual Report and Accounts 2025

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 16: Measurement basis of financial assets and liabilities continued

	Derivatives designated as hedging instruments £m	Mandatorily held at fair value through profit or loss		Designated at fair value through profit or loss £m	At fair value through other comprehensive income £m	Held at amortised cost £m	Insurance- related contracts £m
At 31 December 2024		Held for trading £m	Other £m					Total £m
Financial assets
Cash and balances at central banks	–	–	–	–	–	62,705	–	62,705
Financial assets at fair value through profit or loss	–	25,450	190,475	–	–	–	–	215,925
Derivative financial instruments	48	24,017	–	–	–	–	–	24,065
Loans and advances to banks	–	–	–	–	–	7,900	–	7,900
Loans and advances to customers	–	–	–	–	–	459,857	–	459,857
Reverse repurchase agreements	–	–	–	–	–	49,476	–	49,476
Debt securities	–	–	–	–	–	14,544	–	14,544
Financial assets at amortised cost	–	–	–	–	–	531,777	–	531,777
Financial assets at fair value through other comprehensive income	–	–	–	–	30,690	–	–	30,690
Other	–	–	–	–	–	173	5,481	5,654
Total financial assets	48	49,467	190,475	–	30,690	594,655	5,481	870,816
Financial liabilities
Deposits from banks	–	–	–	–	–	6,158	–	6,158
Customer deposits	–	–	–	–	–	482,745	–	482,745
Repurchase agreements at amortised cost	–	–	–	–	–	37,760	–	37,760
Financial liabilities at fair value through profit or loss	–	22,981	–	4,630	–	–	–	27,611
Derivative financial instruments	355	21,321	–	–	–	–	–	21,676
Notes in circulation	–	–	–	–	–	2,121	–	2,121
Debt securities in issue at amortised cost	–	–	–	–	–	70,834	–	70,834
Liabilities arising from insurance and participating investment contracts	–	–	–	–	–	–	122,064	122,064
Liabilities arising from non-participating investment contracts	–	–	–	51,228	–	–	–	51,228
Other	–	–	–	–	–	1,708	5,278	6,986
Subordinated liabilities	–	–	–	–	–	10,089	–	10,089
Total financial liabilities	355	44,302	–	55,858	–	611,415	127,342	839,272
Offsetting of financial assets and liabilities

		Amount offset in the balance sheet[2] £m		Related amounts where set off in the balance sheet not permitted[1]			Potential net amounts if offset of related amounts permitted £m
At 31 December 2024	Gross amounts of assets and liabilities £m		Net amounts presented in the balance sheet £m	Cash collateral (received)/ pledged £m	Non-cash collateral (received)/ pledged £m	Master netting and similar agreements £m
Derivative assets	60,118	(36,053)	24,065	(4,071)	(4,139)	(10,522)	5,333
Derivative liabilities	(60,150)	38,474	(21,676)	3,853	1,514	10,522	(5,787)
Net position	(32)	2,421	2,389	(218)	(2,625)	–	(454)
Reverse repurchase agreements held at fair value	35,463	(14,997)	20,466	362	(20,389)	–	439
Repurchase agreements held at fair value	(35,561)	14,997	(20,564)	31	19,991	–	(542)
Net position	(98)	–	(98)	393	(398)	–	(103)
Reverse repurchase agreements held at amortised cost	60,282	(10,806)	49,476	257	(49,341)	–	392
Repurchase agreements held at amortised cost	(48,566)	10,806	(37,760)	8	37,427	–	(325)
Net position	11,716	–	11,716	265	(11,914)	–	67
1The Group enters into derivatives and repurchase and reverse repurchase agreements with various counterparties which are governed by industry standard master netting agreements.
The Group holds and provides cash and securities collateral in respect of derivative transactions covered by these agreements. The right to set off balances under these master netting agreements or to set off cash and securities collateral only arises in the event of non-payment or default and, as a result, these arrangements do not qualify for offsetting under IAS 32.
2The amounts offset in the balance sheet as shown above meet the criteria for offsetting under IAS 32.
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 17: Fair values of financial assets and liabilities
At 31 December 2025, the carrying value of the Group’s financial instrument assets held at fair value was £296,460 million
(2024: £270,680 million), and its financial instrument liabilities held at fair value was £105,681 million (2024: £100,515 million).
(A)Fair value measurement
Fair value is the price that would be received on sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It is a measure as at a specific date and may be significantly different from the amount which will actually be paid or received on maturity or settlement date.
Wherever possible, fair values have been calculated using unadjusted quoted market prices in active markets for identical instruments to those held by the Group. Where quoted market prices are not available, or are unreliable because of poor liquidity, fair values have been determined using valuation techniques which, to the extent possible, use market observable inputs, but in some cases use non-market observable inputs. Valuation techniques used include discounted cash flow analysis and pricing models and, where appropriate, comparison to instruments with characteristics similar to those of the instruments held by the Group. The Group measures valuation adjustments for its derivative exposures on the same basis as the derivatives are managed.
The carrying amount of the following financial instruments is a reasonable approximation of fair value: cash and balances at central banks, items in the course of collection from banks, items in course of transmission to banks and notes in circulation. Liabilities arising from non-
participating investment contracts are carried at fair value.
Because a variety of estimation techniques are employed and significant estimates made, comparisons of fair values between financial institutions may not be meaningful. Readers of these financial statements are thus advised to use caution when using this data to evaluate the Group’s financial position.
Fair value information is not provided for items that are not financial instruments or for other assets and liabilities which are not carried at fair value in the Group’s consolidated balance sheet. These items include intangible assets, property, plant and equipment, and shareholders’ equity. These items are material and accordingly the Group believes that any fair value information presented would not represent the underlying value of the Group.
Valuation control framework
The key elements of the control framework for the valuation of financial instruments include model validation, product implementation review and independent price verification. These functions are carried out by appropriately skilled risk and finance teams, independent of the business area responsible for the products.
Model validation covers both qualitative and quantitative elements relating to new models. In respect of new products, a product implementation review is conducted pre and post-trading. Pre-trade testing ensures that the new model is integrated into the Group’s systems and that the profit and loss and risk reporting are consistent throughout the trade lifecycle. Post-trade testing examines the explanatory power of the implemented model, actively monitoring model parameters and comparing in-house pricing to external sources.
Independent price verification procedures cover financial instruments carried at fair value and are performed at a minimum on a monthly basis. Valuation differences in breach of established thresholds are escalated to senior management. The results from independent pricing and valuation reserves are reviewed monthly by senior management.
Formal committees, consisting of senior risk, finance and business management, meet at least quarterly to discuss and approve valuations in more judgemental areas, in particular for unquoted equities, structured credit, derivatives and the credit valuation adjustment (CVA), funding valuation adjustment (FVA) and other valuation adjustments.
Valuation of financial assets and liabilities
Assets and liabilities carried at fair value or for which fair values are disclosed have been classified into three levels according to the quality and reliability of information used to determine the fair values.
Level 1
Level 1 fair value measurements are those derived from unadjusted quoted prices in active markets for identical assets or liabilities.
Products classified as level 1 predominantly comprise listed equity shares, treasury bills and other government securities.
Level 2
Level 2 valuations are those where quoted market prices are not available, for example where the instrument is traded in a market that is not considered to be active or valuation techniques are used to determine fair value and where these techniques use inputs that are based significantly on observable market data. Examples of such financial instruments include most over-the-counter derivatives, financial institution issued securities, certificates of deposit and certain asset-backed securities.
Level 3
Level 3 portfolios are those where at least one input which could have a significant effect on the instrument’s valuation is not based on observable market data. Such instruments would include the Group’s venture capital and unlisted equity investments which are valued using various valuation techniques that require significant management judgement in determining appropriate assumptions, including earnings multiples and estimated future cash flows. Certain of the Group’s asset-backed securities, loans and advances recognised at fair value and derivatives are also classified as level 3.
Transfers in or out of the level 3 portfolio arise when inputs that could have a significant impact on the instrument’s valuation become unobservable or observable, or where an unobservable input becomes significant or insignificant to an instrument’s value.
Lloyds Banking Group plc Annual Report and Accounts 2025

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 17: Fair values of financial assets and liabilities continued
(B)Financial assets and liabilities carried at fair value
(1)Financial assets (excluding derivatives)
Valuation hierarchy
At 31 December 2025, the Group’s financial assets (excluding derivatives) carried at fair value totalled £276,733 million (2024:
£246,615 million). The table below analyses these financial assets by balance sheet classification, asset type and valuation methodology
(level 1, 2 or 3, as described on page 257). The fair value measurement approach is recurring in nature. There were no significant transfers between level 1 and 2 during the year.

	Level 1 £m	Level 2 £m	Level 3 £m	Total £m
At 31 December 2025
Trading assets
Loans and advances to customers	–	621	–	621
Reverse repurchase agreements	–	20,981	–	20,981
Debt securities:
Government securities	2,908	–	–	2,908
Asset-backed securities	–	182	–	182
Corporate and other debt securities	–	845	–	845
	2,908	1,027	–	3,935
Total trading assets	2,908	22,629	–	25,537
Other financial assets mandatorily held at fair value through profit or loss
Loans and advances to banks	–	2,851	–	2,851
Loans and advances to customers	–	2,322	6,058	8,380
Debt securities:
Government securities	16,588	5	–	16,593
Other public sector securities	–	1,905	–	1,905
Bank and building society certificates of deposit	–	7,036	–	7,036
Asset-backed securities	–	272	651	923
Corporate and other debt securities	–	21,303	2,107	23,410
	16,588	30,521	2,758	49,867
Treasury and other bills	11	–	–	11
Equity shares	144,164	–	1,435	145,599
Contracts held with reinsurers	–	8,168	–	8,168
Total other financial assets mandatorily held at fair value through profit or loss[1]	160,763	43,862	10,251	214,876
Total financial assets at fair value through profit or loss	163,671	66,491	10,251	240,413
Financial assets at fair value through other comprehensive income
Debt securities:
Government securities	22,875	308	–	23,183
Asset-backed securities	–	167	50	217
Corporate and other debt securities	1,276	11,593	–	12,869
	24,151	12,068	50	36,269
Equity shares	–	–	51	51
Total financial assets at fair value through other comprehensive income	24,151	12,068	101	36,320
Total financial assets (excluding derivatives) at fair value	187,822	78,559	10,352	276,733
1Other financial assets mandatorily at fair value through profit or loss include assets backing insurance contracts and investment contracts of £209,545 million. Included within these assets are investments in unconsolidated structured entities of £45,991 million; see note 37.
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 17: Fair values of financial assets and liabilities continued

	Level 1 £m	Level 2 £m	Level 3 £m	Total £m
At 31 December 2024
Trading assets
Loans and advances to customers	–	621	–	621
Reverse repurchase agreements	–	20,466	–	20,466
Debt securities:
Government securities	3,473	–	–	3,473
Asset-backed securities	–	149	–	149
Corporate and other debt securities	–	741	–	741
	3,473	890	–	4,363
Total trading assets	3,473	21,977	–	25,450
Other financial assets mandatorily held at fair value through profit or loss
Loans and advances to banks	–	2,787	–	2,787
Loans and advances to customers	–	2,418	6,010	8,428
Debt securities:
Government securities	7,091	2	–	7,093
Other public sector securities	–	2,288	–	2,288
Bank and building society certificates of deposit	–	8,667	–	8,667
Asset-backed securities	–	285	367	652
Corporate and other debt securities	–	14,722	2,161	16,883
	7,091	25,964	2,528	35,583
Treasury and other bills	32	–	–	32
Equity shares	131,767	–	1,351	133,118
Contracts held with reinsurers	–	10,527	–	10,527
Total other financial assets mandatorily held at fair value through profit or loss[1]	138,890	41,696	9,889	190,475
Total financial assets at fair value through profit or loss	142,363	63,673	9,889	215,925
Financial assets at fair value through other comprehensive income
Debt securities:
Government securities	15,146	115	–	15,261
Asset-backed securities	–	149	48	197
Corporate and other debt securities	1,152	13,755	–	14,907
	16,298	14,019	48	30,365
Equity shares	–	–	325	325
Total financial assets at fair value through other comprehensive income	16,298	14,019	373	30,690
Total financial assets (excluding derivatives) at fair value	158,661	77,692	10,262	246,615
1Other financial assets mandatorily at fair value through profit or loss include assets backing insurance contracts and investment contracts of £185,201 million. Included within these assets are investments in unconsolidated structured entities of £86,630 million; see note 37.
Lloyds Banking Group plc Annual Report and Accounts 2025

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 17: Fair values of financial assets and liabilities continued
Movements in level 3 portfolio
The table below analyses movements in level 3 financial assets (excluding derivatives) at fair value, recurring basis.

	2025			2024
	Financial assets at fair value through profit or loss £m	Financial assets at fair value through other comprehensive income £m	Total level 3 financial assets (excluding derivatives) at fair value, recurring basis £m	Financial assets at fair value through profit or loss £m	Financial assets at fair value through other comprehensive income £m	Total level 3 financial assets (excluding derivatives) at fair value, recurring basis £m
At 1 January	9,889	373	10,262	11,681	284	11,965
Exchange and other adjustments	(1)	3	2	1	(3)	(2)
Gains recognised in the income statement within other income	529	2	531	352	3	355
(Losses) gains recognised in other comprehensive income within the revaluation reserve in respect of financial assets at fair value through other comprehensive income	–	(71)	(71)	–	92	92
Purchases/increases to customer loans	1,251	–	1,251	1,080	–	1,080
Sales/repayments of customer loans	(1,365)	(206)	(1,571)	(3,266)	(3)	(3,269)
Transfers into the level 3 portfolio	32	–	32	84	–	84
Transfers out of the level 3 portfolio	(84)	–	(84)	(43)	–	(43)
At 31 December	10,251	101	10,352	9,889	373	10,262
Gains (losses) recognised in the income statement, within other income, relating to the change in fair value of those assets held at 31 December	273	5	278	186	(1)	185
Valuation methodology for financial assets (excluding derivatives)
Loans and advances to banks and customers
The fair value of these assets is determined using discounted cash flow techniques. The discount rates are derived from market observable interest rates, a risk margin that reflects loan credit ratings and an incremental illiquidity premium based on historical spreads at origination on similar loans.
Reverse repurchase agreements
The fair value of these assets is determined using discounted cash flow techniques. The discount rates are derived from observable repurchase agreement rate curves specific to the type of security sold under the reverse repurchase agreement.
Debt securities
Debt securities measured at fair value and classified as level 2 are valued by discounting expected cash flows using an observable credit spread applicable to the particular instrument.
Where there is limited trading activity in debt securities, the Group uses valuation models, consensus pricing information from third party pricing services and broker or lead manager quotes to determine an appropriate valuation. Debt securities are classified as level 3 if there is a significant valuation input that cannot be corroborated through market sources or where there are materially inconsistent values for an input. Asset classes classified as level 3 mainly comprise venture capital investments.
Equity investments
Unlisted equity and fund investments are valued using different techniques in accordance with the Group’s valuation policy and
International Private Equity and Venture Capital Guidelines.
Depending on the business sector and the circumstances of the investment, unlisted equity valuations are based on earnings multiples, net asset values or discounted cash flows.
•A number of earnings multiples are used in valuing the portfolio including price earnings, earnings before interest and tax and earnings before interest, tax, depreciation and amortisation. The particular multiple selected is appropriate for the size and type of business being valued and is derived by reference to the current market-based multiple. Consideration is given to the risk attributes, growth prospects and financial gearing of comparable businesses when selecting the appropriate multiple
•Discounted cash flow valuations use estimated future cash flows, usually based on management forecasts, with the application of appropriate exit yields or terminal multiples and discounted using rates appropriate to the specific investment, business sector or recent economic rates of return. Recent transactions involving the sale of similar businesses may sometimes be used as a frame of reference in deriving an appropriate multiple
•For fund investments the most recent capital account value calculated by the fund manager is used as the basis for the valuation and adjusted, if necessary, to align valuation techniques with the Group’s valuation policy
Unlisted equity investments and investments in property partnerships held in the life assurance funds are valued using third party valuations. Management take account of any pertinent information, such as recent transactions and information received on particular investments, to adjust the third party valuations where necessary.
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 17: Fair values of financial assets and liabilities continued
(2)Financial liabilities (excluding derivatives)
Valuation hierarchy
At 31 December 2025, the Group’s financial liabilities (excluding derivatives) carried at fair value, comprised its financial liabilities at fair value through profit or loss and totalled £27,909 million (2024: £27,611 million).
The table below analyses these financial liabilities by balance sheet classification and valuation methodology (level 1, 2 or 3, as described on page 257). The fair value measurement approach is recurring in nature. There were no significant transfers between level 1 and 2 during the year.

	Level 1 £m	Level 2 £m	Level 3 £m	Total £m
At 31 December 2025
Trading liabilities
Liabilities in respect of securities sold under repurchase agreements	–	21,710	–	21,710
Short positions in securities	1,722	234	–	1,956
Total trading liabilities	1,722	21,944	–	23,666
Debt securities in issue designated at fair value through profit or loss	–	4,226	17	4,243
Total financial liabilities (excluding derivatives) at fair value	1,722	26,170	17	27,909
At 31 December 2024
Trading liabilities
Liabilities in respect of securities sold under repurchase agreements	–	20,564	–	20,564
Short positions in securities	2,400	17	–	2,417
Total trading liabilities	2,400	20,581	–	22,981
Debt securities in issue designated at fair value through profit or loss	–	4,608	22	4,630
Total financial liabilities (excluding derivatives) at fair value	2,400	25,189	22	27,611
Liabilities designated at fair value through profit or loss primarily represent debt securities in issue which either contain substantive embedded derivatives which would otherwise need to be recognised and measured at fair value separately from the related debt securities, or which are accounted for at fair value to significantly reduce an accounting mismatch.
The amount contractually payable on maturity of the debt securities held at fair value through profit or loss at 31 December 2025 was
£8,934 million, which was £4,691 million higher than the balance sheet carrying value (2024: £9,863 million, which was £5,233 million higher than the balance sheet carrying value). At 31 December 2025 there was a cumulative £114 million increase in the fair value of these liabilities attributable to changes in credit spread risk; this is determined by reference to the quoted credit spreads of Lloyds Bank plc, the issuing entity within the Group. Of the cumulative amount, an increase of £126 million arose in 2025 and an increase of £78 million arose in 2024.
For the fair value of collateral pledged in respect of repurchase agreements see page 255.
In addition to the liabilities above, the Group’s non-participating investment contracts are held at fair value through profit or loss and were all categorised as level 2.
Movements in level 3 portfolio
The table below analyses movements in the level 3 financial liabilities (excluding derivatives) at fair value portfolio.

	2025 £m	2024 £m
At 1 January	22	42
(Gains) losses recognised in the income statement within other income	(2)	2
Redemptions	(3)	(3)
Transfers out of the level 3 portfolio	–	(19)
At 31 December	17	22
(Gains) losses recognised in the income statement, within other income, relating to the change in fair value of those liabilities held at 31 December	(2)	3
Valuation methodology for financial liabilities (excluding derivatives)
Liabilities held at fair value through profit or loss
These principally comprise debt securities in issue which are classified as level 2 and their fair value is determined using techniques whose inputs are based on observable market data. The carrying amount of the securities is adjusted to reflect the effect of changes in own credit spreads and the resulting gain or loss is recognised in other comprehensive income.
In the year ended 31 December 2025, the own credit adjustment arising from the fair valuation of £4,243 million (2024: £4,630 million) of the Group’s debt securities in issue designated at fair value through profit or loss resulted in a loss of £126 million (2024: loss of £78 million), before tax, recognised in other comprehensive income.
Trading liabilities in respect of securities sold under repurchase agreements
The fair value of these liabilities is determined using discounted cash flow techniques. The discount rates are derived from observable repurchase agreement rate curves specific to the type of security sold under the repurchase agreement.
Lloyds Banking Group plc Annual Report and Accounts 2025

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 17: Fair values of financial assets and liabilities continued
(3)Derivatives
Valuation hierarchy
All of the Group’s derivative assets and liabilities are carried at fair value. At 31 December 2025, such assets totalled £19,727 million
(2024: £24,065 million) and liabilities totalled £16,132 million (2024: £21,676 million).
The table below analyses these derivative balances by valuation methodology (level 1, 2 or 3, as described on page 257). The fair value measurement approach is recurring in nature. There were no significant transfers between level 1 and level 2 during the year.

	2025				2024
	Level 1 £m	Level 2 £m	Level 3 £m	Total £m	Level 1 £m	Level 2 £m	Level 3 £m	Total £m
Derivative assets	57	19,206	464	19,727	103	23,221	741	24,065
Derivative liabilities	(29)	(15,879)	(224)	(16,132)	(79)	(21,175)	(422)	(21,676)
Movements in level 3 portfolio
The table below analyses movements in level 3 derivative assets and liabilities carried at fair value.

	2025		2024
	Derivative assets £m	Derivative liabilities £m	Derivative assets £m	Derivative liabilities £m
At 1 January	741	(422)	422	(444)
Exchange and other adjustments	19	(9)	(15)	7
(Losses) gains recognised in the income statement within other income	(216)	189	11	(7)
Purchases (additions)	7	(7)	5	(4)
(Sales) redemptions	(22)	25	(29)	53
Transfers into the level 3 portfolio	–	–	347	(27)
Transfers out of the level 3 portfolio	(65)	–	–	–
At 31 December	464	(224)	741	(422)
(Losses) gains recognised in the income statement, within other income, relating to the change in fair value of those assets or liabilities held at 31 December	(43)	31	12	(7)
Valuation methodology for derivatives
The Group’s derivatives are valued using techniques including discounted cash flow and options pricing models, as appropriate. The types of derivatives classified as level 2 and the valuation techniques used include:
•Interest rate swaps which are valued using discounted cash flow models; the most significant inputs into those models are interest rate yield curves which are developed from publicly quoted rates
•Foreign exchange derivatives that do not contain options which are priced using rates available from publicly quoted sources
•Credit derivatives are valued using standard models with observable inputs, including publicly available yield and credit default swap
(CDS) curves
•Less complex interest rate and foreign exchange option products which are valued using volatility surfaces developed from publicly available interest rate cap, interest rate swaption and other option volatilities; option volatility skew information is derived from a market standard consensus pricing service
Complex interest rate products where inputs to the valuation are significant and unobservable are classified as level 3.
Derivatives where the counterparty becomes distressed from a credit perspective are generally reclassified to level 3 given limited observability in all traded levels.
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 17: Fair values of financial assets and liabilities continued
Derivative valuation adjustments
Derivative financial instruments which are carried in the balance sheet at fair value are adjusted where appropriate to reflect credit risk, funding risk and liquidity.

Adjustment	2025 £m	2024 £m
Credit Valuation Adjustment	98	122
Debit Valuation Adjustment	(43)	(42)
Funding Valuation Adjustment	29	47
Liquidity Adjustment	57	60
Other	3	3
Total	144	190
Credit, Debit and Funding Valuation Adjustments (CVA, DVA and FVA) are applied to the Group’s over-the-counter derivative exposures with counterparties that are not subject to strong interbank collateral arrangements. These exposures largely relate to the provision of risk management solutions for corporate customers within the Corporate and Institutional Banking division.
Credit valuation adjustment
A CVA is taken where the Group has a positive future uncollateralised exposure on derivative transactions. This adjustment reflects future expectations of counterparty creditworthiness.
Debit valuation adjustment
A DVA is taken where the Group has a negative future uncollateralised exposure on derivative transactions. This adjustment reflects future expectations of our own creditworthiness.
Funding valuation adjustment
An FVA is taken where the Group has a future uncollateralised exposure on derivative transactions. This adjustment reflects expected future funding costs observed in the market.
Liquidity adjustment
A liquidity reserve is taken where the Group has an exposure valued at mid-market and requires an adjustment to value at bid or offer. This adjustment reflects the cost of neutralising market risk through offsetting transactions in standard market conditions.
Lloyds Banking Group plc Annual Report and Accounts 2025

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 17: Fair values of financial assets and liabilities continued
(4)Sensitivity of level 3 valuations
Critical accounting judgements and key sources of estimation uncertainty

Key sources of estimation uncertainty:	Interest rate spreads, credit spreads, earnings multiples, interest rate volatility and recovery rates
The Group’s valuation control framework and a description of level 1, 2 and 3 financial assets and liabilities is set out in section (A) above.
The valuation techniques for level 3 financial instruments involve management judgement and estimates, the extent of which depends on the complexity of the instrument and the availability of market observable information. In addition, in line with market practice, the Group applies credit, debit and funding valuation adjustments in determining the fair value of its uncollateralised derivative positions.
A description of these adjustments is set out in section (3) above. A quantitative analysis of the sensitivities to market risk arising from the Group’s trading portfolios is set out in the tables marked audited on page 193.

			2025			2024
				Effect of reasonably possible alternative assumptions[1]			Effect of reasonably possible alternative assumptions[1]
	Valuation techniques	Significant unobservable inputs[2]	Carrying value £m	Favourable changes £m	Unfavourable changes £m	Carrying value £m	Favourable changes £m	Unfavourable changes £m
Financial assets at fair value through profit or loss
Loans and advances to customers	Discounted cash flows	Interest rate spreads (+/- 16%)[3]	6,058	168	(159)	6,022	245	(231)
Debt securities	Discounted cash flows	Credit spreads (+/- 27%)[4]	860	36	(56)	621	35	(55)
Equity and venture capital investments	Market approach	Earnings multiple (+/- 10%)[5]	2,275	101	(101)	2,267	150	(150)
	Underlying asset/net asset fair value (incl. property prices)	n/a	811	85	(87)	773	80	(84)
Unlisted equities, debt securities and property partnerships in the life funds	Underlying asset/net asset fair value (incl. property prices), broker quotes or discounted cash flows	n/a	247	1	(2)	206	–	(7)
			10,251			9,889
Financial assets at fair value through other comprehensive income
Asset-backed securities	Lead manager or broker quote/ consensus pricing	n/a	50	2	(2)	48	2	(2)
Equity and venture capital investments	Underlying asset/net asset fair value (incl. property prices)	n/a	51	3	(3)	325	33	(33)
			101			373
Derivative financial assets
Interest rate options	Option pricing model	Interest rate volatility (12%/195%)[6]	202	4	(4)	394	4	(6)
Interest rate derivatives	Discounted cash flows	(+/- 8%) uncertainty of recovery rates[7]	262	21	(21)	347	21	(21)
			464			741
Level 3 financial assets carried at fair value			10,816			11,003
Financial liabilities at fair value through profit or loss
Securitisation notes and other	Discounted cash flows	Interest rate spreads (+/– 50bps)[8]	17	1	(1)	22	1	(1)
Derivative financial liabilities
Interest rate derivatives	Option pricing model	Interest rate volatility (12% /195% )[6]	224	15	(13)	422	17	(15)
Level 3 financial liabilities carried at fair value			241			444
1Where the exposure to an unobservable input is managed on a net basis, only the net impact is shown in the table.
2Ranges are shown where appropriate and represent the highest and lowest inputs used in the level 3 valuations.
32024: -241bps/+131bps.
42024: +/- 17%.
52024: 3.5/15.0.
62024: 11%/183%.
72024: +/- 8%.
82024: +/- 50bps.
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 17: Fair values of financial assets and liabilities continued
Unobservable inputs
Significant unobservable inputs affecting the valuation of debt securities, unlisted equity investments and derivatives are as follows:
•Credit spreads represent the premium above the benchmark reference instrument required to compensate for lower credit quality;
higher spreads lead to a lower fair value
•Volatility parameters represent key attributes of option behaviour; higher volatilities typically denote a wider range of possible outcomes
•Earnings multiples are used to value certain unlisted equity investments. The earnings multiples used are derived from those of listed entities operating in the same sector with adjustments made for factors such as the size of the company and the quality of its earnings.
The majority of the Group’s venture capital investments are valued using an estimate of the company’s maintainable earnings before interest, tax, depreciation and amortisation and in accordance with the International Private Equity and Venture Capital Valuation
Guidelines. A higher earnings multiple will result in a higher fair value
Reasonably possible alternative assumptions
Valuation techniques applied to many of the Group’s level 3 instruments often involve the use of two or more inputs whose relationship is interdependent. The calculation of the effect of reasonably possible alternative assumptions included in the table above reflects such relationships.
Debt securities
Reasonably possible alternative assumptions have been determined in respect of the Group’s structured credit investments by flexing credit spreads.
Derivatives
Reasonably possible alternative assumptions have been determined in respect of swaptions in the Group’s derivative portfolios which are priced using industry standard option pricing models. Such models require interest rate volatilities which may be unobservable at longer maturities. To derive reasonably possible alternative valuations these volatility parameters have been flexed within a range of 12% to 195%
(2024: 11% to 183%).
Further reasonably possible alternative assumptions have been determined in respect of the recovery rate on distressed derivatives, with recovery rates flexed by 8% in order to determine possible alternative valuations.
Unlisted equity, venture capital investments and investments in property partnerships
The valuation techniques used for unlisted equity and venture capital investments vary depending on the nature of the investment.
Reasonably possible alternative valuations for these investments have been calculated by reference to the approach taken, as appropriate to the business sector and investment circumstances and as such the following inputs have been considered:
•For valuations derived from earnings multiples, consideration is given to the risk attributes, growth prospects and financial gearing of comparable businesses when selecting an appropriate multiple
•The discount rates used in discounted cash flow valuations
•In line with International Private Equity and Venture Capital Guidelines, the values of underlying investments in fund investment portfolios
(C)Financial assets and liabilities carried at amortised cost
(1)Financial assets
Valuation hierarchy
The table below analyses the fair values of those financial assets of the Group which are carried at amortised cost by valuation methodology (level 1, 2 or 3, as described on page 257). Financial assets carried at amortised cost are mainly classified as level 3 due to significant unobservable inputs used in the valuation models. Where inputs are observable, debt securities are classified as level 1 or 2.

	Carrying value £m	Fair value £m	Valuation hierarchy
			Level 1 £m	Level 2 £m	Level 3 £m
At 31 December 2025
Loans and advances to banks	7,236	7,235	–	–	7,235
Loans and advances to customers	481,463	480,703	–	–	480,703
Reverse repurchase agreements	50,986	50,986	–	50,986	–
Debt securities	13,987	14,082	–	12,908	1,174
At 31 December 2024
Loans and advances to banks	7,900	7,892	–	–	7,892
Loans and advances to customers	459,857	455,846	–	–	455,846
Reverse repurchase agreements	49,476	49,476	–	49,476	–
Debt securities	14,544	14,380	–	11,980	2,400
Lloyds Banking Group plc Annual Report and Accounts 2025

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 17: Fair values of financial assets and liabilities continued
Valuation methodology
Loans and advances to banks
The carrying value of short-dated loans and advances to banks is assumed to be their fair value. The fair value of other loans and advances to banks is estimated by discounting the anticipated cash flows at a market discount rate adjusted for the credit spread of the obligor or, where not observable, the credit spread of borrowers of similar credit quality.
Loans and advances to customers
The Group provides loans and advances to commercial, corporate and personal customers at both fixed and variable rates.
To determine the fair value of loans and advances to customers, loans are segregated into portfolios of similar characteristics. A number of techniques are used to estimate the fair value of fixed rate lending; these take account of expected credit losses based on historic trends, prevailing market interest rates and expected future cash flows. For retail exposures, fair value is usually estimated by discounting anticipated cash flows (including interest at contractual rates) at market rates for similar loans offered by the Group and other financial institutions. Certain loans secured on residential properties are made at a fixed rate for a limited period, typically two to five years, after which the loans revert to the relevant variable rate. The fair value of such loans is estimated by reference to market rates for similar loans of maturity equal to the remaining fixed interest rate period. The fair value of commercial loans is estimated by discounting anticipated cash flows at a rate which reflects the effects of interest rate changes, adjusted for changes in credit risk.
Reverse repurchase agreements
The carrying amount is deemed a reasonable approximation of fair value given the short-term nature of these instruments.
Debt securities
The fair values of debt securities are determined predominantly from lead manager quotes and, where these are not available, by alternative techniques including reference to credit spreads on similar assets with the same obligor, market standard consensus pricing services, broker quotes and other research data.
(2)Financial liabilities
Valuation hierarchy
The table below analyses the fair values of those financial liabilities of the Group which are carried at amortised cost by valuation methodology (level 1, 2 or 3, as described on page 257).

	Carrying value £m	Fair value £m	Valuation hierarchy
			Level 1 £m	Level 2 £m	Level 3 £m
At 31 December 2025
Deposits from banks	5,779	5,779	–	5,779	–
Customer deposits	496,457	497,849	–	497,849	–
Repurchase agreements at amortised cost	38,570	38,570	–	38,570	–
Debt securities in issue at amortised cost	78,271	78,900	–	78,900	–
Subordinated liabilities	9,894	11,475	–	11,475	–
At 31 December 2024
Deposits from banks	6,158	6,158	–	6,158	–
Customer deposits	482,745	483,568	–	483,568	–
Repurchase agreements at amortised cost	37,760	37,760	–	37,760	–
Debt securities in issue at amortised cost	70,834	70,894	–	70,894	–
Subordinated liabilities	10,089	10,419	–	10,419	–
Valuation methodology
Deposits from banks and customer deposits
The fair value of bank and customer deposits repayable on demand is assumed to be equal to their carrying value.
The fair value for all other deposits is estimated using discounted cash flows applying either market rates, where applicable, or current rates for deposits of similar remaining maturities.
Repurchase agreements at amortised cost
The carrying amount is deemed a reasonable approximation of fair value given the short-term nature of these instruments.
Debt securities in issue at amortised cost
The fair value of short-term debt securities in issue is approximately equal to their carrying value. Fair value for other debt securities in issue is calculated based on quoted market prices where available. Where quoted market prices are not available, fair value is estimated using discounted cash flow techniques at a rate which reflects market rates of interest and the Group’s own credit spread.
Subordinated liabilities
The fair value of subordinated liabilities is determined by reference to quoted market prices where available or by reference to quoted market prices of similar instruments. Subordinated liabilities are classified as level 2, since the inputs used to determine their fair value are largely observable.
(D)Reclassifications of financial assets
There have been no reclassifications of financial assets in 2024 or 2025.
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 18: Maturities of assets and liabilities
The table below analyses assets and liabilities of the Group, other than liabilities arising from insurance and investment contracts (including those classified as disposal group liabilities), into relevant maturity groupings based on the remaining contractual period at the balance sheet date; balances with no fixed maturity such as goodwill, other intangible assets and property, plant and equipment are included in the over 5 years category. Liabilities arising from insurance and investment contracts are analysed on a behavioural basis. Certain deposit balances, included in the table below on the basis of their residual maturity, are repayable on demand upon payment of a penalty.
The table is provided on a contractual basis. The Group’s assets and liabilities may be repaid or otherwise mature earlier or later than implied by their contractual terms and readers are, therefore, advised to use caution when using this data to evaluate the Group’s liquidity position. In particular, amounts in respect of customer deposits are usually contractually payable on demand or at short notice. However, in practice, these deposits are not usually withdrawn on their contractual maturity.

	Up to 1 month £m	1 to 3 months £m	3 to 6 months £m	6 to 9 months £m	9 to 12 months £m	1 to 2 years £m	2 to 5 years £m	Over 5 years £m	Total £m
At 31 December 2025
Assets
Cash and balances at central banks	56,661	–	–	–	–	–	–	–	56,661
Financial assets at fair value through profit or loss	12,449	8,163	5,217	3,636	1,880	7,267	14,941	186,860	240,413
Derivative financial instruments	1,626	1,759	759	583	418	1,179	2,814	10,589	19,727
Loans and advances to banks	1,890	1,576	1,249	575	231	473	1,235	7	7,236
Loans and advances to customers	18,991	13,984	15,869	13,550	11,358	37,418	69,454	300,839	481,463
Reverse repurchase agreements	9,911	14,193	11,114	3,901	1,489	6,875	3,503	–	50,986
Debt securities	88	459	1,597	370	446	1,152	2,804	7,071	13,987
Financial assets at amortised cost	30,880	30,212	29,829	18,396	13,524	45,918	76,996	307,917	553,672
Financial assets at fair value through other comprehensive income	205	934	276	415	451	4,163	12,821	17,055	36,320
Other assets	2,668	841	153	1,083	90	222	276	31,946	37,279
Total assets	104,489	41,909	36,234	24,113	16,363	58,749	107,848	554,367	944,072
Liabilities
Deposits from banks	1,921	386	813	951	115	449	1,134	10	5,779
Customer deposits	423,727	25,731	17,233	10,711	9,055	6,413	3,170	417	496,457
Repurchase agreements at amortised cost	11,865	9,699	6,511	876	232	6,269	1	3,117	38,570
Financial liabilities at fair value through profit or loss	13,100	6,021	2,103	342	419	362	1,484	4,078	27,909
Derivative financial instruments	1,254	1,361	677	388	318	1,119	2,497	8,518	16,132
Debt securities in issue at amortised cost	243	9,345	11,459	6,594	3,193	13,787	21,566	12,084	78,271
Liabilities arising from insurance and participating investment contracts	476	675	393	465	501	2,383	9,215	121,176	135,284
Liabilities arising from non-participating investment contracts	481	718	1,063	1,050	1,038	4,018	10,984	42,288	61,640
Other liabilities	6,754	1,783	276	912	734	1,646	469	13,695	26,269
Subordinated liabilities	–	1,130	–	–	500	–	4,081	4,183	9,894
Total liabilities	459,821	56,849	40,528	22,289	16,105	36,446	54,601	209,566	896,205
Lloyds Banking Group plc Annual Report and Accounts 2025

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 18: Maturities of assets and liabilities continued

	Up to 1 month £m	1 to 3 months £m	3 to 6 months £m	6 to 9 months £m	9 to 12 months £m	1 to 2 years £m	2 to 5 years £m	Over 5 years £m	Total £m
At 31 December 2024
Assets
Cash and balances at central banks	62,705	–	–	–	–	–	–	–	62,705
Financial assets at fair value through profit or loss	13,096	6,843	6,680	3,675	2,837	4,244	11,030	167,520	215,925
Derivative financial instruments	2,405	2,302	1,079	774	659	1,237	3,062	12,547	24,065
Loans and advances to banks	2,842	1,350	903	452	187	583	1,579	4	7,900
Loans and advances to customers	18,748	12,747	15,375	12,271	11,010	34,790	67,901	287,015	459,857
Reverse repurchase agreements	22,793	13,356	6,945	2,764	1,524	1,355	739	–	49,476
Debt securities	40	1,439	232	358	273	4,128	2,183	5,891	14,544
Financial assets at amortised cost	44,423	28,892	23,455	15,845	12,994	40,856	72,402	292,910	531,777
Financial assets at fair value through other comprehensive income	8	178	39	140	728	3,908	11,746	13,943	30,690
Other assets	3,231	1,015	157	1,030	106	295	643	35,058	41,535
Total assets	125,868	39,230	31,410	21,464	17,324	50,540	98,883	521,978	906,697
Liabilities
Deposits from banks	1,783	669	540	171	171	350	2,413	61	6,158
Customer deposits	392,403	27,489	18,009	18,650	18,327	4,153	3,456	258	482,745
Repurchase agreements at amortised cost	8,698	5,140	1,660	–	13,227	93	8,942	–	37,760
Financial liabilities at fair value through profit or loss	15,443	3,677	774	131	1,048	402	1,466	4,670	27,611
Derivative financial instruments	2,409	2,218	1,054	781	588	1,207	3,407	10,012	21,676
Debt securities in issue at amortised cost	3,222	10,190	6,074	4,265	2,089	8,190	26,525	10,279	70,834
Liabilities arising from insurance and participating investment contracts	478	436	51	102	224	1,510	7,992	111,271	122,064
Liabilities arising from non-participating investment contracts	419	646	1,058	1,211	1,165	4,362	9,807	32,560	51,228
Other liabilities	7,519	1,711	351	684	446	1,548	2,237	16,148	30,644
Subordinated liabilities	–	638	277	–	1,070	1,706	2,219	4,179	10,089
Total liabilities	432,374	52,814	29,848	25,995	38,355	23,521	68,464	189,438	860,809
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 19: Derivative financial instruments
The fair values and notional amounts of derivative instruments are set out in the following table:

	2025			2024
	Contract/ notional amount £m	Fair value		Contract/ notional amount £m	Fair value
		Assets £m	Liabilities £m		Assets £m	Liabilities £m
Trading and other
Exchange rate contracts	689,215	7,594	6,454	707,329	10,247	9,172
Interest rate contracts	15,086,291	11,797	8,924	12,864,265	13,436	11,644
Credit derivatives	5,566	75	170	6,103	87	172
Equity, commodity and other contracts	8,914	236	294	8,678	247	333
Total derivative assets/liabilities – trading and other	15,789,986	19,702	15,842	13,586,375	24,017	21,321
Hedging
Interest rate
Currency swaps	35	4	–	43	2	–
Interest rate swaps	211,737	8	253	231,064	6	337
Designated as fair value hedges	211,772	12	253	231,107	8	337
Foreign exchange
Currency swaps	1,554	6	33	1,963	30	14
Interest rate
Interest rate swaps	571,126	7	4	484,996	10	4
Designated as cash flow hedges	572,680	13	37	486,959	40	18
Total derivative assets/liabilities – hedging	784,452	25	290	718,066	48	355
Total recognised derivative assets/liabilities	16,574,438	19,727	16,132	14,304,441	24,065	21,676
The notional amount of the contract does not represent the Group’s exposure to credit risk, which is limited to the current cost of replacing contracts with a positive value to the Group should the counterparty default. To reduce credit risk the Group uses a variety of credit enhancement techniques such as netting and collateralisation, where security is provided against the exposure; a large proportion of the
Group’s derivatives are held through exchanges such as London Clearing House and are collateralised through those exchanges.
The Group holds derivatives as part of the following strategies:
•Customer driven, where derivatives are held as part of the provision of risk management products to Group customers
•To manage and hedge the Group’s interest rate and foreign exchange risk arising from normal banking business. The hedge accounting strategy adopted by the Group is to utilise a combination of fair value and cash flow hedge approaches
•Derivatives held in policyholder funds as permitted by the investment strategies of those funds
The principal derivatives used by the Group are as follows:
•Interest rate related contracts that include interest rate swaps, forward rate agreements and options. An interest rate swap is an agreement between two parties to exchange fixed and floating interest payments, based upon interest rates defined in the contract, without the exchange of the underlying principal amounts. Forward rate agreements are contracts for the payment of the difference between a specified rate of interest and a reference rate, applied to a notional principal amount at a specific date in the future. An interest rate option gives the buyer, on payment of a premium, the right, but not the obligation, to fix the rate of interest on a future loan or deposit, for a specified period and commencing on a specified future date
•Exchange rate related contracts that include forward foreign exchange contracts, currency swaps and options. A forward foreign exchange contract is an agreement to buy or sell a specified amount of foreign currency on a specified future date at an agreed rate.
Currency swaps generally involve the exchange of interest payment obligations denominated in different currencies. A currency option gives the buyer, on payment of a premium, the right, but not the obligation, to sell specified amounts of currency at agreed rates of exchange on or before a specified future date
•Credit derivatives, principally credit default swaps, are used by the Group as part of its trading activity and to manage its own exposure to credit risk. A credit default swap is a swap in which one counterparty receives a premium at pre-set intervals in consideration for guaranteeing to make a specific payment should a negative credit event take place
•Equity, commodity and other contracts including commodity swaps and options
Lloyds Banking Group plc Annual Report and Accounts 2025

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 19: Derivative financial instruments continued
The Group’s hedged items and gains and losses arising from hedge accounting are summarised as follows:

	Carrying amount of the hedged item		Accumulated amount of fair value adjustment on the hedged item		Change in fair value of hedged item for ineffectiveness assessment £m	Hedge ineffectiveness recognised in the income statement[4] £m

Fair value hedges	Assets £m	Liabilities £m	Assets £m	Liabilities £m
At 31 December 2025
Interest rate
Fixed rate mortgages[1]	121,732	–	(178)	–	725	(68)
Fixed rate issuance[2]	–	45,053	–	829	(530)	10
Fixed rate bonds[3]	35,058	–	(1,053)	–	(138)	4
Total	156,790	45,053	(1,231)	829	57	(54)
At 31 December 2024
Interest rate
Fixed rate mortgages[1]	124,013	–	(890)	–	(184)	(52)
Fixed rate issuance[2]	–	51,499	–	1,340	(75)	(11)
Fixed rate bonds[3]	29,264	–	(1,070)	–	(1,158)	(18)
Total	153,277	51,499	(1,960)	1,340	(1,417)	(81)
1Included within loans and advances to customers.
2Included within debt securities in issue at amortised cost and subordinated liabilities.
3Included within financial assets at amortised cost and financial assets at fair value through other comprehensive income.
4Hedge ineffectiveness is included in the income statement within net trading income.

	Gain (loss) recognised in other comprehensive income £m	Amounts reclassified from reserves to net interest income as:		Cash flow hedge reserve		Change in fair value of hedged item for ineffectiveness assessment £m	Hedge ineffectiveness recognised in the income statement[1] £m
Cash flow hedges		Hedged cash flows that will no longer occur £m	Hedged item affected income statement £m	Continuing hedges £m	Discontinued hedges £m
At 31 December 2025
Foreign exchange
Foreign currency issuance[2]	(3)	–	(4)	(11)	138	7	–
Customer deposits[3]	–	–	4	–	9	–	–
Interest rate
Customer loans[4]	294	–	1,131	(2,159)	(1,475)	(802)	63
Central bank balances[5]	205	–	793	(100)	(831)	(487)	3
Customer deposits[3]	(14)	–	(55)	1,527	38	72	(12)
Total	482	–	1,869	(743)	(2,121)	(1,210)	54
At 31 December 2024
Foreign exchange
Foreign currency issuance[2]	61	–	(4)	75	59	(60)	–
Customer deposits[3]	–	–	–	–	5	–	–
Interest rate
Customer loans[4]	(2,700)	–	2,458	(3,470)	(1,590)	982	(61)
Central bank balances[5]	(780)	–	937	(1,012)	(917)	384	(7)
Customer deposits[3]	842	–	(794)	1,592	42	(51)	8
Total	(2,577)	–	2,597	(2,815)	(2,401)	1,255	(60)
1Hedge ineffectiveness is included in the income statement within net trading income. The reported hedge ineffectiveness includes an adjustment for off-market derivatives.
2Included within debt securities in issue at amortised cost and subordinated liabilities.
3Included within customer deposits.
4Included within loans and advances to customers.
5Included within cash and balances at central banks.
There was no gain or loss in either 2025 or 2024 reclassified from the cash flow hedge reserve for which hedge accounting had previously been used but for which the hedged future cash flows are no longer expected to occur.
The accumulated amount of fair value hedge adjustments remaining on the balance sheet for hedged items that have ceased to be adjusted for hedging gains and losses is a liability of £524 million relating to fixed rate issuances of £498 million and mortgages of
£26 million (2024: liability of £980 million relating to fixed rate issuances of £582 million and mortgages of £398 million).
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 19: Derivative financial instruments continued
Details of the Group’s hedging instruments are set out below:

	Maturity						Changes in fair value used for calculating hedge ineffectiveness £m
Fair value hedges	Up to 1 month £m	1 to 3 months £m	3 to 12 months £m	1 to 5 years £m	Over 5 years £m	Total £m
At 31 December 2025
Interest rate
Cross currency swap
Notional	–	–	–	35	–	35	2
Average fixed interest rate	–	–	–	1.28%	–
Average EUR/GBP exchange rate	–	–	–	1.38	–
Interest rate swap
Notional	395	5,503	31,294	132,417	42,128	211,737	(113)
Average fixed interest rate	3.00%	3.24%	3.70%	3.33%	1.96%
						211,772	(111)
Cash flow hedges
At 31 December 2025
Foreign exchange
Currency swap
Notional	152	162	157	884	199	1,554	(7)
Average EUR/GBP exchange rate	1.13	1.16	1.14	0.98	0.95
Average USD/GBP exchange rate	1.33	1.31	1.30	1.29	–
Interest rate
Interest rate swap
Notional	12,636	31,911	114,577	321,862	90,140	571,126	1,771
Average fixed interest rate	4.03%	3.43%	3.65%	3.59%	3.56%
						572,680	1,764
Total						784,452	1,653

Fair value hedges
At 31 December 2024
Interest rate
Cross currency swap
Notional	–	–	–	–	43	43	–
Average fixed interest rate	–	–	–	–	1.28%
Average EUR/GBP exchange rate	–	–	–	–	1.38
Interest rate swap
Notional	5,236	13,781	55,607	111,300	45,140	231,064	1,336
Average fixed interest rate	3.04%	3.68%	4.04%	3.36%	2.27%
						231,107	1,336
Cash flow hedges
At 31 December 2024
Foreign exchange
Currency swap
Notional	107	441	646	763	6	1,963	61
Average EUR/GBP exchange rate	1.17	1.16	1.15	1.10	1.06
Average USD/GBP exchange rate	1.30	1.27	1.27	1.27	1.30
Interest rate
Interest rate swap
Notional	9,195	21,010	129,436	262,387	62,968	484,996	(600)
Average fixed interest rate	4.32%	4.36%	3.84%	3.34%	3.01%
						486,959	(539)
Total						718,066	797
Lloyds Banking Group plc Annual Report and Accounts 2025

Notes to the consolidated financial statements continued
for the year ended 31 December
Note 20: Loans and advances to customers
Tables showing the movement of loans advances to customers, compiled by comparing the position at the end of the year to that at the beginning of the year, are shown in the Credit Risk section.
Note 21: Allowance for expected credit losses
The Group recognises an allowance for expected credit losses (ECLs) for loans and advances to customers and banks, other financial assets held at amortised cost, financial assets (other than equity investments) measured at fair value through other comprehensive income and certain loan commitment and financial guarantee contracts. At 31 December 2025, the Group’s expected credit loss allowance was
£3,228 million (2024: £3,481 million), of which £3,031 million (2024: £3,211 million) was in respect of drawn balances.
The Group’s total expected credit loss allowances were as follows:

	At 31 December 2025					At 31 December 2024
Allowance for expected credit losses	Stage 1 £m	Stage 2 £m	Stage 3 £m	POCI £m	Total £m	Stage 1 £m	Stage 2 £m	Stage 3 £m	POCI £m	Total £m
In respect of:
Loans and advances to banks	1	–	–	–	1	1	–	–	–	1
UK mortgages	51	207	309	159	726	53	273	335	187	848
Credit cards	145	248	121	–	514	149	297	133	–	579
Other	368	343	226	–	937	329	326	227	–	882
Retail	564	798	656	159	2,177	531	896	695	187	2,309
Commercial Banking	173	279	382	–	834	205	264	413	–	882
Other	–	–	–	–	–	–	–	–	–	–
Loans and advances to customers	737	1,077	1,038	159	3,011	736	1,160	1,108	187	3,191
Debt securities	4	–	1	–	5	3	–	1	–	4
Financial assets at amortised cost	742	1,077	1,039	159	3,017	740	1,160	1,109	187	3,196
Other assets	6	–	8	–	14	7	–	8	–	15
Provisions in relation to loan commitments and financial guarantees	113	83	1	–	197	142	126	2	–	270
Total	861	1,160	1,048	159	3,228	889	1,286	1,119	187	3,481
Expected credit loss in respect of financial assets at fair value through other comprehensive income (memorandum item)	3	–	–	–	3	4	–	–	–	4
The calculation of the Group’s expected credit loss allowances and provisions against loan commitments and guarantees, which are set out above, requires the Group to make a number of judgements, assumptions and estimates. The most significant are set out below:
Critical accounting judgements and key sources of estimation uncertainty

Critical judgements:	Determining an appropriate definition of default against which a probability of default, exposure at default and loss given default parameter can be evaluated
Establishing the criteria for a significant increase in credit risk (SICR)

The individual assessment of material cases and the use of judgemental adjustments made to impairment modelling processes that adjust inputs, parameters and outputs to reflect risks not captured by models

Key source of estimation uncertainty:
Base case and multiple economic scenarios (MES) assumptions, including the rate of unemployment and the rate of change of house prices, required for creation of MES scenarios and forward-looking credit parameters

Definition of default
The probability of default (PD) of an exposure, both over a 12-month period and over its lifetime, is a key input to the measurement of the
ECL allowance. Default has occurred when there is evidence that the customer is experiencing significant financial difficulty which is likely to affect the ability to repay amounts due. The definition of default adopted by the Group is described in note 2(H) Impairment of financial assets. A Stage 3 asset that is no longer credit-impaired is transferred back to Stage 2 as no general probation period is applied to assets in
Stage 3. UK mortgages is an exception to this rule where a probation period is enforced for non-performing forborne and defaulted exposures in accordance with prudential regulation.
Significant increase in credit risk
An ECL allowance equivalent to 12 months’ expected losses is established against assets in Stage 1; assets classified as Stage 2 carry an ECL allowance equivalent to lifetime expected losses. Assets are transferred from Stage 1 to Stage 2 when there has been a significant increase in credit risk (SICR) since initial recognition. Credit-impaired assets are transferred to Stage 3 with a lifetime expected losses allowance. If an exposure that is classified as Stage 2 no longer meets the SICR criteria, which in some cases capture customer behaviour in previous periods, it is moved back to Stage 1.
The Group uses both quantitative and qualitative indicators to determine whether there has been a SICR for an asset. The setting of precise trigger points combined with risk indicators requires judgement and the use of different trigger points may have a material impact upon the ECL allowance. The Group monitors the effectiveness of SICR criteria on an ongoing basis.
For UK mortgages a doubling of PD since origination is set as a quantitative SICR trigger. All originations post IFRS 9 adoption incorporate forward looking information, and for recent Interest Only accounts the likelihood of default occurring at the end of term. This is supplemented by qualitative triggers including where customers have surpassed their original contractual term through use of term extensions, where fraud is evident, or where an account is in arrears.
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 21: Allowance for expected credit losses continued
For credit cards, loans and overdrafts an increase of three PD grades since origination on the retail master scale (RMS) shown below is set as a quantitative SICR trigger. Assets are also assumed to have suffered a SICR if they have either been in arrears on three occasions, or in default once, in the past 12 months.

RMS grade	1	2	3	4	5	6	7	8	9	10	11	12	13	14
PD boundary[1] (%)	0.10	0.40	0.80	1.20	2.50	4.50	7.50	10.00	14.00	20.00	30.00	45.00	99.99	100.00
1Probability-weighted annualised lifetime probability of default.
For Commercial Banking a doubling of PD with a minimum increase in PD of 1% since origination is treated as a SICR. This is complemented with the use of internal credit risk classifications and ratings as qualitative indicators to identify a SICR.
The Group does not use the low credit risk exemption in its staging assessments, though more simplistic SICR criteria are applied for portfolios not listed above. All financial assets are assumed to have suffered a SICR if they are more than 30 days past due.
Individual assessments and application of judgement in adjustments to modelled ECL
The table below analyses total ECL allowances by portfolio, separately identifying the amounts that have been modelled, those that have been individually assessed and those arising through the application of judgemental adjustments.

	At 31 December 2025				At 31 December 2024
	Modelled ECL £m	Individually assessed £m	Judgemental adjustments £m	Total £m	Modelled ECL £m	Individually assessed £m	Judgemental adjustments £m	Total £m
UK mortgages	623	–	108	731	720	–	132	852
Credit cards	540	–	63	603	681	–	(7)	674
Other Retail	916	–	75	991	860	–	90	950
Commercial Banking	555	355	(22)	888	894	354	(259)	989
Other	15	–	–	15	16	–	–	16
Total	2,649	355	224	3,228	3,171	354	(44)	3,481
Individually assessed ECL
Stage 3 ECL in Commercial Banking is largely assessed on an individual basis by the Business Support Unit using bespoke assessment of loss for each specific client based on potential recovery strategies. While these assessments are based on the Group’s latest economic view, the use of Group-wide multiple economic scenarios and weightings is not considered appropriate for these cases due to their individual characteristics. In place of this, a range of case-specific outcomes are considered with any alternative better or worse outcomes that carry a 25% likelihood taken into account in establishing a probability-weighted ECL. At 31 December 2025, individually assessed provisions for
Commercial Banking were £355 million (2024: £354 million) which reflected a range of £276 million to £440 million (2024: £309 million to
£437 million), based on the range of alternative outcomes considered.
Application of judgement in adjustments to modelled ECL
Impairment models fall within the Group’s model risk framework with model monitoring, periodic validation and back testing performed on model components, such as probability of default. Limitations in the models or data inputs may be identified through these assessments and review of model outputs, which may require appropriate judgemental adjustments to the ECL. These adjustments are determined by considering the particular attributes of exposures which have not been adequately captured by the impairment models and range from changes to model inputs and parameters, at account level (in-model adjustments), through to more qualitative post-model adjustments.
UK mortgages: £108 million (2024: £132 million)
These adjustments principally comprise:
Repossession risk: £85 million (2024: £110 million)
Additional ECL continues to be held judgementally to capture the potential repossession and recovery risk from specific subsets of largely long-term defaulted cases. This is alongside an adjustment to capture a longer duration between default and repossession than model assumptions use on existing and future defaults. The reduction in the period reflects methodology refinement and latest data points on the population judged at risk.
Adjustment for specific segments: £13 million (2024: £13 million)
The Group monitors risks across specific segments of its portfolios which may not be fully captured through collective models. The judgement for fire safety and cladding uncertainty remains in place as the only Mortgages segment sufficiently material to address, given evidence of cases with defective cladding, or other fire safety issues.
Credit cards: £63 million (2024: £(7) million) and Other Retail: £75 million (2024: £90 million)
These adjustments principally comprise:
Lifetime extension: Credit cards: £49 million (2024: £55 million) and Other Retail: £9 million (2024: £10 million)
An adjustment is required to extend the lifetime used for Stage 2 exposures on Retail revolving products from a three-year modelled lifetime, which reflected the outcome data available when the ECL models were developed, to a more representative lifetime. Incremental defaults beyond year three are calculated through the extrapolation of the default trajectory observed throughout the three years and beyond.
Adjustments to loss rates: Credit cards: £nil (2024: £(57) million) and Other Retail: £25 million (2024: £47 million)
A number of adjustments were previously made to the loss given default (LGD) assumptions used within unsecured and motor credit models. For unsecured portfolios, the previous adjustments reflected the impact of changes in collection debt sale strategy on the Group’s
LGD models, incorporating up to date customer performance and forward flow debt sale pricing. These impacts have now been integrated into the model solution following model refinements. The remaining adjustment for UK Motor Finance, within Other Retail, captures the observed loss rates and the latest outlook on used car prices.
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 21: Allowance for expected credit losses continued
Commercial Banking: £(22) million (2024: £(259) million)
These adjustments principally comprise:
Corporate insolvency rates: £(122) million (2024: £(253) million)
The volume of UK corporate insolvencies continues to exhibit an elevated trend beyond December 2019 levels, revealing a marked misalignment between observed UK corporate insolvencies and the Group’s equivalent credit performance. This dislocation gives rise to uncertainty over the drivers of the observed trends in the metric and the appropriateness of the Group’s Commercial Banking model response which uses observed UK corporate insolvencies data to anchor future loss estimates to. Given the Group’s stable credit performance, a negative adjustment is applied by reverting judgementally to the long-term average of the insolvency rate. The scale of the negative adjustment reduced in the period reflecting both the reduction in observed actual UK corporate insolvencies rates, narrowing the gap of the misalignment, as well from changes due to the interaction with the implementation of loss rate model enhancements in the period.
Adjustments to loss given defaults (LGDs): £50 million (2024: £(80) million)
In preceding years, adjustments have been required to mitigate limitations identified in the modelling approach which were causing loss given defaults to be inflated. These included the lack of benefit from amortisation of exposures relative to collateral values at default, and the need to reflect an exposure-weighted calculation. These two adjustments have been released following respective enhancements to models. One remaining adjustment remains for a specific segment of the SME portfolio which judgementally applies a more appropriate blended LGD rate from credit risk profile segments more aligned to experience.
Corporate income gearing (CIG) adjustment: £nil (2024: £37 million)
An adjustment was raised at 31 December 2024, based upon the assessment of Corporate Income Gearing, a model parameter for affordability used in Commercial Banking. This adjustment reversed the modelled ECL release seen from updating CIG drivers (interest rates), given interest rates had merely reached a plateau which translated into a slower year-on-year increase. This slowdown gave a modelled ECL release not judged representative of the continued pressure on borrowers and business margins. However, the maintenance of those improvements in drivers over the first half of 2025 (including sustained lower base rates) gives support for the modelled release to now be recognised, removing the judgemental adjustment.
Commercial Real Estate (CRE) price reduction: £nil (2024: £35 million)
This adjustment recognised the potential impact on loss rates from valuations on specific CRE sectors where evidence suggested valuations may lag achievable levels, notably in cases of stressed sale. Recent performance reflects stabilisation in valuations and improved confidence in the CRE sector, removing the judgemental adjustment.
Global tariff and geo-political disruption risks: £50 million (2024: £nil)
This new adjustment is to recognise the potential risks to specific drivers across various corporate sectors not reflected in broad macroeconomic model drivers. These are potential nuanced risks to businesses inherent in the base case which could also worsen in the downside scenarios. This assessment is judgemental and apportioned across all sectors given the uncertainty of how these risks would emerge.
Generation of multiple economic scenarios
The estimate of expected credit losses is required to be based on an unbiased expectation of future economic scenarios. The approach used to generate the range of future economic scenarios depends on the methodology and judgements adopted. The Group’s approach is to start from a defined base case scenario, used for planning purposes, and to generate alternative economic scenarios around this base case. The base case scenario is a conditional forecast underpinned by a number of conditioning assumptions that reflect the Group’s best view of key future developments. If circumstances appear likely to materially deviate from the conditioning assumptions, then the base case scenario is updated.
The base case scenario is central to a range of future economic scenarios generated by simulation of an economic model, for which the same conditioning assumptions apply as in the base case scenario. These scenarios are ranked by using estimated relationships with industry-wide historical loss data. With the base case already pre-defined, three other scenarios are identified as averages of constituent scenarios located around the 15th, 75th and 95th percentiles of the distribution. The full distribution is therefore summarised by a practical number of scenarios to run through ECL models representing an upside, the base case, and a downside scenario weighted at 30% each, together with a severe downside scenario weighted at 10%. The scenario weights represent the distribution of economic scenarios and not subjective views on likelihood. The inclusion of a severe downside scenario with a smaller weighting ensures that the non-linearity of losses in the tail of the distribution is adequately captured. Macroeconomic projections may employ reversionary techniques to adjust the paths of economic drivers towards long-run equilibria after a reasonable forecast horizon. The Group does not use such techniques to force the
MES scenarios to revert to the base case planning view. Utilising such techniques would be expected to be immaterial for expected credit losses since loss sensitivity is minimal after the initial five years of the projections.
A forum under the chairmanship of the Chief Economist meets at least quarterly to review and, if appropriate, recommend changes to the method by which economic scenarios are generated, for approval by the Chief Financial Officer and Chief Risk Officer. Since 30 September
2025, the non-modelled adjustments previously applied to UK Bank Rate and CPI inflation in the severe downside scenario have been removed. This is because the incremental ECL impact is no longer considered sufficiently material to justify their application. Accordingly, its removal has had no material impact on ECL.
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 21: Allowance for expected credit losses continued
Base case and MES economic assumptions
The Group’s base case economic scenario has been updated to reflect global developments and changes in domestic economic policy. The
Group’s updated base case scenario has the following conditioning assumptions. First, developments in global conflicts, technology or financial sector issues do not cause a significant degree of financial market volatility. Second, the US effective tariff rate is maintained at levels prevailing at the balance sheet date pending a switch to a sector-based tariff framework. Third, the UK’s macroeconomic framework for monetary and fiscal policy remains in place, alongside broader continuity on other areas of government policy.
Based on these assumptions and incorporating the economic data published for the third quarter of 2025, the Group’s base case scenario is for a slow expansion in gross domestic product (GDP) and a further rise in the unemployment rate alongside small gains in residential and commercial property prices. With underlying inflationary pressures expected to recede, modest further reductions in UK Bank Rate are expected to continue in 2026. Risks around this base case economic view lie in both directions and are largely captured by the generation of alternative economic scenarios.
The Group has taken into account the latest available information at the reporting date in defining its base case scenario and generating alternative economic scenarios. The scenarios include forecasts for key variables as at the fourth quarter of 2025. Actual data for this period, or restatements of past data, may have since emerged prior to publication and have not been included.
Scenarios by year
The key UK economic assumptions made by the Group are shown in the following tables across a number of measures explained below.
Annual assumptions
Gross domestic product (GDP) growth and Consumer Price Index (CPI) inflation are presented as an annual change, house price growth and commercial real estate price growth are presented as the growth in the respective indices over each year. Unemployment rate and
UK Bank Rate are averages over the year.
Five year average
The five-year average reflects the average annual growth rate, or level, over the five-year period. It includes movements within the current reporting year, such that the position as at 31 December 2025 covers the five years 2025 to 2029. The inclusion of the reporting year within the five-year period reflects the need to predict variables which remain unpublished at the reporting date and recognises that credit models utilise both level and annual changes. The use of calendar years maintains a comparability between the annual assumptions presented.
Five year start to peak and trough
The peak or trough for any metric may occur intra year and therefore not be identifiable from the annual assumptions, so they are also disclosed. For GDP, house price growth and commercial real estate price growth, the peak, or trough, reflects the highest, or lowest cumulative quarterly position reached relative to the start of the five-year period, which as at 31 December 2025 is 1 January 2025. Given these metrics may exhibit increases followed by greater falls, the start to trough movements quoted may be smaller than the equivalent
‘peak to trough’ movement (and vice versa for start to peak). Unemployment, UK Bank Rate and CPI inflation reflect the highest, or lowest, quarterly level reached in the five-year period.
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 21: Allowance for expected credit losses continued

At 31 December 2025	2025%	2026%	2027%	2028%	2029%	2025 to 2029 average %	Start to peak %	Start to trough %
Upside
Gross domestic product growth	1.4	2.0	2.3	1.6	1.6	1.8	9.4	0.7
Unemployment rate	4.8	4.2	3.2	3.1	3.2	3.7	5.1	3.0
House price growth	0.8	3.5	7.1	6.9	6.0	4.8	26.4	(0.1)
Commercial real estate price growth	1.2	7.9	4.9	1.7	0.8	3.2	17.3	0.6
UK Bank Rate	4.13	3.94	4.59	5.07	5.33	4.61	5.39	3.75
CPI inflation	3.4	2.6	2.4	2.8	3.1	2.9	3.8	2.1
Base case
Gross domestic product growth	1.4	1.2	1.4	1.5	1.6	1.4	7.6	0.7
Unemployment rate	4.8	5.2	4.8	4.6	4.5	4.8	5.3	4.5
House price growth	0.8	1.6	1.9	2.2	3.1	1.9	9.8	(0.1)
Commercial real estate price growth	1.2	0.6	1.7	0.5	0.2	0.9	4.4	0.6
UK Bank Rate	4.13	3.44	3.25	3.44	3.50	3.55	4.50	3.25
CPI inflation	3.4	2.6	2.2	2.2	2.3	2.6	3.8	2.1
Downside
Gross domestic product growth	1.4	(0.3)	(0.5)	1.1	1.6	0.7	3.6	0.1
Unemployment rate	4.8	6.6	7.5	7.4	7.0	6.7	7.6	4.5
House price growth	0.8	(0.2)	(4.7)	(5.7)	(2.8)	(2.6)	0.9	(12.2)
Commercial real estate price growth	1.2	(7.1)	(4.2)	(2.7)	(2.3)	(3.1)	1.3	(14.4)
UK Bank Rate	4.13	2.74	1.09	0.75	0.52	1.85	4.50	0.45
CPI inflation	3.4	2.6	2.0	1.4	1.0	2.1	3.8	0.8
Severe downside
Gross domestic product growth	1.4	(1.9)	(1.8)	0.7	1.4	0.0	1.3	(2.8)
Unemployment rate	4.8	8.3	10.2	9.9	9.4	8.5	10.3	4.5
House price growth	0.8	(1.2)	(11.1)	(12.2)	(7.8)	(6.5)	0.8	(28.4)
Commercial real estate price growth	1.2	(17.4)	(9.8)	(7.4)	(5.4)	(8.0)	1.3	(34.0)
UK Bank Rate	4.13	1.91	0.10	0.03	0.01	1.24	4.50	0.01
CPI inflation	3.4	2.6	1.7	0.5	(0.4)	1.6	3.8	(0.7)
Probability-weighted
Gross domestic product growth	1.4	0.7	0.8	1.3	1.6	1.2	6.1	0.7
Unemployment rate	4.8	5.6	5.7	5.5	5.4	5.4	5.8	4.5
House price growth	0.8	1.3	0.2	(0.2)	1.1	0.6	2.8	(0.1)
Commercial real estate price growth	1.2	(1.3)	(0.3)	(0.9)	(0.9)	(0.4)	1.3	(2.6)
UK Bank Rate	4.13	3.23	2.69	2.78	2.81	3.13	4.50	2.64
CPI inflation	3.4	2.6	2.2	2.0	1.9	2.4	3.8	1.8

Base case scenario by quarter[1] At 31 December 2025	First quarter 2025%	Second quarter 2025%	Third quarter 2025%	Fourth quarter 2025%	First quarter 2026%	Second quarter 2026%	Third quarter 2026%	Fourth quarter 2026%
Gross domestic product growth	0.7	0.3	0.1	0.3	0.3	0.3	0.4	0.4
Unemployment rate	4.5	4.7	5.0	5.1	5.3	5.3	5.2	5.1
House price growth	2.9	2.7	1.3	0.8	1.3	1.6	1.6	1.6
Commercial real estate price growth	2.5	2.6	2.6	1.2	0.5	0.2	0.1	0.6
UK Bank Rate	4.50	4.25	4.00	3.75	3.75	3.50	3.25	3.25
CPI inflation	2.8	3.5	3.8	3.7	3.3	2.6	2.2	2.2
1Gross domestic product growth is presented quarter-on-quarter. House price growth, commercial real estate growth and CPI inflation are presented year-on-year, i.e. from the equivalent quarter in the previous year. Unemployment rate and UK Bank Rate are presented as at the end of each quarter.
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 21: Allowance for expected credit losses continued

At 31 December 2024	2024%	2025%	2026%	2027%	2028%	2024 to 2028 average %	Start to peak %	Start to trough %
Upside
Gross domestic product growth	0.8	1.9	2.2	1.5	1.4	1.6	8.9	0.7
Unemployment rate	4.3	3.5	2.8	2.7	2.8	3.2	4.4	2.7
House price growth	3.4	3.7	6.5	6.6	5.4	5.1	28.2	0.4
Commercial real estate price growth	0.7	7.8	6.7	3.2	0.5	3.7	20.0	(0.8)
UK Bank Rate	5.06	4.71	5.02	5.19	5.42	5.08	5.50	4.50
CPI inflation	2.6	2.8	2.6	2.9	3.0	2.8	3.5	2.0
Base case
Gross domestic product growth	0.8	1.0	1.4	1.5	1.5	1.2	7.0	0.7
Unemployment rate	4.3	4.7	4.7	4.5	4.5	4.5	4.8	4.2
House price growth	3.4	2.1	1.0	1.4	2.4	2.0	10.5	0.4
Commercial real estate price growth	0.7	0.3	2.5	1.9	0.0	1.1	5.4	(0.8)
UK Bank Rate	5.06	4.19	3.63	3.50	3.50	3.98	5.25	3.50
CPI inflation	2.6	2.8	2.4	2.4	2.2	2.5	3.5	2.0
Downside
Gross domestic product growth	0.8	(0.5)	(0.4)	1.0	1.5	0.5	3.2	0.0
Unemployment rate	4.3	6.0	7.4	7.4	7.1	6.4	7.5	4.2
House price growth	3.4	0.6	(5.5)	(6.6)	(3.4)	(2.4)	4.0	(11.4)
Commercial real estate price growth	0.7	(7.8)	(3.1)	(0.9)	(2.3)	(2.7)	0.7	(12.9)
UK Bank Rate	5.06	3.53	1.56	0.96	0.68	2.36	5.25	0.59
CPI inflation	2.6	2.8	2.3	1.8	1.2	2.1	3.5	0.9
Severe downside
Gross domestic product growth	0.8	(1.9)	(1.5)	0.7	1.3	(0.1)	1.2	(2.4)
Unemployment rate	4.3	7.7	10.0	10.0	9.7	8.4	10.2	4.2
House price growth	3.4	(0.8)	(12.4)	(13.6)	(8.8)	(6.7)	3.4	(29.2)
Commercial real estate price growth	0.7	(17.4)	(8.5)	(5.5)	(5.7)	(7.5)	0.7	(32.3)
UK Bank Rate – modelled	5.06	2.68	0.28	0.08	0.02	1.62	5.25	0.02
UK Bank Rate – adjusted[1]	5.06	4.03	2.70	2.23	1.95	3.19	5.25	1.88
CPI inflation – modelled	2.6	2.8	1.9	1.0	0.1	1.7	3.5	(0.2)
CPI inflation – adjusted[1]	2.6	3.6	2.1	1.4	0.8	2.1	3.9	0.7
Probability-weighted
Gross domestic product growth	0.8	0.5	0.8	1.2	1.4	1.0	5.7	0.7
Unemployment rate	4.3	5.0	5.5	5.4	5.3	5.1	5.5	4.2
House price growth	3.4	1.8	(0.7)	(1.0)	0.4	0.8	5.3	0.4
Commercial real estate price growth	0.7	(1.7)	1.0	0.7	(1.1)	(0.1)	0.7	(1.3)
UK Bank Rate – modelled	5.06	4.00	3.09	2.90	2.88	3.59	5.25	2.88
UK Bank Rate – adjusted[1]	5.06	4.13	3.33	3.12	3.08	3.74	5.25	3.06
CPI inflation – modelled	2.6	2.8	2.4	2.2	1.9	2.4	3.5	1.8
CPI inflation – adjusted[1]	2.6	2.9	2.4	2.3	2.0	2.4	3.5	1.9
1The adjustment to UK Bank Rate and CPI inflation in the severe downside was considered to better reflect the risks around the Group’s base case view in an economic environment where the risks of supply and demand shocks are more balanced.

Base case scenario by quarter[1] At 31 December 2024	First quarter 2024%	Second quarter 2024%	Third quarter 2024%	Fourth quarter 2024%	First quarter 2025%	Second quarter 2025%	Third quarter 2025%	Fourth quarter 2025%
Gross domestic product growth	0.7	0.4	0.0	0.1	0.2	0.3	0.3	0.3
Unemployment rate	4.3	4.2	4.3	4.4	4.5	4.6	4.7	4.8
House price growth	0.4	1.8	4.6	3.4	3.6	4.0	3.0	2.1
Commercial real estate price growth	(5.3)	(4.7)	(2.8)	0.7	1.8	1.4	0.9	0.3
UK Bank Rate	5.25	5.25	5.00	4.75	4.50	4.25	4.00	4.00
CPI inflation	3.5	2.1	2.0	2.5	2.4	3.0	2.9	2.7
1Gross domestic product growth is presented quarter-on-quarter. House price growth, commercial real estate growth and CPI inflation are presented year-on-year, i.e. from the equivalent quarter in the previous year. Unemployment rate and UK Bank Rate are presented as at the end of each quarter.
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 21: Allowance for expected credit losses continued
ECL sensitivity to economic assumptions
The following table shows the Group’s ECL for the probability-weighted, upside, base case, downside and severe downside scenarios. The stage allocation for an asset is based on the overall probability-weighted probability of default and hence the staging of assets is constant across all the scenarios. In each economic scenario the ECL for individual assessments is held constant reflecting the basis on which they are evaluated. Judgemental adjustments applied through changes to model inputs or parameters, or more qualitative post model adjustments, are apportioned across the scenarios in proportion to modelled ECL where this better reflects the sensitivity of these adjustments to each scenario. The probability-weighted view shows the extent to which a higher ECL allowance has been recognised to take account of multiple economic scenarios relative to the base case; the uplift on a statutory basis being £366 million compared to £445 million at
31 December 2024.

	At 31 December 2025					At 31 December 2024
	Probability- weighted £m	Upside £m	Base case £m	Downside £m	Severe downside £m	Probability- weighted £m	Upside £m	Base case £m	Downside £m	Severe downside £m
UK mortgages	731	341	510	937	1,943	852	345	567	1,064	2,596
Credit cards	603	498	579	674	777	674	518	641	773	945
Other Retail	991	922	969	1,036	1,126	950	843	923	1,010	1,172
Commercial Banking	888	690	789	1,010	1,414	989	745	889	1,125	1,608
Other	15	15	15	15	15	16	16	16	16	17
ECL allowance	3,228	2,466	2,862	3,672	5,275	3,481	2,467	3,036	3,988	6,338
The impact of isolated changes in the UK unemployment rate and House Price Index (HPI) has been assessed on a univariate basis.
Although such changes would not be observed in isolation, as economic indicators tend to be correlated in a coherent scenario, this gives insight into the sensitivity of the Group’s ECL to gradual changes in these two critical economic factors.
The impacts are assessed as changes to probability-weighted modelled ECL inclusive of the impacts upon staging of assets, excluding post model adjustments. In previous assessments, impacts were assessed as changes to base case modelled ECL only (at 100% weighting) with staging held flat to the reported view, and similarly excluded post model adjustments. The updated approach addresses the limitations of the prior methodology and provides a more representative view of the potential impact of these sensitivities.
The ECL impact due to a change in unemployment has reduced in 2025 compared to 2024 as a result of lower loss rates within the
Commercial Banking model. The HPI reduction versus 2024 is due to lower default rates and a reduced proportion of assets in Stage 2 for
UK mortgages, following strong credit performance in the year.
The table below shows the impact on the Group’s ECL resulting from a 1 percentage point increase or decrease in the UK unemployment rate. The increase or decrease is presented based on the adjustment phased evenly over the first 10 quarters of all four scenarios. A more immediate increase or decrease would drive a more material ECL impact as it would be fully reflected in both 12-month and lifetime probability of defaults.

	At 31 December 2025		At 31 December 2024[1]
	1pp increase in unemployment £m	1pp decrease in unemployment £m	1pp increase in unemployment £m	1pp decrease in unemployment £m
UK mortgages	11	(11)	13	(12)
Credit cards	54	(53)	54	(53)
Other Retail	25	(25)	23	(24)
Commercial Banking	58	(48)	113	(82)
ECL impact	148	(137)	203	(171)
1For 2025, impacts are assessed as changes to probability-weighted modelled ECL inclusive of the impacts upon staging of assets, excluding post model adjustments. The comparative period has been represented on a consistent basis.
The table below shows the impact on the Group’s ECL in respect of UK mortgages of an increase or decrease in loss given default for a
10 percentage point increase or decrease in HPI. The increase or decrease is presented based on the adjustment phased evenly over the first
10 quarters of all four scenarios.

	At 31 December 2025		At 31 December 2024[1]
	10pp increase in HPI £m	10pp decrease in HPI £m	10pp increase in HPI £m	10pp decrease in HPI £m
ECL impact	(172)	261	(207)	312
1For 2025, impacts are assessed as changes to probability-weighted modelled ECL inclusive of the impacts upon staging of assets, excluding post model adjustments. The comparative period has been represented on a consistent basis.
Assessment of climate risk impacts on ECL
The Group continues to develop capabilities to quantify the potential impact of climate risks on ECL. This includes identifying the climate-
related risk drivers that could influence future credit losses for loan portfolios that have the highest sensitivity to climate risks and commencing the use of more quantitative analysis on the impact of these risk drivers on ECL. The approach leverages the Group’s climate scenario analysis, to identify the potential physical and transition risk impacts on credit quality. UK mortgages and Commercial Banking portfolios are judged to have the highest sensitivity to climate risk, with both physical and transition risk drivers assessed.
UK mortgages physical and transition risks – additional costs arising from regulatory obligations of increased energy efficiency standards to reduce carbon emissions and increased flood risk and coastal erosion, through property repair or rebuild and/or increased insurance premia.
This can result in affordability pressure, as well as decrease in property valuation, for borrowers owning low EPC rated properties or those in areas prone to flooding or coastal erosion.
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 21: Allowance for expected credit losses continued
Commercial Banking physical and transition risks – increased costs or revenue disruption, or both, arising from chronic and acute physical hazards from rising temperatures. Companies adapting to a sudden transition scenario could potentially lead to increased transition costs in operations, direct carbon costs, and deteriorating financial performance due to changing consumer perspectives.
Macroeconomic and sector scenario risk assessments
Assessments were performed on the Group’s internally generated economic scenarios used in the measurement of expected credit losses against external scenarios published by the Network for Greening the Financial System (NGFS).
The potential incremental impact of climate factors on key economic drivers was isolated from the Phase V NGFS Delayed Transition scenario, which management judged the most plausible. The incremental risk to ECL was then quantified by overlaying the specific climate impact of this scenario onto macroeconomic drivers within the Group’s base case and MES scenarios. The results from the most material
Retail portfolios, UK mortgages and Credit cards allowed management to conclude on an immaterial ECL impact for Retail below
£10 million (31 December 2024: below £5 million), and in Commercial Banking a separate climate assessment performed at sector level, resulted in an ECL impact of below £15 million (31 December 2024: below £15 million).
The Group’s MES downside and severe downside scenarios, together comprising a 40% weighting in ECL calculations, are generally more severe than the most adverse NGFS scenario (‘Net Zero 2050’). The assessment suggests that no material changes are required to the
Group’s existing suite of economic scenarios used within the ECL calculation.
In Commercial Banking, a top-down analysis using sectoral modelling was repeated to estimate the specific ECL impact of climate risk on commercial credit conditions. This assessment specifically targets agriculture, automotive, transport, oil and gas, real estate and utilities sectors where climate impacts were judged to be more significant. Resulting sector-specific, climate-adjusted credit cycle indices (CCI)
were used to calculate probability of default and resulting ECL. These adjusted CCI model inputs combined external NGFS Phase V scenarios with client level valuation impacts where available, alongside historic impairment data. The Phase V scenarios introduced a physical risk approach, requiring adjustments to ensure appropriate timing of impacts. Considering methodological limitations, the additional ECL required was shown to be immaterial.
The Group recognises the ongoing uncertainty and limitations of climate scenario modelling, including external concerns reported in late
2025 for physical risk approaches. While NGFS scenarios continue to provide a consistent benchmark for assessing climate-related risks in
ECL, they are used with prudent adjustments.
Physical and transition risk assessments
The Group has enhanced its assessment of transition risk on the UK mortgage portfolio. Scope has been extended from Probability of
Default (PD) impacts only to also include Loss Given Default (LGD) considerations.
The affordability stress resulting from home retrofitting costs associated with higher EPC regulatory rating requirements, under multiple scenarios was re-calculated. The provision impact was assessed by transforming the account level assessment of affordability and valuation impacts to adjust inputs used in existing PD and LGD parameters. As at 31 December 2025, the impact on ECL has been estimated to be less than £10 million (31 December 2024: less than £10 million) across buy-to-let (BTL), mainstream and legacy portfolios.
The physical risk assessment on the UK mortgage portfolio in 2025 continued to include both flooding and coastal erosion risk. The impacts were based on an internally defined delayed transition outlook, out to 2050, aligned with the Group’s transition methodology. The assessment showed that over 80% of the book was not exposed to flood risk damage. Over 99% had no risk to coastal erosion damage.
The impact on ECL to customers exposed to the affordability risk from flood and coastal erosion damage has been estimated to be immaterial.
Whilst this supports no judgemental adjustment to ECL being required, the narrow scope does not capture the wider impact on loss rates emanating from being located in a high-risk area. Similarly the current assessment excludes the potential affordability shocks or reduced insurance coverage that could occur due to possible changes to insurance policy initiatives in this area.

Assessment	Nature of risk assessed	Portfolios assessed	ECL impact At 31 December 2025	ECL impact At 31 December 2024
Macroeconomic impact from climate scenario	Scenario risk – macro level	Retail	< £10 million	< £5 million
Sector level impacts from climate scenario	Scenario risk – sector level	Commercial Banking (excluding Business Banking)	< £15 million	< £15 million
Retrofitting cost to meet EPC regulation	Transition risk	UK mortgages	< £10 million	< £10 million
Flood risk	Physical risk	UK mortgages	< £5 million	< £5 million
The climate risk assessments above remain limited due to the degree of uncertainty underpinning key assumptions used, as well as the continuing developmental nature of the data, approach and models used in the quantification. These include, but are not limited to, the analyses being restricted to PD impacts only for Commercial Banking; considering only the most material hazards for UK mortgages (flood and coastal erosion); client valuation impacts not incorporating climate transition plans; the physical risk modelling for corporates currently excluding broader components such as supply chain impacts, and more broadly the political landscape; future climate data enhancements and further model development.
The ECL impacts resulting from these climate risk assessments remain immaterial. This continues to support management’s view that there is a low residual risk of material error or omission in the Group’s financial statements due to climate-related risks and as a result no adjustments have been made to ECL measured as at 31 December 2025. The current behavioural lives of the Group’s lending dilute the potential exposure to the later emergence of potential physical climate impacts, with the incorporation of climate risk, in credit policy, as a qualitative underwriting assessment within the Commercial Banking credit process and the origination process for mortgages providing further mitigation on more recent originations.
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 22: Finance lease receivables
The Group’s finance lease receivables are classified as loans and advances to customers and accounted for at amortised cost. The contractual maturity of these balances are analysed as follows:

	2025 £m	2024 £m
Not later than 1 year	7,835	6,202
Later than 1 year and not later than 2 years	5,176	5,251
Later than 2 years and not later than 3 years	4,142	4,297
Later than 3 years and not later than 4 years	2,731	2,868
Later than 4 years and not later than 5 years	418	516
Later than 5 years	357	475
Gross investment	20,659	19,609
Unearned future finance income	(2,503)	(2,447)
Rentals received in advance	(22)	(18)
Net investment	18,134	17,144
Equipment leased to customers under finance lease receivables relates to financing transactions to fund the purchase of aircraft, ships, motor vehicles and other items. There was an allowance for uncollectable finance lease receivables included in the allowance for impairment losses of £441 million (2024: £368 million).
The Group’s finance lease assets are comprised as follows:

	2025 £m	2024 £m
Electric vehicles	1,506	1,001
Internal combustion engine vehicles	12,740	11,557
Self-charging hybrid vehicles	575	347
Plug-in hybrid vehicles	1,604	1,306
Other	1,709	2,933
Net investment	18,134	17,144
Note 23: Goodwill and other intangible assets

	Goodwill £m	Brands £m	Purchased credit card relationships £m	Customer- related intangibles £m	Acquired value of in-force business £m	Capitalised software enhancements £m	Total £m
Cost[1]:
At 1 January 2024	3,142	591	1,002	682	834	8,918	15,169
Exchange and other adjustments	–	–	–	3	–	(5)	(2)
Additions and acquisitions	–	–	–	–	–	1,259	1,259
Disposals and write-offs[2]	(50)	–	–	(423)	–	(216)	(689)
At 31 December 2024	3,092	591	1,002	262	834	9,956	15,737
Exchange and other adjustments	–	–	–	3	–	(47)	(44)
Additions and acquisitions	262	–	–	296	–	1,252	1,810
Disposals and write-offs	–	–	–	–	–	(269)	(269)
At 31 December 2025	3,354	591	1,002	561	834	10,892	17,234
Accumulated amortisation:
At 1 January 2024	344	205	762	483	680	4,389	6,863
Exchange and other adjustments	–	–	–	3	–	(12)	(9)
Charge for the year[3]	–	1	70	13	17	1,221	1,322
Disposals and write-offs	–	–	–	(422)	–	(205)	(627)
At 31 December 2024	344	206	832	77	697	5,393	7,549
Exchange and other adjustments	–	–	–	5	–	(19)	(14)
Charge for the year[3]	–	1	71	18	15	1,270	1,375
Disposals and write-offs	–	–	–	–	–	(269)	(269)
At 31 December 2025	344	207	903	100	712	6,375	8,641
Balance sheet amount at 31 December 2025	3,010	384	99	461	122	4,517	8,593
Balance sheet amount at 31 December 2024	2,748	385	170	185	137	4,563	8,188
1For acquisitions made prior to 1 January 2004, the date of transition to IFRS Accounting Standards, cost is included net of amounts amortised up to 31 December 2003.
2Disposals and write-offs includes goodwill of £50 million in 2024 that was classified as disposal group assets and presented within other assets in note 24.
3The charge for the year is recognised in operating expenses (note 10).
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 23: Goodwill and other intangible assets continued
Goodwill
On 9 October 2025, LBG Equity Investments Limited, a wholly owned subsidiary of the Group, acquired 49.9% of the ordinary share capital of Schroders Personal Wealth Limited (SPW) in exchange for its stake in Cazenove Capital, bringing the Group’s ownership of SPW to 100%.
Goodwill of £262 million was recognised on the transaction. None of the goodwill is deductible for tax purposes.
The goodwill held in the Group’s balance sheet is tested at least annually for impairment. For the purposes of impairment testing the goodwill is allocated to the appropriate cash-generating unit; of the total balance of £3,010 million (2024: £2,748 million), £2,383 million, or
79% (2024: £2,121 million, 77%) has been allocated to the Life and pensions cash-generating unit; £302 million, or 10% (2024: £302 million,
11%) has been allocated to the Credit card cash-generating unit in the Group’s Retail division; and £310 million, or 10% (2024: £310 million,
11%) to the Motor business cash-generating units, both in the Group’s Retail division. Management believes that any reasonably possible change in the key assumptions (listed below) would not cause the recoverable amount of the goodwill to fall below its balance sheet carrying value.
The recoverable amount of the goodwill relating to the Life and pensions business, is based on a value-in-use calculation. The calculation uses pre-tax projections of future cash flows based upon budgets and plans approved by management covering a three-year period, the related run-off of existing business in-force and a discount rate (pre-tax) of 11.0%. The budgets and plans are based upon past experience adjusted to take into account anticipated changes in sales volumes, product mix and margins having regard to expected market conditions and competitor activity. The discount rate is determined with reference to internal measures and available industry information. New business cash flows beyond the plan period have been extrapolated using a reducing balance growth rate that falls from 3.5% to 2.0% after
20 years, which does not exceed the long-term average growth rate for the life assurance market.
The recoverable amount of the goodwill relating to the Motor business is based on a value-in-use calculation using post-tax cash flow projections based on financial budgets and plans approved by management covering a three-year period and a discount rate (post-tax) of
10.5%, based on the Group’s cost of equity. This is equivalent to a pre-tax rate of 14.0%. The budgets and plans are based upon past experience adjusted to take into account anticipated changes in sales volumes having regard to expected market conditions and competitor activity. The cash flows beyond the plan period are extrapolated using a growth rate of 3.5%, which does not exceed the long-
term average growth rates for the markets in which the Motor business participates.
The recoverable amount of the goodwill relating to Credit cards has been based on a value-in-use calculation using post-tax cash flow projections based on financial budgets and plans approved by management covering a three-year period and a discount rate (post-tax) of
10.5%, based on the Group’s cost of equity. This is equivalent to a pre-tax rate of 14.0%. The budgets and plans are based upon past experience adjusted to take into account anticipated changes in credit card volumes having regard to expected market conditions and competitor activity. The cash flows beyond the plan period are extrapolated using a growth rate of 3.5%, which does not exceed the long-
term average growth rates for the markets in which the Cards business participates.
Other intangible assets
The brand arising from the acquisition of Bank of Scotland in 2009 is recognised on the Group’s balance sheet and has been determined to have an indefinite useful life. The carrying value at 31 December 2025 was £380 million (2024: £380 million). The Bank of Scotland name has been in existence for over 300 years and there are no indications that the brand should not have an indefinite useful life. The recoverable amount has been based on a value-in-use calculation. The calculation uses post-tax projections for a three-year period of the income generated by the Bank of Scotland cash-generating unit, a discount rate of 10.5% and a future growth rate of 3.5%. Management believes that any reasonably possible change in the key assumptions would not cause the recoverable amount of the Bank of Scotland brand to fall below its balance sheet carrying value.
Note 24: Other assets

	2025 £m	2024 £m
Insurance contract assets	113	–
Reinsurance contract assets[2]	401	422
Investment in joint ventures and associates	445	542
Property, plant and equipment:
Investment properties (see below)	3,917	3,281
Premises	1,126	1,100
Equipment	901	879
Operating lease assets (see below)	8,213	7,265
Right-of-use assets (note 25)	759	872
	14,916	13,397
Prepayments	1,792	1,634
Disposal group assets[1]:
Deferred tax assets	–	13
Goodwill	–	50
Reinsurance contract assets[2]	–	5,059
	–	5,122
Other assets	2,988	3,671
Total other assets	20,655	24,788
1See Note 8 (C) for further detail.
2The Group’s reinsurance contract assets have decreased by £5,080 million from £5,481 million to £401 million predominantly as a result of the completion of the part VII transfer of insurance contract liabilities to Rothesay Life plc in relation to the Group’s bulk annuity business and the conclusion of the associated reinsurance agreement.
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 24: Other assets continued
Investment properties
The Group’s investment properties are primarily held by Lloyds Living and by the Insurance, Pensions and Investments business, where they back policyholder liabilities. They are valued by external Chartered Surveyors using industry standard techniques based on guidance from the Royal Institute of Chartered Surveyors. The valuation methodology includes an assessment of general market conditions and sector level transactions and takes account of expectations of occupancy rates, rental income and growth. Property valuations undergo individual scrutiny using cash flow analysis to factor in the timing of rental reviews, capital expenditure, lease incentives, dilapidation and operating expenses; these reviews utilise both observable and unobservable inputs. Within the fair value hierarchy, all of the Group’s investment properties are categorised as level 3 (see note 17 for details of levels in the fair value hierarchy). The table below analyses movements in level 3 investment properties, which are carried at fair value.

	2025 £m	2024 £m
At 1 January	3,281	2,862
Acquisition of new properties	606	640
Additional expenditure on existing properties	10	26
Change in fair value	99	67
Disposals and other movements	(79)	(314)
At 31 December	3,917	3,281
Rental income of £190 million (2024: £172 million) and direct operating expenses of £27 million (2024: £44 million) arising from investment properties that generate rental income have been recognised in the income statement.
Details of capital expenditure in respect of investment properties which had been contracted for but not recognised in the financial statements is given in note 36.
Operating lease assets where the Group is lessor
Equipment leased to customers under operating leases primarily relates to vehicle contract hire arrangements. At 31 December the future minimum rentals receivable under non-cancellable operating leases were as follows:

	Within 1 year £m	1 to 2 years £m	2 to 3 years £m	3 to 4 years £m	4 to 5 years £m	Over 5 years £m	Total £m
At 31 December 2025	1,911	1,131	1,072	483	124	16	4,737
At 31 December 2024	1,577	956	821	365	85	6	3,810
Equipment leased to customers under operating leases primarily relates to vehicle contract hire arrangements. Operating lease assets are comprised as follows:

	2025 £m	2024 £m
Electric vehicles	4,534	3,894
Internal combustion engine vehicles	1,641	1,630
Self-charging hybrid vehicles	125	166
Plug-in hybrid vehicles	1,905	1,575
Other	8	–
Total operating lease assets	8,213	7,265
The group continues to mitigate used car price movements through a number of market and customer initiatives to improve performance and reduce volatility, including lease extensions, used car leasing, remarketing agreements and residual value insurance.
Note 25: Lessee disclosures
The table below sets out the movement in the Group’s right-of-use assets, which are primarily in respect of premises, and are recognised within other assets (note 24).

	2025 £m	2024 £m
At 1 January	872	1,055
Exchange and other adjustments	(1)	2
Additions	83	128
Disposals	(13)	(115)
Depreciation charge for the year	(182)	(198)
At 31 December	759	872
The Group’s lease liabilities are recognised within other liabilities (note 27). The maturity analysis of the Group’s lease liabilities on an undiscounted basis is set out in the liquidity risk section.
The total cash outflow for leases in the year ended 31 December 2025 was £183 million (2024: £202 million). The amount recognised within interest expense in respect of lease liabilities is disclosed in note 5.
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 26: Debt securities in issue

	2025			2024
	At fair value through profit or loss £m	At amortised cost £m	Total £m	At fair value through profit or loss £m	At amortised cost £m	Total £m
Senior unsecured notes issued	4,226	37,532	41,758	4,608	40,019	44,627
Covered bonds	–	11,260	11,260	–	11,764	11,764
Certificates of deposit issued	–	7,333	7,333	–	5,776	5,776
Securitisation notes	17	6,325	6,342	22	5,185	5,207
Commercial paper	–	15,821	15,821	–	8,090	8,090
Total debt securities in issue	4,243	78,271	82,514	4,630	70,834	75,464
Covered bonds and securitisation programmes
At 31 December 2025, the covered bonds held by external parties and those held internally, were secured on certain loans and advances to customers amounting to £22,072 million (2024: £26,202 million) which have been assigned to bankruptcy remote limited liability partnerships to provide security for issues of covered bonds by the Group. The Group retains all of the risks and rewards associated with these loans and the partnerships are consolidated fully with the loans retained on the Group’s balance sheet.
The Group has two covered bond programmes, which have ring-fence asset pools and guarantee the covered bonds issued by the Group.
At the reporting date the Group had over-collateralised these programmes to meet the terms of the programmes, to secure the rating of the covered bonds and to provide operational flexibility. From time to time, the obligations of the Group to provide collateral may increase due to the formal requirements of the programmes. The Group may also voluntarily contribute collateral to support the ratings of the covered bonds.
Covered bonds includes Pfandbriefe, which the Group issued for the first time in 2024.
The Group’s securitisation vehicles issue notes that are held both externally and internally, and are secured on loans and advances to customers amounting to £27,766 million at 31 December 2025 (2024: £27,657 million), the majority of which have been sold by subsidiary companies to bankruptcy remote structured entities. As the structured entities are funded by the issue of debt on terms whereby the majority of the risks and rewards of the portfolio are retained by the subsidiary, the structured entities are consolidated fully and all of these loans are retained on the Group’s balance sheet.
Cash deposits of £3,359 million (2024: £3,256 million) which support the debt securities issued by the structured entities, the term advances related to covered bonds and other legal obligations, are held by the Group. Additionally, the Group has certain contractual arrangements to provide liquidity facilities to some of these structured entities. At 31 December 2025 these obligations had not been triggered; the maximum exposure under these facilities was £11 million (2024: £11 million).
The Group recognises the full liabilities associated with its securitisation and covered bond programmes within debt securities in issue, although the obligations of the Group in respect of its securitisation issuances are limited to the cash flows generated from the underlying assets. The Group could be required to provide additional support to a number of the securitisation programmes to support the credit ratings of the debt securities issued, in the form of increased cash reserves and the holding of subordinated notes. Further, certain programmes contain contractual obligations that require the Group to repurchase assets should they become credit-impaired or as otherwise required by the transaction documents. The Group has not provided financial or other support by voluntarily offering to repurchase assets from any of its public securitisation programmes during 2025 (2024: none).
Note 27: Other liabilities

	2025 £m	2024 £m
Third party interests in consolidated funds[1]	12,781	10,706
Lease liabilities	1,026	1,261
Disposal group liabilities:
Liabilities arising from insurance contracts	–	5,268
Other creditors and accruals[2]	7,138	8,683
Total other liabilities	20,945	25,918
1Where a collective investment vehicle is consolidated, the interests of parties other than the Group are reported at fair value in other liabilities.
2Includes settlement balances, accruals and deferred income and reinsurance contract liabilities
The maturity analysis of the Group’s lease liabilities on an undiscounted basis is set out in the liquidity risk section on page 185.
Note 28: Provisions
Critical accounting judgements and key sources of estimation uncertainty

Critical judgement:	Determining whether a present obligation exists and whether it is more likely than not that an outflow of resources will be required to settle that obligation
Key sources of estimation uncertainty:	Populations impacted, level of remediation and response rates
Determining the amount of the provisions, which represent management’s best estimate of the cost of settling these issues, requires the exercise of significant judgement and estimation. It will often be necessary to form a view on matters which are inherently uncertain, such as the scope of reviews required by regulators, and to estimate the number of future complaints, the extent to which they will be upheld, the average cost of redress and the impact of decisions reached by legal and other review processes that may be relevant to claims received. Consequently, the continued appropriateness of the underlying assumptions is reviewed on a regular basis against actual experience and other relevant evidence and adjustments made to the provisions where appropriate.
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 28: Provisions continued

Provisions for financial commitments and guarantees £m		Regulatory and legal provisions £m	Other £m	Total £m
At 1 January 2025	270	1,600	443	2,313
Exchange and other adjustments	–	3	(1)	2
Provisions applied	–	(295)	(479)	(774)
(Release) charge for the year	(73)	968	452	1,347
At 31 December 2025	197	2,276	415	2,888
Provisions for financial commitments and guarantees
Provisions are recognised for expected credit losses on undrawn loan commitments and financial guarantees.
Regulatory and legal provisions
In the course of its business, the Group is engaged on a regular basis in discussions with UK and overseas regulators and other governmental authorities on a range of matters, including legal and regulatory reviews and, from time to time, enforcement investigations (including in relation to compliance with applicable laws and regulations, such as those relating to prudential regulation, consumer protection, investment advice, employment, business conduct, systems and controls, environmental, sustainability, competition/anti-trust, tax, anti-
bribery, anti-money laundering and sanctions). Any matters discussed or identified during such discussions and inquiries may result in, among other things, further inquiry or investigation, other action being taken by governmental and/or regulatory authorities, increased costs being incurred by the Group, remediation of systems and controls, public or private censure, restriction of the Group’s business activities and/or fines. The Group also receives complaints and pre-action correspondence in connection with its past conduct and claims brought or threatened by or on behalf of current and former employees, customers (including their appointed representatives), investors and other third parties and is subject to legal proceedings and other legal actions from time to time. Any of these matters, events or circumstances could have a material adverse effect on the Group’s financial position, operations or cash flows. Provisions are held where the Group can reliably estimate a probable outflow of economic resources. The ultimate liability of the Group may be significantly more, or less, than the amount of any provision recognised. If the Group is unable to determine a reliable estimate, a contingent liability is disclosed.
The recognition of a provision does not amount to an admission of liability or wrongdoing on the part of the Group. During the full year to
31 December 2025 the Group charged a further £968 million in respect of legal actions and other regulatory matters and the unutilised balance at 31 December 2025 was £2,276 million (31 December 2024: £1,600 million). The most significant items are outlined below.
Motor commission review
The Group recognised a further £800 million provision in the third quarter of 2025 following the FCA’s announcement in October 2025 that it intends to implement a motor finance commission redress scheme. As at 31 December 2025, the total provision recognised is
£1,950 million.
The Supreme Court judgment in Johnson v FirstRand Bank Limited in August 2025 found that there was an unfair relationship under s.140A of the Consumer Credit Act (CCA). Following the Supreme Court judgment, the FCA published Consultation Paper CP25/27 in October
2025 setting out detailed proposals for a scheme (including their proposed basis) to redress unfair customer relationships.
The increased provision reflects the increased likelihood of a higher number of scheme cases (i.e. discretionary commission arrangements, commercial tie or high commission arrangements) being eligible for redress, including those dating back to 2007 and also the likelihood of a higher level of redress than anticipated in the previous scenario-based provision; the FCA's proposed redress calculation approach is less closely linked to customer loss than previously anticipated. The Group has made representations to the FCA on a number of aspects of the proposed scheme.
On 3 December 2025, the FCA announced that the pause on motor finance complaints handling would be lifted on 31 May 2026 for complaints made in relation to the subject matter of the scheme, and that this timeline may be superseded in due course by the operational timetable to be set out in the final scheme rules. The FCA also lifted the pause on handling motor finance complaints in respect of leasing products on 5 December 2025. The Group continues to receive new complaints as well as claims in the County Courts in respect of motor finance commissions. A large number of those claims have been stayed, as has a claim in the Competition Appeal Tribunal. In April
2026, the Court of Appeal is expected to consider whether, in the context of motor finance claims, it is possible for multiple unfair relationship claims to be dealt with via one omnibus claim form.
In establishing the provision estimate, the Group has considered the potential impact of the FCA’s proposed redress scheme, as well as a number of possible modifications to the scheme which might arise as a result of the consultation. The Group will continue to assess developments and potential impacts following the announcement by the FCA of the final scheme rules, which are expected by the end of
March 2026. The ultimate financial impact will be determined by a number of factors still to be resolved, in particular the final scheme rules, customer response rates, scheme operating costs, any further interventions and any broader implications of legal proceedings and complaints. Given the significant level of uncertainty in terms of the final outcome, the ultimate financial impact could materially differ from the amount provided. The total £1,950 million provision represents the Group’s current best estimate of the potential impact of the motor finance issue.
HBOS Reading – review
The Group continues to apply the recommendations from Sir Ross Cranston’s review, issued in December 2019, including a reassessment of direct and consequential losses by an independent panel (the Foskett Panel), an extension of debt relief and a wider definition of de facto directors. The Foskett Panel’s full scope and methodology was published on 7 July 2020. The Foskett Panel’s stated objective is to consider cases via a non-legalistic and fair process and to make its decisions in a generous, fair and common sense manner, assessing claims against an expanded definition of the fraud and on a lower evidential basis.
In June 2022, the Foskett Panel announced an alternative option, in the form of a fixed sum award which could be accepted as an alternative to participation in the full re-review process, to support earlier resolution of claims for those deemed by the Foskett Panel to be victims of the fraud.
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 28: Provisions continued
All of the population have now had an initial decision, with a small number of the populations’ challenges to the Panel’s initial decision ongoing through the published process, with operational costs, redress and tax costs associated with the re-reviews recognised within the amount provided.
Notwithstanding the settled claims and the increase in outcomes which builds confidence in the full estimated cost, uncertainties remain and the final outcome could be different. There is no confirmed timeline for the completion of the re-review process nor the separate review by Dame Linda Dobbs. The Group remains committed to implementing the recommendations in full.
Payment protection insurance (PPI)
The Group continues to challenge PPI litigation cases, with mainly operational costs and legal fees associated with litigation activity recognised within regulatory and legal provisions.
Customer claims in relation to insurance branch business in Germany
The Group continues to receive claims from customers in Germany relating to policies issued by Clerical Medical Investment Group Limited
(subsequently renamed Scottish Widows Limited), with smaller numbers of claims received from customers in Austria and Italy.
Operational costs, redress and legal fees associated with the claims are recognised within regulatory and legal provisions.
Other
The Group carries provisions of £119 million (31 December 2024: £154 million) in respect of dilapidations, rent reviews and other property-
related matters.
Provisions are also made for staff and other costs related to Group restructuring initiatives at the point at which the Group becomes committed to the expenditure; at 31 December 2025 provisions of £170 million (31 December 2024: £135 million) were held.
The Group carries provisions of £41 million (31 December 2024: £35 million) for indemnities and other matters relating to legacy business disposals in prior years. Whilst there remains significant uncertainty as to the timing of the utilisation of the provisions, the Group expects the majority of the remaining provisions to have been utilised by 31 December 2026.
Note 29: Subordinated liabilities
The movement in subordinated liabilities during the year was as follows:

	Preference shares £m	Undated £m	Dated £m	Total £m
At 1 January 2024	466	144	9,643	10,253
Issued during the year[1]:
4.375% Fixed Rate Reset Dated Subordinated Notes 2034 (€500 million)	–	–	427	427
5.788% Fixed-to-Floating Rate Dated Subordinated Notes 2034 (A$250 million)	–	–	128	128
Floating Rate Dated Subordinated Notes 2034 (A$500 million)	–	–	257	257
	–	–	812	812
Repurchases and redemptions during the year[1]:
6.475% Non-cumulative Preference Shares callable 2024 (£186 million)	(47)	–	–	(47)
4.5% Dated Subordinated Notes 2024 ($1,000 million)	–	–	(772)	(772)
	(47)	–	(772)	(819)
Foreign exchange movements	(1)	–	(24)	(25)
Other movements (cash and non-cash)[2]	(5)	1	(128)	(132)
At 31 December 2024	413	145	9,531	10,089
Issued during the year[1]:
4.00% Fixed Rate Reset Dated Subordinated Notes 2035 (€1,000 million)	–	–	842	842
6.068% Fixed-to-Floating Rate Dated Subordinated Notes 2036 ($1,250 million)	–	–	918	918
	–	–	1,760	1,760
Repurchases and redemptions during the year[1]:
4.50% Fixed Rate Step-up Subordinated Notes 2030 (€441 million)	–	–	(371)	(371)
4.50% Fixed Rate Step-up Subordinated Notes 2030 (€309 million)	–	–	(260)	(260)
7.625% Dated Subordinated Notes 2025 (£273 million)	–	–	(273)	(273)
4.582% Fixed Rate Dated Subordinated Notes 2025 ($1,328 million)	–	–	(996)	(996)
4.582% Fixed Rate Dated Subordinated Notes 2025 ($25.6 million)	–	–	(19)	(19)
5.75% Undated Step-up Subordinated Notes callable 2025 (£9 million)	–	(9)	–	(9)
	–	(9)	(1,919)	(1,928)
Foreign exchange movements	(3)	–	(277)	(280)
Other movements (cash and non-cash)[2]	(3)	–	256	253
At 31 December 2025	407	136	9,351	9,894
1Issuances in the year generated cash inflows of £1,757 million (2024: £812 million); the repurchases and redemptions resulted in cash outflows of £1,928 million (2024: £819 million).
2Other movements include hedge accounting movements and cash payments in respect of interest on subordinated liabilities in the year amounting to £618 million (2024: £622 million)
offset by the interest expense in respect of subordinated liabilities of £707 million (2024: £738 million).
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 29: Subordinated liabilities continued
These securities will, in the event of the winding-up of the issuer, be subordinated to the claims of depositors and all other creditors of the issuer, other than creditors whose claims rank equally with, or are junior to, the claims of the holders of the subordinated liabilities. The subordination of specific subordinated liabilities is determined in respect of the issuer and any guarantors of that liability. The claims of holders of preference shares and preferred securities are generally junior to those of the holders of undated subordinated liabilities, which in turn are junior to the claims of holders of the dated subordinated liabilities.
Preference shares
The Company has in issue various classes of preference shares, with a nominal value of £74 million (296,227,449 shares), which are all classified as liabilities under IFRS accounting standards and are shown below. This represents 0.50% of the total issued share capital
(59,181,971,051 shares) of the Group.

	Number of shares
	2025	2024	2023
6% Non-cumulative Redeemable Preference shares of GBP0.25	400	400	400
6.475% Non-cumulative Preference shares of GBP0.25	–	–	47,273,816
9.25% Non-cumulative Irredeemable Preference shares of GBP0.25	252,510,147	252,510,147	252,510,147
9.75% Non-cumulative Irredeemable Preference shares of GBP0.25	43,630,285	43,630,285	43,630,285
6.413% Non-cumulative Fixed/Floating Rate Callable Preference shares of USD0.25	48,990	48,990	48,990
6.657% Non-cumulative Fixed/Floating Rate Callable Preference shares of USD0.25	37,627	37,627	37,627
Total	296,227,449	296,227,449	343,501,265

	2025		2024		2023
	£m	% of share capital	£m	% of share capital	£m	% of share capital
6% Non-cumulative Redeemable Preference shares of GBP0.25	–	–	–	–	–	–
6.475% Non-cumulative Preference shares of GBP0.25	–	–	–	–	12	0.07
9.25% Non-cumulative Irredeemable Preference shares of GBP0.25	63	0.43	63	0.42	63	0.40
9.75% Non-cumulative Irredeemable Preference shares of GBP0.25	11	0.07	11	0.07	11	0.07
6.413% Non-cumulative Fixed/Floating Rate Callable Preference shares of USD0.25	–	–	–	–	–	–
6.657% Non-cumulative Fixed/Floating Rate Callable Preference shares of USD0.25	–	–	–	–	–	–
Total	74	0.50	74	0.49	86	0.54
In any general meeting of the Company which is held as a physical general meeting, a resolution put to the vote of the meeting shall be decided by a poll unless the chair of the meeting determines that such resolution shall be decided on a show of hands, although in certain circumstances such decision may be overridden by a sufficient number of shareholders demanding a poll. At a general meeting of the
Company, every holder of shares (whether ordinary or preference shares) who is present in person or by proxy and entitled to vote, shall have one vote per share in relation to the resolutions on which they are entitled, respectively, to vote, whether such vote is held on a poll or a show of hands.
100% of preference shares have voting rights. The preference shares represent 0.50% of the total voting rights of the Company, the remainder being represented by the ordinary shares.
The rights and obligations attaching to the preference shares are set out in:
i.the Company’s articles of association, a copy of which can be obtained from Companies House or from our website
(www.lloydsbankinggroup.com/who-we-are/group-overview/corporate-governance.html );
ii.in respect of the 6% Non-cumulative Redeemable Preference shares, in Companies House form 128(1) filed at Companies House on
12 January 2005, a copy of which is available from Companies House (www.companieshouse.gov.uk ); and
iii.in respect of the other classes of preference shares, in the prospectus dated 20 November 2008 and published on the
National Storage Mechanism on that date, a copy of which prospectus is available on the National Storage Mechanism
(https://data.fca.org.uk/#/nsm/nationalstoragemechanism ).
None of the preference shares have any multiple or unequal voting rights.
As at 31 December 2025, the free float percentage of all of the Company’s ordinary and preference listed shares in issue was over 99.99%, by both number of shares and nominal value. The balance was comprised of the 400 unlisted 6% Non-cumulative Redeemable Preference shares of GBP0.25 each referred to above (£100 in total).
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 30: Share capital
Issued and fully paid ordinary share capital

	Number of shares
Ordinary shares of 10p (formerly 25p) each	2025	2024	2023
At 1 January	60,617,012,971	63,569,225,662	67,287,852,204
Issued under employee share schemes	472,840,371	734,265,017	667,636,165
Share buyback programme (note 32)	(2,204,109,740)	(3,686,477,708)	(4,386,262,707)
At 31 December	58,885,743,602	60,617,012,971	63,569,225,662

	2025		2024		2023
Ordinary shares of 10p (formerly 25p) each	£m	% of share capital	£m	% of share capital	£m	% of share capital
At 31 December	5,889	99.50	6,062	99.52	6,358	99.46
Ordinary shares
As permitted by the Companies Act 2006, the Company removed references to authorised share capital from its articles of association at the annual general meeting on 5 June 2009. This change took effect from 1 October 2009. There are no restrictions on the transfer of shares in the Company other than as set out in the articles of association and:
•Certain restrictions which may from time to time be imposed by law and regulations (for example, insider trading laws)
•Where directors and certain employees of the Company require the approval of the Company to deal in the Company’s shares
•Pursuant to the rules of some of the Company’s employee share plans where certain restrictions may apply while the shares are subject to the plans
Where, under an employee share plan operated by the Company, participants are the beneficial owners of shares but not the registered owners, the voting rights are normally exercised by the registered owner at the direction of the participant. Outstanding awards and options would normally vest and become exercisable on a change of control, subject to the satisfaction of any performance conditions at that time.
All of the Company’s issued ordinary share capital is listed (i.e. the free float percentage of the ordinary shares is 100%) and none of the shares have any multiple or unequal voting rights; each share carries one vote. In addition, the Company is not aware of any agreements between shareholders that may result in restrictions on the transfer of securities and/or voting rights.
The directors have authority to allot and issue ordinary and preference shares and to make market purchases of ordinary and preference shares as granted at the annual general meeting on 15 May 2025. The authority to issue shares and the authority to make market purchases of shares will expire at the next annual general meeting. Shareholders will be asked, at the annual general meeting, to give similar authorities.
Subject to any rights or restrictions attached to any shares, on a show of hands at a general meeting of the Company every holder of shares present in person or by proxy and entitled to vote has one vote and on a poll every member present and entitled to vote has one vote for every share held. The special rights attached to any class of shares (including preference shares) in the Company may, subject to the statutory provisions, be varied or abrogated either with the consent in writing of the holders of three-quarters in nominal value of the issued shares of the class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of the class
(but not otherwise).
The holders of ordinary shares, who held 100% of the total ordinary share capital at 31 December 2025, are entitled to receive the
Company’s report and accounts, attend, speak and vote at general meetings and appoint proxies to exercise voting rights. Holders of ordinary shares may also receive a dividend (subject to the provisions of the Company’s articles of association) and in the event of a winding-up, may share in the assets of the Company.
The rights and obligations attached to the Company’s ordinary shares are set out in the Company’s articles of association, a copy of which can be found at www.lloydsbankinggroup.com/who-we-are/group-overview/corporate-governance.html →.
Preference shares
The Company has in issue various classes of preference shares which are all classified as liabilities under IFRS accounting standards and which are included in note 29. The statement above (under the heading ‘Ordinary shares’) in relation to the variation of special rights attaching to any shares is also applicable to preference shares.
Note 31: Earnings per share

	2025 £m	2024 £m	2023 £m
Profit attributable to ordinary shareholders – basic and diluted	4,196	3,923	4,933

	2025 million	2024 million	2023 million
Weighted average number of ordinary shares in issue – basic	59,790	62,413	64,953
Adjustment for share options and awards	723	661	807
Weighted average number of ordinary shares in issue – diluted	60,513	63,074	65,760

Basic earnings per share	7.0p	6.3p	7.6p
Diluted earnings per share	6.9p	6.2p	7.5p
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 31: Earnings per share continued
Basic earnings per share are calculated by dividing the net profit attributable to equity shareholders by the weighted average number of ordinary shares in issue during the year, which has been calculated after deducting 105 million (2024: 71 million; 2023: 180 million) ordinary shares representing the Group’s holdings of own shares in respect of employee share schemes.
For the calculation of diluted earnings per share the weighted average number of ordinary shares in issue is adjusted to assume conversion of all dilutive potential ordinary shares that arise in respect of share options and awards granted to employees. The number of shares that could have been acquired at the annual average price of the Company’s shares based on the monetary value of the subscription rights attached to outstanding share options and awards is determined. This is deducted from the number of shares issuable under such options and awards to leave a residual bonus amount of shares which are added to the weighted average number of ordinary shares in issue, but no adjustment is made to the profit attributable to equity shareholders.
There were 1 million anti-dilutive share options and awards excluded from the calculation of diluted earnings per share (2024: 16 million;
2023: 41 million).
Note 32: Other reserves

	2025 £m	2024 £m	2023 £m
Merger reserve
At 1 January	7,102	7,149	7,149
Redemption of preference shares (note 29)[1]	–	(47)	–
At 31 December	7,102	7,102	7,149
Capital redemption reserve
At 1 January	5,751	5,370	4,932
Redemption of preference shares (note 29)[1]	–	12	–
Shares cancelled under share buyback programme (see below)	220	369	438
At 31 December	5,971	5,751	5,370
Revaluation reserve in respect of debt securities held at fair value through other comprehensive income
At 1 January	(113)	(67)	50
Movements recognised in other comprehensive income	24	(46)	(117)
At 31 December	(89)	(113)	(67)
Revaluation reserve in respect of equity shares held at fair value through other comprehensive income
At 1 January	93	–	57
Movements recognised in other comprehensive income	34	93	(57)
Realised gains and losses transferred to retained profits	(107)	–	–
At 31 December	20	93	–
Cash flow hedge reserve
At 1 January	(3,755)	(3,766)	(5,476)
Movements recognised in other comprehensive income	1,692	11	1,710
At 31 December	(2,063)	(3,755)	(3,766)
Foreign currency translation reserve
At 1 January	(251)	(178)	(125)
Movements recognised in other comprehensive income	54	(73)	(53)
At 31 December	(197)	(251)	(178)
Total other reserves at 31 December	10,744	8,827	8,508
1During the year ended 31 December 2024, the Group redeemed all of its outstanding 6.475% Non-cumulative Preference Shares at their combined sterling value of £47 million. These preference shares had been accounted for as subordinated liabilities. On redemption an amount of £35 million was transferred from the distributable merger reserve to the share premium account.
The merger reserve primarily comprises the premium on shares issued in January 2009 as part of the recapitalisation of the Group and the acquisition of HBOS plc.
The capital redemption reserve represents transfers from distributable reserves in accordance with companies’ legislation upon the redemption of ordinary and preference share capital.
The revaluation reserve in respect of debt securities and equity shares held at fair value through other comprehensive income represent the cumulative after-tax unrealised change in the fair value of financial assets so classified since initial recognition; or in the case of financial assets obtained on acquisitions of businesses, since the date of acquisition.
The cash flow hedge reserve represents the cumulative after-tax gains and losses on effective cash flow hedging instruments that will be reclassified to the income statement in the periods in which the hedged item affects profit or loss.
The foreign currency translation reserve represents the cumulative after-tax gains and losses on the translation of foreign operations.
In 2025, 2024 and 2023 the Group commenced and completed share buyback programmes to repurchase outstanding ordinary shares. In
2025 the Group bought back and cancelled 2,204 million shares under the programme (2024: 3,686 million shares; 2023: 4,386 million shares), for a total consideration, including expenses, of £1,710 million (2024: £2,011 million; 2023: £1,993 million). Upon cancellation,
£220 million (2024: £369 million; 2023: £438 million), being the nominal value of the shares repurchased, was transferred to the capital redemption reserve.
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 33: Other equity instruments

	2025 £m	2024 £m	2023 £m
At 1 January	6,195	6,940	5,297
Issued during the year:
£750 million 7.5% Fixed Rate Reset Additional Tier 1 Perpetual Subordinated Contingent Convertible Securities callable 2030	750	–	–
$1,000 million 6.625% Fixed Rate Reset Additional Tier 1 Perpetual Subordinated Contingent Convertible Securities callable 2035	761
$1,000 million 6.75% Fixed Rate Reset Additional Tier 1 Perpetual Subordinated Contingent Convertible Securities Callable 2031	–	763	–
$1,250 million 8% Fixed Rate Reset Additional Tier 1 Perpetual Subordinated Contingent Convertible Securities Callable 2029	–	–	1,028
£750 million 8.5% Fixed Rate Reset Additional Tier 1 Perpetual Subordinated Contingent Convertible Securities Callable 2028	–	–	750
	1,511	763	1,778
Repurchases and redemptions during the year:
€750 million 6.375% Fixed Rate Reset Additional Tier 1 Perpetual Subordinated Contingent Convertible Securities Callable 2020	(622)	–	–
$1,500 million 7.5% Fixed Rate Reset Additional Tier 1 Perpetual Subordinated Contingent Convertible Securities Callable 2025	(1,137)	–	–
$1,675 million 7.5% Fixed Rate Reset Additional Tier 1 Perpetual Subordinated Contingent Convertible Securities	–	(1,008)	–
£500 million 5.125% Fixed Rate Reset Additional Tier 1 Perpetual Subordinated Contingent Convertible Securities Callable 2024	–	(500)	–
£1,494 million 7.625% Fixed Rate Reset Additional Tier 1 Perpetual Subordinated Contingent Convertible Securities Callable 2023	–	–	(135)
	(1,759)	(1,508)	(135)
Profit for the year attributable to other equity holders	463	498	527
Distributions on other equity instruments	(463)	(498)	(527)
At 31 December	5,947	6,195	6,940
The AT1 securities are Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities with no fixed maturity or redemption date. The principal terms of the AT1 securities are described below:
•The securities rank behind the claims against Lloyds Banking Group plc of (a) unsubordinated creditors, (b) claims which are, or are expressed to be, subordinated to the claims of unsubordinated creditors of Lloyds Banking Group plc but not further or otherwise, or (c)
whose claims are, or are expressed to be, junior to the claims of other creditors of Lloyds Banking Group, whether subordinated or unsubordinated, other than those whose claims rank, or are expressed to rank, pari passu with, or junior to, the claims of the holders of the AT1 securities in a winding-up occurring prior to a conversion event being triggered
•The securities bear a fixed rate of interest until the first reset date. After the first reset date or any reset date thereafter, in the event that they are not redeemed, the AT1 securities will bear interest at rates fixed periodically in advance for five year periods based on market rates
•Interest on the securities will be due and payable only at the sole discretion of Lloyds Banking Group plc, and Lloyds Banking Group plc
may at any time elect to cancel any interest payment (or any part thereof) which would otherwise be payable on any interest payment date. There are also certain restrictions on the payment of interest as specified in the terms
•The securities are undated and are repayable, at the option of Lloyds Banking Group plc, in whole at the first call date or period, or on any fifth anniversary after the first call date or period. In addition, the AT1 securities are repayable, at the option of Lloyds Banking
Group plc, in whole for certain regulatory or tax reasons. Any repayments require the prior consent of the PRA
•The securities convert into ordinary shares of Lloyds Banking Group plc, at a pre-determined price, should the CET1 ratio of the Group fall below 7.0%
Note 34: Dividends on ordinary shares
The directors have recommended a final dividend, which is subject to approval by the shareholders at the annual general meeting on
14 May 2026, of 2.43 pence per ordinary share (2024: 2.11 pence per ordinary share). This is equivalent to £1,429 million, before the impact of any cancellations of shares under the Company’s buyback programme (2024: £1,271 million, following cancellations of shares under the
Company’s 2025 buyback programme up to the record date), and will be paid on 19 May 2026. These financial statements do not reflect the recommended final dividend. Shareholders who have already joined the dividend reinvestment plan will automatically receive shares instead of the cash dividend. Key dates for the payment of the recommended dividend are outlined on page 306.
Dividends paid during the year were as follows:

	2025 pence per share	2024 pence per share	2023 pence per share	2025 £m	2024 £m	2023 £m
Final dividend recommended by directors at previous year end	2.11	1.84	1.60	1,271	1,169	1,059
Interim dividend paid in the year	1.22	1.06	0.92	729	659	592
	3.33	2.90	2.52	2,000	1,828	1,651
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 34: Dividends on ordinary shares continued
The trustees of the following holdings of Lloyds Banking Group plc shares in relation to employee share schemes retain the right to receive dividends but have chosen to waive their entitlement to the dividends on those shares as indicated: the Lloyds Banking Group Share
Incentive Plan (holding at 31 December 2025: 2,805,932 shares, 31 December 2024: 590,670 shares, waived rights to all dividends) and the
Lloyds Banking Group Employee Share Ownership Trust (holding at 31 December 2025: 84,427,788 shares, 31 December 2024:
125,361,633 shares, waived rights to all dividends).
The payment of dividends by subsidiaries and the ability of members of the Group to lend money to other members of the Group may be subject to regulatory or legal restrictions, the availability of reserves and the financial and operating performance of the entity. A number of
Group subsidiaries, principally those with banking and insurance activities, are subject to regulatory capital requirements which require minimum amounts of capital to be maintained relative to their size and risk. The Group actively manages the capital of its subsidiaries, which includes monitoring the regulatory capital ratios for its banking and insurance subsidiaries and, on a consolidated basis, the Ring-
Fenced Bank sub-group, against approved risk appetite levels.
Note 35: Related party transactions
Key management personnel
Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of an entity; the Group’s key management personnel are the members of the Lloyds Banking Group plc Group Executive Committee together with its non-executive directors.
The table below details, on an aggregated basis, key management personnel compensation:

Compensation	2025 £m	2024 £m	2023 £m
Salaries and other short-term benefits	15	14	16
Share-based payments	24	20	22
Total compensation	39	34	38
There were no contributions in respect of key management personnel to defined contribution pension schemes (2024 and 2023: none).

	Share plans
	2025 million	2024 million	2023 million
At 1 January	123	55	72
Granted, including certain adjustments (includes entitlements of appointed key management personnel)	44	78	27
Exercised/lapsed (includes entitlements of former key management personnel)	(9)	(10)	(44)
At 31 December	158	123	55
The tables below detail, on an aggregated basis, balances outstanding at the year end and related income and expense, together with information relating to other transactions between the Group and its key management personnel:

Loans	2025 £m	2024 £m	2023 £m
At 1 January	1	1	2
Advanced (includes loans to appointed key management personnel)	1	1	–
Repayments (includes loans to former key management personnel)	(1)	(1)	(1)
At 31 December	1	1	1
The loans are on both a secured and unsecured basis and are expected to be settled in cash. The loans attracted interest rates of between
3.67% and 31.75% in 2025 (2024: 2.03% and 32.40%; 2023: 1.09% and 32.40%).
No provisions have been recognised in respect of loans given to key management personnel (2024 and 2023: £nil).

Deposits	2025 £m	2024 £m	2023 £m
At 1 January	8	14	10
Placed (includes deposits of appointed key management personnel)	42	31	44
Withdrawn (includes deposits of former key management personnel)	(43)	(37)	(40)
At 31 December	7	8	14
Deposits placed by key management personnel attracted interest rates of up to 6.25% (2024: 6.25%; 2023: 6.25%).
At 31 December 2025, the Group did not provide any guarantees in respect of key management personnel (2024 and 2023: none).
At 31 December 2025, transactions, arrangements and agreements entered into by the Group’s banking subsidiaries with directors and connected persons included amounts outstanding in respect of loans and credit card transactions of £36.1 thousand with three directors and one connected person (2024: £29.0 thousand with five directors and one connected person; 2023: £23.4 thousand with five directors and no connected persons).
Subsidiaries
Details of the Group’s subsidiaries and related undertakings are given on pages 313 to 323. In accordance with IFRS 10 Consolidated
Financial Statements, transactions and balances with subsidiaries have been eliminated on consolidation.
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 35: Related party transactions continued
Pension funds
The Group provides banking and some investment management services to a number of its pension funds. At 31 December 2025, customer deposits of £128 million (2024: £113 million) related to the Group’s pension funds.
Collective investment vehicles
The Group manages 91 (2024: 88) collective investment vehicles, such as Open-Ended Investment Companies (OEICs) and of these
49 (2024: 50) are consolidated. The Group invested £45 million (2024: £142 million) and redeemed £525 million (2024: £513 million) in the unconsolidated collective investment vehicles during the year and had investments, at fair value, of £744 million (2024: £1,461 million) at
31 December. The Group earned fees of £130 million from the unconsolidated collective investment vehicles during 2025 (2024:
£82 million).
Joint ventures and associates
At 31 December 2025 there were loans and advances to customers of £34 million (2024: £45 million) outstanding and balances within customer deposits of £13 million (2024: £13 million) relating to joint ventures and associates.
During the year the Group paid fees of £3 million (2024: £4 million) to its Schroders Personal Wealth joint venture, which then became a fully consolidated subsidiary on 9 October 2025 when the Group acquired the remaining 49.9% of the ordinary share capital of Schroders
Personal Wealth in exchange for its stake in Cazenove Capital.
In addition to the above balances, the Group has a number of other associates held by its venture capital business that it accounts for at fair value through profit or loss. These investments are reported within financial assets at fair value through profit or loss on the face of the balance sheet. At 31 December 2025, companies that are joint ventures and associates of the Group had total assets of £7,728 million
(2024: £7,635 million), total liabilities of £6,275 million (2024: £6,436 million) and for the year ended 31 December 2025 had turnover of
£3,072 million (2024: £3,630 million) and made a net loss of £221 million (2024: net loss of £328 million). In addition, the Group has provided £1,646 million (2024: £1,651 million) of financing to these companies on which it received £135 million (2024: £116 million) of interest income in the year.
Note 36: Contingent liabilities, commitments and financial guarantees
Contingent liabilities, commitments and guarantees arising from the banking business
At 31 December 2025 contingent liabilities, such as performance bonds and letters of credit, arising from the banking business were
£3,009 million (31 December 2024: £2,605 million).
The contingent liabilities of the Group arise in the normal course of its banking business and it is not practicable to quantify their future financial effect. Total commitments and financial guarantees were £157,574 million (31 December 2024: £148,619 million), of which in respect of undrawn formal standby facilities, credit lines and other commitments to lend, £88,135 million (31 December 2024:
£79,518 million) was irrevocable.
Capital commitments
Excluding commitments in respect of investment property, capital expenditure contracted but not provided for at 31 December 2025 amounted to £610 million (2024: £640 million) and related to assets to be leased to customers under operating leases. Capital expenditure in respect of investment properties which had been contracted for but not recognised in the financial statements was £312 million (31
December 2024: £236 million). The Group’s management is confident that future net revenues and funding will be sufficient to cover these commitments.
Interchange fees
With respect to multi-lateral interchange fees (MIFs), the Group is not a party in the ongoing or threatened litigation which involves the card schemes Visa and Mastercard or any settlements of such litigation. However, the Group is a member/licensee of Visa and Mastercard and other card schemes.
Litigation has been brought by or on behalf of retailers against both Visa and Mastercard in the English Courts, in which retailers are seeking damages on grounds that Visa and Mastercard’s MIFs breached competition law. This includes a final judgment of the Supreme Court in
2020 that certain historic interchange arrangements of Mastercard and Visa infringed competition law and a subsequent judgment of the
Competition Appeal Tribunal in June 2025 finding that all default interchange fee rules of Mastercard and Visa (including after the
Interchange Fee Regulation) infringed competition law.
Separate litigation was brought on behalf of UK consumers in the English Courts against Mastercard (settlement of which was approved by the Competition Appeal Tribunal in the first half of 2025).
Any impact on the Group of the litigation against Visa and Mastercard remains uncertain at this time, such that it is not practicable for the
Group to provide an estimate of any potential financial effect. Insofar as Visa is required to pay damages to retailers for interchange fees set prior to June 2016, contractual arrangements to allocate liability have been agreed between various UK banks (including the Group) and
Visa Inc, as part of Visa Inc’s acquisition of Visa Europe in 2016. These arrangements cap the maximum amount of liability to which the
Group may be subject and this cap is set at the cash consideration received by the Group for the sale of its stake in Visa Europe to Visa Inc in 2016. In 2016, the Group received Visa preference shares as part of the consideration for the sale of its shares in Visa Europe. A release assessment is carried out by Visa on certain anniversaries of the sale (in line with the Visa Europe sale documentation) and as a result, some
Visa preference shares may be converted into Visa Inc Class A common stock from time to time. Any such releases and any subsequent sales of Visa common stock do not impact the contingent liability.
LIBOR and other trading rates
Certain Group companies, together with other panel banks, were previously named as defendants in private lawsuits in the US in connection with their roles as panel banks contributing to the setting of US dollar, Japanese yen and Sterling London Interbank Offered
Rate. Certain Group company dismissals from these lawsuits remain subject to appeal.
Certain Group companies are also named as defendants in two Dutch class actions, raising LIBOR manipulation allegations and one English claim relating to the alleged mis-sale of interest rate hedging products which also includes an allegation of LIBOR manipulation.
It is currently not possible to predict the scope and ultimate outcome on the Group of any private lawsuits. As such, it is not practicable to provide an estimate of any potential financial effect.
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 36: Contingent liabilities, commitments and financial guarantees continued
Tax authorities
The Group has an open matter in relation to a claim for group relief of losses incurred in its former Irish banking subsidiary, which ceased trading on 31 December 2010. In 2020, HMRC concluded its enquiry into the matter and issued a closure notice denying the group relief claim. The Group appealed to the First Tier Tax Tribunal. The hearing took place in May 2023. In January 2025, the First Tier Tribunal concluded in favour of HMRC. The Group believes it has applied the rules correctly and that the claim for group relief is correct. Having reviewed the Tribunal’s conclusions and having taken appropriate advice the Group has appealed to the Upper Tier Tax Tribunal, and does not consider this to be a case where an additional tax liability will ultimately fall due. If the final determination of the matter by the judicial process is that HMRC’s position is correct, management believes that this would result in an increase in current tax liabilities of approximately £980 million (including interest) and a reduction in the Group’s deferred tax asset of approximately £270 million. Following the First Tier Tax Tribunal outcome, the tax has been paid to HMRC and recognised as a current tax asset, given the Group’s view that the tax liability will not ultimately fall due. The appeal has been listed for hearing in March 2027, however final conclusion of the judicial process may not be for several years.
There are a number of other open matters on which the Group is in discussions with HMRC (including the tax treatment of costs relating to
HBOS Reading), none of which is expected to have a material impact on the financial position of the Group.
Arena and Sentinel litigation claims
The Group is facing claims brought by (i) Arena Television Limited and Arena Holdings Limited and (ii) Sentinel Broadcast Limited, alleging breach of duty and/or mandate in connection with an external fraud. The Group’s application for permission to appeal the Court’s decision not to determine a central legal issue on a summary basis was refused on 29 January 2026. The Group is continuing to defend the claims, which are now proceeding to trial. At this stage, it is not practicable to estimate the timing of any such trial, the final outcome of the matter or its financial impact (if any) to the Group.
Other legal actions and regulatory matters
In addition, in the course of its business the Group is subject to other complaints and threatened or actual legal proceedings (including class or group actions) brought by or on behalf of current or former employees, customers (including their appointed representatives), investors or other third parties, as well as legal and regulatory reviews, enquiries and examinations, requests for information, audits, challenges, investigations and enforcement actions, which could relate to a number of issues. This includes matters in relation to compliance with applicable laws and regulations, such as those relating to prudential regulation, employment, consumer protection, investment advice, business conduct, systems and controls, environmental, sustainability, competition/anti-trust, tax, anti-bribery, anti-money laundering and sanctions, some of which may be beyond the Group’s control, both in the UK and overseas. Where material, such matters are periodically reassessed, with the assistance of external professional advisers where appropriate, to determine the likelihood of the Group incurring a liability. The Group does not currently expect the final outcome of any such case to have a material adverse effect on its financial position, operations or cash flows. Where there is a contingent liability related to an existing provision the relevant disclosures are included within note 28.
Note 37: Structured entities
The Group’s interests in structured entities are both consolidated and unconsolidated. Details of the Group’s interests in consolidated structured entities are set out in note 26 for securitisations and covered bond vehicles, note 12 for structured entities associated with the
Group’s pension schemes, and below in part (A) and (B). Details of the Group’s interests in unconsolidated structured entities are included below in part (C).
(A)Asset-backed conduits
In addition to the structured entities discussed in note 26, which are used for securitisation and covered bond programmes, the Group sponsors an active asset-backed conduit, Cancara, which invests in client receivables and debt securities. The total consolidated exposure of Cancara at 31 December 2025 was £2,043 million (2024: £2,272 million), comprising £1,387 million of loans and advances (2024:
£1,155 million), £588 million of debt securities (2024: £559 million) and £68 million of financial assets at fair value through profit or loss
(2024: £558 million).
All lending assets and debt securities held by the Group in Cancara are restricted in use, as they are held by the collateral agent for the benefit of the commercial paper investors and the liquidity providers only. The Group provides liquidity facilities to Cancara under terms that are usual and customary for standard lending activities in the normal course of the Group’s banking activities. During 2025 there have continued to be planned drawdowns on certain liquidity facilities for balance sheet management purposes, supporting the programme to provide funding alongside the proceeds of the asset-backed commercial paper issuance.
The Group could be asked to provide support under the contractual terms of these arrangements including, for example, if Cancara experienced a shortfall in external funding, which may occur in the event of market disruption. The external assets in Cancara are consolidated in the Group’s financial statements.
(B)Consolidated collective investment vehicles and limited partnerships
The assets of the Insurance business held in consolidated collective investment vehicles, such as Open-Ended Investment Companies and limited partnerships, are not directly available for use by the Group. However, the Group’s investment in the majority of these collective investment vehicles is readily realisable. As at 31 December 2025, the total carrying value of these consolidated collective investment vehicle assets and liabilities held by the Group was £50,239 million (2024: £59,999 million).
The Group has no contractual arrangements (such as liquidity facilities) that would require it to provide financial or other support to the consolidated collective investment vehicles; the Group has not previously provided such support and has no current intentions to provide such support.
(C)Unconsolidated structured entities
The Group considers itself the sponsor of a structured entity where it is primarily involved in the design and establishment of the structured entity and further where the Group transfers assets to the structured entity, markets products associated with the structured entity in its own name and/or provides guarantees regarding the structured entity’s performance.
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 37: Structured entities continued
The Group sponsors a range of diverse investment funds and limited partnerships where it acts as the fund manager or equivalent decision-
maker and markets the funds under one of the Group’s brands. The following table describes the types of structured entities that the
Group does not consolidate but in which it holds an interest.

			Total assets of structured entities
Type of entity	Nature and purpose of structured entities	Interest held by the Group	2025 £bn	2024 £bn
Collective investment vehicles and limited partnerships	These vehicles are primarily financed by investments from investors in the vehicles and are matched by policyholder liabilities in the Insurance division.	•Interests in units issued by the vehicles •Fees from management of vehicles	2,627	2,434
Securitisation vehicles	These vehicles issue asset-backed notes to investors and facilitate the management of the Group’s balance sheet.	•Interest in notes issued by the vehicles •Fees for loan servicing	4	5
The following table sets out an analysis of the carrying amount of interest held by the Group in the unconsolidated structured entities. The maximum exposure to loss is the carrying amounts of the assets held.

Carrying amount	Recognised within;	2025 £m	2024 £m
Collective investment vehicles and limited partnerships	Financial assets at fair value through profit or loss	45,991	86,630
Notes held in securitisation vehicles	Financial assets at fair value through profit or loss; and Financial assets at amortised cost	1,186	2,403
Interest rate derivatives provided to securitisation vehicles	Derivative financial instruments assets; and Derivative financial instruments (liabilities)	5	22
During the year the Group has not provided any non-contractual financial or other support to these entities and has no current intention of providing any non-contractual financial or other support in the future.
The fee income earned from unconsolidated structured entities that the Group sponsors but does not have an interest in was £130 million
(2024: £82 million) for collective investment vehicles and £1 million (2024: £1 million) for securitisation vehicles. The carrying amount of assets transferred to securitisation vehicles at the time of transfer was £nil (2024: £2,004 million) and the Group recognised £nil gain or loss on transfer (2024: gain of £11 million).
Continuing involvement in financial assets that have been derecognised
The Group has derecognised financial assets in their entirety following transactions with securitisation vehicles, as noted above. The continuing involvement largely arises from funding provided to the vehicles through the purchase of issued notes. The majority of these notes are recognised as debt securities held at amortised cost. The remaining notes held by the Group, together with interest rate derivatives transacted with the vehicles, are recognised at fair value through profit or loss. The carrying amount of these interests and the maximum exposure to loss is included in the table above. At 31 December 2025 the fair value of the retained notes was £1,181 million (2024:
£2,401 million). The income from the Group’s interest in these structures for the year ended 31 December 2025 was £55 million (2024: £226 million) and cumulatively for the lifetime was £414 million (2024: £359 million).
Note 38: Transfers of financial assets
Transferred financial assets derecognised in their entirety with ongoing exposure
Through asset securitisations, the Group has transferred financial assets which were derecognised in their entirety, with some continuing involvement. Further details are available in note 37.
Transferred financial assets that continue to be recognised
Details of transferred financial assets that continue to be recognised in full are as follows.
The Group enters into repurchase and securities lending transactions in the normal course of business that do not result in derecognition of the financial assets as substantially all of the risks and rewards, including credit, interest rate, prepayment and other price risks are retained by the Group. In all cases, the transferee has the right to sell or repledge the assets concerned.
As set out in note 26, included within financial assets measured at amortised cost are loans transferred under the Group’s securitisation and covered bond programmes. As the Group retains all or a majority of the risks and rewards associated with these loans, including credit, interest rate, prepayment and liquidity risk, they remain on the Group’s balance sheet. Assets transferred into the Group’s securitisation and covered bond programmes are not available to be used by the Group while the assets are within the programmes. However, the Group retains the right to remove loans from the covered bond programmes where they are in excess of the programme’s requirements. In addition, where the Group has retained some of the notes issued by securitisation and covered bond programmes, the Group has the ability to sell or pledge these retained notes.
In 2024, the Group securitised a portfolio of £1.25 billion of finance lease receivables. This transaction resulted in a partial derecognition of the leases, as the Group neither retained nor transferred substantially all risks and rewards. As of 31 December 2025, the Group continues to recognise £344 million (2024: £798 million) of these lease receivables with a gross up of the same amount in finance lease receivables and other liabilities for the continuing involvement asset and liability required to be recognised under IFRS 9.
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 38: Transfers of financial assets continued
The table below sets out the carrying values of the transferred assets and the associated liabilities. For repurchase and securities lending transactions, the associated liabilities represent the Group’s obligation to repurchase the transferred assets. For securitisation programmes, the associated liabilities represent the external notes in issue (note 26). The liabilities shown in the table below have recourse to the transferred assets.

	2025		2024
	Assets £m	Liabilities £m	Assets £m	Liabilities £m
Repurchase and securities lending transactions
Financial assets at fair value through profit or loss	5,255	4,151	2,340	1,089
Debt securities held at amortised cost	697	–	1,210	–
Financial assets at fair value through other comprehensive income	15,768	10,674	12,483	4,465
Securitisation programmes
Financial assets at amortised cost:
Loans and advances to customers[1]	27,766	6,342	27,657	5,207
1The carrying value of associated liabilities excludes securitisation notes held by the Group of £16,264 million (31 December 2024: £17,079 million).
Note 39: Financial risk management
Financial instruments are fundamental to the Group’s activities and the associated risks represent a significant component of the overall risks faced by the Group. The primary risks affecting the Group through its use of financial instruments are: market risk, credit risk, liquidity risk, capital risk and insurance underwriting risk.
Market risk
The Group’s largest residual interest rate risk exposure arises from balances that are deemed to be insensitive to changes in market rates
(including current accounts, a portion of variable rate deposits and investable equity). The risk is managed through the Group’s structural hedge which consists of longer-term fixed rate assets and interest rate swaps. The notional balance and duration of the structural hedge is reviewed regularly by the Group Asset and Liability Committee. More information is set out on pages 187 to 193.
Credit risk
Credit risk appetite is set at Board level and is described and reported through a suite of metrics devised from a combination of accounting and credit portfolio performance measures, which include the use of various credit risk rating systems as inputs and assess credit risk at a counterparty level using three components: (i) the probability of default by the counterparty on its contractual obligations; (ii) the current exposures to the counterparty and their likely future development, from which the Group derives the exposure at default; and (iii) the likely loss ratio on the defaulted obligations, the loss given default. The Group uses a range of approaches to mitigate credit risk, including internal control policies, obtaining collateral, using master netting agreements and other credit risk transfers, such as asset sales and credit derivatives based transactions. The Group’s credit risk exposure is predominantly in the United Kingdom. More information is set out on pages 154 to 178.
Liquidity risk
Liquidity risk is defined as the risk that the Group has insufficient financial resources to meet its commitments as they fall due, or can only secure them at excessive cost. Liquidity risk is managed through a series of measures, tests and reports that are primarily based on contractual maturity. The Group carries out monthly stress testing of its liquidity position against a range of scenarios, including those prescribed by the PRA. The Group’s liquidity risk appetite is also calibrated against a number of stressed liquidity metrics. More information is set out on pages 181 to 186.
Capital risk
The Group maintains capital levels across all regulated entities commensurate with a prudent level of solvency to achieve financial resilience and market confidence. The Group assesses both its regulatory capital requirements and the quantity and quality of capital resources it holds to meet those requirements in accordance with the relevant provisions of the Capital Requirements Directive (CRD V)
and Capital Requirements Regulation (UK CRR). This is supplemented through additional regulation set out under the PRA Rulebook and through associated statements of policy, supervisory statements and other regulatory guidance. Close monitoring of regulatory capital ratios is undertaken to ensure the Group meets regulatory requirements and risk appetite levels and deploys its capital resources efficiently.
Target capital levels take account of current and future regulatory requirements, capacity for growth and to cover uncertainties. At 31
December 2025, the Group’s common equity tier 1 capital was £32,930 million (31 December 2024: £31,979 million). Further details of the
Group’s capital resources are provided in the table marked audited on page 147.
The insurance business (the Scottish Widows Group) and each of the constituent UK insurance companies within it are regulated by the
PRA. The insurance businesses are required to calculate solvency capital requirements and available capital in accordance with Solvency II.
The Group complied with these requirements in 2025 and 2024. The Insurance business of the Group calculates regulatory capital on the basis of an internal model, which was approved by the PRA on 5 December 2015, with the latest major change to the model approved in
November 2024. The capital position of the Group’s insurance businesses is reviewed on a regular basis by the Insurance, Pensions and
Investments Executive Committee. More information is set out on page 150.
Insurance underwriting risk
Insurance underwriting risk is the risk of adverse developments in the timing, frequency and severity of claims for insured/underwritten events and in customer behaviour, leading to reductions in earnings and/or value and arises within the Group’s Insurance business.
Insurance underwriting risk is measured using a variety of techniques including stress, reverse stress and scenario testing, as well as stochastic modelling. Current and potential future insurance underwriting risk exposures are assessed and aggregated on a range of stresses including risk measures based on 1-in-200 year stresses for the Insurance business’s regulatory capital assessments and other supporting measures where appropriate. The Group also mitigates insurance underwriting risk via the use of reinsurance arrangements.
More information is set out on page 180. The Group's critical accounting judgements and key sources of estimation uncertainty for its
Insurance business are set out in note 8.
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 40: Cash flow statement
(A)Change in operating assets

	2025 £m	2024 £m	2023 £m
Change in financial assets held at amortised cost	(26,316)	(21,106)	12,311
Change in financial assets at fair value through profit or loss	(24,505)	(9,872)	(22,539)
Change in derivative financial instruments	4,446	(4,082)	1,805
Change in other operating assets	5,686	(4,562)	(687)
Change in operating assets	(40,689)	(39,622)	(9,110)
(B)Change in operating liabilities

	2025 £m	2024 £m	2023 £m
Change in deposits from banks	(376)	4	(1,110)
Change in customer deposits	13,858	11,324	(3,850)
Change in repurchase agreements	810	57	(10,893)
Change in financial liabilities at fair value through profit or loss	172	2,619	6,925
Change in derivative financial instruments	(5,216)	1,524	(3,893)
Change in debt securities in issue at amortised cost	7,725	(4,824)	2,094
Change in insurance contracts[1]	13,220	1,941	9,845
Change in investment contract liabilities	10,412	6,250	5,502
Change in other operating liabilities[2]	(5,202)	4,708	(388)
Change in operating liabilities	35,403	23,603	4,232
1Includes insurance contracts presented within disposal group liabilities.
2Includes a decrease of £235 million (2024: decrease of £371 million; 2023: increase of £315 million) in respect of lease liabilities.
(C)Non-cash and other items

	2025 £m	2024 £m	2023 £m
Interest expense and hedging valuation adjustments on subordinated liabilities[1]	715	471	861
Accretion of discounts and amortisation of premiums and issue costs	(488)	195	1,259
Revaluation of investment properties	(99)	(67)	87
Net gain on sale of financial assets at fair value through other comprehensive income	(3)	(7)	(122)
Share of post-tax results of associates and joint ventures	(1)	13	16
Profit on derecognition of joint ventures and associates	(121)	–	–
Loss/(profit) on disposal of tangible fixed assets	65	(36)	(61)
Net credit in respect of defined benefit schemes	(37)	(11)	(79)
Depreciation and amortisation	3,477	3,426	2,905
Regulatory and legal provisions	968	899	675
Other provision movements	(29)	(206)	(30)
Allowance for loan losses	867	494	315
Write-off of allowance for loan losses, net of recoveries	(1,097)	(1,029)	(1,115)
Impairment credit on undrawn balances	(73)	(51)	–
Impairment credit on financial assets at fair value through other comprehensive income	(1)	(3)	(2)
Transactions in own shares	38	(173)	103
Transfers to income statement from reserves	1,869	2,597	1,838
Foreign exchange impact on balance sheet[2]	709	1	502
Other non-cash items	91	42	176
Total non-cash items	6,850	6,555	7,328
Contributions to defined benefit schemes	(152)	(175)	(1,345)
Payments in respect of regulatory and legal provisions	(295)	(401)	(378)
Other	28	11	17
Total other items	(419)	(565)	(1,706)
Non-cash and other items	6,431	5,990	5,622
1Interest expense on subordinated liabilities and hedging valuation adjustments on subordinated debt, previously presented separately, are reported in aggregate.
2When considering the movement on each line of the balance sheet, the impact of foreign exchange rate movements is removed in order to show the underlying cash impact.
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 40: Cash flow statement continued
(D)Acquisition of Group undertakings, businesses and joint ventures
On 9 October 2025, LBG Equity Investments Limited, a wholly owned subsidiary of the Group, acquired 49.9% of the ordinary share capital of Schroders Personal Wealth Limited (SPW) in exchange for its stake in Cazenove Capital, bringing the Group’s ownership of SPW to 100%.
Goodwill of £262 million was recognised on the transaction. None of the goodwill was deductible for tax purposes.

	2025 £m	2024 £m	2023 £m
Net assets acquired:
Cash and cash equivalents	144	–	38
Tangible fixed assets	2	–	–
Intangible assets (excluding goodwill)	296	–	182
Other assets	152	–	672
Deferred tax	(74)	–	(58)
Other liabilities	(166)	–	(646)
Goodwill arising on acquisition	262	–	143
Non cash consideration	(616)	–	–
Cash consideration	–	–	331
Less cash and cash equivalents acquired	(144)	–	(38)
Net cash (inflow)/outflow arising from acquisition of subsidiaries and businesses	(144)	–	293
Acquisition of and additional investment in joint ventures	117	179	87
Net cash (inflow)/outflow from acquisitions in the year	(27)	179	380
(E)Analysis of cash and cash equivalents as shown in the balance sheet

	2025 £m	2024 £m	2023 £m

Cash and balances at central banks	56,661	62,705	78,110
Less mandatory reserve deposits[1]	(37)	(21)	(1,930)
	56,624	62,684	76,180
Loans and advances to banks and reverse repurchase agreements with banks	17,006	15,175	19,048
Less amounts with a maturity of three months or more	(13,037)	(7,043)	(6,390)
	3,969	8,132	12,658
Total cash and cash equivalents[2]	60,593	70,816	88,838
1Mandatory reserve deposits are held with local central banks in accordance with statutory requirements. Where these deposits are not held in demand accounts and are not available to finance the Group’s day-to-day operations they are excluded from cash and cash equivalents.
2Included within cash and cash equivalents at 31 December 2025 is £16 million (2024: £23 million; 2023: £31 million) of restricted cash and cash equivalents held within the Group’s long-term insurance and investments operations, which is not immediately available for use in the business.
Note 41: Events since the balance sheet date
Share buyback
On 30 January 2026, the Group announced the launch of an ordinary share buyback of up to £1.75 billion. This represents the return to shareholders of capital, surplus to that required to provide capacity to grow the business, meet current and future regulatory requirements and cover uncertainties. The share buyback programme is expected to be completed, subject to continued authority from the PRA, by
31 December 2026.
Lloyds Banking Group plc Annual Report and Accounts 2025

Parent company income statement
for the year ended 31 December

	2025 £m	2024 £m	2023 £m
Interest income	804	800	632
Interest expense	(1,031)	(1,096)	(1,129)
Net interest expense	(227)	(296)	(497)
Net trading (losses) income	(129)	61	71
Dividends from subsidiaries	2,990	5,187	5,024
Other operating income	893	701	672
Other income	3,754	5,949	5,767
Total income	3,527	5,653	5,270
Operating expenses	(164)	(216)	(225)
Impairment credit	3	3	10
Profit before tax	3,366	5,440	5,055
Tax credit	23	48	84
Profit for the year	3,389	5,488	5,139

Profit attributable to ordinary shareholders	2,926	4,990	4,612
Profit attributable to other equity holders	463	498	527
Profit for the year	3,389	5,488	5,139
Total comprehensive income comprises only profit for the year.
The accompanying notes are an integral part of the parent company financial statements.
Lloyds Banking Group plc Annual Report and Accounts 2025

Parent company balance sheet
at 31 December

	Note	2025 £m	2024 £m
Assets
Cash and cash equivalents		8	22
Financial assets at fair value through profit or loss	3	19,703	23,370
Derivative financial instruments	3	298	519
Debt securities		1,623	2,354
Loans to subsidiaries	9	16,949	17,068
Investment in subsidiaries	9	54,567	51,334
Current tax recoverable		6	75
Deferred tax assets	5	85	23
Other assets		7	14
Total assets		93,246	94,779
Liabilities
Due to subsidiaries		150	3
Financial liabilities at fair value through profit or loss	3	22,433	24,896
Derivative financial instruments	3	579	939
Debt securities in issue at amortised cost	6	9,941	8,310
Other liabilities		80	142
Subordinated liabilities	7	9,970	9,720
Total liabilities		43,153	44,010
Equity
Share capital	8	5,889	6,062
Share premium account		18,797	18,720
Merger reserve		6,759	6,759
Capital redemption reserve		5,971	5,751
Retained profits		6,730	7,282
Shareholders’ equity		44,146	44,574
Other equity instruments	8	5,947	6,195
Total equity		50,093	50,769
Total equity and liabilities		93,246	94,779
The accompanying notes are an integral part of the parent company financial statements.
The directors approved the parent company financial statements on 13 February 2026.

Sir Robin Budenberg Chair	Charlie Nunn Group Chief Executive	William Chalmers Chief Financial Officer
Lloyds Banking Group plc Annual Report and Accounts 2025

Parent company statement of changes in equity
for the year ended 31 December

	Attributable to ordinary shareholders
	Share capital[1] £m	Share premium[1] £m	Merger reserve[2] £m	redemption reserve[3] £m	Retained profits £m	Total £m	Other equity instruments £m	Total £m
At 1 January 2023	6,729	18,504	6,806	4,932	5,222	42,193	5,297	47,490
Total comprehensive income	–	–	–	–	4,612	4,612	527	5,139
Transactions with owners
Dividends[4]	–	–	–	–	(1,651)	(1,651)	–	(1,651)
Distributions on other equity instruments	–	–	–	–	–	–	(527)	(527)
Issue of ordinary shares	67	64	–	–	–	131	–	131
Share buyback	(438)	–	–	438	(1,993)	(1,993)	–	(1,993)
Issue of other equity instruments	–	–	–	–	(13)	(13)	1,778	1,765
Repurchase and redemptions of other equity instruments	–	–	–	–	–	–	(135)	(135)
Movement in treasury shares	–	–	–	–	103	103	–	103
Value of employee services	–	–	–	–	227	227	–	227
Total transactions with owners	(371)	64	–	438	(3,327)	(3,196)	1,116	(2,080)
At 31 December 2023	6,358	18,568	6,806	5,370	6,507	43,609	6,940	50,549
Total comprehensive income	–	–	–	–	4,990	4,990	498	5,488
Transactions with owners
Dividends[4]	–	–	–	–	(1,828)	(1,828)	–	(1,828)
Distributions on other equity instruments	–	–	–	–	–	–	(498)	(498)
Issue of ordinary shares	73	117	–	–	–	190	–	190
Share buyback	(369)	–	–	369	(2,011)	(2,011)	–	(2,011)
Redemption of preference shares	–	35	(47)	12	–	–	–	–
Issue of other equity instruments	–	–	–	–	(6)	(6)	763	757
Repurchase and redemptions of other equity instruments	–	–	–	–	(316)	(316)	(1,508)	(1,824)
Movement in treasury shares	–	–	–	–	(173)	(173)	–	(173)
Value of employee services	–	–	–	–	119	119	–	119
Total transactions with owners	(296)	152	(47)	381	(4,215)	(4,025)	(1,243)	(5,268)
At 31 December 2024	6,062	18,720	6,759	5,751	7,282	44,574	6,195	50,769
Total comprehensive income	–	–	–	–	2,926	2,926	463	3,389
Transactions with owners
Dividends[4]	–	–	–	–	(2,000)	(2,000)	–	(2,000)
Distributions on other equity instruments	–	–	–	–	–	–	(463)	(463)
Issue of ordinary shares	47	77	–	–	–	124	–	124
Share buyback	(220)	–	–	220	(1,710)	(1,710)	–	(1,710)
Issue of other equity instruments	–	–	–	–	(10)	(10)	1,511	1,501
Repurchase and redemptions of other equity instruments	–	–	–	–	–	–	(1,759)	(1,759)
Movement in treasury shares	–	–	–	–	38	38	–	38
Value of employee services	–	–	–	–	204	204	–	204
Total transactions with owners	(173)	77	–	220	(3,478)	(3,354)	(711)	(4,065)
At 31 December 2025	5,889	18,797	6,759	5,971	6,730	44,146	5,947	50,093
1Share capital and share premium, previously presented in aggregate, are shown separately. Comparatives have been represented on a consistent basis.
2The merger reserve comprises the premium on shares issued on 13 January 2009 under the placing and open offer and shares issued on 16 January 2009 on the acquisition of HBOS plc, offset by adjustments on the redemption of preference shares. Substantially all of the Company’s merger reserve is available for distribution.
3The capital redemption reserve represents transfers from the merger reserve in accordance with companies’ legislation and amounts transferred from share capital following the cancellation of shares. For shares cancelled under share buyback programme, see note 32 to the consolidated financial statements.
4Details of the Company’s dividends are as set out in note 34 to the consolidated financial statements.
The accompanying notes are an integral part of the parent company financial statements.
Lloyds Banking Group plc Annual Report and Accounts 2025

Parent company cash flow statement
for the year ended 31 December

	2025 £m	2024 £m	2023 £m
Cash flows from operating activities
Profit before tax	3,366	5,440	5,055
Adjustments for:
Fair value and exchange adjustments and other non-cash items	311	(83)	744
Change in other assets	4,405	(1,850)	(1,317)
Change in other liabilities and other items	(747)	4,523	(555)
Dividends received	(2,990)	(5,187)	(5,024)
Distributions on other equity instruments received	(680)	(541)	(505)
Tax refunded	84	115	4
Net cash provided by (used in) operating activities	3,749	2,417	(1,598)
Cash flows from investing activities
Return of capital contribution	1	1	1
Dividends received	2,990	5,187	5,024
Distributions on other equity instruments received	680	541	505
Acquisitions of and capital injections to subsidiaries	(5,288)	(1,309)	(1,496)
Return of capital by subsidiaries	2,054	800	278
Amounts advanced to subsidiaries	(6,118)	(4,340)	(4,563)
Repayment of loans to subsidiaries	5,796	2,055	3,556
Interest received on loans to subsidiaries	610	386	410
Net cash provided by investing activities	725	3,321	3,715
Cash flows from financing activities
Dividends paid to ordinary shareholders	(2,000)	(1,828)	(1,651)
Distributions on other equity instruments	(463)	(498)	(527)
Interest paid on subordinated liabilities	(638)	(509)	(466)
Proceeds from issue of subordinated liabilities	1,757	812	1,416
Proceeds from issue of other equity instruments	1,501	757	1,765
Proceeds from issue of ordinary shares	99	187	86
Share buyback	(1,710)	(2,011)	(1,993)
Repayment of subordinated liabilities	(1,275)	(819)	(643)
Repurchase and redemptions of other equity instruments	(1,759)	(1,824)	(135)
Net cash used in financing activities	(4,488)	(5,733)	(2,148)
Change in cash and cash equivalents	(14)	5	(31)
Cash and cash equivalents at beginning of year	22	17	48
Cash and cash equivalents at end of year	8	22	17
Interest received was £763 million (2024: £746 million; 2023: £604 million) and interest paid was £992 million (2024: £1,134 million;
2023: £1,086 million).
The accompanying notes are an integral part of the parent company financial statements.
Lloyds Banking Group plc Annual Report and Accounts 2025

Notes to the parent company financial statements
for the year ended 31 December
Note 1: Basis of preparation and accounting policies
The financial statements of Lloyds Banking Group plc have been prepared in accordance with United Kingdom adopted international accounting standards and in conformity with the requirements of the Companies Act 2006. The financial statements have also been prepared in accordance with IFRS® Accounting Standards as issued by the International Accounting Standards Board (IASB).
The financial information has been prepared under the historical cost convention, as modified by the revaluation of certain financial assets and liabilities at fair value through profit or loss and all derivative contracts. The accounting policies of the Company are the same as those of the Group, which are set out in note 2 to the consolidated financial statements. Investments in subsidiaries are carried at historical cost, less any provisions for impairment. Fees payable to the Company’s auditors by the Group are set out in note 13 to the consolidated financial statements.
Lloyds Banking Group plc was incorporated as a public limited company and registered in Scotland under the UK Companies Act 1985 on
21 October 1985 with the registered number SC095000. Lloyds Banking Group plc’s registered office is Lloyds Banking Group plc, The
Mound, Edinburgh EH1 1YZ, Scotland, and its principal executive offices in the UK are located at Lloyds Banking Group plc, 33 Old Broad
Street, London EC2N 1HZ.
Note 2: Measurement basis of financial assets and liabilities
The accounting policies in note 2 to the consolidated financial statements describe how different classes of financial instruments are measured, and how income and expenses, including fair value gains and losses, are recognised. The following table analyses the carrying amounts of the Company’s financial assets and liabilities by category and by balance sheet heading.

	Derivatives designated as hedging instruments £m	Mandatorily held at fair value through profit or loss		Designated at fair value through profit or loss £m	Held at amortised cost £m
		Held for trading £m	Other £m			Total £m
At 31 December 2025
Financial assets
Cash and cash equivalents	–	–	–	–	8	8
Financial assets at fair value through profit or loss	–	–	19,703	–	–	19,703
Derivative financial instruments	29	269	–	–	–	298
Debt securities	–	–	–	–	1,623	1,623
Loans to subsidiaries	–	–	–	–	16,949	16,949
Total financial assets	29	269	19,703	–	18,580	38,581
Financial liabilities
Due to subsidiaries	–	–	–	–	150	150
Financial liabilities at fair value through profit or loss	–	–	–	22,433	–	22,433
Derivative financial instruments	322	257	–	–	–	579
Debt securities in issue at amortised cost	–	–	–	–	9,941	9,941
Subordinated liabilities	–	–	–	–	9,970	9,970
Total financial liabilities	322	257	–	22,433	20,061	43,073
At 31 December 2024
Financial assets
Cash and cash equivalents	–	–	–	–	22	22
Financial assets at fair value through profit or loss	–	–	23,370	–	–	23,370
Derivative financial instruments	38	481	–	–	–	519
Debt securities	–	–	–	–	2,354	2,354
Loans to subsidiaries	–	–	–	–	17,068	17,068
Total financial assets	38	481	23,370	–	19,444	43,333
Financial liabilities
Due to subsidiaries	–	–	–	–	3	3
Financial liabilities at fair value through profit or loss	–	–	–	24,896	–	24,896
Derivative financial instruments	442	497	–	–	–	939
Debt securities in issue at amortised cost	–	–	–	–	8,310	8,310
Subordinated liabilities	–	–	–	–	9,720	9,720
Total financial liabilities	442	497	–	24,896	18,033	43,868
Note 17 to the consolidated financial statements outlines the valuation hierarchy into which financial instruments measured at fair value are categorised.
The assets held at fair value through profit or loss represent holdings of debt securities issued by subsidiaries. The contractual terms of such instruments contain certain write-down and conversion features and so are not considered to satisfy the solely payments of principal and interest test.
Lloyds Banking Group plc Annual Report and Accounts 2025

Notes to the parent company financial statements continued
for the year ended 31 December
Note 2: Measurement basis of financial assets and liabilities continued
Financial liabilities designated at fair value through profit or loss represent debt securities in issue which are accounted for at fair value to significantly reduce an accounting mismatch. The changes in the credit risk of these liabilities are linked to the changes in credit risk on corresponding assets that the Company holds at fair value through profit or loss, representing debt securities issued by subsidiaries. Given the economic relationship between these assets and liabilities, the Company presents changes in the credit risk of its liabilities in profit or loss in order to avoid creating or enlarging an accounting mismatch.
The amount contractually payable on maturity of the debt securities held at fair value through profit or loss at 31 December 2025 was
£21,722 million, which was £711 million lower than the balance sheet carrying value (2024: £24,488 million, which was £408 million lower than the balance sheet carrying value). At 31 December 2025 there was a cumulative £984 million increase in the fair value of these liabilities attributable to changes in credit risk (2024: increase of £845 million), of which a £139 million increase arose in 2025 and a
£89 million increase arose in 2024; this is determined by reference to the quoted credit spreads of the Company.
Note 3: Fair values of financial assets and liabilities
The valuation techniques for the Company’s financial instruments are as discussed in note 17 to the consolidated financial statements.
Valuation hierarchy
The table below analyses the assets and liabilities of the Company. With the exception of derivatives and those financial assets and liabilities carried at fair value through profit or loss, all assets and liabilities are held at amortised cost. They are categorised into levels 1 to 3 based on the degree to which their fair value is observable. No assets or liabilities were categorised as level 1 (2024: none).

	2025				2024
	Carrying value £m	Fair value £m	Valuation hierarchy		Carrying value £m	Fair value £m	Valuation hierarchy
			Level 2 £m	Level 3 £m			Level 2 £m	Level 3 £m
Financial assets at fair value through profit or loss	19,703	19,703	19,703	–	23,370	23,370	23,370	–
Derivative financial instruments	298	298	298	–	519	519	519	–
Debt securities	1,623	1,593	1,593	–	2,354	2,240	2,240	–
Loans to subsidiaries	16,949	16,949	16,949	–	17,068	17,068	17,068	–
Total financial assets	38,573	38,543	38,543	–	43,311	43,197	43,197	–
Due to subsidiaries	150	150	150	–	3	3	3	–
Financial liabilities at fair value through profit or loss	22,433	22,433	22,433	–	24,896	24,896	24,896	–
Derivative financial instruments	579	579	579	–	939	939	939	–
Debt securities in issue at amortised cost	9,941	9,976	9,976	–	8,310	8,140	8,140	–
Subordinated liabilities	9,970	10,505	10,505	–	9,720	10,038	10,038	–
Total financial liabilities	43,073	43,643	43,643	–	43,868	44,016	44,016	–
The carrying amount of cash and cash equivalents (2025: £8 million; 2024: £22 million) is a reasonable approximation of fair value.
At 31 December 2025 £16,484 million of financial assets at fair value through profit or loss, £220 million of derivative financial assets,
£776 million of debt securities and £12,014 million of loans to subsidiaries included in total financial assets had maturities greater than one year (2024: £18,195 million, £287 million, £1,736 million and £11,876 million). Of the balances included in total financial liabilities,
£19,031 million of financial liabilities at fair value through profit or loss, £504 million of derivative financial liabilities, £9,842 million of debt securities in issue at amortised cost and £8,341 million of subordinated liabilities had maturities greater than one year at 31 December 2025
(2024: £20,237 million, £633 million, £6,082 million and £8,371 million).
Note 4: Derivative financial instruments
The Company holds derivatives to manage and hedge the Group’s interest rate and foreign exchange risk arising from issuance.
The principal derivatives used by the Company are as follows:
•Interest rate related contracts including interest rate swaps. An interest rate swap is an agreement between two parties to exchange fixed and floating interest payments, based upon interest rates defined in the contract, without the exchange of the underlying principal amounts.
•Exchange rate related contracts include currency swaps. Currency swaps generally involve the exchange of interest payment obligations denominated in different currencies.
Note 5: Deferred tax
As at 31 December 2025 the Company carried a deferred tax asset of £85 million (2024: £23 million). There was no deferred tax liability at
31 December 2025 or 31 December 2024. The movement in the deferred tax asset during 2025 primarily related to financial liabilities at fair value through profit and loss (giving rise to a £8 million credit to the income statement) and shared-based payments (giving rise to a
£54 million credit in equity).
Note 6: Debt securities in issue at amortised cost
These comprise notes issued by the Company in a number of currencies, although predominantly US dollars and Euros, with maturity dates ranging up to 2038.
Lloyds Banking Group plc Annual Report and Accounts 2025

Note 7: Subordinated liabilities
These liabilities will, in the event of the winding-up of the issuer, be subordinated to the claims of depositors and all other creditors of the issuer. Any repayments of subordinated liabilities require the consent of the Prudential Regulation Authority.

	Preference shares £m	Undated £m	Dated £m	Total £m
At 1 January 2024	329	10	9,368	9,707
Issued in the year[1]:
4.375% Fixed Rate Reset Dated Subordinated Notes 2034 (€500 million)	–	–	427	427
5.788% Fixed-to-Floating Rate Dated Subordinated Notes 2034 (A$250 million)	–	–	128	128
Floating Rate Dated Subordinated Notes 2034 (A$500 million)	–	–	257	257
	–	–	812	812
Repurchases and redemptions during the year[1]:
6.475% Non-cumulative Preference Shares callable 2024 (£186 million)	(47)	–	–	(47)
4.5% Dated Subordinated Notes 2024 ($1,000 million)	–	–	(772)	(772)
	(47)	–	(772)	(819)
Foreign exchange and other movements (cash and non-cash)	1	–	19	20
At 31 December 2024	283	10	9,427	9,720
Issued in the year[1]:
4.00% Fixed Rate Reset Dated Subordinated Notes 2035 (€1,000 million)	–	–	840	840
6.068% Fixed-to-Floating Rate Dated Subordinated Notes 2036 ($1,250 million)	–	–	917	917
	–	–	1,757	1,757
Repurchases and redemptions during the year[1]:
4.50% Fixed Rate Step-up Subordinated Notes 2030 (€309 million)	–	–	(260)	(260)
4.582% Fixed Rate Dated Subordinated Notes 2025 ($1,328 million)	–	–	(996)	(996)
4.582% Fixed Rate Dated Subordinated Notes 2025 ($25.6 million)			(19)	(19)
	–	–	(1,275)	(1,275)
Foreign exchange and other movements (cash and non-cash)	3	–	(235)	(232)
At 31 December 2025	286	10	9,674	9,970
1Issuances in the year generated cash inflows of £1,757 million (2024: £812 million); the repurchases and redemptions resulted in cash outflows of £1,275 million (2024: £819 million). Cash payments in respect of interest on subordinated liabilities in the year amounted to £522 million (2024: £509 million).
Note 8: Share capital and other equity instruments
Details of the Company’s share capital and other equity instruments are as set out in notes 30 and 33 to the consolidated financial statements.
Note 9: Related party transactions
Key management personnel
The key management personnel of the Group and the Company are the same. The relevant disclosures are given in note 35 to the consolidated financial statements.
The Company has no employees (2024: nil).
As discussed in note 11 to the consolidated financial statements, the Group provides share-based compensation to employees through a number of schemes; these are all in relation to shares in the Company and the costs of providing those benefits are treated as capital contributions to the employing companies in the Group.
Investment in subsidiaries

	2025 £m	2024 £m
At 1 January	51,334	50,826
Additions and capital injections	5,137	1,167
Capital contributions	151	142
Return of capital contributions	(1)	(1)
Capital repayments and redemptions	(2,054)	(800)
At 31 December	54,567	51,334
Details of the subsidiaries and related undertakings are given on pages 313 to 323 and are incorporated by reference.
Certain subsidiary companies currently have insufficient distributable reserves to make dividend payments; however, there were no further significant restrictions on any of the Company’s subsidiaries in paying dividends or repaying loans and advances. All regulated banking and insurance subsidiaries are required to maintain capital at levels agreed with the regulators; this may impact the ability of those subsidiaries to make distributions.
During the year ended 31 December 2025, the Company received dividends of £2,990 million (2024: £5,187 million; 2023: £5,024 million)
from subsidiaries.
Lloyds Banking Group plc Annual Report and Accounts 2025

Notes to the parent company financial statements continued
for the year ended 31 December
Note 9: Related party transactions continued
Amounts due to and from subsidiaries
At 31 December 2025 the Company had £19,703 million (2024: £23,370 million) of debt securities at fair value through profit or loss which had been purchased from subsidiaries, £16,771 million (2024: £17,033 million) of net lending to subsidiaries and had £33 million
(2024: £66 million) of subordinated liabilities in issue to subsidiaries. During the year ended 31 December 2025, the Company advanced
£6,118 million (2024: £4,340 million) to subsidiaries and received £5,796 million (2024: £2,055 million) in loan repayments from subsidiaries.
In addition, at 31 December 2025 the Company had interest rate and currency swaps, predominantly with Lloyds Bank Corporate Markets plc, with an aggregate notional principal amount of £45,685 million and a net negative fair value of £281 million (2024: notional principal amount of £47,895 million and a net negative fair value of £420 million). Of this amount an aggregate notional principal amount of
£13,484 million and a net negative fair value of £293 million (2024: notional principal amount of £12,862 million and a net negative fair value of £404 million) were designated as fair value hedges. Transactions with subsidiary undertakings arose in the ordinary course of business and on substantially the same terms as those with third-parties.
Guarantees and other related party transactions
As part of the Group’s participation in the Bank of England’s Sterling Monetary Framework, the Company guarantees certain of its subsidiaries’ liabilities to the Bank of England. These guarantees have no fixed term.
Information in respect of other related party transactions is given in note 35 to the consolidated financial statements.
Note 10: Financial risk management
Market risk
The Company is exposed to interest rate and currency risk on its debt securities in issue and its subordinated debt. As discussed in note 9, the Company has entered into interest rate and currency swaps with Lloyds Bank Corporate Markets plc, to manage these risks.
Credit risk
The majority of the Company’s credit risk arises from amounts due from its wholly owned subsidiaries, principally Lloyds Bank plc.
Liquidity risk
The table below analyses financial instrument liabilities of the Company on an undiscounted future cash flow basis according to contractual maturity, into relevant maturity groupings based on the remaining period at the balance sheet date; balances with no fixed maturity are included in the over 5 years category. In the case of dated subordinated liabilities, the maturity presented is based on call date where applicable. The Group’s preference shares have partially discretionary coupons and have been included in the below analysis. The principal amount for undated subordinated liabilities and preference shares with no redemption option is included within the over 5 years column; interest of £1 million (2024: £1 million) in respect of the undated subordinated liabilities and £28 million (2024: £28 million) in respect of the preference shares, per annum is not included beyond 5 years.

	Up to 1 month £m	1 to 3 months £m	3 to 12 months £m	1 to 5 years £m	Over 5 years £m	Total £m
At 31 December 2025
Financial liabilities at fair value through profit or loss	105	806	3,373	14,721	6,811	25,816
Debt securities in issue at amortised cost	20	57	396	10,498	80	11,051
Subordinated liabilities	24	1,169	919	5,991	6,698	14,801
Total non-derivative financial liabilities	149	2,032	4,688	31,210	13,589	51,668
Derivative financial liabilities
Gross settled derivatives – outflows	2,091	2,475	4,260	3,587	–	12,413
Gross settled derivatives – inflows	(2,073)	(2,462)	(4,219)	(3,586)	–	(12,340)
Gross settled derivatives – net flows	18	13	41	1	–	73
Net settled derivative liabilities	381	–	–	–	–	381
Total derivative financial liabilities	399	13	41	1	–	454

	Up to 1 month £m	1 to 3 months £m	3 to 12 months £m	1 to 5 years £m	Over 5 years £m	Total £m
At 31 December 2024
Financial liabilities at fair value through profit or loss	874	1,786	2,958	17,090	6,149	28,857
Debt securities in issue at amortised cost	22	1,076	1,369	6,375	75	8,917
Subordinated liabilities	25	324	1,344	3,990	6,070	11,753
Total non-derivative financial liabilities	921	3,186	5,671	27,455	12,294	49,527
Derivative financial liabilities
Gross settled derivatives – outflows	2,213	2,675	5,543	2,194	267	12,892
Gross settled derivatives – inflows	(2,164)	(2,530)	(5,302)	(1,950)	–	(11,946)
Gross settled derivatives – net flows	49	145	241	244	267	946
Net settled derivative liabilities	175	–	–	–	–	175
Total derivative financial liabilities	224	145	241	244	267	1,121

Strategic report
Sustainability review
Financial results
Governance
Risk management
Financial statements
Other information

Lloyds Banking Group plc Annual Report and Accounts 2025

Other
information

Shareholder information	306
Alternative performance measures	308
Subsidiaries and related undertakings	313
Forward-looking statements	324
Driven by
our purpose
Our purpose is what drives us, what makes us different
and defines how we profitably grow for all our stakeholders
Lloyds Banking Group plc Annual Report and Accounts 2025

Shareholder information
Annual general meeting (AGM)
The annual general meeting will be held at the Edinburgh International Conference Centre, The Exchange, Edinburgh EH3 8EE on
Thursday 14 May 2026 at 11am. Further details about the meeting, including the proposed resolutions and where shareholders can stream the meeting live, can be found in our Notice of AGM which will be available shortly on our website .
Reports and communications
The Group issues regulatory announcements through the Regulatory News Service (RNS). Shareholders can subscribe for free via the
Investors section of our website , where our statutory reports and shareholder communications are available. A summary of the scheduled reports and communications to be issued in 2026 is set out below:

Available format
Report/Communication	Month	Online	Email	RNS	Paper
Preliminary results	Jan	✓	✓	✓
Publication of annual report	Feb	✓	✓	✓
Pillar 3 report	Feb/Aug	✓
Mailing of annual report and annual review	Mar	✓	✓		✓
Notice of AGM and voting materials	Mar	✓	✓		✓
Q1 interim management statement	Apr	✓	✓	✓
Country analysis[1]	May	✓
Half-year results	Jul	✓	✓	✓
Q3 interim management statement	Oct	✓	✓	✓
1To be published on the Group’s website by 31 May 2026 in accordance with the Capital Requirements (Country-by-Country Reporting) Regulations 2013.
Share dealing facilities
We offer a choice of four share dealing services for our UK shareholders and customers. Please search for ‘share dealing’ within the website links provided below, where you can also view the full range of services available. Alternatively, please use the additional contact details below.

Service Provider	Telephone Dealing	Internet Dealing
Bank of Scotland Share Dealing	0345 606 1188	https://www.bankofscotland.co.uk/investing.html
Halifax Share Dealing	0345 722 5525	https://www.halifax.co.uk/investing.html
Lloyds Bank Direct Investments	0345 606 0560	https://www.lloydsbank.com/investing.html
Scottish Widows Share Dealing	0345 070 7129	https://www.scottishwidows.co.uk/investing.html
Note:
All internet services are available 24/7. Telephone dealing services are available between 8am and 9pm, Monday to Friday, excluding English and Welsh public holidays. To open a share dealing account with any of these services, you must be 18 years of age or over and be resident in the UK, Jersey, Guernsey or the Isle of Man.
Share dealing for the Lloyds Banking Group shareholder account
Share dealing services for the Lloyds Banking Group shareholder account are provided by Equiniti Shareview Dealing, operated by
Equiniti Financial Services Limited. Details of the services provided can be found either on the shareholder information page of our website  or by contacting Equiniti using the contact details provided on the next page.
Share price information
Shareholders can access both the latest and historical share prices via our website as well as listings in most national newspapers.
For a real-time buying or selling price, you will need to contact a stockbroker, or you can contact the share dealing providers detailed above.
Individual Saving Accounts (ISAs)
There are a number of options for investing in Lloyds Banking Group shares through an ISA. For details of services and products provided by the Group please contact Bank of Scotland Share Dealing, Halifax Share Dealing, Lloyds Bank Direct Investments or Scottish Widows Share
Dealing using the contact details above.
Key dates

9 April 2026	Shares quoted ex-dividend
10 April 2026	Record date
27 April 2026	Final date for joining or leaving the dividend reinvestment plan
29 April 2026	Q1 interim management statement
14 May 2026	Annual general meeting
19 May 2026	Dividend paid
30 July 2026	Half-year results
29 October 2026	Q3 interim management statement
Lloyds Banking Group plc Annual Report and Accounts 2025

Analysis of shareholders

Balance ranges	Total number of holdings	Percentage of holders	Total number of shares	Percentage issued capital
1–999	1,679,803	81.9%	487,563,992	0.8%
1,000–9,999	318,898	15.6%	846,637,657	1.4%
10,000–99,999	48,824	2.4%	1,250,595,306	2.1%
100,000–999,999	2,228	0.1%	519,003,450	0.9%
1,000,000–4,999,999	473	0.0%	1,170,340,552	2.0%
5,000,000–9,999,999	146	0.0%	1,044,624,243	1.8%
10,000,000–49,999,999	234	0.0%	5,609,956,584	9.5%
50,000,000–99,999,999	80	0.0%	5,744,461,475	9.8%
100,000,000–499,999,999	68	0.0%	14,903,704,082	25.3%
500,000,000–999,999,999	14	0.0%	9,774,960,052	16.6%
1,000,000,000–99,999,999,999	7	0.0%	17,533,896,209	29.8%
Totals	2,050,775	100.0%	58,885,743,602	100.0%
American Depositary Receipts (ADRs)
Our shares are traded in the USA through a New York Stock Exchange-listed sponsored ADR facility with The Bank of New York Mellon as the depositary. The ADRs are traded on the New York Stock Exchange under the symbol LYG. The CUSIP number is 539439109 and the ratio of ADRs to ordinary shares is 1:4.
For details contact:
BNY Shareowner Services, 150 Royall St., Suite 101 Canton, MA 02021. Telephone: 1-866-259-0336 (US toll free), international callers: +1 201-680-6825. Alternatively visit www.adrbny.com or email shrrelations@cpushareownerservices.com.
Security – share fraud and scams
Shareholders should exercise caution when unsolicited callers offer the chance to buy or sell shares with promises of huge returns. If it sounds too good to be true, it usually is and we would ask that shareholders take steps to protect themselves. We strongly recommend seeking advice from an independent financial adviser authorised by the Financial Conduct Authority (FCA). Shareholders can verify whether a firm is authorised via the Financial Services Register which is available at www.fca.org.uk .
If a shareholder is concerned that they may have been targeted by such a scheme, please contact the FCA Consumer Helpline on
0800 111 6768 or use the online ‘Share Fraud Reporting Form’ available from their website (see above). We would also recommend contacting the Police through Action Fraud on 0300 123 2040 or visiting www.actionfraud.org.uk for further information.

Important shareholder and registrar information

Company website www.lloydsbankinggroup.com
Shareholder information help.shareview.co.uk (from here you will be able to email your query securely)
Registrar Equiniti Limited, Aspect House, Spencer Road, Lancing, West Sussex BN99 6DA

Shareholder helpline
+44 (0) 371 384 2990* (please use the country code when
contacting Equiniti Limited from outside the UK)
*Lines are open 8:30am to 5:30pm (UK time), Monday to
Friday (excluding public holidays in England and Wales).
For deaf and speech impaired customers, we welcome calls
via Relay UK. See www.relayuk.bt.com for more
information.
The company registrar is Equiniti Limited. They provide a
shareholder service, including a telephone helpline and
shareview, which is a free secure portfolio service.

Your communications, your choice – go digital! •Receive company communications like this by email •Buy and sell shares •Manage your shareholding online
Step 1 Register at www.shareview.co.uk/info/register or by scanning the QR code
Step 2 Follow the on-screen instructions to complete your registration
Step 3 Log on and update your communications choice
Lloyds Banking Group plc Annual Report and Accounts 2025

Alternative performance measures
The statutory results are supplemented with those presented on an underlying basis and also with other alternative performance measures.
This is to enable a comprehensive understanding of the Group and facilitate comparison with peers. The Group Executive Committee, which is the ‘chief operating decision maker’ (as defined by IFRS 8 Operating Segments) for the Group, reviews the Group’s results on an underlying basis in order to assess performance and allocate resources. Management uses underlying profit before tax, an alternative performance measure, as a measure of performance and believes that it provides important information for investors. This is because it allows for a comparable representation of the Group’s performance by removing the impact of items such as volatility caused by market movements outside the control of management.
In arriving at underlying profit, statutory profit before tax is adjusted for the items below, to allow a comparison of the Group’s underlying performance:
•Restructuring costs relating to merger, acquisition, integration and disposal activities
•Volatility and other items, which includes the effects of certain asset sales, the volatility relating to the Group’s hedging arrangements and that arising in the Insurance business, the unwind of acquisition-related fair value adjustments and the amortisation of purchased intangible assets
The analysis of lending and expected credit loss (ECL) allowances is presented on both a statutory and an underlying basis and a reconciliation between the two is shown on page 160. On a statutory basis, purchased or originated credit-impaired (POCI) assets include a fixed pool of mortgages that were purchased as part of the HBOS acquisition at a deep discount to face value reflecting credit losses incurred from the point of origination to the date of acquisition. Over time, these POCI assets will run off as the loans redeem, pay down or losses crystallise. The underlying basis assumes that the lending assets acquired as part of a business combination were originated by the
Group and are classified as either Stage 1, 2 or 3 according to the change in credit risk over the period since origination. Underlying ECL allowances have been calculated accordingly. The Group uses the underlying basis to monitor the creditworthiness of the lending portfolio and related ECL allowances. The statutory basis also includes an accounting adjustment within UK Motor Finance required under IFRS 9 to recognise a continuing involvement asset following the partial derecognition of a component of the Group's finance lease book via a securitisation in the third quarter of 2024.
The Group’s alternative performance measures may not be comparable with similarly titled measures used by other organisations and should not be viewed in isolation, but instead should be regarded as supplementary information alongside the statutory results. The exclusion of certain adjustments from underlying profit may result in it being materially higher or lower than statutory profit before tax, for example in the event of a large restructuring, underlying profit would be higher than statutory profit before tax.
The Group calculates a number of metrics that are used throughout the banking and insurance industries on an underlying basis. These metrics are not necessarily comparable to similarly titled measures presented by other companies and are not any more authoritative than measures presented in the financial statements, however management believes that they are useful in assessing the performance of the
Group and in drawing comparisons between years. A description of these measures and their calculation, is given below. Alternative performance measures are used internally in the Group’s Monthly Management Report.

Asset quality ratio
The underlying impairment charge or credit for the period in respect of loans and advances to customers, both drawn and undrawn, expressed as a percentage of average gross loans and advances to customers for the period. This measure is useful in assessing the credit quality of the loan book.

Assets under administration (AuA)
AuA represents all assets managed or administered by or on behalf of the Group’s subsidiaries. It includes assets that are reported within the Group statutory balance sheet and those that are reported independently. It is a useful measure as it impacts potential earnings arising from Asset Management Charges and the relative size of the business.

Assets under administration (net flows)
AuA (net flows) measures the net position of inflows and outflows to AuAs and is a useful measure of growth in AuA. Inflows include net premiums and deposits and other funds received from customers included in AuA. Outflows include net claims, redemptions and surrenders under other funds withdrawn by customers from AuA. Net flows exclude market movements.

Banking net interest margin
Banking net interest income on customer and product balances in the banking businesses as a percentage of average gross interest-earning banking assets for the period. This measure is useful in assessing the banking profitability.

Cost:income ratio
Total costs as a percentage of net income calculated on an underlying basis. This measure is useful in assessing the profitability of the Group’s operations before the effects of the underlying impairment credit or charge.

General insurance combined ratio
General insurance combined ratio is a key metric used in the insurance industry to assess an insurer's profitability and operational efficiency, with a ratio below 100% indicating profitability. It is calculated as incurred claims, and earned commission or earned expenses, expressed as a percentage of net insurance revenue.

Gross written premiums	Gross written premiums is a measure of the volume of General Insurance business written during the period. This measure is useful for assessing the growth of the General Insurance business.
Life and pensions sales (present value of new business premiums)
Present value of regular premiums plus single premiums from new business written in the current period. This measure is useful for assessing sales in the Group’s life, pensions and investments insurance business.

Loan to deposit ratio	Underlying loans and advances to customers divided by customer deposits.
Operating costs
Operating expenses adjusted to remove the impact of operating lease depreciation, remediation, restructuring costs, the amortisation of purchased intangibles, the insurance gross up and other statutory items.

New business value
This represents the value added to the contractual service margin and risk adjustment at the initial recognition of new contracts, net of acquisition expenses (derived from the statutory balance sheet movements) and any loss component on onerous contracts (which is recognised directly in the income statement) but does not include existing business increments.

Pro forma CET1 ratio
CET1 ratio adjusted for the effect of the full impact of the announced ordinary share buyback programme. Where disclosed, the ratio is further adjusted for the effect of any dividend paid up by the Insurance business in the subsequent quarter prior to the publication of the financial results.

Return on tangible equity
Profit attributable to ordinary shareholders, annualised and divided by average tangible net assets. This measure is useful in providing a consistent basis with which to measure the Group’s performance.

Lloyds Banking Group plc Annual Report and Accounts 2025

Tangible net assets per share	Net assets excluding intangible assets such as goodwill and acquisition-related intangibles divided by the number of ordinary shares in issue. This measure is useful in assessing shareholder value.
Underlying profit before impairment
Underlying profit adjusted to remove the underlying impairment credit or charge. This measure is useful in allowing for a comparable representation of the Group’s performance before the effects of the forward-looking underlying impairment credit or charge.

Underlying profit
Statutory profit before tax adjusted for certain items as detailed above. This measure allows for a comparable representation of the Group’s performance by removing the impact of certain items including volatility caused by market movements outside the control of management.

Reconciliation between statutory and underlying basis financial information

Statutory basis		Removal of:		Underlying basisA
2025	£m	Volatility and other items[1,2] £m	Insurance gross up3 £m	£m
Net interest income	13,230	403	2	13,635	Underlying net interest income
Other income	6,192	(326)	254	6,120	Underlying other income
		(1,454)	–	(1,454)	Operating lease depreciation[4]
Total income	19,422	(1,377)	256	18,301	Net income
Operating expenses[4]	(11,966)	1,493	(256)	(10,729)	Total costs
Impairment charge	(795)	–	–	(795)	Underlying impairment charge
Profit before tax	6,661	116	–	6,777	Underlying profit
2024
Net interest income	12,277	578	(10)	12,845	Underlying net interest income
Other income	5,726	(375)	246	5,597	Underlying other income
		(1,325)	–	(1,325)	Operating lease depreciation[4]
Total income	18,003	(1,122)	236	17,117	Net income
Operating expenses[4]	(11,601)	1,496	(236)	(10,341)	Total costs
Impairment charge	(431)	(2)	–	(433)	Underlying impairment charge
Profit before tax	5,971	372	–	6,343	Underlying profit
1In the year ended 31 December 2025 this comprised the effects of market and other volatility (gains of £72 million); the amortisation of purchased intangibles (£86 million);
restructuring costs (£46 million); and fair value unwind (losses of £56 million).
2In the year ended 31 December 2024 this comprised the effects of market and other volatility (losses of £144 million); the amortisation of purchased intangibles (£81 million);
restructuring costs (£40 million); and fair value unwind (losses of £107 million).
3Under IFRS 17, expenses which are directly associated with the fulfilment of insurance contracts are reported as part of the insurance service result within statutory other income. On an underlying basis these expenses remain within costs.
4Net of losses on disposal of operating lease assets of £10 million (2024: profit of £59 million). Statutory operating expenses includes operating lease depreciation. On an underlying basis operating lease depreciation is included in net income.
Asset quality ratioA

	2025	2024
Underlying impairment charge (£m)	(795)	(433)
Remove non-customer underlying impairment charge (credit) (£m)	1	(23)
Underlying customer related impairment charge (£m) (a)	(794)	(456)

Loans and advances to customers (£bn)	481.5	459.9
Remove finance lease gross-up1 (£bn)	(0.4)	(0.8)
Underlying loans and advances to customersA (£bn)	481.1	459.1
Expected credit loss allowance (drawn, statutory basis) (£bn)	3.0	3.2
Acquisition related fair value adjustments (£bn)	0.1	0.1
Underlying gross loans and advances to customers (£bn)	484.2	462.4
Averaging (£bn)	(9.8)	(3.5)
Average underlying gross loans and advances to customers (£bn) (b)	474.4	458.9

Asset quality ratioA = (a) / (b)	0.17%	0.10%
1The finance lease gross up represents a statutory accounting adjustment required under IFRS 9 to recognise a continuing involvement asset following the partial derecognition of a component of the Group's finance lease book via a securitisation in the third quarter of 2024.
Lloyds Banking Group plc Annual Report and Accounts 2025

Alternative performance measures continued
Assets under administrationA

	2025 £m	2024 £m
Total Insurance assets (£m)	217,155	197,135
Adjustment for:
Assets not backing customer products within AuA	(5,483)	(10,423)
Structured entities consolidated under IFRS 10	(12,756)	(11,309)
Assets backing Insurance and annuity products not considered AuA	(15,446)	(14,849)
Investment products and share dealing business managed by Insurance, Pensions and Investments, but not on IFRS balance sheet	99,087	89,858
Other	(2,934)	(3,281)
Total customer assets under administrationA (£m)	279,623	247,131
Banking net interest marginA

	2025	2024
Underlying net interest incomeA (£m)	13,635	12,845
Remove non-banking underlying net interest expense (£m)	515	469
Banking underlying net interest incomeA (£m) (a)	14,150	13,314

Underlying gross loans and advances to customers (£bn)	484.2	462.4
Adjustment for non-banking and other items:
Fee-based loans and advances (£bn)	(11.3)	(10.0)
Other (£bn)	(0.1)	2.0
Interest-earning banking assets (£bn)	472.8	454.4
Averaging (£bn)	(9.9)	(3.2)
Average interest-earning banking assetsA (£bn) (b)	462.9	451.2

Banking net interest marginA (%) = (a) / (b)	3.06%	2.95%
Cost:income ratioA

	2025 £m	2024 £m
Operating costsA	9,761	9,442
Remediation	968	899
Total costs (a)	10,729	10,341
Net income (b)	18,301	17,117
Cost:income ratioA = (a) / (b)	58.6%	60.4%
Loan to deposit ratioA

	At 31 Dec 2025	At 31 Dec 2024
Underlying loans and advances to customersA (a)	481.1	459.1
Customer deposits (b)	496.5	482.7
Loan to deposit ratioA = (a) / (b)	97%	95%
Life and pensions sales (present value of new business premiums)A

	2025 £m	2024 £m
Premiums received	10,620	10,679
Investment sales	13,715	10,986
Effect of capitalisation factor	4,047	3,609
Effect of annualisation	526	401
Gross premiums from existing long-term business	(7,861)	(7,426)
Life and pensions sales (present value of new business premiums)A	21,047	18,249
Lloyds Banking Group plc Annual Report and Accounts 2025

New business value of insurance and participating investment contracts recognised in the yearA

	2025 £m	2024 £m
Contractual service margin	18	61
Risk adjustment for non-financial risk	60	65
Losses recognised on initial recognition	(92)	(93)
	(14)	33
Impacts of reinsurance contracts recognised in the year	46	39
Roll forward of new business to end of period including increments, single premiums and transfers, of contracts initially recognised in the year	48	35
Amounts relating to contracts modified to add a drawdown feature and recognised as new contracts	–	4
New business value of insurance and participating investment contracts recognised in the yearA	80	111
General insurance combined ratioA

	2025 £m	2024 £m
Insurance revenue	752	655
Adjustment for:
Allocation of reinsurance premiums	(49)	(47)
Net insurance revenue (b)	703	608

Total incurred claims	376	344
Total expenses	217	221
Insurance service expense	593	565
Adjustment for:
Amounts recoverable from reinsurers for incurred claims	(4)	(6)
Other operating expenses	38	33
Total commission and expenses (a)	627	592

General insurance combined ratio (%)A – (a) / (b)	89%	97%
Operating costsA

	2025 £m	2024 £m
Operating expenses	11,966	11,601
Adjustment for:
Operating lease depreciation	(1,454)	(1,325)
Remediation	(968)	(899)
Restructuring	(46)	(40)
Amortisation of purchased intangibles	(86)	(81)
Insurance gross up	256	236
Other	93	(50)
Operating costsA	9,761	9,442
Pro forma CET1 ratioA

	At 31 Dec 2025%	At 31 Dec 2024%
CET1 ratio	14.0%	14.2%
Insurance dividend and share buyback accrual[1]	(0.8)%	(0.7)%
Pro forma CET1 ratioA	13.2%	13.5%
1Reflects a reduction for the impact of the announced ordinary share buyback programme. 31 December 2024 also reflects an increase for the dividend paid up by the Insurance business in February 2025. The CET1 and pro forma CET1 ratios at 31 December 2025 both reflect an ordinary dividend received from the Insurance business in December 2025, that would previously have been received in February of the following year.
Lloyds Banking Group plc Annual Report and Accounts 2025

Alternative performance measures continued
Return on tangible equityA

	2025	2024
Profit attributable to ordinary shareholders (£m) (a)	4,196	3,923
Average shareholders’ equity (£bn)	40.5	40.0
Average goodwill and other intangible assets (£bn)	(7.8)	(8.0)
Average tangible equity (£bn) (b)	32.7	32.0

Return on tangible equity (%)A = (a) / (b)	12.9%	12.3%
Tangible net assets per shareA

	At 31 Dec 2025 £m	At 31 Dec 2024 £m
Ordinary shareholders’ equity	41,721	39,521
Remove goodwill and other intangible assets	(8,593)	(8,188)
Deferred tax and other adjustments	366	350
Tangible net assets (a)	33,494	31,683
Ordinary shares in issue, excluding own shares (b)	58,799m	60,491m
Tangible net assets per shareA = (a) / (b)	57.0p	52.4p
Underlying profit before impairmentA

	2025 £m	2024 £m
Statutory profit before tax	6,661	5,971
Remove impairment charge	795	431
Remove volatility and other items including restructuring	116	374
Underlying profit before impairmentA	7,572	6,776
Lloyds Banking Group plc Annual Report and Accounts 2025

Subsidiaries and related undertakings
In compliance with section 409 of the
Companies Act 2006, the following
comprises a list of all related undertakings of
the Group, as at 31 December 2025. The list
includes each undertaking’s registered office
and the percentage of the class(es) of shares
held by the Group. All shares held are
ordinary shares unless indicated otherwise
in the notes.
Subsidiary undertakings
The Group directly or indirectly holds 100%
of the share class or a majority of voting
rights (including where the undertaking
does not have share capital as indicated)
in the following undertakings. All material
subsidiary undertakings are consolidated
by Lloyds Banking Group.

Name of undertaking	Notes
A G Finance Ltd	20 ii iii
A.C.L. Ltd	1 i
ACL Autolease Holdings Ltd	1 i
Alex Lawrie Factors Ltd	9 i
Alex. Lawrie Receivables Financing Ltd	9 i
Alpha Trustees Ltd	20 i
Amberdate Ltd	1 i v
Anglo Scottish Utilities Partnership 1	+ *
Aquilus Ltd	13 i ‡
Automobile Association Personal Finance Ltd	4 i
Avalon Investment Services (Nominees) Ltd	20 i
Avalon SIPP Trustees Ltd	20 i
Bank of Scotland (B G S) Nominees Ltd	5 *
Bank of Scotland Branch Nominees Ltd	5 i
Bank of Scotland Central Nominees Ltd	5 *
Bank of Scotland Edinburgh Nominees Ltd	5 *
Bank of Scotland Equipment Finance Ltd	13 i ‡
Bank of Scotland plc	5 i v
Bank of Scotland Structured Asset Finance Ltd	1 i
Bank of Scotland Transport Finance 1 Ltd	13 i ‡
Bank of Wales Ltd	13 i ‡
Barents Leasing Ltd	1 i
Birchcrown Finance Ltd	1 v xiii
Black Horse (TRF) Ltd	1 i
Black Horse Finance Holdings Ltd	1 ii iii
Black Horse Group Ltd	1 i v
Black Horse Ltd	1 i
Black Horse Offshore Ltd	7 i
Boltro Nominees Ltd	1 i
BOS (Shared Appreciation Mortgages (Scotland)) Ltd	4 i
BOS (Shared Appreciation Mortgages (Scotland) No. 2) Ltd	4 i
BOS (Shared Appreciation Mortgages (Scotland) No. 3) Ltd	4 i
BOS (Shared Appreciation Mortgages) No. 1 plc	4 # i
BOS (Shared Appreciation Mortgages) No. 2 plc	4 # i
BOS (Shared Appreciation Mortgages) No. 3 plc	4 # i
BOS (Shared Appreciation Mortgages) No. 4 plc	4 # i
BOS (Shared Appreciation Mortgages) No. 5 plc	4 i
BOS (Shared Appreciation Mortgages) No. 6 plc	4 i
BOS (USA) Fund Investments Inc.	11 xiv
BOS (USA) Inc.	11 i
BOS Personal Lending Ltd	4 ii iii

Name of undertaking	Notes
BOSSAF Rail Ltd	1 i
British Linen Leasing (London) Ltd	5 i
British Linen Leasing Ltd	5 i
British Linen Shipping Ltd	5 i
Capital Bank Leasing 12 Ltd	5 i
Capital Bank Leasing 3 Ltd	13 i ‡
Capital Bank Leasing 5 Ltd	47 i
Capital Bank Property Investments (3) Ltd	47 i ‡
Capital Personal Finance Ltd	4 i
Cardnet Merchant Services Ltd	1 # ^ iii iv
Cashfriday Ltd	9 i
Cavendish Online Ltd	21 i
Cawley (Chester) Ltd	47 ii iii viii
CF Asset Finance Ltd	13 i ‡
Charterhall Nominees Ltd	20 i
Cheltenham & Gloucester plc	12 i
Citra Development Company (No. 1) Ltd	1 i
Citra Development Company (No. 2) Ltd	1 i
Citra Living British Waterways Ltd	1 i
Citra Living Broadside Limited	30 i
Citra Living Investments Ltd	1 i
Citra Living Lease Company (No. 1) Ltd	1 i
Citra Living Ltd	1 i
Citra Living Nexus Ltd	1 i
Citra Living Oldham Road Ltd	30 i
Citra Living Operating Company (No. 1) Ltd	1 i
Citra Living Properties (No. 1) Ltd	1 i
Citra Living Properties (No. 2) Ltd	1 i
Citra Living Properties (No. 3) Ltd	1 i
Citra Living Properties (No. 4) Ltd	1 i
Citra Living Properties (No. 5) Ltd	1 i
Citra Living The Rise Cardiff Ltd	1 i
Citra Living Unit Holder (No. 1) Ltd	1 i
Citra Living Unit Holder (No. 2) Ltd	1 i
Citra Living Wharf Street Ltd	1 i
Citra Pathways Ltd	1 i
Clerical Medical Finance Ltd	20 i
Clerical Medical Investment Fund Managers Ltd	4 i
Clerical Medical Non Sterling Property Company Sàrl	22 i
Cloak Lane Funding Sàrl	23 i
Cloak Lane Investments Sàrl	23 i
Conquest Securities Ltd	1 v xiii
Corbiere Asset Investments Ltd	1 ii iii
Dalkeith Corporation	24 i ‡
Dunstan Investments (UK) Ltd	1 i
E.B.S. Pensioneer Trustees Ltd	20 i
EBS Pensions Ltd	20 i
EBS Self-Administered Personal Pension Plan Trustees Ltd	20 i
Embark Corporate Services Ltd	20 ii
Embark Group Ltd	20 i
Embark Investment Services Ltd	20 i
Embark Investment Services Nominees Ltd	20 i
Embark Investments Ltd	20 i
Embark Pensions Trustees Ltd	20 i
Embark Services Ltd	20 i
Embark Trustees Ltd	20 i
Eurolead Services Holdings Ltd	9 i

Name of undertaking	Notes
First Retail Finance (Chester) Ltd	4 i
Forthright Finance Ltd	47 i
France Industrial Premises Holding Company	28 i
General Reversionary and Investment Company	20 i #
Gresham Nominee 1 Ltd	1 i
Gresham Nominee 2 Ltd	1 i
Halifax Financial Brokers Ltd	4 i
Halifax Financial Services (Holdings) Ltd	4 i
Halifax Financial Services Ltd	4 i
Halifax General Insurance Services Ltd	4 i
Halifax Leasing (March No.2) Ltd	1 i
Halifax Leasing (September) Ltd	1 i
Halifax Life Ltd	4 i
Halifax Loans Ltd	4 i
Halifax Pension Nominees Ltd	1 i
Halifax Share Dealing Ltd	4 i
Halifax Vehicle Leasing (1998) Ltd	4 i
Hamsard 3352 Ltd	14 i
Hamsard 3353 Ltd	14 i
HBOS Financial Services Ltd	20 i
HBOS Investment Fund Managers Ltd	4 i
HBOS plc	5 i v vi
HBOS Social Housing Covered Bonds LLP	47 *
HBOS UK Ltd	5 i
Heidi Finance Holdings (UK) Ltd	1 i
HGP III Ltd	1 i
Hill Samuel Finance Ltd	1 v xix
Hill Samuel Leasing Co. Ltd	1 i
Home Shopping Personal Finance Ltd	4 i
Horizon Capital 2000 Ltd	5 i
Hornbuckle Mitchell Trustees Ltd	20 i
Housing Growth Partnership GP LLP	1 *
Housing Growth Partnership II GP LLP	1 *
Housing Growth Partnership III GP LLP	1 *
Housing Growth Partnership III LP	1 *
Housing Growth Partnership Manager Ltd	1 i
HSDL Nominees Ltd	4 i
HVF Ltd	1 i
Hyundai Car Finance Ltd	20 i
International Motors Finance Ltd	20 ii #
Katrine Leasing Ltd	39 i ‡
Landau Finance Ltd	44 i
LB Healthcare Trustee Ltd	1 i
LBCF Ltd	9 i
LBG Brasil Administração LTDA	38 i
LBG Equity Investments Ltd	1 i ^
LBI Leasing Ltd	1 i
LDC (General Partner) Ltd	40 i
LDC (Managers) Ltd	40 i
LDC (Nominees) Ltd	40 i
LDC GP LLP	41 *
LDC I LP	41 *
LDC II LP	41 *
LDC IV LP	41 *
LDC V LP	41 *
LDC VI LP	41 *
LDC VII LP	41 *
LDC VIII LP	40 *
LDC IX LP	40 *
Lloyds Banking Group plc Annual Report and Accounts 2025

Subsidiaries and related undertakings continued

Name of undertaking	Notes
LDC Parallel (Nominees) Ltd	40 i
LDC Parallel XV LP	41 *
LDC X LP	40 *
LDC XI LP	40 *
LDC XII LP	40 *
LDC XIII LP	41 *
LDC XIV LP	41 *
LDC XV LP	41 *
Legacy Renewal Company Ltd	5 i
LEIL Virgo Holdco Ltd	1 i
Lex Autolease (CH) Ltd	1 i
Lex Autolease (VC) Ltd	1 i
Lex Autolease Carselect Ltd	1 i
Lex Autolease Ltd	1 i
Lex Vehicle Leasing (Holdings) Ltd	13 ii iii xi ‡
Lex Vehicle Leasing Ltd	13 i ‡
Lime Street (Funding) Ltd	13 i ‡
Lloyds (Gresham) Ltd	13 i xi ‡
Lloyds (Nimrod) Specialist Finance Ltd	1 i
Lloyds America Securities Corporation	11 xiv
Lloyds Asset Leasing Ltd	1 i
Lloyds Bank (Colonial & Foreign) Nominees Ltd	1 i
Lloyds Bank (I.D.) Nominees Ltd	1 i
Lloyds Bank Asset Finance Ltd	1 i
Lloyds Bank Commercial Finance Ltd	9 i
Lloyds Bank Commercial Finance Scotland Ltd	43 i
Lloyds Bank Corporate Asset Finance (HP) Ltd	1 i
Lloyds Bank Corporate Asset Finance (No.1) Ltd	1 i
Lloyds Bank Corporate Asset Finance (No.2) Ltd	1 i
Lloyds Bank Corporate Asset Finance (No.3) Ltd	1 i
Lloyds Bank Corporate Asset Finance (No.4) Ltd	1 i
Lloyds Bank Corporate Markets plc	1 i ^
Lloyds Bank Corporate Markets Wertpapierhandelsbank GmbH	17 i
Lloyds Bank Covered Bonds (LM) Ltd	6 i
Lloyds Bank Covered Bonds LLP	6 *
Lloyds Bank Equipment Leasing (No. 7) Ltd	13 i ‡
Lloyds Bank Equipment Leasing (No. 9) Ltd	1 i
Lloyds Bank Financial Services (Holdings) Ltd	1 i v
Lloyds Bank General Insurance Holdings Ltd	1 i
Lloyds Bank General Insurance Ltd	1 i
Lloyds Bank General Leasing (No. 3) Ltd	13 i ‡
Lloyds Bank General Leasing (No. 5) Ltd	13 i ‡
Lloyds Bank GmbH	29 i
Lloyds Bank Insurance Services Ltd	1 i
Lloyds Bank Leasing (No. 6) Ltd	1 i
Lloyds Bank Leasing Ltd	1 i
Lloyds Bank Maritime Leasing (No. 10) Ltd	1 i
Lloyds Bank MTCH Ltd	1 i
Lloyds Bank Nominees Ltd	1 i
Lloyds Bank Offshore Pension Trust Ltd	33 i
Lloyds Bank Pension ABCS (No. 1) LLP	1 *
Lloyds Bank Pension ABCS (No. 2) LLP	1 *
Lloyds Bank Pensions Property (Guernsey) Ltd	34 ii iii
Lloyds Bank plc	1 ^ i vii
Lloyds Bank Property Company Ltd	1 i
Lloyds Bank S.F. Nominees Ltd	1 i
Lloyds Bank Subsidiaries Ltd	1 i

Name of undertaking	Notes
Lloyds Bank Trustee Services Ltd	1 i
Lloyds Banking Group Pensions Trustees Ltd	1 i
Lloyds Development Capital (Holdings) Ltd	40 i
Lloyds Far East Sàrl	23 i
Lloyds General Leasing Ltd	1 i
Lloyds Hypotheken B.V.	37 i
Lloyds Industrial Leasing Ltd	1 i
Lloyds International Management Services (Jersey) Ltd	7 i
Lloyds International Pty Ltd	8 i
Lloyds Leasing (North Sea Transport) Ltd	1 i
Lloyds Leasing Developments Ltd	13 i ‡
Lloyds Offshore Global Services Private Ltd	48 i
Lloyds Plant Leasing Ltd	1 i
Lloyds Portfolio Leasing Ltd	1 i
Lloyds Project Leasing Ltd	1 i
Lloyds Property Investment Company No. 4 Ltd	13 i ‡
Lloyds Secretaries Ltd	1 i
Lloyds Securities Inc.	11 xiv
Lloyds TSB Pacific Ltd	26 i
Lloyds UDT Asset Rentals Ltd	13 i ‡
Lloyds UDT Leasing Ltd	1 i
Lloyds UDT Ltd	13 i ‡
Loans.co.uk Ltd	47 i
London Taxi Finance Ltd	1 ii iii
Lotus Finance Ltd	20 ii iii
LTGP Limited Partnership Incorporated	34 *
Maritime Leasing (No. 19) Ltd	13 i ‡
MBNA Europe Finance Ltd	46 i
MBNA Europe Holdings Ltd	47 i
MBNA Ltd	47 i
MBNA R & L Sàrl	49 i
MBNA Receivables Ltd	32 i
Membership Services Finance Ltd	4 i
Mitre Street Funding Sàrl	23 i
NWS Trust Ltd	5 i
Pacific Leasing Ltd	13 i ‡
Pensions Management (S.W.F.) Ltd	5 *
Perry Nominees Ltd	1 i
PIPS Asset Investments Ltd	1 ii iii
Prestonfield Investments Ltd	5 i
Proton Finance Ltd	20 ii iii
R.F. Spencer and Company Ltd	9 i
Raleigh Street (Walsall) Management Company Ltd	1 *
Ranelagh Nominees Ltd	1 i
Retail Revival (Burgess Hill) Investments Ltd	1 i
Saint Michel Holding Company No1	28 i
Saint Michel Investment Property	28 i
Saint Witz 2 Holding Company No1	28 i
Saint Witz 2 Investment Property	28 i
Savban Leasing Ltd	1 i
Scotland International Finance B.V.	35 i
Scottish Widows Administration Services (Nominees) Ltd	5 i
Scottish Widows Administration Services Ltd	1 i
Scottish Widows Auto Enrolment Services Ltd	1 i
Scottish Widows Europe	27 i
Scottish Widows Financial Services Holdings	5 i

Name of undertaking	Notes
Scottish Widows’ Fund and Life Assurance Society	5 *
Scottish Widows Group Ltd	5 ii ^
Scottish Widows Industrial Properties Europe B.V.	18 i
Scottish Widows Ltd	1 i
Scottish Widows Schroder Personal Wealth (ACD) Ltd	1 i
Scottish Widows Schroder Personal Wealth Ltd	1 i
Scottish Widows Schroder Wealth Holdings Ltd	1 i
Scottish Widows Services Ltd	5 i
Scottish Widows Trustees Ltd	5 i
Scottish Widows Unit Funds Ltd	5 i
Scottish Widows Unit Trust Managers Ltd	1 i
Seaspirit Leasing Ltd	1 i
Share Dealing Nominees Ltd	4 i
Shogun Finance Ltd	20 i
St Andrew’s Group Ltd	20 i ‡
St Andrew’s Insurance plc	20 i
St Andrew’s Life Assurance Ltd	20 i
Standard Property Investment (1987) Ltd	5 ii #
Sterling ISA Managers (Nominees) Ltd	20 i
Sterling ISA Managers Ltd	20 i
Sussex County Homes Ltd	4 i
Suzuki Financial Services Ltd	20 ii #
SW Funding plc	5 i #
The Adviser Centre Ltd	20 i
The Agricultural Mortgage Corporation plc	45 i
The British Linen Company Ltd	5 i
The Mortgage Business plc	4 i
Thistle Leasing	+ *
Tranquility Leasing Ltd	1 i
TuskerDirect Ltd	14 i
Uberior (Glasgow) Limited	5 ii iii
Uberior (Moorfield) Ltd	5 i
Uberior (West) Limited	5 ii iii
Uberior ENA Ltd	5 i
Uberior Equity Ltd	5 i
Uberior Europe Ltd	5 i
Uberior Fund Investments Ltd	5 i
Uberior Infrastructure Investments Ltd	31 i ‡
Uberior Infrastructure Investments (No 2) Ltd	1 i
Uberior Investments Ltd	5 i
Uberior Trading Ltd	5 i
Uberior Ventures Ltd	31 i ‡
UDT Budget Leasing Ltd	13 i ‡
UK PRS (Jersey) Properties I Ltd	36 i
UK PRS 2 Limited Partnership	1 *
UK PRS GP 2 Ltd	1 i
UK PRS GP Ltd	1 i
UK PRS Lettings I LLP	1 *
UK PRS Limited Partnership	1 *
UK PRS Member Limited	1 i
UK PRS Nominee 2 Limited	1 i
UK PRS Nominee Limited	1 i
United Dominions Leasing Ltd	1 i
United Dominions Trust Ltd	1 i
Vine Street XV LP	41 *
Ward Nominees (Abingdon) Ltd	1 i
Waymark Asset Investments Ltd	1 ii iii
Lloyds Banking Group plc Annual Report and Accounts 2025

Name of undertaking	Notes
West Craigs Ltd	5 i
Wood Street Leasing Ltd	1 i
Subsidiary undertakings continued
The Group has determined that it has the
power to exercise control over the following
entities without having the majority of the
voting rights of the undertakings. Unless
otherwise stated, the undertakings do not
have share capital or the Group does not
hold any shares.

Name of undertaking	Notes
Addison Social Housing Holdings Ltd	36
Cancara Asset Securitisation Ltd	32
Candide Financing 2021-1 B.V.	19
Candide Financing 2024-1 B.V	19
Candide Financing 2025-1 B.V	19
Cardiff Auto Receivables Securitisation 2022-1 plc	16 ‡
Cardiff Auto Receivables Securitisation 2024-1 plc	6
Cardiff Auto Receivables Securitisation Holdings Ltd	6
Cardiff Auto Receivables Securitisation Holdings No. 2 Ltd	6
Elland RMBS 2018 plc	6
Elland RMBS Holdings Ltd	6
Fontwell II Securities 2020 DAC	42
Fontwell Securities 2016 Ltd	36
Gresham Receivables (No. 10) Ltd	32
Gresham Receivables (No. 13) UK Ltd	25
Gresham Receivables (No. 20) Ltd	32
Gresham Receivables (No. 24) Ltd	32
Gresham Receivables (No.27) UK Ltd	25
Gresham Receivables (No. 32) UK Ltd	25
Gresham Receivables (No. 34) UK Ltd	25
Gresham Receivables (No.35) Ltd	32
Gresham Receivables (No.36) UK Ltd	25
Gresham Receivables (No.37) UK Ltd	25
Gresham Receivables (No.38) UK Ltd	25
Gresham Receivables (No.39) UK Ltd	10 ‡
Gresham Receivables (No.40) UK Ltd	25
Gresham Receivables (No.41) UK Ltd	25
Gresham Receivables (No.44) UK Ltd	10 ‡
Gresham Receivables (No.45) UK Ltd	25
Gresham Receivables (No.46) UK Ltd	10 ‡
Gresham Receivables (No.47) UK Ltd	25
Gresham Receivables (No.48) UK Ltd	25
Guildhall Asset Purchasing Company (No.11) UK Ltd	25
Housing Association Risk Transfer 2019 DAC	42
Lloyds Bank Covered Bonds (Holdings) Ltd	6
Molineux RMBS 2016-1 plc	16 ‡
Molineux RMBS Holdings Ltd	6
Otium Lifetime Funding (No. 1) Ltd	6
Penarth Asset Securitisation Holdings Ltd	6
Penarth Funding 1 Ltd	6
Penarth Funding 2 Ltd	6
Penarth Master Issuer plc	6
Penarth Receivables Trustee Ltd	6
Permanent Funding (No. 1) Ltd	6

Name of undertaking	Notes
Permanent Funding (No. 2) Ltd	6
Permanent Holdings Ltd	6
Permanent Master Issuer plc	6
Permanent Mortgages Trustee Ltd	6
Permanent PECOH Holdings Ltd	6
Permanent PECOH Ltd	6
Salisbury Securities 2015 Ltd	36
Salisbury II Securities 2016 Ltd	36
Salisbury II-A Securities 2017 Ltd	36
Salisbury III Securities 2019 DAC	42
Syon Securities 2019 DAC	42
Syon Securities 2020 DAC	42
Syon Securities 2020-2 DAC	42
Thistle Investments (AMC) Ltd	6
Wetherby II Securities 2018 DAC	3 ‡
Wetherby III Securities 2019 DAC	42
Wilmington Cards 2021-1 plc	6
Wilmington Cards Holdings Ltd	6
Wilmington Receivables Trustee Ltd	6
Yakima Funding No. 1 Ltd	6
Bank of Scotland Foundation •	5
Lloyds Bank Foundation for England & Wales •	2
Lloyds Bank Foundation for the Channel Islands •	2
MBNA General Foundation •	47
The Halifax Foundation for Northern Ireland •	15
•A charitable foundation funded but not owned or
controlled by Lloyds Banking Group
Lloyds Banking Group plc Annual Report and Accounts 2025

Subsidiaries and related undertakings continued
Associated undertakings
The Group has a participating interest in the following undertakings.

Name of undertaking	% of share class held by immediate parent company (or by the Group where this varies)	Registered office address	Notes
00SC Ltd	50%	2 Pemberton Street, Nottingham, NG1 1GS	ii
239 Kingsway Hove Ltd	50%	168 Church Road, Hove, BN3 2DL	ii
4755AS Ltd	50%	Kingsnorth House, Blenheim Way, Birmingham, West Midlands, England, B44 8LS	ii
Addison Social Housing Ltd	20%	18a Capricorn Centre, Cranes Farm Road, Basildon, Essex, SS14 3JJ	i ‡
Agentis Health Group Ltd	99%	Unit 4, 74 Dyke Road Mews, Brighton, BN1 3JD	ii &
Airline Services And Components Group Ltd	94.45%	Squire Patton Boggs (UK) LLP (Ref: Csu), Rutland House, 148 Edmund Street, Birmingham, B3 2JR	ii &
Albany Bidco Ltd	75.32%	Acora House, Albert Drive, Burgess Hill, West Sussex, United Kingdom, RH15 9TN	ii &
Aldreth Developments Ltd	50%	No 1 Railshead Road, St Margarets, Isleworth, Middlesex, United Kingdom, TW7 7EP	ii ∞
Alfred Homes Properties LLP	n/a	The New Barn, Church Farm Woodman Lane, Sparsholt, Winchester, Hampshire, United Kingdom, SO21 2FR	*
Alfred Investment Properties Ltd	50%	The New Barn, Church Farm Woodman Lane, Sparsholt, Winchester, Hampshire, United Kingdom, SO21 2FR	i
Alfred Investments LLP	n/a	The New Barn, Church Farm Woodman Lane, Sparsholt, Winchester, Hampshire, United Kingdom, SO21 2FR	*
Alfreton Road JV Ltd	100%	85 Buckingham Gate, London, England, SW1E 6PD	ii
Allan Water Homes (Chryston) Ltd	50%	24B Kenilworth Road, Bridge Of Allan, Stirling, Scotland, FK9 4DU	ii
Alphabet Bidco Ltd	99.25%	Phoenix House, Smeaton Close, Rabans Lane Industrial Area, Aylesbury, Buckinghamshire, United Kingdom, HP19 8UW	ii &
Angus International Safety Group Ltd	88.93% 88.93%	Station Road, High Bentham, Near Lancaster, LA2 7NA	xvii & xviii
Artisan Blythswood Quarter Ltd	100%	61 Bridge Street, Kington, HR5 3DJ	ii
Avantis Education Group Ltd	99.25%	Unit 2 And 3, Jessop Court, Waterwells Business Park, Quedgeley, Gloucester, United Kingdom, GL2 2AP	xviii &
Azul Holdco Ltd	99.25%	3rd Floor, One New Change, London, England, EC4M 9AF	xviii &
Backhouse (Castle Cary) JV Ltd	50%	Number One Welcome Building, Avon Street, Bristol, BS2 0PS	ii
Backhouse (Westbury) JV Ltd	50%	Number One Welcome Building, Avon Street, Bristol, BS2 0PS	ii
Balia Ltd	50%	85 Buckingham Gate, London, England, SW1E 6PD	i
Bar Bidco Ltd	99.25%	Equity House, Blackbrook Park Avenue, Taunton, England, TA1 2PX	ii &
BCIS Holdings Ltd	99.25%	Royal House 110 Station Parade, Harrogate, HG1 1EP	ii &
Beckstones (Rheda Park) Ltd	50%	Agricola House, Cowper Road, Gilwilly Industrial Estate, Penrith, CA11 9BN	ii
Bergamot Ventures Ltd	100%	C/O Milsted Langdon Llp Winchester House, Deane Gate Avenue, Taunton, United Kingdom, TA1 2UH	iii ~
BH Stoke Golding Property LLP	n/a	Grovelands Business Park, West Haddon Road, East Haddon, Northampton, NN6 8FB	*
BH Sutton Ltd	50%	Grovelands Business Park, West Haddon Road, East Haddon, Northampton, NN6 8FB	ii
BH Woodville Ltd	50%	Grovelands Business Park, West Haddon Road, East Haddon, Northampton, NN6 8FB	ii
Biozone Scientific Group Ltd	99.25%	Unit 5a, Compass Business Park, Pacific Road, Cardiff, CF24 5HL	ii &
Blue Bay Travel Group Ltd	99.17%	A4 Bellringer Road, Trentham Business Quarter, Stoke-On-Trent, ST4 8GB	xviii &
BoS Mezzanine Partners Fund LP	n/a	Fourth Floor, 7 Castle Street, Edinburgh, EH2 3AH	*
Bowbridge Homes (Frisby) Ltd	50%	Unit 4, Shieling Court, Corby, England, NN18 9QD	ii
Bowland Fold (Halton) Ltd	25%	Agricola House, Cowper Road, Gilwilly Industrial Estate, Penrith, England, CA11 9BN	i
Bramble Foods Group Ltd	99.25% 99.25%	Crosby Road, Market Harborough, Leicestershire, England, LE16 9EE	ii & xvi
Briar Homes (Barrhead) Ltd	50%	Radleigh House, 1 Golf Road, Clarkston, Glasgow, G76 7HU	i
Briar Homes (Gladsmuir) Ltd	50%	Radleigh House, 1 Golf Road, Clarkston, Glasgow, G76 7HU	i
Briar Homes (Howwood) Ltd	50%	Radleigh House, 1 Golf Road, Clarkston, Glasgow, G76 7HU	ii
Briar Homes (Investments) Ltd	100%	Radleigh House, 1 Golf Road, Clarkston, Glasgow, G76 7HU	ii
Briar Homes (Kennoway) Ltd	50%	Radleigh House, 1 Golf Road, Clarkston, Glasgow, G76 7HU	i
Briar Homes (Newmains) Ltd	50%	Radleigh House, 1 Golf Road, Clarkston, Glasgow, G76 7HU	ii
Briar Homes (Tillycairn) Ltd	50%	Radleigh House, 1 Golf Road, Clarkston, Glasgow, G76 7HU	i
Bunnyhomes Church Lane at Cheriton Bishop Ltd	25%	22 Chancery Lane, London, England, WC2A 1LS	i
Bunnyhomes Primrose Fields At Appledore Ltd	25%	22 Chancery Lane, London, England, WC2A 1LS	i
BRICS (Earnley) LLP	n/a	3rd Floor 22 Old Bond Street, London, W1S 4PY	*
Cayuga 013 LLP	n/a	Cayuga House, 2a Addison Road, Hove, England, BN3 1TN	*
Cayuga 018 LLP	n/a	168 Church Road, Hove, BN3 2DL	*
Cheriton Bishop Holding Ltd	50%	22 Chancery Lane, London, England, WC2A 1LS	ii
City & General Securities Ltd	100%	10 Upper Berkeley Street, London, W1H 7PE	iii &
Lloyds Banking Group plc Annual Report and Accounts 2025

Name of undertaking	% of share class held by immediate parent company (or by the Group where this varies)	Registered office address	Notes
Coba Technology Ltd	27.95%	78 Cannon Street, London, EC4N 6HL	ii
Columbus UK Holdings Ltd	99%	1 Fore Street Avenue, Moorgate, London, United Kingdom, EC2Y 9DT	ii &
Connect Health Group Ltd	99% 99%	The Light Box, Quorum Business Park, Benton Lane, Newcastle Upon Tyne, United Kingdom, NE12 8EU	ii & xvii
Cora Health Group Ltd	99.25%	The Light Box, Quorum Business Park, Benton Lane, Newcastle Upon Tyne, United Kingdom, NE12 8EU	ii &
Crossco (1462) Ltd	99.25% 99.25%	23a Falcon Court, Preston Farm Industrial Estate, Stockton-On-Tees, United Kingdom, TS18 3TX	ii xviii &
Crossco (1473) Ltd	99.25%	Pipewell Quay, Pipewellgate, Gateshead, NE8 2BJ	xviii &
Cruden Homes (Aberlady) Ltd	50%	16 Walker Street, Edinburgh, EH3 7LP	ii
Cruden Homes (Barnton Avenue) Ltd	50%	16 Walker Street, Edinburgh, EH3 7LP	i
Cruden Homes (Longniddry South) Ltd	50%	16 Walker Street, Edinburgh, EH3 7LP	i
Cruden Homes (West Craigs) Ltd	50%	16 Walker Street, Edinburgh, EH3 7LP	i
Cruden Ventures Ltd	100%	16 Walker Street, Edinburgh, EH3 7LP	ii
D.U.K.E. Real Estate Ltd	100%	Cromwell Property Group Spaces, Lochrin Square, 1 Lochrin Square, 92-98 Fountainbridge, Edinburgh, United Kingdom, EH3 9QA	iii ~ ‡
Derwent Rise (Seaton) Ltd	25%	Agricola House, Cowper Road, Gilwilly Industrial Estate, Penrith, England, CA11 9BN	i
Devonshire Homes (Halwill) Ltd	25%	Gotham House, Hammett Square, Phoenix Lane, Tiverton, Devon, EX16 6LT	ii
Devonshire Homes (Ilfracombe) Ltd	100%	Gotham House, Hammett Square, Phoenix Lane, Tiverton, Devon, EX16 6LT	ii
Devonshire Homes (RGI) Ltd	50%	Gotham House, Hammett Square, Phoenix Lane, Tiverton, Devon, EX16 6LT	ii
Devonshire Homes (St Austell) Ltd	50%	Gotham House, Hammett Square, Phoenix Lane, Tiverton, Devon, EX16 6LT	ii
Devonshire Homes (Wincanton) Ltd	25%	Gotham House, Hammett Square, Phoenix Lane, Tiverton, Devon, EX16 6LT	ii
Downtown Manchester BTR Ltd	100%	1 St. Georges Court, Altrincham Business Park, Altrincham, England, WA14 5UA	ii
Downtown Manchester Opco Ltd	50%	1 St. Georges Court, Altrincham Business Park, Altrincham, England, WA14 5UA	i
Downtown Manchester Propco Ltd	50%	1 St. Georges Court, Altrincham Business Park, Altrincham, England, WA14 5UA	i
Duchy Homes (Chapelgarth) Ltd	50%	3125 Century Way, Thorpe Park, Leeds, LS15 8ZB	ii
Duchy Homes (Elwick) Ltd	50%	Middleton House, Westland Road, Leeds, United Kingdom, LS11 5UH	ii
Duncan and Todd Holdings Ltd	89.25%	Unit 4 Kirkhill Commercial Park, Dyce Avenue, Dyce, Aberdeen, AB21 0LQ	ii &
Dundashill 4A Ltd	50%	305 Gray’s Inn Road, London, United Kingdom, WC1X 8QR	i
Durkan (Onslow) Ltd	25%	Unit 4, Elstree Way, Borehamwood, England, WD6 1JD	i
Durkan Growth Ltd	50%	Unit 4, Elstree Way, Borehamwood, England, WD6 1JD	ii
Eamont Chase (Penrith) Ltd	25%	Agricola House, Cowper Road, Gilwilly Industrial Estate, Penrith, England, CA11 9BN	i
Eden Gardens (Etterby) Ltd	25%	Agricola House, Cowper Road, Gilwilly Industrial Estate, Penrith, England, CA11 9BN	i
Edwards Homes (Hollybrook Park) Ltd	50%	Edwards House Lakeside Business Village, St. Davids Park, Ewloe, United Kingdom, CH5 3XA	ii
EFG Holdco (CW) Ltd	100%	9th Floor, 80 Mosley Street, Manchester, M2 3FX	ii
Eiger Bidco Ltd	99.25%	4 Webster Court, Carina Park, Westbrook, Warrington, United Kingdom, WA5 8WD	ii &
Elovate Group Ltd	100%	York House, Wetherby Road, Long Marston, YO26 7NH	xviii &
Ensco 1322 Ltd	99%	Newbury House, 20 Kings Road West, Newbury, Berkshire, RG14 5XR	ii &
Ensco 1327 Ltd	99%	131 Finsbury Pavement, London, EC2A 1NT	ii &
Ensco 1337 Ltd	99%	41 Churchill Way, Lomeshaye Industrial Estate, Nelson, Lancashire, BB9 6RT	ii &
Ensco 1506 Ltd	73.08%	Broadfield Law UK LLP, One Bartholomew Close, London, EC1A 7BL	ii &
Ettrickhaugh Development Company Ltd	100%	Priorwood House, High Road, Melrose, Scottish Borders, Scotland, TD6 9EF	ii
Eudoros Bidco Ltd	99.25%	5 Soho Street, London, England, W1D 3DG	xviii &
Europa Property Company (Northern) Ltd	100%	Europa House, 20 Esplanade, Scarborough, North Yorkshire, YO11 2AQ	viii
Eutopia Exeter 4 Ltd	50%	The Stables, Little Coldharbour Farm, Tong Lane, Lamberhurst, Tunbridge Wells, Kent, England, TN3 8AD	ii
Eutopia Exeter Gateway Ltd	50%	The Stables, Little Coldharbour Farm, Tong Lane, Lamberhurst, Tunbridge Wells, Kent, England, TN3 8AD	ii
Lloyds Banking Group plc Annual Report and Accounts 2025

Subsidiaries and related undertakings continued
Associated undertakings continued

Name of undertaking	% of share class held by immediate parent company (or by the Group where this varies)	Registered office address	Notes
Express Engineering Group Holdings Ltd	99%	Kingsway North, Team Valley Trading Estate, Gateshead, NE11 0EG	ii &
Farries Field (Stainburn) Ltd	50%	Agricola House, Cowper Road, Gilwilly Industrial Estate, Penrith, Cumbria, CA11 9BN	ii
FDL Salterns Ltd	50%	2 Poole Road, Bournemouth, BH2 5QY	ii
Fitz&Knox Ltd	100%	33-35 Southernhay East, Exeter, EX1 1NX	ii
Generate Topco Ltd	99.25%	Boxpark Unit 37-41 Boxpark Shoreditch, 2-10 Bethnal Green Road, London, E1 6GY	xviii &
Global Autocare Holding Ltd	99%	The Hub, Gelderd Lane, Leeds, England, LS12 6AL	ii &
GPSEC LLP	n/a	2a Addison Road, Hove, England, BN3 1TN	*
Grove Crescent Stratford Ltd	50%	3 Llys Y Bont, Parc Menai, Bangor, United Kingdom, LL57 4BN	i
Hamsard 3667 Ltd	99.25%	Park House, Clifton Park, York, North Yorkshire, YO30 5PB	ii &
Hamsard 3731 Ltd	85.21%	55 Whitefriargate, Hull, HU1 2HU	ii &
Hamsard 3751 Ltd	99.25%	Unit 17-20 Glacier Buildings, Harrington Road, Brunswick Business Park, Liverpool, England, L3 4BH	ii &
Hamsard 3796 Ltd	99.25%	The Harley Building, 77-79 New Cavendish Street, London, England, W1W 6XB	ii &
Hartfell Developments (Harker) Ltd	100%	Langlands, Pallet Hill, Penrith, CA11 0BY	ii
Hazel Newco Ltd	99.25%	Bradwood Court, St Crispin Way, Haslingden, Rossendale, Lancashire, United Kingdom, BB4 4PW	xviii &
HB Developments (NW) Ltd	50%	116 Duke Street, Liverpool, Merseyside, England, L1 5JW	ii
Hercules Topco Ltd	99.25%	5th Floor, The Grange, 100 High Street, Southgate, London, N14 6BN	ii &
HG Developments (NW) Ltd	45%	116 Duke Street, Liverpool, Merseyside, England, L1 5JW	ii &
HGP II Ltd	50%	25 Gresham Street, London, EC2V 7HN	i
HGP Torsion Holdco Ltd	50%	1280 Century Way, Thorpe Park, Leeds, West Yorkshire, United Kingdom, LS15 8ZB	ii
HH (AG) Ltd	100%	17 Mann Island, Liverpool, England, L3 1BP	ii
Highcross Street Holdings Ltd	50%	18 St Christopher's Way, Pride Park, Derby, Derbyshire, DE24 8JY	ii
Highlands Bidco Ltd	99%	Commsworld House, Queen Anne Drive, Newbridge, EH28 8LH	ii &
HJ Topco Ltd	99.25%	Cavendish House, 39-41 Waterloo Street, Birmingham, B2 5PP	ii &
Hollins Homes (Bartle) Ltd	25%	22 Regent Street, Nottingham, NG1 5BQ	i ‡
Hollins Homes (Galgates) Ltd	25%	Riverside House, Irwell Street, Manchester, M3 5EN	i Δ
Hollins Homes (Loveclough) Ltd	50%	C/O Grant Thornton Uk Llp 11th Floor, Landmark St Peter's Square, 1 Oxford Street, Manchester, M1 4PB	ii ‡
Hollins Homes (Utopia) Ltd	50%	Riverside House, Irwell Street, Manchester, M3 5EN	ii Δ
Horse Health Wessex Holdings Ltd	99.25%	Copied Hall Farm Winsor Road, Winsor, Southampton, Hampshire, United Kingdom, SO40 2HE	ii &
Housing Growth Partnership II LP	n/a	25 Gresham Street, London, EC2V 7HN	*
Housing Growth Partnership Ltd	50% 50%	25 Gresham Street, London, EC2V 7HN	ii iii
Housing Growth Partnership LP	n/a	25 Gresham Street, London, EC2V 7HN	*
HPD (Conwy) Ltd	100%	20 George Street, Alderley Edge, England, SK9 7EJ	ii
Hylyfe Leicester Ltd	50%	2 Pemberton Street, Nottingham, England, NG1 1GS	i
IDSL Group Holdings Ltd	99.25%	Magma House, 16 Davy Court Castle Mound Way, Rugby, Warwickshire, United Kingdom, CV23 0UZ	ii &
IEG Group Ltd	99.25%	Christian Douglass Accountants Limited, 2 Jordan Street, Knott Mill, Manchester, M15 4PY	ii &
IPE Roundway Ltd	100%	22 Gilbert Street, London, England, W1K 5HD	ii
Indigo 123 Ltd	99.25%	1 Caspian Way, Cardiff, Wales, CF10 4DQ	ii &
JRL Property (Castle Street) Holdings Ltd	100%	4 Elstree Way, Borehamwood, Hertfordshire, England, WD6 1RN	ii
JRL Property (Castle Street) Ltd	50%	4 Elstree Way, Borehamwood, Hertfordshire, England, WD6 1RN	i
JRL Property (Castle Street) Opco Ltd	50%	4 Elstree Way, Borehamwood, Hertfordshire, England, WD6 1RN	i
James Taylor Homes (Brighton) Ltd	25%	James Taylor House, St. Albans Road East, Hatfield, United Kingdom, AL10 0HE	i
James Taylor Homes (Investment) Ltd	50%	James Taylor House, St. Albans Road East, Hatfield, United Kingdom, AL10 0HE	ii
James Taylor Homes (Newton Longville) Ltd	50%	James Taylor House, St. Albans Road East, Hatfield, United Kingdom, AL10 0HE	ii
James Taylor Homes (Verulamium) Ltd	25%	James Taylor House, St. Albans Road East, Hatfield, United Kingdom, AL10 0HE	i
Kenmore Capital 3 Ltd	100%	Grant Thornton UK LLP, 110 Queen Street, Glasgow, G1 3BX	iii ~
Kier HGP Devco 2 LLP	n/a	2nd Floor, Optimum House, Clippers Quay, Salford, England, M50 3XP	*
Kier HGP Holdings LLP	n/a	2nd Floor, Optimum House, Clippers Quay, Salford, England, M50 3XP	*
Kier HGP Holdings 2 Ltd	50%	2nd Floor, Optimum House, Clippers Quay, Salford, England, M50 3XP	i
Kier HGP Tunbridge Wells LLP	n/a	2nd Floor, Optimum House, Clippers Quay, Salford, England, M50 3XP	*
Lloyds Banking Group plc Annual Report and Accounts 2025

Name of undertaking	% of share class held by immediate parent company (or by the Group where this varies)	Registered office address	Notes
Kingmead Homes (Warwick) Ltd	50% 50% 50% 50%	168 Church Road, Hove, East Sussex, United Kingdom, BN3 2DL	ii iii viii xvi
Kingmead Homes Housing Growth LLP	n/a	168 Church Road, Hove, East Sussex, United Kingdom, BN3 2DL	*
Kingswood Mobility Group Ltd	99.25%	Browne Jacobson Llp (Cs) Mowbray House, Castle Meadow Road, Nottingham, England, NG2 1BJ	xviii &
Kite Topco Ltd	89.25% 22.13%	Floor 7, The Future Works, Brunel Way, Slough, Berkshire, England, SL1 1FQ	xvii & xvi
Kruger Topco Ltd	99.25%	Rhino House, Deans Road, Ellesmere Port, United Kingdom, CH65 4DR	ii &
L-L-O Orpington Ltd	50%	1st Floor, Arthur Stanley House, 40-50 Tottenham Street, London, W1T 4RN	ii
LMX Holdco Ltd	99.25%	1650 Parkway, Whiteley, Fareham, England, PO15 7AH	xviii &
Lucida Broking Holdings Ltd	89.25% 89.25%	St James House, 27-43 Eastern Road, Romford, Essex, United Kingdom, RM1 3NH	ii & ix
Lunesdale Rise (Kirkby Lonsdale) Ltd	25%	Agricola House, Cowper Road, Gilwilly Industrial Estate, Penrith, England, CA11 9BN	i
M&GP (No. 2) Ltd	50%	10 Old Houghton Road, Hartford, Huntingdon, PE29 1YB	ii
MADE Partnership LLP	n/a	Barratt House, Cartwright Way, Forest Business Park, Bardon Hill, Coalville, Leicestershire, United Kingdom, LE67 1UF	*
Meadow Rigg (Burneside Road) Ltd	25%	Agricola House, Cowper Road, Gilwilly Industrial Estate, Penrith, Cumbria CA11 9BN	i
Measured Identity Hub Ltd	97.92%	3 Long Acre Willow Farm Business Park, Castle Donington, Derbyshire, England, DE74 2UG	ii &
Montague Centre (GPSEC) Ltd	50%	168 Church Road, Hove, BN3 2DL	i
Mortgage Brain Holdings Ltd	16.67% 20%	6 The Courtyard, Buntsford Gate, Buntsford Drive, Bromsgrove, Worcestershire, B60 3DJ	ii iii
Motability Operations Group plc	39.98%	22 Bishopsgate, Level 6, 22 Bishopsgate, London, EC2N 4BQ	i
Neilson Active Holidays Group Ltd	89.25%	Locksview, Brighton Marina, Brighton, BN2 5HA	ii &
Newday JVCO Ltd	100%	27 Esplanade, St. Helier, Jersey, JE1 1SG	x
North Kensington Gate HGP Ltd	100%	Regina House, 124 Finchley Road, London, United Kingdom, NW3 5JS	ii
North Kensington Gate Ltd	50%	Regina House, 124 Finchley Road, London, United Kingdom, NW3 5JS	i
Omniplex Learning Topco Ltd	99.25%	Omniplex Learning, 45 Grosvenor Road, St Albans, Hertfordshire, United Kingdom, AL1 3AW	ii &
Onapp (Topco) Ltd	82.5% 82.5%	3MC Middlemarch Business Park, Siskin Drive, Coventry, United Kingdom, CV3 4FJ	xvii & xviii
Origin (Topco) Ltd	50%	Agricola House, 5 Cowper Road, Gilwilly Industrial Estate, Penrith, Cumbria, CA11 9BN	ii
Orwell (Basildon) JV Ltd	50%	1st Floor, 73-81 Southwark Bridge Road, London, SE1 0NQ	ii
Orwell (Basildon) Ltd	25%	1st Floor, 73-81 Southwark Bridge Road, London, SE1 0NQ	i
Osprey Aviation Services (UK) Ltd	89.25% 89.25%	Blackwood House, Union Grove Lane, Aberdeen, AB10 6XU	xvii & xviii &
PACE Group Holding Ltd	97.19%	Building 29 Pensnett Trading Estate, Dandy Bank Road, Kingswinford, United Kingdom, DY6 7TU	ii &
PAM Healthcare Ltd	99.25%	9 Lakeside Drive, (Also Known as 820 Mandarin Court) Centre Park, Warrington WA1 1GG	ii &
Pennine View (Calthwaite) Ltd	25%	5 Cowper Road, Gilwilly Industrial Estate, Penrith, Cumbria, CA11 9BN	i
PFP-Igloo Developments Ltd	100%	305 Gray’s Inn Road, London, United Kingdom, WC1X 8QR	ii
PFP-Igloo Fruitmarket Ltd	50%	C/O Igloo Regeneration Limited Huckletree Ancoats, The Express Building, 9 Great Ancoats Street, Manchester, Greater Manchester, United Kingdom, M4 5AD	i
PL & HGP Ltd	50%	3rd Floor, Tower House, 10 Southampton Street, London, United Kingdom, WC2E 7HA	ii
Plaistow Development Partners Ltd	100%	4th Floor 95 Gresham Street, London, EC2V 7AB	ii
Platform Leeds BTR1 OPCO Ltd	50%	Marble Arch House, 66 Seymour Street, London, United Kingdom, W1H 5BT	i
Platform Leeds BTR1 PROPCO Ltd	50%	Marble Arch House, 66 Seymour Street, London, United Kingdom, W1H 5BT	i
Platform Leeds Commercial Inn PROPCO Ltd	50%	Marble Arch House, 66 Seymour Street, London, United Kingdom, W1H 5BT	i
Platform Leeds P1 DEVCO Ltd	50%	Marble Arch House, 66 Seymour Street, London, United Kingdom, W1H 5BT	i
Platform Leeds P1 JVCO Ltd	100%	Marble Arch House, 66 Seymour Street, London, United Kingdom, W1H 5BT	ii
Primrose Fields Holding Ltd	50%	22 Chancery Lane, London, England, WC2A 1LS	ii
Project Acorn Topco Ltd	99.25%	Bridgford House, Heyes Lane, Alderley Edge, SK9 7JP	ii &
Project Airscope Bidco Ltd	99.25%	CTI Digital, Suite 2A and 2B, South Central, 11 Peter Street, Manchester, M2 5QR	xviii &
Lloyds Banking Group plc Annual Report and Accounts 2025

Subsidiaries and related undertakings continued
Associated undertakings continued

Name of undertaking	% of share class held by immediate parent company (or by the Group where this varies)	Registered office address	Notes
Project Atlantic Topco Ltd	99.25%	Linhay House Linhay Business Park, Ashburton, Devon, TQ13 7UP	ii &
Project Bridgerton Bidco Ltd	99.25%	54 Charlotte Street, London, England, W1T 2NS	ii &
Project Bridgetown Ltd	99.25%	Xyz Building, 3 Hardman Boulevard, Spinningfields, Manchester, United Kingdom, M3 3AQ	ii &
Project Drive Topco Ltd	99.25%	Unit 1, Chalfont House Boundary Way, Hemel Hempstead Industrial Estate, Hemel Hempstead, Hertfordshire, United Kingdom, HP2 7SJ	xviii &
Project Galaxy UK Topco Ltd	99.25%	3rd Floor, Q5 Quorum Business Park, Benton Lane, Newcastle Upon Tyne, United Kingdom, NE12 8BS	ii &
Project Juno Topco Ltd	99.25%	C/O Panthera Biopartners Limited, 228 Garstang Road, Fulwood, Preston, PR2 9QB	xviii &
Project Penny Ltd	99.25%	115 Victoria Road, Ferndown, United Kingdom, BH22 9HU	ii &
Project Sharp Topco Ltd	99.25%	1 Atlas Road, Hermitage Industrial Estate, Coalville, Leicestershire, LE67 3FQ	ii &
Project Sketch Ltd	88.3%	11 Vantage Way, Erdington, Birmingham, B24 9GZ	ii &
Project Stratos Topco Ltd	99.25%	Birchin Court, 20 Birchin Lane, London, United Kingdom, EC3V 9DU	xviii &
Project Sutton Bidco Ltd	99.25%	Chawston House, Chawston Lane, Chawston, Bedford, Bedfordshire, United Kingdom, MK44 3BH	ii &
Project Venus Ltd	99.25%	Lyndean House, 43-46 Queens Road, Brighton, East Sussex, BN1 3XB	ii &
Project Volta Topco Ltd	99.25% 99.25%	Units 1 – 7 Dukeries Court, Medenside, Meden Vale, Mansfield, Nottinghamshire, United Kingdom, NG20 9QU	xviii & xii
Ramco Pipetech Holdings Ltd	99.35%	Kingshill View, Prime Four Business Park, Kingswells, Aberdeen, AB15 8PU	ii & ‡
RDIL 2021 Ltd	99.25%	Old Printers Yard, 156 South Street, Dorking, Surrey, United Kingdom, RH4 2HF	xviii &
ROK Group (Exeter) Ltd	100%	26a Old Elvet, Durham, DH1 3HN	ii
Rocket Science Holdings Ltd	99.17%	20 St. Andrew Street, London, EC4A 3AG	xviii & ‡
Safari Bidco Ltd	99.25%	Upper Floor, The Granary, Stanley Grange, Ormskirk Road, Knowsley, Prescot, Merseyside, England, L34 4AT	ii &
Sandsfield Way (Carlisle) Ltd	25%	Agricola House, Cowper Road, Gilwilly Industrial Estate, Penrith, CA11 9BN	i &
ScarlettAbbott (Topco) Ltd	99.25%	The Bonding Warehouse, Terry Avenue, York, YO1 6FA	ii &
Scenic Topco Ltd	89.25%	Unit 1B, Pentwyn Business Centre, Wharfedale Road, Cardiff, Wales, CF23 7HB	ii &
Scotia (Brechin) Ltd	100%	Ca’D’Oro Building, 45 Gordon Street, Glasgow, Scotland, G1 3PE	ii
Seahawk Bidco Ltd	89.25%	Unit 2, Springfield Court, Summerfield Road, Bolton, United Kingdom, BL3 2NT	xviii &
Seahouses Topco Ltd	99.25%	Unit J, Gildersome Spur, Leeds, United Kingdom , LS27 7JZ	xviii &
Sedex Information Exchange Ltd	99.25% 99.25%	18 St. Swithin's Lane, London, EC4N 8AD	iii & xv
Shore Station (Edinburgh) JV LLP	n/a	6 Duke Street, St James's, London, United Kingdom, SW1Y 6BN	*
Shore Station (Edinburgh) Company Ltd	50%	6 Duke Street, St James's, London, United Kingdom, SW1Y 6BN	i
Shore Station (Edinburgh) Development LLP	n/a	6 Duke Street, St James's, London, United Kingdom, SW1Y 6BN	*
Solais Topco Ltd	99.25%	Solais House, 19 Phoenix Crescent, Strathclyde Business Park, Bellshill, United Kingdom, ML4 3NJ	ii &
SOLO Topco Ltd	99%	Onecom House, 4400 Parkway, Whiteley, Fareham, Hampshire, PO15 7FJ	ii &
Southwark Estates (One) Ltd	100%	Brock House, 19 Langham Street, London, W1W 6BP	ii
Stancliffe Homes (Bentley) Ltd	50%	Office 3, Markham Lane, Markham Vale, Chesterfield, England, S44 5HY	ii
Star Live TopCo Ltd	99.25%	7 Fitzhamon Court, Wolverton Mill, Milton Keynes, England MK12 6LB	xviii &
Stratus (Holdings) Ltd	82.5% 82.5%	3MC Middlemarch Business Park, Siskin Drive, Coventry, West Midlands, England, CV3 4FJ	xvii xviii &
The EMS Group Ltd	99.25%	The Refinery, South Road, Ellesmere Port, United Kingdom, CH65 4LE	xviii &
The Exceed Partnership LP	n/a	C/O DWF Company Secretarial Services Limited, 1 Scott Place, 2 Hardman Street, Manchester, United Kingdom, M3 3AA	*
The Woodlands (Carlisle) Ltd	25%	Agricola House, Cowper Road, Gilwilly Industrial Estate, Penrith, Cumbria, CA11 9BN	i
Timec 1863 Ltd	99.25%	Floor 2 Equinox House, 3.2 Silver Fox Way, Cobalt Business Park, Newcastle upon Tyne, England, NE27 0QJ	ii &
Tolia Bidco Ltd	99.25%	First Floor, 6 Dowgate Hill, London, England, EC4R 2SU	ii &
Topco Coffee Ltd	99.25%	Lodge Farm Barn, Elvetham Park Estate, Hartley Wintney, Hampshire, United Kingdom, RG27 8AS	xviii &
Torsion Developments Ltd	50%	1280 Century Way Thorpe Park, Leeds, West Yorkshire, United Kingdom, LS15 8ZB	ii
Two (PBSA) Holding LLP	n/a	22b Court Street, Haddington, EH41 3JA	*
United House Group Holdings Ltd	81.5%	C/O Interpath Ltd, 4th Floor, Tailors Corner, Thirsk Row, Leeds, LS1 4DP	ii & ‡
Urban Centric (KC) Ltd	50%	33-35 Southernhay East, Exeter, EX1 1NX	i
Urban Centric (Trafalgar) Holdings Ltd	100%	33-35 Southernhay East, Exeter, EX1 1NX	ii
Urban Centric (Trafalgar) Ltd	50%	33-35 Southernhay East, Exeter, EX1 1NX	i
Lloyds Banking Group plc Annual Report and Accounts 2025

Villafont (The Barns) Ltd	25%	1 St. George's Court, Altrincham Business Park, Altrincham, United Kingdom, WA14 5UA	i
Villafont (Garstang) Ltd	25%	1 St. George's Court, Altrincham Business Park, Altrincham, United Kingdom, WA14 5UA	i
Villafont (Galgate) Ltd	25%	1 St. George's Court, Altrincham Business Park, Altrincham, United Kingdom, WA14 5UA	i
Villafont (Herne Bay) Ltd	100%	1 St. Georges Court, Altrincham Business Park, Altrincham, United Kingdom, WA14 5UA	ii
Villafont (Lancashire) JVCO Ltd	50%	1 St. George's Court, Altrincham Business Park, Altrincham, United Kingdom, WA14 5UA	ii
Villas for Travel Ltd	27.95%	14 Hemmells, Laindon, Essex, SS15 6ED	ii
Wakefield Gardens (Lazonby) Ltd	25%	Agricola House, Cowper Road, Gilwilly Industrial Estate, Penrith, Cumbria, CA11 9BN	i
Walker Warwick Land Ltd	50%	168 Church Road, Hove, England, BN3 2DL	i
Walker Warwick Ltd	50%	168 Church Road, Hove, England, BN3 2DL	i
Walnut Newco Ltd	99.25%	c/o Roxburgh Milkins Limited, Merchants House North, Wapping Road, Bristol, United Kingdom, BS1 4RW	ii &
Water Sustainability Ltd	99.25%	Dominican House, St John's Street, Chichester, United Kingdom, PO19 1TU	ii &
Watford Way Developments Ltd	100%	4th Floor, 95 Gresham Street, London, EC2V 7AB	ii
Watkin Jones (Grove Crescent) Holdings Ltd	100%	3 Llys Y Bont, Parc Menai, Bangor, Wales, LL57 4BN	ii
WCCTV Group Ltd	99.25%	James Watt House, James Watt Drive, Kingsway Business Park, Rochdale, England, OL16 4UG	ii &
Whiteburn Allanbank Ltd	50%	1 Jackson's Entry, Edinburgh, Scotland, EH8 8PJ	i
Whiteburn March Street Ltd	50%	1 Jackson's Entry, Edinburgh, Scotland, EH8 8PJ	i
Whiteburn Residential (March Street) Ltd	50%	1 Jackson's Entry, Edinburgh, Scotland, EH8 8PJ	i
Whiteburn Residential Ltd	100%	1 Jackson's Entry, Edinburgh, Scotland, EH8 8PJ	ii
Whiteburn Viewforth Development Ltd	100%	1 Jackson's Entry, Edinburgh, Scotland, EH8 8PJ	ii
Whittington Facilities Ltd	100%	c/o Teneo Financial Advisory Limited, The Colmore Building, 20 Colmore Circus Queensway, Birmingham, B4 6AT	xv Δ
Wind Bidco Ltd	99.25%	Westcott House, Hesslewood Office Park, Ferriby Road, Hessle East, Yorkshire, HU13 0LH	ii &
Collective investment vehicles
The following comprises a list of the Group’s and other external collective investment vehicles (CIV’s), where the shareholding is greater than or equal to 20% of the nominal value of any class of shares, or a book value greater than 20% of the CIV’s assets.

Name of undertaking	% of fund held by immediate parent (or by the Group where this varies)	Notes
ABRDN OEIC I		1
abrdn European Real Estate Share Fund	50.07%
ABRDN OEIC VI		1
abrdn Emerging Markets Equity Enhanced Index Fund	71.82%
ABSOLUTE INSIGHT FUNDS P.L.C.		2
Insight Broad Opportunities Fund	36.52%
ACS POOLED PROPERTY		3
Scottish Widows Pooled Property ACS Fund 1	100%
Scottish Widows Pooled Property ACS Fund 2	100%
BAILLIE GIFFORD INVESTMENT FUNDS ICVC		4
Baillie Gifford Diversified Growth Fund	56.42%
BLACKROCK AUTHORISED CONTRACTUAL SCHEME I		5
ACS 30:70 Global Equity Tracker Fund	33.84%
ACS Climate Transition World Equity Fund	93.32%
ACS World Multifactor Equity Tracker Fund	73.23%
BLACKROCK COLLECTIVE INVESTMENT FUNDS		5
BlackRock Global Corporate ESG Insights Bond Fund	24.99%
BLACKROCK FIXED INCOME DUBLIN FUNDS		5
iShares Emerging Markets Local Government Bond Index Fund (IE)	82.26%
BLACKROCK FIXED INCOME DUBLIN FUNDS PLC		6
iShares Emerging Markets Government Bond Index Fund (IE)	73.32%
BNY MELLON GLOBAL FUNDS PLC		7
BNY Mellon Global Leaders Fund	80.77%
BNY MELLON INVESTMENT FUNDS		8
BNY Mellon Global Absolute Return Fund	76.1%
BNY Mellon Global Dynamic Bond Fund	26.7%

Name of undertaking	% of fund held by immediate parent (or by the Group where this varies)	Notes
BNY Mellon Global Equity Fund	27.28%
BNY Mellon Global Multi-Strategy Fund	42.31%
BNY Mellon UK Opportunities Fund (Responsible)	69.39%
BNY Mellon UK Income Fund	20.84%
CG SCOTTISH WIDOWS LTAF		9
CG Scottish Widows Diversified Credit LTAF	100%
CG Scottish Widows Growth LTAF	100%
FRANKLIN TEMPLETON GLOBAL FUNDS PLC		10
FTGF Western Asset Multi-Asset Credit Fund	55.36%
HBOS INTERNATIONAL INVESTMENT FUNDS ICVC		11
International Growth Fund	62.89%
HBOS PROPERTY INVESTMENT FUNDS ICVC		11
UK Property Fund	54.27%
HBOS SPECIALISED INVESTMENT FUNDS ICVC		11
Cautious Managed Fund	48.02%
HBOS UK INVESTMENT FUNDS ICVC		11
UK Equity Tracker Fund	54.14%
HLE ACTIVE MANAGED PORTFOLIO AUSGEWOGEN		12
HLE Active Managed Portfolio Ausgewogen	48.93%
HLE ACTIVE MANAGED PORTFOLIO DYNAMISCH		12
HLE Active Managed Portfolio Dynamisch	37.85%
HLE ACTIVE MANAGED PORTFOLIO KONSERVATIV		12
HLE Active Managed Portfolio Konservativ	37.2%
INVESCO AMERICAN INVESTMENT SERIES		13
Invesco US Equity Fund	35.7%
INVESCO FIXED INTEREST INVESTMENT SERIES		13
Invesco Global Bond Fund	31.97%
LAZARD INVESTMENT FUNDS		14
Lazard Developing Markets Fund	97.81%
MGI FUNDS PLC		15
Mercer Diversified Retirement Fund	71.23%
Mercer Long Term Growth Fund	54.23%
Mercer Multi Asset Defensive Fund	39.25%
Mercer Multi Asset Growth Fund	55.27%
Lloyds Banking Group plc Annual Report and Accounts 2025

Subsidiaries and related undertakings continued

Name of undertaking	% of fund held by immediate parent (or by the Group where this varies)	Notes
Mercer Multi Asset High Growth Fund	48.82%
Mercer Multi Asset Moderate Growth Fund	58.05%
Mercer Passive Sustainable Global Equity Feeder Fund	59.83%

MORGAN STANLEY INVESTMENT FUNDS		16
Global Credit Fund	46.72%
NORDEA 1, SICAV		17
Nordea 1 – GBP Diversified Return Fund	29.02%
RETAIL AUTHORISED UNIT TRUSTS		5
BlackRock Balanced Growth Portfolio Fund	37.6%
ROYAL LONDON EQUITY FUNDS ICVC		18
Royal London UK Equity Income Fund	20.62%
SCHRODER FUNDS ICAV		19
Schroder Sterling Liquidity Fund	93%
Schroder Sterling Short Duration Bond Fund	97.83%
SCHRODER INTERNATIONAL SELECTION FUND		20
Emerging Market Bond	65.41%
Sustainable Emerging Market Synergy	28.36%
SCHRODER UNIT TRUSTS LIMITED		21
Schroder Global ex UK Equity Tracker Component Fund	27.34%
SCOTTISH WIDOWS INCOME AND GROWTH FUNDS ICVC		3
Balanced Growth Fund	29.16%
Corporate Bond 1 Fund	82.56%
Corporate Bond PPF Fund	100%
ESG-Tilted Sterling Corporate Bond Fund	81.87%
Global Tactical Asset Allocation 1 Fund	84.67%
Progressive Growth Fund	41.79%
UK Index Linked Gilt Fund	100%
SCOTTISH WIDOWS INVESTMENT SOLUTIONS FUNDS ICVC		3
Corporate Bond Fund	69.2%
Developed Asia Pacific (ex Japan ex Korea) Equity Tracker Fund	100%
Developed Europe (ex UK) Equity Tracker Fund	95.96%
Developed Government Bond Tracker Fund	73.96%
Developed Markets Tilted Equity Tracker Fund	72.69%
Emerging Markets Tilted Equity Tracker Fund	94.56%
Fundamental Index Emerging Markets Equity Fund	94.57%
Fundamental Index Global Equity Fund	92.5%
Gilt Fund	94.93%
Global Environmental Solutions Fund	93.64%
High Income Bond Fund	65.99%
Japan Equity Fund	99.19%
Strategic Income Fund	67.04%
US Equity Fund	97.09%
SCOTTISH WIDOWS MANAGED INVESTMENT FUNDS ICVC		3
Balanced Growth Portfolio	26.8%
Cash Fund	99.59%
International Equity Tracker Fund	78.14%
Progressive Growth Portfolio 1	45.07%
SCOTTISH WIDOWS OVERSEAS GROWTH INVESTMENT FUNDS ICVC		3
Global Growth Fund	76.22%
Global Select Growth Fund	50.69%

Name of undertaking	% of fund held by immediate parent (or by the Group where this varies)	Notes
SCOTTISH WIDOWS TRACKER AND SPECIALIST INVESTMENT FUNDS ICVC		3
Emerging Markets Fund	77.55%
UK Equity Tracker Fund	66.64%
UK Fixed Interest Tracker Fund	62.05%
UK Index-Linked Tracker Fund	52.05%
UK Tracker Fund	42.11%
SCOTTISH WIDOWS UK AND INCOME INVESTMENT FUNDS ICVC		3
Environmental Investor Fund	75.41%
SEI GLOBAL ASSETS FUND PLC		22
The SEI Core Fund	71.48%
The SEI Defensive Fund	60.66%
The SEI Moderate Fund	83.28%
SEI GLOBAL MASTER FUND PLC		23
The SEI Factor Allocation Global Equity Fund	92.7%
SPW INVESTMENT PORTFOLIO ICVC		24
Schroders Personal Wealth IPS Growth Portfolio	49.86%
Schroders Personal Wealth IPS Income Portfolio	55.61%
SSGA		25
State Street AUT Emerging Market Screened Index Equity Fund	99.63%
THE SVS LEVITAS FUNDS		26
SVS Levitas A Fund	88.84%
SVS Levitas B Fund	85.74%
UNIVERSE, THE CMI GLOBAL NETWORK FUND		27
CMI Continental European Equity	97.68%
CMI Pacific Basin Enhanced Equity	79.29%
CMI UK Equity	73.03%
CMI US Enhanced Equity	91.87%
CMI US Equity Index Tracking	44.95%
CMIG Access 70% Flexible	100%
CMIG Access 80%	100%
CMIG Access 80% Flexible	100%
CMIG Access 90% Flexible	100%
CMIG Focus Euro Bond	100%
WS RUFFER MANAGED FUNDS		28
WS Ruffer Diversified Return Fund	23.17%
Lloyds Banking Group plc Annual Report and Accounts 2025

Principal place of business for Collective Investment Vehicles
(1)abrdn Fund Managers Limited, 280 Bishopsgate, London, EC2M 4AG
(2)Absolute Insight Funds Plc, Riverside Two, Sir John Rogerson's Quay, Dublin 2,
D02 KV60, Ireland
(3)69 Morrison Street, Edinburgh, United Kingdom, EH3 8BW
(4)Calton Square, 1 Greenside Row, Edinburgh, EH1 3AN
(5)BlackRock Fund Managers Limited, 12 Throgmorton Avenue, London, EC2N 2DL
(6)200 Capital Dock, 79 Sir John Rogerson's Quay, Dublin 2, D02 RK57, Ireland
(7)One Dockland Central, Guild Street, IFSC, Dublin 1, Ireland
(8)BNY Mellon Investment Funds, BNY Mellon Centre, 160 Queen Victoria Street,
London, EC4V 4LA
(9)CG Scottish Widows LTAF, 2nd Floor, 29-30 Cornhill, London, EC3V 3NF
(10)20-26 Sir John Rogerson's Quay, Grand Canal Dock, Dublin 2, Ireland
(11)Trinity Road, Halifax, West Yorkshire, HX1 2RG
(12)Oppenheim Asset Management Services Sàrl. 2, Boulevard Konrad Adenauer,
L-1115 Luxembourg
(13)Perpetual Park, Perpetual Park Drive, Henley-on-Thames, Oxfordshire, RG9 1HH
(14)Lazard Investment Funds, 20 Manchester Square, London, W1U 3PZ
(15)MGI Funds plc, 6th Floor, 2 Grand Canal Square, Dublin 2, Ireland
(16)MSIM Fund Management (Ireland) Limited, The Observatory,
7-11 Sir John Rogerson's Quay, Dublin 2, D02 VC42, Ireland
(17)Nordea 1, SICAV, 562, Rue de Neudorf, L-2220 Luxembourg
(18)80 Fenchurch Street, London, EC3M 4BY
(19)Schroder Investment Management (Ireland) Limited, Georges Court,
54-62 Townsend Street, Dublin 2, D02 R156
(20)5, Rue Höhenhof, L-1736, Senningerberg, Luxembourg
(21)1 London Wall Place, London, EC2Y 5AU
(22)SEI Global Assets Fund plc, One Charlemont Square, Dublin 2, Ireland
(23)SEI Global Master Fund plc, One Charlemont Square, Dublin 2, Ireland
(24)Schroders Personal Wealth (ACD), 25 Gresham Street, London, EC2V 7HN
(25)20 Churchill Place, Canary Wharf, London, E14 5HJ
(26)St Vincent St Fund Administration, 45 Gresham Street, London, EC2V 7BG
(27)Lemanik Asset Management S.A. 106, route d’Arlon, L-8210 Mamer,
Grand Duchy of Luxembourg
(28)3rd Floor Central Square, 29 Wellington Street, Leeds, LS1 4DL
Notes
*The undertaking does not have share capital
+The undertaking does not have a registered office
#In relation to Subsidiary Undertakings, an undertaking external to the Group holds shares
^Shares held directly by Lloyds Banking Group plc
&The Group holds voting rights of between 20% and 49.9%
~The Group holds voting rights of 50%
‡The undertaking is in Liquidation
∞The undertaking is in Administrative Receivership
ΔThe undertaking is in Administration
(i)Ordinary Shares
(ii)A Ordinary Shares
(iii)B Ordinary Shares
(iv)Deferred Shares
(v)Preference Shares
(vi)Non-Voting Deferred Shares
(vii)6% Non-Cumulative Redeemable Preference Shares
(viii)C Ordinary Shares
(ix)Growth 2 Shares
(x)L Ordinary Shares
(xi)Redeemable Preference Shares
(xii)A1 Preferred Ordinary Shares
(xiii)Ordinary Non-Voting Shares
(xiv)Common Stock
(xv)Preferred B Ordinary Shares
(xvi)D Ordinary Shares
(xvii)A2 Ordinary Shares
(xviii)A1 Ordinary Shares
(xix)Ordinary Limited Voting Shares
Registered office addresses
(1)25 Gresham Street, London, EC2V 7HN
(2)Society Building, 8 All Saints Street, London, England, N1 9RL
(3)13-18 City Quay, Dublin 2, DO2 ED70
(4)Trinity Road, Halifax, West Yorkshire, HX1 2RG
(5)The Mound, Edinburgh, EH1 1YZ
(6)10th Floor, 5 Churchill Place, London, United Kingdom, E14 5HU
(7)9 Broad Street, St Helier, Jersey, JE2 3RR
(8)Minter Ellison, Governor Macquarie Tower, Level 40, 1 Farrer Place, Sydney,
NSW 2000, Australia
(9)1 Brookhill Way, Banbury, Oxon, OX16 3EL
(10)7th Floor, 21 Lombard Street, London, EC3V 9AH
(11)The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street,
Wilmington, Delaware 19801, USA
(12)Barnett Way, Gloucester, GL4 3RL
(13)1 More London Place, London, SE1 2AF
(14)Building 4 Hatters Lane, Croxley Green Business Park, Watford, Hertfordshire,
WD18 8YF
(15)2 North Queen Street, Belfast, Northern Ireland, BT15 1ES
(16)18a Capricorn Centre, Cranes Farm Road, Basildon, Essex, SS14 3JJ
(17)Thurn-Und-Taxis-Platz 6, 60313, Frankfurt am Main, Germany
(18)Hoogoorddreef, 151101BA, Amsterdam, Netherlands
(19)Basisweg 10, Amsterdam, 1043AP, Netherlands
(20)33 Old Broad Street, London, EC2N 1HZ
(21)234 High Street, Exeter, EX4 3NL
(22)Citco REIF Services (Luxembourg) S.A., Carré Bonn, 20 Rue de la Poste,
L-2346 Luxembourg
(23)17 Boulevard F.W. Raiffeisen, L-2411 Luxembourg
(24)Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808, USA
(25)Wilmington Trust SP Services (London) Limited, Third Floor, 1 King’s Arms Yard,
London, EC2R 7AF
(26)43/F, One Taikoo Place, 979 King’s Road, Quarry Bay, Hong Kong
(27)1, Avenue du Bois, L-1251 Luxembourg
(28)SAB Formalities, 23 Rue de Roule 75001, Paris, France
(29)Karl-Liebknecht-STR. 5, D-10178 Berlin, Germany
(30)28 Esplande, St. Helier, Jersey, JE2 3QA
(31)Atria One, 144 Morrison Street, Edinburgh, EH3 8EX
(32)26 New Street, St. Helier, Jersey, JE2 3RA
(33)3rd Floor, IFC5, Castle Street, St Helier, JE2 3BY, Jersey
(34)P O Box 186, Royal Chambers, St Julian’s Avenue, St. Peter Port, GY1 4HP, Guernsey
(35)De Entrée 254, 1101 EE, Amsterdam, Netherlands
(36)44 Esplanade, St. Helier, Jersey, JE4 9WG
(37)Fascinatio Boulevard 1302, 2909VA Capelle aan den IJssel, Netherlands
(38)Avenida Dr. Chucri Zaidan, n° 296, cj 231, Bairro Vila Cordeiro, Cidade de São Paulo,
Estado de São Paulo, Cep 04583-110 Brazil
(39)2nd Floor, Liberation House, Castle Street, St. Helier, JE1 1EY, Jersey
(40)One Vine Street, London, W1J 0AH
(41)50 Lothian Road, Festival Square, Edinburgh, EH3 9WJ
(42)5th Floor, The Exchange, George’s Dock, IFSC, Dublin 1, Ireland
(43)110 St. Vincent Street, Glasgow, G2 4QR
(44)Building 4 Hatters Lane, Croxley Green Business Park, Watford, Hertfordshire,
WS18 8YF
(45) Keens House, Anton Mill Road, Andover, Hampshire, SP10 2NQ
(46)Glategny Court, Glategny Esplanade, St. Peter Port, GY1 1WR, Guernsey
(47)Cawley House, Chester Business Park, Chester, CH4 9FB, United Kingdom
(48)6/12, Primrose Road, Bangalore, 560025, India
(49)1A Heienhaff, Senningerberg, L-1736 Luxembourg
Lloyds Banking Group plc Annual Report and Accounts 2025

Forward-looking statements
This document contains certain forward-looking statements within the meaning of Section 21E of the US Securities Exchange Act of
1934, as amended, and section 27A of the US Securities Act of 1933, as amended, with respect to the business, strategy, plans and/or results of Lloyds Banking Group plc together with its subsidiaries
(the Group) and its current goals and expectations. Statements that are not historical or current facts, including statements about the
Group’s or its directors’ and/or management’s beliefs and
expectations, are forward-looking statements. Words such as, without limitation, ‘believes’, ‘achieves’, ‘anticipates’, ‘estimates’,
‘expects’, ‘targets’, ‘should’, ‘intends’, ‘aims’, ‘projects’, ‘plans’,
‘potential’, ‘will’, ‘would’, ‘could’, ‘considered’, ‘likely’, ‘may’, ‘seek’,
‘estimate’, ‘probability’, ‘goal’, ‘objective’, ‘deliver’, ‘endeavour’,
‘prospects’, ‘optimistic’ and similar expressions or variations on these expressions are intended to identify forward-looking
statements. These statements concern or may affect future
matters, including but not limited to: projections or expectations of the Group’s future financial position, including profit attributable to shareholders, provisions, economic profit, dividends, capital structure, portfolios, net interest margin, capital ratios, liquidity, risk-weighted assets (RWAs), expenditures or any other financial items or ratios; litigation, regulatory and governmental
investigations; the Group’s future financial performance; the level and extent of future impairments and write-downs; the Group’s
ESG targets and/or commitments; statements of plans, objectives or goals of the Group or its management and other statements that are not historical fact and statements of assumptions underlying such statements. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend upon circumstances that will or may occur in the future.
Factors that could cause actual business, strategy, targets, plans and/or results (including but not limited to the payment of
dividends) to differ materially from forward-looking statements include, but are not limited to: general economic and business conditions in the UK and internationally (including in relation to tariffs); imposed and threatened tariffs and changes to global trade policies; acts of hostility or terrorism and responses to those acts, or other such events; geopolitical unpredictability; the war between
Russia and Ukraine; the escalation of conflicts in the Middle East;
the tensions between China and Taiwan; political instability including as a result of any UK general election; market related risks, trends and developments; changes in client and consumer
behaviour and demand; exposure to counterparty risk; the ability to access sufficient sources of capital, liquidity and funding when required; changes to the Group’s credit ratings; fluctuations in interest rates, inflation, exchange rates, stock markets and currencies; volatility in credit markets; volatility in the price of the
Group’s securities; natural pandemic and other disasters; risks concerning borrower and counterparty credit quality; risks affecting insurance business and defined benefit pension schemes; changes in laws, regulations, practices and accounting standards or taxation;
changes to regulatory capital or liquidity requirements and similar contingencies; the policies and actions of governmental or
regulatory authorities or courts together with any resulting impact on the future structure of the Group; risks associated with the
Group’s compliance with a wide range of laws and regulations;
assessment related to resolution planning requirements; risks related to regulatory actions which may be taken in the event of a bank or Group failure; exposure to legal, regulatory or competition proceedings, investigations or complaints; failure to comply with anti-money laundering, counter terrorist financing, anti-bribery and sanctions regulations; failure to prevent or detect any illegal or improper activities; operational risks including risks as a result of the failure of third party suppliers; conduct risk; risks related to new and emerging technologies, including artificial intelligence; technological changes and risks to the security of IT and operational
infrastructure, systems, data and information resulting from increased threat of cyber and other attacks; technological failure;
inadequate or failed internal or external processes or systems; risks relating to ESG matters, such as climate change (and achieving climate change ambitions) and decarbonisation, including the
Group’s ability along with the government and other stakeholders to measure, manage and mitigate the impacts of climate change effectively, and human rights issues; the impact of competitive conditions; failure to attract, retain and develop high calibre talent;
the ability to achieve strategic objectives; the ability to derive cost savings and other benefits including, but without limitation, as a result of any acquisitions, disposals and other strategic transactions;
inability to capture accurately the expected value from acquisitions;
assumptions and estimates that form the basis of the Group’s financial statements; and potential changes in dividend policy. A number of these influences and factors are beyond the Group’s control. Please refer to the latest Annual Report on Form 20-F filed by Lloyds Banking Group plc with the US Securities and Exchange
Commission (the SEC), which is available on the SEC’s website at
www.sec.gov, for a discussion of certain factors and risks. Lloyds
Banking Group plc may also make or disclose written and/or oral forward-looking statements in other written materials and in oral statements made by the directors, officers or employees of Lloyds
Banking Group plc to third parties, including financial analysts.
Except as required by any applicable law or regulation, the forward-
looking statements contained in this document are made as of today’s date, and the Group expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained in this document whether as a result of new information, future events or otherwise. The information, statements and opinions contained in this document do not constitute a public offer under any applicable law or an offer to sell any securities or financial instruments or any advice or recommendation with respect to such securities or financial
instruments.
Cover image: Image created using AI software.

This report is printed on Amadeus Silk paper and board, Forest Stewardship Council® (FSC®) certified and sourced from well managed forests and other controlled sources. The paper is Elemental Chlorine Free (ECF). The manufacturing mill holds ISO14001 (EMAS) and
EU Ecolabel certificated for environmental management. The paper is carbon balanced with the World Land Trust, an international conservation charity, who offset carbon emissions through the preservation of high conservation land. The inks used are vegetable oil based and 100% of the dry waste created during manufacturing is diverted from landfill.
Printed in the UK by Pureprint Group, CarbonNeutral®, ISO 14001 and FSC® certified.
Head office
33 Old Broad Street, London EC2N 1HZ
+44 (0)20 7626 1500
www.lloydsbankinggroup.com
Registered office
The Mound, Edinburgh EH1 1YZ
Registered in Scotland no. SC095000
LEI 549300PPXHEU2JF0AM85